As filed with the Securities and Exchange Commission on March 11, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TAKE-TWO INTERACTIVE SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	51-0350842
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

110 West 44th Street

New York, New York, 10036

(646) 536-2842

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Strauss Zelnick

Chairman and Chief Executive Officer

Take-Two Interactive Software, Inc.

110 West 44th Street

New York, New York 10036

(646) 536-3001

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Adam M. Turteltaub, Esq. Sean Ewen, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10016 (212) 728-8000	Phuong Phillips Chief Legal Officer and Secretary Zynga Inc. 699 Eighth Street San Francisco, California 94103 (855) 449-9642	Steven V. Bernard Martin W. Korman Douglas K. Schnell Remi P. Korenblit Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the combination described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐ Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐ Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this document is not complete and may change. The registrant may not complete the offer and issue these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and the registrant is not soliciting an offer to buy these securities, in any state or jurisdiction in which such offer is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED MARCH 11, 2022

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Take-Two Stockholders and Zynga Stockholders:

On January 9, 2022, Take-Two Interactive Software, Inc., which is referred to as “Take-Two,” Zebra MS I, Inc., a wholly owned subsidiary of Take-Two, which is referred to as “Merger Sub 1,” Zebra MS II, Inc., a wholly owned subsidiary of Take-Two, which is referred to as “Merger Sub 2,” and Zynga Inc., which is referred to as “Zynga,” entered into an Agreement and Plan of Merger, as it may be amended from time to time, which is referred to as the “merger agreement,” that provides for the combination of Take-Two and Zynga. Upon the terms and subject to the conditions set forth in the merger agreement, Take-Two will acquire all of the outstanding shares of Zynga through a merger of Merger Sub 1 with and into Zynga, which is referred to as the “merger,” with Zynga continuing as the surviving corporation and as a wholly owned subsidiary of Take-Two and, immediately following the merger, Zynga will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving corporation, which is referred to as the “subsequent merger” and together with the merger, the “combination.”

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, each outstanding share of Class A common stock, par value $0.00000625 per share, of Zynga, which is referred to as “Zynga common stock,” (subject to certain exceptions set forth in the merger agreement) will be converted into the right to receive (i) a number of shares of common stock, par value $0.01 per share, of Take-Two, which is referred to as “Take-Two common stock,” equal to the exchange ratio (as described below) with a cash payment in lieu of fractional shares of Take-Two common stock resulting from such calculation and (ii) $3.50 in cash, without interest and less any applicable withholding taxes. The “exchange ratio” is subject to a two-way collar mechanism and will be determined as follows: (i) if the Take-Two common stock price (as defined below) is an amount greater than $181.88, then the exchange ratio will be 0.0350; (ii) if the Take-Two common stock price (as defined below) is an amount greater than or equal to $156.50 but less than or equal to $181.88, then the exchange ratio will be an amount equal to the quotient (rounded to five decimal places) obtained by dividing (x) $6.36 by (y) the Take-Two common stock price; and (iii) if the Take-Two common stock price (as defined below) is less than $156.50, then the exchange ratio will be 0.0406. The “Take-Two common stock price” will be the volume-weighted average sales price per share of Take-Two common stock on the Nasdaq Global Select Market for the consecutive period beginning at 9:30 a.m. New York time on the twenty-third trading day immediately preceding the closing date of the combination and concluding at 4:00 p.m. New York time on the third trading day immediately preceding such closing date. Take-Two stockholders will continue to own their existing shares of Take-Two common stock.

As noted above, the number of shares of Take-Two common stock that Zynga stockholders will receive as consideration in the combination is not fixed and may change. The exchange ratio is not fixed within the two-way collar and will be adjusted for changes in the market price of Take-Two common stock prior to the effective time of the combination if the Take-Two common stock price is an amount equal to or between $156.50 and $181.88. In addition, the market value of the consideration payable to Zynga stockholders in the combination will fluctuate with the market price of Take-Two common stock if the Take-Two common stock price is an amount less than $156.50 or greater than $181.88. The Take-Two common stock price and the exchange ratio will not be determinable until the third trading day immediately preceding the closing date of the combination. Take-Two common stock is traded on the Nasdaq Global Select Market, which is referred to as “Nasdaq,” under the symbol “TTWO.” Zynga common stock is traded on the Nasdaq Global Select Market under the symbol “ZNGA.” Based on the closing price of Take-Two common stock on Nasdaq of $        on            , the latest practicable trading day prior to the date of the accompanying joint proxy statement/prospectus, the exchange ratio is              and the implied value of the consideration payable to Zynga stockholders in the combination was approximately $        per share of Zynga common stock.

Based on the closing price of Take-Two common stock on Nasdaq of $         and the number of shares of Take-Two common stock and Zynga common stock outstanding on            , the latest practicable date prior to the date of the accompanying joint proxy statement/prospectus, it is expected that Take-Two will issue approximately              million shares of Take-Two common stock in the combination and, upon completion of the combination, the current Take-Two stockholders are expected to own approximately    % of the outstanding shares of Take-Two common stock and former Zynga stockholders are expected to own approximately    % of the outstanding shares of Take-Two common stock.

Take-Two and Zynga will each hold a special meeting of their respective stockholders to vote on the proposals necessary to complete the combination. Such special meetings are referred to as the “Take-Two special meeting” and the “Zynga special meeting,” respectively. We encourage you to obtain current quotes for both Take-Two common stock and Zynga common stock before voting at the Take-Two special meeting or the Zynga special meeting.

At the Take-Two special meeting, Take-Two stockholders will be asked to consider and vote on (i) a proposal to approve the issuance of shares of Take-Two common stock to Zynga stockholders in connection with the combination for purposes of applicable Nasdaq rules, which proposal is referred to as the “Take-Two share issuance proposal”; (ii) a proposal to approve and adopt an amendment to the Take-Two Restated Certificate of Incorporation to increase the number of shares of Take-Two common stock that the Take-Two board of directors is authorized to issue, which is referred to as the “Take-Two charter amendment proposal”; and (iii) a proposal to approve the adjournment of the Take-Two special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Take-Two special meeting to approve the Take-Two share issuance proposal and the Take-Two charter amendment proposal, which is referred to as the “Take-Two adjournment proposal.” The Take-Two board of directors unanimously recommends that Take-Two stockholders vote “FOR” each of the proposals to be considered at the Take-Two special meeting.

At the Zynga special meeting, Zynga stockholders will be asked to consider and vote on (i) a proposal to adopt the merger agreement, which proposal is referred to as the “Zynga merger proposal,” (ii) a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Zynga named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement, and (iii) a proposal to approve the adjournment of the Zynga special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Zynga special meeting to approve the Zynga merger proposal. The Zynga board of directors unanimously recommends that Zynga stockholders vote “FOR” each of the proposals to be considered at the Zynga special meeting.

We cannot complete the combination unless the Take-Two share issuance proposal and the Take-Two charter amendment proposal are approved by Take-Two stockholders and the Zynga merger proposal is approved by Zynga stockholders. Your vote on these matters is very important, regardless of the number of shares you own. Whether or not you plan to virtually attend your company’s respective special meeting, please vote by proxy over the internet or telephone using the instructions included with the accompanying proxy card, or promptly complete your proxy card and return it in the enclosed postage-paid envelope, in order to authorize the individuals named on your proxy card to vote your shares at the applicable special meeting.

The accompanying joint proxy statement/prospectus provides you with important information about Take-Two, Zynga, the combination, the merger agreement and the special meetings. We encourage you to read the entire document carefully, in particular the information under “Risk Factors” beginning on page 24 for a discussion of material risks relevant to the combination.

We look forward to the successful completion of the combination.

Sincerely,

Strauss Zelnick Chairman of the Board of Directors and Chief Executive Officer Take-Two Interactive Software, Inc.	Frank Gibeau Chief Executive Officer and Director Zynga Inc.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Take-Two common stock to be issued in connection with the merger or passed upon the adequacy or accuracy of the accompanying joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated             , 2022 and is first being mailed to Take-Two stockholders and Zynga stockholders on or about             , 2022.

Take-Two Interactive Software, Inc.

110 West 44th Street

New York, New York, 10036

(646) 536-2842

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON             , 2022

Notice is hereby given that Take-Two Interactive Software, Inc., which is referred to as “Take-Two,” will hold a special meeting of its stockholders, which is referred to as the “Take-Two special meeting,” virtually via live webcast on             , 2022, beginning at             , Eastern Time.

Take-Two stockholders will be able to virtually attend and vote at the Take-Two special meeting by visiting             , which is referred to as the “Take-Two special meeting website.”

The Take-Two special meeting will be held for the purpose of Take-Two stockholders considering and voting on the following proposals:

1.

to approve the issuance of shares of Take-Two common stock to the stockholders of Zynga Inc., which is referred to as “Zynga,” in connection with the combination of Take-Two and Zynga, which is referred to as the “combination,” contemplated by the Agreement and Plan of Merger, dated January 9, 2022, as it may be amended from time to time, which is referred to as the “merger agreement,” by and among Take-Two, Zynga and two wholly owned subsidiaries of Take-Two, Zebra MS I, Inc., and Zebra MS II, Inc., which issuance is referred to as the “share issuance” and which proposal is referred to as the “Take-Two share issuance proposal”;

2.

to approve and adopt an amendment to the Take-Two Restated Certificate of Incorporation in connection with the consummation of the combination and the share issuance to increase the number of authorized shares of Take-Two capital stock from 205,000,000 to 305,000,000, of which 300,000,000 shares will be common stock and 5,000,000 shares will be preferred stock, which amendment is referred to as the “charter amendment” and which proposal is referred to as the “Take-Two charter amendment proposal”; and

3.

to approve the adjournment of the Take-Two special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Take-Two special meeting to approve the Take-Two share issuance proposal and the Take-Two charter amendment proposal, which proposal is referred to as the “Take-Two adjournment proposal.”

These proposals are described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully and in its entirety before you vote. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

Only Take-Two stockholders of record at the close of business on             , 2022, the record date for the Take-Two special meeting, which is referred to as the “Take-Two record date,” are entitled to notice of and to vote at the Take-Two special meeting and any adjournments or postponements thereof.

The Take-Two board of directors has unanimously determined and resolved that the combination, the share issuance and the charter amendment, on the terms and subject to the conditions set forth in the merger agreement, are advisable and fair to, and in the best interests of, Take-Two and its stockholders, and has approved the merger agreement and the transactions contemplated thereby, including the combination and the share issuance and the charter amendment. Accordingly, the Take-Two board of directors unanimously recommends that Take-Two stockholders vote:

•	“FOR” the Take-Two share issuance proposal;

•	“FOR” the Take-Two charter amendment proposal; and

•	“FOR” the Take-Two adjournment proposal.

Your vote is very important, regardless of the number of shares of Take-Two common stock you own. The parties cannot complete the combination unless both the Take-Two share issuance proposal and the Take-Two charter amendment proposal are approved by Take-Two stockholders.

Assuming a quorum is present at the Take-Two special meeting, approval of the Take-Two share issuance proposal requires the affirmative vote of a majority of votes cast on the Take-Two share issuance proposal as well as the affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Take-Two special meeting. Approval of the Take-Two charter amendment proposal requires the affirmative vote of the majority of the shares of Take-Two common stock outstanding at the close of business on the Take-Two record date. Assuming a quorum is present at the Take-Two special meeting, approval of the Take-Two adjournment proposal requires the affirmative vote of the holders of a majority of the Take-Two common stock having voting power present in person or represented by proxy at the Take-Two special meeting. If the Take-Two charter amendment proposal is approved, but the combination is not completed for any reason, Take-Two’s board of directors may choose, in its discretion, to implement the Take-Two charter amendment proposal.

Whether or not you plan to virtually attend the Take-Two special meeting, please vote by proxy over the internet or telephone using the instructions included with the accompanying proxy card, or promptly complete your proxy card and return it in the enclosed postage-paid envelope, in order to authorize the individuals named on your proxy card to vote your shares of Take-Two common stock at the Take-Two special meeting. If you hold your shares through a broker, bank or other nominee in “street name” (instead of as a registered holder) please follow the instructions on the voting instruction form provided by your bank, broker or nominee to vote your shares. The list of Take-Two stockholders entitled to vote at the Take-Two special meeting will be available at Take-Two’s headquarters during regular business hours for examination by any Take-Two stockholder for any purpose germane to the Take-Two special meeting for a period of at least ten days prior to the Take-Two special meeting. The stockholder list will also be available for examination during the Take-Two special meeting via the Take-Two special meeting website.

PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE TAKE-TWO SPECIAL MEETING, VIA THE TAKE-TWO SPECIAL MEETING WEBSITE. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/ PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, THE MERGER AGREEMENT, THE COMBINATION, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

By Order of the Board of Directors,

Matthew K. Breitman

General Counsel Americas and Corporate Secretary

Take-Two Interactive Software, Inc.

New York, New York

Zynga Inc.

699 Eighth Street

San Francisco, California 94103

(855) 449-9642

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON             , 2022

Notice is hereby given that Zynga Inc., which is referred to as “Zynga,” will hold a special meeting of its stockholders, which is referred to as the “Zynga special meeting,” virtually via live webcast on             , 2022, beginning at                 , Pacific Time.

You will be able to virtually attend and vote at the Zynga special meeting by visiting                 , which is referred to as the “Zynga special meeting website.”

Zynga has entered into an Agreement and Plan of Merger, dated January 9, 2022, which is referred to as the “merger agreement,” among Take-Two Interactive Software, Inc., which is referred to as “Take-Two,” Zebra MS I, Inc., a wholly owned subsidiary of Take-Two, which is referred to as “Merger Sub 1,” Zebra MS II, Inc., a wholly owned subsidiary of Take-Two, which is referred to as “Merger Sub 2,” and Zynga, pursuant to which Merger Sub 1 will merge with and into Zynga, which is referred to as the “merger,” followed by the merger of Zynga with and into Merger Sub 2, which is referred to as the “subsequent merger,” and collectively with the merger, the “combination,” upon the terms and subject to the conditions set forth in the merger agreement.

The Zynga special meeting will be held for the purpose of Zynga stockholders considering and voting on the following proposals:

1.	to adopt the merger agreement, as it may be amended from time to time, which proposal is referred to as the “Zynga merger proposal”;

2.

to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Zynga named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement, which proposal is referred to as the “Zynga compensation proposal”; and

3.

to approve the adjournment of the Zynga special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Zynga special meeting to approve the Zynga merger proposal, which proposal is referred to as the “Zynga adjournment proposal.”

These proposals are described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully and in its entirety before you vote. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

Only Zynga stockholders of record at the close of business on             , 2022, the record date for the Zynga special meeting, which is referred to as the “Zynga record date,” are entitled to notice of and to vote at the Zynga special meeting and any adjournments or postponements thereof.

The Zynga board of directors has unanimously determined and resolved that the merger agreement and the combination are advisable and fair to, and in the best interests of, Zynga and its stockholders, and approved the merger agreement and the transactions contemplated thereby, including the combination. Accordingly, the Zynga board of directors unanimously recommends that Zynga stockholders vote:

•	“FOR” the Zynga merger proposal;

•	“FOR” the Zynga compensation proposal; and

•	“FOR” the Zynga adjournment proposal.

Your vote is very important, regardless of the number of shares of Zynga common stock you own. The parties cannot complete the transactions contemplated by the merger agreement, including the combination, without approval of the Zynga merger proposal. Approval of the Zynga merger proposal requires the affirmative vote of the holders of a majority of the shares of Zynga common stock outstanding at the close of business on the Zynga record date.

Whether or not you plan to virtually attend the Zynga special meeting, please vote by proxy over the internet using the instructions included with the accompanying proxy card, or promptly complete your proxy card and return it in the enclosed postage-paid envelope, in order to authorize the individuals named on your proxy card to vote your shares of Zynga common stock at the Zynga special meeting. If you hold your shares through a broker, bank or other nominee in “street name” (instead of as a registered holder) please follow the instructions on the voting instruction form provided by your bank, broker or nominee to vote your shares. The list of Zynga stockholders entitled to vote at the Zynga special meeting will be available at Zynga’s headquarters during ordinary business hours for examination by any Zynga stockholder for any purpose germane to the Zynga special meeting for a period of at least ten days prior to the Zynga special meeting. The stockholder list will also be available for examination during the Zynga special meeting via the Zynga special meeting website.

PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ZYNGA SPECIAL MEETING VIA THE ZYNGA SPECIAL MEETING WEBSITE. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, THE MERGER AGREEMENT, THE COMBINATION, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS.

By Order of the Board of Directors,

Mark Pincus Director and Non-Executive Chairman Zynga Inc.	Frank Gibeau Chief Executive Officer and Director Zynga Inc.

San Francisco, California

REFERENCES TO ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates important business and financial information about Take-Two Interactive Software, Inc. (“Take-Two”) and Zynga Inc. (“Zynga”) from other documents that Take-Two and Zynga have filed with the U.S. Securities and Exchange Commission (“SEC”) and that are not contained in and are instead incorporated by reference in the accompanying joint proxy statement/prospectus. For a list of documents incorporated by reference in the accompanying joint proxy statement/prospectus, see “Where You Can Find More Information.” This information is available for you, without charge, to review through the SEC’s website at www.sec.gov.

You may request a copy of the accompanying joint proxy statement/prospectus, any of the documents incorporated by reference in the accompanying joint proxy statement/prospectus or other information filed with the SEC by Take-Two or Zynga, without charge, by written or telephonic request directed to the appropriate company at the following contacts:

For Take-Two stockholders:	For Zynga stockholders:

Take-Two Interactive Software, Inc. Attention: Corporate Secretary 110 West 44th Street New York, New York, 10036 (646) 536-2842	Office of the Corporate Secretary c/o Legal Department 699 Eighth Street San Francisco, California 94103 (855) 449-9642

In order for you to receive timely delivery of the documents in advance of the special meeting of Take-Two stockholders to be held on             , 2022, which is referred to as the “Take-Two special meeting,” or the special meeting of Zynga stockholders to be held on             , 2022, which is referred to as the “Zynga special meeting,” as applicable, you must request the information no later than             , 2022.

If you have any questions about the Take-Two special meeting or the Zynga special meeting, or need to obtain proxy cards or other information, please contact the applicable company’s proxy solicitor at the following contacts:

For Take-Two stockholders: MacKenzie Partners, Inc. 1407 Broadway, 27th Floor New York, New York 10018 (800) 322-2885 proxy@mackenziepartners.com

For Zynga stockholders:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor

New York, New York 10005
Shareholders may call toll free: (800) 714-3310 Banks and Brokers may call: (212) 269-5550

ZNGA@dfking.com

The contents of the websites of the SEC, Take-Two, Zynga or any other entity are not incorporated in the accompanying joint proxy statement/prospectus. The information about how you can obtain certain documents that are incorporated by reference in the accompanying joint proxy statement/prospectus at these websites is being provided only for your convenience.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Take-Two (Registration No. 333-                ), constitutes a prospectus of Take-Two under Section 5 of the Securities Act with respect to the shares of Take-Two common stock to be issued to Zynga stockholders in the transactions contemplated by the Agreement and Plan of Merger, dated January 9, 2022, as it may be amended from time to time, by and among Take-Two, Zebra MS I, Inc., a wholly owned subsidiary of Take-Two (“Merger Sub 1”), Zebra MS II, Inc., a wholly owned subsidiary of Take-Two (“Merger Sub 2”), and Zynga, which is referred to as the “merger agreement.” This document also constitutes a proxy statement of each of Take-Two and Zynga under Section 14(a) of the Exchange Act. This joint proxy statement/prospectus also constitutes a notice of meeting with respect to each of the Take-Two special meeting and the Zynga special meeting.

Take-Two has supplied all information contained or incorporated by reference in this joint proxy statement/ prospectus relating to Take-Two, Merger Sub 1, and Merger Sub 2, and Zynga has supplied all such information relating to Zynga. Take-Two and Zynga have both contributed to such information relating to the combination.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/ prospectus. Take-Two and Zynga have not authorized anyone to provide you with information that is different from that contained or incorporated by reference in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                 , and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein.

Further, you should not assume that the information incorporated by reference in this joint proxy statement/ prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to Take-Two stockholders or Zynga stockholders nor the issuance by Take-Two of shares of Take-Two common stock pursuant to the merger agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Unless otherwise indicated or the context otherwise requires, when used in this joint proxy statement/prospectus:

•	“alternative acquisition agreement” refers to a definitive acquisition agreement, merger agreement or similar definitive agreement with respect to a Zynga superior proposal;

•	“business day” refers to any day other than (a) Saturday or Sunday or (b) any other day on which banks in the City of New York, NY or San Francisco, CA are permitted or required to be closed;

•	“cash consideration” refers to the right of Zynga stockholders to receive $3.50 in cash for each share of Zynga common stock in the merger pursuant to the merger agreement;

•

“charter amendment” refers to the amendment to the Take-Two charter in connection with the consummation of the combination and the share issuance to increase the number of authorized shares of Take-Two capital stock from 205,000,000 to 305,000,000, of which 300,000,000 shares will be common stock and 5,000,000 shares will be preferred stock;

•	“Code” refers to the Internal Revenue Code of 1986, as amended;

•	“combination” refers to the merger and subsequent merger, collectively;

•	“combined company” refers to Take-Two following the completion of the combination;

•	“DGCL” refers to the General Corporation Law of the State of Delaware;

•

“effective time” refers to the date and time when the merger becomes effective under the DGCL, which will be the date and time at which the certificate of merger with respect to the merger is filed with the Secretary of State of the State of Delaware, or such other time as may be mutually agreed to by Take-Two and Zynga and specified in the certificate of merger;

•

“end date” refers to January 9, 2023, the date on which, subject to certain limitations in the merger agreement, the merger agreement may be terminated and the combination abandoned by either Take-Two or Zynga;

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

•

“exchange ratio” refers to the number of shares of Take-Two common stock that Zynga stockholders will be entitled to receive in the merger for each share of Zynga common stock held immediately prior to the effective time pursuant to, and in accordance with, the terms of the merger agreement, which will be calculated as follows: (i) if the Take-Two common stock price is an amount greater than $181.88, then the Exchange Ratio is 0.0350; (ii) if the Take-Two common stock price is an amount greater than or equal to $156.50 but less than or equal to $181.88, then the exchange ratio is an amount equal to the quotient (rounded to five decimal places) obtained by dividing (x) $6.36 by (y) the Take-Two common stock price; and (iii) if the Take-Two common stock price is less than $156.50, then the exchange ratio is 0.0406;

•	“GAAP” refers to U.S. generally accepted accounting principles;

•	“Goldman Sachs” refers to Goldman Sachs & Co. LLC, financial advisor to Zynga in connection with the combination;

•	“HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“J.P. Morgan” refers to J.P. Morgan Securities LLC, a financial advisor to Take-Two in connection with the combination;

•	“LionTree” refers to LionTree Advisors LLC, a financial advisor to Take-Two in connection with the combination;

•	“merger agreement” refers to the Agreement and Plan of Merger, dated as of January 9, 2022, as it may be amended from time to time, by and among Take-Two, Merger Sub 1, Merger Sub 2, and Zynga;

•	“merger consideration” refers to the cash consideration and the stock consideration, collectively;

•	“Merger Sub 1” refers to Zebra MS I, Inc., a Delaware corporation and wholly owned subsidiary of Take-Two, formed for the purpose of effecting the combination;

•	“Merger Sub 2” refers to Zebra MS II, Inc., a Delaware corporation and wholly owned subsidiary of Take-Two, formed for the purpose of effecting the combination;

•	“merger” refers to the merger of Merger Sub 1 with and into Zynga, with Zynga continuing as the surviving corporation;

•	“Nasdaq” refers to the Nasdaq Global Select Market;

•	“SEC” refers to the U.S. Securities and Exchange Commission;

•	“Securities Act” refers to the Securities Act of 1933, as amended;

•

“stock consideration” refers to the right of Zynga stockholders to receive a number of shares of Take-Two common stock equal to the exchange ratio in exchange for each share of Zynga common stock pursuant to the merger agreement, subject to the payment of cash in lieu of fractional shares;

•

“subsequent merger” refers to the merger of Zynga, as the surviving corporation in the merger, with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving corporation, to occur immediately following the effective time;

•	“share issuance” refers to the issuance of shares of Take-Two common stock to Zynga stockholders in connection with the combination;

•	“Take-Two” refers to Take-Two Interactive Software, Inc., a Delaware corporation;

•

“Take-Two adjournment proposal” refers to the proposal for Take-Two stockholders to approve the adjournment of the Take-Two special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Take-Two special meeting to approve the Take-Two share issuance proposal and the Take-Two charter amendment proposal;

•

“Take-Two alternative acquisition proposal” refers to any proposal or offer (other than by Zynga or any of its affiliates) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of any class of equity securities of Take-Two pursuant to a merger, reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock by Take-Two, tender offer, exchange offer or similar transaction, or (ii) any one or more assets or businesses of Take-Two and its subsidiaries that constitute more than twenty percent (20%) of the consolidated revenues or assets of Take-Two and its subsidiaries, taken as a whole;

•	“Take-Two board of directors” refers to the board of directors of Take-Two;

•	“Take-Two bylaws” refers to the Third Amended and Restated Bylaws of Take-Two adopted on January 9, 2022;

•	“Take-Two charter” refers to the Restated Certificate of Incorporation of Take-Two Interactive Software, Inc., dated as of February 3, 1997, as amended;

•	“Take-Two charter amendment proposal” refers to the proposal for Take-Two stockholders to approve and adopt the Take-Two charter amendment;

•	“Take-Two common stock” refers to the common stock, par value $0.01 per share, of Take-Two;

•

“Take-two common stock price” refers to the volume-weighted average sales price per share of Take-Two common stock on the Nasdaq Global Select Market for the consecutive period beginning at 9:30 a.m. New York time on the twenty-third trading day immediately preceding the closing date of the combination and concluding at 4:00 p.m. New York time on the third trading day immediately preceding such closing date;

•

“Take-Two intervening event” refers to any event, change, occurrence or development occurring after the date of the merger agreement that materially affects the business, financial condition or operations of Take-Two and was unknown and not reasonably foreseeable to the Take-Two board of directors and executive officers of Take-Two as of the date of the merger agreement (or, if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable to the Take-Two board of directors and executive officers of Take-Two, after due inquiry, as of the date of the merger agreement), prior to the approval of the Take-Two share issuance proposal and the Take-Two charter amendment proposal; provided that the receipt, existence or terms of a Take-Two alternative acquisition proposal or Take-Two superior proposal shall not be deemed to be a Take-Two intervening event;

•	“Take-Two record date” refers to , 2022;

•

“Take-Two recommendation” refers to the recommendation of the Take-Two board of directors that holders of shares of Take-Two common stock approve the Take-Two share issuance proposal and the Take-Two charter amendment proposal;

•	“Take-Two share issuance proposal” refers to the proposal for Take-Two stockholders to approve the share issuance;

•

“Take-Two special meeting” refers to the special meeting of Take-Two stockholders to consider and vote upon the Take-Two share issuance proposal, the Take-Two charter amendment proposal and the Take-Two adjournment proposal;

•	“Take-Two special meeting website” refers to the website that Take-Two stockholders can visit to attend and vote at the Take-Two special meeting, accessible at the following web address: ;

•	“Take-Two stockholders” refers to holders of Take-Two common stock;

•

“Take-Two superior proposal” refers to any Take-Two alternative acquisition proposal (with all percentages in the definition of “Take-Two alternative acquisition proposal” increased to fifty percent (50%)) made by a third party (a) that did not result from or arise out of a material breach of the “no-shop” provision of the merger agreement by Take-Two that the Take-Two board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors and considering such factors as the Take-Two board of directors considers to be appropriate (including the likelihood and timing of consummation of the transactions contemplated by the merger agreement in accordance with its terms), contains terms that are more favorable to Take-Two’s stockholders than the transactions contemplated by the merger agreement, taking into account all terms and conditions of such transaction (including, as applicable, any changes to the terms of the merger agreement committed to by Zynga to the Take-Two board of directors in writing in response to such Take-Two alternative acquisition proposal, any breakup fees, expense reimbursement provisions and financial terms), and (b)(i) that is conditioned upon the termination of the merger agreement or any other failure of the combination to be consummated, or (ii) that otherwise does not expressly endorse or support the merger agreement and the consummation of the combination.

•

“Zynga adjournment proposal” refers to the proposal for Zynga stockholders to approve the adjournment of the Zynga special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Zynga special meeting to approve the Zynga merger proposal;

•

“Zynga alternative acquisition proposal” refers to any proposal or offer (other than by Take-Two, Merger Sub 1 or Merger Sub 2) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of any class of equity securities of Zynga pursuant to a merger, reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock by Zynga, tender offer, exchange offer or similar transaction or (ii) any one or more assets or businesses of Zynga and its Subsidiaries that constitute more than twenty percent (20%) of the consolidated revenues or assets of Zynga and its subsidiaries, taken as a whole;

•	“Zynga board of directors” refers to the board of directors of Zynga;

•	“Zynga bylaws” refers to the Fifth Amended and Restated Bylaws of Zynga adopted on February 25, 2021, as amended by the First Amendment, effective January 9, 2022;

•	“Zynga charter” refers to the Seventeenth Amended and Restated Certificate of Incorporation of Zynga Inc., dated as of June 11, 2014;

•	“Zynga common stock” refers to the Class A common stock, par value $0.00000625 per share, of Zynga;

•

“Zynga compensation proposal” refers to the proposal for Zynga stockholders to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Zynga named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement;

•

“Zynga intervening event” refers to any event, change, occurrence or development occurring after the date of the merger agreement that materially affects the business, financial condition or operations of

Zynga and was unknown and not reasonably foreseeable to the Zynga board of directors and executive officers of the Zynga as of the date of the merger agreement (or, if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable to the board of directors and executive officers of the Zynga, after due inquiry, as of the date of the merger agreement), prior to approval of the Zynga merger proposal; provided that the receipt, existence or terms of a Zynga alternative acquisition proposal or Zynga superior proposal will not be deemed to be a Zynga intervening event;

•	“Zynga merger proposal” refers to the proposal for Zynga stockholders to adopt the merger agreement;

•

“Zynga recommendation” refers to the recommendation of the Zynga board of directors that the holders of the shares of Zynga common stock approve and adopt the merger agreement and the transactions contemplated thereby, including the merger and the subsequent merger;

•	“Zynga record date” refers to , 2022;

•	“Zynga special meeting” refers to the special meeting of Zynga stockholders to consider and vote upon the Zynga merger proposal, the Zynga compensation proposal, and the Zynga adjournment proposal;

•	“Zynga special meeting website” refers to the website that Zynga stockholders can visit to attend and vote at the Zynga special meeting, accessible at the following web address: ;

•	“Zynga stockholders” refers to holders of Zynga common stock; and

•

“Zynga superior proposal” refers to any Zynga alternative acquisition proposal (with all percentages in the definition of “Zynga alternative acquisition proposal” increased to fifty percent (50%)) made by a third party that did not result from or arise out of a material breach of the “no-shop” provision of the merger agreement by Zynga that the Zynga board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors and considering such factors as the Zynga board of directors considers to be appropriate (including the likelihood and timing of consummation of the transactions contemplated thereby in accordance with its terms, including the prospects for obtaining required approvals and financing), contains terms that are more favorable to the Zynga’s stockholders than the transactions contemplated by the merger agreement, taking into account all terms and conditions of such transaction (including, as applicable, any changes to the terms of the merger agreement committed to by Take-Two to the Zynga board of directors in writing in response to such Zynga alternative acquisition proposal, any breakup fees, expense reimbursement provisions and financial terms).

QUESTIONS AND ANSWERS

The following questions and answers briefly address some questions that you, as a Take-Two stockholder or Zynga stockholder, may have regarding the combination and the other matters being considered at the Take-Two special meeting or the Zynga special meeting, as applicable. You are urged to carefully read this joint proxy statement/prospectus and the other documents referred to in this joint proxy statement/prospectus in their entirety because this section may not provide all the information that is important to you regarding these matters. See “Summary” for a summary of important information regarding the merger agreement, the combination and the related transactions. Additional important information is contained in the annexes to, and the documents incorporated by reference in, this joint proxy statement/prospectus. You may obtain the information incorporated by reference in this joint proxy statement/prospectus, without charge, by following the instructions in the section titled “Where You Can Find More Information.”

Why am I receiving this joint proxy statement/prospectus?

You are receiving this joint proxy statement/prospectus because Take-Two and Zynga have entered into the merger agreement, which provides for the combination of Take-Two and Zynga. Upon the terms and subject to the conditions set forth in the merger agreement, Take-Two will acquire all of the outstanding shares of Zynga through a merger of Merger Sub 1 with and into Zynga, with Zynga continuing as the surviving corporation in the merger and as a wholly owned subsidiary of Take-Two and, immediately following the effective time, the merger of Zynga with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving corporation and as a wholly owned subsidiary of Take-Two. The merger agreement, which governs the terms and conditions of the combination, is attached as Annex A hereto.

Your vote is required in connection with the combination. Take-Two and Zynga are sending these materials to their respective stockholders to help them decide how to vote their shares with respect to the share issuance and the approval and adoption of the charter amendment, in the case of Take-Two, and the approval and adoption of the merger agreement and the combination, in the case of Zynga, and other important matters.

What matters am I being asked to vote on?

In order to complete the combination, among other things:

•	Take-Two stockholders must approve the Take-Two share issuance proposal and the Take-Two charter amendment proposal; and

•	Zynga stockholders must approve the Zynga merger proposal.

Take-Two: Take-Two is holding the Take-Two special meeting to obtain approval of the Take-Two share issuance proposal and the Take-Two charter amendment proposal. At the Take-Two special meeting, Take-Two stockholders will also be asked to consider and vote on the Take-Two adjournment proposal.

Zynga: Zynga is holding the Zynga special meeting to obtain approval of the Zynga merger proposal. At the Zynga special meeting, Zynga stockholders will also be asked to consider and vote on the Zynga compensation proposal and the Zynga adjournment proposal.

Does my vote matter?

Yes, your vote is very important, regardless of the number of shares that you own. The combination cannot be completed unless the Take-Two share issuance proposal and the Take-Two charter amendment proposal are approved by Take-Two stockholders and the Zynga merger proposal is approved by Zynga stockholders.

The approval of the Take-Two adjournment proposal, the Zynga compensation proposal and the Zynga adjournment proposal are not required to complete the combination.

i

When and where will each of the special meetings take place?

Take-Two: The Take-Two special meeting will be held virtually via a live, audio-only webcast on             , 2022, beginning at             , Eastern Time. There will not be a physical meeting location. In light of continuing public health and travel concerns arising from the coronavirus (COVID-19) outbreak, Take-Two believes hosting a virtual meeting helps ensure the health and safety of its stockholders, the Take-Two board of directors and Take-Two management. Additionally, the virtual nature of the Take-Two special meeting is generally designed to enable participation of and access by more of Take-Two. Take-Two stockholders will be able to virtually attend and vote at the Take-Two special meeting by visiting             , which is referred to as the “Take-Two special meeting website.” In order to virtually attend and vote at the Take-Two special meeting, you will need the 16-digit control number located on your proxy card. If you hold your shares of Take-Two common stock in “street name,” you may virtually attend and vote at the Take-Two special meeting only if you obtain a specific control number from your brokerage firm, bank, dealer or other similar organization, trustee, or nominee giving you the right to vote such shares.

Zynga: The Zynga special meeting will be held virtually via live webcast on              , 2022, beginning at             , Pacific Time. There will not be a physical meeting location. In light of continuing public health and travel concerns arising from the coronavirus (COVID-19) outbreak, Zynga believes hosting a virtual meeting helps ensure the health and safety of its stockholders, the Zynga board of directors and Zynga management. Additionally, the virtual nature of the Zynga special meeting is generally designed to enable participation of and access by more of Zynga stockholders while decreasing the cost of conducting the Zynga special meeting. Zynga stockholders will be able to virtually attend and vote at the Zynga special meeting by visiting             , which is referred to as the “Zynga special meeting website.” Zynga stockholders of record as of the Zynga record date can virtually attend and vote at the Zynga special meeting, by using the Voter Control Number issued by American Stock Transfer & Trust Company LLC included with your proxy materials. If you hold your shares of Zynga common stock in “street name,” you may virtually attend the Zynga special meeting as a guest. If you hold shares in “street name” through a bank, broker or other nominee and intend to vote your shares at the Zynga special meeting, you must request and obtain a valid “legal proxy” from your bank, broker or other nominee to attend the Zynga special meeting as a stockholder with American Stock Transfer & Trust Company LLC.

Even if you plan to virtually attend your respective company’s special meeting, Take-Two and Zynga recommend that you vote by proxy in advance as described below so that your vote will be counted if you later decide not to or become unable to virtually attend the applicable special meeting.

What will Zynga stockholders receive for their shares of Zynga common stock if the combination is completed?

If the merger is completed, each share of Zynga common stock outstanding as of immediately prior to the effective time, other than dissenting shares and treasury shares, will be converted into the right to receive (i) a number of shares of common stock, par value $0.01 per share, of Take-Two, which is referred to as “Take-Two common stock,” equal to the exchange ratio (as described below) with a cash payment in lieu of fractional shares of Take-Two common stock resulting from such calculation and (ii) $3.50 in cash, without interest and less any applicable withholding taxes. The “exchange ratio” is subject to a two-way collar mechanism and will be determined as follows: (i) if the Take-Two common stock price (as defined below) is an amount greater than $181.88, then the exchange ratio will be 0.0350; (ii) if the Take-Two common stock price is an amount greater than or equal to $156.50 but less than or equal to $181.88, then the exchange ratio will be an amount equal to the quotient (rounded to five decimal places) obtained by dividing (x) $6.36 by (y) the Take-Two common stock price; and (iii) if the Take-Two common stock price is less than $156.50, then the exchange ratio will be 0.0406. The “Take-Two common stock price” will be the volume-weighted average sales price per share of Take-Two common stock on the Nasdaq Global Select Market for the consecutive period beginning at 9:30 a.m. New York time on the twenty-third trading day immediately preceding the closing date of the combination and concluding at 4:00 p.m. New York time on the third trading day immediately preceding such closing date. Take-Two stockholders will continue to own their existing shares of Take-Two common stock.

As noted above, the number of shares of Take-Two common stock that Zynga stockholders will receive as consideration in the combination is not fixed and may change. The exchange ratio is not fixed within the two-way collar and will be adjusted for changes in the market price of Take-Two common stock prior to the effective time of the combination if the Take-Two common stock price is an amount equal to or between $156.50 and $181.88. In addition, the market value of the consideration payable to Zynga stockholders in the combination will fluctuate with the market price of Take-Two common stock if the Take-Two common stock price is an amount less than $156.50 or greater than $181.88. Based on the closing price of Take-Two common stock on Nasdaq of $         on                     , the latest practicable trading day prior to the date of the accompanying joint proxy statement/prospectus, the exchange ratio is              and the implied value of the consideration payable to Zynga stockholders in the combination was approximately $         per share of Zynga common stock. The Take-Two common stock price and the exchange ratio will not be determinable until the third trading day immediately preceding the closing date of the combination. The market price of shares of Take-Two common stock that Zynga stockholders receive at the time the combination is completed could be greater than, less than or the same as the market price of shares of Take-Two common stock on the date of this joint proxy statement/prospectus or on the date of the Take-Two special meeting and the Zynga special meeting. Accordingly, you should obtain current market quotations for Take-Two common stock and Zynga common stock before deciding how to vote on the Take-Two share issuance proposal, Take-Two charter amendment proposal and the Zynga merger proposal, as applicable. Take-Two common stock and Zynga common stock are traded on Nasdaq, under the symbols “TTWO” and “ZNGA,” respectively. Shares of Take-Two common stock will continue trading on Nasdaq under the symbol “TTWO” after completion of the combination. For more information regarding the merger consideration to be received by Zynga stockholders if the combination is completed, see the section titled “The Merger Agreement—Terms of the Combination; Merger Consideration.”

How does the Take-Two board of directors recommend that I vote at the Take-Two special meeting?

The Take-Two board of directors has unanimously determined and resolved that the combination, the share issuance and the charter amendment, on the terms and subject to the conditions set forth in the merger agreement, are advisable and fair to, and in the best interests of, Take-Two and the Take-Two stockholders, and has approved the merger agreement and the transactions contemplated thereby, including the combination, the share issuance and the charter amendment. Accordingly, the Take-Two board of directors unanimously recommends that Take-Two stockholders vote “FOR” the Take-Two share issuance proposal, “FOR” the Take-Two charter amendment proposal and “FOR” the Take-Two adjournment proposal.

Other than with respect to continued service for, employment by and the right to continued indemnification by the combined company, as of the date of this joint proxy statement/prospectus, Take-Two directors and executive officers do not have interests in the combination that are different from, or in addition to, the interests of other Take-Two stockholders generally. See the section titled “Interests of Take-Two Directors and Executive Officers in the Combination.”

How does the Zynga board of directors recommend that I vote at the Zynga special meeting?

The Zynga board of directors has unanimously determined and resolved that the merger agreement and the combination are advisable and fair to, and in the best interests of, Zynga and the Zynga stockholders, and approved the merger agreement and the transactions contemplated thereby, including the combination. Accordingly, the Zynga board of directors unanimously recommends that Zynga stockholders vote “FOR” the Zynga merger proposal, “FOR” the Zynga compensation proposal and “FOR” the Zynga adjournment proposal.

In considering the recommendations of the Zynga board of directors, Zynga stockholders should be aware that Zynga directors and executive officers have interests in the combination that are different from, or in addition to, their interests as Zynga stockholders generally. These interests may include, among others, the payment of severance benefits and acceleration of outstanding Zynga equity awards upon certain terminations of employment or service, Take-Two’s agreement to add two of Zynga’s current directors to the Take-Two board of directors as designated by Zynga and approved by Take-Two, and the combined company’s agreement to indemnify Zynga directors and executive officers against certain claims and liabilities. For a more complete description of these interests, see the section titled “Interests of Zynga Directors and Executive Officers in the Combination.”

Who is entitled to vote at each special meeting?

Take-Two

All holders of record of shares of Take-Two common stock who held shares at the close of business on                 , 2022, the Take-Two record date, are entitled to receive notice of, and to vote at, the Take-Two special meeting. Virtual attendance at the Take-Two special meeting via the Take-Two special meeting website is not required to vote. See below and the section titled “The Take-Two Special Meeting—Methods of Voting” for instructions on how to vote without virtually attending the Take-Two special meeting.

Zynga

All holders of record of shares of Zynga common stock who held shares at the close of business on                 , 2022, the Zynga record date, are entitled to receive notice of, and to vote at, the Zynga special meeting. Virtual attendance at the Zynga special meeting via the Zynga special meeting website is not required to vote. See below and the section titled “The Zynga Special Meeting—Methods of Voting” for instructions on how to vote without virtually attending the Zynga special meeting.

What is a proxy?

A proxy is a stockholder’s legal designation of another person to vote shares owned by such stockholder on their behalf. If you are a stockholder of record, you can vote by proxy over the internet or by mail by following the instructions provided in the enclosed proxy card, or, by telephone if you are Take-Two stockholder of record. If you hold shares beneficially through a broker, bank or other nominee in “street name,” you should follow the voting instructions provided by your broker, bank or other nominee.

How many votes do I have at each special meeting?

Take-Two

Each Take-Two stockholder is entitled to one vote on each proposal for each share of Take-Two common stock held of record at the close of business on the Take-Two record date. At the close of business on the Take-Two record date, there were              shares of Take-Two common stock outstanding.

Zynga

Each Zynga stockholder is entitled to one vote on each proposal for each share of Zynga common stock held of record at the close of business on the Zynga record date. At the close of business on the Zynga record date, there were              shares of Zynga common stock outstanding.

What constitutes a quorum for each special meeting?

A quorum is the minimum number of shares required to be represented, either through virtual attendance or through representation by proxy, to hold a valid meeting.

Take-Two

The holders of a majority of the issued and outstanding shares of Take-Two common stock entitled to vote at the Take-Two special meeting must be present in person or represented by proxy in order to constitute a quorum for the transaction of business at the Take-Two special meeting. Virtual attendance at the Take-Two special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Take-Two special meeting. Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the Take-Two special meeting. Since all of the proposals currently expected to be voted on at the Take-Two special meeting are considered non-routine matters, shares held in “street name” through a broker, bank or other nominee will not be counted as present for the purpose of determining the existence of a quorum if such broker, bank or other nominee does not have instructions to vote on any such proposals.

Zynga

The holders of a majority of the voting power of the shares of Zynga common stock entitled to vote at the Zynga special meeting must be present in person or represented by proxy in order to constitute a quorum for the transaction of business at the Zynga special meeting. Virtual attendance at the Zynga special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Zynga special meeting. Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the Zynga special meeting. Since all of the proposals currently expected to be voted on at the Zynga special meeting are considered non-routine matters, shares held in “street name” through a broker, bank or other nominee will not be counted as present for the purpose of determining the existence of a quorum if such broker, bank or other nominee does not have instructions to vote on any such proposals.

What happens if the combination is not completed?

If the Take-Two share issuance proposal or the Take-Two charter amendment proposal are not approved by Take-Two stockholders, if the Zynga merger proposal is not approved by Zynga stockholders or if the combination is not completed for any other reason, Zynga stockholders will not receive the merger consideration or any other consideration in connection with the combination, and their shares of Zynga common stock will remain outstanding.

If the combination is not completed, Zynga will remain an independent public company, the Zynga common stock will continue to be listed and traded on Nasdaq under the symbol “ZNGA” and Take-Two will not complete the share issuance contemplated by the merger agreement, regardless of whether the Take-Two share issuance proposal and the Take-Two charter amendment proposal have been approved by Take-Two stockholders.

If the merger agreement is terminated under specified circumstances, Take-Two or Zynga may be required to pay the other a termination fee of $550 million. If the merger agreement is terminated because Zynga’s stockholders fail to approve the Zynga merger proposal and Take-Two’s stockholders approve the Take-Two share issuance proposal and the Take-Two charter amendment proposal, Zynga will be required to pay Take-Two an expense reimbursement of $50 million. If the merger agreement is terminated because Take-Two’s stockholders fail to approve the Take-Two share issuance proposal or the Take-Two charter amendment proposal, and Zynga’s stockholders approve Zynga merger proposal, the Take-Two will be required to pay to Zynga an expense reimbursement of $50 million. See the section titled “The Merger Agreement—Termination Fees and Expenses; Liability for Breach.”

How can I vote my shares at my respective special meeting?

Take-Two

Shares held directly in your name as a Take-Two stockholder of record may be voted at the Take-Two special meeting via the Take-Two special meeting website at             . You will need the 16-digit control number included on your proxy card in order to access and vote via the Take-Two special meeting website as described in the section titled “The Take-Two Special Meeting—Virtually Attending the Take-Two Special Meeting.”

v

If you hold your shares through a stockbroker, nominee, fiduciary or other custodian you may also be able to vote through a program provided through Broadridge Financial Solutions (“Broadridge”) that offers Internet voting options. If your shares are held in an account at a brokerage firm or bank participating in the Broadridge program, you are offered the opportunity to elect to vote via the Internet. Votes submitted via the Internet through the Broadridge program must be received by 11:59 p.m. (Eastern Time) on             , 2022. See the section titled “The Take-Two Special Meeting—Virtually Attending the Take-Two Special Meeting.”

Zynga

Shares held directly in your name as a Zynga stockholder of record may be voted at the Zynga special meeting via the Zynga special meeting website at             . You will need Voter Control Number issued by American Stock Transfer & Trust Company LLC included with your proxy materials in order to access and vote via the Zynga special meeting website as described in the section titled “The Zynga Special Meeting—Virtually Attending the Zynga Special Meeting.”

If you hold your shares in “street name” through a bank, broker or other nominee, you may virtually attend the Zynga special meeting as a guest. If you hold shares in “street name” through a bank, broker or other nominee and intend to vote your shares online during the Zynga special meeting, you must request and obtain a valid “legal proxy” from your bank, broker or other nominee and register to attend the Zynga special as a stockholder with American Stock Transfer & Trust Company LLC. See the section titled “The Zynga Special Meeting—Virtually Attending the Zynga Special Meeting.”

Even if you plan to virtually attend your respective company’s special meeting via the applicable special meeting website, Take-Two and Zynga recommend that you vote by proxy in advance as described below so that your vote will be counted if you later decide not to or become unable to virtually attend the respective special meeting.

For additional information on virtually attending the special meetings, see the sections titled “The Take-Two Special Meeting” and “The Zynga Special Meeting.”

How can I vote my shares without virtually attending my company’s special meeting?

Whether you hold your shares directly as a stockholder of record of Take-Two or Zynga or beneficially in “street name,” you may direct your vote by proxy without virtually attending the Take-Two or Zynga special meeting, as applicable.

Take-Two

If you are a stockholder of record, you can vote by proxy:

•	by Internet 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on , 2022 (have your proxy card in hand when you visit the website);

•	by telephone in accordance with the instructions on your proxy card, until 11:59 p.m. Eastern Time on , 2022 (have your proxy card in hand when you call); or

•	by completing and mailing your proxy card in accordance with the instructions provided on the proxy card.

If you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee. If you hold your shares through a stockbroker, nominee, fiduciary or other custodian you may also be able to vote through a program provided through Broadridge Financial Solutions (“Broadridge”) that offers Internet voting options. If your shares are held in an account at a brokerage firm or bank participating in the Broadridge program, you are offered the opportunity to elect to vote via the Internet. Votes submitted via the Internet through the Broadridge program must be received by 11:59 p.m. (Eastern Time) on              , 2022.

For additional information on voting procedures, see the section titled “The Take-Two Special Meeting.”

Zynga

If you are a stockholder of record, you can vote by proxy:

•

by Internet by completing an electronic proxy card at www.voteproxy.com. You will be asked to provide your Voter Control Number issued by American Stock Transfer & Trust Company LLC included with your proxy materials. Your vote must be received by 11:59 p.m. Eastern Time on             , 2022; or

•	by completing and mailing your proxy card in accordance with the instructions provided on the proxy card.

If you hold shares beneficially through a broker, bank or other nominee in “street name,” you should follow the voting instructions provided by your broker, bank or other nominee in order to vote by proxy.

For additional information on voting procedures, see the section titled “The Zynga Special Meeting.”

What is a “broker non-vote”?

Under Nasdaq rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. All of the proposals currently expected to be voted on at the Take-Two special meeting and Zynga special meeting are “non-routine” matters.

A “broker non-vote” occurs on a proposal when (i) a broker, bank or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares, and (ii) the beneficial owner fails to provide the broker, bank or other nominee with such instructions. Because all of the proposals currently expected to be voted on at the Take-Two special meeting and Zynga special meeting are non-routine matters for which brokers do not have discretionary authority to vote, Take-Two and Zynga do not expect there to be any broker non-votes at the Take-Two or Zynga special meetings.

What stockholder vote is required for the approval of each proposal at the Take-Two special meeting? What will happen if I fail to vote or abstain from voting on each proposal at the Take-Two special meeting?

Take-Two Proposal 1: Take-Two Share Issuance Proposal

Assuming a quorum is present at the Take-Two special meeting, approval of the Take-Two share issuance proposal requires the affirmative vote of a majority of votes cast on the Take-Two share issuance proposal as well as the affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Take-Two special meeting. Any shares not present or represented by proxy (including due to the failure of a Take-Two stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Take-Two special meeting to such bank, broker or other nominee) will have no effect on the outcome of the Take-Two share issuance proposal, provided that a quorum is otherwise present. An abstention or other failure of any shares present or represented by proxy to vote on the Take-Two share issuance proposal will have the same effect as a vote

“AGAINST” the Take-Two share issuance proposal for purposes of the requirement that Take-Two share issuance proposal receive the affirmative vote of the holders of a majority of the Take-Two common stock having voting power present in person or represented by proxy at the Take-Two special meeting. In addition, if a Take-Two stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Take-Two share issuance proposal, it will have the same effect as a vote “AGAINST” the Take-Two share issuance proposal.

Take-Two Proposal 2: Take-Two Charter Amendment Proposal

Assuming a quorum is present at the Take-Two special meeting, approval of the Take-Two charter amendment proposal requires the affirmative vote of the holders of Take-Two common stock representing at least a majority of the outstanding shares of Take-Two common stock entitled to vote thereon. If you are a Take-Two stockholder and fail to vote, fail to instruct your bank, broker or other nominee to vote with respect to the Take-Two charter amendment proposal, or abstain from voting, it will have the same effect as a vote “AGAINST” the Take-Two charter amendment proposal.

Take-Two Proposal 3: Take-Two Adjournment Proposal

Assuming a quorum is present at the Take-Two special meeting, approval of the Take-Two adjournment proposal requires the affirmative vote of the holders of a majority of the Take-Two common stock having voting power present in person or represented by proxy at the Take-Two special meeting. Any shares not present or represented by proxy (including due to the failure of a Take-Two stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Take-Two special meeting to such bank, broker or other nominee) will have no effect on the outcome of the Take-Two adjournment proposal, provided that a quorum is otherwise present. An abstention or other failure of any shares present or represented by proxy to vote on the Take-Two share issuance proposal will have the same effect as a vote “AGAINST” the Take-Two adjournment proposal. In addition, if a Take-Two stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Take-Two adjournment proposal, it will have the same effect as a vote “AGAINST” the Take-Two adjournment proposal.

What stockholder vote is required for the approval of each Zynga proposal at the Zynga special meeting? What will happen if I fail to vote or abstain from voting on each Zynga proposal at the Zynga special meeting?

Zynga Proposal 1: Zynga Merger Proposal

Assuming a quorum is present at the Zynga special meeting, approval of the Zynga merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Zynga common stock entitled to vote thereon at the close of business on the Zynga record date. If you are a Zynga stockholder and fail to vote, fail to instruct your bank, broker or other nominee to vote with respect to the Zynga merger proposal or abstain from voting, it will have the same effect as a vote “AGAINST” the Zynga merger proposal.

Zynga Proposal 2: Zynga Compensation Proposal

Assuming a quorum is present at the Zynga special meeting, approval of the Zynga compensation proposal requires the affirmative vote of a majority of the voting power of the of Zynga common stock present, including by remote communication, or represented by proxy at the meeting and entitled to vote thereon. Any shares not present or represented by proxy (including due to the failure of a Zynga stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Zynga special meeting to such bank, broker or other nominee) will have no effect on the outcome of the Zynga compensation proposal, provided that a quorum is otherwise present. An abstention or other failure of any shares present or represented by proxy to vote on the Zynga compensation proposal will have the same effect as a vote “AGAINST” the Zynga compensation proposal. In addition, if a Zynga stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Zynga compensation proposal, it will have the same effect as a vote “AGAINST” the Zynga compensation proposal.

Zynga Proposal 3: Zynga Adjournment Proposal

Assuming a quorum is present at the Zynga special meeting, approval of the Zynga adjournment proposal requires the affirmative vote of a majority of the voting power of the Zynga common stock present, including by remote communication, or represented by proxy at the meeting and entitled to vote thereon. Any shares not present or represented by proxy (including due to the failure of a Zynga stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Zynga special meeting to such bank, broker or other nominee) will have no effect on the outcome of the Zynga adjournment proposal, provided that a quorum is otherwise present. An abstention or other failure of any shares present or represented by proxy to vote on the Zynga adjournment proposal will have the same effect as a vote “AGAINST” the Zynga adjournment proposal. In addition, if a Zynga stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Zynga adjournment proposal, it will have the same effect as a vote “AGAINST” the Zynga adjournment proposal.

Why am I being asked to consider and vote on a proposal to approve, by non-binding advisory vote, the merger-related compensation for Zynga named executive officers, which is referred to as the Zynga compensation proposal? What happens if Zynga stockholders do not approve, by non-binding advisory vote, the Zynga compensation proposal?

Under SEC rules, Zynga is required to seek a non-binding advisory vote of its stockholders relating to the compensation that may be paid or become payable to Zynga named executive officers that is based on or otherwise relates to the combination (also known as “golden parachute” compensation).

Because the vote on the proposal to approve the Zynga compensation proposal is advisory in nature, the outcome of the vote will not be binding upon Zynga or the combined company. Accordingly, the merger-related compensation, which is described under “Interests of Zynga Directors and Executive Officers in the Combination,” may be paid to Zynga’s named executive officers even if Zynga stockholders do not approve the Zynga compensation proposal.

What if I hold shares of both Take-Two common stock and Zynga common stock?

If you are both a Take-Two stockholder and a Zynga stockholder, you will receive two separate packages of proxy materials. A vote cast as a Take-Two stockholder will not count as a vote cast as a Zynga stockholder, and a vote cast as a Zynga stockholder will not count as a vote cast as a Take-Two stockholder. Therefore, please follow the instructions received with each set of materials you receive in order to submit separate proxies for your shares of Take-Two common stock and your shares of Zynga common stock.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name”?

If your shares of Take-Two common stock or Zynga common stock are registered directly in your name with the transfer agent of Take-Two or Zynga, respectively, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote directly at the applicable special meeting. You may also grant a proxy directly to Take-Two or Zynga, as applicable, or to a third party to vote your shares at the applicable special meeting.

If your shares of Take-Two common stock or Zynga common stock are held by brokerage firm, bank, dealer or other similar organization, trustee, or nominee, you are considered the beneficial owner of shares held in “street name.” Your brokerage firm, bank, dealer or other similar organization, trustee, or nominee will send you, as the beneficial owner, a package describing the procedures for voting your shares. You should follow the instructions provided by your brokerage firm, bank, dealer or other similar organization, trustee, or nominee to vote your shares.

In order to virtually attend and vote at the Take-Two special meeting via the Take-Two special meeting website you should follow the voting instructions provided by your bank, broker or other nominee. If you hold your shares of Take-Two common stock through a stockbroker, nominee, fiduciary or other custodian you may also be able to vote through a program provided through Broadridge that offers Internet voting options. If your shares of Take-Two common stock are held in an account at a brokerage firm or bank participating in the Broadridge program, you are offered the opportunity to elect to vote via the Internet. Votes submitted via the Internet through the Broadridge program must be received by 11:59 p.m. Eastern Time on             , 2022.

If you hold your shares of Zynga common stock in “street name” through a bank, broker or other nominee, you may virtually attend the Zynga special meeting as a guest. If you hold shares in “street name” through a bank, broker or other nominee and intend to vote your shares online during the Zynga special meeting, you must request and obtain a valid “legal proxy” from your bank, broker or other nominee and register to attend the Zynga special meeting as a stockholder with American Stock Transfer & Trust Company LLC.

If my shares of Take-Two common stock or Zynga common stock are held in “street name” by my brokerage firm, bank, dealer or other similar organization, trustee, or nominee, will my brokerage firm, bank, dealer or other similar organization, trustee, or nominee automatically vote those shares for me?

No. Your bank, broker or other nominee will only be permitted to vote your shares of Take-Two common stock or Zynga common stock, as applicable, at the applicable special meeting if you instruct your bank, broker or other nominee. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares. Banks, brokers and other nominees who hold shares of Take-Two common stock or Zynga common stock in “street name” for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are prohibited from exercising their voting discretion with respect to non-routine matters, which include all of the proposals currently expected to be voted on at the Take-Two special meeting and Zynga special meeting. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokers and other nominees are not empowered to vote such shares.

What should I do if I receive more than one set of voting materials for the same special meeting?

If you hold shares of Take-Two common stock or Zynga common stock in “street name” and also directly in your name as a stockholder of record or otherwise, or if you hold shares of Take-Two common stock or Zynga common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the same special meeting.

Record Holders. For shares held directly, please vote by proxy over the internet or, if you are a Take-Two stockholder, by telephone, using the instructions included with the accompanying proxy card, or promptly complete your proxy card and return it in the enclosed postage-paid envelope, in order to ensure that all of your shares of Take-Two common stock or Zynga common stock are voted.

Shares Held in “Street Name.” For shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by bank, broker or other nominee to submit a proxy or vote your shares.

x

If a stockholder gives a proxy, how are the shares of Take-Two common stock or Zynga common stock voted?

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Take-Two common stock or Zynga common stock, as applicable, in the way that you indicate. For each item before the Take-Two or Zynga special meeting, as applicable, you may specify whether your shares of Take-Two common stock or Zynga common stock, as applicable, should be voted “for” or “against,” or abstain from voting.

For more information regarding how your shares will be voted if you properly sign, date and return a proxy card, but do not indicate how your Take-Two common stock or Zynga common stock, as applicable, should be voted, see below “—How will my shares be voted if I return a blank proxy?”

How will my shares be voted if I return a blank proxy?

Take-Two

If you sign, date and return your proxy and do not indicate how you want your shares of Take-Two common stock to be voted, then your shares of Take-Two common stock will be voted in accordance with the recommendation of the Take-Two board of directors: “FOR” the Take-Two share issuance proposal, “FOR” the Take-Two charter amendment proposal and “FOR” the Take-Two adjournment proposal.

Zynga

If you sign, date and return your proxy and do not indicate how you want your shares of Zynga common stock to be voted, then your shares of Zynga common stock will be voted in accordance with the recommendation of the Zynga board of directors: “FOR” the Zynga merger proposal, “FOR” the Zynga compensation proposal and “FOR” the Zynga adjournment proposal.

Can I change my vote after I have submitted my proxy?

Any Take-Two stockholder or Zynga stockholder giving a proxy has the right to revoke the proxy and change their vote before the proxy is voted at the applicable special meeting by doing any of the following:

•	subsequently submitting a new proxy for the applicable special meeting that is received by the deadline specified on the accompanying proxy card;

•	giving written notice of your revocation to Take-Two’s Corporate Secretary or Zynga’s Corporate Secretary, as applicable; or

•

virtually attending and voting at the applicable special meeting via the applicable special meeting website. Note that a proxy will not be revoked if you attend, but do not vote at, the applicable special meeting.

Execution or revocation of a proxy will not in any way affect your right to virtually attend and vote at the applicable special meeting via the applicable special meeting website. See the sections titled “The Take-Two Special Meeting—Revocability of Proxies” and “The Zynga Special Meeting—Revocability of Proxies.”

If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?

If your shares are held in the name of a bank, broker or other nominee and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.

Where can I find the voting results of the special meetings?

The preliminary voting results for each special meeting are expected to be announced at that special meeting. In addition, within four business days following certification of the final voting results, each of Take-Two and Zynga will file the final voting results of its respective special meeting (or, if the final voting results have not yet been certified, the preliminary results) with the SEC on a Current Report on Form 8-K.

Do Zynga stockholders have dissenters’ or appraisal rights?

Under the DGCL, holders of Zynga common stock who deliver to Zynga a written demand for appraisal before the vote on the adoption of the merger agreement at the Zynga special meeting and who do not vote for the adoption and approval of the merger agreement and to approve the combination have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the combination is completed and if certain conditions are met, but only if they comply with all requirements of Delaware law, as described under “Appraisal Rights” below, beginning on page 205 which detailed description is qualified by reference to the full text of Section 262 of the DGCL as attached as Annex G hereto. This appraisal amount could be more than, the same as, or less than the amount a Zynga stockholder would be entitled to receive under the merger agreement. Any holder of Zynga common stock intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to Zynga prior to the vote on the adoption and approval of the merger agreement and the transactions contemplated thereunder, not vote or otherwise submit a proxy in favor of adoption and approval of the merger agreement and the transactions contemplated thereunder and not submit a letter of transmittal. Failure to follow exactly the procedures specified under Delaware law may result in the loss of appraisal rights. See the section titled “Appraisal Rights.” Information about how Zynga stockholders may vote on the proposals being considered in connection with the combination can be found in the section titled “The Zynga Special Meeting.”

The stockholders of Take-Two are not entitled to appraisal rights in connection with the combination under Delaware law.

Are there any risks that I should consider in deciding whether to vote for the approval of the Take-Two share issuance proposal, the Take-Two charter amendment proposal or the Zynga merger proposal?

Yes. You should read and carefully consider the risk factors set forth in the section titled “Risk Factors.” You also should read and carefully consider the risk factors relating to Take-Two and Zynga that are contained in the documents that are incorporated by reference in this joint proxy statement/prospectus.

What happens if I sell my shares of Take-Two common stock or Zynga common stock after the respective record date but before the respective special meeting?

The Take-Two record date is earlier than the date of the Take-Two special meeting, and the Zynga record date is earlier than the date of the Zynga special meeting. If you sell or otherwise transfer your shares of Take-Two common stock or Zynga common stock after the applicable record date but before the applicable special meeting, you will, unless special arrangements are made, retain your right to vote at the applicable special meeting.

Who will solicit and pay the cost of soliciting proxies?

Take-Two has engaged MacKenzie Partners, Inc., which is referred to as “MacKenzie Partners,” to assist in the solicitation of proxies for the Take-Two special meeting. Take-Two estimates that it will pay MacKenzie Partners a fee of approximately $125,000, plus reimbursement for certain out-of-pocket fees and expenses. Take-Two has agreed to indemnify MacKenzie Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Zynga has engaged D.F. King & Co., Inc., which is referred to as “D.F. King,” to assist in the solicitation of proxies for the Zynga special meeting. Zynga estimates that it will pay D.F. King a fee of approximately $50,000, plus reimbursement for certain out-of-pocket fees and expenses. Zynga has agreed to indemnify D.F. King against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Take-Two and Zynga also may reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Take-Two common stock and Zynga common stock, respectively. Take-Two and Zynga directors, officers and employees also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.

When is the combination expected to be completed?

Subject to the satisfaction or waiver of the closing conditions described in the section titled “The Merger Agreement—Conditions to the Completion of the Combination,” including approval of the Take-Two share issuance proposal and the Take-Two charter amendment proposal by Take-Two stockholders and approval of the Zynga merger proposal by Zynga stockholders, the combination is currently expected to be completed in the first quarter of Take-Two’s fiscal year 2023, ending June 30, 2022. However, neither Take-Two nor Zynga can predict the actual date on which the combination will be completed, or if the combination will be completed at all, because completion of the combination is subject to conditions and factors beyond the control of both companies. Take-Two and Zynga hope to complete the combination as soon as reasonably practicable.

What respective equity stakes will Take-Two stockholders and Zynga stockholders hold in the combined company immediately following the combination?

As noted above, the number of shares of Take-Two common stock that Zynga stockholders will receive as consideration in the combination is not fixed and may change. Based on the closing price of Take-Two common stock on Nasdaq of $         and on the number of shares of Take-Two common stock and Zynga common stock outstanding on             , the latest practicable date prior to the date of this joint proxy statement/prospectus, upon completion of the combination, the current Take-Two stockholders are expected to own approximately     % of the outstanding shares of Take-Two common stock and former Zynga stockholders are expected to own approximately     % of the outstanding shares of Take-Two common stock. The relative ownership interests of Take-Two stockholders and former Zynga stockholders in the combined company immediately following the combination will depend on the exchange ratio and the number of shares of Take-Two common stock and Zynga common stock issued and outstanding immediately prior to the combination.

If I am a Zynga stockholder, how will I receive the merger consideration to which I am entitled?

If, at the effective time, you hold your shares of Zynga common stock in book-entry form, whether through The Depository Trust Company, which is referred to as “DTC,” or otherwise, you will not be required to take any specific actions to exchange your shares of Zynga common stock for shares of Take-Two common stock and cash consideration. Such shares will, following the effective time, be automatically exchanged for shares of Take-Two common stock (in book-entry form), cash consideration and cash in lieu of any fractional shares of Take-Two common stock to which you are entitled. If, at the effective time, you instead hold your shares of Zynga common stock in certificated form, then, after receiving the proper documentation from you following the effective time, the exchange agent will deliver to you the shares of Take-Two common stock (in book-entry form), cash consideration and cash in lieu of any fractional shares of Take-Two common stock to which you are entitled. See the section titled “The Combination—Exchange of Zynga Certificates.”

What are the material U.S. federal income tax consequences of the combination to U.S. holders of shares of Zynga common stock?

Take-Two and Zynga intend for the combination to be treated as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Take-Two’s obligation to complete the combination that Take-Two receive an opinion from Willkie Farr & Gallagher LLP (“Willkie”), counsel to Take-Two, to the effect that the combination will be treated as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Zynga’s obligation to complete the combination that Zynga receive an opinion from Wilson Sonsini Goodrich & Rosati, counsel to Zynga, to the effect that the combination will be treated as a reorganization within the meaning of Section 368(a) of the Code. Assuming the receipt and accuracy of these opinions, a holder of shares of Zynga common stock will generally recognize gain (but not loss) for U.S. federal income tax purposes in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess, if any, of the sum of the amount of cash and the fair market value, as of the effective time of the merger, of the Take-Two shares received in the combination over that stockholder’s adjusted tax basis in its Zynga shares surrendered) and (ii) the amount of cash received in the combination.

You should read the section titled “U.S. Federal Income Tax Consequences of the Combination” beginning on page 190 for a more complete discussion of the U.S. federal income tax consequences of the combination. Tax matters can be complicated, and the tax consequences of the combination to you will depend on your particular situation. You should consult your tax advisor to determine the tax consequences of the combination to you.

What should I do now?

You should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes. Then, you may vote by proxy over the internet or by telephone, if you are a Take-Two stockholder, using the instructions included with the accompanying proxy card, or promptly complete your proxy card and return it in the enclosed postage-paid envelope, so that your shares will be voted in accordance with your instructions.

How can I find more information about Take-Two and Zynga?

You can find more information about Take-Two and Zynga from various sources described in the section titled “Where You Can Find More Information.”

Whom do I call if I have questions about the special meetings or the combination?

If you have questions about the special meetings or the combination, or desire additional copies of this joint proxy statement/prospectus or additional proxies, you may contact your company’s proxy solicitor:

If you are a Take-Two stockholder: MacKenzie Partners, Inc. 1407 Broadway, 27th Floor New York, New York 10018 (800) 322-2885 proxy@mackenziepartners.com

If you are a Zynga stockholder:

D.F. King & Co. Inc.
48 Wall Street, 22nd Floor

New York, New York 10005
Stockholders may call toll free: (800) 714-3310

Banks and Brokers may call: (212) 269-5550

ZNGA@dfking.com

SUMMARY

For your convenience, provided below is a brief summary of certain information contained in this joint proxy statement/prospectus. This summary highlights selected information from this joint proxy statement/prospectus and does not contain all of the information that may be important to you as a Take-Two stockholder or Zynga stockholder. To understand the combination fully and for a more complete description of the terms of the combination, you should read carefully this entire joint proxy statement/prospectus, its annexes and the other documents to which you are referred. Items in this summary include a page reference directing you to a more complete description of those items. You may obtain the information incorporated by reference in this joint proxy statement/prospectus, without charge, by following the instructions under “Where You Can Find More Information.”

The Parties to the Combination (Page 38)

Take-Two Interactive Software, Inc.

Headquartered in New York City, Take-Two is a leading developer, publisher, and marketer of interactive entertainment for consumers around the globe. Take-Two develops and publishes products principally through Rockstar Games, 2K, Private Division, and T2 Mobile Games. Take-Two’s products are designed for console systems, personal computers, and mobile, including smartphones and tablets, and are delivered through physical retail, digital download, online platforms, and cloud streaming services. Take-Two’s common stock is publicly traded on Nasdaq under the symbol “TTWO.” For more corporate and product information please visit Take-Two’s website at http://www.take2games.com. Take-Two’s principal executive offices are located at 110 West 44th Street, New York, New York 10036, and its telephone number is (646) 536-2842.

Zynga Inc.

Zynga is a global leader in interactive entertainment with a mission to connect the world through games. With massive global reach in more than 175 countries and regions, Zynga has a diverse portfolio of popular game franchises that have been downloaded more than four billion times on mobile including CSR Racing, Empires & Puzzles, FarmVille, Golf Rival, Hair Challenge, Harry Potter: Puzzles & Spells, High Heels!, Merge Dragons!, Merge Magic!, Toon Blast, Toy Blast, Words With Friends and Zynga Poker. With Chartboost, a leading mobile advertising and monetization platform, Zynga is an industry-leading next-generation platform with the ability to optimize programmatic advertising and yields at scale. Founded in 2007, Zynga is headquartered in California with locations in North America, Europe and Asia. For more information, visit www.zynga.com or follow Zynga on Twitter, Instagram, Facebook or the Zynga blog. Zynga’s principal executive offices are located at 699 Eighth Street, San Francisco, CA 94103, and its telephone number is (855) 449-9642.

Zebra MS I, Inc. and Zebra MS II, Inc.

Zebra MS I, Inc. and Zebra MS II, Inc. were each formed by Take-Two for the sole purpose of effecting the combination. Zebra MS I, Inc. and Zebra MS II, Inc. have not conducted any business and have no assets, liabilities or obligations of any nature other than as set forth in the merger agreement. By operation of the merger, Merger Sub 1 will be merged with and into Zynga, with Zynga continuing as the surviving corporation and as a wholly owned subsidiary of Take-Two, and the separate existence of Merger Sub 1 will cease. Immediately after the merger, by operation of the subsequent merger, the surviving corporation in the merger will be merged with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company and as a wholly owned subsidiary of Take-Two, and Merger Sub 2 will succeed to all of the property, rights, privileges, powers, franchises, debts, liabilities of the surviving corporation. Merger Sub 1’s and Merger Sub 2’s principal executive offices are located at 110 West 44th Street, New York, New York 10036, and their telephone number is (646) 536-2842.

The Combination and the Merger Agreement (Pages 61 and 118)

The terms and conditions of the combination are contained in the merger agreement, a copy of which is attached as Annex A hereto. Take-Two and Zynga encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the combination.

The merger agreement provides that, subject to the terms and conditions of the merger agreement, Merger Sub 1 will be merged with and into Zynga, with Zynga continuing as the surviving corporation, and as a wholly owned subsidiary of Take-Two. Immediately after the merger, the surviving corporation will be merged with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company, and as a wholly owned subsidiary of Take-Two.

Merger Consideration (Page 118)

At the effective time, each share of Zynga common stock that is outstanding immediately prior to the effective time will be converted into the right to receive (i) a number of shares of common stock, par value $0.01 per share, of Take-Two, which is referred to as “Take-Two common stock,” equal to the exchange ratio (as described below) with a cash payment in lieu of fractional shares of Take-Two common stock resulting from such calculation and (ii) $3.50 in cash, without interest and less any applicable withholding taxes. The “exchange ratio” is subject to a two-way collar mechanism and will be determined as follows: (i) if the Take-Two common stock price (as defined below) is an amount greater than $181.88, then the exchange ratio will be 0.0350; (ii) if the Take-Two common stock price is an amount greater than or equal to $156.50 but less than or equal to $181.88, then the exchange ratio will be an amount equal to the quotient (rounded to five decimal places) obtained by dividing (x) $6.36 by (y) the Take-Two common stock price; and (iii) if the Take-Two common stock price is less than $156.50, then the exchange ratio will be 0.0406. The “Take-Two common stock price” will be the volume-weighted average sales price per share of Take-Two common stock on the Nasdaq Global Select Market for the consecutive period beginning at 9:30 a.m. New York time on the twenty-third trading day immediately preceding the closing date of the combination and concluding at 4:00 p.m. New York time on the third trading day immediately preceding such closing date. Take-Two stockholders will continue to own their existing shares of Take-Two common stock.

As noted above, the number of shares of Take-Two common stock that Zynga stockholders will receive as consideration in the combination is not fixed and may change. The exchange ratio is not fixed within the two-way collar and will be adjusted for changes in the market price of Take-Two common stock prior to the effective time of the combination if the Take-Two common stock price is an amount equal to or between $156.50 and $181.88. In addition, the market value of the consideration payable to Zynga stockholders in the combination will fluctuate with the market price of Take-Two common stock if the Take-Two common stock price is an amount less than $156.50 or greater than $181.88. The Take-Two common stock price and the exchange ratio will not be determinable until the third trading day immediately preceding the closing date of the combination.

Treatment of Zynga Equity Awards (Page 137)

With respect to Zynga’s equity awards, the merger agreement provides that, at the effective time:

•

each option to purchase Zynga common stock granted under any Zynga employee benefit plan, which is referred to as a “Zynga option,” that is outstanding and unexercised as of immediately prior to the effective time, whether or not then exercisable or vested, will be assumed by Take-Two and automatically converted into an option exercisable for shares of Take-Two common stock under the Take-Two equity plan, with the new number of shares underlying the options and exercise price determined after application of the equity award exchange ratio in accordance with the merger agreement. The “equity award exchange ratio” will equal the sum of

(i) the exchange ratio, and (ii) the quotient (rounded to four decimal places) obtained by dividing the cash consideration per share by the Take-Two common stock price (calculated as described under the section titled “The Merger Agreement”). As of such conversion, each converted option shall be subject to the same terms and conditions (including vesting and exercisability terms) applicable to the corresponding Zynga option immediately prior to the effective time except as otherwise provided in the merger agreement;

•

each Zynga restricted stock unit whose vesting is not conditioned in whole or in part on the satisfaction of performance criteria (including any awards previously granted subject to performance goals for which performance has been achieved, and remain subject to vesting based only on continued service), which is referred to as a “Zynga RSU Award,” that is outstanding immediately prior to the effective time, whether vested or unvested, will be assumed by Take-Two and automatically converted into a Take-Two restricted share unit award with respect to shares of Take-Two common stock under the Take-Two equity plan on the same terms and conditions as applied to the Zynga restricted stock unit as of immediately prior to the effective time, except as otherwise provided in the merger agreement, with the new number of shares underlying such award determined after application of the equity award exchange ratio in accordance with the merger agreement; and

•

each Zynga restricted stock unit whose vesting is conditioned in whole or in part on the satisfaction of performance criteria, which is referred to as a “Zynga PSU Award,” that is outstanding immediately prior to the effective time, whether vested or unvested (and provided that any such award that as of immediately prior to the effective time no longer is subject to performance criteria shall be subject to the treatment described in the immediately preceding paragraph above for Zynga RSU awards), will be assumed by Take-Two and automatically be converted into a Take-Two restricted share unit award with respect to shares of Take-Two common stock under the Take-Two equity plan on the same terms and conditions as applied to the Zynga performance share unit as of immediately prior to the effective time, with the new number of shares underlying such award determined after application of the equity award exchange ratio in accordance with the merger agreement.

For more information, see the section titled “The Merger Agreement—Treatment of Zynga Equity Awards.”

Take-Two’s Reasons for the Combination and Recommendation of the Take-Two Board of Directors (Page 74)

The Take-Two board of directors unanimously recommends that you vote “FOR” the Take-Two share issuance proposal, “FOR” the Take-Two charter amendment proposal and “FOR” the Take-Two adjournment proposal. For a description of factors considered by the Take-Two board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the combination, the share issuance and the charter amendment, and additional information on the recommendation of the Take-Two board of directors, see the section titled “The Combination—Take-Two’s Reasons for the Combination and Recommendation of the Take-Two Board of Directors.”

Zynga’s Reasons for the Combination and Recommendation of the Zynga Board of Directors (Page 79)

The Zynga board of directors unanimously recommends that you vote “FOR” the Zynga merger proposal, “FOR” the Zynga compensation proposal and “FOR” the Zynga adjournment proposal. For a description of factors considered by the Zynga board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the combination, and additional information on the recommendation of the Zynga board of directors, see the section titled “The Combination—Zynga’s Reasons for the Combination and Recommendation of the Zynga Board of Directors.”

Opinions of Take-Two’s Financial Advisors

Opinion of J.P. Morgan Securities LLC (Page 84; Annex B)

Pursuant to an engagement letter, Take-Two retained J.P. Morgan as its financial advisor in connection with the proposed combination.

At the meeting of the Take-Two board of directors on January 9, 2022, J.P. Morgan rendered its oral opinion to the Take-Two board of directors, subsequently confirmed by delivery of J.P. Morgan’s written opinion to the Take-Two board of directors, dated January 9, 2022, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the merger consideration to be paid by Take-Two in the proposed combination was fair, from a financial point of view, to Take-Two.

The full text of the written opinion of J.P. Morgan dated January 9, 2022, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Take-Two’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was provided to the Take-Two board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed combination, was directed only to the merger consideration to be paid in the combination and did not address any other aspect of the combination. J.P. Morgan expressed no opinion as to the fairness of the merger consideration to the holders of any class of securities, creditors or other constituencies of Take-Two or as to the underlying decision by Take-Two to engage in the proposed combination. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. J.P. Morgan’s opinion does not constitute a recommendation to any stockholder of Take-Two as to how such stockholder should vote with respect to the proposed combination or any other matter.

The full text of the written opinion of J.P. Morgan, dated January 9, 2022, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex B. The summary of J.P. Morgan’s opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of J.P. Morgan’s written opinion. J.P. Morgan provided advisory services and its opinion for the information and assistance of the Take-Two board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The J.P. Morgan opinion is not a recommendation as to how any holder of Take-Two common stock should vote with respect to the transaction contemplated by the merger agreement or any other matter.

For additional information, see the section titled “The Combination—Opinions of Take-Two’s Financial Advisors—Opinion of J.P. Morgan Securities, LLC” and the full text of the written opinion of J.P. Morgan attached as Annex B to this joint proxy statement/prospectus.

Opinion of LionTree Advisors LLC (Page 87; Annex C)

The Take-Two board of directors retained LionTree to act as a financial advisor to the Take-Two board of directors in connection with the combination. On January 9, 2022 at a meeting of the Take-Two board of directors held to evaluate the combination, LionTree rendered its oral opinion to the Take-Two board of directors (which was subsequently confirmed in writing by delivery of LionTree’s written opinion dated January 9, 2022 addressed to the Take-Two Board of directors) that, as of such date, the merger consideration to be paid by Take-Two pursuant to the merger agreement was fair, from a financial point of view, to Take-Two, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by LionTree in preparing its opinion.

LionTree’s opinion was provided to the Take-Two board of directors and only addressed the fairness, from a financial point of view, of the merger consideration to be paid by Take-Two pursuant to the merger agreement. The summary of LionTree’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this joint proxy statement/prospectus and incorporated herein by reference, and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by LionTree in preparing its opinion. However, neither LionTree’s opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus constitute a recommendation to any holder of Take-Two common stock as to how such stockholder should vote or act on any matter relating to the merger or any other matter.

The full text of the written opinion of LionTree, dated January 9, 2022, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex C. The summary of LionTree’s opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of LionTree’s written opinion. LionTree provided advisory services and its opinion for the information and assistance of the Take-Two board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The LionTree opinion is not a recommendation as to how any holder of Take-Two common stock should vote with respect to the transaction contemplated by the merger agreement or any other matter.

For additional information, see the section titled “The Combination—Opinions of Take-Two’s Financial Advisors—Opinion of LionTree Advisors, LLC” and the full text of the written opinion of LionTree attached as Annex C to this joint proxy statement/prospectus.

Opinion of Zynga’s Financial Advisor

Opinion of Goldman Sachs & Co. LLC (Page 96; Annex D)

At a meeting of the Zynga board of directors held on January 9, 2022, Goldman Sachs rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated January 9, 2022, to the Zynga board of directors that, as of the date of the written opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders (other than Take-Two and its affiliates) of shares of Zynga common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated January 9, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Zynga board of directors in connection with its consideration of the transactions contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of Zynga common stock should vote with respect to such transactions or any other matter.

For additional information, see the section titled “The Combination—Opinion of Zynga’s Financial Advisor” and the full text of the written opinion of Goldman Sachs attached as Annex D to this joint proxy statement/prospectus.

The Take-Two Special Meeting (Page 39)

The Take-Two special meeting will be held in a virtual meeting format via live, audio-only webcast on             , 2022, beginning at                 , Eastern Time. Take-Two stockholders will be able to virtually attend and vote at the Take-Two special meeting by visiting the Take-Two special meeting website at                 .

The purposes of the Take-Two special meeting are as follows:

•	Take-Two Proposal 1: Approval of the Share Issuance. To consider and vote on the Take-Two share issuance proposal;

•	Take-Two Proposal 2: Approval of the Charter Amendment. To consider and vote on the Take-Two charter amendment proposal; and

•	Take-Two Proposal 3: Adjournment of the Take-Two Special Meeting. To consider and vote on the Take-Two adjournment proposal.

Approval of the Take-Two share issuance proposal and the Take-Two charter amendment proposal by Take-Two stockholders are conditions to the combination. Approval of the Take-Two adjournment proposal is not a condition to the obligation of either Take-Two or Zynga to complete the combination.

Only holders of record of shares of Take-Two common stock outstanding at the close of business on                     , 2022, the Take-Two record date, are entitled to notice of, and to vote at, the Take-Two special meeting or any adjournment or postponement thereof. Each Take-Two stockholder is entitled to one vote on each proposal for each share of Take-Two common stock held of record at the close of business on the Take-Two record date.

A quorum of Take-Two stockholders is necessary to conduct business at the Take-Two special meeting. The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of Take-Two common stock entitled to vote at the Take-Two special meeting will constitute a quorum. Virtual attendance at the Take-Two special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Take-Two special meeting. Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the Take-Two special meeting. Since all of the proposals for consideration at the Take-Two special meeting are considered “non-routine” matters, shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the Take-Two stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals brought before the Take-Two special meeting.

Take-Two Proposal 1: Take-Two Share Issuance Proposal

Assuming a quorum is present at the Take-Two special meeting, approval of the Take-Two share issuance proposal requires the affirmative vote of a majority of votes cast on the Take-Two share issuance proposal as well as the affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Take-Two special meeting. Any shares not present or represented by proxy (including due to the failure of a Take-Two stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Take-Two special meeting to such bank, broker or other nominee) will have no effect on the outcome of the Take-Two share issuance proposal, provided that a quorum is otherwise present. An abstention or other failure of any shares present or represented by proxy to vote on the Take-Two share issuance proposal will have the same effect as a vote “AGAINST” the Take-Two share issuance proposal for purposes of the requirement that the Take-Two share issuance proposal receive the affirmative vote of the holders of a majority of the Take-Two common stock having voting power present in person or represented by proxy at the Take-Two special meeting. In addition, if a Take-Two stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Take-Two share issuance proposal, it will have the same effect as a vote “AGAINST” the Take-Two share issuance proposal.

Take-Two Proposal 2: Take-Two Charter Amendment Proposal

Assuming a quorum is present at the Take-Two special meeting, approval of the Take-Two charter amendment proposal requires the affirmative vote of the holders of Take-Two common stock representing at least a majority of the outstanding shares of Take-Two common stock entitled to vote thereon. If you are a Take-Two stockholder and fail to vote, fail to instruct your bank, broker or other nominee to vote with respect to the Take-Two charter amendment proposal, or abstain from voting, it will have the same effect as a vote “AGAINST” the Take-Two charter amendment proposal.

Take-Two Proposal 3: Take-Two Adjournment Proposal

Assuming a quorum is present at the Take-Two special meeting, approval of the Take-Two adjournment proposal requires the affirmative vote of the holders of a majority of the Take-Two common stock having voting power present in person or represented by proxy at the Take-Two special meeting. Any shares not present or represented by proxy (including due to the failure of a Take-Two stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Take-Two special meeting to such bank, broker or other nominee) will have no effect on the outcome of the Take-Two adjournment proposal. An abstention or other failure of any shares present or represented by proxy to vote on the Take-Two share issuance proposal will have the same effect as a vote “AGAINST” the Take-Two adjournment proposal, provided that a quorum is otherwise present at the Take-Two special meeting. In addition, if a Take-Two stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Take-Two adjournment proposal, it will have the same effect as a vote “AGAINST” the Take-Two adjournment proposal.

The Zynga Special Meeting (Page 50)

The Zynga special meeting will be held virtually via live webcast on                 , 2022, beginning at                 , Pacific Time. Zynga stockholders will be able to virtually attend and vote at the Zynga special meeting by visiting the Zynga special meeting website at                 .

The purposes of the Zynga special meeting are as follows:

•	Zynga Proposal 1: Adoption of the Merger Agreement. To consider and vote on the Zynga merger proposal;

•

Zynga Proposal 2: Approval, on an Advisory Non-Binding Basis, of Certain Merger-Related Compensatory Arrangements with Zynga Named Executive Officers. To consider and vote on the Zynga compensation proposal; and

•	Zynga Proposal 3: Adjournment of the Zynga Special Meeting. To consider and vote on the Zynga adjournment proposal.

Approval of the Zynga merger proposal by Zynga stockholders is a condition to the combination. Approval of the advisory Zynga compensation proposal and the Zynga adjournment proposal are not conditions to the obligation of either Take-Two or Zynga to complete the combination.

Only holders of record of shares of Zynga common stock outstanding at the close of business on                 , 2022, the Zynga record date, are entitled to notice of, and to vote at, the Zynga special meeting or any adjournment or postponement thereof. Each Zynga stockholder is entitled to one vote on each proposal for each share of Zynga common stock held of record at the close of business on the Zynga record date.

A quorum of Zynga stockholders is necessary to conduct business at the Zynga special meeting. The presence in person or by proxy of the holders of a majority of the voting power of the issued and outstanding shares of Zynga common stock entitled to vote at the Zynga special meeting will constitute a quorum. Virtual attendance at the Zynga special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Zynga special meeting. Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the Zynga special meeting. Since all of the proposals for consideration at the Zynga special meeting are considered “non-routine” matters, shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the Zynga stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals brought before the Zynga special meeting.

Zynga Proposal 1: Zynga Merger Proposal

Assuming a quorum is present at the Zynga special meeting, approval of the Zynga merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Zynga common stock entitled to vote thereon at the close of business on the Zynga record date. If you are a Zynga stockholder and fail to vote, fail to instruct your bank, broker or other nominee to vote with respect to the Zynga merger proposal, or abstain from voting, it will have the same effect as a vote “AGAINST” the Zynga merger proposal.

Zynga Proposal 2: Zynga Compensation Proposal

Assuming a quorum is present at the Zynga special meeting, approval of the Zynga compensation proposal requires the affirmative vote of a majority of the voting power of the Zynga common stock present, including by remote communication, or represented by proxy at the meeting and entitled to vote thereon. Any shares not present or represented by proxy (including due to the failure of a Zynga stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Zynga special meeting to such bank, broker or other nominee) will have no effect on the outcome of the Zynga compensation proposal, provided that a quorum is otherwise present. An abstention or other failure of any shares present or represented by proxy to vote on the Zynga compensation proposal will have the same effect as a vote “AGAINST” the Zynga compensation proposal. In addition, if a Zynga stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Zynga compensation proposal, it will have the same effect as a vote “AGAINST” the Zynga compensation proposal.

Zynga Proposal 3: Zynga Adjournment Proposal

Assuming a quorum is present at the Zynga special meeting, approval of the Zynga adjournment proposal requires the affirmative vote of a majority of voting power of the Zynga common stock present, including by remote communication, or represented by proxy at the meeting and entitled to vote thereon. Any shares not present or represented by proxy (including due to the failure of a Zynga stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Zynga special meeting to such bank, broker or other nominee) will have no effect on the outcome of the Zynga adjournment proposal, provided that a quorum is otherwise present. An abstention or other failure of any shares present or represented by proxy to vote on the Zynga adjournment proposal will have the same effect as a vote “AGAINST” the Zynga adjournment proposal. In addition, if a Zynga stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Zynga adjournment proposal, it will have the same effect as a vote “AGAINST” the Zynga adjournment proposal.

Interests of Take-Two Directors and Executive Officers in the Combination (Page 171)

Other than with respect to continued service for, employment by and/or the right to continued indemnification by the combined company, as of the date of this joint proxy statement/prospectus, Take-Two directors and executive officers do not have interests in the combination that are different from, or in addition to, the interests of other Take-Two stockholders generally. See the section titled “Interests of Take-Two Directors and Executive Officers in the Combination.”

Interests of Zynga Directors and Executive Officers in the Combination (Page 172)

In considering the recommendations of the Zynga board of directors, Zynga stockholders should be aware that Zynga directors and executive officers may have interests in the combination, including financial interests, which may be different from, or in addition to, the interests of Zynga stockholders generally. The Zynga board of directors was aware of and considered these interests, among other matters, in reaching its determination that the combination is fair to and in the best interests of Zynga and its stockholders, approving and declaring advisable the merger agreement and the transactions contemplated thereby, including the combination, and recommending that Zynga stockholders approve the Zynga merger proposal. These interests are discussed in more detail in the section titled “Interests of Zynga Directors and Executive Officers in the Combination.”

The benefits and financial interests that Zynga’s directors and executive officers may become eligible to receive as a result of their interests in the combination include:

•

Zynga equity awards, including Zynga options, Zynga RSUs and Zynga PSUs held by Zynga executive officers will be assumed by Take-Two and converted into Take-Two equity awards under the Take-Two equity plan, the number and estimated value of which are provided in the section titled “Interests of Zynga Directors and Executive Officers in the Combination;”

•

each of Zynga’s current executive officers has entered into an offer letter with Zynga and/or is a participant in the Zynga Inc. Change in Control Severance Benefit Plan, which, among other things, provide for certain benefits in the event of a termination of employment under qualifying circumstances in connection with a change in control of Zynga;

•

the merger agreement provides that the directors and executive officers of Zynga and its subsidiaries will have the right to indemnification and continued coverage under directors’ and officers’ liability insurance policies following the combination; and

•	Take-Two has agreed to appoint, on or prior to the effective time, two members of the Zynga board of directors, selected by Zynga and approved by Take-Two, to the Take-Two of board of directors.

For an estimate of the value of the benefits and financial interests that Zynga’s named executive officers may become eligible to receive as a result of their interests in the combination, assuming, among other things, that the combination was completed on May 31, 2022 and each such named executive officer experienced a qualifying termination of employment immediately thereafter, see the section titled “Interests of Zynga Directors and Executive Officers in the Combination–Quantification of Payments and Benefits to Zynga Named Executive Officers–Golden Parachute Compensation.”

Certain Beneficial Owners of Take-Two Common Stock (Page 211)

At the close of business on                , the latest practicable date prior to the date of this joint proxy statement/ prospectus, Take-Two directors and executive officers and their affiliates, as a group, owned and were entitled to vote approximately                % of the shares of Take-Two common stock, including the shares covered by the voting agreement described below and entered into by and among Take-Two’s executive officers and directors (and certain of their respective affiliates), solely in their capacity as stockholders of Take-Two (the “Take-Two voting agreement”). For more information regarding the Take-Two voting agreement, see the section titled “Voting Agreements.”

Pursuant to the voting agreement, Take-Two currently expects that all Take-Two directors and executive officers will vote their shares “FOR” the Take-Two share issuance proposal, “FOR” the Take-two charter amendment proposal and “FOR” the Take-Two adjournment proposal. For more information regarding the security ownership of Take-Two directors and executive officers, see the section titled “Certain Beneficial Owners of Take-Two Common Stock.”

Certain Beneficial Owners of Zynga Common Stock (Page 213)

At the close of business on                , the latest practicable date prior to the date of this joint proxy statement/ prospectus, Zynga directors and executive officers and their affiliates, as a group, owned and were entitled to vote approximately                % of the shares of Zynga common stock, including the shares covered by the voting agreements described below and entered into by and among Zynga’s executive officers and directors (and certain of their respective affiliates), solely in their capacity as stockholders of Zynga (the “Zynga voting agreements”). For more information regarding the Zynga voting agreements, see the section titled “Voting Agreements.”

Zynga currently expects that all Zynga directors and executive officers will vote their shares “FOR” the Zynga merger proposal, “FOR” the Zynga compensation proposal and “FOR” the Zynga adjournment proposal. For more information regarding the security ownership of Zynga directors and executive officers, see the section titled “Certain Beneficial Owners of Zynga Common Stock.”

Governance Matters After the Combination (Page 135)

Pursuant to the merger agreement, Take-Two has agreed to appoint, on or prior to the effective time, two members of the Zynga board of directors, selected by Zynga and approved by Take-Two, to the Take-Two of board of directors. The two members of the Zynga board of directors selected by Zynga for appointment to the Take-Two board of directors pursuant to this provision of the merger agreement are Ellen Siminoff and William “Bing” Gordon. The appointment of Ms. Siminoff and Mr. Gordon remain subject to the review and approval by Take-Two’s Corporate Governance Committee and Board of Directors prior to the effective time. For more information, see the section titled “The Combination—Governance Matters After the Combination.”

Regulatory Approvals and Related Matters (Page 115)

The obligations of Take-Two and Zynga to consummate the combination are subject to, among other conditions, the expiration or earlier termination of any waiting period (and any extension thereof) under the HSR Act and the consent, waiver, authorization or approval of the applicable antitrust regulatory authority in certain specified non-U.S. jurisdictions. Take-Two and Zynga filed the notifications required under the HSR Act with the Premerger Notification Office of the Federal Trade Commission and the Antitrust Division of the Department of Justice on January 24, 2022. The applicable waiting period under the HSR Act expired at 11:59 p.m. Eastern Time on February 23, 2022.

Under the merger agreement, each of Take-Two and Zynga has agreed to use their respective reasonable best efforts, subject to certain limitations, to take, or cause to be taken, all actions necessary to complete the combination and make effective the other contemplated as soon as practicable after the date of the merger agreement, including to receive all required regulatory approvals so as to complete the combination and the other contemplated transactions expeditiously (but in no event later than January 9, 2023). For more information, see the section titled “The Combination—Regulatory Approvals and Related Matters.”

Appraisal Rights (Page 205)

Under the DGCL, holders of Zynga common stock who deliver to Zynga a written demand for appraisal before the vote on the adoption of the merger agreement at the Zynga special meeting and who do not vote for the adoption and approval of the merger agreement and to approve the combination have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the combination is completed and if certain conditions are met, but only if they comply with all requirements of Delaware law, as described under “Appraisal Rights” below, beginning on page 205 which detailed description is qualified by reference to the full text of Section 262 of the DGCL as attached as Annex G hereto. This appraisal amount could be more than, the same as, or less than the amount a Zynga stockholder would be entitled to receive under the merger agreement. Any holder of Zynga common stock intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to Zynga prior to the vote on the adoption and approval of the merger agreement and the transactions contemplated thereunder, not vote or otherwise submit a proxy in favor of adoption and approval of the merger agreement and the transactions contemplated thereunder and not submit a letter of transmittal. Failure to follow exactly the procedures specified under Delaware law may result in the loss of appraisal rights. See the section titled “Appraisal Rights.” Information about how Zynga stockholders may vote on the proposals being considered in connection with the Combination can be found in the section titled “The Zynga Special Meeting.”

The stockholders of Take-Two are not entitled to appraisal of their shares or dissenters’ rights with respect to the merger in connection with the combination under Delaware law.

Conditions to the Completion of the Combination (Page 140)

The obligations of each of Take-Two and Zynga to complete the combination are subject to the satisfaction or waiver (to the extent permitted by applicable legal requirements), at or prior to the completion of the combination, of each of the following conditions:

•

the registration statement of which this joint proxy statement/prospectus is a part being declared effective in accordance with the provisions of the Securities Act, no stop order suspending its effectiveness being issued by the SEC and in effect and there being no proceedings for that purpose having been initiated;

•	shares of Take-Two common stock to be issued in the combination having been approved for listing (subject to official notice of issuance) on the Nasdaq;

•	the merger agreement being duly adopted by the required Zynga stockholder vote;

•	the Take-Two share issuance proposal and the Take-Two charter amendment each being duly approved by the required Take-Two stockholder vote;

•	the expiration or earlier termination of any applicable waiting period (and any extension thereof) under the HSR Act;

•	the antitrust approvals that are required pursuant to the laws of certain specified non-U.S. jurisdictions; and

•	the absence of any statute, regulation, order or injunction having the effect of preventing or materially impairing the consummation of the merger.

In addition, each party’s obligation to complete the combination is subject to, among other things, the accuracy of certain representations and warranties of the other party and the compliance by such other party with certain of its covenants, in each case, subject to the materiality standards set forth in the merger agreement, and the absence of the occurrence of any material adverse effect on the other party.

Neither Take-Two nor Zynga can be certain when, or if, the conditions to the combination will be satisfied or waived, or that the combination will be completed.

Zynga Go-Shop Period (Page 125)

Under the merger agreement, until the expiration of the go-shop period at 11:59 p.m. (New York time) on February 24, 2022, which is referred to as the “go-shop period”, Zynga, its subsidiaries and affiliates, and its and their respective representatives, had the right to, among other things, (i) solicit, initiate, propose, induce the making or submission of, encourage or facilitate in any way any offer, inquiry or proposal that constitutes, or could reasonably be expected to lead to, a Zynga alternative acquisition proposal, including by (a) providing any nonpublic information relating to Zynga, its subsidiaries or their respective businesses, properties or assets and (b) providing access in connection therewith to Zynga personnel, in each case, to any third party that has executed a Zynga acceptable confidentiality agreement (as defined under “The Merger Agreement—Go-Shop Period; Restrictions on Solicitations of Other Offers”); and (ii) enter into or continue discussions with third parties in connection therewith, and cooperate with or assist or participate in, or facilitate in any way, any inquiries, offers, proposals, discussions or negotiations or any effort or attempt to make any Zynga alternative acquisition proposal or other proposals that could reasonably be expected to lead to a Zynga alternative acquisition proposal, including by granting a waiver, amendment or release under any pre-existing “standstill,” “confidentiality” or other similar provision to the extent necessary to allow for a Zynga alternative acquisition proposal or amendment to a Zynga alternative acquisition proposal to be made to Zynga or the Zynga board of directors. If as a result of its activities during the go-shop period, Zynga provided to any third parties access in writing to nonpublic information that was not previously made available to Take-Two, Zynga is required to provide such information to Take-Two promptly following such provision to any third parties.

Zynga No-Shop Period (Page 125)

Under the merger agreement, commencing at 12:01 a.m. (New York time) on February 25, 2022, which is referred to as the “Zynga no-shop period start date”, until the earlier of the effective time and the date, if any, on which the merger agreement is terminated, subject to certain exceptions, Zynga may not, and must cause its subsidiaries and its directors and officers not to, and must not authorize or permit its other representatives to, subject to limited exceptions set forth in the merger agreement:

•

solicit, initiate, propose, induce the making or submission of, or knowingly encourage or facilitate in any way any offer, inquiry or proposal that constitutes, or could reasonably be expected to lead to, a Zynga alternative acquisition proposal;

•	continue, enter into, engage in or otherwise participate in any discussions or negotiations with any person regarding any Zynga alternative acquisition proposal; or

•	grant any waiver, amendment or release of any third party under any standstill or confidentiality provision in connection with the preceding bullets.

In the merger agreement, Zynga agreed that at the Zynga no-shop period start date, Zynga would, and cause its subsidiaries and its directors and officers to, and not permit or authorize its other representatives to fail to, immediately cease any and all existing activities, discussions or negotiations with any parties previously conducted with respect to any Zynga alternative acquisition proposal, other than with any excluded party (as defined under “The Merger Agreement—Go-Shop Period; Restrictions on Solicitations of Other Offers”).

Take-Two No-Shop Period (Page 126)

Under the merger agreement, commencing on the date of the merger agreement and until the earlier of the effective time and the date, if any, on which the merger agreement is terminated, subject to certain exceptions,

Take-Two may not, and must cause its subsidiaries and its directors and officers not to, and must not authorize or permit its other representatives to, subject to limited exceptions set forth in the merger agreement:

•

solicit, initiate, propose, induce the making or submission of, or knowingly encourage or facilitate in any way any offer, inquiry or proposal that constitutes, or could reasonably be expected to lead to, a Take-Two alternative acquisition proposal;

•	continue, enter into, engage in or otherwise participate in any discussions or negotiations with any person regarding any Take-Two alternative acquisition proposal; or

•	grant any waiver, amendment or release of any third party under any standstill or confidentiality provision in connection with the preceding bullets.

In the merger agreement, Take-Two agreed that at the Take-Two no-shop period start date, Take-Two would, and cause its subsidiaries and its directors and officers to, and not permit or authorize its other representatives to fail to, immediately cease any and all existing activities, discussions or negotiations with any parties previously conducted with respect to any Take-Two alternative acquisition proposal.

Zynga Change in Recommendation (Page 130)

Under the merger agreement, except as described below, the Zynga board of directors may not:

•

withdraw (or qualify, amend or modify in any manner adverse to Take-Two), or propose publicly to withdraw (or qualify, amend or modify in any manner adverse to Take-Two), its recommendation that the stockholders of Zynga vote in favor of the approval of the combination;

•	approve, recommend or declare advisable any Zynga alternative acquisition proposal;

•	fail to recommend against acceptance of a tender offer or exchange offer that is a Zynga alternative acquisition proposal; or

•

refuse to affirm publicly the Zynga recommendation following a reasonable written request by Take-Two to provide such reaffirmation, provided, that the Zynga board of directors will not be required to affirm the recommendation made more than once per Zynga alternative acquisition proposal or material modification of such Zynga alternative acquisition proposal (any such action described in the preceding bullets, a “Zynga change of recommendation”).

At any time prior to obtaining the required Zynga vote, the Zynga board of directors may, subject to advance notice and negotiation obligations in favor of Take-Two set forth in the merger agreement:

•

effect a Zynga change of recommendation following a bona fide written Zynga alternative acquisition proposal that did not result from or arise out of a material breach by Zynga of the “no-shop” provisions under the merger agreement and which the Zynga board of directors determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Zynga superior proposal, and that the failure to take such action would be inconsistent with its fiduciary duties under applicable law;

•

following receipt of a bona fide written Zynga alternative acquisition proposal which the Zynga board of directors determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Zynga superior proposal, terminate the merger agreement for the purpose of entering into an alternative acquisition agreement with respect to such Zynga superior proposal, if the Zynga board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and, concurrently with entering into such alternative acquisition agreement, Zynga terminates the merger agreement and pays the applicable termination fee, as described in the section entitled “The Merger Agreement—Termination Fees and Expenses; Liability for Breach”; or

•

effect a Zynga change of recommendation in response to a Zynga intervening event if the Zynga board of directors determines in good faith, in consultation with its financial advisors and outside legal counsel, that the failure to effect a Zynga change of recommendation would be inconsistent with its fiduciary duties under applicable law.

Under the merger agreement, the following actions shall not (in and of themselves) constitute a Zynga change of recommendation, or otherwise constitute a basis for Take-Two, Merger Sub 1 or Merger Sub 2 to terminate the merger agreement:

•	a determination by the Zynga board of directors that a Zynga alternative acquisition proposal constitutes, or would reasonably be expected to result in a Zynga superior proposal;

•	the delivery, in and of itself, of a notice of a Zynga change of recommendation to Take-Two;

•	any public disclosure of the actions described in the preceding bullets required by applicable law, so long as any such disclosure includes an express reaffirmation of the Zynga recommendation; or

•	or the making, in and of itself, of a customary “stop, look and listen” communication to Zynga’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act.

The merger agreement does not restrict Zynga or the Zynga board of directors from complying with its disclosure obligations under applicable law or rules and policies of the NASDAQ with regard to any Zynga alternative acquisition proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders).

Take-Two Change in Recommendation (Page 131)

Under the merger agreement, except as described below, the Take-Two board of directors may not:

•

withdraw (or qualify, amend or modify in any manner adverse to Zynga), or propose publicly to withdraw (or qualify, amend or modify in any manner adverse to Zynga), its recommendation that the stockholders of Take-Two vote in favor of the approval of the combination;

•	approve, recommend or declare advisable any Take-Two alternative acquisition proposal;

•	fail to recommend against acceptance of a tender offer or exchange offer that is a Take-Two alternative acquisition proposal; or

•

refuse to affirm publicly the Take-Two Recommendation following a reasonable written request by Zynga to provide such reaffirmation, provided, that the Take-Two board of directors will not be required to affirm the recommendation made more than once per Take-Two alternative acquisition proposal or material modification of such Take-Two alternative acquisition proposal (any such action described in the preceding bullets, a “Take-Two change of recommendation”).

At any time prior to obtaining the required Take-Two vote, the Take-Two board of directors may, subject to advance notice and negotiation obligations in favor of Take-Two set forth in the merger agreement:

•

effect a Take-Two change of recommendation following a bona fide written Take-Two alternative acquisition proposal that did not result from or arise out of a material breach by Take-Two of the “no-shop” provisions under the merger agreement and which the Take-Two board of directors determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Take-Two superior proposal, and that the failure to take such action would be inconsistent with its fiduciary duties under applicable law; or

•

effect a Take-Two change of recommendation in response to a Take-Two intervening event if the Take-Two board of directors determines in good faith, in consultation with its financial advisors and outside legal counsel, that the failure to effect a Take-Two change of recommendation would be inconsistent with its fiduciary duties under applicable law.

Under the merger agreement, the following actions shall not (in and of themselves) constitute a Take-Two change of recommendation, or otherwise constitute a basis for Zynga to terminate the merger agreement:

•	a determination by the Take-Two board of directors that a Take-Two alternative acquisition proposal constitutes, or would reasonably be expected to result in a Take-Two superior proposal;

•	the delivery, in and of itself, of a notice of a Take-Two change of recommendation to Zynga;

•	any public disclosure of the actions described in the preceding bullets required by applicable law, so long as any such disclosure includes an express reaffirmation of the Take-Two recommendation; or

•	the making, in and of itself, of a customary “stop, look and listen” communication to Take-Two’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act.

The merger agreement does not restrict Take-Two or the Take-Two board of directors from complying with its disclosure obligations under applicable law or rules and policies of the NASDAQ with regard to any Take-Two alternative acquisition proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders).

Termination of the Merger Agreement (Page 142)

The merger agreement may be terminated and the combination abandoned at any time prior to the effective time, and, except as described below, whether before or after the receipt of the required stockholder approvals, under the following circumstances:

•	by mutual written consent of Zynga and Take-Two;

•	by either Zynga or Take-Two:

•

if the combination is not consummated before the twelve (12) month anniversary of the date the merger agreement, which is January 9, 2023 and referred to as the “end date”; provided, however, that this right to terminate the merger agreement will not be available to any party whose breach of any provision of the merger agreement has been the primary cause of the failure to close by the end date;

•

if any governmental entity issues a final and non-appealable order, decree or ruling or takes any other action that has the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the combination or any other transaction contemplated by the merger agreement, provided, that the party seeking to terminate pursuant to this right used its reasonable best efforts to remove such restraint or prohibition; and that this right to terminate the merger agreement will not be available to any party whose breach of any provision of the merger agreement results in the imposition of such order, decree or ruling or the failure of such order, decree or ruling to be resisted, resolved or lifted;

•

if the required Zynga vote and/or the required Take-Two vote (each as defined under “The Merger Agreement—Go-Shop Period; Restrictions on Solicitations of Other Offers”) is not obtained; provided, however, that this right to terminate the merger agreement will not be available to any party whose breach of certain provisions of the merger agreement relating to the preparation and filing of this joint proxy statement/prospectus resulted in the failure of the applicable requisite vote to be obtained;

•	by Take-Two:

•

prior to the Zynga special meeting, if (i) there shall have been a Zynga change of recommendation or the Zynga board of directors shall have approved or recommended a Zynga superior proposal (or the Zynga board of directors resolves to do any of the foregoing), (ii) Zynga or any of its subsidiaries shall have entered into any definitive acquisition agreement, merger agreement or similar definitive agreement to consummate a Zynga alternative acquisition proposal, whether or not permitted by the merger agreement or (iii) Zynga is in intentional breach of any of its material obligations under the merger agreement regarding third-party acquisition proposals as described under the section titled “The Merger Agreement—Go-Shop Period; Restrictions on Solicitations of Other Offers”;

•

upon a breach of any representation, warranty, covenant or agreement on the part of Zynga contained in the merger agreement such that the relevant conditions to Take-Two’s obligations to complete the combination would not be satisfied and that either (i) the breach is not reasonably capable of being cured or (ii) if such breach is reasonably capable of being cured, such breach has not been cured prior to the earlier of (a) thirty (30) days following notice of such breach or (b) the end date. However, Take-Two does not have this right to terminate the merger agreement if it is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement;

•	by Zynga:

•

prior to receipt of the required Zynga vote, if the Zynga board of directors shall have authorized Zynga to enter into an alternative acquisition agreement with respect to a Zynga superior proposal; provided that, substantially concurrently with and as a condition to such termination, Zynga enters into such alternative acquisition agreement and pays (or causes to be paid) to Take-Two the termination fee (and reimbursement for expenses of enforcing the right to receive the termination fee);

•

upon a breach of any representation, warranty, covenant or agreement on the part of Take-Two, Merger Sub 1 or Merger Sub 2 contained in the merger agreement such that the relevant conditions to Zynga’s obligations to complete the combination would not be satisfied and that either (i) the breach is not reasonably capable of being cured or (ii) if such breach is reasonably capable of being cured, such breach has not been cured prior to the earlier of (a) thirty (30) days following notice of such breach or (b) the end date; provided, however, that Zynga does not have this right to terminate the merger agreement if it is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement; or

•

prior to the Take-Two special meeting, if (i) there shall have been a Take-Two change of recommendation or the Take-Two board of directors shall have approved or recommended a Take-Two superior proposal (or the Take-Two board of directors resolves to do any of the foregoing), (ii) Take-Two or any of its subsidiaries shall have entered into any definitive acquisition agreement, merger agreement or similar definitive agreement to consummate a Take-Two alternative acquisition proposal, whether or not permitted by the merger agreement or (iii) Take-Two shall be in intentional breach of its obligations under the merger agreement regarding third-party acquisition proposals as described under the section titled “The Merger Agreement—Go-Shop Period; Restrictions on Solicitations of Other Offers.”

Termination Fees (Page 143)

Zynga will be obligated to pay to Take-Two a termination fee of $550,000,000 (and reimbursement for expenses of enforcing the right to receive the termination fee) if:

•

Take-Two terminates the merger agreement because, prior to the Zynga special meeting, (i) there shall have been a Zynga change of recommendation or the Zynga board of directors shall have approved or recommended a Zynga superior proposal (or the Zynga board of directors resolves to do any of the foregoing), (ii) Zynga or any of its subsidiaries shall have entered into any definitive acquisition agreement, merger agreement or similar definitive agreement to consummate a Zynga alternative acquisition proposal, whether or not permitted by the merger agreement or (iii) Zynga is in intentional breach of any of its obligations under the merger agreement regarding third-party acquisition proposals as described under the section titled “The Merger Agreement—Go-Shop Period; Restrictions on Solicitations of Other Offers”;

•

(i) Zynga or Take-Two terminates the merger agreement because the required Zynga vote was not obtained, (ii) at or prior to the time of the Zynga special meeting there is publicly disclosed or announced a bona fide written Zynga alternative acquisition proposal that has not been publicly withdrawn at least five business days prior to the time of the Zynga special meeting and (iii) within twelve (12) months following the termination of the merger agreement, Zynga consummates a Zynga alternative acquisition proposal, or enters into a definitive agreement to consummate a Zynga alternative acquisition proposal and the transaction contemplated thereby is subsequently consummated (except that, for this purpose, each reference to “more than 20%” in the definition of “Zynga alternative acquisition proposal” is deemed to be a reference to “more than 50%”);

•

(i) Take-Two terminates the merger agreement (a) because of a failure of the closing of the combination to occur on or before the end date and such failure was primarily attributable to a breach of any provision of the merger agreement by Zynga (other than Zynga’s obligations to cooperate with Take-Two’s efforts to obtain financing in connection with the combination) or (b) because of a breach by Zynga of a representation, warranty or covenant contained in the merger agreement such that the relevant conditions to Take-Two’s obligations to complete the combination would not be satisfied, (ii) at or prior to the time of such termination there shall have been publicly disclosed or announced a bona fide written Zynga alternative acquisition proposal that has not been publicly withdrawn at least five business days prior to the time of such termination and (iii) within twelve (12) months following the termination of the merger agreement, Zynga consummates a Zynga alternative acquisition proposal, or enters into a definitive agreement to consummate a Zynga alternative acquisition proposal and the transaction contemplated thereby is subsequently consummated (except that, for this purpose, each reference to “more than 20%” in the definition of “Zynga alternative acquisition proposal” is deemed to be a reference to “more than 50%”); or

•

Zynga terminates the merger agreement because, prior to the receipt of the required Zynga vote and on or after the Zynga no-shop period start date, the Zynga board of directors authorizes Zynga to enter into a definitive acquisition agreement with respect to a Zynga superior proposal.

Additionally, if Zynga had terminated the merger agreement because prior to the receipt of the required Zynga vote and prior to the Zynga no-shop period start date, the Zynga board of directors had authorized Zynga to enter into a definitive acquisition agreement with respect to a Zynga superior proposal, Zynga would have been required to pay to Take-Two a termination fee of $400,000,000 (and reimbursement for expenses of enforcing the right to receive such fee).

Take-Two will be obligated to pay to Zynga the termination fee of $550,000,000 (and reimbursement for expenses of enforcing the right to receive the termination fee) if:

•

Zynga terminates the merger agreement because, prior to the Take-Two special meeting, (i) the Take-Two board of directors withdraws, or modifies or amends in an adverse manner, its approval or recommendation of the merger agreement or the combination, (ii) Take-Two or any of its subsidiaries enter into any definitive agreement to consummate a Take-Two alternative acquisition proposal or (iii) Take-Two is in intentional breach of its obligations under the merger agreement regarding third-party acquisition proposals as described under the section titled “The Merger Agreement—Go-Shop Period; Restrictions on Solicitations of Other Offers”;

•

(i) Zynga or Take-Two terminates the merger agreement because the required Take-Two vote was not obtained, (ii) at or prior to the time of the Take-Two special meeting there is publicly disclosed or announced a bona fide written Take-Two alternative acquisition proposal that has not been publicly withdrawn at least five business days prior to the time of the Take-Two special meeting and (iii) within twelve (12) months following the termination of the merger agreement, Take-Two consummates a Take-Two alternative acquisition proposal, or enters into a definitive agreement to consummate a Take-Two alternative acquisition proposal and the transaction contemplated thereby is subsequently consummated (except that, for this purpose, each reference to “more than 20%” in the definition of “Take-Two alternative acquisition proposal” is deemed to be a reference to “more than 50%”); or

•

(i) Zynga terminates the merger agreement (a) because of a failure of the closing of the combination to occur on or before the end date and such failure was primarily attributable to a breach of any provision of the merger agreement by Take-Two or (b) because of a breach by Take-Two, Merger Sub 1 or Merger Sub 2 of a representation, warranty or covenant contained in the merger agreement the relevant conditions to Zynga’s obligations to complete the combination would not be satisfied, (ii) at or prior to the time of such termination there shall have been publicly disclosed or announced a bona fide written Take-Two alternative acquisition proposal that has not been publicly withdrawn at least five business days prior to the time of such termination and (iii) within twelve (12) months following the termination of merger agreement, Take-Two consummates a Take-two alternative acquisition proposal, or enters into a definitive agreement to consummate a Take-Two alternative acquisition proposal and the transaction contemplated thereby is subsequently consummated (except that, for this purpose, each reference to “more than 20%” in the definition of “Take-Two alternative acquisition proposal” is deemed to be a reference to “more than 50%”).

Additionally, if Zynga or Take-Two terminates the merger agreement because the required Take-Two vote was not obtained and at the time of such termination the required Zynga vote was already obtained, the Take-Two shall pay to Zynga an expense reimbursement of $50,000,000. Further, if Zynga or Take-Two terminates the merger agreement because the required Zynga vote was not obtained and at the time of such termination the required Take-Two vote was already obtained, Zynga shall pay to Take-Two an expense reimbursement of $50,000,000.

Voting Agreements (Page 146)

Concurrently with the execution of the merger agreement, on January 9, 2022, Take-Two and Zynga entered into (i) a voting agreement (the “Take-Two voting agreement”) with Mr. Zelnick, certain of Mr. Zelnick’s affiliates, Lainie Goldstein, Daniel Emerson, J Moses, Michael Sheresky, Michael Dornemann, Susan Tolson, LaVerne Srinivasan, Paul Viera, certain of Mr. Viera’s affiliates, and Roland Hernandez and (ii) voting agreements (the “Zynga voting agreements”) with Amy Rawlings, Bernard Kim, Carol G. Mills, Ellen F. Siminoff, Frank Gibeau, James Gerard Griffin, Janice M. Roberts, Jeff Ryan, Louis J. Lavigne, Jr., Mark Pincus, Noel B. Watson, Phuong Y. Phillips, Regina E. Dugan, and William “Bing” Gordon, and certain of their respective affiliates, in each case in such person’s capacity as a stockholder of Take-Two or Zynga, as applicable. The Take-Two voting agreement and the Zynga voting agreements are each referred to as a “voting agreement” and each Take-Two or Zynga stockholder party thereto, as applicable, if referred to as “supporting stockholder.”

Each Take-Two supporting stockholder agreed that from the date of the voting agreement until the date that the voting agreement terminates, such supporting stockholder will vote or cause to be voted all shares of Take-Two common stock that he, she or it beneficially owns, among other things:

•	against any action or agreement that has or would reasonably be likely to result in Take-Two’s representations, warranties, and obligations not being fulfilled;

•	against any Take-Two alternative acquisition proposal;

•	against any amendment to Take-Two’s organization documents if such amendment would reasonably be expected to prevent or materially delay the consummation of the combination; and

•

against any other action or agreement that is intended, or would reasonably be expected, to materially impede, interfere with or delay the combination or the transactions contemplated by the merger agreement.

Each Zynga supporting stockholder agreed that from the date of the voting agreement until the date that the voting agreement terminates, such supporting stockholder will vote or cause to be voted all shares of Zynga common stock that he, she or it beneficially owns, among other things:

•	in favor of the adoption of the merger agreement;

•	against any action or agreement that has or would reasonably be likely to result in Zynga’s representations, warranties, and obligations not being fulfilled;

•	against any Zynga alternative acquisition proposal;

•	against any amendments to the Zynga organizational documents if such amendment would reasonably be expected to prevent or materially delay the consummation of the combination; and

•

against any other action or agreement that is intended, or would reasonably be expected, to materially impede, interfere with or delay the combination or the transactions contemplated by the merger agreement.

As of                , 2022, the Take-Two supporting stockholders subject to the Take-Two voting agreements beneficially owned in the aggregate approximately    % of the outstanding shares of Take-Two common stock, and the Zynga supporting stockholders subject to the Zynga voting agreement beneficially owned in the aggregate approximately    % of the outstanding shares of Zynga common stock. For more information, see the section titled “Voting Agreements” and Annexes F-1 through F-3 to this joint proxy statement/prospectus.

U.S. Federal Income Tax Consequences of the Combination (Page 190)

Take-Two and Zynga intend for the combination to be treated as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Take-Two’s obligation to complete the combination that Take-Two receive an opinion from Willkie, counsel to Take-Two, to the effect that the combination will be treated as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Zynga’s obligation to complete the combination that Zynga receive an opinion from Wilson Sonsini Goodrich & Rosati, counsel to Zynga, to the effect that the combination will be treated as a reorganization within the meaning of Section 368(a) of the Code. Assuming the receipt and accuracy of these opinions, a holder of shares of Zynga common stock will generally recognize gain (but not loss) for U.S. federal income tax purposes in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess, if any, of the sum of the amount of cash and the fair market value, as of the effective time of the merger, of the Take-Two shares received in the combination over that stockholder’s adjusted tax basis in its Zynga shares surrendered) and (ii) the amount of cash received in the combination.

You should read the section titled “U.S. Federal Income Tax Consequences of the Combination” beginning on page 190 for a more complete discussion of the U.S. federal income tax consequences of the combination. Tax matters can be complicated, and the tax consequences of the combination to you will depend on your particular situation. You should consult your tax advisor to determine the tax consequences to you of the combination.

Comparison of Stockholders’ Rights (Page 193)

Upon completion of the combination, Zynga stockholders receiving shares of Take-Two common stock will become Take-Two stockholders. The rights of Take-Two stockholders will be governed by the DGCL and the Take-Two charter and Take-Two bylaws in effect at the effective time. As Take-Two and Zynga are both Delaware corporations, the rights of Take-Two stockholders and Zynga stockholders are not materially different. However, there are certain differences in the rights of Take-Two stockholders under the Take-Two charter and Take-Two bylaws and of Zynga stockholders under the Zynga charter and Zynga bylaws. See the section titled “Comparison of Stockholders’ Rights.”

Listing of Take-Two Common Stock; Delisting and Deregistration of Zynga Common Stock (Page 117)

It is a condition to the combination that the shares of Take-Two common stock to be issued to Zynga stockholders in the combination be approved for listing on Nasdaq, subject to official notice of issuance. If the combination is completed, Zynga common stock will be delisted from Nasdaq and deregistered under the Exchange Act, following which Zynga will no longer be required to file periodic reports with the SEC with respect to Zynga common stock.

Risk Factors (Page 24)

In evaluating the merger agreement, the combination, the share issuance and the charter amendment you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section titled “Risk Factors.”

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

Take-Two common stock is listed on the Nasdaq under the symbol “TTWO” and Zynga common stock is listed on Nasdaq under the symbol “ZNGA.”

The following table sets forth the closing sale price per share of Take-Two common stock and Zynga common stock reported on Nasdaq, respectively, as of (1) January 7, 2022, the trading day before the public announcement of the execution of the merger agreement and (2)             , 2022, the latest practicable trading date before the date of this joint proxy statement/prospectus. The table also shows the estimated implied value of the per share merger consideration for each share of Zynga common stock as of the same two days. This implied per share value was calculated by adding (1) $3.50 to the product obtained by (2) multiplying the closing prices per share of Take-Two common stock on those dates by an exchange ratio of 0.03864 in the case of the implied per share value of the merger consideration as of January 7, 2022, calculated based on the Take-Two common stock price of $164.60 as of such date, and an exchange ratio of                  in the case of the implied per share value of the merger consideration as of             , 2022, calculated based on the Take-Two common stock price of $         as of such date.

	Take-Two Common Stock		Zynga Common Stock		Implied Per Share Value of Merger Consideration
January 7, 2022		$164.60		$6.00		$9.86
, 2022	$		$		$

The market prices of Take-Two common stock and Zynga common stock have fluctuated since the date of the announcement of the combination and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the Zynga special meeting and the date the merger is completed and thereafter (in the case of Take-Two common stock). The number of shares of Take-Two common stock that Zynga stockholders will receive as consideration in the combination is not fixed and may change. The exchange ratio is not fixed within the two-way collar and will be adjusted for changes in the market price of Take-Two common stock prior to the effective time of the combination if the Take-Two common stock price is an amount equal to or between $156.50 and $181.88. In addition, the market value of the consideration payable to Zynga stockholders in the combination will fluctuate with the market price of Take-Two common stock if the Take-Two common stock price is an amount less than $156.50 or greater than $181.88. The Take-Two common stock price and the exchange ratio will not be determinable until the third trading day immediately preceding the closing date of the combination.

The value of the merger consideration to be received in exchange for each share of Zynga common stock when received by Zynga stockholders after the combination is completed could be greater than, less than or the same as shown in the table above. Accordingly, Take-Two stockholders and Zynga stockholders are advised to obtain current market quotations for Take-Two common stock and Zynga common stock in determining whether to vote in favor of the Take-Two share issuance proposal and the Take-Two charter amendment proposal, in the case of Take-Two stockholders, or the Zynga merger proposal, in the case of Zynga stockholders.

Dividends

Take-Two has never declared or paid any cash dividends on its common stock. Take-Two anticipates retaining future earnings for the development, operation, and expansion of its business, and does not anticipate declaring or paying any cash dividends for the foreseeable future. In addition, Take-Two’s ability to pay cash dividends on Take-Two common stock may be prohibited or limited by the terms of future debt financing arrangements.

Zynga has never declared nor paid any cash dividends on Zynga common stock. Under the terms of the merger agreement, Zynga is not permitted to declare, accrue, set aside, establish a record date for or pay any dividend or other distribution during the pre-closing period without the prior written consent of Take-Two.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, the documents that Take-Two and Zynga refer you to in the registration statement and oral statements made or to be made by Take-Two and Zynga include certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, which are referred to as the “safe harbor provisions.” Statements contained or incorporated by reference in the registration statement of which this joint proxy statement/prospectus forms a part that are not historical facts are forward-looking statements, including statements regarding the anticipated benefits of the combination, the anticipated impact of the combination on the combined company’s business and future financial and operating results, the expected amount and timing of anticipated synergies from the combination, the anticipated timing of closing of the combination and other aspects of Take-Two’s or Zynga’s operations or operating results. Words such as “may,” “should,” “will,” “believe,” “expect,” “anticipate,” “target,” “project,” and similar phrases that denote future expectations or intent regarding the combined company’s financial results, operations, and other matters are intended to identify forward-looking statements that are intended to be covered by the safe harbor provisions. Investors are cautioned not to rely upon forward-looking statements as predictions of future events. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors that may cause future events to differ materially from the forward-looking statements in this report, including:

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the occurrence of any change, event, series of events or circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require Take-Two to pay a termination fee to Zynga or require Zynga to pay a termination fee to Take-Two;

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the inability to complete the combination due to the failure of Take-Two stockholders to approve the share issuance or of Zynga stockholders to adopt the merger agreement, or the failure to satisfy any of the other conditions to the completion of the combination, including regulatory approvals, in a timely manner or otherwise;

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risks relating to fluctuations of the market value of Take-Two and Zynga’s common stock before the completion of the combination, including as a result of uncertainty as to the long-term value of the common stock of the combined company or as a result of broader stock market movements;

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risks related to fluctuations in the number of shares of Take-Two common stock that Zynga stockholders will receive as consideration in the combination pursuant to the terms of the merger agreement, and risks that the market value of the consideration payable to Zynga stockholders in the combination will fluctuate with the market price of Take-Two common stock;

•	delays in closing, or the failure to close, the combination for any reason, could negatively impact Take-Two, Zynga or the combined company;

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the risk that disruptions from the pendency of the combination will disrupt Take-Two’s or Zynga’s business, including current plans and operations, which may adversely impact Take-Two’s or Zynga’s respective businesses;

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difficulties or delays in integrating the businesses of Take-Two and Zynga following completion of the combination or fully realizing the anticipated synergies or other benefits expected from the combination;

•	certain restrictions during the pendency of the combination that may impact the ability of Take-Two or Zynga to pursue certain business opportunities or strategic transactions;

•	the risk of legal proceedings that have been or may be instituted against Take-Two, Zynga, their directors and/or others relating to the combination;

•	the diversion of the attention of the respective management teams of Take-Two and Zynga from their respective ongoing business operations;

•	the risk that the combination or any announcement relating to the combination could have an adverse effect on the ability of Take-Two or Zynga to retain and hire key personnel;

•	the risk that uncertainty about the combination may adversely affect relationships with Take-Two and Zynga’s customers, partners, suppliers, and employees, whether or not the combination is completed;

•	the potentially significant amount of any costs, fees, expenses, impairments or charges related to the combination;

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the potential dilution of Take-Two stockholders’ and Zynga stockholders’ ownership percentage of the combined company as compared to their ownership percentage of Take-Two or Zynga, as applicable, prior to the combination;

•	the business, economic, political and other conditions in the countries in which Take-Two or Zynga operate;

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the effect of uncertainties related to the COVID-19 pandemic on U.S. and global markets, Take-Two’s or Zynga’s respective business, operations, revenue, cash flow, operating expenses, hiring, demand for their respective solutions, sales cycles, customer retention, and their respective customers’ businesses and industries;

•	Zynga directors and executive officers having interests in the combination that are different from, or in addition to, the interests of Zynga stockholders generally; and

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the possibility that the combined company’s results of operations, cash flows and financial position after the combination may differ materially from the unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus.

The forward-looking statements contained in this joint proxy statement/prospectus are also subject to additional risks, uncertainties, and factors, including those described in Take-Two’s and Zynga’s most recent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed by either of them from time to time with the SEC. See the section titled “Where You Can Find More Information.”

The forward-looking statements included in this report are made only as of the date hereof. Take-Two and Zynga do not undertake to update, alter or revise any forward-looking statements made in this report to reflect events or circumstances after the date of this report or to reflect new information or the occurrence of unanticipated events, except as required by law.

RISK FACTORS

In considering how to vote on the proposals to be considered and voted on at the Take-Two special meeting or the Zynga special meeting, you are urged to carefully consider all of the information contained or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.” You should also read and consider the risks associated with each of the businesses of Take-Two and Zynga because those risks will affect the combined company. The risks associated with the business of Take-Two can be found in Take-Two’s Exchange Act reports, including Take-Two’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021 and Take-Two’s Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2021, September 30, 2021, and December 31, 2021 which are incorporated by reference into this joint proxy statement/prospectus. The risks associated with the business of Zynga can be found in Zynga’s Exchange Act reports, including Zynga’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which are incorporated by reference into this joint proxy statement/prospectus. In addition, you are urged to carefully consider the following material risks relating to the combination and the businesses of Take-Two, Zynga and the combined company.

Risks Relating to the Combination

Because the exchange ratio is not fixed and will be adjusted based on the price of Take-Two common stock prior to the effective time of the combination, the number of shares of Take-Two common stock that Zynga stockholders will receive as consideration in the combination and market value of the consideration payable to Zynga stockholders in the combination is uncertain.

At the effective time, each share of Zynga common stock that is outstanding immediately prior to the effective time (other than shares of Zynga common stock held, directly or indirectly, by Zynga or Take-Two, any of their respective wholly owned subsidiaries, or held in Zynga’s treasury), will be converted into the right to (i) a number of shares of Take-Two common stock equal to the exchange ratio (as described below) with a cash payment in lieu of fractional shares of Take-Two common stock resulting from such calculation and (ii) $3.50 in cash, without interest and less any applicable withholding taxes. The “exchange ratio” is subject to a two-way collar mechanism and will be determined as follows: (i) if the Take-Two common stock price (as defined below) is an amount greater than $181.88, then the exchange ratio will be 0.0350; (ii) if the Take-Two common stock price is an amount greater than or equal to $156.50 but less than or equal to $181.88, then the exchange ratio will be an amount equal to the quotient (rounded to five decimal places) obtained by dividing (x) $6.36 by (y) the Take-Two common stock price; and (iii) if the Take-Two common stock price is less than $156.50, then the exchange ratio will be 0.0406. The “Take-Two common stock price” will be the volume-weighted average sales price per share of Take-Two common stock on the Nasdaq Global Select Market for the consecutive period beginning at 9:30 a.m. New York time on the twenty-third trading day immediately preceding the closing date of the combination and concluding at 4:00 p.m. New York time on the third trading day immediately preceding such closing date. Because the exchange ratio is not fixed within the two-way collar and will be adjusted for changes in the market price of Take-Two common stock prior to the effective time of the combination if the Take-Two common stock price is an amount equal to or between $156.50 and $181.88, the number of shares of Take-Two common stock that Zynga stockholders will receive as consideration in the combination is not fixed and may change. In addition, the market value of the consideration payable to Zynga stockholders in the combination will fluctuate with the market price of Take-Two common stock if the Take-Two common stock price is an amount less than $156.50 or greater than $181.88. The market prices of Take-Two common stock and Zynga common stock have fluctuated prior to and after the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the Take-Two special meeting and the Zynga special meeting, and through the date the combination is completed.

Because the exchange ratio will depend on the market price of Take-Two common stock during the period beginning at 9:30 a.m. New York time on the twenty-third trading day immediately preceding the closing date of the combination and concluding at 4:00 p.m. New York time on the third trading day immediately preceding such closing date, Zynga stockholders will not know or be able to determine at the time of the Zynga special meeting the number of shares of Take-Two common stock that Zynga stockholders will receive as consideration in the combination or the market value of the consideration payable to Zynga stockholders in the combination. Similarly, Take-Two stockholders will not know or be able to determine at the time of the Take-Two special meeting the number of shares of Take-Two common stock that Zynga stockholders will receive as consideration in the combination or the market value of the shares of Take-Two common stock to be issued pursuant to the merger agreement compared to the market value of the shares of Zynga common stock that are being exchanged in the combination.

It is impossible to accurately predict the market price of Take-Two common stock at the completion of the combination or during the period over which the Take-Two common stock price is calculated and, therefore, impossible to accurately predict the number or value of the shares of Take-Two common stock that Zynga stockholders will receive in the combination. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Take-Two’s or Zynga’s respective businesses, operations and prospects, the effect of uncertainties related to the COVID-19 pandemic on U.S. and global markets, Take-Two’s or Zynga’s respective business, operations, revenue, cash flow, operating expenses, hiring, demand for their respective solutions, sales cycles, customer retention and their respective customers’ business and industries, market assessments of the likelihood that the combination will be completed, interest rates and other factors generally affecting the respective prices of Take-Two common stock and Zynga common stock, and the timing of the combination and receipt of required regulatory approvals.

Many of these factors are beyond the control of Take-Two and Zynga, and neither Take-Two nor Zynga is permitted to terminate the merger agreement solely due to a decline in the market price of the common stock of the other party. You are urged to obtain current market quotations for Take-Two common stock and Zynga common stock in determining whether to vote in favor of the Take-Two share issuance proposal and the Take-Two charter amendment proposal, in the case of Take-Two stockholders, or the Zynga merger proposal, in the case of Zynga stockholders.

The market price of Take-Two common stock will continue to fluctuate after the combination.

Upon completion of the combination, Zynga stockholders will become holders of Take-Two common stock. The market price of the Take-Two common stock will continue to fluctuate, potentially significantly, following completion of the combination, including for the reasons described above. As a result, former Zynga stockholders could lose some or all of the value of their investment in Take-Two common stock. In addition, any significant price or volume fluctuations in the stock market generally could have a material adverse effect on the market for, or liquidity of, the Take-Two common stock received in the combination, regardless of the combined company’s actual operating performance.

The combination may not be completed and the merger agreement may be terminated in accordance with its terms.

The combination is subject to a number of conditions that must be satisfied, including the receipt of certain regulatory approvals and the approval by Take-Two stockholders of the Take-Two share issuance proposal, the Take-Two charter amendment proposal, and approval by Zynga stockholders of the Zynga merger proposal, or waived (to the extent permitted), in each case prior to the completion of the combination. These conditions are described in the section titled “The Merger Agreement—Conditions to Completion of the Combination.” These conditions to the completion of the combination, some of which are beyond the control of Take-Two and Zynga, may not be satisfied or waived in a timely manner or at all, and, accordingly, the combination may be delayed or not completed.

Additionally, either Take-Two or Zynga may terminate the merger agreement under certain circumstances, subject to the payment of a “termination fee” in certain cases, including if the merger agreement is terminated by either Take-Two or Zynga as a result of an adverse change in the recommendation of the other party’s board of directors. In such circumstances, Take-Two is required to pay to Zynga (in the case of a termination by Zynga), or Zynga is required to pay to Take-Two (in the case of a termination by Take-Two), a termination fee of $550 million. In addition, Zynga is required to pay to Take-Two a termination fee of $550 million if Zynga terminates the merger agreement to enter into a definitive agreement for an alternative business combination transaction that constitutes a “superior proposal,” unless Zynga had terminated the merger agreement during the go-shop period, in which case Zynga would have been required to pay to Take-Two a lower termination fee of $400 million. See the sections titled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees and Expenses; Liability for Breach” for a more complete discussion of the circumstances under which the merger agreement could be terminated and when a termination fee may be payable by Take-Two or Zynga.

Failure to complete the combination could negatively impact the future business and financial results of Take-Two and Zynga and the trading prices of the Take-Two common stock or Zynga common stock.

If the combination is not completed for any reason, including because Take-Two stockholders fail to approve the Take-Two share issuance proposal or the Take-Two charter amendment proposal, or because Zynga stockholders fail to approve the Zynga merger proposal, the ongoing businesses of Take-Two and Zynga may be adversely affected and, without realizing any of the expected benefits of having completed the combination, Take-Two and Zynga would be subject to a number of risks, including the following:

•	each company may experience negative reactions from the financial markets, including negative impacts on its stock price;

•	each company may experience negative reactions from its customers, partners, suppliers and employees;

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each company will be required to pay its respective costs relating to the combination, such as financial advisory, legal, accounting costs and associated fees and expenses, whether or not the combination is completed;

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there may be disruptions to each company’s respective business resulting from the announcement and pendency of the combination, and any adverse changes in their relationships with their respective customers, partners, suppliers, other business partners and employees may continue or intensify; and

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each company will have committed substantial time and resources to matters relating to the combination (including integration planning) which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to either company as an independent company.

The market price for shares of Take-Two common stock may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market price of shares of Zynga common stock.

Upon completion of the combination, Zynga stockholders will receive shares of Take-Two common stock and will accordingly become Take-Two stockholders. Take-Two’s business differs from that of Zynga, and Take-Two’s results of operations and stock price may be adversely affected by factors different from those that historically have affected or currently affect Zynga’s results of operations and stock price. Following the completion of the combination, Zynga will be part of a larger company, so decisions affecting Zynga may be made in respect of the larger combined business as a whole rather than the Zynga business individually. For a discussion of the businesses of each of Take-Two and Zynga and some important factors to consider in connection with those businesses, see the section titled “The Parties to the Combination” and the other information contained or incorporated in this joint proxy statement/prospectus. See the section titled “Where You Can Find More Information.”

The share issuance may cause the market price of Take-Two common stock to decline.

Based on                  shares of Zynga common stock issued and outstanding as of                 , the latest practicable date prior to the date of this joint proxy statement/prospectus, and the maximum exchange ratio permitted under the merger agreement of 0.0406, it is expected that Take-Two will issue as much as                  million shares of Take-Two common stock in the combination. Former Zynga stockholders may decide not to hold the shares of Take-Two common stock that they will receive in the combination, and Take-Two stockholders may decide to reduce their investment in Take-Two as a result of the changes to Take-Two’s investment profile as a result of the combination. Both the issuance of this amount of new shares in the combination and any subsequent sales of these shares may cause the market price of Take-Two common stock to decline.

Zynga stockholders who receive shares of Take-Two common stock in the combination will have rights as Take-Two stockholders that differ from their current rights as Zynga stockholders.

Upon completion of the combination, Zynga stockholders will no longer be stockholders of Zynga and will instead become stockholders of Take-Two. As Take-Two and Zynga are both Delaware corporations, the rights of Take-Two stockholders and Zynga stockholders are not materially different. However, there are certain differences in the rights of Take-Two stockholders under the Take-Two charter and Take-Two bylaws, and of Zynga stockholders under the Zynga charter and the Zynga bylaws. See the section titled “Comparison of Stockholders’ Rights” for a discussion of these rights.

After the combination, Zynga stockholders will have a significantly lower ownership and voting interest in Take-Two than they currently have in Zynga and will exercise less influence over management and policies of the combined company.

Based on the number of shares of Take-Two common stock and Zynga common stock outstanding on                 , the latest practicable date prior to the date of this joint proxy statement/prospectus, upon completion of the combination, former Zynga stockholders are expected to own approximately     % of the outstanding shares of Take-Two common stock and the current Take-Two stockholders are expected to own approximately     % of the outstanding shares of Take-Two common stock. Consequently, former Zynga stockholders will have less influence over the management and policies of the combined company than they currently have over the management and policies of Zynga. Pursuant to the merger agreement, however, on or prior to the effective time, Take-Two will appoint two members of the Zynga board of directors, selected by Zynga and approved by Take-Two prior to the effective time, to the Take-Two of board of directors.

Until the completion of the combination or the termination of the merger agreement pursuant to its terms, Take-Two and Zynga are each prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Take-Two, Zynga and/or their respective stockholders.

From and after the date of the merger agreement and prior to the completion of the combination or the termination of the merger agreement pursuant to its terms, the merger agreement restricts Take-Two and Zynga from taking specified actions without the consent of the other party and requires that the businesses of Take-Two, Zynga and their respective subsidiaries be conducted in the ordinary course. These restrictions may prevent Take-Two or Zynga, as applicable, from taking actions during the pendency of the combination that would have been beneficial. Adverse effects arising from these restrictions during the pendency of the combination could be exacerbated by any delays in the completion of the combination or termination of the merger agreement. See the section titled “The Merger Agreement—Conduct of Business.”

Obtaining required approvals and satisfying closing conditions may prevent or delay completion of the combination.

The combination is subject to a number of conditions to closing as specified in the merger agreement. These closing conditions include, among others, the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part registering the issuance of shares of Take-Two common stock to Zynga stockholders in connection with the combination and the absence of any stop order or proceedings by the SEC with respect thereto; the expiration or earlier termination of any applicable waiting period (and any extension thereof) under the HSR Act; consent, waiver, authorization or approval of the applicable antitrust regulatory authority in certain specified non-U.S. jurisdictions; approval for listing on Nasdaq of the shares of Take-Two common stock to be issued in connection with the combination; and the absence of governmental restraints or prohibitions preventing the consummation of the combination. The obligation of each of Take-Two and Zynga to complete the combination is also conditioned on, among other things, the accuracy of the representations and warranties made by the other party on the date of the merger agreement and on the closing date (subject to certain materiality and material adverse effect qualifiers), and the performance by the other party in all material respects of its obligations under the merger agreement. No assurance can be given that the required stockholder approvals and governmental and regulatory consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, if all required consents and approvals are obtained and the required conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents and approvals. Any delay in completing the combination could cause the combined company not to realize, or to be delayed in realizing, some or all of the benefits that Take-Two and Zynga expect to achieve if the combination is successfully completed within its expected time frame. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the combination, see the section titled “The Merger Agreement—Conditions to Completion of the Combination.”

Failure to attract, motivate and retain executives and other key employees could diminish the anticipated benefits of the combination.

The success of the combination will depend in part on the combined company’s ability to retain the talents and dedication of the professionals currently employed by Take-Two and Zynga. It is possible that these employees may decide not to remain with Take-Two or Zynga, as applicable, while the combination is pending, or with the combined company. If key employees of either company terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Take-Two and Zynga to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, Take-Two and Zynga may not be able to locate suitable replacements for any key employees that leave either company or offer employment to potential replacements on reasonable terms. Moreover, there could be disruptions to or distractions for the workforce and management, including disruptions associated with integrating employees into the combined company. No assurance can be given that the combined company will be able to attract or retain key employees of Take-Two and Zynga to the same extent that those companies have been able to attract or retain their own employees in the past.

The combination, and uncertainty regarding the combination, may cause business partners, or vendors to delay or defer decisions concerning Take-Two or Zynga and adversely affect each company’s ability to effectively manage its respective business, which could adversely affect each company’s business, operating results and financial position and, following the completion of the combination, the combined company’s.

The combination will happen only if the stated conditions are met, including the approval of the Take-Two share issuance proposal, the approval of the Take-Two charter amendment proposal, the approval of the Zynga merger proposal and the receipt of required regulatory approvals, among other conditions. Many of the conditions are beyond the control of Take-Two and Zynga, and both parties also have certain rights to terminate the merger agreement. Accordingly, there may be uncertainty regarding the completion of the combination. This uncertainty may cause existing or business partners, advertisers and vendors to:

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delay or defer other decisions concerning Take-Two, Zynga or the combined company, including entering into contracts with Take-Two or Zynga or making other decisions concerning Take-Two or Zynga or seek to change or cancel existing business relationships with Take-Two or Zynga; or

•	otherwise seek to change the terms on which they do business with Take-Two, Zynga or the combined company.

Any such disruptions such as delays or deferrals of those decisions or changes in existing agreements could adversely affect the respective business, operating results and financial position of Take-Two and Zynga, whether the combination is ultimately completed, and following the completion of the combination, the combined company, including an adverse effect on the combined company’s ability to realize the anticipated synergies and other benefits of the combination. The risk, and adverse effect, of any such disruptions could be exacerbated by a delay in completion of the combination or termination of the merger agreement.

Whether or not the combination is completed, the announcement and pendency of the combination could cause disruptions in the businesses of Take-Two and Zynga, which could have an adverse effect on their respective businesses and financial results.

Whether or not the combination is completed, the announcement and pendency of the combination could cause disruptions in the businesses of Take-Two and Zynga, including by diverting the attention of Take-Two and Zynga’s respective management and employee teams, such as those involved in day-to-day operations and sales, toward the completion of the combination. In addition, Take-Two and Zynga have each diverted significant management resources in an effort to complete the combination and are each subject to restrictions contained in the merger agreement on the conduct of their respective businesses. If the combination is not completed, Take-Two and Zynga will have incurred significant costs, including the diversion of management resources, for which they will have received little or no benefit.

Zynga directors and executive officers have interests and arrangements that may be different from, or in addition to, those of Zynga stockholders generally.

When considering the recommendations of the Zynga board of directors on how to vote on the proposals described in this joint proxy statement/prospectus, Zynga stockholders should be aware that Zynga directors and executive officers may have interests in the combination that are different from, or in addition to, those of Zynga stockholders generally. These interests include the treatment in the combination of outstanding equity, equity-based and incentive awards, severance arrangements, other compensation and benefit arrangements, Take-Two’s agreement to add two of Zynga’s current directors to the Take-Two board of directors as designated by Zynga and approved by Take-Two, and the right to continued indemnification of former Zynga directors and officers by the combined company. The Zynga board of directors was aware of and considered these interests when it determined that the combination was fair to, and in the best interests of, Zynga and its stockholders, approved and declared advisable the merger agreement and the consummation of the transactions contemplated thereby, including the combination, and recommended that Zynga stockholders adopt the merger agreement. The interests of Zynga directors and executive officers are described in more detail in the section titled “Interests of Zynga Directors and Executive Officers in the Combination.”

The merger agreement contains provisions that could discourage a potential competing acquirer that might be willing to pay more to acquire or merge with either Take-Two or Zynga.

The merger agreement contains “no shop” provisions that restrict the ability of Take-Two and Zynga to, among other things (each as described in the sections titled “The Merger Agreement—Go-Shop Period; Restrictions on Solicitations of Other Offers—Zynga No-Shop Period” and “The Merger Agreement— Go-Shop Period;

Restrictions on Solicitations of Other Offers—Take-Two No-Shop Period”), subject to limited exceptions set forth in the merger agreement:

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in the case of Zynga: (i) solicit, initiate, propose, induce the making or submission of, or knowingly encourage or facilitate in any way any offer, inquiry or proposal that constitutes, or could reasonably be expected to lead to, a Zynga alternative acquisition proposal; (ii) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any person regarding any Zynga alternative acquisition proposal; (iii) grant any waiver, amendment or release of any third party under any standstill or confidentiality provision in connection with clauses (i) and (ii); or (iv) agree or resolve to take, or take, any of the foregoing prohibited actions; and

•

in the case of Take-Two: (i) solicit, initiate, propose, induce the making or submission of, or knowingly encourage or facilitate in any way any offer, inquiry or proposal that constitutes, or could reasonably be expected to lead to, a Take-Two alternative acquisition proposal; (ii) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any person regarding any Take-Two alternative acquisition proposal; (iii) grant any waiver, amendment or release of any third party under any standstill or confidentiality provision in connection with clauses (i) and (ii); or (iv) agree or resolve to take, or take, any of the foregoing prohibited actions.

Furthermore, there are only limited exceptions to the requirement under the merger agreement that neither the Take-Two board of directors nor the Zynga board of directors withdraw or modify the Take-Two board recommendation or the Zynga board recommendation, as applicable (each as defined in the section titled “The Merger Agreement—Changes in Board Recommendations”). Although the Take-Two board of directors or Zynga board of directors is permitted to effect a change of recommendation, after complying with certain procedures set forth in the merger agreement, in response to certain superior offers or to certain intervening events (if the applicable board of directors determines in good faith, after having taken into account the advice of outside legal counsel, that a failure to do so would be inconsistent with its fiduciary duties under applicable law), such change of recommendation would entitle the other party to terminate the merger agreement and receive a termination fee from the party making a change of recommendation. See the sections titled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees and Expenses; Liability for Breach.”

These provisions could discourage a potential competing acquirer from considering or proposing an acquisition or merger, even if it were prepared to pay consideration with a higher value than that implied by the merger consideration in the combination, or might result in a potential competing acquirer proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee.

The combination will involve substantial costs.

Take-Two and Zynga have incurred and expect to incur non-recurring costs associated with combining the operations of the two companies, as well as transaction fees and other costs related to the combination. Such costs include, among others, filing and registration fees with the SEC, printing and mailing costs associated with this joint proxy/registration statement, and legal, accounting, investment banking, consulting, public relations and proxy solicitation fees. Some of these costs are payable by Take-Two or Zynga regardless of whether the combination is completed.

The combined company will also incur restructuring and integration costs in connection with the combination. There are processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the combination and the integration of Zynga’s business. Although Take-Two expects that the elimination of duplicative costs, strategic benefits and additional income, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction, combination-related and restructuring costs over time, any net benefit may not be achieved in the near term or at all. While Take-Two has assumed that certain expenses would be incurred in connection with the combination and the other transactions contemplated by the merger agreement, there are many factors beyond Take-Two’s control that could affect the total amount or the timing of the integration and implementation expenses.

Take-Two stockholders will not be entitled to appraisal rights in the combination.

Appraisal rights are statutory rights that, if applicable under law, enable stockholders of a corporation to dissent from certain extraordinary transactions, such as a merger in certain circumstances, and to demand that such corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to such stockholders in connection with the extraordinary transaction. Under the DGCL, stockholders generally do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of the foregoing.

Because the combination consists of Merger Sub 1 merging with and into Zynga, with Zynga immediately thereafter merging with and into Merger Sub 2, holders of Take-Two common stock will continue to hold their Take-Two shares following completion of the combination and are not entitled to appraisal rights in connection with the combination.

Because Zynga stockholders are required by the terms of the merger agreement to accept cash consideration for their shares of Zynga common stock, holders of Zynga common stock are entitled to appraisal rights in connection with the combination. See the section titled “Appraisal Rights.”

Lawsuits may in the future be filed against Take-Two, Zynga, and members of their respective boards of directors, challenging the combination, and an adverse ruling in any such lawsuit may prevent the combination from becoming effective or from becoming effective within the expected time frame.

Transactions such as the combination are frequently subject to litigation or other legal proceedings, including actions alleging that the Take-Two board of directors or Zynga board of directors breached their respective fiduciary duties to their stockholders by entering into the merger agreement, by failing to obtain a greater value in the transaction for their stockholders or otherwise. Neither Take-Two nor Zynga can provide assurance that such litigation or other legal proceedings will not be brought. If litigation or other legal proceedings are in fact brought against Take-Two or Zynga, or against the Take-Two board of directors or Zynga board of directors, they will defend against it, but might not be successful in doing so. An adverse outcome in such matters, as well as the costs and efforts of a defense even if successful, could have a material adverse effect on the business, results of operation or financial position of Take-Two, Zynga or the combined company, including through the possible diversion of either company’s resources or distraction of key personnel.

Furthermore, one of the conditions to the completion of the combination is that no injunction by any governmental body of competent jurisdiction will be in effect that prevents the consummation of the combination. As such, if any of the plaintiffs are successful in obtaining an injunction preventing the consummation of the combination, that injunction may prevent the combination from becoming effective or from becoming effective within the expected time frame.

If the combination does not qualify as a reorganization there may be adverse tax consequences.

The parties intend that the combination will be treated as a reorganization within the meaning of Section 368(a) of the Code. If the combination were to fail to qualify as a reorganization, U.S. holders of Zynga common stock generally would recognize gain or loss, as applicable, equal to the difference between (i) the sum of the fair market value of the Take-Two common stock and cash consideration (including in lieu of fractional shares) received by such holder in the combination; and (ii) such holder’s adjusted tax basis in its Zynga common stock. See the section titled “U.S. Federal Income Tax Consequences of the Combination.”

Risks Relating to the Combined Company

Combining the businesses of Take-Two and Zynga may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated benefits of the combination, which may adversely affect the combined company’s business results and negatively affect the value of the combined company’s common stock.

The success of the combination will depend on, among other things, Take-Two’s ability to realize the anticipated benefits and operational scale efficiencies from combining the businesses of Take-Two and Zynga. This success will depend largely on Take-Two’s ability to successfully integrate the business of Zynga. If Take-Two is not able to successfully integrate Zynga’s business within the anticipated time frame, or at all, the anticipated operational scale efficiencies and other benefits of the combination may not be realized fully, or at all, or may take longer to realize than expected.

An inability to realize the full extent of the anticipated benefits of the combination and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may adversely affect the value of the common stock of the combined company.

Take-Two and Zynga have operated and, until the completion of the merger, will continue to operate independently. There can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key Take-Two or Zynga employees, the loss of players, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. The challenges involved in this integration, which will be complex and time-consuming, include the following:

•	combining the companies’ operations and corporate functions;

•

combining the businesses of Take-Two and Zynga and meeting the capital requirements of the combined company in a manner that permits the combined company to achieve any revenue synergies or operational scale efficiencies anticipated to result from the combination, the failure of which would result in the anticipated benefits of the combination not being realized in the time frame currently anticipated or at all;

•	integrating and retaining personnel from the two companies, especially in the COVID-19 environment which has required employees to work remotely in most locations;

•	integrating the companies’ technologies and technologies licensed from third parties;

•	integrating and unifying the each company’s intellectual property and capabilities in game development, publishing and commercialization;

•	identifying and eliminating redundant and underperforming functions and assets;

•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•

maintaining existing agreements with business partners, suppliers and vendors, avoiding delays in entering into new agreements with prospective business partners, suppliers and vendors, and leveraging relationships with such third parties for the benefit of the combined company;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•	consolidating the companies’ administrative and information technology infrastructure;

•	coordinating sales motions and go-to-market efforts;

•	coordinating geographically dispersed organizations; and

•	effecting actions that may be required in connection with obtaining regulatory or other governmental approvals.

In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the combination and the integration of the businesses of the two companies and diverted from day-to-day business operations or other opportunities that may have been beneficial to such company, which may disrupt each company’s ongoing business and the business of the combined company.

The combined company may be unable to realize the anticipated synergies and expects to incur substantial expenses related to the combination, which could adversely affect the combined company’s business, financial condition and results of operations.

As described under “The Combination—Take-Two Unaudited Prospective Financial Information”, the combination is expected to generate $100 million of annual cost synergies within the first two years post-closing and at least $500 million of annual Net Bookings opportunities over time. The combined company’s ability to achieve such estimated cost synergies and Net Bookings opportunities in the timeframe described, or at all, is subject to various assumptions, which may or may not prove to be accurate. As a consequence, the combined company may not be able to realize all of these cost synergies and Net Bookings opportunities within the timeframe expected or at all. In addition, the combined company may incur additional or unexpected costs in order to realize these benefits. Failure to achieve the expected Net Booking opportunities and cost synergies could significantly reduce the expected benefits associated with the combination.

Certain contractual counterparties may seek to modify contractual relationships with the combined company, which could have an adverse effect on the combined company’s business and operations.

As a result of the combination, the combined company may experience impacts on relationships with contractual counterparties (such as business partners, vendors or other third party service providers) that may harm the combined company’s business and results of operations. Certain counterparties may seek to terminate or modify contractual obligations following the combination whether or not contractual rights are triggered as a result of the combination. There can be no guarantee that Take-Two’s or Zynga’s contractual counterparties will remain with or continue to have a relationship with the combined company or do so on the same or similar contractual terms following the combination. If any contractual counterparties (such as business partners, vendors or other third party service providers) seek to terminate or modify contractual obligations or discontinue the relationship with the combined company, then the combined company’s business and results of operations may be harmed.

Completion of the transaction may trigger change in control, assignment or other provisions in certain agreements to which Zynga is a party, which may have an adverse impact on the combined company’s business and results of operations.

The completion of the combination may trigger change in control, assignment and other provisions in certain agreements to which Zynga is a party. If Zynga is unable to negotiate waivers of or consents under those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages or other remedies. Even if Zynga is able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to the combined company. Any of the foregoing or similar developments may have an adverse impact on the business, financial condition and results of operations of the combined company, or the ability of Take-Two to successfully integrate Zynga’s business.

The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.

The combined company may be exposed to increased litigation from stockholders, customers, partners, suppliers, consumers and other third parties due to the combination of Take-Two’s and Zynga’s businesses following the combination. Such litigation may have an adverse impact on the combined company’s business and results of operations or may cause disruptions to the combined company’s operations.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of the combined company following completion of the combination.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus are presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates and are not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the combination been completed on the dates indicated. The combined company’s actual results and financial position after the combination may differ materially and adversely from the unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial information reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The final acquisition accounting will be based upon the actual consideration transferred and the fair value of the assets and liabilities of Zynga as of the date of the completion of the combination. Accordingly, the final acquisition accounting may differ materially from the unaudited pro forma condensed combined financial information reflected in this joint proxy statement/prospectus. For more information, see the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

While presented with numeric specificity, the unaudited pro forma condensed combined financial information provided in this joint proxy statement/prospectus is based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition, general business, the software and related industries, and economic, market and financial conditions and additional matters specific to Take-Two’s or Zynga’s business, as applicable) that are inherently subjective and uncertain and are beyond the control of the respective management teams of Take-Two and Zynga. As a result, actual results may differ materially from the unaudited pro forma condensed combined financial information. Important factors that may affect actual results include, but are not limited to, risks and uncertainties relating to Take-Two’s or Zynga’s business, as applicable (including each company’s ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

The combined company’s debt may limit its financial flexibility.

To finance the combination, Take-Two will incur indebtedness in connection with the completion of the combination. Zynga also has existing indebtedness.

Take-Two’s or Zynga’s substantial indebtedness could have adverse effects on such company’s and/or the combined company’s financial condition and results of operations, including:

•	increasing its vulnerability to changing economic, regulatory and industry conditions;

•	limiting its ability to compete and its flexibility in planning for, or reacting to, changes in its business and the industry;

•	limiting its ability to borrow additional funds; and

•

increasing its interest expense and requiring it to dedicate a substantial portion of its cash flow from operations to payments on its debt, thereby reducing funds available for working capital, capital expenditures, acquisitions, and share repurchases, and other purposes.

The companies’ ability to arrange any additional financing for the purposes described above or otherwise will depend on, among other factors, the companies’ respective financial positions and performance, as well as prevailing market conditions and other factors beyond their control. The level and quality of the combined company’s earnings, operations, business and management, among other things, will impact the determination of the combined company’s credit ratings. A decrease in the ratings assigned to the combined company by the ratings agencies may negatively impact the combined company’s access to the debt capital markets and increase the combined company’s cost of borrowing. There can be no assurance that the combined company will be able to obtain financing on acceptable terms or at all. In addition, there can be no assurance that the combined company will be able to maintain the current creditworthiness or prospective credit ratings of Take-Two or Zynga, and any actual or anticipated changes or downgrades in such credit ratings may have a negative impact on the liquidity, capital position or access to capital markets of the combined company.

The COVID-19 pandemic may cause harm to the business, results of operations, and financial condition of the combined company.

The COVID-19 pandemic may have a material adverse effect on the results of operations of the combined company. The global spread of COVID-19 has created significant uncertainty, resulting in volatility and economic disruption. The extent to which COVID-19 has an impact on the combined company’s business, operations, or financial results will depend on numerous evolving factors that may not be accurately predicted, including the duration and scope of the pandemic; governmental, business, and individuals’ actions that have been and continue to be taken in response to the pandemic; economic activity and related actions taken in response to the pandemic; the effect on consumer demand for the combined company’s products and the discretionary spending patterns of the combined company’s customers, including the ability of customers to pay for the combined company’s products; the combined company’s ability to develop, market, and sell its products, including as a result of travel restrictions and people working from home; the impact on the operations of the combined company’s counterparties, including the physical retail, digital download online platforms, and cloud streaming services the combined company will rely on for the distribution of its products, the suppliers who manufacture the combined company’s physical products, and other third parties with which the combined company partners (e.g. to market or ship its products); any closures of the combined company’s, its customers’, and counterparties’ offices and facilities; additional volatility in exchange rates; the impact of potential inflation; and the impact of reductions in interest rates by the Federal Reserve and other central banks, including on the combined company’s short-term investment portfolio.

Further, “shelter-in-place,” quarantine, or other such initiatives by governmental entities could also disrupt the combined company’s operations. In such situations, if employees or third-party developers who cannot optimally perform their responsibilities from home are not able to or are unwilling to report to work, the combined company may experience material interruptions in product development and delays in bringing products to market. Such circumstances may also impact the effectiveness of the combined company’s quality controls and game testing measures. An increase in the number of employees working remotely also increases the potential adverse impact of risk associated with information technology systems and networks, including cyber-attacks, computer viruses, malicious software, security breach, and telecommunication failures, both for systems and networks the combined company controls directly and for those that employees and third-party developers rely on to work remotely. Any failure to prevent or mitigate security breaches or cyber risks or detect, or respond adequately to, a security breach or cyber risk, or any other disruptions to the combined company’s information technology systems and networks, can have adverse effects on the combined company’s business. The spread of COVID-19 has caused Take-Two and Zynga to modify their business practices (including employee travel, employee work locations, and cancellation of physical participation in meetings, events and conferences), and the combined company may take further actions as may be required by government authorities or that it determines are in the best interests of its employees, customers and business partners. Further, key personnel could contract COVID-19, hindering their availability and productivity.

Additionally, sports organizations’ operations and seasons have and may be altered based on the response to COVID-19. Such events could affect the demand for the combined company’s sports titles.

While Take-Two and Zynga have developed and continue to develop plans to help mitigate the negative impact of the pandemic on their business, these efforts may not be effective, and a protracted economic downturn may limit the effectiveness of such mitigation efforts. Any of these considerations described above could cause or contribute to the risks described elsewhere herein and could materially adversely affect the combined company’s business, financial condition, results of operations or stock price. Additionally, while Take-Two and Zynga have seen increased demand for their products due to stay-at-home orders, the curtailment of certain other forms of entertainment, and other pandemic-related factors that make consumers more inclined to spend time at home, benefiting Take-Two and Zynga’s financial results and operating metrics, the trends in fiscal year 2021 with respect to Take-Two and Zynga’s revenues, net income, and other financial results and operating metrics may not be indicative of results for future periods, particularly if these pandemic-related factors become less significant.

Take-Two’s charter documents designate specific courts as the exclusive forum for certain litigation that may be initiated by Take-Two’s stockholders, which could limit the ability of stockholders of the combined company to obtain a favorable judicial forum for disputes with the combined company.

Take-Two’s certificate of incorporation and bylaws (which will remain the combined company’s certificate of incorporation and bylaws following the closing) provide that, unless Take-Two consents in writing to the selection of an alternative forum, the sole and exclusive forum for (A) any derivative action or proceeding brought on Take-Two’s behalf; (B) any action asserting a claim of breach of a fiduciary duty owed by any of Take-Two’s directors, officers, or other employees to Take-Two or its stockholders; (C) any action asserting a claim arising pursuant to any provision of the DGCL or the Take-Two certificate of incorporation or Take-Two bylaws (including the interpretation, validity or enforceability thereof); or (D) any action asserting a claim governed by the internal affairs doctrine, is the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware, subject to the court’s having personal jurisdiction over the indispensable parties named therein, which is referred to as the “Delaware forum provision.” The Delaware forum provision will not apply to any causes of action arising under the Securities Act or the Exchange Act. The Take-Two bylaws further provide that unless Take-Two consents in writing to the selection of an alternative forum, the district courts of the United States shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, which is referred to as the “federal forum provision.” In addition, the Take-Two bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of Take-Two’s capital stock is deemed to have notice of and consented to the Delaware forum provision and the federal forum provision; provided, however, that stockholders cannot and will not be deemed to have waived Take-Two’s compliance with the U.S. federal securities laws and the rules and regulations thereunder.

The Delaware forum provision and the federal forum provision in the Take-Two bylaws may impose additional litigation costs on stockholders in pursuing any such claims. Additionally, these forum selection clauses may limit Take-Two stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with Take-Two or its directors, officers or employees, which may discourage the filing of lawsuits against Take-Two and its directors, officers and employees, even though an action, if successful, might benefit Take-Two stockholders. In addition, Section 22 of the Securities Act creates a concurrent jurisdiction for state and federal courts over all suits brought concerning a duty or liability created by the securities laws, rules and regulations thereunder. While the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce its federal forum provision. If the federal forum provision is found to be unenforceable, Take-Two may incur additional costs associated with resolving such matters. The federal forum provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the federal district courts of the United States may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to Take-Two than its stockholders.

Other Risk Factors Related to Take-Two and Zynga

Take-Two’s and Zynga’s businesses are and will be subject to the risks described above. In addition, Take-Two and Zynga are, and will continue to be, subject to the risks described in, as applicable, Take-Two’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021 and Zynga’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each of which are filed with the SEC and incorporated by reference in this joint proxy statement/prospectus. See the section titled “Where You Can Find More Information.”

THE PARTIES TO THE COMBINATION

Take-Two Interactive Software, Inc.

Take-Two is a leading developer, publisher, and marketer of interactive entertainment for consumers around the globe. Take-Two develops and publishes products principally through Rockstar Games, 2K, Private Division, and T2 Mobile Games. Our products are designed for console systems and personal computers, including smartphones and tablets, and are delivered through physical retail, digital download, online platforms, and cloud streaming services. Take-Two’s principal executive offices are located at 110 West 44th Street, New York, New York, 10036, and its telephone number is (646) 536-2842.

Zynga Inc.

Originally founded in 2007, Zynga is a global leader in interactive entertainment with a mission to connect the world through games. With massive global reach in more than 175 countries, Zynga has a diverse portfolio of popular game franchises that have been downloaded more than four billion times. We develop, market and operate social games as live services played on mobile platforms, such as Apple’s iOS and Google’s Android, social networking platforms, such as Facebook and Snapchat, Personal Computers, consoles, such as Nintendo’s Switch game console, and other platforms. We have been a pioneer in social gaming and in making “play” a core activity on mobile devices and social networking platforms. Zynga’s principal executive offices are located at 699 Eighth Street, San Francisco, CA 94103, and its telephone number is (855) 449-9642.

Zebra MS I, Inc.

Merger Sub 1 was formed by Take-Two solely in contemplation of the combination, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the merger agreement. Immediately after the merger, by operation of the subsequent merger, the surviving corporation in the merger will be merged with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company and as a wholly owned subsidiary of Take-Two, and Merger Sub 2 will succeed to all of the property, rights, privileges, powers, franchises, debts, liabilities of the surviving corporation. Merger Sub 1’s principal executive offices are located at 110 West 44th Street, New York, New York, 10036, and its telephone number is (646) 536-2842.

Zebra MS II, Inc.

Merger Sub 2 was formed by Take-Two solely in contemplation of the combination, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the merger agreement. By operation of the subsequent merger, Zynga will be merged with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving corporation and as a wholly owned subsidiary of Take-Two. Merger Sub 2’s principal executive offices are located at 110 West 44th Street, New York, New York, 10036, and its telephone number is (646) 536-2842.

THE TAKE-TWO SPECIAL MEETING

This joint proxy statement/prospectus is being provided to Take-Two stockholders in connection with the solicitation of proxies by the Take-Two board of directors for use at the Take-Two special meeting and at any adjournments or postponements thereof. Take-Two stockholders are encouraged to read this entire document carefully, including its annexes and the documents incorporated by reference herein, for more detailed information regarding the merger agreement and the transactions contemplated thereby.

Date, Time and Place of the Take-Two Special Meeting

The Take-Two special meeting is scheduled to be held virtually via live, audio-only webcast on             , 2022, beginning at                 , Eastern Time.

The Take-Two special meeting will be held by means of remote communication via live webcast. There will not be a physical location. In light of continuing public health and travel concerns arising from the coronavirus (COVID-19) outbreak, Take-Two believes hosting a virtual meeting helps ensure the health and safety of its stockholders, the Take-Two board of directors and Take-Two management. Take-Two stockholders will be able to virtually attend and vote at the Take-Two special meeting by visiting                 , which is referred to as the “Take-Two special meeting website.” Take-Two stockholders will need the 16-digit control number found on their proxy card in order to access the Take-Two special meeting website.

Matters to Be Considered at the Take-Two Special Meeting

The purpose of the Take-Two special meeting is to consider and vote on each of the following proposals, each of which is further described in this joint proxy statement/prospectus:

•

Take-Two Proposal 1—Take-Two Share Issuance Proposal: To approve the issuance of shares of Take-Two common stock to Zynga stockholders in connection with the combination contemplated by the merger agreement;

•

Take-Two Proposal 2—Charter Amendment Proposal: To approve and adopt an amendment to the Take-Two Restated Certificate of Incorporation in connection with the consummation of the combination and the share issuance to increase the number of authorized shares of Take-Two capital stock from 205,000,000 to 305,000,000, of which 300,000,000 shares will be common stock and 5,000,000 shares will be preferred stock;

•

Take-Two Proposal 3—Take-Two Adjournment Proposal: To approve the adjournment of the Take-Two special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Take-Two special meeting to approve the Take-Two share issuance proposal and Take-Two charter amendment proposal.

Approval of the Take-Two share issuance proposal and the Take-Two charter amendment proposal by Take-Two stockholders are conditions to the combination. Approval of the Take-Two adjournment proposal is not a condition to the obligation of either Take-Two or Zynga to complete the combination.

Only business within the purposes described in the Take-Two special meeting notice may be conducted at the Take-Two special meeting.

Recommendation of the Take-Two Board of Directors

After careful consideration, the Take-Two board of directors unanimously: (i) determined that the combination and the share issuance, on the terms and subject to the conditions set forth in the merger agreement, are advisable and fair to, and in the best interests of, Take-Two and its stockholders; and (ii) approved the merger agreement and the transactions contemplated thereby, including the merger, the subsequent merger, and the share issuance. Accordingly, the Take-Two board of directors unanimously recommends that Take-Two’s stockholders vote “FOR” the approval of the Take-Two share issuance proposal, “FOR” the approval of the Take-Two charter amendment proposal and “FOR” the approval of the Take-Two adjournment proposal. See the section titled “The Combination—Take-Two’s Reasons for the Combination and Recommendation of the Take-Two Board of Directors.”

The Take-Two board of directors unanimously recommends that Take-Two stockholders vote:

•	Take-Two Proposal 1: “FOR” the Take-Two share issuance proposal;

•	Take-Two Proposal 2: “FOR” the Take-Two charter amendment proposal; and

•	Take-Two Proposal 3: “FOR” the Take-Two adjournment proposal.

Record Date for the Take-Two Special Meeting and Voting Rights

The record date to determine Take-Two stockholders who are entitled to receive notice of and to vote at the Take-Two special meeting or any adjournments or postponements thereof is                 , 2022. At the close of business on the Take-Two record date, there were                  shares of Take-Two common stock issued and outstanding and entitled to vote at the Take-Two special meeting.

Each Take-Two stockholder is entitled to one vote on each proposal for each share of Take-Two common stock held of record at the close of business on the Take-Two record date. Only Take-Two stockholders of record at the close of business on the Take-Two record date are entitled to receive notice of and to vote at the Take-Two special meeting and any and all adjournments or postponements thereof.

A complete list of Take-Two stockholders entitled to vote at the Take-Two special meeting will be available for inspection at Take-Two’s headquarters during regular business hours for a period of no less than 10 days before the Take-Two special meeting at 110 West 44th Street, New York, New York, 10036. If Take-Two’s headquarters are closed for health and safety reasons related to the COVID-19 pandemic during such period, the list of Take-Two’s stockholders will be made available for inspection upon request to Take-Two’s corporate secretary at 110 West 44th Street, New York, New York 10036, subject to the satisfactory verification of stockholder status. The list of Take-Two stockholders entitled to vote at the Take-Two special meeting will also be made available for inspection during the Take-Two special meeting via the Take-Two special meeting website.

Quorum; Abstentions and Broker Non-Votes

A quorum of Take-Two stockholders is necessary to conduct business at the Take-Two special meeting. The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of Take-Two common stock entitled to vote at the Take-Two special meeting will constitute a quorum. Shares of Take-Two common stock present at the Take-Two special meeting by virtual attendance via the Take-Two special meeting website or represented by proxy and entitled to vote, including shares for which a Take-Two stockholder directs an “abstention” from voting, will be counted for purposes of determining a quorum. However, because all of the proposals for consideration at the Take-Two special meeting are considered “non-routine” matters, shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the Take-Two stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals at the Take-Two special meeting. If a quorum is not present, the Take-Two special meeting will be adjourned or postponed until the holders of the number of shares of Take-Two common stock required to constitute a quorum attend.

Under Nasdaq rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine”

proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed under Nasdaq rules to exercise their voting discretion with respect to matters that are “non-routine.” This can result in a “broker non-vote,” which occurs on a proposal when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares, and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. All of the proposals for consideration at the Take-Two special meeting are considered “non-routine” matters, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the Take-Two special meeting. As a result, Take-Two does not expect any broker non-votes at the Take-Two special meeting and if you hold your shares of Take-Two common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on any of the proposals before the Take-Two special meeting unless they have received voting instructions from the beneficial owners.

Required Votes

The vote required to approve each of the proposals listed below assumes the presence of a quorum at the Take-Two special meeting. As described above, Take-Two does not expect there to be any broker non-votes at the Take-Two special meeting.

Proposal	Required Vote	Effects of Certain Actions
Take-Two Proposal 1: Take-Two share issuance proposal	Approval requires the affirmative vote of a majority of votes cast on the Take-Two share issuance proposal as well as the affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Take-Two special meeting.	The failure to vote any shares present or represented by proxy at the Take-Two special meeting (including if a stockholder who holds shares in “street name” provides voting instructions for one or more other proposals) but not for the Take-Two share issuance proposal, or abstention from voting will be treated as a vote “AGAINST” the Take-Two share issuance proposal for the purposes of the requirement that the Take-Two share issuance proposal receive the affirmative vote of the holders of a majority of the Take-Two common stock having voting power present in person or represented by proxy at the Take-Two special meeting.

Take-Two Proposal 2: Take-Two charter amendment proposal	Approval requires the affirmative vote of the holders of Take-Two common stock representing at least a majority of the outstanding shares of Take-Two common stock entitled to vote.	The failure to vote, failure to instruct your bank, broker or other nominee to vote shares held in “street name” with respect to the Take-Two charter amendment proposal, or abstention from voting will be treated as a vote “AGAINST” the Take-Two charter amendment proposal, provided that a quorum is otherwise present at the Take-Two special meeting.

Proposal	Required Vote	Effects of Certain Actions
Take-Two Proposal 3: Take-Two adjournment proposal	Approval requires the affirmative vote of the holders of a majority of the Take-Two common stock having voting power present in person or represented by proxy at the Take-Two special meeting.	The failure to vote any shares present or represented by proxy at the Take-Two special meeting (including if a stockholder who holds shares in “street name” provides voting instructions for one or more other proposals, but not for the Take-Two adjournment proposal), or abstention from voting will be treated as a vote “AGAINST” the Take-Two adjournment proposal.

Vote of Take-Two Directors and Executive Officers

As of                 , 2022, the Take-Two record date, Take-Two directors and executive officers beneficially owned and were entitled to vote in the aggregate                  shares of Take-Two common stock, which represented     % of the Take-Two common stock issued and outstanding on the Take-Two record date, including the shares covered by the voting agreement described below and entered into by and among Take-Two’s executive officers and directors (and certain of their respective affiliates), solely in their capacity as stockholders of Take-Two (the “Take-Two voting agreement”). For more information regarding the Take-Two voting agreement, see the section titled “Voting Agreements.” Pursuant to the voting agreement, Take-Two currently expects that all Take-Two directors and executive officers will vote their shares “FOR” the Take-Two share issuance proposal, “FOR” the Take-Two charter amendment proposal, and “FOR” the Take-Two adjournment proposal. See the section titled “Interests of Take-Two Directors and Executive Officers in the Combination” in this joint proxy statement/prospectus and the arrangements described in Take-Two’s Definitive Proxy Statement on Schedule 14A for Take-Two’s 2021 annual meeting of stockholders, filed with the SEC on July 27, 2021, which is incorporated by reference in this joint proxy statement/prospectus. For more information regarding the Take-Two voting agreement, see the section titled “Voting Agreements.”

Methods of Voting

Stockholders of Record

If you are a Take-Two stockholder of record, you may vote at the Take-Two special meeting by proxy over the internet or telephone or by mail, or by virtually attending and voting at the Take-Two special meeting via the Take-Two special meeting website, as described below.

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By Internet: To vote via the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the 16-digit control number from the proxy card you receive. Your vote must be received by 11:59 p.m. Eastern Time on             , 2022 to be counted. If you vote via the Internet, you do not need to return a proxy card by mail.

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By Telephone: To vote by telephone, dial                  (the call is toll-free in the United States and Canada; toll charges apply to calls from other countries) and follow the recorded instructions. You will be asked to provide the 16-digit control number from the proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on             , 2022 to be counted. If you vote by telephone, you do not need to return a proxy card by mail.

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By Mail: To vote by mail using the proxy card (if you requested paper copies of the proxy materials to be mailed to you), you need to complete, date and sign the proxy card and return it promptly by mail in the envelope provided so that it is received no later than             , 2022. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail.

•	Virtually via the Take-Two Special Meeting Website: To vote at the Take-Two special meeting, visit , where you can virtually attend and vote at the Take-Two special meeting. You will be asked to provide the 16-digit control number from the proxy card you receive in order to access the Take-Two special meeting website.

Unless revoked, all duly executed proxies representing shares of Take-Two common stock entitled to vote at the Take-Two special meeting will be voted at the Take-Two special meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. If you submit an executed proxy without providing instructions for any proposal, your shares will be voted “FOR” the Take-Two share issuance proposal, “FOR” the Take-Two charter amendment proposal and “FOR” the Take-Two adjournment proposal.

Beneficial (Street Name) Stockholders

If you hold your shares of Take-Two common stock through a bank, broker or other nominee in “street name” instead of as a registered holder, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee for a proposal, your shares of Take-Two common stock will not be voted on that proposal because your bank, broker or other nominee does not have discretionary authority to vote on any of the proposals to be voted on at the Take-Two special meeting. See the section titled “The Take-Two Special Meeting—Quorum; Abstentions and Broker Non-Votes.”

If you hold your shares of Take-Two common stock through a bank, broker or other nominee in “street name” (instead of as a registered holder), you must obtain a specific control number from your bank, broker or other nominee in order to virtually attend and vote at the Take-Two special meeting via the Take-Two special meeting website. See the section titled “The Take-Two Special Meeting—Virtually Attending the Take-Two Special Meeting.”

Virtually Attending the Take-Two Special Meeting

If you wish to virtually attend the Take-Two special meeting via the Take-Two special meeting website, you must (i) be a Take-Two stockholder of record at the close of business on                 , 2022, the Take-Two record date, (ii) hold your shares of Take-Two common stock beneficially in the name of a broker, bank or other nominee as of the Take-Two record date or (iii) hold a valid proxy for the Take-Two special meeting.

To enter the Take-Two special meeting website and virtually attend the Take-Two special meeting, you will need the 16-digit control number located on your proxy card. If you hold your shares of Take-Two common stock in street name beneficially through a broker, bank or other nominee and you wish to virtually attend the Take-Two special meeting via the Take-Two special meeting website, you will need to obtain your specific control number and further instructions from your bank, broker or other nominee. The 16-digit control number is also needed to access the list of Take-Two stockholders entitled to vote at the Take-Two special meeting during the time of the meeting.

If you plan to virtually attend and vote at the Take-Two special meeting via the Take-Two special meeting website, Take-Two still encourages you to vote in advance by the internet, telephone or (if you received a paper copy of the proxy materials) by mail so that your vote will be counted even if you later decide not to virtually attend the Take-Two special meeting via the Take-Two special meeting website. Voting your proxy by the internet, telephone or mail will not limit your right to virtually attend and vote at the Take-Two special meeting via the Take-Two special meeting website if you later decide to do so.

Revocability of Proxies

Any Take-Two stockholder giving a proxy has the right to revoke it at any time before the proxy is voted at the Take-Two special meeting. If you are a Take-Two stockholder of record, you may revoke your proxy by any one of the following actions:

•	by sending a signed written notice of revocation to Take-Two’s Corporate Secretary, provided such notice is received no later than the close of business on , 2022;

•	by voting again over the internet or telephone as instructed on your proxy card before the closing of the voting facilities at 11:59 p.m., Eastern Time, on , 2022;

•	by submitting a properly signed and dated proxy card with a later date that is received by Take-Two’s Corporate Secretary no later than the close of business on , 2022; or

•

by virtually attending the Take-Two special meeting via the Take-Two special meeting website and requesting that your proxy be revoked, or virtually voting via the Take-Two special meeting website as described above.

Only your last submitted proxy will be considered.

Execution or revocation of a proxy will not in any way affect a Take-Two stockholder’s right to virtually attend and vote at the Take-Two special meeting via the Take-Two special meeting website.

Written notices of revocation and other communications relating to the revocation of proxies should be addressed to:

Take-Two Interactive Software, Inc.

Attn: Corporate Secretary

110 West 44th Street

New York, New York 10036

If your shares of Take-Two common stock are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions. You may also change your vote by obtaining your specific control number and instructions from your bank, broker or other nominee and voting your shares at the Take-Two special meeting via the Take-Two special meeting website.

Proxy Solicitation Costs

Take-Two is soliciting proxies on behalf of the Take-Two board of directors. Take-Two will bear the entire cost of soliciting proxies from Take-Two stockholders. Proxies may be solicited on behalf of Take-Two or by Take-Two directors, officers and other employees in person or by mail, telephone, facsimile, messenger, the internet or other means of communication, including electronic communication. Take-Two directors, officers and employees will not be paid any additional amounts for their services or solicitation in this regard.

Take-Two will request that banks, brokers and other nominee record holders send proxies and proxy material to the beneficial owners of Take-Two common stock and secure their voting instructions, if necessary. Take-Two may be required to reimburse those banks, brokers and other nominees on request for their reasonable expenses in taking those actions.

Take-Two has also retained MacKenzie Partners to assist in soliciting proxies and in communicating with Take-Two stockholders and estimates that it will pay MacKenzie Partners a fee of approximately $125,000, plus reimbursement for certain out-of-pocket fees and expenses. Take-Two also has agreed to indemnify MacKenzie Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Householding

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Take-Two has previously adopted householding for Take-Two stockholders of record. As a result, Take-Two stockholders with the same address and last name may receive only one copy of this joint proxy statement/prospectus. Registered Take-Two stockholders (those who hold shares of Take-Two common stock directly in their name with Take-Two’s transfer agent) may opt out of householding and receive a separate joint proxy statement/prospectus or other proxy materials by sending a written request to Take-Two at the address below.

Some brokers household proxy materials, delivering a single proxy statement or notice to multiple Take-Two stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

Take-Two will promptly deliver a copy of this joint proxy statement/prospectus to any Take-Two stockholder who only received one copy of these materials due to householding upon request in writing to: Take-Two Interactive Software, Inc., Attn: Corporate Secretary, 110 West 44th Street, New York, New York, 10036 or by calling (646) 536-2842.

Adjournments

If a quorum is present at the Take-Two special meeting but there are insufficient votes at the time of the Take-Two special meeting to approve the Take-Two share issuance proposal, then Take-Two stockholders may be asked to vote on the Take-Two adjournment proposal. If a quorum is not present, the presiding officer may adjourn the special meeting, from time to time, without notice other than announcement at the meeting of the hour, date and place, if any, to which the meeting is adjourned, and the means of remote communications, if any, by which Take-Two stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting. The presiding officer may also adjourn the meeting to another hour, date or place, even if a quorum is present.

At any subsequent reconvening of the Take-Two special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting, and all proxies will be voted in the same manner as they would have been voted at the original convening of the Take-Two special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance voting or completing your proxy card, or if you have questions regarding the Take-Two special meeting, please contact MacKenzie Partners, Take-Two’s proxy solicitor for the Take-Two special meeting, at:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

(800) 322-2885

TAKE-TWO STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/ PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE COMBINATION. IN PARTICULAR, TAKE-TWO STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

TAKE-TWO PROPOSAL 1: APPROVAL OF THE SHARE ISSUANCE

This joint proxy statement/prospectus is being furnished to you as a Take-Two stockholder in connection with the solicitation of proxies by the Take-Two board of directors for use at the Take-Two special meeting. At the Take-Two special meeting, Take-Two is asking Take-Two stockholders to consider and vote upon a proposal to approve the issuance of shares of Take-Two common stock to Zynga stockholders in connection with the combination for purposes of applicable Nasdaq rules. Based on the number of shares of Zynga common stock outstanding as of                , the latest practicable date prior to the date of this joint proxy statement/prospectus, Take-Two expects to issue approximately                million shares of Take-Two common stock to Zynga stockholders in connection with the combination. The actual number of shares of Take-Two common stock to be issued in connection with the combination will be based on the number of shares of Zynga common stock outstanding at such time and the following exchange ratio of a share of Take-Two common stock for each share of Zynga common stock: (i) if the Take-Two common stock price (calculated as described under the section titled “The Merger Agreement”) is an amount greater than $181.88, then the exchange ratio is 0.0350; (ii) if the Take-Two common stock price is an amount greater than or equal to $156.50 but less than or equal to $181.88, then the exchange ratio is an amount equal to the quotient (rounded to five decimal places) obtained by dividing (x) $6.36 by (y) the Take-Two common stock price; and (iii) if the Take-Two common stock price is less than $156.50, then the exchange ratio is 0.0406. Because the exchange ratio will depend on the market price of Take-Two common stock prior to the effective time of the combination, the number of shares of Take-Two common stock to be issued in connection with the combination is not fixed and is uncertain. Based on the number of shares of Take-Two common stock and Zynga common stock outstanding as of                , the latest practicable date prior to the date of this joint proxy statement/prospectus, upon completion of the combination, the current Take-Two stockholders are expected to own approximately    % of the outstanding shares of Take-Two common stock and former Zynga stockholders are expected to own approximately    % of the outstanding shares of Take-Two common stock.

The Take-Two board of directors, after careful consideration, unanimously determined that the combination and the share issuance, on the terms and subject to the conditions set forth in the merger agreement, are advisable and fair to, and in the best interests of, Take-Two and its stockholders, and approved the merger agreement and the transactions contemplated thereby, including the merger, subsequent merger, and the share issuance.

The Take-Two board of directors unanimously recommends that Take-Two stockholders vote “FOR” the Take-Two share issuance proposal

Assuming a quorum is present at the Take-Two special meeting, approval of the Take-Two share issuance proposal requires the affirmative vote of a majority of votes cast on the Take-Two share issuance proposal as well as the affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Take-Two special meeting. Any shares not present or represented by proxy (including due to the failure of a Take-Two stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Take-Two special meeting to such bank, broker or other nominee) will have no effect on the outcome of the Take-Two share issuance proposal, provided that a quorum is otherwise present. An abstention or other failure of any shares present or represented by proxy to vote on the Take-Two share issuance proposal will be counted as a vote “AGAINST” the Take-Two share issuance proposal for the purposes of the requirement that the Take-Two share issuance proposal receive the affirmative vote of the holders of a majority of the Take-Two common stock having voting power present in person or represented by proxy at the Take-Two special meeting. In addition, if a Take-Two stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Take-Two share issuance proposal, it will have the same effect as a vote “AGAINST” the Take-Two share issuance proposal.

THE TAKE-TWO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TAKE-TWO STOCKHOLDERS VOTE “FOR” THE TAKE-TWO SHARE ISSUANCE PROPOSAL

TAKE-TWO PROPOSAL 2: AMENDMENT TO THE TAKE-TWO CHARTER

In accordance with the merger agreement, Take-Two is seeking to approve and adopt an amendment to the Take-Two Restated Certificate of Incorporation in connection with the consummation of the combination and the share issuance to increase the number of authorized shares of Take-Two capital stock from 205,000,000 to 305,000,000 of which 300,000,000 shares will be common stock and 5,000,000 shares will be preferred stock. The form of the proposed amendment is attached as Annex E to this joint proxy statement/prospectus. These additional authorized shares will provide Take-Two with a sufficient number of authorized shares to complete the combination and have additional authorized shares for future strategic business decisions as determined by the Take-Two board of directors. If the Take-Two charter amendment proposal is approved, but the combination is not completed for any reason, Take-Two’s board of directors may choose, in its discretion, to implement the Take-Two charter amendment proposal.

All newly authorized shares of Take-Two common stock would have the same rights as the presently authorized shares of Take-Two common stock, including the right to cast one vote per share and to participate in dividends when and to the extent declared and paid. A number of additional shares of authorized Take-Two common stock are expected to be issued in connection with the combination, and the issuance of additional shares of authorized Take-Two common stock would be within the discretion of the board of directors of Take-Two, without the requirement of further action by stockholders unless such action is required under applicable law or the rules of any stock exchange on which Take-Two’s securities then may be listed. Requiring the stockholders to meet and approve each separate issuance of additional common stock would be time consuming and costly. Moreover, if stockholder authorization of additional common stock were postponed until a specific need arose, the delay could, in some instances, deprive Take-Two and its stockholders of opportunities otherwise available.

The Take-Two board of directors, after careful consideration, unanimously determined that the Take-Two charter amendment proposal, on the terms and conditions set forth in the form of proposed amendment attached as Annex E to this joint proxy statement/prospectus are advisable and fair to, and in the best interests of, Take-Two and its stockholders, and approved that the Take-Two charter proposal amendment be submitted to the Take-Two stockholders for approval.

The Take-Two board of directors unanimously recommends that Take-Two stockholders vote “FOR” the Take-Two charter amendment proposal.

Assuming a quorum is present at the Take-Two special meeting, approval of the Take-Two charter amendment proposal requires the affirmative vote of the holders of Take-Two common stock representing at least a majority of the outstanding shares of Take-Two common stock entitled to vote thereon. If a Take-Two stockholder fails to vote, fails to instruct its bank, broker, or other nominee to vote with respect to the Take-Two charter amendment proposal, or abstains from voting, it will have the same effect as a vote “AGAINST” the Take-Two charter amendment proposal.

THE TAKE-TWO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TAKE-TWO STOCKHOLDERS VOTE “FOR” THE TAKE-TWO CHARTER AMENDMENT PROPOSAL

TAKE-TWO PROPOSAL 3: ADJOURNMENT OF THE TAKE-TWO SPECIAL MEETING

The Take-Two special meeting may be adjourned to another time and place if necessary or appropriate to permit the solicitation of additional proxies if there are insufficient votes at the time of the Take-Two special meeting to approve the Take-Two share issuance proposal or the Take-Two charter amendment proposal.

Take-Two is asking Take-Two stockholders to authorize the holder of any proxy solicited by the Take-Two board of directors to vote in favor of any adjournment of the Take-Two special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Take-Two share issuance proposal or the Take-Two charter amendment proposal.

The Take-Two board of directors unanimously recommends that Take-Two stockholders vote “FOR” the Take-Two adjournment proposal.

Assuming a quorum is present at the Take-Two special meeting, approval of the Take-Two adjournment proposal requires the affirmative vote of the holders of a majority of the Take-Two common stock having voting power present in person or represented by proxy at the Take-Two special meeting. Any shares not present or represented by proxy (including due to the failure of a Take-Two stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Take-Two special meeting to such bank, broker or other nominee) will have no effect on the outcome of the Take-Two adjournment proposal, provided that a quorum is otherwise present. An abstention or other failure of any shares present or represented by proxy to vote on the Take-Two share issuance proposal will have the same effect as a vote “AGAINST” the Take-Two adjournment proposal. In addition, if a Take-Two stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Take-Two adjournment proposal, it will have the same effect as a vote “AGAINST” the Take-Two adjournment proposal.

THE TAKE-TWO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TAKE-TWO STOCKHOLDERS VOTE “FOR” THE TAKE-TWO ADJOURNMENT PROPOSAL

THE ZYNGA SPECIAL MEETING

This joint proxy statement/prospectus is being provided to Zynga stockholders in connection with the solicitation of proxies by the Zynga board of directors for use at the Zynga special meeting and at any adjournments or postponements thereof. Zynga stockholders are encouraged to read this entire document carefully, including its annexes and the documents incorporated by reference herein, for more detailed information regarding the merger agreement and the transactions contemplated thereby.

Date, Time and Place of the Zynga Special Meeting

The Zynga special meeting is scheduled to be held virtually via live webcast on                , 2022, beginning at                , Pacific Time.

The Zynga special meeting will be held solely by means of remote communication via live webcast. There will not be a physical location. In light of continuing public health and travel concerns arising from the coronavirus (COVID-19) outbreak, Zynga believes hosting a virtual meeting helps ensure the health and safety of its stockholders, the Zynga board of directors and Zynga management. Zynga stockholders will be able to virtually attend and vote at the Zynga special meeting by visiting                , which is referred to as the “Zynga special meeting website.”

Matters to Be Considered at the Zynga Special Meeting

The purpose of the Zynga special meeting is to consider and vote on each of the following proposals, each of which is further described in this joint proxy statement/prospectus:

•	Zynga Proposal 1—Adoption of the Merger Agreement: To adopt the merger agreement;

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Zynga Proposal 2—Approval, on an Advisory Non-Binding Basis, of Certain Merger- Related Compensatory Arrangements with Zynga’s Named Executive Officers: To approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Zynga named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement; and

•

Zynga Proposal 3—Adjournment of the Zynga Special Meeting: To approve the adjournment of the Zynga special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Zynga special meeting to approve the Zynga merger proposal.

Approval of the Zynga merger proposal by Zynga stockholders is a condition to the combination. Approval of the advisory Zynga compensation proposal and the Zynga adjournment proposal are not conditions to the obligation of either Take-Two or Zynga to complete the combination.

Only business within the purposes described in the Zynga special meeting notice may be conducted at the Zynga special meeting.

Recommendation of the Zynga Board of Directors

After careful consideration, the Zynga board of directors unanimously: (i) determined that the merger agreement, the combination and the other transactions contemplated by the merger agreement were fair to, advisable and in the best interests of Zynga and its stockholders; (ii) adopted and approved the merger agreement, the combination and the other transactions contemplated by the merger agreement; and (iii) recommended that Zynga stockholders adopt the merger agreement. Accordingly, the Zynga board of directors unanimously recommends that Zynga stockholders vote “FOR” the Zynga merger proposal, “FOR” the Zynga compensation proposal and “FOR” the Zynga adjournment proposal. See the section titled “The Combination—Zynga’s Reasons for the Combination and Recommendation of the Zynga Board of Directors.”

The Zynga board of directors unanimously recommends that Zynga stockholders vote:

•	Zynga Proposal 1: “FOR” the Zynga merger proposal;

•	Zynga Proposal 2: “FOR” the Zynga compensation proposal; and

•	Zynga Proposal 3: “FOR” the Zynga adjournment proposal.

Record Date for the Zynga Special Meeting and Voting Rights

The record date to determine Zynga stockholders who are entitled to receive notice of and to vote at the Zynga special meeting or any adjournments or postponements thereof is                 , 2022. At the close of business on the Zynga record date, there were                shares of Zynga common stock issued and outstanding and entitled to vote at the Zynga special meeting.

Each Zynga stockholder is entitled to one vote on each proposal for each share of Zynga common stock held of record at the close of business on the Zynga record date. Only Zynga stockholders of record at the close of business on the Zynga record date are entitled to receive notice of and to vote at the Zynga special meeting and any and all adjournments or postponements thereof.

Quorum; Abstentions and Broker Non-Votes

A quorum of Zynga stockholders is necessary to conduct business at the Zynga special meeting. The presence, in person or by proxy of the holders of a majority of the voting power of the shares of Zynga common stock entitled to vote at the Zynga special meeting will constitute a quorum. Shares of Zynga common stock present at the Zynga special meeting by virtual attendance via the Zynga special meeting website or represented by proxy and entitled to vote, including shares for which a Zynga stockholder directs an “abstention” from voting, will be counted for purposes of determining a quorum. However, because all of the proposals for consideration at the Zynga special meeting are considered “non-routine” matters, shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the Zynga stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals at the Zynga special meeting. If a quorum is not present, the Zynga special meeting will be adjourned or postponed until the holders of the number of shares of Zynga common stock required to constitute a quorum attend.

Under Nasdaq rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed under Nasdaq rules to exercise their voting discretion with respect to matters that are “non-routine.” This can result in a “broker non-vote,” which occurs on a proposal when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares, and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. All of the proposals for consideration at the Zynga special meeting are considered “non-routine” matters, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the Zynga special meeting. As a result, Zynga does not expect any broker non-votes at the Zynga special meeting and if you hold your shares of Zynga common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on any of the proposals before the Zynga special meeting unless they have received voting instructions from the beneficial owners.

Required Votes

The vote required to approve each of the proposals listed below assumes the presence of a quorum at the Zynga special meeting. As described above, Zynga does not expect there to be any broker non-votes at the Zynga special meeting.

Proposal	Required Vote	Effects of Certain Actions
Zynga Proposal 1: Zynga merger proposal	Approval requires the affirmative vote of a majority of the outstanding shares of Zynga common stock entitled to vote at the close of business on the Zynga record date.	The failure to vote, the failure to instruct your brokerage firm, bank, dealer or other similar organization, trustee, or nominee to vote shares held in “street name” on the Zynga merger proposal or an abstention from voting will have the same effect as a vote “AGAINST” the Zynga merger proposal.

Zynga Proposal 2: Zynga compensation proposal	Approval requires the affirmative vote of a majority of the voting power of the Zynga common stock present, including by remote communication, or represented by proxy at the Zynga special meeting.	Any shares not present or represented by proxy (including due to the failure of a Zynga stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Zynga special meeting to such bank, broker or other nominee) will have no effect on the outcome of the Zynga compensation proposal, provided that a quorum is otherwise present. An abstention or other failure of any shares present or represented by proxy to vote on the Zynga compensation proposal will have the same effect as a vote “AGAINST” the Zynga compensation proposal. In addition, if a Zynga stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Zynga compensation proposal, it will have the same effect as a vote “AGAINST” the Zynga compensation proposal.

Zynga Proposal 3: Zynga adjournment proposal	Approval requires the affirmative vote of a majority of the voting power of the Zynga common stock present, including by remote communication, or represented by proxy at the Zynga special meeting.	Any shares not present or represented by proxy (including due to the failure of a Zynga stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Zynga special meeting to such bank, broker or other nominee) will have no effect on the outcome of the Zynga adjournment proposal, provided that a quorum is otherwise present. An abstention or other failure of any shares present or represented by

Proposal	Required Vote	Effects of Certain Actions
proxy to vote on the Zynga adjournment proposal will have the same effect as a vote “AGAINST” the Zynga adjournment proposal. In addition, if a Zynga stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Zynga adjournment proposal, it will have the same effect as a vote “AGAINST” the Zynga adjournment proposal.

Vote of Zynga Directors and Executive Officers

As of                 , 2022, the Zynga record date, Zynga directors and executive officers beneficially owned and were entitled to vote in the aggregate                shares of Zynga common stock, including                shares of Zynga common stock covered by the voting agreements described in the section titled “Voting Agreements,” which represented                % of the Zynga common stock issued and outstanding on the Zynga record date, including the shares covered by the voting agreements described below and entered into by and among Zynga’s executive officers and directors (and certain of their respective affiliates), solely in their capacity as stockholders of Zynga (the “Zynga voting agreements”). For more information regarding the Zynga voting agreements, see the section titled “Voting Agreements.”

Pursuant to the voting agreements, Zynga currently expects that all Zynga directors and Zynga officers will vote their shares “FOR” the Zynga merger proposal, “FOR” the Zynga compensation proposal and “FOR” the Zynga adjournment proposal. See the section titled “Interests of Zynga Directors and Executive Officers in the Combination” in this joint proxy statement/prospectus and the arrangements described in Zynga’s Definitive Proxy Statement on Schedule 14A for Zynga’s 2021 annual meeting of stockholders, filed with the SEC on May 17, 2021, which is incorporated by reference in this joint proxy statement/prospectus.

Methods of Voting

Stockholders of Record

If you are a Zynga stockholder of record, you may vote at the Zynga special meeting by proxy through the internet, by mail, or by virtually attending and voting at the Zynga special meeting via the Zynga special meeting website, as described below.

•

By Internet Before the Meeting: To vote via the Internet, go to www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the Voter Control Number issued by American Stock Transfer & Trust Company LLC included with your proxy materials. Your vote must be received by 11:59 p.m. Eastern Time on                 , 2022 to be counted. If you vote via the Internet, you do not need to return a proxy card by mail.

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By Mail: To vote by mail using the proxy card, you need to complete, date and sign the proxy card and return it promptly by mail in the envelope provided so that it is received no later than                 , 2022. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail.

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Virtually via the Zynga Special Meeting Website: To attend and vote at the Zynga special meeting, visit the Zynga special meeting website. Please have your Voter Control Number issued by American Stock Transfer & Trust Company LLC included with your proxy materials to join the special meeting as a stockholder.

Unless revoked, all duly executed proxies representing shares of Zynga common stock entitled to vote at the Zynga special meeting will be voted at the Zynga special meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. If you submit an executed proxy without providing instructions for any proposal, your shares will be voted “FOR” the Zynga merger proposal, “FOR” the Zynga compensation proposal and “FOR” the Zynga adjournment proposal. Zynga does not expect that any matter other than the proposals listed above will be brought before the Zynga special meeting.

Beneficial (Street Name) Stockholders

If you hold your shares of Zynga common stock through a bank, broker or other nominee in “street name” instead of as a registered holder, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee for a proposal, your shares of Zynga common stock will not be voted on that proposal because your bank, broker or other nominee does not have discretionary authority to vote on any of the proposals to be voted on at the Zynga special meeting. See the section titled “—Quorum; Abstentions and Broker Non-Votes.”

If you hold shares in “street name” through a bank, broker or other nominee and intend to vote your shares online during the Zynga special meeting, you must request and obtain a valid “legal proxy” from your bank, broker or other nominee and register to attend the Zynga special meeting as a stockholder with American Stock Transfer & Trust Company LLC. See the section titled “—Virtually Attending the Zynga Special Meeting.”

Virtually Attending the Zynga Special Meeting

If you wish to virtually attend the Zynga special meeting via the Zynga special meeting website, you must (i) be a Zynga stockholder of record at the close of business on                 , 2022, which is referred to as the “Zynga record date,” (ii) hold your shares of Zynga common stock beneficially in the name of a broker, bank or other nominee as of the Zynga record date or (iii) hold a valid proxy for the Zynga special meeting.

If you are a stockholder of record, to virtually attend and vote at the Zynga special meeting, you will need the Voter Control Number issued by American Stock Transfer & Trust Company LLC included with your proxy materials. If you are a stockholder of record, you do not need to register with American Stock Transfer & Trust Company, LLC to attend and vote at the Zynga special meeting.

If you hold your shares in “street name” beneficially through a bank, broker or other nominee, you may virtually attend as a guest. If you hold shares in “street name” through a bank, broker or other nominee and intend to vote your shares online during the Zynga special meeting the Zynga special meeting, you must request and obtain a valid “legal proxy” from your bank, broker or other nominee and register to attend the Zynga special meeting as a stockholder with American Stock Transfer & Trust Company LLC.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Zynga special meeting as a stockholder, you must submit proof of your legal proxy reflecting the number of your shares, along with your name and email address to American Stock Transfer & Trust Company, LLC. Requests for registration should be directed to proxy@astfinancial.com or to facsimile number 718-765-8730. Written requests can be mailed to:

American Stock Transfer & Trust Company LLC

Attn: Proxy Tabulation Department

6201 15th Avenue | Brooklyn, NY 11219

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00p.m., Eastern Time, on             , 2022.You will receive a confirmation of your registration by email after your registration materials are received.

If you plan to virtually attend and vote at the Zynga special meeting via the Zynga special meeting website, Zynga still encourages you to vote in advance by the internet or by mail so that your vote will be counted even if you later decide not to virtually attend the Zynga special meeting via the Zynga special meeting website. Voting your proxy by the internet or mail will not limit your right to virtually attend and vote at the Zynga special meeting via the Zynga special meeting website if you later decide to do so.

Revocability of Proxies

Any Zynga stockholder giving a proxy has the right to revoke it at any time before the proxy is voted at the Zynga special meeting. If you are a Zynga stockholder of record, you may revoke your proxy by any of the following actions:

•	by sending a signed written notice of revocation to Zynga’s Corporate Secretary, provided such notice is received no later than the close of business on , 2022;

•	by voting again over the internet as instructed on your proxy card before the closing of the voting facilities at , on , 2022;

•	by submitting a properly signed and dated proxy card with a later date that is received by Zynga’s Corporate Secretary no later than the close of business on , 2022; or

•	by virtually attending and voting at the Zynga special meeting via the Zynga special meeting website as described above.

Only your last submitted proxy will be considered.

Execution or revocation of a proxy will not in any way affect a Zynga stockholder’s right to virtually attend and vote at the Zynga special meeting via the Zynga special meeting website.

Written notices of revocation and other communications relating to the revocation of proxies should be addressed to:

Zynga Inc.

Attention: Office of the Corporate Secretary

c/o Legal Department

699 Eighth Street

San Francisco, California 94103

(855) 449-9642

If your shares of Zynga common stock are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions. You may also change your vote by obtaining your specific control number and instructions from your brokerage firm, bank, dealer or other similar organization, trustee, or nominee and voting your shares at the Zynga special meeting via the Zynga special meeting website.

Proxy Solicitation Costs

Zynga is soliciting proxies on behalf of the Zynga board of directors. Zynga will bear the entire cost of soliciting proxies from Zynga stockholders. Proxies may be solicited on behalf of Zynga or Zynga directors, officers and other employees in person or by mail, telephone, facsimile, messenger, the internet or other means of communication, including electronic communication. Zynga directors, officers and employees will not be paid any additional amounts for their services or solicitation in this regard.

Zynga will request that banks, brokers and other nominee record holders send proxies and proxy material to the beneficial owners of Zynga common stock and secure their voting instructions, if necessary. Zynga may be required to reimburse those banks, brokers and other nominees on request for their reasonable expenses in taking those actions.

Zynga has also retained D.F. King & Co., Inc. to assist in soliciting proxies and in communicating with Zynga stockholders and estimates that it will pay D.F. King & Co. a fee of approximately $50,000, plus reimbursement for certain out-of-pocket fees and expenses. Zynga also has agreed to indemnify D.F. King & Co. against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Householding

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Zynga has previously adopted householding for Zynga stockholders of record. As a result, Zynga stockholders with the same address and last name may receive only one copy of this joint proxy statement/prospectus. Registered Zynga stockholders (those who hold shares of Zynga common stock directly in their name with Zynga’s transfer agent) may opt out of householding and receive a separate joint proxy statement/prospectus or other proxy materials by sending a written request to Zynga at the address below.

Some brokers also household proxy materials, delivering a single proxy statement or notice to multiple Zynga stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

Zynga will promptly deliver a copy of this joint proxy statement/prospectus to any Zynga stockholder who received only one copy of these materials due to householding upon request in writing to: Zynga Inc., Attn: Investor Relations Department, 699 Eighth Street, San Francisco, California 94103 or by emailing investors@zynga.com.

Adjournments

If a quorum is present at the Zynga special meeting but there are insufficient votes at the time of the Zynga special meeting to approve the Zynga merger proposal, then Zynga stockholders may be asked to vote on the Zynga adjournment proposal. If a quorum is not present, the chairperson of the special meeting or holders of a majority of the voting power of the shares present in person or represented by proxy at the meeting, may adjourn the special meeting, from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. The chairperson of the special meeting or holders of a majority of the voting power of the shares present in person or represented by proxy at the meeting may also adjourn the meeting to another place, if any, date or time, even if a quorum is present.

At any subsequent reconvening of the Zynga special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Zynga special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance voting or completing your proxy card, or if you have questions regarding the Zynga special meeting, please contact D.F. King & Co., Zynga’s proxy solicitor for the Zynga special meeting, at:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Stockholders may call toll free: (800) 714-3310

Banks and Brokers may call: (212) 269-5550

ZNGA@dfking.com

ZYNGA STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE COMBINATION. IN PARTICULAR, ZYNGA STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

ZYNGA PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

This joint proxy statement/prospectus is being furnished to you as a Zynga stockholder in connection with the solicitation of proxies by the Zynga board of directors for use at the Zynga special meeting. At the Zynga special meeting, Zynga is asking Zynga stockholders to consider and vote upon a proposal to adopt the merger agreement, pursuant to which Merger Sub 1 will merge with and into Zynga, with Zynga continuing as the surviving corporation and as a wholly owned subsidiary of Take-Two and, immediately following the merger, Zynga will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving corporation. Upon completion of the combination, each share of Zynga common stock outstanding as of immediately prior to the effective time, other than dissenting shares and treasury shares, will be converted into the right to receive (i) a number of shares of Take-Two common stock equal to the exchange ratio (as described below) with a cash payment in lieu of fractional shares of Take-Two common stock resulting from such calculation and (ii) $3.50 in cash, without interest and less any applicable withholding taxes. The “exchange ratio” is subject to a two-way collar mechanism and will be determined as follows: (i) if the Take-Two common stock price (as defined below) is an amount greater than $181.88, then the exchange ratio will be 0.0350; (ii) if the Take-Two common stock price is an amount greater than or equal to $156.50 but less than or equal to $181.88, then the exchange ratio will be an amount equal to the quotient (rounded to five decimal places) obtained by dividing (x) $6.36 by (y) the Take-Two common stock price; and (iii) if the Take-Two common stock price is less than $156.50, then the exchange ratio will be 0.0406. The “Take-Two common stock price” will be the volume-weighted average sales price per share of Take-Two common stock on the Nasdaq Global Select Market for the consecutive period beginning at 9:30 a.m. New York time on the twenty-third trading day immediately preceding the closing date of the combination and concluding at 4:00 p.m. New York time on the third trading day immediately preceding such closing date.

The Zynga board of directors, after careful consideration, unanimously determined that the combination is fair to and in the best interests of Zynga and its stockholders, and approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and subsequent merger.

The Zynga board of directors accordingly unanimously recommends that Zynga stockholders vote “FOR” the Zynga merger proposal.

The combination and a summary of the terms of the merger agreement are described in more detail under “The Combination” and “The Merger Agreement,” and Zynga stockholders are encouraged to read the full text of the merger agreement, which is attached as Annex A hereto.

Assuming a quorum is present at the Zynga special meeting, approval of the Zynga merger proposal requires the affirmative vote of a majority of the holders of a majority of the outstanding shares of Zynga common stock entitled to vote thereon at the close of business on the Zynga record date. If a Zynga stockholder fails to vote, fails to instruct its bank, broker or nominee to vote with respect to the Zynga merger proposal or abstains from voting, it will have the same effect as a vote “AGAINST” the Zynga merger proposal.

It is a condition to the completion of the combination that Zynga stockholders approve the Zynga merger proposal.

THE ZYNGA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ZYNGA STOCKHOLDERS VOTE “FOR” THE ZYNGA MERGER PROPOSAL

ZYNGA PROPOSAL 2: ADVISORY NON-BINDING VOTE ON MERGER-RELATED COMPENSATION FOR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Zynga is required to submit to a non-binding advisory stockholder vote certain compensation that may be paid or become payable to Zynga named executive officers that is based on or otherwise relates to the combination as disclosed in the section titled “Interests of Zynga Directors and Executive Officers in the Combination.” The Zynga compensation proposal gives Zynga stockholders the opportunity to express their views on the merger-related compensation of Zynga named executive officers.

Accordingly, Zynga is asking Zynga stockholders to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Zynga named executive officers that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “Interests of Zynga Directors and Executive Officers in the Combination—Quantification of Payments and Benefits to Zynga Named Executive Officers—Golden Parachute Compensation,” including the associated narrative discussion and the agreements, plans, arrangements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

Approval of the Zynga compensation proposal is not a condition to the obligation of either Take-Two or Zynga to complete the combination. The vote on the Zynga compensation proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, if you are a Zynga stockholder, you may vote to approve the Zynga merger proposal and vote not to approve the Zynga compensation proposal, and vice versa. The vote on the Zynga compensation proposal is advisory and non-binding. As a result, if the combination is completed, the merger-related compensation may be paid to Zynga named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Zynga stockholders do not approve the Zynga compensation proposal.

The Zynga board of directors unanimously recommends that Zynga stockholders vote “FOR” the Zynga compensation proposal.

Assuming a quorum is present at the Zynga special meeting, approval of the Zynga compensation proposal requires the affirmative vote of a majority of the voting power of the Zynga common stock present, including by remote communication, or represented by proxy at the meeting and entitled to vote thereon. Any shares not present or represented by proxy (including due to the failure of a Zynga stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Zynga special meeting to such bank, broker or other nominee) will have no effect on the outcome of the Zynga compensation proposal, provided that a quorum is otherwise present. An abstention or other failure of any shares present or represented by proxy to vote on the Zynga compensation proposal will have the same effect as a vote “AGAINST” the Zynga compensation proposal. In addition, if a Zynga stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Zynga compensation proposal, it will have the same effect as a vote “AGAINST” the Zynga compensation proposal.

THE ZYNGA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ZYNGA STOCKHOLDERS VOTE “FOR” THE ZYNGA COMPENSATION PROPOSAL

ZYNGA PROPOSAL 3: ADJOURNMENT OF THE ZYNGA SPECIAL MEETING

The Zynga special meeting may be adjourned to another time and place if necessary or appropriate in order to permit the solicitation of additional proxies if there are insufficient votes to approve the Zynga merger proposal.

Zynga is asking Zynga stockholders to authorize the holder of any proxy solicited by the Zynga board of directors to vote in favor of any adjournment of the Zynga special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Zynga merger proposal.

Approval of the Zynga adjournment proposal is not a condition to the obligation of either Take-Two or Zynga to complete the combination.

The Zynga board of directors unanimously recommends that Zynga stockholders approve the proposal to adjourn the Zynga special meeting, if necessary or appropriate.

Assuming a quorum is present at the Zynga special meeting, approval of the Zynga adjournment proposal requires the affirmative vote of a majority of the voting power of the Zynga common stock present, including by remote communication, or represented by proxy at the meeting and entitled to vote thereon. Any shares not present or represented by proxy (including due to the failure of a Zynga stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Zynga special meeting to such bank, broker or other nominee) will have no effect on the outcome of the Zynga adjournment proposal, provided that a quorum is otherwise present. An abstention or other failure of any shares present or represented by proxy to vote on the Zynga adjournment proposal will have the same effect as a vote “AGAINST” the Zynga adjournment proposal. In addition, if a Zynga stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Zynga adjournment proposal, it will have the same effect as a vote “AGAINST” the Zynga adjournment proposal.

THE ZYNGA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ZYNGA STOCKHOLDERS VOTE “FOR” THE ZYNGA ADJOURNMENT PROPOSAL

THE COMBINATION

The following is a description of material aspects of the combination. While Take-Two and Zynga believe that the following description covers the material terms of the combination, the description may not contain all of the information that is important to you. You are encouraged to read carefully this entire joint proxy statement/ prospectus, including the text of the merger agreement attached as Annex A hereto, for a more complete understanding of the combination. In addition, important business and financial information about each of Take-Two and Zynga is contained or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

General

Take-Two, Merger Sub 1, Merger Sub 2 and Zynga have entered into the merger agreement, which provides for the acquisition of Zynga by Take-Two through a merger of Merger Sub 1 with and into Zynga (the “merger”), with Zynga continuing as the surviving corporation and as a wholly owned subsidiary of Take-Two, and immediately following the merger, Zynga will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving corporation (the “subsequent merger” and together with the merger, the “combination”). As a result of the combination, the separate existence of Zynga and Merger Sub 1 will cease and Merger Sub 2 will continue its existence under the DGCL as the surviving corporation and as a wholly owned subsidiary of Take-Two. The surviving corporation will be named Zynga Inc.

Merger Consideration

If the combination is completed, each issued and outstanding share of Zynga common stock, other than dissenting shares and treasury shares, will be converted into the right to receive (i) a number of shares of Take-Two common stock equal to the exchange ratio (as described below) with a cash payment in lieu of fractional shares of Take-Two common stock resulting from such calculation and (ii) $3.50 in cash, without interest and less any applicable withholding taxes. The “exchange ratio” is subject to a two-way collar mechanism and will be determined as follows: (i) if the Take-Two common stock price (as defined below) is an amount greater than $181.88, then the exchange ratio will be 0.0350; (ii) if the Take-Two common stock price is an amount greater than or equal to $156.50 but less than or equal to $181.88, then the exchange ratio will be an amount equal to the quotient (rounded to five decimal places) obtained by dividing (x) $6.36 by (y) the Take-Two common stock price; and (iii) if the Take-Two common stock price is less than $156.50, then the exchange ratio will be 0.0406. The “Take-Two common stock price” will be the volume-weighted average sales price per share of Take-Two common stock on the Nasdaq Global Select Market for the consecutive period beginning at 9:30 a.m. New York time on the twenty-third trading day immediately preceding the closing date of the combination and concluding at 4:00 p.m. New York time on the third trading day immediately preceding such closing date.

As noted above, the number of shares of Take-Two common stock that Zynga stockholders will receive as consideration in the combination is not fixed and may change. The exchange ratio is not fixed within the two-way collar and will be adjusted for changes in the market price of Take-Two common stock prior to the effective time of the combination if the Take-Two common stock price is an amount equal to or between $156.50 and $181.88. In addition, the market value of the consideration payable to Zynga stockholders in the combination will fluctuate with the market price of Take-Two common stock if the Take-Two common stock price is an amount less than $156.50 or greater than $181.88. Based on the closing price of Take-Two common stock on Nasdaq of $                on                , the latest practicable trading day prior to the date of the accompanying joint proxy statement/prospectus, the exchange ratio is                  and the implied value of the consideration payable to Zynga stockholders in the combination was approximately $                per share of Zynga common stock. The Take-Two common stock price and the exchange ratio will not be determinable until the third trading day immediately preceding the closing date of the combination. The market price of shares of Take-Two common stock that Zynga stockholders receive at the time the combination is completed could be greater than, less than or the same as the market price of shares of Take-Two common stock on the date of this joint proxy statement/prospectus or on the date of the Take-Two special meeting and the Zynga special meeting. Accordingly, you should obtain current market quotations for Take-Two common stock and Zynga common stock before deciding how to vote on the Take-Two share issuance proposal, Take-Two charter amendment proposal and the Zynga merger proposal, as applicable. Take-Two common stock and Zynga common stock are traded on Nasdaq, under the symbols “TTWO” and “ZNGA,” respectively. Shares of Take-Two common stock will continue trading on Nasdaq under the symbol “TTWO” after completion of the combination.

Background of the Combination

The Zynga board of directors regularly evaluates Zynga’s strategic direction and ongoing business plans with a view toward strengthening Zynga’s business and enhancing stockholder value. As part of this evaluation, the Zynga board of directors has, from time to time, considered a variety of strategic alternatives. These have included, among others, (1) the continuation of, and potential improvements to, Zynga’s current business plan, including the investment in, and development of, new products, services and game titles, with Zynga remaining an independent entity; (2) capital allocation initiatives; (3) potential expansion opportunities through acquisitions, partnerships or other commercial relationships, including the continuation of Zynga’s strategy of acquiring smaller game studios; and (4) business combinations and other financial and strategic alternatives, including the sale of Zynga. The Zynga board of directors was also aware of the accelerating pace of consolidation in the interactive entertainment industry.

As active participants in the interactive entertainment industry with complementary product offerings, Zynga and Take-Two are well known to each other. From time to time, members of Zynga management have met with members of Take-Two management to discuss their industry and their respective companies. At various points in the past, Take-Two expressed non-specific interest in acquiring Zynga, including in January 2021, after Take-Two management had met with its financial advisors and board of directors. These discussions were general in nature and never advanced beyond preliminary, hypothetical conversations.

In February 2021, Frank Gibeau, Zynga’s Chief Executive Officer, and Bernard Kim, Zynga’s President of Publishing, met with senior executives of a strategic acquirer (which is referred to as “Party A”) at Party A’s request. Those present at the meeting discussed Zynga’s business operations and industry and the potential for Zynga to benefit from certain of Party A’s complementary products and service offerings, as well as ways that Zynga and Party A could work together. In the months that followed, Messrs. Gibeau and Kim met several additional times with senior executives of Party A to discuss these topics. At various points during these discussions, senior executives of Party A expressed general interest in an acquisition of Zynga by Party A. However, Party A did not make a specific acquisition proposal. Messrs. Gibeau and Kim kept the Zynga board of directors updated about their discussions with Party A.

By September 2021, Party A had begun to express greater interest in exploring an acquisition of Zynga, including by requesting a formal management presentation regarding Zynga’s business and prospects. In response, in late September 2021, Mr. Gibeau and other members of Zynga management spoke with representatives of Goldman Sachs about Party A and its interest in a possible acquisition of Zynga. During this conversation, the parties also discussed, in general terms, (1) the nature of the strategic alternatives that could be available to Zynga should it elect to pursue a strategic review process; (2) the broad outlines of a process that Zynga could engage in to evaluate its strategic alternatives; and (3) the possibility that Goldman Sachs could serve as Zynga’s financial advisor. Goldman Sachs is well known to Zynga and Zynga management given Goldman Sachs’ qualifications, extensive expertise, international reputation, knowledge of the industry in which Zynga operates, and experience in advising similar companies in connection with potential strategic transactions. In addition, representatives from Goldman Sachs had from time-to-time presented to the Zynga board of directors and Zynga management about public market perspectives of Zynga, as well as strategic opportunities within the interactive entertainment industry. In particular, representatives from Goldman Sachs presented to the Zynga board of directors in February 2021 regarding valuation trends and drivers in the interactive entertainment industry, as well as about potential acquisition targets for Zynga, strategic partnership opportunities, and potential acquirers of some or all of Zynga.

In late September 2021, Messrs. Gibeau and Kim met with senior executives of a strategic acquirer (which is referred to as “Party B”) at Party B’s request. During this meeting, Party B expressed non-specific interest in an acquisition of Zynga. Party B did not make a formal acquisition proposal in this discussion. A few days after this meeting, senior executives of Party B suggested that Party B’s chief executive officer should meet with Mr. Gibeau to further discuss Party B’s perspectives on a potential acquisition of Zynga.

On October 4, 2021, the Zynga board of directors met, with members of Zynga management and representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation (which is referred to as “Wilson Sonsini”), outside legal counsel to Zynga, in attendance. Mr. Gibeau reviewed for the Zynga board of directors the nature of discussions with Party A and Party B, including Party A’s desire to meet with Zynga management to better understand Zynga’s business and strategy. Mr. Gibeau reminded the Zynga board of directors of historical discussions between Zynga and Take-Two, which discussions included Take-Two’s non-specific interest in acquiring Zynga prior to October 2021. The representatives of Wilson Sonsini reviewed with the members of the Zynga board of directors their fiduciary duties. It was the consensus of the Zynga board of directors that Zynga management should agree to Party A’s request for a management presentation, and that Mr. Gibeau should continue discussions with Party A. Given Party A’s prior non-specific expressions of interest in an acquisition of Zynga, the Zynga board of directors was aware that the meeting with Party A had the potential to lead to a substantive proposal by Party A to acquire Zynga. As result, the Zynga board of directors also discussed various ways in which Zynga could undertake a review of its strategic alternatives. To provide assistance to, and oversight of, Zynga management, the Zynga board of directors established a strategic committee (which we refer to as the “Strategic Committee”). The Strategic Committee was formed in the light of (1) the potentially significant workload that could be involved in any decision by Zynga to evaluate strategic alternatives; (2) the possibility that Zynga management may need feedback and direction on relatively short notice; and (3) the benefits and convenience of having a subset of directors oversee any process of considering strategic alternatives. The Zynga board of directors authorized and instructed the Strategic Committee to, among other things, (1) oversee and provide assistance to Zynga management and its advisors with respect to the exploration, evaluation, consideration, review and negotiation of the terms and conditions of any strategic alternative, including any sale of Zynga; (2) take such other actions with respect to any strategic alternative as the Strategic Committee deemed necessary, appropriate or advisable; and (3) recommend what action, if any, that the Zynga board of directors should take with respect to any strategic alternative. The Zynga board of directors retained the power and authority to approve the final decision on pursuing a strategic alternative, including a sale of Zynga. It was also understood that the Zynga board of directors would continue to have an active role in the consideration of strategic alternatives. The Zynga board of directors appointed Janice Roberts, Zynga’s Lead Independent Director, and Ellen Siminoff, the Chair of Zynga’s Nominating/Corporate Governance Committee, both of whom are independent members of the Zynga board of directors, as the members of the Strategic Committee. Noting the preliminary discussions between Goldman Sachs and Zynga management, the Zynga board of directors instructed the Strategic Committee to review the retention of a financial advisor to assist Zynga.

At various points from October 4, 2021, to October 6, 2021, the Strategic Committee met, with members of Zynga management and representatives of Wilson Sonsini each generally in attendance. During these meetings, the Strategic Committee (1) interviewed Goldman Sachs to serve as financial advisor to Zynga; and (2) discussed Goldman Sachs’ role and responsibilities as financial advisor to Zynga. At points, the representatives of Wilson Sonsini reviewed with the members of the Strategic Committee their fiduciary duties.

On October 6, 2021, the Zynga board of directors met, with members of Zynga management and representatives of Wilson Sonsini in attendance. Members of Zynga management reviewed with the Zynga board of directors a draft of Zynga’s long-range plan prepared by Zynga management, and described, among other things, the process for preparing Zynga’s long-range plan, including the underlying assumptions and various execution and other risks to realizing Zynga’s long-range plan. Additional information about the preparation and substance of

Zynga’s long-range plan is contained in the section of this joint proxy statement/prospectus titled “Zynga Unaudited Prospective Financial Information.” The Zynga board of directors approved providing Zynga’s long-range plan to Party A and to Zynga’s financial advisor. The Strategic Committee provided its recommendation that the Zynga board of directors retain Goldman Sachs as Zynga’s financial advisor and reviewed the proposed terms of an engagement letter with Goldman Sachs. After considering Goldman Sachs’ qualifications, extensive expertise, international reputation, knowledge of the industry in which Zynga operates and experience in similar situations, the Zynga board of directors determined to retain Goldman Sachs as Zynga’s financial advisor. The Zynga board of directors delegated to the Strategic Committee the authority to negotiate an appropriate engagement letter with Goldman Sachs. Thereafter, the Strategic Committee continued to negotiate the terms of Goldman Sachs’ engagement letter.

On October 7, 2021, Zynga entered into a confidentiality agreement with Party A. This agreement did not include a “standstill” or other restriction on Party A’s ability to make public or private proposals to acquire Zynga.

On October 7, 2021, members of Zynga management gave a management presentation to Party A regarding Zynga and its business and prospects. Representatives of Goldman Sachs also attended this meeting. In connection with this meeting, Party A received a copy of Zynga’s long-range plan.

Also on October 7, 2021, the chief executive officer of a company (which is referred to as “Party C”) contacted Mr. Gibeau to express an interest in discussing potential strategic partnerships between Zynga and Party C. From time to time in the past, Zynga had considered the potential for transactions or strategic partnerships with Party C, but these considerations had never advanced beyond the formative stages.

On October 8, 2021, Mr. Zelnick called Mr. Gibeau to discuss Take-Two’s interest in a potential transaction with Zynga. Mr. Zelnick noted that any transaction between the two companies would likely have a significant stock component. This discussion was preliminary, and Mr. Zelnick did not make a specific acquisition proposal. Mr. Zelnick expressed a desire to meet with Mr. Gibeau again in the future regarding a combination of Zynga and Take-Two.

Also on October 8, 2021, the Strategic Committee met, with other members of the Zynga board of directors, members of Zynga management and representatives of Wilson Sonsini in attendance. Mr. Gibeau (1) reviewed the meeting with Party A, including that Party A was studying Zynga’s long-range plan and would respond in due course; (2) reminded the Strategic Committee of Party B’s desire for Mr. Gibeau to meet with Party B’s chief executive officer; and (3) updated the Strategic Committee on the conversations with Party C and Take-Two (including the proposed meeting with Mr. Zelnick in several weeks). The Strategic Committee determined that it was appropriate to wait for additional feedback from Party A.

On October 15, 2021, the Strategic Committee met, with members of Zynga management and representatives of Goldman Sachs in attendance. The Strategic Committee discussed Zynga’s long-range plan.

On October 22, 2021, the Strategic Committee met, with members of Zynga management and representatives of each of Goldman Sachs and Wilson Sonsini in attendance. The representatives of Goldman Sachs reviewed Goldman Sachs’ preliminary financial analyses of Zynga. The Strategic Committee discussed the lack of a formal response by Party A to the management presentation held earlier that month. It was the consensus of the Strategic Committee that, in the light of the lack of urgency displayed by Party A, further efforts in pursuit of an acquisition of Zynga by Party A were not warranted.

On October 27, 2021, Messrs. Gibeau and Zelnick confirmed that they would meet again in-person during the week of November 15, 2021.

On November 12, 2021, in preparation for a November 15th meeting between Messrs. Gibeau and Zelnick, the Take-Two board of directors met, with representatives of each of J.P. Morgan, LionTree and Willkie in attendance, to discuss the possibility of pursuing a potential business combination transaction with Zynga. At that meeting members of senior management of Take-Two reported to the Take-Two board of directors on the status of Zynga’s portfolio, the strategic rationale for pursuing the potential transaction and the anticipated benefits of a potential transaction to Take-Two stockholders as well as a financial analysis of the proposed transaction. After discussion, it was the consensus of the Take-Two board of directors that Mr. Zelnick should continue to pursue the preliminary discussions with Mr. Gibeau and Zynga to determine whether the parties could come to an agreement with respect to a potential transaction. From and after this date and until the effective time, Mr. Zelnick provided regular updates to, and had numerous discussions with, members of the Take-Two board of directors regarding the status of ongoing discussions with Zynga.

On November 15, 2021, Messrs. Gibeau and Zelnick met. Mr. Zelnick expressed Take-Two’s interest in acquiring Zynga in a cash and stock transaction generally, but Mr. Zelnick did not propose a specific acquisition price. Mr. Zelnick stressed that Take-Two would only proceed with an acquisition if it was supported by the Zynga board of directors. Mr. Gibeau informed Mr. Zelnick that he would discuss Take-Two’s interest with the Zynga board of directors.

Following the November 15, 2021 meeting with Mr. Zelnick, Mr. Gibeau spoke with representatives of Goldman Sachs concerning Take-Two’s acquisition interest and the status of Party A’s consideration of a possible acquisition of Zynga. Representatives of Goldman Sachs subsequently spoke with a senior executive of Party A concerning the status of Party A’s evaluation of any acquisition of Zynga. The senior executive of Party A informed Goldman Sachs that, although Party A understood the strategic merits of acquiring Zynga, Party A was not prepared to present Zynga with an acquisition proposal at that time.

On November 17, 2021, the Strategic Committee met, with members of Zynga management and representatives of each of Goldman Sachs and Wilson Sonsini in attendance. The representatives of Wilson Sonsini reviewed with the members of the Strategic Committee their fiduciary duties. The representatives of Goldman Sachs reviewed Goldman Sachs’ preliminary financial analyses of a possible combination of Zynga with Take-Two. The Strategic Committee determined that a combination of Zynga with Take-Two was potentially attractive and merited consideration by the Zynga board of directors. The Strategic Committee also discussed the recent conversation between representatives of Goldman Sachs and a senior executive of Party A, and the status of discussions with Party B. The representatives of Goldman Sachs reviewed with the Strategic Committee other potential strategic transaction partners for Zynga. Each potential partner was reviewed individually, with a focus on each potential partner’s (1) likely or previously expressed interest in a potential strategic transaction with Zynga; (2) track record of transactions; (3) ability to finance and consummate a transaction; and (4) larger strategic rationale for a transaction with Zynga.

On November 18, 2021, the Zynga board of directors met, with members of Zynga management and representatives of each of Goldman Sachs and Wilson Sonsini in attendance. The representatives of Goldman Sachs reviewed Goldman Sachs’ preliminary financial analyses of a possible combination of Zynga with Take-Two. The Zynga board of directors determined that it was interested in further exploring such a transaction. As such, the Zynga board of directors determined to invite Take-Two to make a specific combination proposal. The Zynga board of directors discussed other companies (including Party A, Party B and Party C) that Zynga could contact regarding their interest in a strategic transaction with Zynga. The Zynga board of directors noted the risk that a broad transaction solicitation process could result in public speculation that Zynga was pursuing a sale, and that such speculation could be harmful to Zynga and its employees and business partners. With respect to Party A, it was the consensus of the Zynga board of directors that a competitive dynamic—in the form of specific acquisition interest expressed by a third party—could be helpful in causing Party A to accelerate its consideration of an acquisition of Zynga. With respect to Party B, it was the consensus of the Zynga board of directors that Party B might not be able to consider an acquisition of Zynga with urgency. After the meeting, Mr. Gibeau advised Mr. Zelnick that the Zynga board of directors had invited Take-Two to submit a combination proposal.

In early December 2021, Party B proposed a meeting between Party B’s chief executive officer and Mr. Gibeau in late January 2022.

On December 3, 2021, Zynga entered into a confidentiality agreement with Take-Two. This agreement did not include a “standstill” or other restriction on Take-Two’s ability to make public or private proposals to acquire Zynga.

Also on December 3, 2021, the Take-Two board of directors held a meeting with members of Take-Two senior management and representatives of each of J.P. Morgan, LionTree and Willkie in attendance. Mr. Zelnick updated the board members on recent discussions with Mr. Gibeau and the Take-Two board of directors approved the terms of a non-binding conditional offer to acquire Zynga for a mix of consideration consisting of shares of Take-Two common stock and cash having an assumed value of $9.85 per share of Zynga common stock, derived as described below.

On December 6, 2021, Messrs. Gibeau and Kim, as well as representatives of Goldman Sachs, met with Mr. Zelnick, members of Take-Two management and representatives of each of J.P. Morgan and LionTree. Mr. Zelnick proposed that Take-Two combine with Zynga, with each share of Zynga common stock being exchanged for consideration with an assumed value of $9.85 per share, 25% of which was to be in cash and 75% of which was to be in the form of shares of Take-Two common stock. The cash portion of the proposed consideration per share of Zynga common stock was $2.46 in cash, and the proposed exchange ratio was 0.0424 of a share of Take-Two common stock (at a fixed exchange ratio) per share of Zynga common stock, which assumed a value per share of Take-Two common stock equal to the then-current 20-day volume weighted average price of Take-Two common stock. We refer to this as the “initial Take-Two proposal.” In addition, Take-Two proposed that (1) Zynga and Take Two would agree to negotiate exclusively with each other; and (2) the transaction include a “go-shop” provision that would allow Zynga to affirmatively solicit acquisition interest from other companies for a period of time following entry into the merger agreement. Mr. Zelnick also requested the opportunity to discuss the proposal with the Zynga board of directors. Mr. Gibeau informed Mr. Zelnick that he would discuss the initial Take-Two proposal with the Zynga board of directors.

Later on December 6, 2021, the Strategic Committee met, with members of Zynga management and representatives of each of Goldman Sachs and Wilson Sonsini in attendance. The representatives of Goldman Sachs reviewed Goldman Sachs’ preliminary financial analyses of the initial Take-Two proposal. The Strategic Committee determined that the initial Take-Two proposal merited consideration by the Zynga board of directors, and that Mr. Zelnick should be offered the opportunity to discuss the initial Take-Two proposal with the Zynga board of directors.

On December 9, 2021, the Strategic Committee met, with other members of the Zynga board of directors, members of Zynga management and representatives of each of Goldman Sachs and Wilson Sonsini in attendance. The Strategic Committee discussed Mr. Zelnick’s upcoming meeting with the Zynga board of directors and Zynga’s goals for the meeting. Mr. Gibeau also informed the Strategic Committee of Mr. Zelnick’s desire to meet socially for dinner later that evening. Mr. Gibeau and the Strategic Committee discussed the merits of such a meeting, and it was agreed that Mr. Gibeau should meet with Mr. Zelnick. Messrs. Gibeau and Zelnick subsequently met for dinner.

Also on December 9, 2021, Goldman Sachs and the Strategic Committee concluded negotiation of the terms of Goldman Sachs’ engagement by Zynga. Zynga subsequently entered into an engagement letter with Goldman Sachs, as approved by the Strategic Committee.

On December 10, 2021, the Zynga board of directors met, with members of Zynga management and representatives of each of Goldman Sachs and Wilson Sonsini in attendance. Mr. Zelnick and other members of Take-Two management and representatives of J.P. Morgan and LionTree were present for a portion of the meeting, during which they discussed the initial Take-Two proposal and the prospects of the combined company. Following the departure of Mr. Zelnick and the other members of Take-Two management and representatives of J.P. Morgan and LionTree from the meeting, the representatives of Wilson Sonsini reviewed with members of the Zynga board of directors their fiduciary duties. The Zynga board of directors discussed the initial Take-Two proposal and the strategic positioning of the combined company.

On December 11, 2021, the Zynga board of directors met, with members of Zynga management and representatives of each of Goldman Sachs and Wilson Sonsini in attendance. Members of Zynga management reviewed with the Zynga board of directors (1) the financial outlook for Zynga for the fiscal year ended December 31, 2021; and (2) an updated version of Zynga’s long-range plan that reflected Zynga management’s latest thinking based on the performance of Zynga’s business. The Zynga board of directors approved Zynga’s updated long-range plan and instructed management to provide the updated long-range plan to Goldman Sachs. The representatives of Goldman Sachs reviewed the initial Take-Two proposal and discussed various alternatives available to Zynga and strategic considerations, including other companies (such as Party A, Party B and Party C) that might have an interest in a strategic transaction with Zynga.

Later on December 11, 2021, the Strategic Committee met, with members of Zynga management and representatives of Wilson Sonsini in attendance. The Strategic Committee discussed the initial Take-Two proposal, as well as other strategic alternatives available to Zynga.

On December 13, 2021, the Zynga board of directors met, with members of Zynga management and representatives of each of Goldman Sachs and Wilson Sonsini in attendance. The representatives of Goldman Sachs reviewed Goldman Sachs’ preliminary financial analyses of the combined company and discussed various perspectives on Zynga’s long-range plan. It was the consensus of the Zynga board of directors that the initial Take-Two proposal was potentially attractive and merited additional consideration. The Zynga board of directors determined that it wished to further understand the prospects for the combined company and the strategic rationale for the transaction.

Later on December 13, 2021, the Strategic Committee met, with members of Zynga management and representatives of each of Goldman Sachs and Wilson Sonsini in attendance. The Strategic Committee determined that members of the Zynga board of directors should meet again with Mr. Zelnick to further understand his views on the strategic rationale for a combination of Zynga with Take-Two. The Strategic Committee also discussed the appropriate time to again contact Party A concerning Party A’s interest in an acquisition of Zynga.

On December 15, 2021, the Zynga board of directors met, with members of Zynga management and representatives of each of Goldman Sachs and Wilson Sonsini in attendance. Members of Zynga management reviewed (1) preliminary views on potential synergies resulting from a combination of Zynga with Take-Two, including the potential for significant revenue synergies; and (2) potential strategic alternatives available to Zynga, including transformative acquisitions and acquisitions that would expand Zynga into new lines of business. As part of this discussion, Zynga management described (1) potential challenges to and considerations in an acquisition of Zynga by Party B; and (2) a possible transaction with Party C and the complexities and other considerations inherent in such a transaction. The Zynga board of directors instructed Goldman Sachs to inform Party A that Zynga had received a credible acquisition proposal that the Zynga board of directors was seriously evaluating. The Zynga board of directors made this decision in the light of (1) Party A’s previously expressed interest in an acquisition of Zynga; and (2) a belief that a competitive dynamic might prompt Party A to accelerate its timing related to considering an acquisition of Zynga.

On December 16, 2021, as instructed by the Zynga board of directors, representatives of Goldman Sachs spoke with a senior executive of Party A about Zynga and informed Party A that Zynga had received a credible acquisition proposal that the Zynga board of directors was seriously evaluating.

Later on December 16, 2021, the Strategic Committee met, with members of Zynga management and representatives of each of Goldman Sachs and Wilson Sonsini in attendance. The Strategic Committee discussed the conversation between representatives of Goldman Sachs and senior executives of Party A.

On December 17, 2021, Mr. Zelnick met with Mr. Gibeau, Ms. Siminoff and Mark Pincus, Zynga’s chairman. Those present discussed the strategic rationale for a combination of Zynga with Take-Two, including how to position the combined company to investors. During this discussion, Mr. Zelnick expressed Take-Two’s willingness to expand the Take-Two board of directors to accommodate two of the current members of the Zynga board of directors.

Later on December 17, 2021, Mr. Zelnick spoke with William “Bing” Gordon, a member of the Zynga board of directors, about the strategic rationale for a combination of Zynga with Take-Two, including how to position the combined company to investors.

Also on December 17, 2021, Goldman Sachs provided the Zynga board of directors with customary relationship disclosures regarding Goldman Sachs’ relationships with Take-Two, Party A and Party B; the Zynga board of directors did not identify any concerns with these disclosures. In addition, Goldman Sachs provided to Zynga management, for the information of the Zynga board of directors, materials that summarized, based on theoretical models, the potential effects of the announcement and of the consummation of an acquisition of Zynga on the capped call transactions that Zynga entered into with Goldman Sachs and other counterparties, each acting as principal for its own account, with respect to Zynga’s 0.25% convertible senior notes due 2024 in June 2019 and 0% convertible senior notes due 2026 in December 2020.

On December 18, 2021, the Strategic Committee met, with members of Zynga management and representatives of each of Goldman Sachs and Wilson Sonsini in attendance. The discussions with Mr. Zelnick on December 17, 2021, were reviewed by the Strategic Committee. In particular, the Strategic Committee discussed the strategic rationale for a combination of Zynga with Take-Two. The Strategic Committee again discussed contacting Party B concerning its interest in an acquisition of Zynga. Given (1) the potential negative competitive impact to Zynga that could arise from sharing any of Zynga’s confidential information with Party B, (2) the lack of urgency displayed by Party B, (3) possible disruptive cultural and social implications of a potential combination of Zynga and Party B and (4) Zynga’s ability to solicit an alternative transaction during the “go-shop” period proposed by Take-Two, it was the consensus of the Strategic Committee not to contact Party B at that time. The lack of substantive response from Party A to the message delivered by Goldman Sachs was discussed. The representatives of Goldman Sachs reviewed a variety of ways to improve the initial Take-Two proposal for the benefit of Zynga’s stockholders, including by increasing the cash consideration per share or implementing a “collar” on the value of the stock consideration that Zynga’s stockholders receive (with the objective of increasing the certainty and stability of value delivered to Zynga’s stockholders at closing).

On December 19, 2021, the Strategic Committee met, with other members of the Zynga board of directors, members of Zynga management and representatives of each of Goldman Sachs and Wilson Sonsini in attendance. The Strategic Committee again discussed contacting Party B concerning its interest in an acquisition of Zynga, and again determined not to contact Party B at that time (for the same reasons previously identified). The representatives of Goldman Sachs again reviewed a variety of ways to improve the initial Take-Two proposal for the benefit of Zynga’s stockholders, including by increasing the cash consideration per share or implementing a “collar” on the value of the stock consideration that Zynga’s stockholders receive. The Strategic Committee determined to recommend to the Zynga board of directors a counterproposal for the combination of Zynga with Take-Two, with each share of Zynga common stock being exchanged for $3.50 in cash and 0.0390 of a share of Take-Two common stock (with a fixed exchange ratio). This counterproposal implied a value of $10.45 per share of Zynga common stock based on the then-current share price of Take-Two common stock. We refer to this counterproposal as the “first Zynga counterproposal.”

On December 20, 2021, the Zynga board of directors met, with members of Zynga management and representatives of each of Goldman Sachs and Wilson Sonsini in attendance. The discussions with Take-Two and Party A were reviewed, including Party A’s lack of response following the December 16, 2021, discussion with representatives of Goldman Sachs. The Strategic Committee’s decision not to contact Party B was also reviewed. The representatives of Goldman Sachs reviewed Goldman Sachs’ preliminary financial analyses of the first Zynga counterproposal and the ways in which that proposal improved the initial Take-Two proposal for the benefit of Zynga’s stockholders. The Zynga board of directors approved the first Zynga counterproposal and directed Goldman Sachs to share it with Take-Two. Goldman Sachs subsequently delivered the first Zynga counterproposal to representatives of Take-Two.

On December 21, 2021, the Strategic Committee met, with members of Zynga management and representatives of Wilson Sonsini in attendance. The representatives of Wilson Sonsini reviewed with the members of the Strategic Committee their fiduciary duties.

Also on December 21, 2021, after reviewing the first Zynga counterproposal, and following discussions and analysis with its financial advisors and with the support of the Take-Two board of directors, Take-Two made a new proposal to combine with Zynga, with each share of Zynga common stock being exchanged for $3.06 in cash and 0.0398 of a share of Take-Two common stock (at a fixed exchange ratio). Take-Two’s proposal implied a value of $10.20 per share of Zynga common stock based on the then-current share price of Take-Two common stock. We refer to this proposal as the “revised Take-Two proposal.” The revised Take-Two proposal also contemplated a 45-day “go-shop” period.

Later on December 21, 2021, the Strategic Committee met, with other members of the Zynga board of directors, members of Zynga management and representatives of each of Goldman Sachs and Wilson Sonsini in attendance. The representatives of Goldman Sachs reviewed Goldman Sachs’ preliminary financial analyses of the revised Take-Two proposal and ways to improve the proposal for the benefit of Zynga’s stockholders. The Strategic Committee instructed Goldman Sachs to prepare additional financial analyses of the revised Take-Two proposal.

Still later on December 21, 2021, the Strategic Committee met, with other members of the Zynga board of directors, members of Zynga management and representatives of each of Goldman Sachs and Wilson Sonsini in attendance. The representatives of Goldman Sachs reviewed Goldman Sachs’ additional preliminary financial analyses of the revised Take-Two proposal. The Strategic Committee instructed Goldman Sachs to share with Take-Two a counterproposal for a combination with Zynga, with each share of Zynga common stock being exchanged for $3.50 in cash and 0.0376 of a share of Take-Two common stock (at a fixed exchange ratio). This counterproposal implied a value of $10.25 per share of Zynga common stock based on the then-current share price of Take-Two common stock. We refer to this counterproposal as the “second Zynga counterproposal.” Goldman Sachs subsequently delivered the second Zynga counterproposal to representatives of Take-Two.

Also on December 21, 2021, Take-Two management conveyed the second Zynga counterproposal to its board of directors, noting that the second Zynga counterproposal increased the implied value to $10.25 per share of Zynga common stock, and increased the cash component of the merger consideration from $3.06 per share of Zynga common stock to $3.50 per share of Zynga common stock. After reviewing the second Zynga counterproposal, including materials provided by Take-Two’s financial advisors, Take-Two’s board of directors authorized Take-Two to accept the counterproposal.

On December 22, 2021, Take-Two accepted the second Zynga counterproposal subject to each company agreeing to negotiate exclusively with the other for three weeks, with the ability for either company to extend the exclusivity period for an additional week.

On December 22, 2021, the Strategic Committee met, with members of Zynga management and representatives of each of Goldman Sachs and Wilson Sonsini in attendance. It was noted that Party A had still not responded following the message delivered by Goldman Sachs on December 16, 2021. The Strategic Committee determined to recommend that the Zynga board of directors agree to Take-Two’s exclusivity proposal.

Later on December 22, 2021, the Zynga board of directors met, with members of Zynga management and representatives of each of Goldman Sachs and Wilson Sonsini in attendance. The representatives of Goldman Sachs reviewed Goldman Sachs’ preliminary financial analyses of the second Zynga counterproposal. The Zynga board of directors determined to accept Take-Two’s exclusivity proposal and expressed its support for the second Zynga counterproposal.

On December 23, 2021, Zynga and Take-Two amended their confidentiality agreement to (1) provide for the exclusivity period requested by Take-Two; and (2) include a “standstill” restricting either party’s ability to make public proposals to acquire the other.

Beginning on December 23, 2021, representatives of Take-Two and its advisors, including J.P. Morgan, LionTree and Willkie, outside legal counsel to Take-Two, were granted access to legal and operational due diligence documents and information regarding Zynga in an electronic data room to support their due diligence review of Zynga. Over the following days, members of Take-Two management and its advisors conducted operational, legal, financial, accounting, employment and other due diligence on Zynga, including reviewing Zynga’s commercial relationships, intellectual property, privacy, security, equity awards, employment arrangements and employee benefit plans, and compliance and regulatory matters. At various points, Take-Two management and its advisors met with Zynga management and its advisors regarding due diligence information, potential synergies, employee retention and related matters. Zynga also conducted reverse due diligence on Take-Two, including with respect to the Take-Two Long-Range Plan and the potential synergies that could result from the combination.

On December 25, 2021, representatives of Willkie sent a draft of the merger agreement to representatives of Wilson Sonsini. Over the following days, Zynga management and Take-Two management, and representatives of their respective legal advisors, negotiated the terms of the merger agreement. Key terms of the merger agreement negotiated between the parties included (1) whether, and the circumstances in which, each party’s board of directors could change its recommendation to its stockholders, or negotiate or accept an alternative acquisition transaction, including the circumstances in which the merger agreement could be terminated; (2) the amount of the termination fee payable by each party and the circumstances in which it would be payable; (3) the definition of “material adverse effect” with respect to each party; (4) the conditions to each party’s obligation to consummate the combination; (5) the parties’ obligations and commitments in connection with obtaining required regulatory approvals; and (6) the nature and scope of the interim operating covenants applicable to Zynga during the period prior to the closing of the combination.

On December 27, 2021, representatives of Willkie sent a draft of the Zynga voting agreement to representatives of Wilson Sonsini. It was proposed that Zynga’s directors and executive officers each agree to be parties to the Zynga voting agreement. Over the following days, Zynga management and Take-Two management, and representatives of their respective legal advisors, as well as representatives of the applicable Zynga stockholders requested to be party to the Zynga voting agreement, negotiated the terms of the Zynga voting agreement. Key terms of the Zynga voting agreement negotiated between the parties included (1) the circumstances in which the voting agreement would terminate; and (2) the restrictions on the ability of each stockholder party to the voting agreement to transfer such party’s shares of Zynga common stock. Zynga also requested that a Take-Two’s directors and executive officers be parties to a reciprocal voting agreement, and Take-Two agreed to this request.

On December 29, 2021, the Strategic Committee met, with members of Zynga management and representatives of Wilson Sonsini in attendance. The representatives of Wilson Sonsini reviewed with the Strategic Committee the principal terms of the merger agreement, including the circumstances in which the Zynga board of directors could change its recommendation to Zynga’s stockholders and the circumstances under which each party could terminate the merger agreement. Members of Zynga management reviewed a further updated version of Zynga’s long-range plan that reflected Zynga management’s latest thinking based on the performance of Zynga’s business. The Strategic Committee authorized providing Zynga’s updated long-range plan to Goldman Sachs and Take-Two.

On December 31, 2021, Take-Two management held a meeting with Zynga management and representatives of Goldman Sachs in attendance. During this meeting, Take-Two management discussed the long-range plan for Take-Two prepared by Take-Two management, as well as Take-Two’s business and prospects. (Additional information about the preparation and substance of Take-Two’s long range plan is contained in, the section of this joint proxy statement/prospectus titled “Zynga Unaudited Prospective Financial Information”).

On January 2, 2022, the Strategic Committee met, with members of Zynga management and representatives of each of Goldman Sachs and Wilson Sonsini in attendance. The representatives of Goldman Sachs reviewed Goldman Sachs’ preliminary financial analyses of Take-Two. Members of Zynga management and representatives of Goldman Sachs discussed the management meeting held with Take-Two on December 31, 2021, and provided an update on Zynga’s reverse due diligence on Take-Two, including Zynga’s review of Take-Two’s long range plan, game title pipeline and potential synergies that could result from the combination. The Strategic Committee directed that Zynga management and Zynga’s financial and legal advisors continue their reverse due diligence on Take-Two and its business and prospects.

On January 5, 2022, the Strategic Committee met, with members of Zynga management and representatives of each of Goldman Sachs and Wilson Sonsini in attendance. Members of Zynga management and the representatives of Goldman Sachs reviewed key reverse due diligence findings. The Strategic Committee discussed the attractiveness, stability and relative value of the stock portion of the consideration being offered by Take-Two.

Later on January 5, 2022, the Strategic Committee met, with members of Zynga management, other members of the Zynga board of directors and representatives of each of Goldman Sachs and Wilson Sonsini in attendance. The Strategic Committee continued to review and discuss key reverse due diligence findings with respect to Take-Two.

On January 6, 2022, the Strategic Committee met, with members of Zynga management, other members of the Zynga board of directors and representatives of each of Goldman Sachs and Wilson Sonsini in attendance. After discussing key reverse due diligence findings with respect to Take-Two, the Strategic Committee determined that, in the light of increasingly volatile market conditions, it desired additional certainty and stability regarding the value to be delivered to Zynga’s stockholders at the closing of the combination. As such, the Strategic Committee instructed Goldman Sachs to propose a 10 percent symmetrical “collar” on the value of the stock consideration that Zynga’s stockholders receive in the combination.

On January 7, 2022, Take-Two management presented Zynga’s proposal for a 10 percent symmetrical “collar” to the Take-Two board of directors, together with information regarding the proposed collar prepared by Take-Two’s financial advisors. After reviewing the information regarding the proposal, and with the approval of Take-Two’s board of directors, Take-Two proposed a 7.5 percent symmetrical collar on the value of the stock consideration that Zynga’s stockholders receive in the combination.

Later on January 7, 2022, the Take-Two board of directors held a meeting with members of Take-Two management and representatives of each of J.P. Morgan, LionTree, and Willkie in attendance to take action on the proposed business combination. At the meeting members of senior management of Take-Two updated the Take-Two board of directors on the negotiation of the proposed merger with the management of Zynga, and reviewed the valuation of Zynga. Representatives of Willkie discussed the fiduciary duties applicable to the Take-Two board of directors and reviewed a summary of the proposed terms and conditions of the merger agreement, the voting agreements and the financing commitment papers. Representatives of each of J.P. Morgan and LionTree respectively reviewed for the Take-Two board of directors each of J.P. Morgan’s and LionTree’s respective preliminary financial analyses of the merger consideration provided for in the combination and answered questions from the directors with respect thereto.

Later on January 7, 2022, the Zynga board of directors met, with members of Zynga management and representatives of each of Goldman Sachs and Wilson Sonsini in attendance. The members of Zynga management and the representatives of Goldman Sachs reviewed key reverse due diligence findings. The representatives of Goldman Sachs reviewed Goldman Sachs’ preliminary financial analyses of a combination of Zynga with Take-Two, including the impact of the “collar” on the stock consideration to be received by Zynga’s stockholders. The Zynga board of directors confirmed their agreement with Take-Two’s proposed 7.5 percent symmetrical collar on the value of the stock consideration. The representatives of Wilson Sonsini reviewed the principal terms of the merger agreement, the Zynga voting agreement and the Take-Two voting agreement, including the points in each document that remained under negotiation. As part of the discussion, it was noted that Take-Two desired to begin discussions with each of Messrs. Gibeau and Kim concerning their employment with the combined company following the closing of the combination. The Zynga board of directors determined to consider this matter further at a future meeting. The Zynga board of directors discussed which of its members should join the Take-Two board of directors in connection with the closing of the combination. Ms. Roberts and Ms. Siminoff left the meeting and the Zynga board of directors discussed compensation for Ms. Roberts and Ms. Siminoff for their service on the Strategic Committee.

Still later on January 7, 2022, the Zynga board of directors met, with members of Zynga management and representatives of each of Goldman Sachs and Wilson Sonsini in attendance. The representatives of Goldman Sachs reviewed Goldman Sachs’ preliminary financial analyses of a combination Zynga with Take-Two, including the impact of the “collar” on the stock consideration to be received by Zynga’s stockholders. The Zynga board of directors instructed Goldman Sachs to prepare additional financial analyses of a combination of Zynga with Take-Two. The representatives of Goldman Sachs and Ms. Roberts and Ms. Siminoff left the meeting. The Zynga board of directors approved the payment of $50,000 to each of Ms. Roberts and Ms. Siminoff for their service on the Strategic Committee, to be paid on or about April 15, 2022 (with such payment to be made regardless of the outcome of any strategic transaction involving Zynga). Ms. Roberts and Ms. Siminoff and the representatives of Goldman Sachs returned to the meeting. The representatives of Goldman Sachs reviewed Goldman Sachs’ additional preliminary financial analyses of a combination of Zynga with Take-Two. The Zynga board of directors approved Messrs. Gibeau and Kim commencing discussions with Take-Two regarding employment with Take-Two following the closing of the combination, following which, on January 9, 2022, Take-Two presented Messrs. Gibeau and Kim terms of employment to be documented prior to, and the effectiveness to be conditioned upon, (1) the closing of the combination and (2) the prior approval of the compensation committee of the Take-Two board of directors.

On January 9, 2022, the Take-Two board of directors held a meeting with members of Take-Two management and representatives of each of J.P. Morgan, LionTree and Willkie in attendance. Representatives of Willkie discussed the fiduciary duties applicable to the Take-Two board of directors and reviewed a summary of the proposed terms and conditions of the merger agreement, the voting agreements and the financing commitment papers. Representatives of each of J.P. Morgan and LionTree respectively reviewed for the Take-Two board of directors each of J.P. Morgan’s and LionTree’s financial analyses of the merger consideration provided for in the combination and answered questions from the directors with respect thereto. J.P. Morgan then rendered its oral opinion (subsequently confirmed by delivery of its written opinion) to the of Take-Two board of directors (in its capacity as such) that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the merger consideration to be paid by Take-Two in the proposed combination was fair, from a financial point of view, to Take-Two. J.P. Morgan’s written opinion is described below in the section entitled “—Opinions of Take-Two’s Financial Advisors—Opinion of J.P. Morgan Securities, LLC.” LionTree then also rendered its oral opinion to the Take-Two board of directors (which was subsequently confirmed in writing by delivery of LionTree’s written opinion dated January 9, 2022 addressed to the Take-Two board of directors) that, as of such date, the merger consideration to be paid by Take-Two pursuant to the merger agreement was fair, from a financial point of view, to Take-Two, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by LionTree in preparing its opinion LionTree’s written opinion is described below in the section entitled “—Opinions of Take-Two’s Financial Advisors—Opinion of LionTree Advisors LLC.” After additional discussions and deliberations including as to the matters discussed in the sections entitled “Take-Two’s Reasons for the Mergers and Recommendation of the Take-Two Board of Directors”, the Take-Two board of directors unanimously determined that the merger agreement, the combination and the other transactions contemplated by the merger agreement, including the Take-Two stock issuance and the adoption of the Take-Two charter amendment, were advisable and fair to and in the best interests of Take-Two and its stockholders and approved the merger agreement, the combination and the other transactions contemplated by the merger agreement. The Take-Two board of directors also resolved unanimously to recommend to Take-Two’s stockholders that they vote to approve the Take-Two stock issuance and approve the adoption of the Take-Two charter amendment.

On January 9, 2022 the Zynga board of directors met, with members of Zynga management and representatives of each of Goldman Sachs and Wilson Sonsini in attendance. The representatives of Wilson Sonsini reviewed with the members of the Zynga board of directors their fiduciary duties. The representatives of Wilson Sonsini also reviewed the principal terms of the merger agreement, the Zynga voting agreement, the Take-Two voting agreement and the other relevant transaction documents. Mr. Gibeau noted that negotiations with Take-Two were continuing with respect to his employment by the combined company following the closing of the combination. The Zynga board of directors noted the customary relationship disclosures provided by Goldman Sachs regarding its relationship with Take-Two (which disclosures had been updated as of January 7, 2022); the Zynga board of directors did not identify any concerns with these disclosures. The representatives of Goldman Sachs reviewed with the Zynga board of directors Goldman Sachs’ financial analyses of the consideration. The representatives of Goldman Sachs then rendered the oral opinion of Goldman Sachs, subsequently confirmed by delivery of its written opinion dated January 9, 2022, to the Zynga board of directors that, as of the date of the written opinion and based upon and subject to the factors and the assumptions set forth therein, the consideration to be paid to the holders (other than Take-Two and its affiliates) of shares of Zynga common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

Later on January 9, 2022, representatives of Wilson Sonsini and Willkie finalized the forms of the merger agreement, Zynga voting agreement, Take-Two voting agreement and related transaction documents.

Still later on January 9, 2022 the Zynga board of directors met, with members of Zynga management and representatives of each of Goldman Sachs and Wilson Sonsini in attendance. The representatives of Wilson Sonsini reviewed the final merger agreement with the Zynga board of directors. The representatives of Goldman Sachs confirmed the oral opinion of Goldman Sachs, subsequently confirmed by delivery of a written opinion dated January 9, 2022, to the Zynga board of directors that, as of the date of the written opinion and based upon and subject to the factors and the assumptions set forth therein, the consideration to be paid to holders (other than Take-Two and its affiliates) of shares of Zynga common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The members of Zynga management reviewed the terms of the employment arrangements offered by Take-Two to each of Messrs. Gibeau and Kim with respect to their employment by the combined company following the closing of the combination. The Zynga board of directors, after considering the factors more fully described in the section of this joint proxy statement/prospectus titled “The Combination—Zynga’s Reasons for the Combination and Recommendation of the Zynga Board of Directors,” (1) determined that the merger agreement, the combination and the other transactions contemplated by the merger agreement were fair to, advisable and in the best interests of Zynga and its stockholders; and (2) adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The representatives of Goldman Sachs described solicitation activities that could be undertaken during the “go-shop” period. The Zynga board of directors directed the Strategic Committee to oversee Zynga management and Goldman Sachs as they engaged in these activities following the entry into, and public disclosure of, the merger agreement.

Still later on January 9, 2022, following the meeting of the Zynga board of directors, Zynga and Take-Two executed the merger agreement. The Zynga voting agreement and the Take-Two voting agreement were also executed.

On January 10, 2022, Zynga and Take-Two publicly announced the combination and the execution of the merger agreement and relevant transaction agreements.

Also on January 10, 2022, as directed by the Zynga board of directors, representatives of Goldman Sachs began contacting potential strategic transaction counterparties (including Party A, Party B and Party C) about their interest in participating in the “go-shop” process.

Following entry into the merger agreement, the Strategic Committee met regularly, with members of Zynga management and representatives of each of Goldman Sachs and Wilson Sonsini in attendance. During these meetings, the representatives of Goldman Sachs described their contacts with third parties that might consider engaging in an alternative transaction to that contemplated by the merger agreement.

On February 25, 2022, Zynga announced the expiration of the “go-shop” period. During the “go-shop” period, Zynga and Goldman Sachs, at the direction of the Strategic Committee, actively solicited numerous parties regarding a potential acquisition of Zynga. Zynga did not receive a Zynga alternative acquisition proposal during the “go-shop” period.

On March 10, 2022, the parties executed the First Amendment to the merger agreement to update the list of requisite non-U.S. antitrust approvals that are conditions to the obligation of Take-Two and Zynga to consummate the combination to consist of the approval of the applicable antitrust regulatory authority in Turkey, Germany, Austria and the United Kingdom (if the UK Competition and Markets Authority decides to open an investigation).

Take-Two’s Reasons for the Combination and Recommendation of the Take-Two Board of Directors

At a meeting of the Take-Two board of directors held on January 9, 2022, the Take-Two board of directors unanimously: (a) determined that the combination and the issuance of shares of Take-Two common stock in the combination as contemplated by the merger agreement, on the terms and subject to the conditions set forth in the merger agreement, are advisable and fair to, and in the best interests of, Take-Two and its stockholders; (b) authorized and approved the execution, delivery and performance of the merger agreement by Take-Two and approved the combination and the issuance of shares of Take-Two common stock in the combination as contemplated by the merger agreement; and (c) recommended that Take-Two’s stockholders vote in favor of the Take-Two share issuance proposal and Take-Two charter amendment proposal. Accordingly, the Take-Two board of directors unanimously recommends that Take-Two’s stockholders vote “FOR” the approval of the Take-Two share issuance proposal, “FOR” the Take-Two charter amendment proposal and “FOR” the approval of the Take-Two adjournment proposal.

In evaluating the combination, the Take-Two board of directors consulted with members of Take-Two’s management team and with Take-Two’s outside legal counsel and financial advisors and, in reaching its determinations and recommendations, the Take-Two board of directors considered a number of factors.

Many of the factors considered favored the determinations and recommendations made by the Take-Two board of directors, including the following (not in any relative order of importance):

•	the expectation that the combined company will be well-positioned to capitalize on the interactive entertainment industry’s strong tailwinds, including a leadership position in mobile;

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the expectation that the combination will establish Take-Two as a leader in mobile gaming, with mobile expected to comprise over 50% of its Net Bookings in Fiscal Year 2023 (as compared to an estimated 12% in Fiscal Year 2022);

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the expectation that the combination will bolster Take-Two’s mobile offerings, which include popular games such as Dragon City, Monster Legends, Top Eleven, Two Dots, and WWE SuperCard, and consist of a diverse array of titles that focus on many of the most popular genres in mobile gaming, including casual, hypercasual, lifestyle, mid-core, puzzle, social casino and sports games;

•	the expectation that the combination will create a powerful and diverse portfolio of industry-leading titles that span key platforms and genres across interactive entertainment;

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the expectation that by sharing best practices and key data insights across the enterprise, the combined company will benefit from significant development and publishing synergies, unlock new revenue streams and reach new audiences around the world;

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the expectation that the combined company will deliver a 14% compound annual growth rate for Net Bookings (excluding the annual Net Bookings opportunities and any future acquisitions) over the three fiscal year period ended March 31, 2024;

•	the expectation that the addition of Zynga’s mobile titles will expand Take-Two’s base of recurrent consumer spending;

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the identification of at least $500 million of incremental annual Net Bookings opportunities to unlock over time, driven in part by creation of new mobile games and cross-platform experiences for many of the iconic franchises within Take-Two’s portfolio of intellectual property;

•	the ability to optimize recurrent consumer spending by combining resources and leveraging the collective knowledge across both companies;

•	the opportunity to cross-market through a larger, shared customer database and improve game economies through more effective data analytics and machine learning models;

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the opportunity to use Zynga’s Chartboost advertising platform, which will improve new user acquisition through better audience targeting and optimize mobile advertising inventory to achieve greater yields;

•	the opportunity for geographic expansion into growth markets across Asia, including India, and the Middle East, among other regions;

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the expectation of approximately $100 million of annual cost synergies within the first two years after closing, primarily driven by the rationalization of duplicative overhead including corporate general and administrative expenses and public company costs, as well as the benefit of scale efficiencies across the enterprise;

•	the expectation that the combination is structured to maintain a strong balance sheet, including significant annual cash generation;

•	the expectation that the combined company’s more diverse sources of consumer spending would help reduce volatility in revenue and operating results across reporting periods;

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the expectation that the combined company’s strategic and financial flexibility will be greater than each company on a standalone basis, providing Take-Two with the financial resources to continue to invest in talent, development, and innovation, while also pursuing select inorganic growth opportunities.

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the fact that, based on the number of shares of Take-Two common stock and the number of shares of Zynga common stock expected to be outstanding immediately prior to the completion of the combination, Take-Two’s stockholders are expected to own between 67.2% and 70.4% of the combined company immediately after the completion of the combination;

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information and discussions with members of Take-Two’s management team and with Take-Two’s advisors regarding Zynga’s business, assets, financial condition, results of operations, reputation, current business strategy and prospects, including the projected long-term financial results of Zynga as a standalone company, the size and scale of the combined company and the expected pro forma effect of the combination on each company;

•	the belief that the Take-Two management team will be able to successfully integrate the two companies;

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the fact that J.P. Morgan rendered its oral opinion (subsequently confirmed by delivery of its written opinion) to the Take-Two board of directors (in its capacity as such) on January 9, 2022 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the merger consideration to be paid by Take-Two in the proposed merger was fair, from a financial point of view, to Take-Two. J.P. Morgan’s written opinion is described below in the section entitled “—Opinions of Take-Two’s Financial Advisors—Opinion of J.P. Morgan Securities, LLC”;

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the fact that LionTree rendered its oral opinion to the Take-Two board of directors (which was subsequently confirmed in writing by delivery of LionTree’s written opinion dated January 9, 2022 addressed to the Take-Two board of directors) that, as of such date, the merger consideration to be paid by Take-Two pursuant to the merger agreement was fair, from a financial point of view, to Take-Two, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by LionTree in preparing its opinion. LionTree’s written opinion is described below in the section entitled “—Opinions of Take-Two’s Financial Advisors—Opinion of LionTree Advisors LLC;”

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the review by the Take-Two board of directors with its advisors of the financial and other terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations to complete the combination and the termination provisions, as well as the likelihood of the completion of the combination and the evaluation by the Take-Two board of directors of the likely time period necessary to complete the combination. The Take-Two board of directors also considered the following specific aspects of the merger agreement:

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the fact that the exchange ratio has a collar and will only be adjusted to compensate for a change in the price of Take-Two common stock prior to the completion of the combination within the collar, which provides certainty to Take-Two’s stockholders as to the range of their pro forma percentage ownership of the combined company immediately after the completion of the merger (as more fully described in the section titled “The Merger Agreement—Terms of the Combination; Merger Consideration”);

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the limited number and nature of the conditions to the obligation of Zynga to complete the combination, as well as the probability that those conditions would be satisfied prior the end date (as more fully described in the section titled “The Merger Agreement—Conditions to Completion of the Combination”);

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the conditions to the obligations of Take-Two, Merger Sub 1 and Merger Sub 2 to complete the combination, as well as the probability that those conditions would be satisfied prior to the end date (as more fully described in the section titled “The Merger Agreement—Conditions to Completion of the Combination”);

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the extensive representations and warranties made by Zynga (as more fully described in the section titled “The Merger Agreement—Representations and Warranties”), as well as the covenants in the merger agreement relating to the conduct of Zynga’s business during the period from the date of the merger agreement through the effective time (as more fully described in the section titled “The Merger Agreement—Conduct of Business”);

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the fact that the merger agreement includes restrictions, subject to certain exceptions, on the ability of Zynga to solicit, initiate, propose, induce the making or submission of, or knowingly encourage or facilitate in any way any offer, inquiry or proposal that constitutes, or could reasonably be expected to lead to, a Zynga alternative acquisition proposal; and Take-Two’s right to match any Zynga superior proposal (as defined below in, and as more fully described in, the section titled “The Merger Agreement—Changes in Board Recommendations”);

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the ability of Take-Two to terminate the merger agreement and receive an up to $550 million termination fee from Zynga under specified circumstances (as more fully described in the section titled “The Merger Agreement—Termination Fees and Expenses; Liability for Breach”);

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Take-Two’s right, under certain circumstances, prior to the approval of the Take-Two share issuance proposal or charter amendment proposal to furnish non-public information regarding Take-Two and its subsidiaries to, and to enter into discussions or negotiations with, any person or entity in response to a bona fide, written Take-Two alternative acquisition proposal (as more fully described in the section titled “The Merger Agreement—Go-Shop Period; Restrictions on Solicitations of Other Offers—Certain Definitions”); and

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the right of the Take-Two board of directors, prior to the approval of the Take-Two share issuance proposal, to make a Take-Two recommendation change in connection with a Take-Two superior proposal or a Take-Two intervening event as more fully described in the section titled “The Merger Agreement—Changes in Board Recommendations”.

In the course of its deliberations, the Take-Two board of directors also considered a variety of risks and other potentially negative factors, including the following (which are not in any relative order of importance):

•	the risk that Zynga’s financial performance may not meet Take-Two’s expectations;

•	the possibility that the combination may not be completed or that completion may be unduly delayed for reasons beyond the control of Take-Two;

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the possible disruption to Take-Two’s and Zynga’s respective operations that may result from the combination, including the potential for diversion of management and employee attention from other strategic opportunities or operational matters and for increased employee attrition during the period prior to completion of the combination, and the potential effect of the combination on Take-Two’s and Zynga’s respective businesses and relations with business partners, vendors and advertisers;

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the adverse impact that business uncertainty pending completion of the combination could have on Take-Two’s and Zynga’s respective ability to attract, retain and motivate key personnel, and could have on Take-Two’s and Zynga’s respective ability to retain and grow its player base;

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the difficulties and challenges inherent in completing the combination and integrating the businesses, operations and workforce of Zynga with those of Take-Two, and the possibility of encountering difficulties in achieving expected Net Bookings growth and cost synergies;

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the risk that the anticipated strategic and other benefits to Zynga and Take-Two following completion of the combination, including the expected Net Bookings opportunities and synergies described above, will not be realized or will take longer to realize than expected;

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the risk that certain Take-Two business partners that compete with Zynga, and that certain Zynga business partners that compete with Take-Two, may be more reluctant to work with or award future business to the combined company;

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the risk that Take-Two stockholders may not approve the Take-Two share issuance proposal or the Take-Two charter amendment proposal or that Zynga stockholders may not approve the Zynga merger proposal;

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the risk that the structure of the combination could potentially trigger termination rights of Zynga’s counterparties under, or breach certain restrictive covenants or other terms of, Zynga’s contracts with third parties;

•	certain terms and conditions of the merger agreement, including:

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the fact that the merger agreement includes restrictions on the ability of Take-Two to solicit, initiate, propose, induce the making or submission of, or knowingly encourage or facilitate in any way any offer, inquiry or proposal that constitutes, or could reasonably be expected to lead to, a Take-Two Alternative Acquisition Proposal, subject to certain exceptions (as more fully described in the section titled “The Merger Agreement—Go-Shop Period; Restrictions on Solicitations of Other Offers—Take-Two No-Shop Period”);

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Zynga’s right, under specified circumstances (including during a “go shop” period), prior to the approval of the Zynga merger proposal, to furnish non-public information regarding Zynga and its subsidiaries to, and to enter into discussions or negotiations with, any person or entity in response to a bona fide, written Zynga alternative acquisition proposal (as more fully described in the section titled “The Merger Agreement—Go-Shop Period; Restrictions on Solicitations of Other Offers—Zynga No-Shop Period”);

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the right of the Zynga board of directors, prior to the approval of the Zynga merger proposal, to make a Zynga recommendation change in connection with a Zynga superior proposal or a Zynga intervening event (as more fully described in the section titled “The Merger Agreement—Changes in Board Recommendations”);

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the restrictions on the right of the Take-Two board of directors to make a Take-Two recommendation change, subject to certain conditions (as more fully described in the section titled “The Merger Agreement—Termination Fees and Expenses; Liability for Breach”), which could have the effect of discouraging Take-Two alternative acquisition proposals from being made or pursued; and

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the requirement that Take-Two provide Zynga with an opportunity to propose revisions to the merger agreement prior to Take-Two being able to make a Take-Two recommendation change in connection with a Take-Two superior proposal or a Take-Two intervening event (as more fully described in the section titled “The Merger Agreement—Changes in Board Recommendations”);

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the fact that Take-Two’s current stockholders will have reduced ownership and voting interests after the completion of the combination (compared to their current ownership and voting interests in Take-Two) and will exercise less influence over the Take-Two board of directors and management and policies of Take-Two (compared to their current influence over the Take-Two board of directors and management and policies of Take-Two);

•	the substantial costs to be incurred in connection with the combination, including those incurred regardless of whether the combination is completed;

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the risks and contingencies relating to the announcement and pendency of the combination and the risks and costs to Take-Two if the combination is not completed on a timely basis or at all, including the impact on Take-Two’s relationships with employees, with business partners and with third parties;

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the fact that if the combination is not completed, Take-Two will have expended significant human and financial resources on a failed transaction, and may also be required to pay a termination fee of $550 million under certain circumstances (as more fully described in the section titled “The Merger Agreement—Transaction Expenses and Termination Fees”); and

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various other risks associated with the combination and the business of Take-Two described in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” respectively.

The factors set forth above are not intended to be exhaustive, but include many of the material factors considered by the Take-Two board of directors in approving the combination, the merger agreement, the issuance of shares of Take-Two common stock in the combination as contemplated by the merger agreement, and the Take-Two charter amendment, in authorizing the execution of the merger agreement and related transaction documents and in recommending that Take-Two’s stockholders vote in favor of the Take-Two share issuance proposal and Take-Two charter amendment proposal. In view of the wide variety of factors, both positive and negative, considered in connection with making its determinations and recommendations, and the complexity of these matters, the Take-Two board of directors did not find it practical to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to any of the various factors considered in reaching its determination to approve the Combination, the merger agreement, the issuance of shares of Take-Two common stock in the combination as contemplated by the merger agreement, the Take-Two charter amendment, and to recommend that Take-Two’s stockholders vote in favor of the Take-Two share issuance proposal and the Take-Two charter amendment proposal. The Take-Two board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Take-Two board of directors. In addition, individual members of the Take-Two board of directors may have given different weights to different factors. The Take-Two board of directors carefully considered all of the factors described above as a whole.

Zynga’s Reasons for the Combination and Recommendation of the Zynga Board of Directors

The Zynga board of directors unanimously: (1) determined that the merger agreement, the combination and the other transactions contemplated by the merger agreement were fair to, advisable and in the best interests of Zynga and its stockholders; (2) adopted and approved the merger agreement, the combination and the other transactions contemplated by the merger agreement; and (3) recommended that Zynga stockholders adopt the merger agreement. Accordingly, the Zynga board of directors unanimously recommends that Zynga stockholders vote “FOR” the Zynga merger proposal, “FOR” the Zynga compensation proposal, and “FOR” the Zynga adjournment proposal.

As described in the section titled “—Background of the Combination,” in evaluating the merger agreement and the transactions contemplated thereby, including the combination, the Zynga board of directors held a number of meetings and consulted Zynga management and Zynga’s outside legal and financial advisors. In reaching its decision to approve the merger agreement and to recommend that Zynga stockholders vote to adopt the merger agreement, the Zynga board of directors considered a number of factors, including, but not limited to the following (which are not necessarily presented in order of their relative importance to the Zynga board of directors), and concluded that entering into the merger agreement with Take-Two was advisable and in the best interests of Zynga and its stockholders.

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Strategic Rationale of the Combination. The strategic and business rationale of the combination and related opportunities for value creation for stockholders, employees, players and partners. Among the potential benefits identified by the Zynga board of directors were:

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the opportunity to combine two successful, complementary businesses with leadership positions in console, PC and mobile gaming and create a diverse portfolio of titles and services that span key platforms and genres across interactive entertainment;

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the opportunity to combine each company’s intellectual property and capabilities in game development, publishing and commercialization to expand the combined company’s offerings and player base and enhance player experience, choice and retention;

•	the expectation that the combined company’s more diverse sources of consumer spending would help reduce volatility in revenue and operating results across reporting periods;

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the importance of scale in the highly competitive and consolidating interactive entertainment industry, and the potential for the combination to strengthen the combined company’s competitive positioning and financial flexibility to continue investment in talent, development, and innovation while also pursuing inorganic growth opportunities;

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the potential for consumer acquisition synergies and cross-marketing opportunities to user communities generated from the combined company’s diversified and expanded player base, portfolio of titles, platform capabilities and geographical reach;

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the Zynga board of directors’ view, based on discussions with Zynga management, of the ability of Take-Two management to successfully integrate and combine the respective businesses of Zynga and Take-Two;

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discussions with Zynga’s management and Zynga’s advisors regarding the business, operations, strategy and future prospects of Take-Two and the combined company, including the results of Zynga’s reverse due diligence review of Take-Two;

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the expectation that the combined company could achieve at least $500 million of incremental annual Net Bookings opportunities over time and approximately $100 million of annual cost synergies within the first two years after closing, and that Zynga stockholders will be able to participate in the benefits of such potential synergies as stockholders of the combined company; and

•	other strategic benefits and opportunities for innovation that could be achieved through the sharing of Zynga’s and Take-Two’s technology, employee talent and data analytics.

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Financial Condition, Results of Operations and Prospects of Zynga; Risks of Execution. The current, historical and projected financial condition, results of operations and business of Zynga, as well as Zynga’s prospects and risks if it were to remain an independent company. In particular, the Zynga board of directors considered the Zynga long-range plan (as summarized in the section titled—“Zynga Unaudited Prospective Financial Information”). As part of this, the Zynga board of directors considered the potential opportunities that the Zynga long-range plan presented against, among other things, various execution and other risks to achieving the Zynga long-range plan and related uncertainties, including Zynga’s ability to continue to launch, innovate, enhance and successfully monetize games and grow its player base and the impact of industry, player, competitive and regulatory trends on Zynga and its business. The Zynga board of directors noted that Zynga’s bookings, revenue, player metrics and operating results have fluctuated in the past and could vary significantly from quarter-to-quarter and year-to-year in the future because of a variety of factors, including those described in the “risk factors” set forth in Zynga’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and subsequent reports filed with the SEC.

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Value to Zynga Stockholders. The belief of the Zynga board of directors that the merger consideration represents the best value reasonably obtainable for the shares of Zynga common stock, taking into account business, competitive, industry and market risks and the Zynga board of directors’ familiarity with the business, operations, prospects, business strategy, financial condition and results of Zynga on a historical and prospective basis. In addition, the Zynga board of directors believed that, considering the execution and other risks to achieving the Zynga Long-Range Plan and the strategic rationale of the combination, the merger consideration reflects a fair and favorable price for the shares of Zynga common stock. In this regard, the Zynga board of directors considered, among other things:

•	various analyses as to the valuation of Zynga as an independent company;

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the implied value of the consideration to be received by Zynga stockholders in the combination (using the closing price of Take-Two common stock on January 7, 2022, the last trading day before the announcement of the combination, of $164.60 as the Take-Two common stock price for purposes of calculating the exchange ratio) represented:

•	a premium of approximately 64% to closing price of Zynga common stock on January 7, 2022; and

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multiples of approximately 4.0x to Zynga’s estimated Bookings for Zynga’s fiscal year 2022 and approximately 18.2x to Zynga’s estimated Adjusted EBITDA for Zynga’s fiscal year 2022 (which estimated amounts were included in the Zynga standalone projections, as described further in the section of this joint proxy statement/prospectus titled “Zynga Unaudited Prospective Financial Information”).

•	the historic trading ranges of Zynga common stock and Take-Two common stock;

•	the merger consideration was the result of extensive negotiation between the parties overseen for Zynga by the Strategic Committee composed of independent members of the Zynga board of directors, and the Zynga board of directors belief that the merger consideration represented the best value that Zynga could reasonably obtain from Take-Two;

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the fact that a substantial portion of the merger consideration consists of Take-Two common stock, which provides Zynga stockholders with participation in the upside potential of a larger, more diversified company. The Zynga board of directors also considered the significant cash portion of the merger consideration, which provides Zynga stockholders with certainty of value and liquidity upon completion of the combination for such portion of the merger consideration;

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the fact that the stock portion of the merger consideration is based upon a floating exchange ratio and subject to a $156.50 to $181.88 collar range, which provides additional certainty and stability to the stock portion of the consideration to be delivered to Zynga stockholders;

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the possibility that the value of the merger consideration payable to Zynga stockholders could increase if the price of Take-Two common stock increases above the high end of the collar of $181.88 prior to completion of the combination; and

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the expected treatment of the combination as a tax-free reorganization under Section 368(a) of the Code for U.S. federal income tax purposes, as more fully described in the section titled “U.S. Federal Income Tax Consequences of the Combination.”

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Permitted Solicitation of Alternative Acquisition Proposals. The merger agreement permitted Zynga and its representatives, at the direction of the Zynga board of directors, during the go-shop period, to (1) initiate, solicit, propose, induce or encourage any alternative acquisition proposals from third parties; (2) provide nonpublic information to third parties; and (3) participate in discussions and negotiations with third parties regarding alternative acquisition proposals.

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Potential Strategic Alternatives. The assessment of the Zynga board of directors that none of the possible alternatives to the combination (including the possibility of continuing to operate Zynga as an independent company or pursuing a different transaction, and the desirability and perceived risks of those alternatives, as well as the potential benefits and risks to Zynga’s stockholders of those alternatives and the timing and likelihood of effecting such alternatives) was reasonably likely to present superior opportunities for Zynga to create greater value for Zynga stockholders, taking into account execution risks as well as business, industry, player, competitive and regulatory risks. In this regard, the Zynga board of directors considered the fact that Party A, the party that the Zynga board of directors thought most likely to be able to complete an acquisition of Zynga on an appropriate timeline, decided not to submit a proposal to acquire Zynga prior but would (together with other potentially interested acquirors) be able to fully evaluate and make an alternative acquisition proposal during the go-shop period.

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Opinion of Goldman Sachs. The opinion, dated January 9, 2022, of Goldman Sachs to the Zynga board of directors as to the fairness, from a financial point of view and as of such date, of the merger consideration to be paid to the holders (other than Take-Two and its affiliates) of shares of Zynga common stock pursuant to the merger agreement), which opinion was based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as set forth in such opinion attached as Annex D to this joint proxy statement/prospectus and more fully described in the section titled “—Opinion of Zynga’s Financial Advisor.”

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Terms of the Merger Agreement. The terms of the merger agreement, which was the product of arms’-length negotiations overseen for Zynga by the Strategic Committee composed of independent members of the Zynga board of directors, and the belief of the Zynga board of directors that the merger agreement contained terms and conditions that are, in the Zynga board of directors’ view, favorable to Zynga and its stockholders. The factors considered included:

•	Zynga’s ability, under certain circumstances, to furnish information to, and conduct negotiations with, third parties regarding acquisition proposals, including after the no-shop period start date;

•	the Zynga board of directors’ ability, under certain circumstances, to withdraw or modify its recommendation that Zynga stockholders vote in favor of the adoption of the merger agreement;

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the Zynga board of directors’ ability, under certain circumstances, to terminate the merger agreement to enter into an alternative acquisition agreement. In that regard, the Zynga board of directors believed that the termination fee payable by Zynga in such instance was reasonable, consistent with similar fees payable in comparable transactions, and not preclusive of other offers;

•	Take-Two’s agreement to appoint to the Take-Two board of directors two of Zynga’s current directors, designated by Zynga and approved by Take-Two, in connection with the completion of the combination;

•	the limited conditions to Take-Two’s obligation to consummate the combination;

•	the consummation of the combination not being subject to a financing condition;

•	Zynga’s ability to specifically enforce Take-Two’s obligations under the merger agreement, including Take-Two’s obligations to complete the combination;

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the likelihood that Take-Two would complete the combination taking into account (1) the committed debt financing Take-Two obtained in connection with the combination and Take-Two’s financial condition and ability to fund the cash portion of the merger consideration; and (2) the commitment by Take-Two to obtain applicable consents and approvals under antitrust laws and assume the risks related to certain conditions and requirements that may be imposed by regulators in connection with securing such consents and approvals up to specified thresholds and limitations;

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the limited circumstances in which the Take-Two board of directors may change its recommendation that Take-Two stockholders approve the Take-Two share issuance proposal and the Take-Two charter amendment proposal; and

•	the requirement that Take-Two pay Zynga a $550 million termination fee in certain circumstances.

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Appraisal Rights. The appraisal rights in connection with the combination available to Zynga stockholders who timely and properly exercise such appraisal rights under the DGCL if certain conditions are met.

The Zynga board of directors also considered uncertainties and risks and other potentially negative factors related to the combination, including the following:

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Potential Decrease in the Value of the Merger Consideration. The value of the stock portion of the merger consideration payable to Zynga stockholders could decrease if the price of Take-Two common stock decreases below $156.50 (the low end of the collar) prior to completion of the combination;

•	Combination and Integration Risks. The risk that the combined company will not realize all of the anticipated strategic and other benefits of the merger, including the possibility that Take-Two’s financial performance may not meet Zynga’s expectations and that the expected synergies may not be realized or will cost more to achieve than anticipated. In this regard, the Zynga board of directors was aware of the challenges inherent in completing the combination and integrating the businesses, operations and workforces of Zynga and Take-Two, and that this process could take longer than expected and might ultimately be unsuccessful;

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Effects of the Announcement of the Combination. The effects of the public announcement of the combination, including the: (1) effects on Zynga’s employees, business partners, players, operating results; (2) potential effects on the stock price of Take-Two and Zynga; (3) impact on Zynga’s ability to attract and retain key employees, including game development and launch talent; and (4) potential for litigation in connection with the combination;

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Need to Obtain Required Stockholder Approvals. The possibility that Zynga stockholders may not approve the adoption of the merger agreement at the Zynga special meeting or that Take-Two stockholders may not approve the Take-Two share issuance proposal or the Take-Two charter amendment proposal at the Take-Two special meeting;

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Need to Obtain Required Regulatory Clearances. Completion of the combination would require approval, or expiration or termination of the applicable waiting periods, under the HSR Act and other applicable non-U.S. antitrust laws. In this regard, the Zynga board of directors considered the risk that regulatory agencies may not approve the combination or may impose terms and conditions on their approvals that exceed the thresholds and limitations that Take-Two agreed to in the merger agreement, or that would otherwise adversely affect the business and financial results of the combined company, and the amount of time that might be required to obtain all required regulatory consents and approvals;

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Take-Two’s Ability to Consider Alternative Transactions. The risk related to Take-Two’s right, subject to certain conditions, to respond to and negotiate with respect to certain acquisition proposals from third parties, and the related possibility that the Take-Two board of directors might withdraw its recommendation in favor of the Take-Two share issuance proposal or the Take-Two charter amendment proposal;

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Restrictions on Zynga’s Ability to Solicit Alternative Transactions. The restrictions in the merger agreement on Zynga’s ability to solicit alternative acquisition proposals after the go-shop period (subject to certain exceptions to allow the Zynga board of directors to exercise its fiduciary duties and to accept a superior proposal, and then only upon the payment of a termination fee);

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Termination Fee Payable by Zynga. The requirement that Zynga pay Take-Two a termination fee under certain circumstances following termination of the merger agreement, including if the Zynga board of directors terminates the merger agreement to accept a superior proposal. The Zynga board of directors considered the potentially discouraging impact that this termination fee could have on a third party’s interest in making a competing proposal to acquire Zynga;

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Expense Reimbursement by Zynga. The requirement that Zynga reimburse $50 million of Take-Two’s expenses if the merger agreement is terminated by either party in certain circumstances following the failure of Zynga stockholders to approve the adoption of the merger agreement at the Zynga special meeting;

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Risk Associated with Failure to Consummate the Combination. The possibility that the combination might not be consummated, and if it is not consummated, that: (1) Zynga’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work on behalf of Zynga during the pendency of the combination; (2) Zynga will have incurred significant transaction and other costs; (3) Zynga’s continuing business relationships with employees, business partners and players may be adversely affected; (4) the trading price of Zynga common stock could be adversely affected; (5) the termination fee payable by Take-Two to Zynga will not be available in all instances in which the merger agreement is terminated and such termination fee may not be sufficient to compensate Zynga for the damage suffered by its business as a result of the pendency of the combination or of the strategic initiatives forgone by Zynga during this period; (6) the contractual and legal remedies available to Zynga in the event of the termination of the merger agreement may be insufficient, costly to pursue or both; and (7) investors, employees, business partners and players may develop an adverse perception about Zynga’s prospects as a result of the failure of the combination to be consummated;

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Impact of Interim Restrictions on Zynga’s Business Pending the Completion of the Combination. The restrictions on the conduct of Zynga’s business prior to the consummation of the combination, which could delay or prevent Zynga from undertaking business opportunities that may arise, or taking other actions with respect to its operations that the Zynga board of directors and management might believe were appropriate or desirable; and

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Interests of Zynga’s Directors and Executive Officers. The interests that Zynga’s directors and executive officers may have in the combination, which may be different from, or in addition to, those of Zynga’s other stockholders.

This discussion is not meant to be exhaustive. Rather, it summarizes the material reasons and factors evaluated by the Zynga board of directors in its consideration of the merger agreement and the transactions contemplated thereby. After considering these and other factors, the Zynga board of directors concluded that the potential benefits of entering into the merger agreement outweighed the uncertainties and risks. In the light of the variety of factors considered by the Zynga board of directors and the complexity of these factors, the Zynga board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights, ranks or values to the factors that it considered in reaching its determination and recommendations. Moreover, each member of the Zynga board of directors applied his or her own personal business judgment to the process and may have assigned different relative weights, ranks or values to the different factors. The Zynga board of directors approved the merger agreement and the transactions contemplated thereby, and recommended that Zynga stockholders adopt the merger agreement, based upon the totality of the information presented to, and considered by, the Zynga board of directors.

The foregoing discussion of the information and factors considered by the Zynga in approving the merger agreement is forward looking in nature. This information should be read in the light of the factors discussed in the section titled “Cautionary Statement Regarding Forward-Looking Information.”

Opinions of Take-Two’s Financial Advisors

Opinion of J.P. Morgan Securities, LLC

Pursuant to an engagement letter, Take-Two retained J.P. Morgan as its financial advisor in connection with the proposed combination.

At the meeting of the Take-Two board of directors on January 9, 2022, J.P. Morgan rendered its oral opinion to the Take-Two board of directors, subsequently confirmed by delivery of J.P. Morgan’s written opinion to the Take-Two board of directors, dated January 9, 2022, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the merger consideration to be paid by Take-Two in the proposed merger was fair, from a financial point of view, to Take-Two.

The full text of the written opinion of J.P. Morgan dated January 9, 2022, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Take-Two’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was provided to the Take-Two board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed combination, was directed only to the merger consideration to be paid in the combination and did not address any other aspect of the combination. J.P. Morgan expressed no opinion as to the fairness of the merger consideration to the holders of any class of securities, creditors or other constituencies of Take-Two or as to the underlying decision by Take-Two to engage in the proposed combination. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. J.P. Morgan’s opinion does not constitute a recommendation to any stockholder of Take-Two as to how such stockholder should vote with respect to the proposed combination or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft execution version dated January 9, 2022 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning Zynga and Take-Two and the industries in which they operate;

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compared the proposed financial terms of the combination with the publicly available financial terms of certain mergers involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

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compared the financial and operating performance of Zynga and Take-Two with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Zynga common stock and Take-Two common stock and certain publicly traded securities of such other companies;

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reviewed certain internal financial analyses and forecasts prepared by the managements of Zynga and Take-Two relating to their respective businesses, including the Take-Two standalone projections and Zynga standalone projections as of December 2021 (each as defined and summarized in the sections “—Zynga Unaudited Prospective Financial Information” and “—Take-Two Unaudited Prospective Financial Information”), as well as the synergy projections (as defined and summarized in the section titled “—Take-Two Unaudited Prospective Financial Information”) prepared by the management of Take-Two; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Zynga and Take-Two with respect to certain aspects of the merger, and the past and current business operations of Zynga and Take-Two, the financial condition and future prospects and operations of Zynga and Take-Two, the effects of the combination on the financial condition and future prospects of Take-Two, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with LionTree by Zynga and Take-Two or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with Take-Two, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Zynga or Take-Two under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the synergy projections, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of Take-Two as to the expected future results of operations and financial condition of Take-Two and Zynga to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the synergy projections) or the assumptions on which they were based. J.P. Morgan made certain assumptions, at the direction of management of Take-Two, with respect to the treatment of and/or adjustments under, as applicable, the terms of the convertible senior notes indentures and the capped call documentation (both as defined in the merger agreement), in connection with the merger. J.P. Morgan also assumed that the combination and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respects from the draft execution version thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Take-Two and Zynga in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and has relied on the assessments made by advisors to Take-Two with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the combination will be obtained without any adverse effect on Zynga or Take-Two or on the contemplated benefits of the combination.

The Zynga standalone projections as of December 2021 and the Take-Two projections furnished to J.P. Morgan were prepared by the managements of Zynga and Take-Two, respectively, as defined and discussed more fully under “—Take-Two Unaudited Prospective Financial Information” and “—Zynga Unaudited Prospective Financial Information”, beginning on page 106 of this joint proxy statement/prospectus. Take-Two and Zynga do not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed combination, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the management of Zynga and Take-Two, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section entitled “Cautionary Statements Regarding Forward Looking Statements” beginning on page 22 of this joint proxy statement/prospectus.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect such opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid by Take-Two in the proposed merger and J.P. Morgan expressed no opinion as to the fairness of the merger consideration to the holders of any class of securities, creditors or other constituencies of Take-Two or as to the underlying decision by Take-Two to engage in the combination. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the combination, or any class of such persons relative to the merger consideration to be paid by Take-Two in the combination or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the Take-Two common stock or the Zynga common stock will trade at any future time.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Take-Two with respect to the proposed combination on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Take-Two and the industries in which it operates.

For services rendered in connection with the combination, Take-Two has agreed to pay J.P. Morgan $34.0 million, of which $3.0 million was payable in connection with delivery of J.P. Morgan’s opinion and $31.0 million is contingent and payable upon the effective time. In addition, Take-Two has agreed to reimburse J.P. Morgan for certain expenses incurred in connection with its services and indemnify J.P. Morgan for certain liabilities arising out of its engagement. During the two years preceding the date of J.P. Morgan’s opinion letter, neither J.P. Morgan nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Take-Two. During the two years preceding the date of J.P. Morgan’s opinion letter, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Zynga for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on Zynga’s offering of debt securities in December 2020. An affiliate of J.P. Morgan has committed to arrange and/or provide financing to Take-Two in connection with the merger for customary compensation. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of Zynga and Take-Two. During the two year period preceding delivery of its opinion, the aggregate fees recognized by J.P. Morgan from Take-Two were approximately $0.8 million and from Zynga were approximately $4.5 million. In the ordinary course of its businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Zynga or Take-Two for its own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities or other financial instruments.

Opinion of LionTree Advisors, LLC

The Take-Two board of directors retained LionTree to act as a financial advisor to the Take-Two board of directors in connection with the combination. On January 9, 2022 at a meeting of the Take-Two board of directors held to evaluate the combination, LionTree rendered its oral opinion to the Take-Two board of directors (which was subsequently confirmed in writing by delivery of LionTree’s written opinion dated January 9, 2022 addressed to the Take-Two board of directors) that, as of such date, the merger consideration to be paid by Take-Two pursuant to the merger agreement was fair, from a financial point of view, to Take-Two, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by LionTree in preparing its opinion.

LionTree’s opinion was provided to the Take-Two board of directors (in its capacity as such) and only addressed the fairness, from a financial point of view, of the merger consideration to be paid by Take-Two pursuant to the merger agreement. The summary of LionTree’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this joint proxy statement/prospectus and incorporated herein by reference, and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by LionTree in preparing its opinion. However, neither LionTree’s opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus constitute a recommendation to any holder of Take-Two common stock as to how such stockholder should vote or act on any matter relating to the merger or any other matter.

In arriving at its opinion, LionTree, among other things:

•	reviewed a draft execution version, dated January 9, 2022, of the merger agreement;

•	reviewed certain publicly available business and financial information relating to Zynga and Take-Two;

•

reviewed certain historical financial information and other data relating to Take-Two and Zynga that were provided to LionTree by the management of Take-Two and Zynga, respectively, approved for LionTree’s use by Take-Two, and not publicly available;

•

reviewed certain internal financial forecasts, estimates, and other data relating to the business and financial prospects of Take-Two that were provided to LionTree by the management of Take-Two, approved for LionTree’s use by Take-Two, and not publicly available, including the Take-Two standalone projections (as defined and summarized in the section “—Take-Two Unaudited Prospective Financial Information”);

•

reviewed certain internal financial forecasts, estimates, and other data relating to the business and financial prospects of Zynga that were provided to LionTree by the management of Zynga, approved for LionTree’s use by Take-Two, and not publicly available, including the Zynga standalone projections as of December 2021 (as defined and summarized in the section “—Zynga Unaudited Prospective Financial Information”);

•	reviewed the synergy projections prepared by the management of Take-Two and approved for LionTree’s use by Take-Two;

•

conducted discussions with members of the senior management of Take-Two and Zynga concerning the business, operations, historical financial results, and financial prospects of Take-Two and Zynga, the synergy projections and the combination;

•	reviewed current and historical market prices of the Take-Two common stock and the Zynga common stock;

•	reviewed certain financial and stock market data of Take-Two and Zynga and compared that data with similar publicly available data for certain other companies;

•	reviewed certain pro forma effects relating to the merger, including the effects of anticipated financings, prepared by management of Take-Two and approved for LionTree’s use by Take-Two; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as LionTree deemed necessary or appropriate.

In connection with LionTree’s review, with the Take-Two board of directors’ consent, LionTree assumed and relied upon, without independent verification, the accuracy and completeness, of the information provided to, discussed with, or reviewed by LionTree for the purpose of its opinion. In addition, with the Take-Two board of directors’ consent, LionTree did not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Take-Two or Zynga, or any of their respective subsidiaries, nor was LionTree furnished with any such evaluation or appraisal. With respect to the Take-Two standalone projections, Zynga standalone projections as of December 2021, estimates, synergy projections and pro forma effects referred to above, LionTree assumed, with the Take-Two board of directors’ consent and based on advice of management of Take-Two and Zynga, that such forecasts have been reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of the management of Take-Two and Zynga as to the future financial performance of their respective companies. LionTree expressed no opinion with respect to such forecasts or estimates (including any synergies or pro forma effects). LionTree also made certain assumptions, with the Take-Two board of directors’ consent, with respect to the treatment of and/or adjustments under the terms of the convertible senior notes indentures and the capped call documentation (both as defined in the merger agreement), in connection with the combination. LionTree also assumed, with the Take-Two board of directors’ consent, that the merger will have the tax consequences contemplated by the merger agreement. LionTree’s opinion did not address any legal, regulatory, taxation, or accounting matters, as to which LionTree understand that you have obtained such advice as you deemed necessary from qualified professionals, and LionTree assumed the accuracy and veracity of all assessments made by such advisors to Take-Two with respect to such matters. LionTree’s opinion was necessarily based on economic, monetary, market, and other conditions as in effect on, and the information available to LionTree as of, the date of the opinion and LionTree’s opinion speaks only as of the date thereof.

LionTree’s opinion did not address Take-Two’s underlying business decision to engage in the combination, or the relative merits of the combination as compared to other business strategies or mergers that might be available to Take-Two. LionTree also expressed no view as to, and its opinion did not address, the solvency of Take-Two, Zynga or any other entity under any state, federal, or other laws relating to bankruptcy, insolvency, or similar matters. LionTree’s opinion addressed only the fairness from a financial point of view, as of the date thereof, to Take-Two of the merger consideration to be paid by Take-Two pursuant to the merger agreement. LionTree had not been asked to, nor did LionTree, offer any opinion as to the terms, other than the merger consideration to the extent expressly specified herein, of the merger agreement or any related documents or the form of the combination or any related merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of Take-Two, Zynga, or any of their respective affiliates. LionTree were not asked to, nor did LionTree, offer any opinion with respect to any allocation of the merger consideration to be paid pursuant to the merger (or any portion thereof), or the fair market value of Take-Two, Zynga, the Take-Two common stock, or Zynga common stock. In addition, LionTree expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors, or employees of any parties to the merger, or any class of such persons, whether relative to the merger consideration to be paid pursuant to the merger or otherwise. LionTree’s opinion letter should not be construed as creating any fiduciary duty on the part of LionTree (or any of its affiliates) to any party. LionTree expressed no opinion as to what the value of the Take-Two common stock will be when issued pursuant to the merger, the prices at which the Zynga common stock or Take-Two common stock will trade at any time, or the potential effects of volatility in the credit, financial, and stock markets on Take-Two, Zynga, or the combination.

In rendering its opinion, LionTree assumed, with the consent of the Take-Two board of directors, that except as would not be in any way meaningful to LionTree’s analysis: (i) the final executed form of the merger agreement would not differ from the draft execution version that LionTree reviewed, (ii) the representations and warranties of the parties to the merger agreement, and the related merger documents, are true and correct, (iii) the parties to the merger agreement, and the related merger documents, will comply with and perform all covenants and agreements required to be complied with or performed by such parties under the merger agreement and the related merger documents, and (iv) the merger will be consummated in accordance with the terms of the merger agreement and related merger documents, without any waiver or amendment of any term or condition thereof. LionTree also assumed, at the direction of the Take-Two board of directors, that all governmental, regulatory, or other third-party consents and approvals necessary for the consummation of the merger or otherwise contemplated by the merger agreement would be obtained without any adverse effect on Zynga, Take-Two, or on the expected benefits of the merger in any way meaningful to LionTree’s analysis.

LionTree’s opinion was provided for the benefit of the Take-Two board of directors (in its capacity as such) in connection with, and for the sole purpose of, its evaluation of the merger, and did not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any other matter.

In rendering its opinion to the Take-Two board of directors, LionTree performed a variety of analyses, including those described below. The summary of LionTree’s analyses is not a complete description of the analyses underlying LionTree’s opinion. The preparation of a fairness opinion involves various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. Consequently, neither a fairness opinion nor its underlying analyses is readily susceptible to summary description. LionTree arrived at its opinion based on the results of all analyses undertaken by it, assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor and did not attribute any particular weight to any analysis or factor it considered. Accordingly, LionTree believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the process underlying LionTree’s analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

In performing its analyses, LionTree considered general business, economic, industry, regulatory and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. LionTree’s analyses involved judgments and assumptions with regard to general business, economic, industry, regulatory and market conditions, financial and otherwise, and other matters, many of which are beyond the control of the parties to the merger agreement, such as the impact of competition on the business of the parties and on the industry generally, industry growth and the absence of any material change in the financial condition and prospects of the parties or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. LionTree believes that mathematical derivations (such as determining mean and median) of financial data are not by themselves meaningful and should be considered together with qualities, judgments, and informed assumptions. The estimates contained in the forecasts and the implied reference range values indicated by LionTree’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. Additionally, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the parties. Much of the information used in, and accordingly the results of, LionTree’s analyses are inherently subject to substantial uncertainty.

LionTree’s opinion was provided to the Take-Two board of directors in connection with its evaluation of the merger and was only one of many factors considered by the Take-Two board of directors in evaluating the merger. Neither LionTree’s opinion nor its analyses was determinative of the merger consideration selected for the merger or of the views of the Take-Two board of directors or Take-Two’s management with respect to their decision to pursue the merger or the merger consideration to be received thereunder. The type and amount of consideration payable in the merger were determined through negotiation between Take-Two and Zynga, and the decision to enter into the merger agreement was solely that of the Take-Two board of directors. LionTree did not recommend any specific type or amount of consideration to Take-Two or the Take-Two board of directors, nor did it recommend that any specific type or amount of consideration constituted the only appropriate merger consideration for the merger.

The Take-Two board of directors selected LionTree as its financial advisor because LionTree is an internationally recognized investment banking firm that has substantial experience in mergers similar to this merger, and because of its significant prior experience with the industries in which Take-Two and Zynga operate. As compensation for its services, Take-Two has agreed to pay LionTree a fee of $34.0 million in the aggregate, of which $3.0 million was payable upon delivery of LionTree’s opinion and $31.0 million is contingent and payable upon the effective time. Take-Two has also agreed to reimburse LionTree for certain of its expenses arising, and indemnify LionTree against certain liabilities that may arise, out of LionTree’s engagement. In the two years prior to the date of LionTree’s opinion, neither LionTree nor its affiliates have provided investment banking services to Zynga, Take-Two, or any of their respective affiliates. In the ordinary course of business, certain of LionTree’s employees and affiliates, or entities in which they have invested, may hold or trade, for their own accounts and the accounts of their investors, securities of Zynga and Take-Two, and, accordingly, may at any time hold a long or short position in such securities. The issuance of LionTree’s opinion was approved by an authorized committee of LionTree.

Financial Analyses of Take-Two’s Financial Advisors

The following summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan and LionTree (collectively, “Take-Two’s financial advisors”). The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Take-Two’s financial advisors believe that the following summary and their analyses must be considered as a whole and that selecting portions of the following summary and these analyses, without considering all of their analyses as a whole, could create an incomplete view of the processes underlying the analyses and their respective opinions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described below were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of Take-Two’s financial advisors with respect to the actual value of Zynga or Take-Two. The order of analyses described does not represent the relative importance or weight given to those analyses by Take-Two’s financial advisors. In arriving at their opinions, Take-Two’s financial advisors did not attribute any particular weight to any analyses or factors considered by it and did not form opinions as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support their opinions. Rather, Take-Two’s financial advisors considered the totality of the factors and analyses performed in determining their respective opinions.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Take-Two’s financial advisors are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Take-Two’s financial advisors’ analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the below summary is identical or directly comparable to Zynga or Take-Two, as the case may be, and may have characteristics that are materially different from those of Zynga or Take-Two, as applicable, and none of the selected mergers reviewed was identical to the proposed merger. Certain of these mergers may have characteristics that are materially different from those of the proposed merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses which, for purposes of Take-Two’s financial advisors’ analysis, may be considered to be sufficiently analogous in certain respects to that of Zynga or Take-Two, or aspects thereof based on Take-Two’s financial advisors’ experience and familiarity with the industries in which the companies operate. The mergers selected were similarly chosen by Take-Two’s financial advisors, based on their experience and professional judgment, because their participants, size and certain other factors, for purposes of Take-Two’s financial advisors’ analysis, may be considered similar to the participants in size and certain other aspects of the proposed merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Zynga or Take-Two and the mergers compared to the proposed merger.

Public Trading Multiples Analysis

Zynga

Using publicly available information, Take-Two’s financial advisors compared selected financial and market data of Zynga with similar data for selected publicly traded companies engaged in businesses which, for purposes of their analysis, Take-Two’s financial advisors considered to be sufficiently analogous to Take-Two’s business, including the following selected companies (“Zynga selected companies”):

•	Activision Blizzard, Inc.

•	Electronic Arts Inc.

•	Applovin Corporation

•	Netmarble Corp.

•	Playtika Holding Corp.

•	Stillfront Group

•	SciPlay Corporation

•	Modern Times Group MTG AB

None of the Zynga selected companies reviewed is identical or directly comparable to Zynga and may have characteristics that are materially different from those of Zynga. However, the Zynga selected companies were selected, among other reasons, because they are publicly traded companies engaged in operations and businesses which, for purposes of Take-Two’s financial advisors analysis, may be considered to be sufficiently analogous in certain respects to Zynga’s operations and businesses or aspects thereof based on Take-Two’s financial advisors experience and familiarity with the industries in which the companies operate. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the Zynga selected companies and other factors that could affect the Zynga selected companies differently than they would affect Zynga.

With respect to the Zynga selected companies, Take-Two’s financial advisors calculated, for each selected company, among other things, the ratio of enterprise value (calculated as equity value plus or minus, as applicable, net debt or net cash, plus preferred stock and non-controlling interest) to Wall Street research analyst median consensus estimates of adjusted earnings before interest, tax, depreciation and amortization, unburdened by stock based compensation expense (referred to in this section as “Adjusted EBITDA”), for each of the twelve-month periods ending March 31, 2023 and March 31, 2024 (referred to in this section as “EV/FY2023E Adjusted EBITDA” and “EV/FY2024E Adjusted EBITDA”, respectively). Financial estimates and market data for the Zynga selected companies were based on the Zynga selected companies’ public filings and information obtained from FactSet Research Systems (“FactSet”) as of January 7, 2022. Take-Two’s financial advisors also calculated EV/FY2023E Adjusted EBITDA and EV/FY2024E Adjusted EBITDA for Zynga, based on Wall Street research analyst median consensus estimates. Take-Two’s financial advisors observed that the EV/FY2023E Adjusted EBITDA multiples for the selected companies ranged from a low of 6.3x to a high of 28.3x (with a mean of 12.1x and a median of 10.3x), and the EV/FY2024E Adjusted EBITDA multiples for the selected companies ranged from a low of 5.8x to a high of 20.6x (with a mean of 10.8x and a median of 9.4x).

Based on the above analysis and other factors that Take-Two’s financial advisors considered appropriate based on their experience and professional judgment, Take-Two’s financial advisors selected an EV/FY2023E Adjusted EBITDA multiple reference range of 9.5x to 10.5x and an EV/FY2024E Adjusted EBITDA multiple reference range of 8.5x to 9.5x, and applied those multiple reference ranges to Zynga’s estimated Adjusted EBITDA for the twelve-month periods ending March 31, 2023 and March 31, 2024, respectively, as provided in the Zynga standalone projections as of December 2021. This analysis indicated the following ranges of implied equity values per share of Zynga common stock (in each case, rounded to the nearest $0.10), as compared to the implied value of the merger consideration of $9.86 per share of Zynga common stock (calculated by multiplying $169.19, the volume-weighted-average-price of Take-Two’s common stock for the three trading days ended January 7, 2022, by the midpoint of the exchange ratio provided for in the merger agreement of 0.0376x, and adding the cash consideration of $3.50 per share):

	Implied Equity Value Per Share
	Low	High
EV/FY2023E Adjusted EBITDA	$5.20	$5.80
EV/FY2024E Adjusted EBITDA	$5.60	$6.30

Take-Two

Using publicly available information, Take-Two’s financial advisors compared selected financial and market data of Take-Two with similar data for selected publicly traded companies engaged in businesses which, for purposes of their analysis, Take-Two’s financial advisors considered to be sufficiently analogous to Take-Two’s business, including the following selected companies (“Take-Two selected companies”):

•	Activision Blizzard, Inc.

•	Electronic Arts Inc.

•	The Nexon, Co., Ltd.

•	Embracer Group AB

•	Ubisoft Entertainment SA

•	CD Projekt S.A.

None of the Take-Two selected companies reviewed is identical or directly comparable to Take-Two and may have characteristics that are materially different from those of Take-Two. However, the Take-Two selected companies were selected, among other reasons, because they are publicly traded companies engaged in operations and businesses which, for purposes of Take-Two’s financial advisors analysis, may be considered to be sufficiently analogous in certain respects to Take-Two’s operations and businesses or aspects thereof based on Take-Two’s financial advisors experience and familiarity with the industries in which the companies operate. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the Take-Two selected companies and other factors that could affect the Take-Two selected companies differently than they would affect Take-Two.

With respect to the Take-Two selected companies, Take-Two’s financial advisors calculated, for each selected company, among other things, (i) the EV/FY2024E Adjusted EBITDA multiple, and (ii) the ratio of share price as of January 7, 2022 to Wall Street research analyst median consensus estimates of earnings per share for the twelve-month period ending March 31, 2024 (referred to in this section as “Forward P/FY2024E Adjusted Earnings Per Share”, respectively). Financial estimates and market data for the Take-Two selected companies were based the Take-Two selected companies’ public filings and information obtained from FactSet as of January 7, 2022. Take-Two’s financial advisors observed that the EV/FY2024E Adjusted EBITDA multiples for the selected companies ranged from a low of 7.5x to a high of 29.2x (with a mean of 13.7x and a median of 9.7x), and the Forward P/FY2024E Adjusted Earnings Per Share multiples for the selected companies ranged from a low of 14.5x to a high of 39.7x (with a mean of 20.2x and a median of 16.0x).

Based on the above analysis and other factors that Take-Two’s financial advisors considered appropriate based on their experience and professional judgment, Take-Two’s financial advisors selected an EV/FY2024E Adjusted EBITDA multiple reference range of 9.5x to 15.5x and an Forward P/FY2024E Adjusted Earnings Per Share multiple reference range of 14.5x to 21.5x, for Take-Two, and applied those multiple reference ranges to Take Two’s estimated Adjusted EBITDA for the twelve-month periods ending March 31, 2024 and Take-Two’s adjusted earnings per share for the twelve-month periods ending March 31, 2024, respectively, as provided in the Take-Two standalone projections. This analysis indicated the following ranges of implied equity values per share of Take-Two common stock, in each case, rounded to the nearest $0.10, as compared to the $164.60 closing stock price of Take-Two common stock as of January 7, 2022:

	Implied Equity Value Per Share
	Low	High
EV/FY2024E Adjusted EBITDA	$108.70	$164.80
Forward P/FY2024E Adjusted Earnings Per Share	$108.90	$161.40

Transaction Multiples Analysis

Using publicly available information, Take-Two’s financial advisors examined a number of transactions announced in 2015 or later involving companies that, for purposes of Take-Two’s financial advisors’ analysis and based on their experience and professional judgment, were considered similar to Zynga’s business.

Date Announced	Acquirer	Target
November 2015	Activision Blizzard	King Digital (1)
June 2016	Tencent	Supercell (1)
July 2016	Giant Network	Playtika (1)
April 2017	DoubleU Games	DoubleDown
August 2017	Aristocrat	Plarium
November 2017	Aristocrat	Big Fish

Date Announced	Acquirer	Target
December 2018	Zynga	Small Giant (1)
December 2020	Electronic Arts	Codemasters
December 2020	Modern Times Group	Hutch (1)
February 2021	Embracer Group	EasyBrain
February 2021	Electronic Arts	GLU
June 2021	Electronic Arts	Playdemic
August 2021	Playtika	Reworks (1)

(1)	This transaction was included for purposes of LionTree’s analysis, but was included for reference only for purposes of J.P. Morgan’s analysis.

None of the selected transaction reviewed was identical to the proposed merger. Certain of these transactions may have characteristics that are materially different from those of the proposed merger. However, the transactions selected were chosen because the participants in and certain other aspects of the transactions, for purposes of Take-Two’s financial advisors’ analysis, may be considered similar to the participants in and aspects of the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the merger.

Take-Two’s financial advisors calculated, for each selected transaction, among other things, the ratio of the enterprise value implied by the consideration paid in such transaction (calculated as described above) to the target company’s Adjusted EBITDA for the last twelve calendar-month period prior to the announcement of the applicable transaction (referred to in this section as “EV/LTM Adjusted EBITDA”). Financial information for the target companies was based on press releases, information obtained from FactSet, and the target companies’ public filings, including filings made in connection with the applicable selected transaction. J.P, Morgan observed that the EV/LTM Adjusted EBITDA multiples for the selected transactions ranged from a low of 9.1x to a high of 29.9x (with a mean of 16.8x and a median of 11.9x). LionTree observed that the EV/LTM Adjusted EBITDA multiples for the selected transactions ranged from a low of 5.7x to a high of 29.9x (with a mean of 11.6x and a median of 14.7x).

Based on the results of this analysis and other factors that Take-Two’s financial advisors considered appropriate based on their experience and professional judgment, Take-Two’s financial advisors selected an EV/LTM Adjusted EBITDA multiple reference range of 10.0x to 30.0x, and applied that multiple reference ranges to Zynga’s estimated Adjusted EBITDA for the twelve-month period ending March 31, 2022, as provided in the Zynga standalone projections as of December 2021. This analysis indicated a range of implied equity values per share of Zynga common stock (rounded to the nearest $0.10) of $5.00 to $15.70, as compared to the implied value of the merger consideration of $9.86 per share of Zynga common stock.

Discounted Cash Flow Analysis

Take-Two’s financial advisors performed separate discounted cash flow analyses of Zynga and Take-Two for the purpose of determining ranges of implied equity values per share of Zynga common stock and Take Two common stock.

Zynga

Take-Two’s financial advisors performed a discounted cash flow analysis of Zynga using the unlevered, after-tax free cash flows that Zynga was forecasted to generate from January 1, 2022 through December 31, 2024, as provided in the Zynga standalone projections as of December 2021, with and without taking into account the synergy projections that were expected to result from the merger during the applicable periods from April 1, 2022 through March 31, 2027. For purposes of these analyses, stock-based compensation was treated as a cash expense, and the impact of potential cash proceeds from capped-call unwind were excluded at the direction of Take-Two management.

Take-Two’s financial advisors calculated a range of implied terminal values for Zynga by applying to the unlevered, after-tax free cash flows that Zynga is forecasted to generate in the terminal year, as provided by Take-Two management, to a selected range of perpetuity growth rates of 1.50% to 2.50%, as provided by Take-Two management. The unlevered free cash flows and the range of terminal values, in each case, with and without synergy projections, were then discounted to present values, as of December 31, 2021, using a selected range of discount rates of 6.50% to 7.50%, which were chosen by Take-Two’s financial advisors based upon an analysis of the weighted average cost of capital of Zynga. This analysis indicated ranges of implied equity values per share of Zynga common stock (rounded to the nearest $0.10), of $7.40 to $11.10 without accounting for synergies and $10.70 to $16.00 including synergies, as compared to the implied value of the merger consideration of $9.86 per share of Zynga common stock.

Take-Two

Take-Two’s financial advisors performed a discounted cash flow analysis of Take-Two using the unlevered, after-tax free cash flows that Take-Two was forecasted to generate from January 1, 2022 through March 31, 2025, as provided in the Take-Two standalone projections. For purposes of these analyses, stock-based compensation was treated as a cash expense.

Take-Two’s financial advisors calculated a range of implied terminal values for Take-Two by applying to the unlevered, after-tax free cash flows that Take-Two is forecasted to generate in the terminal year, as reflected in the Take-Two standalone projections, to a selected range of perpetuity growth rates of 2.50% to 3.50% as provided by Take-Two management. The unlevered free cash flows, and the range of terminal values were then discounted to present values, as of December 31, 2021, using a selected range of discount rates of 6.50% to 7.50%, which were chosen by Take-Two’s financial advisors based upon an analysis of the weighted average cost of capital of Take-Two. This analysis indicated a range of implied equity value per share of Take-Two common stock (rounded to the nearest $0.10) of $151.50 to 238.50, as compared to the $164.60 closing stock price of Take-Two common stock as of January 7, 2022.

Relative Value Analysis

Based upon the range of implied equity values for shares of common stock of each of Zynga and Take-Two derived pursuant to the “—Public Trading Multiples Analysis” and “—Discounted Cash Flow Analysis” described above, Take-Two’s financial advisors calculated ranges of implied exchange ratios of a share of Zynga common stock to a share Take-Two common stock and then compared those ranges of implied exchange ratios to the range of exchange ratios provided in the merger agreement of 0.0350x to 0.0406x.

For each of the analyses referred to above, Take-Two’s financial advisors calculated the ratio implied by dividing the low end of each implied equity value per share of Zynga common stock by the high end of each implied equity value per share of Take-Two common stock. Take-Two’s financial advisors also calculated the ratio implied by dividing the high end of each implied equity value per share of Zynga common stock by the low end of each implied equity value per share of Take-Two common stock. Take-Two’s financial advisors adjusted each resulting exchange ratio for the cash consideration pursuant to the merger agreement of $3.50 per share.

This analysis implied the following ranges of exchange ratios, compared in each case to the range of exchange ratios provided in the merger agreement of 0.0350x to 0.0406x:

Comparison	Range of Implied Exchange Ratios
Public Trading Multiples Analysis
FV/2024E Adjusted EBITDA	0.0129x – 0.0262x
Discounted Cash Flow Analysis
With Synergies	0.0302x – 0.0825x
Without Synergies	0.0162x – 0.0504x

Value Creation Analysis

Take-Two’s financial advisors conducted an analysis of the theoretical value creation to the existing holders of Take-Two Shares that compared the implied equity values per share of Take-Two common stock and Zynga common stock on a standalone basis (based on the midpoint implied equity value per share derived pursuant to the “Discounted Cash Flow Analysis” described above) to the implied equity value per share of Take-Two common stock on a pro forma basis, giving effect to the proposed merger. Take-Two’s financial advisors derived an implied equity value for Take-Two on a pro forma basis, giving effect to the proposed merger, by calculating the sum of (i) the midpoint of implied equity values for Take-Two derived pursuant to the “—Discounted Cash Flow Analysis—Take-Two” described above, plus (ii) the midpoint of implied equity values for Zynga derived pursuant to the “—Discounted Cash Flow Analysis—Zynga”, plus (iii) the midpoint estimated present value of the expected cost synergy projections, plus (iv) the midpoint estimated present value of expected revenue synergy projections plus (v) the face value of the convertible notes, less (vi) the amount of cash to be paid to Zynga stockholders (including former holders of the convertible notes) as consideration pursuant to the merger agreement, less (vii) transaction expenses, as estimated by Take-Two management. The value creation analysis at the range of exchange ratios provided for in the merger agreement of 0.0350x to 0.0406x indicated value creation to the holders of Take-Two common stock of 4.9% at the low end of the range and 10.0% at the high end of the range. There can be no assurance that the synergy projections, merger-related expenses and other impacts referred to above will not be substantially greater or less than the Take-Two estimate described above.

Discounted Cash Flow Accretion Dilution Analysis

Take-Two’s financial advisors performed discounted cash flow accretion/dilution analysis by comparing the implied range of equity values for shares of Take-Two common stock on a standalone basis, as discussed above, to the implied range of equity values for shares of Take-Two common stock on a pro forma basis, giving effect to the proposed merger, and taking into account the synergy projections, derived pursuant to the “—Discounted Cash Flow Analysis—Take-Two” described above, and the “—Discounted Cash Flow Analysis—Zynga”, taking into account the synergy projections. The analysis indicated approximate accretion that could potentially result from the merger at the midpoint exchange ratio provided for in the merger agreement of 0.0376x, ranging from 5.8% to 8.4%.

Opinion of Zynga’s Financial Advisor

Opinion of Goldman Sachs & Co. LLC

At a meeting of the Zynga board of directors held on January 9, 2022, Goldman Sachs rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated January 9, 2022, to the Zynga board of directors that, as of the date of the written opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders (other than Take-Two and its affiliates) of shares of Zynga common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated January 9, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Zynga board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of Zynga’s Class A common stock should vote with respect to the combination or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	the annual reports to stockholders and Annual Reports on Form 10-K of Zynga for the five fiscal years ended December 31, 2020;

•	the annual reports to stockholders and Annual Reports on Form 10-K of Take-Two for the five fiscal years ended March 31, 2021;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Zynga and Take-Two;

•	certain other communications from Zynga and Take-Two to their respective stockholders;

•	certain publicly available research analyst reports for Zynga and Take-Two;

•

certain internal financial analyses and forecasts for Zynga prepared by Zynga management and approved for Goldman Sachs’ use by Zynga (which are defined as the “Zynga standalone projections as of December 2021” and summarized in the section “—Zynga Unaudited Prospective Financial Information”);

•

certain internal financial analyses and forecasts for Take-Two standalone prepared by Take-Two management as approved for Goldman Sachs’ use by Zynga (which are defined as the “Take-Two standalone projections” and summarized in the section “—Take-Two Unaudited Prospective Financial Information”);

•

certain operating synergies projected by the management of Take-Two and Zynga to result from the combination (which are defined as the “synergy projections” and summarized in the section “—Take-Two Unaudited Prospective Financial Information”) in the form reflected in the combined company projections prepared by Zynga (as defined below), as approved for Goldman Sachs’ use by Zynga; and

•

certain financial analyses and forecasts for Take-Two pro forma for the transaction prepared exclusively by Zynga management, without input from Take-Two, as approved for Goldman Sachs’ use by Zynga (which are defined as the “combined company projections prepared by Zynga” and summarized in the section “—Zynga Unaudited Prospective Financial Information”; the Zynga standalone projections as of December 2021, the Take-Two standalone projections and the combined company projections prepared by Zynga are referred to for purposes of this section of this joint proxy statement/prospectus as the “projections”).

Goldman Sachs also held discussions with members of the senior managements of Zynga and Take-Two regarding their assessment of the strategic rationale for, and the potential benefits of, the combination and the past and current business operations, financial condition, and future prospects of Take-Two and with members of the senior management of Zynga regarding the past and current business operations, financial condition and future prospects of Zynga; reviewed the reported price and trading activity for the shares of Zynga common stock and the shares of Take-Two common stock; compared certain financial and stock market information for Zynga and Take-Two with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the interactive entertainment industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with the consent of the Zynga board of directors, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with, or reviewed by it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the Zynga board of directors that the projections (including the synergy projections) were reasonably prepared and reflected the best currently available estimates and judgments of the management of Zynga. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Zynga or Take-Two or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the combination will be obtained without any adverse effect on Zynga or Take-Two or on the expected benefits of the combination in any way meaningful to its analysis. Goldman Sachs also assumed that the combination will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Zynga to engage in the combination or the relative merits of the combination as compared to any strategic alternatives that may be available to Zynga; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Take-Two and its affiliates) of shares of Zynga common stock, as of the date of the opinion, of the merger consideration to be paid to such holders pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the transactions contemplated by the merger agreement or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the combination, including the fairness of the combination to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Zynga; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Zynga, or class of such persons, in connection with the combination, whether relative to the merger consideration to be paid to the holders (other than Take-Two and its affiliates) of shares of Zynga common stock in the combination or otherwise. Goldman Sachs did not express any opinion as to the prices at which shares of Take-Two common stock or shares of Zynga common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Zynga or Take-Two or the combination, or as to the impact of the combination on the solvency or viability of Zynga or Take-Two or the ability of the Zynga or Take-Two to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Zynga board of directors in connection with its consideration of the combination and such opinion does not constitute a recommendation as to how any holder of shares of Zynga common stock should vote with respect to such transaction or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Material Financial Analysis

The following is a summary of the material financial analyses presented by Goldman Sachs to the Zynga board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 7, 2022, the last trading day before the public announcement of the combination, and is not necessarily indicative of current market conditions.

Illustrative Present Value of Future Stock Price Analysis—Zynga Standalone. Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Zynga common stock on a standalone basis, which is designed to provide an indication of the present value of a theoretical future value of Zynga’s equity as a function of Zynga’s financial multiples. For this analysis, Goldman Sachs used the Zynga standalone projections as of December 2021 for each of Zynga’s fiscal years 2023, 2024 and 2025. Goldman Sachs first calculated the implied future enterprise value of Zynga as of December 31, 2023 and 2024, by applying a range of enterprise value to one year forward EBITDA estimates (which are referred to for purposes of this section of the joint proxy statement/prospectus as “forward EV/EBITDA”) multiples of 10.0x to 15.0x to the EBITDA estimates for Zynga contained in the Zynga standalone projections as of December 2021 for each of Zynga’s fiscal years 2024 and 2025. These illustrative multiples were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things (i) the average multiple of enterprise value to EBITDA for the next twelve-month period, which is referred to in this section as “NTM EBITDA”, for Zynga over the 1-month, 3-month, 6-month, 1-year, 2-year, 3-year and 5-year periods prior to January 7, 2022 and (ii) the multiple of enterprise value to NTM EBITDA of Zynga as of January 7, 2022, in each case, based on information obtained from Bloomberg, Capital IQ, IR Insight by Nasdaq, market data and Institutional Brokers’ Estimate Systems estimates. To derive illustrative implied equity values per share of Zynga common stock, Goldman Sachs then subtracted the amount of Zynga’s estimated net debt (defined as gross financial debt less cash) as of December 31, 2023 and 2024, respectively, as provided by management of Zynga, from the range of implied enterprise values. Goldman Sachs then divided these implied equity values by the estimated number of projected fully diluted shares outstanding as of December 31, 2023 and 2024, as provided by management of Zynga and calculated using the treasury stock method, to determine implied equity values per share of Zynga common stock. Goldman Sachs then discounted these implied equity values per share to January 7, 2022, using a discount rate of 7.0%, reflecting an estimate of Zynga’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model (“CAPM”), which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. These analyses resulted in a range of implied present values per share of Zynga common stock, rounded to the nearest $0.10, of $6.20 to $10.70.

Illustrative Pro Forma Present Value of Future Share Price Analysis—Combined Company. Goldman Sachs performed an illustrative analysis, of the implied present value of the merger consideration per share of Zynga common stock based on a theoretical future value per share of the common stock of the combined company pro forma for the combination. For this analysis, Goldman Sachs used the forecasts of EBITDA of Take-Two pro forma for the transaction for its for fiscal years 2024 and 2025 included in the combined company projections prepared by Zynga (including the synergy projections).

Goldman Sachs first calculated the illustrative implied future equity values per share of Take-Two pro forma for the combination as of March 31 for each of its fiscal years 2023 and 2024, by applying forward EV/EBITDA multiples of 15.0x to 20.0x to the one year forward EBITDA estimates for the combined company included in the combined company projections prepared by Zynga. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things (i) the average multiple of enterprise value to NTM EBITDA for both Zynga and Take-Two over the 1-month, 3-month, 6-month, 1-year, 2-year, 3-year and 5-year periods prior to January 7, 2022 and (ii) the multiple of enterprise value to NTM EBITDA of both Zynga and Take-Two as of January 7, 2022, in each case, based on information obtained from Bloomberg, Capital IQ, IR Insight by Nasdaq, market data and Institutional Brokers’ Estimate Systems estimates. To derive illustrative implied equity values per share of the combined company, Goldman Sachs then subtracted the amount of the estimated net debt of the combined company as of March 31, 2023 and 2024, respectively, as provided by management of Zynga, from the range of implied enterprise values. Goldman Sachs then divided this range of illustrative equity values by the number of estimated shares of the pro forma combined company outstanding as of March 31, 2023 and 2024, as provided by management of Zynga and calculated using the treasury stock method, to determine implied equity values per share of common stock of the combined company. Goldman Sachs then discounted these future values back to January 7, 2022, using an illustrative discount rate of 6.0%, reflecting an estimate of the pro forma combined company’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then multiplied the range of illustrative present equity values it derived for the shares of the pro forma combined company’s stock by the exchange ratio of 0.0350 shares of Take-Two common stock to be paid for each share of Zynga common stock (which represents the lowest possible exchange ratio implied by the collar), and added the result to the $3.50 per share in cash to be paid to the holders of shares of Zynga common stock pursuant to the merger agreement. This analysis resulted in a range of illustrative present values for the merger consideration to be paid per share of Zynga common stock, rounded to the nearest $0.10, of $9.50 to $13.10.

Illustrative Discounted Cash Flow Analysis—Zynga Standalone. Using the Zynga standalone projections as of December 2021, Goldman Sachs performed an illustrative discounted cash flow analysis of Zynga on a standalone basis to derive a range of illustrative present values per share of Zynga common stock on a standalone basis. Using the mid-year convention for cash flows and discount rates ranging from 6.0% to 8.0%, reflecting estimates of Zynga’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2021 (i) estimates of standalone, unlevered free cash flow for Zynga for the fourth quarter of Zynga’s fiscal year 2021 through Zynga’s fiscal year 2026 as reflected in the Zynga standalone projections as of December 2021 and (ii) a range of illustrative terminal values for Zynga, which were calculated by applying perpetuity growth rates ranging from 1.50% to 2.50%, to a terminal year estimate of the unlevered free cash flow to be generated by Zynga, as reflected in the Zynga standalone projections as of December 2021 (which analysis implied exit terminal year last-twelve month (“LTM”) EBITDA multiples ranging from 8.9x to 16.8x). Goldman Sachs derived such discount rates by application of the CAPM, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Zynga standalone projections as of December 2021 and market expectations regarding long-term real growth of gross domestic product and inflation.

Goldman Sachs derived a range of illustrative enterprise values for Zynga by adding the ranges of present values it derived as described above. Goldman Sachs then subtracted from the range of illustrative enterprise values the amount of Zynga’s net debt as of September 30, 2021, as provided by management of Zynga, to derive a range of illustrative equity values for Zynga. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Zynga common stock, as provided by the management of Zynga and calculated using the treasury stock method, to derive a range of illustrative present values per share, rounded to the nearest $0.10, of $7.10 to $13.30.

Illustrative Discounted Cash Flow Analysis—Combined Company. Using the combined company projections prepared by Zynga, Goldman Sachs performed an illustrative discounted cash flow analysis for the combined company pro forma for the combination. Using the mid-year convention for cash flows and discount rates ranging from 5.0% to 7.0%, reflecting estimates of the pro forma combined company’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2022 (i) estimates of unlevered free cash flow for Take-Two pro forma for the transaction in its fiscal years 2023 through 2027 as reflected in the combined company projections prepared by Zynga and (ii) a range of illustrative terminal values for the pro forma combined company, which were calculated by applying perpetuity growth rates, ranging from 1.50% to 2.50%, to a terminal year estimate of the unlevered free cash flow to be generated by the pro forma combined company, as reflected in the combined company projections prepared by Zynga. Goldman Sachs derived such discount rates by application of the CAPM, which requires certain company-specific inputs, as described above, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the combined company projections prepared by Zynga and market expectations regarding long-term real growth of gross domestic product and inflation.

Goldman Sachs derived ranges of illustrative enterprise values for the combined company by adding the ranges of present values it derived as described above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the combined company the pro forma estimated net debt for the combined company as of close of the combination, to derive a range of illustrative equity values for the combined company. Goldman Sachs then divided the range of illustrative equity values by the estimated number of outstanding shares of common stock of the combined company at the closing of the combination as provided by the management of Take-Two and approved for Goldman Sachs’ use by Zynga, and calculated using the treasury stock method. Goldman Sachs then multiplied the range of illustrative present equity values it derived for the shares of the combined company’s common stock by the exchange ratio of 0.0350 shares of Take-Two common stock to be paid for each share of Zynga common stock (which represents the lowest possible exchange ratio implied by the collar). Goldman Sachs added the result to the $3.50 per share in cash to be paid to the holders of Zynga common stock pursuant to the merger agreement, discounted from March 31, 2022 to September 30, 2021 at a risk-free discount rate calculated based on the 30-year U.S. Treasury yield with a 20-year duration. This analysis resulted in a range of illustrative present values for the merger consideration to be paid per share of Zynga common stock, rounded to the nearest $0.10, of $9.50 to $17.30.

Selected Precedent Transactions Analysis. Goldman Sachs analyzed certain publicly available information relating to the following selected transactions in the interactive entertainment industry since 2015. For each of the selected transactions where information was publicly available, Goldman Sachs calculated and compared the implied enterprise value of the applicable target company based on the consideration paid in the transaction as a multiple of the target company’s EBITDA over the last twelve month period ended prior to the announcement of the applicable transaction (referred to as “EV/LTM EBITDA” for purposes of this section).

The following table identifies the transactions reviewed by Goldman Sachs as part of this analysis:

Announcement Date	Acquiror	Target	EV/ LTM EBITDA
February 8, 2021	Electronic Arts Inc. (“EA”)	Glu Mobile Inc.	27.4 x
December 13, 2020	EA	Codemasters Group Holdings Plc	29.9
August 27, 2020	Tencent Holdings Limited (“Tencent”)	LeYou Technologies Holdings Limited	15.8
November 30, 2017	Aristocrat Leisure Limited	Big Fish Games, Inc.	11.9
April 17, 2017	DoubleU Games Co., Ltd.	Double Down Interactive LLC	10.5
July 30, 2016	Giant Network Group Co., Ltd.	Playtika Holding Corp.	13.0
June 21, 2016	Tencent	Supercell Oy	9.8
November 2, 2015	Activision Blizzard, Inc.	King Digital Entertainment plc	5.6

		Median	12.5 x
		High	29.9
		Low	5.6

While none of the selected transactions or companies that participated in the selected transactions are directly comparable to the proposed transaction or Zynga, the transactions included as selected transactions were chosen because the target companies that participated in the selected transactions are companies with operations that, for the purpose of this analysis, may be considered similar to certain of Zynga’s results, market size and product profile.

The foregoing analysis indicated a median EV/LTM EBITDA multiple of 12.5x. Using this analysis and its professional judgment and experience, Goldman Sachs applied a reference range of illustrative EV/EBITDA multiples of 10.0x to 15.0x to Zynga’s last twelve months EBITDA of $661 million as of September 30, 2021 as provided by the management of Zynga to derive a range of implied enterprise values for Zynga. Goldman Sachs then subtracted from the range of implied enterprise values the net debt for Zynga as of September 30, 2021, as provided by the management of Zynga, to derive a range of illustrative equity values for Zynga. Goldman Sachs divided the results by the number of fully diluted outstanding shares of Zynga common stock as of January 6, 2022, as provided by the management of Zynga and calculated using the treasury stock method, to derive a range of implied values per share of Zynga common stock, rounded to the nearest $0.10, of $5.00 to $7.70.

Premia Analysis. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for 405 transactions announced during the time period from 2015 through 2021, involving a public company in the United States as the target where the disclosed enterprise value for the transaction was greater than $100 million and where more than 50% of the total consideration paid in connection with the transaction was comprised of stock consideration. For the entire period, using publicly available information, Goldman Sachs calculated the median premium of the price paid in the transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 17% across the period, with the median premium of transactions in any single year ranging from 15% to 21%. Using this analysis, Goldman Sachs applied a reference range of illustrative premia of 15% to 21% to the undisturbed closing price per share of Zynga common stock of $6.00 as of January 7, 2022 and calculated a range of implied equity values per share of Zynga common stock, rounded to the nearest $0.10, of $6.90 to $7.20.

Goldman Sachs also calculated an implied premium derived using an implied value of the merger consideration per share of Zynga common stock as of January, 7, 2022, the last trading day prior to public announcement of the combination (which is referred to for purposes of this section of the joint proxy statement/prospectus as the “pre-announcement date”). For purposes of this analysis Goldman Sachs calculated an implied value of the merger consideration per share of Zynga common stock as of the pre-announcement date of $9.86 by adding (i) the cash consideration of $3.50 to (ii) an implied value of the stock consideration of $6.36, calculated by multiplying the exchange ratio of 0.03759 shares of Take-Two common stock to be paid for each share of Zynga common stock (the exchange ratio was calculated based on the exchange ratio implied by the center of the collar) by the volume weighted average price of shares of Take-Two common stock during the 3 trading-day period ended on the pre-announcement date of $169.19. This analysis indicated that the implied value per share of $9.86 for the merger consideration represented a premium of 64% to the closing price per share of Zynga common stock on the pre-announcement date of $6.00.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Zynga or Take-Two or the combination.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Zynga board of directors as to the fairness from a financial point of view of the merger consideration to be paid to the holders (other than Take-Two and its affiliates) of shares of Zynga common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections or forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Zynga, Take-Two, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between Zynga and Take-Two and was approved by the Zynga board of directors. Goldman Sachs provided advice to Zynga during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Zynga or the Zynga board of directors or that any specific amount of consideration constituted the only appropriate consideration for the combination.

As described above, Goldman Sachs’ opinion to the Zynga board of directors was one of many factors taken into consideration by the Zynga board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Zynga, Take-Two, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the combination. Goldman Sachs acted as financial advisor to Zynga in connection with, and participated in certain of the negotiations leading to, the combination contemplated by the agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to Zynga and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as an initial purchaser with respect to the offering of Zynga’s 0.25% convertible senior notes due 2024 in June 2019 (aggregate principal amount of $690,000,000) (the “convertible notes due 2024”) and as an initial purchaser with respect to the offering of Zynga’s 0% convertible senior notes due 2026 in December 2020 (aggregate principal amount $874,500,000) (the “convertible notes due 2026”; together with the convertible notes due 2024, the “convertible notes”). During the two year period ended March 4, 2022, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Zynga and/or its affiliates of approximately $1.6 million. During the two year period ended March 4, 2022, the Investment Banking Division of Goldman Sachs has not been engaged by Take–Two or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Zynga, Take-Two, the combined company and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

In addition, concurrent with the issuance of the convertible notes, Zynga entered into the capped call transactions with respect to the convertible notes (which are collectively referred to as the “capped call transactions”) with Goldman Sachs (with respect to the convertible notes due 2024, 50%, and with respect to the convertible notes due 2026, 25%) and other counterparties (which are collectively referred to as the “capped call counterparties”), each acting as principal for its own account. The capped call transactions consisted of the purchase by Zynga of capped call options with respect to collectively approximately 83,100,000 and 66,900,000 shares of Zynga’s Class A common stock, the aggregate number of shares of Zynga’s Class A common stock underlying the convertible notes due 2024 and the convertible notes due 2026, respectively. As of March 4, 2022, all of the capped call transactions remain outstanding, with a strike price of approximately $8.31 and a cap price of $12.54, with respect to the capped call transactions entered into in connection with the convertible notes due 2024, and a strike price of approximately $13.07 and a cap price of $17.42, with respect to the capped call transactions entered into in connection with the convertible notes due 2026. The capped call transactions were intended to offset a portion of the potential dilutive effect on stockholders of Zynga of the conversion of the convertible notes and/or any potential cash payment in excess of the principal amount of the convertible notes that Zynga may make in connection with a cash settlement of the convertible notes, up to the cap price. The capped call transactions generally require the capped call counterparties to deliver to Zynga in respect of each convertible note that is surrendered for conversion, a number of shares of Zynga common stock (and/or in certain circumstances, at Zynga’s election, cash) determined based on the excess, if any, of the lower of the cap price and the price of the shares of Zynga common stock at that time (determined over a period specified in the capped call transactions) over the strike price per share of Zynga common stock.

The capped call transactions may be adjusted, exercised, cancelled and/or terminated in accordance with their terms in connection with certain events, including the announcement or consummation of the transactions contemplated by the merger agreement. In particular, under the terms of the capped call transactions, each of Goldman Sachs and the other capped call counterparties, each acting separately as calculation agent under the capped call transactions to which it is a party, is entitled in certain circumstances to make adjustments to the exercise price of the embedded call options sold by Zynga to Goldman Sachs and the other counterparties to reflect the economic effect of the announcement of the combination on the capped call transactions. In addition, each of Goldman Sachs and the other capped call counterparties may, each acting separately as the calculation agent, determining party or otherwise as principal under the capped call transactions, determine such additional adjustments and/or value owed upon termination or cancellation in respect of such capped call transactions in accordance with their terms and pay any amounts due to Zynga under various circumstances, including on or following consummation or abandonment of the combination. All actions or exercises of judgment by Goldman Sachs, in its capacity as calculation agent, pursuant to the terms of the capped call transactions, must be performed in good faith and a commercially reasonable manner.

As a result of the capped call transactions, the capped call counterparties are expected to have market exposure to the price of the shares of Zynga common stock. It is the ordinary practice of the capped call counterparties to engage in hedging activities to limit their respective market exposure to the price of the stock underlying privately negotiated equity derivative transactions with issuers of such stock, such as the capped call transactions. In connection with the capped call transactions, Goldman Sachs (and its affiliates) have engaged, and will continue to engage, in accordance with applicable law in hedging and other market transactions (which may include the entering into or unwinding of various derivative transactions with respect to Zynga common stock) that are generally intended to substantially neutralize Goldman Sachs’ exposure as a result of the capped call transactions to changes in the price of Zynga common stock. Such hedging activity is at Goldman Sachs’ own risk and may result in a gain or loss to Goldman Sachs that may be greater than or less than the initial expected contractual benefit to Goldman Sachs under the capped call transactions. The amount of any such gain or loss will not be known until the applicable capped call transactions have been exercised, expired or terminated in accordance with their terms and Goldman Sachs shall have completed all of its hedge unwind activities.

To mitigate the exposure from the capped call transactions, as of March 4, 2022, Goldman Sachs held a net long economic position of approximately 22,200,000 shares of Zynga common stock and was long and short a small number of various options on Zynga common stock.

Under the terms of the convertible notes, upon the consummation of a merger, tender offer or certain other events involving Zynga (including the combination), holders of the convertible notes will be entitled to convert their notes at a higher conversion rate. If holders of the convertible notes elect to convert or put their notes in these circumstances or otherwise under the terms of the convertible notes, a portion of the capped call transactions corresponding to the portion of the convertible notes that are converted or put may terminate. In the event of such termination, each capped call counterparty will determine the amount of any termination payment owed to Zynga under its capped call transactions in accordance with the termination provisions of its capped call transactions, unless otherwise agreed by the parties. If any convertible notes are not converted or put in connection with a merger, tender offer or other event involving Zynga (including the combination) and remain outstanding following the consummation of such an event, a corresponding portion of the capped call transactions will remain outstanding, subject to any adjustments made to the terms of the capped call transactions as a result of the announcement and the consummation of a merger, tender offer or other event involving Zynga (including the combination), as described above.

Goldman Sachs provided to management of Zynga, for the information of the Zynga board of directors, materials that summarized, based on theoretical models, the potential effects of the announcement and of the consummation of an acquisition of Zynga on the capped call transactions. The materials included preliminary illustrative analyses by Goldman Sachs’ Investment Banking Division for a range of stated assumptions regarding takeout prices for shares of Zynga common stock and volatilities, as well as based on other reasonable assumptions, in the event of an acquisition of Zynga for greater than 10% cash consideration. The materials calculated over a range of potential takeout prices for the shares of Zynga common stock ranging from $8.50 per share to $11.50 per share and volatilities (from 45% to 60%) and for an announcement date of December 24, 2021, and other stated assumptions that upon the full unwind of the capped call transactions, (1) with respect to the convertible notes due 2024, Goldman Sachs might owe Zynga a termination payment ranging from approximately $46 million to approximately $77 million and might realize, after taking into account any estimated hedging gains or losses, a net gain or loss ranging from a net loss of approximately $1 million to a net gain of approximately $10 million and (2) with respect to the convertible notes due 2026, Goldman Sachs might owe Zynga a termination payment ranging from approximately $10 million to approximately $17 million and might realize, after taking into account any estimated hedging gains or losses, a net gain ranging from approximately $1 million to approximately $3 million. In accordance with industry practice, Goldman Sachs maintains customary institutional information barriers reasonably designed to prevent the unauthorized disclosure of confidential information by personnel in its Investment Banking Division to the personnel in its Securities Division who are undertaking hedging and other market transactions with respect to Goldman Sachs’ capped call transactions. In connection with the preparation of presentations to Zynga senior management and the Zynga board of directors, personnel in Goldman Sachs’ Investment Banking Division, including the representatives of Goldman Sachs who have advised Zynga in connection with the combination, from time to time, have received or may receive input from personnel in Goldman Sachs’ Securities Division into how to model, or reports of historical measures or estimates of, Goldman Sachs’ and/or Goldman Sachs’ Investment Banking Division’s profit and/or loss over certain measurement periods related to the capped call transactions.

The amount of any termination payment owed by a capped call counterparty to Zynga as a result of the termination of its capped call transactions will vary depending on the number of convertible notes converted by note-holders, the actual conversion date(s) of the convertible notes, and market conditions (including, for example, interest rates and volatility and price of Zynga common stock) and the valuation model used to determine such amount and, accordingly, the amount of any termination payment owed by a capped call counterparty to Zynga may be significantly different from the illustrative amounts described above. The consummation of the combination could result in a capped call counterparty paying Zynga an amount that is greater than, equal to, or less than the amount such capped call counterparty would have paid or delivered to Zynga upon exercise, expiration or termination of its capped call transactions in the absence of the combination.

The indenture governing the convertible notes and the confirmations containing the terms of the capped call transactions were included as exhibits to Zynga’s Current Reports on Form 8-K filed with the SEC on June 14, 2019 and December 17, 2020, for the convertible notes due 2024 and the convertible notes due 2026, respectively, which contains additional disclosure regarding the convertible notes and a description of the capped call transactions. All references related to the capped call transactions in this section to share counts, conversion prices, cap prices and strike prices are subject to adjustment from time to time in accordance with the terms of the confirmations relating to the capped call transactions.

The Zynga board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the combination, among other factors deemed relevant by the Zynga board of directors. Pursuant to a letter agreement dated December 9, 2021, Zynga engaged Goldman Sachs to act as its financial advisor in connection with the combination. The engagement letter between Zynga and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the pre-announcement date, at approximately $64 million, $5 million of which became payable at announcement of the combination, and the remainder of which is contingent upon consummation of the combination. In addition, Zynga has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Take-Two Unaudited Prospective Financial Information

In connection with the combination, Take-Two management prepared (i) certain unaudited prospective financial information of Take-Two on a standalone basis for Take-Two’s fiscal years 2022 through 2025, which information is referred to as the “Take-Two standalone projections,” and (ii) the synergy projections defined and described below under “—Summary of the Synergy Projections.” The Take-Two standalone projections and the synergy projections are referred to collectively as the “Take-Two projections”.

The Take-Two projections were prepared for internal use only and not for public disclosure and were provided to the Take-Two board of directors for the purposes of considering, analyzing and evaluating the combination. The Take-Two projections were also provided to and approved by Take-Two for use by, J.P. Morgan, and LionTree Take-Two’s financial advisors, for the purposes of their respective financial analyses and fairness opinions, as described in the section titled “The Combination—Opinions of Take-Two’s Financial Advisors.” The Take-Two projections were also provided to Zynga in connection with its consideration and evaluation of the combination and to Zynga’s financial advisor, Goldman Sachs. The Take-Two standalone projections were prepared treating Take-Two on a standalone basis, without giving effect to the combination, including (i) any impact of the negotiation or execution of the merger agreement or the combination; (ii) the expenses that have already and will be incurred in connection with completing the combination; (iii) the potential synergies that may be achieved by the combined company as a result of the combination; (iv) the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed or in anticipation of the combination; or (v) the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the combination. Because the Take-Two standalone projections were developed for Take-Two as an independent company without giving effect to the merger, they do not reflect any divestitures or other restrictions that may be imposed in connection with the receipt of any necessary governmental or regulatory approvals, synergies that may be realized as a result of the combination or any changes to Take-Two’s operations or strategy that may be implemented after completion of the combination.

Other than its financial guidance and business outlook provided in connection with its quarterly earnings announcements, Take-Two does not as a matter of course make other public projections as to future net bookings, net revenues, earnings or other results available due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. The Take-Two projections are not included in this joint proxy statement/prospectus to influence any decision on whether to vote for the Take-Two share issuance proposal or the Zynga merger proposal, but rather are included in this joint proxy statement/ prospectus to give stockholders access to certain non-public information that was provided to the Take-Two board of directors and Take-Two’s financial advisors, and to Zynga and its financial advisor. The inclusion of the Take-Two projections should not be regarded as an indication that the Take-Two board of directors, Take-Two, the Zynga board of directors, Zynga or their respective members of management or financial advisors or any other recipient of this information considered, or now considers, them to be necessarily predictive of actual future results, and they should not be relied on as such. There can be no assurance that the projected results will be realized or that actual results of Take-Two, Zynga, or the combined company will not be materially lower or higher than estimated, whether or not the combination is completed. The Take-Two standalone projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this joint proxy statement/prospectus. Take-Two has reported and may in the future report results of operations for periods included in the Take-Two standalone projections that were or will be completed following the preparation of the Take-Two standalone projections. Stockholders and investors are urged to refer to Take-Two periodic filings with the SEC for information on Take-Two’s actual historical results.

The Take-Two projections were not prepared with a view toward public disclosure or with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or GAAP, but, in the view of

Take-Two management, were assumed to have been, reasonably prepared in good faith on a basis reflecting the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of management’s knowledge and belief, the expected future financial performance of Take-Two and, in the case of the synergy projections, the combined company. However, this information is not fact and should not be relied upon as being necessarily predictive of actual future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the Take-Two projections. Although Take-Two management believes there is a reasonable basis for the Take-Two projections, Take-Two cautions stockholders that actual future results could be materially different from the Take-Two projections. Take-Two’s independent registered public accounting firm, Ernst & Young LLP, has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Take-Two projections and, accordingly, does not express an opinion or any other form of assurance with respect thereto.

The Take-Two projections are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the Take-Two projections are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by Take-Two management, as of the date of their preparation. These estimates and assumptions may prove to be impacted by any number of factors, including the impact of the announcement, pendency and consummation of the combination, general economic conditions, trends in the interactive entertainment industry, regulatory and financial market conditions and other risks and uncertainties described or incorporated by reference in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this joint proxy statement/ prospectus, all of which are difficult to predict and many of which are beyond the control of Take-Two and will be beyond the control of the combined company. Also see the section titled “Where You Can Find More Information.” The Take-Two projections also reflect assumptions as to certain business decisions that are subject to change. There can be no assurance that the Take-Two projections will be realized, and actual results will likely differ, and may differ materially, from those shown. Generally, the further out the period to which the Take-Two projections relate, the less predictive the information becomes.

The Take-Two projections contain certain adjusted financial measures that Take-Two management believes are helpful in understanding the applicable company’s past financial performance and future results. Take-Two management regularly uses a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting and measuring financial performance. The adjusted financial measures are not meant to be considered in isolation or as a substitute for, or superior to, comparable GAAP measures. While Take-Two believes these adjusted financial measures provide meaningful information to help investors understand the operating results and to analyze Take-Two’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these adjusted financial measures. These adjusted financial measures are not prepared in accordance with GAAP, are not reported by all of Take-Two’s competitors and may not be directly comparable to similarly titled measures of Take-Two’s competitors due to potential differences in the exact method of calculation. The SEC rules that would otherwise require a reconciliation of an adjusted financial measure to a GAAP financial measure do not apply to adjusted financial measures provided to a board of directors or a financial advisor in connection with a proposed business combination such as the combination if the disclosure is included in a document such as this joint proxy statement/prospectus. In addition, reconciliations of adjusted financial measures were not relied upon by the Take-Two board of directors, the Zynga board of directors or their respective members of management or financial advisors in connection with their respective evaluation of the combination. Accordingly, Take-Two has not provided a reconciliation of the adjusted financial measures included in the Take-Two projections to the relevant GAAP financial measures.

None of Take-Two, Zynga, the combined company or their respective affiliates, officers, directors, advisors or other representatives can provide any assurance that actual results will not differ from the Take-Two projections, and, except as required by applicable law, none of Take-Two, Zynga, the combined company or their respective affiliates undertakes any obligation to update, or otherwise revise or reconcile, the Take-Two projections to reflect circumstances existing after the date the Take-Two projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Take-Two projections are shown to be inappropriate. None of Take-Two, Zynga or their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Take-Two stockholder, Zynga stockholder or other person regarding Take-Two’s ultimate performance compared to the information contained in the Take-Two projections or that forecasted results will be achieved. Take-Two has made no representation to Zynga, in the merger agreement or otherwise, concerning the Take-Two projections.

Summary of the Take-Two standalone projections

The following table presents a summary of the unaudited prospective financial information of Take-Two on a standalone basis prepared by Take-Two management for Take-Two’s fiscal years 2022 through 2025, which information is referred to as the “Take-Two standalone projections.” Take-Two management made various assumptions when preparing the Take-Two standalone projections based on Take-Two’s planned pipeline of titles, including title performance, which resulted in a compound annual growth rate for Net Bookings over the period of Take-Two’s fiscal years 2022 through 2025 of approximately 18%. Various assumptions were also made in determining the levels of operating expenses, including development and marketing expenses and headcount growth. Key assumptions and dependencies underlying the Take-Two standalone projections include: the timely delivery of the titles included in the projections; a stable economic environment; continued consumer acceptance of Xbox One and PlayStation 4, as well as continued growth in the installed base of PlayStation 5 and Xbox Series X|S; the ability to develop and publish products that capture market share for these current generation systems while also leveraging opportunities on PC, mobile and other platforms; stable foreign exchange rates; and the risks described herein under the section titled “Risk Factors” and in Take-Two’s filings with the SEC, as listed under the section titled “Where You Can Find More Information.”

	Fiscal year ended March 31
	2022E	2023E	2024E	2025E
	(in millions)
Net Bookings(1)	$3,376	$3,893	$5,205	$5,539
Adjusted Net Income(2)	$532	$476	$891	$1,180
Adjusted EBITDA(3)	$689	$626	$1,121	$1,463
Adjusted Unrestricted Operating Cash Flow(4)	$414	$518	$1,108	$1,313
Unlevered Free Cash Flow(5)(6)	$(128)	$(7)	$623	$928

(1)

“Net Bookings” is defined as the net amount of products and services sold digitally or sold-in physically during the period, and includes licensing fees, merchandise, in-game advertising, strategy guides and publisher incentives.

(2)

Adjusted Net Income is calculated by taking GAAP net income adjusted to exclude the net effect from deferred net revenue and related costs of goods sold, stock-based compensation, impact of business reorganization, amortization and impairment of acquired intangibles, business acquisition costs and one-time gains or losses on long-term investments.

(3)

Adjusted EBITDA is calculated by taking GAAP net income adjusted to exclude the net effect from deferred net revenue and related costs of goods sold, stock-based compensation, impact of business reorganization, amortization and impairment of acquired intangibles, business acquisition costs, one-time gains or losses on long-term investments, interest, depreciation, and tax expenses.

(4)	Adjusted Unrestricted Operating Cash Flow is defined as GAAP net cash from operating activities, adjusted for changes in restricted cash.
(5)

Unlevered Free Cash Flow is defined as Adjusted EBITDA (management reporting), minus cash taxes, minus capital expenditures, plus or minus changes in net working capital, minus remaining contingency payments. The calculations assumed that stock-based compensation was treated as a cash expense.

(6)	The Adjusted Unrestricted Operating Cash Flow and Unlevered Free Cash Flow figures set forth in the table above were not provided to or utilized by Zynga or Goldman Sachs.

Summary of the synergy projections

The following table presents certain estimates of Net Bookings opportunities expected to be realized by the combined company following the completion of the combination prepared by Take-Two management for Take-Two’s fiscal years 2023 through 2027. In addition, Take-Two management expected the combined company to achieve an estimated $100 million of annual cost synergies within the first two years following the completion of the combination, which are not depicted in the table, with, among other assumptions, an estimated 50% phase-in of annual cost synergies in the first year after the completion of the combination and 100% phase-in of annual cost synergies by the end of the second year following the completion of the combination and an estimated $50 million in restructuring costs incurred to achieve the cost synergies in the first year following the completion of the combination, which are not depicted in the below chart. The Net Bookings opportunities information summarized in the table below as well as such cost synergies are collectively referred to as the “synergy projections”. Take-Two management made various assumptions when preparing the synergy projections, including certain assumptions regarding: the feasibility of developing certain of the mobile titles and timely delivery of the titles included in the projections; the ability to effectively acquire and attract mobile users for future developed titles; the ability to successfully apply Zynga’s ad-tech platform to existing Take-Two mobile titles; a stable economic environment; sufficient talent and resources to execute on its plans; continued consumer acceptance of mobile titles and platforms; stable foreign exchange rates; and the risks described herein under the section titled “Risk Factors” and in Take-Two’s filings with the SEC, as listed under the section titled “Where You Can Find More Information.”

	Fiscal year ended March 31
	2023E	2024E	2025E	2026E	2027E
	(in millions)
Annual Net Bookings Opportunities (1)	$27	$185	$305	$495	$641
Operating Contribution from Net Bookings Opportunities (2)	$2	$43	$85	$162	$252

(1)

Net Bookings is defined as the net amount of products and services sold digitally or sold-in physically during the period, and includes licensing fees, merchandise, in-game advertising, strategy guides and publisher incentives.

(2)

Operating Contribution from Net Bookings Opportunities is calculated by taking GAAP net income from Net Bookings Opportunities adjusted to exclude the net effect from deferred net revenue and related costs of goods sold, stock-based compensation, impact of business reorganization, amortization and impairment of acquired intangibles, business acquisition costs, one-time gains or losses on long-term investments, interest, depreciation, and tax expenses. Operating Contribution from Net Bookings Opportunities does not include any contribution from the expected cost synergies.

Zynga Unaudited Prospective Financial Information

In connection with Zynga’s strategic planning process, Zynga management prepares a long-range plan for Zynga and regularly makes updates to Zynga’s long-range plan, including to reflect actual results and trends and changes in Zynga’s performance and the industry in which it operates. As described in the section titled “—Background of the Combination,” during the period in which it was engaged in discussions with Take-Two and certain other parties with respect to a potential transaction, Zynga management prepared and reviewed with the Zynga board of directors a long-range plan for Zynga which included certain unaudited prospective financial information for prospective periods in Zynga’s fiscal years 2021 through 2024 for Zynga as an independent company, and reviewed with the Zynga board of directors updates to the long-range plan made over such period. The tables below summarize (i) the unaudited prospective financial information of Zynga included in the Zynga long-range plan as approved by the Zynga board of directors on October 6, 2021, which financial information is referred to as the “Zynga standalone projections as of October 2021” and (ii) the unaudited financial prospective financial information of Zynga included in the Zynga long-range plan as updated by Zynga management as of, and approved by the Zynga board of directors on, December 29, 2021, which financial information is referred to as the “Zynga standalone projections as of December 2021” and, together with the Zynga standalone projections as of October 2021, the “Zynga standalone projections.” The Zynga standalone projections were prepared treating Zynga as an independent company, without giving effect to the combination, including (i) any impact of the negotiation or execution of the merger agreement or the combination and the evaluation of potential strategic alternatives; (ii) the expenses that have been and may be incurred in connection with the combination or the consummation thereof or potential strategic alternatives; (iii) the potential synergies that may be achieved by the combined company as a result of the combination; (iv) the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed or in anticipation of the combination; or (v) the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed but that were instead altered, accelerated, postponed or not taken in anticipation of the combination.

As described in the section titled “—Take-Two Unaudited Prospective Financial Information,” Take-Two management (i) prepared and provided to Zynga and its financial advisor certain unaudited prospective financial information of Take-Two on a standalone basis for fiscal years 2022 through 2025, which financial information is referred to as the “Take-Two standalone projections,” and (ii) prepared and provided to Zynga certain estimates of synergies expected to be realized by the combined company following the completion of the combination, which are referred to as the “synergy projections.” As further described below, in connection with the evaluation of the combination, Zynga management also prepared certain unaudited prospective financial information fiscal years 2023 through 2027 for the combined company on a pro forma basis, which financial information is referred to as the “combined company projections prepared by Zynga.” The combined company projections prepared by Zynga were prepared on a basis different than the historical pro forma financial information included in this joint proxy statement/prospectus in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

The Zynga standalone projections, along with the Take-Two standalone projections, the synergy projections and the combined company projections prepared by Zynga, were provided to the Zynga board of directors for the purposes of considering, analyzing and evaluating the combination and strategic alternatives, and were also provided to Zynga’s financial advisor, Goldman Sachs, to assist the Zynga board of directors in connection with such matters. The Zynga standalone projections as of December 2021 and the combined company projections prepared by Zynga were also provided to Goldman Sachs for its use in connection with its fairness opinion delivered to the Zynga board of directors and related financial analyses, as described further in the section titled “The Combination—Opinion of Zynga’s Financial Advisor.” At the direction of the Zynga board of directors, Goldman Sachs relied on the Zynga standalone projections as of December 2021 and the combined company projections prepared by Zynga utilized in their respective financial analyses and advice to the Zynga board of directors, and assumed with the consent of the Zynga board of directors that the Zynga standalone projections as of December 2021 and combined company projections prepared by Zynga were reasonably prepared and reflected the best currently available estimates and judgments of the management of Zynga. The Zynga standalone projections as of December 2021 were also provided to Take-Two in connection with its consideration and evaluation of the combination and to Take-Two’s financial advisors, LionTree and J.P. Morgan. The Zynga standalone projections as of October 2021 were also provided to Party A in connection with its consideration of a potential transaction with Zynga. The combined company projections prepared by Zynga were not provided to Take-Two, nor to its financial advisors LionTree and J.P. Morgan.

Other than its quarterly financial guidance and business outlook, Zynga does not as a matter of course make other public projections as to future bookings, revenues, earnings or other results available due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. The Zynga standalone projections and the combined company projections prepared by Zynga are not included in this joint proxy statement/prospectus to influence any decision on whether to vote for the Zynga merger proposal or the Take-Two share issuance proposal or any other proposal presented at each company’s respective special meeting, but rather are included in this joint proxy statement/ prospectus to give stockholders access to certain non-public information that was provided to the Zynga board of directors and Zynga’s financial advisor, and, in the case of the Zynga standalone projections as of December 2021, to Take-Two and Take-Two’s financial advisors. The inclusion of the Zynga standalone projections and the combined company projections prepared by Zynga should not be regarded as an indication that the Zynga board of directors, Zynga, the Take-Two board of directors, Take-Two, or their respective members of management or financial advisors or any other recipient of this information considered, or now considers, them to be necessarily predictive of actual future results, and they should not be relied on as such. There can be no assurance that the projected results will be realized or that actual results of Zynga, Take-Two or the combined company will not be materially lower or higher than estimated, whether or not the combination is completed. The Zynga standalone projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this joint proxy statement/prospectus. Zynga has reported and may in the future report results of operations for periods included in the Zynga standalone projections that were or will be completed following the preparation of the Zynga standalone projections. Stockholders and investors are urged to refer to Zynga’s periodic filings with the SEC for information on Zynga’s actual historical results.

The Zynga standalone projections and the combined company projections prepared by Zynga were not prepared with a view toward public disclosure or with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or GAAP, but, in the view of Zynga management, were reasonably prepared in good faith on a basis reflecting the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of management’s knowledge and belief, the expected future financial performance of Zynga and the combined company. However, this information is not fact and should not be relied upon as being necessarily predictive of actual future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the Zynga standalone projections or the combined company projections prepared by Zynga. Although Zynga management believed there was a reasonable basis for the Zynga standalone projections and the combined company projections prepared by Zynga, Zynga cautions stockholders that actual future results could be materially different from the Zynga standalone projections and the combined company projections prepared by Zynga. Zynga’s independent registered public accounting firm, Ernst & Young LLP, has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Zynga standalone projections and the combined company projections prepared by Zynga and, accordingly, does not express an opinion or any other form of assurance with respect thereto.

The Zynga standalone projections and the combined company projections prepared by Zynga are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the Zynga standalone projections and the combined company projections prepared by Zynga are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by Zynga management as of the date of their preparation. These estimates and assumptions may prove to be impacted by any number of factors, including the impact of the announcement, pendency and consummation of the combination, general economic conditions, trends in the interactive entertainment industry, regulatory and financial market conditions and other risks and uncertainties described or incorporated by reference in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this joint proxy statement/ prospectus, all of which are difficult to predict and many of which are beyond the control of Zynga and will be beyond the control of the combined company. Also see the section titled “Where You Can Find More Information.” The Zynga standalone projections and the combined company projections prepared by Zynga also reflect assumptions as to certain business decisions that are subject to change. There can be no assurance that the Zynga standalone projections or the combined company projections prepared by Zynga will be realized, and actual results may differ materially from those shown. Generally, the further out the period to which the Zynga standalone projections and the combined company projections prepared by Zynga relate, the less predictive the information becomes.

The Zynga standalone projections and the combined company projections prepared by Zynga contain certain adjusted financial measures that Zynga management believes are helpful in understanding the applicable company’s past financial performance and future results. Zynga management regularly uses a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting and measuring financial performance. The adjusted financial measures are not meant to be considered in isolation or as a substitute for, or superior to, comparable GAAP measures. While Zynga believes these adjusted financial measures provide meaningful information to help investors understand the operating results and to analyze Zynga’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these adjusted financial measures. These adjusted financial measures are not prepared in accordance with GAAP, are not reported by Take-Two or by all of Zynga’s competitors and may not be directly comparable to similarly titled measures of Take-Two or of Zynga’s competitors due to potential differences in the exact method of calculation. The SEC rules that would otherwise require a reconciliation of an adjusted financial measure to a GAAP financial measure do not apply to adjusted financial measures provided to a board of directors or a financial advisor in connection with a proposed business combination such as the combination if the disclosure is included in a document such as this joint proxy statement/prospectus. In addition, reconciliations of adjusted financial measures were not relied upon by the Zynga board of directors, the Take-Two board of directors or their respective members of management or financial advisors in connection with their respective evaluation of the combination. Accordingly, Zynga has not provided a reconciliation of the adjusted financial measures included in the Zynga standalone projections or the combined company projections prepared by Zynga to the relevant GAAP financial measures.

None of Zynga, Take-Two, the combined company or their respective affiliates, officers, directors, advisors or other representatives can provide any assurance that actual results will not differ from the Zynga standalone projections or the combined company projections prepared by Zynga, and, except as required by applicable law, none of Zynga, Take-Two the combined company or their respective affiliates undertakes any obligation to update, or otherwise revise or reconcile, the Zynga standalone projections or the combined company projections prepared by Zynga to reflect circumstances existing after the date the Zynga standalone projections or the combined company projections prepared by Zynga were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Zynga standalone projections or the combined company projections prepared by Zynga are shown to be inappropriate. None of Zynga or Take-Two or their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Zynga stockholder, Take-Two stockholder or other person regarding the ultimate performance of Zynga or the combined company compared to the information contained in the Zynga standalone projections or the combined company projections prepared by Zynga or that forecasted results will be achieved. Zynga has made no representation to Take-Two, in the merger agreement or otherwise, concerning the Zynga standalone projections or the combined company projections prepared by Zynga.

Summary of the Zynga standalone projections

The following table presents a summary of the certain unaudited prospective financial information for Zynga’s fiscal years 2021 through 2024 for Zynga as an independent company prepared by Zynga’s management, as approved by the Zynga board of directors on October 6, 2021, which financial information is referred to as the “Zynga standalone projections as of October 2021”. Zynga management made various assumptions when preparing the Zynga standalone projections as of October 2021, including certain assumptions regarding bookings growth and overall company financial performance, based on each game title or category of games and estimates of advertising performance, which resulted in a compound annual growth rate for Bookings over the period of Zynga’s fiscal years 2021 through 2024 of approximately 16%.

	Fiscal year ended December 31,
	2021E	2022E	2023E	2024E
	(in millions)
Bookings(1)	$2,829	$3,252	$3,756	$4,400
Adjusted EBITDA(2)	$661	$756	$958	$1,188

(1)	Bookings is defined as revenue plus or minus the change in deferred revenue and other adjustments during the period.
(2)

Adjusted EBITDA (a) does not include the impact of the change in deferred revenue, stock-based compensation expense, acquisition-related transaction expenses, contingent consideration fair value adjustments and expenses incurred from vacated leases (which includes impairment charges recognized), (b) does not reflect provisions for or benefits from income taxes and does not include other income (expense) net, which includes foreign exchange and asset disposition gains and losses, interest expense and interest income, and (c) excludes depreciation and amortization of tangible and intangible assets (although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future).

The following table presents a summary of the certain unaudited prospective financial information for Zynga’s fiscal years 2021 through 2024 for Zynga as an independent company prepared by Zynga’s management, as updated by Zynga management as of, and approved by the Zynga board of directors on, December 29, 2021, which financial information is referred to as the “Zynga standalone projections as of December 2021.” The Zynga standalone projections as of December 2021 were updated by Zynga management to reflect Zynga’s latest market data, trends in live services, and future product pipeline as of the time of preparation. The Zynga standalone projections as of December 2021 included estimated Unlevered Free Cash Flow for Zynga’s fiscal years 2021 through 2024 for Zynga as an independent company prepared by Zynga management for Goldman Sachs’ use in connection with its opinion delivered to the Zynga board of directors and related financial analyses, as described further in the section titled “The Combination—Opinion of Zynga’s Financial Advisor.” Zynga management made various assumptions when preparing the Zynga standalone projections as of December 2021, including certain assumptions regarding bookings growth and overall company financial performance, based on each game title or category of games and estimates of advertising performance, which resulted in a compound annual growth rate for Bookings over the period of Zynga’s fiscal years 2021 through 2024 of approximately 14%.

	Fiscal year ended December 31,
	2021E		2022E	2023E	2024E
	(in millions)
Bookings(1)	$2,819		$3,150	$3,623	$4,166
Adjusted EBITDA(2)	$662		$700	$833	$1,000
Unlevered Free Cash Flow(3)(5)		$(4)	$68	$467	$571

(1)	Bookings is defined as revenue plus or minus the change in deferred revenue and other adjustments during the period.
(2)

Adjusted EBITDA (management reporting) (a) does not include the impact of the change in deferred revenue, stock-based compensation expense, acquisition-related transaction expenses, contingent consideration fair value adjustments and expenses incurred from vacated leases (which includes impairment charges recognized), (b) does not reflect provisions for or benefits from income taxes and does not include other income (expense) net, which includes foreign exchange and asset disposition gains and losses, interest expense and interest income, and (c) excludes depreciation and amortization of tangible and intangible assets (although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future).

(3)

Unlevered Free Cash Flow is defined as Adjusted EBITDA (management reporting), minus cash taxes, minus stock-based compensation, minus capital expenditures, plus or minus changes in net working capital, minus remaining contingency payments.

(4)

Zynga management estimated Unlevered Free Cash Flow of $101 million for Zynga’s fourth fiscal quarter 2021 for Goldman Sachs’ use in connection with its opinion delivered to the Zynga board of directors and related financial analyses, as described further in the section titled “The Combination—Opinion of Zynga’s Financial Advisor.”

(5)

The Unlevered Free Cash Flow figures set forth in the table above were not provided to or utilized by Take-Two, J.P. Morgan or LionTree. Take-Two management approved for J.P. Morgan’s and LionTree’s use in connection with their analyses and opinions the following Unlevered Free Cash Flow figures: $71 million for 2022E, $473 million for 2023E, and $578 million for 2024E.

Summary of the combined company projections prepared by Zynga

The following table presents a summary of the combined company projections prepared by Zynga, which consist of certain unaudited prospective financial information for the combined company’s fiscal years 2023 through 2027 on a pro forma basis for the combination that were prepared by Zynga management, based on (i) the prospective financial information for Zynga’s fiscal years 2022 through 2024 included in the Zynga standalone projections as of December 2021, as extrapolated by Zynga management for Zynga’s fiscal years 2025, 2026, and 2027, and then converted to Take-Two’s fiscal years, (ii) the Take-Two standalone projections provided by Take-Two management to Zynga for fiscal years 2022 through 2025, as extrapolated by Zynga management, for

Take-Two’s fiscal years 2026 and 2027; and (iii) the synergy projections provided by Take-Two management to Zynga, with Zynga management’s assumption of an estimated 50% phase-in of annual cost synergies by the combined company in Take-Two’s fiscal year 2023 and an estimated $50 million in restructuring costs of the combined company incurred to achieve the synergy projections in Take-Two’s fiscal year 2023. The combined company projections prepared by Zynga, including the extrapolations of the Zynga standalone projections as of December 2021 and Take-Two standalone projections, as well as the adjustments to the synergy projections assumed by Zynga management, were prepared by Zynga management for Goldman Sachs’ use in connection with its opinion delivered to the Zynga board of directors and related financial analyses, as described further in the section titled “The Combination—Opinion of Zynga’s Financial Advisor.”

The combined company projections prepared by Zynga were not provided to Take-Two nor to Take-Two’s financial advisors, LionTree and J.P. Morgan. Except for Zynga management’s use of the Take-Two standalone projections and the synergy projections as described above, the combined company projections prepared by Zynga do not reflect the input of Take-Two management. In particular, without input from Take-Two’s management, Zynga’s management extrapolated Take-Two’s standalone projections for fiscal years 2026 and 2027 for use in the combined company projections based on assumptions Zynga made with respect to Take-Two’s standalone projections for fiscal years 2023 through 2025.

The combined company projections prepared by Zynga do not take into account the potential effects of the combination, including the expenses that have been and may be incurred in connection with the combination or the consummation thereof, the payment of the cash portion of the aggregate merger consideration by the combined company and any financing arrangements related to the combination, or any changes to the combined company’s operations or strategy that may be implemented after completion of the combination. The combined company projections prepared by Zynga assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the combination will be obtained without any adverse effect on the combined company or on synergy projections.

	Fiscal year ended March 31
	2023E	2024E	2025E	2026E(4)	2027E(4)
	(in millions)
Bookings(1)	$7,188	$9,148	$10,114	$11,031	$11,788
Adjusted EBITDA(2)	$1,411	$2,138	$2,673	$2,933	$3,179
Unlevered Free Cash Flow(3)	$743	$1,132	$1,733	$1,909	$2,081

(1)	Bookings is defined as revenue plus or minus the change in deferred revenue and other adjustments during the period.
(2)

Adjusted EBITDA (management reporting) (a) does not include the impact of the change in deferred revenue, stock-based compensation expense, acquisition-related transaction expenses, contingent consideration fair value adjustments and expenses incurred from vacated leases (which includes impairment charges recognized), (b) does not reflect provisions for or benefits from income taxes and does not include other income (expense) net, which includes foreign exchange and asset disposition gains and losses, interest expense and interest income, and (c) excludes depreciation and amortization of tangible and intangible assets (although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future).

(3)

Unlevered Free Cash Flow is defined as Adjusted EBITDA (management reporting), minus cash taxes, minus stock-based compensation, minus capital expenditures, plus or minus changes in net working capital, minus remaining contingency payments, minus $50 million of restructuring costs to achieve the cost synergies in Take-Two’s fiscal year 2023.

(4)

Take-Two provided Zynga management with standalone projections for Take-Two’s fiscal years 2023 through 2025. As described above, Zynga extrapolated Take-Two standalone projections for fiscal years 2026 and 2027 for use in the combined company projections based on assumptions Zynga made with respect to Take-Two’s standalone projections for fiscal years 2023 through 2025.

Closing and Effective Time of the Combination

The closing of the combination will take place on a date to be designated jointly by Take-Two and Zynga, which date will be no later than the third business day after the satisfaction or waiver (subject to applicable law) of the conditions to closing (described in the section titled “The Merger Agreement—Conditions to Completion of the Merger”) other than such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of each of such conditions at the closing.

At the closing, Zynga will file a certificate of merger relating to the merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the DGCL. The merger will become effective at the time when the certificate of merger is filed with the Secretary of State of the State of Delaware or at such other time as may be mutually agreed by Take-Two and Zynga and specified in the certificate of merger. Immediately following the effective time, Merger Sub 2 will file a certificate of merger relating to the subsequent merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the DGCL. The subsequent merger will become effective in any event immediately following the effective time.

Take-Two and Zynga currently expect the merger to close in the first quarter of Take-Two’s fiscal year 2023, ending June 30, 2022 and are working to complete the merger on this timeline and prior to the end date of January 9, 2023. However, it is possible that factors outside the control of the parties to the merger agreement could result in the merger being completed at a different time, or not at all.

Governance Matters After the Combination

Pursuant to the merger agreement, Take-Two has agreed to appoint, on or prior to the effective time, two members of the Zynga board of directors, selected by Zynga and approved by Take-Two, to the Take-Two board of directors. Take-Two will be required to approve at least two of Zynga’s current directors and, if any of such Zynga-selected directors that have been approved by Take-Two are unable or unwilling to serve on the Take-Two board of directors, then Zynga may select prior to the effective time an alternative member of the Zynga board of directors who, subject to approval by Take-Two, will be appointed to the Take-Two board of directors as of the effective time. The two members of the Zynga board of directors selected by Zynga for appointment to the Take-Two board of directors pursuant to this provision of the merger agreement are Ellen Siminoff and William “Bing” Gordon. The appointment of Ms. Siminoff and Mr. Gordon remain subject to the review and approval by Take-Two’s Corporate Governance Committee and board of directors prior to the effective time.

Regulatory Approvals and Related Matters

The obligations of Take-Two and Zynga to consummate the combination are subject to, among other conditions, the expiration or earlier termination of any waiting period (and any extension thereof) under the HSR Act and the consent, waiver, authorization or approval of the applicable antitrust regulatory authority in Turkey, Germany, Austria and the United Kingdom (if the UK Competition and Markets Authority decides to open an investigation). Take-Two and Zynga filed the notifications required under the HSR Act with the Premerger Notification Office of the Federal Trade Commission and the Antitrust Division of the Department of Justice on January 24, 2022 and the applicable waiting period under the HSR Act expired at 11:59 p.m. Eastern Time on February 23, 2022.

Under the merger agreement, each of Take-Two and Zynga has agreed to use their respective reasonable best efforts, subject to certain limitations, to take, or cause to be taken, all actions necessary to complete the combination and make effective the other contemplated transactions as soon as practicable after the date of the merger agreement, including to receive all required regulatory approvals so as to complete the combination and the other contemplated transactions expeditiously (but in no event later than January 9, 2023).

U.S. Federal Securities Law Consequences

Assuming the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/ prospectus forms a part, the shares of Take-Two Common Stock issued in the combination will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for shares of Take-Two common stock issued to any Zynga stockholder who may be deemed an “affiliate” of Take-Two after the completion of the combination. This joint proxy statement/prospectus does not cover resales of shares of Take-Two common stock received by any person upon the completion of the combination, and no person is authorized to make any use of this joint proxy statement/prospectus, or the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, in connection with any resale of shares of Take-Two common stock.

Accounting Treatment

Take-Two and Zynga prepare their respective financial statements in accordance with GAAP. The accounting guidance for business combinations requires the determination of the acquirer, the purchase price, the acquisition date, the fair value of assets and liabilities of the acquirer and the measurement of good will. Take-Two will be treated as the acquirer for accounting purposes.

Exchange of Zynga Certificates

Take-Two will select a bank or trust company to act as exchange agent in the merger, which is referred to as the “exchange agent.” The merger agreement provides that, at or prior to the effective time, Take-Two will deposit with the exchange agent: (a) uncertificated, book-entry shares representing the number of shares of Take-Two common stock sufficient to deliver, and Take-Two shall instruct the Exchange Agent to timely deliver, in accordance with the terms of the merger agreement, the aggregate stock consideration; and (b) immediately available funds equal to the aggregate cash consideration, together with the aggregate amount of cash in lieu of fractional shares of Take-Two common stock payable pursuant to the merger agreement and Take-Two shall instruct the Exchange Agent to timely pay such amounts subject to and in accordance with the terms of the merger agreement.

The merger agreement provides that, as promptly as practicable after the effective time, the exchange agent will send to each record holder of a certificate, in each case, other than in respect of dissenting shares, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the exchange agent) and (ii) instructions for use in effecting the surrender of the certificates in exchange for the merger consideration. As soon as reasonably practicable after the effective time, upon surrender of a certificate to the exchange agent together with such letter of transmittal, duly executed, and such other customary documents as may reasonably be required by the exchange agent to effect the exchange, Take-Two shall cause the exchange agent to issue and pay, to the holder (or such holder’s transferee), in accordance with the merger agreement, of such certificate, in exchange therefor, the number of full shares of Take-Two common stock (which shall be in uncertificated, book-entry form) and the amount of cash (including in respect of any dividends or other distributions to which holders are entitled pursuant to the merger agreement, if any, or any other amounts payable pursuant to the merger agreement) into which the aggregate number of shares of Zynga common stock previously represented by such certificate shall have been converted pursuant to the merger agreement. The exchange agent shall accept such certificates upon compliance with such reasonable terms and conditions as the exchange agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Holders of uncertificated Zynga common stock will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent to receive the merger consideration with respect to such uncertificated Zynga stock. As soon as reasonably practicable after the effective time, upon receipt of an “agent’s message” in customary form (it being understood that holders of uncertificated Zynga stock will be deemed to have transferred such uncertificated Zynga stock upon receipt of an “agent’s message” or such other evidence, if any, as the exchange agent may reasonably request) with respect to a holder of uncertificated Zynga stock (or such holder’s transferee in accordance with the merger agreement), Take-Two shall cause the exchange agent to issue and pay, to such holder (or such holder’s transferee in accordance with the merger agreement, in exchange therefor), the number of full shares of Take-Two common stock (which shall be in uncertificated, book-entry form) and the amount of cash (including in respect of any dividends or other distributions to which holders are entitled pursuant to the merger agreement, if any) into which the aggregate number of shares of uncertificated Zynga stock shall have been converted pursuant to the merger agreement.

The merger agreement provides that, if any Zynga stock certificate has been lost, stolen or destroyed, then the owner of such lost, stolen or destroyed Zynga stock certificate may provide an appropriate affidavit, and deliver a bond, if required by the surviving corporation, in such reasonable amount as the surviving corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, or other documentation (including an indemnity in customary form) reasonably requested by Take-Two, and the exchange agent will deliver, and parent will cause the exchange agent to deliver, in exchange for such lost, stolen or destroyed certificate the applicable merger consideration with respect to the shares of Zynga common stock formerly represented thereby.

Listing of Take-Two Common Stock; Delisting and Deregistration of Zynga Common Stock

It is a condition to the combination that the shares of Take-Two common stock to be issued to Zynga stockholders in the combination be approved for listing on Nasdaq, subject to official notice of issuance. If the combination is completed, Zynga common stock will be delisted from Nasdaq and deregistered under the Exchange Act, following which Zynga will no longer be required to file periodic reports with the SEC with respect to Zynga common stock.

Under the merger agreement, Take-Two has agreed to use its reasonable best efforts to cause the shares of Take-Two common stock to be issued in connection with the merger to be approved for listing (subject to official notice of issuance) on the Nasdaq at or prior to the effective time.

THE MERGER AGREEMENT

The following discussion summarizes certain material provisions of the merger agreement, a copy of which is attached as Annex A hereto and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the merger agreement. Take-Two and Zynga urge you to read carefully this entire joint proxy statement/prospectus, including the annexes and the documents incorporated herein by reference, before making any decisions regarding the combination.

The merger agreement has been included to provide you with information regarding its terms, and Take-Two and Zynga recommend that you read the merger agreement carefully and in its entirety. Except for its status as the contractual document that establishes and governs the legal relations among the parties with respect to the combination, Take-Two and Zynga do not intend for the merger agreement to be a source of factual, business or operational information about Take-Two, Zynga, Merger Sub 1 or Merger Sub 2. The representations and warranties described below and included in the merger agreement were made by Take-Two and Zynga to each other as of specific dates. The assertions contained in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by Take-Two and Zynga in connection with negotiating the terms of the merger agreement, which you should consider as you read the representations and warranties in the merger agreement. The representations and warranties are qualified in their entirety by certain information Take-Two and Zynga filed with the SEC prior to the date of the merger agreement, as well as by confidential disclosure schedules that Take-Two and Zynga delivered to each other in connection with the execution of the merger agreement. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders of Take-Two or stockholders of Zynga, and the representations and warranties may have been used for the purpose of allocating risk between Take-Two and Zynga rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about Take-Two and Zynga, and you should read the information provided elsewhere in this joint proxy statement/prospectus and in the documents that are incorporated by reference into this joint proxy statement/prospectus for information regarding Take-Two and Zynga and their respective businesses. See the section titled “Where You Can Find More Information” beginning on page 218 of this joint proxy statement/prospectus.

Terms of the Combination; Merger Consideration

The merger agreement provides that, on the terms and subject to the conditions set forth in the merger agreement, Merger Sub 1 will merge into Zynga, with Zynga continuing as the surviving corporation, and a wholly owned subsidiary of Take-Two. Immediately after the effective time of the merger, Zynga will merge with Merger Sub 2, with Merger Sub 2 continuing as the surviving corporation, and a wholly owned subsidiary of Take-Two. At the effective time of the merger, each share of Zynga common stock issued and outstanding immediately prior thereto (excluding shares held by Zynga and its subsidiaries and stockholders exercising their appraisal rights) will be exchanged for (i) a number of shares of Take-Two common stock equal to the exchange ratio (as described below) and (ii) $3.50 in cash, without interest and less any applicable withholding taxes. The “exchange ratio” is subject to a two-way collar mechanism and will be determined as follows: (i) if the Take-Two common stock price (as defined below) is an amount greater than $181.88, then the exchange ratio will be 0.0350; (ii) if the Take-Two common stock price is an amount greater than or equal to $156.50 but less than or equal to $181.88, then the exchange ratio will be an amount equal to the quotient (rounded to five decimal places) obtained by dividing (x) $6.36 by (y) the Take-Two common stock price; and (iii) if the Take-Two common stock price is less than $156.50, then the exchange ratio will be 0.0406. The “Take-Two common stock price” will be the volume-weighted average sales price per share of Take-Two common stock on the Nasdaq Global Select Market for the consecutive period beginning at 9:30 a.m. New York time on the twenty-third trading day immediately preceding the closing date of the combination and concluding at 4:00 p.m. New York time on the third trading day immediately preceding such closing date.

Take-Two will not issue fractional shares of Take-Two common stock pursuant to the merger agreement. Instead, each Zynga stockholder who otherwise would have been entitled to receive a fraction of a share of Take-Two common stock will receive, in lieu thereof, cash in an amount equal to such fractional amount multiplied by the last reported sale price of Take-Two common stock on the last complete trading day prior to the date of the merger, as provided in the merger agreement.

The per share merger consideration will be appropriately adjusted to reflect the effect of any stock split, subdivision, consolidation, combination, reclassification, dividend or distribution of shares or other change with respect to the shares of Take-Two common stock or shares of Zynga common stock prior to the effective time of the merger.

Completion of the Combination

Unless the parties agree otherwise, the closing of the combination will take place on the third business day after the satisfaction or waiver (subject to applicable law) of the conditions to the closing of the combination have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the closing of the combination, but subject to the satisfaction or, to the extent permitted by law, waiver of those conditions as of the closing of the combination). The combination will be effective on the date shown on the certificates of merger filed with the Secretary of State of the State of Delaware, in accordance with the laws of Delaware, but in any event, the subsequent merger will be effective immediately following the effective time of the merger.

Representations and Warranties

The merger agreement contains representations and warranties made by each of Zynga and Take-Two. Zynga has made representations and warranties regarding, among other things:

•	corporate organization and power;

•	qualification to do business;

•	absence of conflict or violation;

•	consents and approvals;

•	authorization and validity of agreement;

•	capitalization and related matters;

•	subsidiaries and equity investments;

•	SEC reports;

•	absence of certain changes or events;

•	tax matters;

•	absence of undisclosed liabilities;

•	property;

•	intellectual property;

•	licenses and permits;

•	compliance with law;

•	litigation;

•	contracts;

•	employee benefit plans;

•	insurance;

•	affiliate transactions;

•	platforms, vendors and advertisers;

•	labor matters;

•	environmental matters;

•	no brokers;

•	state takeover statutes;

•	opinion of financial advisor;

•	board approval;

•	requisite stockholder vote;

•	illegal or unauthorized payments, political contributions and exports;

•	absence of illegal or unauthorized payments or political contributions to foreign officials;

•	privacy and data security;

•	CARES Act; and

•	stock ownership.

Take-Two has made representations and warranties regarding, among other things:

•	organization;

•	qualification to do business;

•	no conflicts or violation;

•	consents and approvals;

•	authorization and validity of agreement;

•	capitalization and related matters;

•	subsidiaries and equity investments;

•	SEC filings;

•	absence of certain changes or events;

•	tax matters;

•	absence of undisclosed liabilities;

•	compliance with law;

•	litigation;

•	no brokers;

•	state takeover statutes;

•	board approval;

•	requisite stockholder vote;

•	stock ownership;

•	financing; and

•	opinion of financial advisor.

The merger agreement also contains certain representations and warranties of Take-Two with respect to Merger Sub 1 and Merger Sub 2, including corporate organization, qualification to do business, no conflicts or violation and authority with respect to the execution and delivery of the merger agreement.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). For purposes of the merger agreement, a “material adverse effect” means, with respect to a party, any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, has had, or is reasonably likely to have, a material adverse effect on the business, financial condition or results of operations of a party and its subsidiaries, taken as a whole, or a “material adverse effect” will not include any event, change, circumstance, effect, development or state of facts arising out of or attributable to:

•

general economic or political conditions or securities, credit, financial or other capital markets, in each case in the United States or any foreign jurisdiction (except to the extent such event, change, circumstance, effect, development or state of facts affects such party and its subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other similarly situated persons in the industry in which such party and its subsidiaries operate);

•

conditions generally affecting any of the industries in which such party and its subsidiaries operate (except to the extent such event, change, circumstance, effect, development or state of facts affects such party and its subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other similarly situated persons in the industry in which such party and its subsidiaries operate);

•	changes in law;

•	changes in GAAP;

•	the public announcement, pendency or performance of the merger agreement or the combination, or the consummation of the combination;

•	acts of war, armed hostilities, sabotage, terrorism, civil unrest or any escalation or worsening of any such acts threatened or underway as of January 9, 2022;

•

earthquakes, hurricanes, floods, wildfires, or other natural disasters or weather conditions, epidemics, pandemics or disease outbreaks (including COVID-19) or other force majeure events, or any escalation or worsening of the foregoing underway as of January 9, 2022;

•	any failure by a party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period;

•	any change in the market price or trading volume of a party’s securities;

•	the taking of any specific action expressly required by, or the failure to take any specific action expressly prohibited by, the merger agreement;

•

any legal proceeding commenced or threatened against such party or its representatives after January 9, 2022, and arising from allegations of breach of fiduciary duties relating to the merger agreement or the transactions contemplated thereby or from allegations of inadequate, false or misleading public disclosure by such party with respect to the merger agreement or transactions contemplated thereby; or

•	any COVID-19 measures or actions taken in response to COVID-19 measures.

“COVID-19 measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, vaccination or other mandatory directive imposed by applicable law, order, writ, injunction, judgment or decree in connection with or in response to COVID-19.

As described directly under “The Merger Agreement” beginning on page 118 above, the parties to the merger agreement made the representations and warranties contained therein solely for purposes of the contract between the parties, and those representations and warranties are intended to be and should not be relied upon by any other person. Further, the assertions embodied in those representations and warranties are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the merger agreement, and you should not rely upon the representations and warranties as accurate or complete or characterizations of the actual state of facts as of any specified date.

Conduct of Business

Each of Zynga and Take-Two has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time. In general, and subject to exceptions specified in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement, each of Zynga and Take-Two has agreed to (i) use reasonable best efforts to conduct in all material respects its and its subsidiaries’ business in the ordinary course of business and in a manner consistent with past practice and, in all material respects, in compliance with applicable laws, (ii) use reasonable best efforts to maintain in all material respects its and its subsidiaries’ assets, properties, rights and operations in accordance with then-present practice in a condition suitable for their then-current use and (iii) use reasonable best efforts to preserve substantially intact its and its subsidiaries’ business organization, to keep available the services of its and its subsidiaries’ then-present officers and to preserve, in all material respects, its present relationships with all persons with whom it has significant business relationships.

In addition, Zynga has agreed to specific restrictions relating to the conduct of its business between the date of the merger agreement and the effective time, including not to do any of the following (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement) without Take-Two’s prior written consent:

•	enter into any material transaction other than in the ordinary course or business;

•

make any change in any of its organizational documents; issue any additional shares of capital stock (other than upon the exercise of options to purchase Zynga common shares or pursuant to the terms of restricted stock units, performance stock units or convertible senior notes covering Zynga common shares, in each case outstanding on the date of the merger agreement) or other equity securities or grant any option, warrant or right to acquire any capital stock or other equity interests; or alter in any way its outstanding securities or its capitalization;

•	make any sale, assignment or other conveyance of any material tangible asset or property other than in the ordinary course of business or pursuant to Zynga’s existing credit agreement;

•	subject any of its material assets, properties or rights to any lien, other than certain permitted liens;

•

(i) redeem, retire, purchase or otherwise acquire any shares of the capital stock, limited liability company interests or partnership interests or other ownership interests of it or its subsidiaries, (ii) declare, set aside or pay any dividends or other distribution in respect of shares of Zynga common stock, (iii) prepay, redeem, repurchase or retire any of Zynga’s indebtedness, or (iv) prepay or otherwise satisfy any obligations outstanding under any capital leases;

•	acquire, lease or sublease any real property, other than in the ordinary course of business;

•	except as required by the terms of existing Zynga employee benefit plans or as required by law, (i) increase the compensation or benefits payable or to become payable to any current or former employee, executive officer, director or other individual service provider of Zynga or any of its subsidiaries, (ii) establish, adopt, enter into or materially amend any Zynga employee benefit plan (or any such plan, agreement, program, policy commitment or arrangement that would be a Zynga employee benefit plan if it were in existence on the date of the merger agreement), (iii) increase the compensation or benefits payable under any existing severance, termination, change in control, or retention pay policy or Zynga employee benefit plan, (iv) except as specifically provided in the merger agreement, take any affirmative action to accelerate the vesting of any stock- or stock-based compensation (except for certain administrative actions), (v) grant any new awards under any bonus, incentive, or performance plan (except for certain administrative actions), (vi) fund or secure the payment of compensation or benefits under any existing benefit plan (except for certain administrative actions), (vii) grant or promise any tax offset payment award under any existing benefit plan, (viii) make any loan or cash advance to any current or former director, executive officer, employee or other individual service provider other than advances for business expenses in the ordinary court of business or draws and advances provided under the terms of any Zynga employee benefit plan that is a commission or similar plan or program in the ordinary course of business, (ix) hire, promise to hire or promote any employee or other service provider or terminate any employee or other service provider without “cause”; or (xii) implement any facility closing or employee layoff that does not comply with the WARN Act;

•

enter into any agreement, contract, or commitment (or series of such similar transactions) other than a certain permitted leases, that would require capital expenditures individually or in the aggregate in excess of $30,000,000 per calendar year;

•

pay, lend or advance any amount to, or sell, assign, transfer, license or lease any properties or assets to, or enter into any material agreement or arrangement with, any of its affiliates (other than Zynga’s subsidiaries) covered by 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404, other than pursuant to Zynga’s existing credit agreement;

•

make any material change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write off as uncollectible any material accounts receivable except in the ordinary course of business and consistent with past practice;

•

(i) sell, assign, transfer, license (other than non-exclusive licenses in the ordinary course of business), fail to maintain, grant, pledge, encumber, dedicate to the public, cancel, allow to lapse (except where no further renewals are available), or abandon, including by failure to pay the required fees in any jurisdiction, or otherwise dispose of any material Zynga intellectual property (other than liens pursuant to Zynga’s existing credit agreement), or (ii) disclose any material trade secrets without entering into an agreement protecting the confidentiality of such trade secrets, except the launch, release and marketing (including initial announcements) to the general public of previously unreleased Zynga products or services in the ordinary course of business consistent with past practice;

•

(i) make or change any material tax election, (ii) change an annual accounting period, (iii) file any amended material tax return, (iv) enter into any closing agreement with respect to a material amount of tax, (v) settle any material tax claim or assessment or (vi) surrender any right to claim a refund of material taxes, other than in the ordinary course of business consistent with past practice, without consultations with Take-Two;

•

settle, release or forgive any claim requiring payments to be made by Zynga or any of its subsidiaries in excess of $1,000,000 individually, or $10,000,000 in the aggregate, other than intercompany claims, or waive any right with respect to any material claim held by Zynga or any of its subsidiaries other than in the ordinary course of business and consistent with past practice, or settle or resolve any claim against Zynga or any of its subsidiaries on terms that require Zynga or any of its subsidiaries to materially alter its existing business practices;

•

lend money to any person (other than to Zynga or its wholly owned subsidiaries, or advances for business expenses to employees in the ordinary course or business) or incur or guarantee any indebtedness for borrowed money (other than from Zynga or its subsidiaries or pursuant to Zynga’s existing credit agreement); or

•	commit or agree to do or authorize any of the foregoing.

In addition, Take-Two has agreed to specific restrictions relating to the conduct of its business between the date of the merger agreement and the effective time, including not to do any of the following (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement) without Zynga’s prior written consent:

•

make any change in any of its organizational documents or the organizational documents of Merger Sub 1 or Merger Sub 2 or issue any additional shares of capital stock or other equity securities or grant any option, warrant or right to acquire any capital stock or other equity securities, other than with respect to (i) grants of options to purchase Take-Two common stock or Take-Two restricted stock units or other equity incentives under Take-Two’s equity plan in the ordinary course of business; (ii) shares of Take-Two common stock issuable upon exercise of restricted stock units or stock options, in each case, outstanding on the date of the merger agreement or issued in accordance with the merger agreement; or (iii) shares of Take-Two common stock issuable to directors of Take-Two in accordance with Take-Two’s director compensation plans;

•

redeem, retire, purchase or otherwise acquire any shares of capital stock or other ownership interests of Take-Two and its subsidiaries or declare, set aside or pay any dividends or other distributions in respect of such shares or interests other than (i) the purchase, redemption or other acquisition of Take-Two common stock or any Take-Two equity awards from current or former employees of Take-Two as permitted or contemplated by the terms of any employment or option agreement or Take-Two employee benefit plan, (ii) required tax withholding in connection with the vesting, settlement and/or exercise of any Take-Two employee benefit plan, (iii) forfeitures of any Take-Two equity award pursuant to their terms in effect on the date of the merger agreement and (iv) redemptions or repurchases of Take-Two common stock pursuant to Take-Two’s previously announced share repurchase program for an amount not exceeding 2,000,000 shares of Take-Two common stock;

•

acquire, lease or sublease any material assets, or properties (including any real property), or enter into any other transaction that would reasonably be expected to (i) prevent, materially hinder or materially delay the receipt of the necessary or required waiting period expirations or terminations, consents, approvals and authorizations for the transactions, under the HSR Act and similar laws of other jurisdictions, and certain other regulatory laws; (ii) materially increase the risk of any governmental entity entering an order prohibiting the consummation of the combination or (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise;

•

make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write off as uncollectible any material accounts receivable except in the ordinary course of business and consistent with past practice;

•

(i) make or change any material tax election, (ii) change an annual accounting period, (iii) file any amended material tax return, (iv) enter into any closing agreement with respect to a material unreserved amount of tax, (v) settle any material unreserved tax claim or assessment or (vi) surrender any right to claim a refund of material taxes, other than in the ordinary course of business consistent with past practice, without consultations with the company;

•

take any action, or knowingly fail to take any action, which action or failure to act would or would be reasonably expected to prevent or impede the merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	liquidate (completely or partially), dissolve or adopt any plan or resolution providing for any such liquidation or dissolution, in each case, with respect to Take-Two, Merger Sub 1 or Merger Sub 2;

•

incur or guarantee any indebtedness for borrowed money, other than from Take-two or its wholly owned subsidiaries or pursuant to the financing in connection with the combination (the “financing”) or under Take-Two’s existing credit agreement; or

•	commit or agree to do or authorize any of the foregoing.

Go-Shop Period; Restrictions on Solicitations of Other Offers

Zynga Go-Shop Period

Under the merger agreement, until the expiration of the go-shop period at 11:59 p.m. (New York time) on February 24, 2022, which is referred to as the “go-shop period”, which period expired on February 24, 2022, Zynga, its subsidiaries and affiliates, and its and their respective representatives, had the right to, among other things, (i) solicit, initiate, propose, induce the making or submission of, encourage or facilitate in any way any offer, inquiry or proposal that constitutes, or could reasonably be expected to lead to, a Zynga alternative acquisition proposal, including by (a) providing any nonpublic information relating to Zynga, its subsidiaries or their respective businesses, properties or assets and (b) providing access in connection therewith to Zynga personnel, in each case, to any third party, that has either (x) entered into a confidentiality agreement with Zynga having provisions that are not materially less favorable in the aggregate to Zynga than the provisions of the existing confidentiality agreement between Zynga and Take-Two (excluding standstill provisions) and that does not contain provisions prohibiting Zynga from complying with applicable notice requirements of the merger agreement or (y) entered into any confidentiality agreement with Zynga prior to the date of the merger agreement that does not prohibit Zynga from complying with applicable notice requirements of the merger agreement (each, a “Zynga acceptable confidentiality agreement”); and (ii) enter into or continue discussions with third parties in connection therewith, and cooperate with or assist or participate in, or facilitate in any way, any inquiries, offers, proposals, discussions or negotiations or any effort or attempt to make any Zynga alternative acquisition proposal or other proposals that could reasonably be expected to lead to a Zynga alternative acquisition proposal, including by granting a waiver, amendment or release under any pre-existing “standstill,” “confidentiality” or other similar provision to the extent necessary to allow for a Zynga alternative acquisition proposal or amendment to a Zynga alternative acquisition proposal to be made to Zynga or the Zynga board of directors. If as a result of its activities during the go-shop period, Zynga provided to any third parties access in writing to nonpublic information that was not previously made available to Take-Two, Zynga is required to provide such information to Take-Two promptly following such provision to any third parties.

Zynga No-Shop Period

Under the merger agreement, commencing at 12:01 a.m. (New York time) on February 25, 2022, which is referred to as the “Zynga no-shop period start date,” until the earlier of the effective time and the date, if any, on which the merger agreement is terminated, subject to certain exceptions, Zynga may not, and must cause its subsidiaries and its directors and officers not to, and must not authorize or permit its other representatives to:

•

solicit, initiate, propose, induce the making or submission of, or knowingly encourage or facilitate in any way any offer, inquiry or proposal that constitutes, or could reasonably be expected to lead to, a Zynga alternative acquisition proposal (other than from an excluded party), including by providing or furnishing to any person (other than Take-Two and its representatives or any excluded party) any non-public information or data relating to Zynga, any of its subsidiaries or their respective businesses, properties or assets and affording access to any personnel of Zynga or its subsidiaries to any person (other than Take-Two and its representatives or any excluded party), in each case, in connection with a Zynga alternative acquisition proposal;

•

continue, enter into, engage in or otherwise participate in any discussions or negotiations with any person (other than, prior to receipt of the required Zynga vote), or any excluded party regarding any Zynga alternative acquisition proposal (or inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to a Zynga alternative acquisition proposal), including discussions (i) regarding the entry into any agreement to consummate any Zynga alternative acquisition proposal, (ii) regarding the approval or endorsement of any Zynga alternative acquisition proposal or (iii) in connection with any Zynga alternative acquisition proposal that would require Zynga to abandon, terminate or fail to consummate the Merger or the transactions contemplated by the merger agreement;

•

grant any waiver, amendment or release of any third party under any standstill or confidentiality provision in connection with the preceding bullets (provided that Zynga and its subsidiaries may grant a waiver of or terminate any standstill or confidentiality obligation of any third party with respect to Zynga or any of its subsidiaries to allow such third party to make a Zynga alternative acquisition proposal if the Zynga board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law); or

•	agree or resolve to take, or take, any of the foregoing prohibited actions.

In the merger agreement, Zynga agreed that at the Zynga no-shop period start date, Zynga would, and cause its subsidiaries and its directors and officers to, and not permit or authorize its other representatives to fail to, immediately cease any and all existing activities, discussions or negotiations with any parties previously conducted with respect to any Zynga alternative acquisition proposal, other than with any excluded party.

Take-Two No-Shop Period

Under the merger agreement, commencing on the date of the merger agreement (the “Take-Two no-shop period start date”), until the earlier of the effective time and the date, if any, on which the merger agreement is terminated, subject to certain exceptions, Take-Two may not, and must cause its subsidiaries and its directors and officers not to, and must not authorize or permit its other representatives to:

•

solicit, initiate, propose, induce the making or submission of, or knowingly encourage or facilitate in any way any offer, inquiry or proposal that constitutes, or could reasonably be expected to lead to, a Take-Two alternative acquisition proposal, including by providing or furnishing to any person (other than Zynga and its representatives) any non-public information or data relating to Take-Two, any of its subsidiaries or their respective businesses, properties or assets and affording access to any personnel of Take-Two or its subsidiaries to any person (other than Zynga and its representatives), in each case, in connection with a Take-Two alternative acquisition proposal;

•

continue, enter into, engage in or otherwise participate in any discussions or negotiations with any person regarding any Take-Two alternative acquisition proposal (or inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to a Take-Two alternative acquisition proposal), including discussions (i) regarding the entry into any agreement to consummate any Take-Two alternative acquisition proposal, (ii) regarding the approval or endorsement of any Take-Two alternative acquisition proposal or (iii) in connection with any Take-Two alternative acquisition proposal that would require Take-Two to abandon, terminate or fail to consummate the Merger or the transactions contemplated by the merger agreement;

•

grant any waiver, amendment or release of any third party under any standstill or confidentiality provision in connection with the preceding bullets (provided that Take-Two and its subsidiaries may grant a waiver of or terminate any standstill or confidentiality obligation of any third party with respect to Take-Two or any of its subsidiaries to allow such third party to make a Take-Two alternative acquisition proposal if the Take-Two board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law); or

•	agree or resolve to take, or take, any of the foregoing prohibited actions.

In the merger agreement, Take-Two agreed that at the Take-Two no-shop period start date, Take-Two would, and cause its subsidiaries and its directors and officers to, and not permit or authorize its other representatives to fail to, immediately cease any and all existing activities, discussions or negotiations with any parties previously conducted with respect to any Take-Two alternative acquisition proposal.

Zynga Alternative Acquisition Proposals

Notwithstanding the foregoing non-solicitation restrictions, the Zynga board of directors, directly or indirectly through subsidiaries or representatives of Zynga, may, after the Zynga no-shop period start date and prior to the receipt of the required Zynga vote, (i) engage in negotiations or discussions with any third party (including any excluded party) that has made an unsolicited bona fide written Zynga alternative acquisition proposal not resulting from or arising out of a material breach of the foregoing non-solicitation restrictions and (ii) furnish nonpublic information or data relating to Zynga or any of its subsidiaries to such third party if, prior to so furnishing such information such third party has executed a Zynga acceptable confidentiality agreement; provided that Zynga provides to Take-Two any nonpublic information that is provided to such third party that was not previously made available to Take-Two, promptly following the time it is provided to such third party; provided, further, that the Zynga board of directors is permitted to take an action described in the foregoing clauses (i) or (ii) if, and only if, prior to taking such particular action, the Zynga board of directors has determined in good faith after consultation with outside legal and financial advisors that such Zynga alternative acquisition proposal either constitutes a Zynga superior proposal or would reasonably be expected to lead to a Zynga superior proposal and that the failure to take such action would be inconsistent with the fiduciary duties of the Zynga board of directors under applicable law.

Take-Two Alternative Acquisition Proposals

Notwithstanding the foregoing non-solicitation restrictions, the Take-Two board of directors, directly or indirectly through subsidiaries or representatives of Take-Two, may, after the Take-Two no-shop period start date and prior to the receipt of the vote required to approve each of the proposals at the Take-Two special meeting (the “required Take-Two vote”), (i) engage in negotiations or discussions with any third party that has made an unsolicited bona fide written Take-Two alternative acquisition proposal not resulting from or arising out of a material breach of the foregoing non-solicitation restrictions and (ii) furnish nonpublic information or data relating to Take-Two or any of its subsidiaries to such third party if, prior to so furnishing such information such third party has either (x) entered into a confidentiality agreement with Take-Two having provisions that are not materially less favorable in the aggregate to Take-Two than the provisions of the existing confidentiality agreement between Zynga and Take-Two (excluding standstill provisions) and that does not contain provisions prohibiting Take-Two from complying with applicable notice requirements of the merger agreement or (y) entered into any confidentiality agreement with Take-Two prior to the date of the merger agreement that does not prohibit Take-Two from complying with applicable notice requirements of the merger agreement; provided that Take-Two provides to Zynga any nonpublic information that is provided to such third party that was not previously made available to Zynga, promptly following the time it is provided to such third party; provided, further, that the Take-Two board of directors is permitted to take an action described in the foregoing clauses (i) or (ii) if, and only if, prior to taking such particular action, the Take-Two board of directors has determined in good faith after consultation with outside legal and financial advisors that such Take-Two alternative acquisition proposal either constitutes a Take-Two superior proposal or would reasonably be expected to lead to a Take-Two superior proposal and that the failure to take such action would be inconsistent with the fiduciary duties of the Take-Two board of directors under applicable law.

Notice and Information Requirements

Zynga is required to:

•

promptly (and in any event within forty-eight (48) hours of its receipt thereof) (i) notify Take-Two of any Zynga alternative acquisition proposal or any other written proposals or inquiries, that, to the knowledge of Zynga, is received by Zynga or any of its subsidiaries or representatives that would reasonably be expected to lead to a Zynga alternative acquisition proposal, which notice shall identify the material terms and conditions thereof and the person making any such Zynga alternative acquisition proposal (or other written proposal or inquiry that would reasonably be expected to lead to a Zynga alternative acquisition proposal), (ii) provide to Take-Two copies of any written documentation material to understanding such Zynga alternative acquisition proposal which is received by Zynga from the person making such Zynga alternative acquisition proposal (or other written proposal or inquiry that would reasonably be expected to lead to a Zynga alternative acquisition proposal) and (iii) notify Take-Two of any determination by Zynga’s board of directors regarding its recommendation with respect to such Zynga alternative acquisition proposal; and

•

keep Take-Two reasonably informed, on a prompt basis (but in no event later than forty-eight (48) hours), of the status and any material developments regarding any such Zynga alternative acquisition proposal or any material changes to the material terms of any such Zynga alternative acquisition proposal.

Take-Two is required to:

•

promptly (and in any event within forty-eight (48) hours of its receipt thereof) (i) notify Zynga of any Take-Two alternative acquisition proposal or any other written proposals or inquiries, that, to the knowledge of Take-Two, is received by Take-Two or any of its subsidiaries or representatives that would reasonably be expected to lead to a Take-Two alternative acquisition proposal, which notice shall identify the material terms and conditions thereof and the person making any such Take-Two alternative acquisition proposal (or other written proposal or inquiry that would reasonably be expected to lead to a Take-Two alternative acquisition proposal), (ii) provide to Zynga copies of any written documentation material to understanding such Take-Two alternative acquisition proposal which is received by Take-Two from the person making such Take-Two alternative acquisition proposal (or other written proposal or inquiry that would reasonably be expected to lead to a Take-Two alternative acquisition proposal) and (iii) notify Zynga of any determination by Take-Two’s board of directors regarding its recommendation with respect to such Take-Two alternative acquisition proposal; and

•

keep Zynga reasonably informed, on a prompt basis (but in no event later than forty-eight (48) hours), of the status and any material developments regarding any such Take-Two alternative acquisition proposal or any material changes to the material terms of any such Take-Two alternative acquisition proposal.

Certain Definitions

For purposes of the merger agreement:

•

a “Zynga alternative acquisition proposal” is any proposal or offer made by any person (other than Take-Two, Merger Sub 1 or Merger Sub 2) or group of persons as defined in Section 13(d)(3) of the Exchange Act to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of any class of equity securities of Zynga pursuant to a merger, reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock by Zynga, tender offer, exchange offer or similar transaction or (ii) any one or more assets or businesses of Zynga and its subsidiaries that constitute more than twenty percent (20%) of the consolidated revenues or assets of Zynga and its subsidiaries, taken as a whole;

•

a “Take-Two alternative acquisition proposal” is any proposal or offer made by any person (other than Zynga or any of its affiliates) or group of persons as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of any class of equity securities of Take-Two pursuant to a merger, reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock by Take-Two, tender offer, exchange offer or similar transaction or (ii) any one or more assets or businesses of Take-Two and its subsidiaries that constitute more than twenty percent (20%) of the consolidated revenues or assets of Take-Two and its subsidiaries, taken as a whole;

•

a “Zynga superior proposal” is any alternative acquisition proposal (with all percentages in the definition of “Zynga alternative acquisition proposal” increased to fifty percent (50%)) made by any person or group of persons (other than Take-Two, Merger Sub 1, Merger Sub 2, Zynga or any of their respective affiliates), that did not arise out of a material breach of the no-shop provisions under the merger agreement as described under the section titled “s—Zynga No-Shop Period”, on terms that the Zynga board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors and considering such factors as the Zynga board of directors considers to be appropriate, are more favorable to Zynga’s stockholders than the transactions contemplated by the merger agreement, taking into account all terms and conditions of such transaction (including, as applicable, any changes to the terms of the merger agreement committed to by Take-Two to Zynga in writing in response to such Zynga alternative acquisition proposal, any breakup fees, expense reimbursement provisions and financial terms);

•

a “Take-Two superior proposal” is any alternative acquisition proposal (with all percentages in the definition of “Take-Two alternative acquisition proposal” increased to fifty percent (50%)) made by any person or group of persons (other than Take-Two, Merger Sub 1, Merger Sub 2, Zynga or any of their respective affiliates) (i) that did not arise out of a material breach of the no-shop provisions under the merger agreement as described under the section titled “—Take-Two No-Shop Period”, on terms that the Take-Two board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors and considering such factors as the Take-Two board of directors considers to be appropriate, are more favorable to Take-Two’s stockholders than the transactions contemplated by the merger agreement, taking into account all terms and conditions of such transaction (including, as applicable, any changes to the terms of the merger agreement committed to by Zynga to Take-Two in writing in response to such Take-Two alternative acquisition proposal, any breakup fees, expense reimbursement provisions and financial terms) and (ii) (a) that is conditioned upon the termination of the merger agreement or any other failure of the combination to be consummated or (b) that otherwise does not expressly endorse or support the merger agreement and the consummation of the combination; and

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an “excluded party” is a person or group of persons who, prior to Zynga no-shop period start date, has submitted a written Zynga alternative acquisition proposal to Zynga or one of its representatives, and the Zynga board of directors has determined prior to the Zynga no-shop period start date in good faith after consultation with outside legal and financial advisors that such Zynga alternative acquisition proposal either constitutes a Zynga superior proposal or would reasonably be expected to lead to a Zynga superior proposal; provided, however, that a person or group of persons will immediately cease to be an excluded party if such Zynga alternative acquisition proposal is withdrawn by such person or group of persons, it being understood that a modification of a Zynga alternative acquisition proposal submitted by a person or group of persons will not be deemed to be a withdrawal or termination of a Zynga alternative acquisition proposal by such person or group of persons, but only if the Zynga board of directors has determined in good faith after consultation with outside legal and financial advisors that such Zynga alternative acquisition proposal, as so modified, either constitutes a Zynga superior proposal or would reasonably be expected to lead to a Zynga superior proposal.

Changes in Board Recommendations

Zynga Change in Recommendation

As described above, and subject to the provisions described below, the Zynga board of directors has made the recommendation that Zynga stockholders vote “FOR” the proposal to adopt the merger agreement. Under the merger agreement, except as described below, the Zynga board of directors may not (i) withdraw (or qualify, amend or modify in any manner adverse to Take-Two), or propose publicly to withdraw (or qualify, amend or modify in any manner adverse to Take-Two), its recommendation that the stockholders of Zynga vote in favor of the approval of the combination; (ii) approve, recommend or declare advisable any Zynga alternative acquisition proposal; (iii) fail to recommend against acceptance of a tender offer or exchange offer that is a Zynga alternative acquisition proposal or (iv) refuse to affirm publicly the Zynga recommendation following a reasonable written request by Take-Two to provide such reaffirmation, provided, that the Zynga board of directors will not be required to affirm the recommendation made more than once per Zynga alternative acquisition proposal or material modification of such Zynga alternative acquisition.

At any time prior to obtaining the required Zynga vote, the Zynga board of directors may (i) effect a Zynga change of recommendation following a bona fide written Zynga alternative acquisition proposal that did not result from or arise out of a material breach by Zynga of the foregoing non-solicitation restrictions and which the Zynga board of directors determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Zynga superior proposal, and that the failure to take such action would be inconsistent with its fiduciary duties under applicable law; (ii) following receipt of a bona fide written Zynga alternative acquisition proposal which the Zynga board of directors determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Zynga superior proposal, terminate the merger agreement for the purpose of entering into an alternative acquisition agreement with respect to such Zynga superior proposal, if the Zynga board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and, concurrently with entering into such alternative acquisition agreement, Zynga terminates the merger agreement and pays the applicable termination fee, as described in the section entitled “—Termination Fees and Expenses; Liability for Breach” or (iii) effect a Zynga change of recommendation in response to a Zynga intervening event if the Zynga board of directors determines in good faith, in consultation with its financial advisors and outside legal counsel, that the failure to effect a Zynga change of recommendation would be inconsistent with its fiduciary duties under applicable law.

Prior to the Zynga board of directors effecting a Zynga change of recommendation in response to a Zynga alternative acquisition proposal or causing Zynga to terminate the merger agreement for purposes of entering into a Zynga alternative acquisition agreement, in each case as described in the paragraph above, Zynga must provide to Take-Two (i) at least five (5) days’ prior written notice (with two (2) additional days’ prior written notice required in the case of any material amendment to the amount or form of consideration payable in connection with the applicable Zynga alternative acquisition proposal) of Zynga’s intention to take such action, which shall include a description of the terms and conditions of the Zynga superior proposal, the identity of the person making the Zynga superior proposal and a copy of any proposed alternative acquisition agreement(s) relating to such Zynga superior proposal and (ii) an opportunity to liaise with Zynga and its outside legal and financial advisors during such five (5) day period (or, if applicable, subsequent two (2) day period) to discuss such Zynga superior proposal and negotiate in good faith any adjustments or revisions to the terms and conditions of the merger agreement proposed by Take-Two in response thereto, such that such Zynga alternative acquisition proposal would no longer constitute a Zynga superior proposal.

Prior to the Zynga board of directors effecting a Zynga change of recommendation in response to a Zynga intervening event, it is required to give Take-Two (i) at least five (5) days’ prior written notice of Zynga’s intention to effect a Zynga change of recommendation in response to such Zynga intervening event, which shall include a description in reasonable detail of the applicable Zynga intervening event, and (ii) an opportunity to liaise with Zynga and its outside legal and financial advisors during such five (5) day period to discuss such

Zynga intervening event and negotiate in good faith any adjustments or revisions to the terms and conditions of the merger agreement proposed by Take-Two in response thereto, such that the failure to effect a Zynga change of recommendation would no longer be inconsistent with the fiduciary duties of the Zynga board of directors under applicable law.

For purposes of the merger agreement, a “Zynga intervening event” is any material event, change, occurrence or development that materially affects the business, financial condition or operations of Zynga and was unknown and not reasonably foreseeable to the Zynga board of directors and executive officers of Zynga as of the date of the merger agreement (or, if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable to the Board and executive officers of Zynga, after due inquiry, as of the date of the merger agreement), prior to obtaining the required Zynga vote; provided, that receipt, existence or terms of a Zynga alternative acquisition proposal or Zynga superior proposal is not deemed to be a Zynga intervening event under the merger agreement.

Under the merger agreement, the following actions shall not (in and of themselves) constitute a Zynga change of recommendation, or otherwise constitute a basis for Take-Two, Merger Sub 1 or Merger Sub 2 to terminate the merger agreement: (i) a determination by the Zynga board of directors that a Zynga alternative acquisition proposal constitutes, or would reasonably be expected to result in a Zynga superior proposal; (ii) the delivery, in and of itself, of a notice of a Zynga change of recommendation to Take-Two; (iii) any public disclosure of the actions described in clauses (i) or (ii) required by applicable law, so long as any such disclosure includes an express reaffirmation of the Zynga recommendation; or (iv) the making, in and of itself, of a customary “stop, look and listen” communication to Zynga’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act.

The merger agreement does not restrict Zynga or the Zynga board of directors from complying with its disclosure obligations under applicable law or rules and policies of the NASDAQ with regard to any Zynga alternative acquisition proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders).

Take-Two Change in Recommendation

As described above, and subject to the provisions described below, the Take-Two board of directors has made the recommendation that Take-Two stockholders vote “FOR” the Take-Two share issuance proposal and the Take-Two charter amendment proposal. Under the merger agreement, except as described below, the Take-Two board of directors may not (i) withdraw (or qualify, amend or modify in any manner adverse to Zynga), or propose publicly to withdraw (or qualify, amend or modify in any manner adverse to Zynga), its recommendation that the stockholders of Take-Two vote in favor of the approval of the combination; (ii) approve, recommend or declare advisable any Take-Two alternative acquisition proposal; (iii) fail to recommend against acceptance of a tender offer or exchange offer that is a Take-Two alternative acquisition proposal or (iv) refuse to affirm publicly the Take-Two recommendation following a reasonable written request by Zynga to provide such reaffirmation, provided, that the Take-Two board of directors will not be required to affirm the recommendation made more than once per Take-Two alternative acquisition proposal or material modification of such Take-Two alternative acquisition proposal.

At any time prior to obtaining the required Take-Two vote, the Take-Two board of directors may (i) effect a Take-Two change of recommendation following a bona fide written Take-Two alternative acquisition proposal that did not result from or arise out of a material breach by Take-Two of the foregoing non-solicitation restrictions and which the Take-Two board of directors determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Take-Two superior proposal, and that the failure to take such action would be inconsistent with its fiduciary duties under applicable law or (ii) effect a Take-Two change of recommendation in response to a Take-Two intervening event if the Take-Two board of directors determines in good faith, in consultation with its financial advisors and outside legal counsel, that the failure to effect a Take-Two change of recommendation would be inconsistent with its fiduciary duties under applicable law.

Prior to the Take-Two board of directors effecting a Take-Two change of recommendation in response to a Take-Two alternative acquisition proposal, as described in the paragraph above, Take-Two must provide to Zynga (i) at least five (5) days’ prior written notice (with two (2) additional days’ prior written notice required in the case of any material amendment to the amount or form of consideration payable in connection with the applicable Take-Two alternative acquisition proposal) of Take-Two’s intention to take such action, which shall include a description of the terms and conditions of the Take-Two superior proposal, the identity of the person making the Take-Two superior proposal and a copy of any alternative acquisition agreement(s) relating to such Take-Two superior proposal and (ii) an opportunity to liaise with Take-Two and its outside legal and financial advisors during such five (5) day period (or, if applicable, subsequent two (2) day period) to discuss such Take-Two superior proposal and negotiate in good faith any adjustments or revisions to the terms and conditions of the merger agreement proposed by Zynga in response thereto, such that such Take-Two alternative acquisition proposal would no longer constitute a Take-Two superior proposal.

Prior to the Take-Two board of directors effecting a Take-Two change of recommendation in response to a Take-Two intervening event, it is required to give Zynga (i) at least five (5) days’ prior written notice of Take-Two’s intention to effect a Take-Two change of recommendation in response to such Take-Two intervening event, which shall include a description in reasonable detail of the applicable Take-Two intervening event, and (ii) an opportunity to liaise with Take-Two and its outside legal and financial advisors during such five (5) day period to discuss such Take-Two intervening event and negotiate in good faith any adjustments or revisions to the terms and conditions of the merger agreement proposed by Zynga in response thereto, such that the failure to effect a Take-Two change of recommendation would no longer be inconsistent with the fiduciary duties of the Take-Two board of directors under applicable law.

For purposes of the merger agreement, a “Take-Two intervening event” is any material event, change, occurrence or development that materially affects the business, financial condition or operations of Take-Two and was unknown and not reasonably foreseeable to the Take-Two board of directors and executive officers of Take-Two as of the date of the merger agreement (or, if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable to the Board and executive officers of Take-Two, after due inquiry, as of the date of the merger agreement), prior to obtaining the Required Take-Two vote; provided, that receipt, existence or terms of a Take-Two alternative acquisition proposal or Take-Two superior proposal is not deemed to be a Take-Two intervening event under the merger agreement.

Under the merger agreement, the following actions shall not (in and of themselves) constitute a Take-Two change of recommendation, or otherwise constitute a basis for Zynga to terminate the merger agreement: (i) a determination by the Take-Two board of directors that a Take-Two alternative acquisition proposal constitutes, or would reasonably be expected to result in a Take-Two superior proposal; (ii) the delivery, in and of itself, of a notice of a Take-Two change of recommendation to Zynga; (iii) any public disclosure of the actions described in clauses (i) or (ii) required by applicable law, so long as any such disclosure includes an express reaffirmation of the Take-Two recommendation; or (iv) the making, in and of itself, of a customary “stop, look and listen” communication to Take-Two’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act.

The merger agreement does not restrict Take-Two or the Take-Two board of directors from complying with its disclosure obligations under applicable law or rules and policies of the NASDAQ with regard to any Take-Two alternative acquisition proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders).

Efforts to Obtain Required Stockholder Votes

Zynga has also agreed to hold its special meeting and, subject to the qualifications described above, to use its reasonable best efforts to obtain the required Zynga vote. The Zynga board of directors has approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the combination, advisable and in the best interests of Zynga and its stockholders, and has adopted resolutions directing that the merger agreement be submitted to the Zynga stockholders for their consideration. Zynga will not postpone or adjourn the Zynga special meeting without Take-Two’s consent, except (i) to the extent necessary to ensure that any supplement or amendment to this joint proxy statement/prospectus that the Zynga board of directors has determined (which determination shall be made as promptly as practicable) in good faith after consultation with outside legal counsel is required by applicable law, is properly disclosed, provided, that no such postponement or adjournment may be to a date that is after the earlier of (a) the fifth business day before the end date and (b) the tenth business day after the date of such distribution; (ii) to the extent necessary to obtain a quorum if, as of the time at which the Zynga special meeting is scheduled, there are insufficient shares of Zynga Common Stock represented to constitute a quorum; (iii) one time, for up to 10 calendar days, in order to permit the solicitation of additional proxies necessary to obtain the required Zynga vote or (iv) if the Take-Two special meeting has been adjourned or postponed by Take-Two in accordance with merger agreement, to the extent necessary to enable the Zynga special meeting and the Take-Two special meeting to be held concurrently. Notwithstanding the foregoing, Zynga will postpone or adjourn the Zynga special meeting (x) up to two times, for up to 10 calendar days each, if reasonably requested by Take-Two in order to permit the solicitation of additional proxies necessary to obtain the required Zynga vote (but in no event to a date later than five business days prior to the end date), or (y) if Take-Two makes a claim in good faith that any stockholder of Zynga who is a party to any Zynga voting agreement has breached such Zynga voting agreement in circumstances in which compliance would reasonably be expected to be required to obtain the required Zynga vote, in which case Zynga shall postpone or adjourn the Zynga special meeting until such claim is fully and finally resolved.

Take-Two has agreed to hold its special stockholders meeting and, subject to the qualifications described above, to use its reasonable best efforts to obtain stockholder approval of the Take-Two stock issuance. The Take-Two board of directors has approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the Take-Two share issuance and the Take-Two charter amendment, advisable and in the best interests of Take-Two and its stockholders, and has adopted resolutions directing that the Take-Two stock issuance and the Take-Two charter amendment be submitted to the Take-Two stockholders for their consideration. Take-Two will not postpone or adjourn the Take-Two special meeting without Zynga’s consent, except (i) to the extent necessary to ensure that any supplement or amendment to this joint proxy statement/prospectus that the Take-Two board of directors has determined (which determination shall be made as promptly as practicable) in good faith after consultation with outside legal counsel is required by applicable law, is properly disclosed, provided, that no such postponement or adjournment may be to a date that is after the earlier of (a) the fifth business day before the end date and (b) the tenth business day after the date of such distribution; (ii) to the extent necessary to obtain a quorum if, as of the time at which the Zynga special meeting is scheduled, there are insufficient shares of Take-Two Common Stock represented to constitute a quorum; (iii) one time, for up to 10 calendar days, in order to permit the solicitation of additional proxies necessary to obtain the required Take-Two vote or (iv) if the Zynga special meeting has been adjourned or postponed by Zynga in accordance with merger agreement, to the extent necessary to enable the Take-Two special meeting and the Zynga special meeting to be held concurrently. Notwithstanding the foregoing, Take-Two will postpone or adjourn the Take-Two special meeting (x) up to two times, for up to 10 calendar days each, if reasonably requested by Take-Two in order to permit the solicitation of additional proxies necessary to obtain the required Zynga vote (but in no event to a date later than five business days prior to the end date), or (y) if Zynga makes a claim in good faith that any stockholder of Take-Two who is a party to the Take-Two voting agreement has breached the Take-Two voting agreement in circumstances in which compliance would reasonably be expected to be required to obtain the required Take-Two vote, in which case Take-Two shall postpone or adjourn the Take-Two special meeting until such claim is fully and finally resolved.

Efforts to Complete the Combination

Zynga and Take-Two have each agreed to:

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cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions;

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promptly inform each other of any communication received from, or given to, the Antitrust Division of the DOJ, the FTC, or any other governmental entity, by promptly providing copies to the other party of such written communications (subject to redaction of information as necessary to comply with contractual arrangements or to address reasonable privilege or confidentiality concerns, or where such information relates to valuation of Zynga, Take-Two or any of either party’s subsidiaries); and

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permit the other party, as applicable, to review any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC, or any other governmental entity (subject to redaction of information as necessary to comply with contractual arrangements or to address reasonable privilege or confidentiality concerns, or where such information relates to valuation of Zynga, Take-Two or any of either party’s subsidiaries).

Each party has agreed to use its reasonable best efforts to (i) resolve any objections that may be asserted with respect to the transactions contemplated by the merger agreement under any regulatory law or (ii) avoid or have lifted, any decree, order or judgment that would restrict of the transactions contemplated by the merger agreement, so as to, in each case, enable the parties to close the contemplated transactions expeditiously. In furtherance, but without limiting the foregoing, Take-Two shall, and shall cause its subsidiaries to, (a) effect the sale, divesture, disposition, or license of any assets or businesses of Take-Two, Zynga or their respective subsidiaries, or agree to any other structural or conduct remedy, or (b) otherwise take any actions that would limit Take-Two’s or its subsidiaries’ freedom of action with respect to, or its or their ability to retain any assets or businesses of Take-Two, Zynga or their respective subsidiaries or any interest therein (any such action, a “remedy”); provided, that Take-Two and its subsidiaries are not permitted to take, and Zynga and its subsidiaries are not required to take, any remedy with respect to Zynga or any of its subsidiaries the effectiveness of which is not conditioned on the closing of the combination occurring; provided, further, that none of Take-Two, Zynga or their respective subsidiaries is required to take any remedy that, individually or in the aggregate, would reasonably be expected to have a material adverse impact on (x) Take-Two and its subsidiaries, taken as a whole, after giving effect to the combination or (y) the benefits that are expected to be derived from the combination.

Additionally, each party has agreed to use its reasonable best efforts to obtain the expiration or termination of all waiting periods and all consents, waivers, authorizations and approvals of all third parties, including any governmental entities, necessary, proper or advisable for the consummation of the combination and to provide any notices to third parties required to be provided prior to the combination. However, without the prior written consent of Take-Two, Zynga may not incur any significant expense or liability, enter into any significant new commitment or agreement or agree to any significant modification to any contractual arrangement to obtain such consents or certificates, in each case, that would have a material adverse effect on its, or its subsidiaries’, business or operations taken as a whole, and, to the extent Take-Two provides any such written consent, any such approved payments or other consideration, or the provision of additional security, shall be the sole responsibility of Take-Two. Each of Take-Two, Zynga or their respective subsidiaries is prohibited from, without the prior written consent of the other parties hereto, entering into agreement or other commitment with a governmental entity to not close the combination before a date that is following the end date.

Each of Take-Two and Zynga has agreed to reasonably cooperate and use its reasonable best efforts to (i) seek each consent, approval, or waiver and (ii) prepare and deliver any notice, in each case as required to be delivered or obtained as a result of the consummation of the combination pursuant to any material contract that Zynga, Take-Two or any of their respective subsidiaries are a party; provided that Take-Two and Zynga are not required to make any payment or incur any liability or obligation, or commit to make any payment or incur any liability or obligation, in connection with seeking any consent, approval or waiver contemplated by the foregoing clause (i)  the effectiveness of which is not conditioned on the closing of the combination occurring.

Governance Matters After the Combination

Take-Two has agreed to appoint, on or prior to the effective time, two members of the Zynga board of directors, selected by Zynga and approved by Take-Two, to the Take-Two of board of directors. Take-Two will be required to approve at least two of Zynga’s current directors and, if any of such Zynga-selected directors that have been approved by Take-Two are unable or unwilling to serve on the Take-Two board of directors, then Zynga may select prior to the effective time an alternative member of the Zynga board of directors who, subject to approval by Take-Two, will be appointed to the Take-Two board of directors as of the effective time. The two members of the Zynga board of directors selected by Zynga for appointment to the Take-Two board of directors pursuant to this provision of the merger agreement are Ellen Siminoff and William “Bing” Gordon. The appointment of Ms. Siminoff and Mr. Gordon remain subject to the review and approval by Take-Two’s Corporate Governance Committee and Board of Directors prior to the effective time.

Employee Benefits Matters

Take-Two has agreed that, from the effective time and for one (1) year thereafter, or the “continuation period,” each continuing employee of Zynga or its subsidiaries (each of whom we refer to as a “continuing employee”), for so long as such continuing employee remains employed by Take-Two or any subsidiary of Take-Two, will be eligible to receive employee benefits that are substantially comparable in the aggregate to either, at the sole discretion of Take-Two, (i) participation in Take-Two’s employee benefit plans and programs, including any defined contribution plan, bonus plan, profit sharing plan, medical plan, dental plan, life insurance plan, time off programs and disability plan (excluding any equity- or equity-based incentive plan and defined contribution plan), in each case to the same extent as similarly situated employees of Take-Two or its subsidiaries or (ii) continued participation in employee benefit plans, programs and policies of Zynga and its subsidiaries, which provide benefits that are no less favorable in the aggregate to the benefits (excluding equity- or equity-based compensation) provided to such continuing employee immediately before the closing date of the combination.

Any continuing employee (other than any employee who is a party to an individual employment agreement, contract or benefit plan that provides for the payment of severance) whose employment is terminated during the continuation period without “cause” (as defined in Zynga’s Change in Control Severance Benefit Plan) will be entitled (i) to cash severance benefits that are no less favorable and (ii) to welfare benefits that are no less favorable in the aggregate, than, in each case, the cash severance benefits and welfare benefits, respectively, if any, determined in accordance with the terms of Zynga’s separation guidelines, effective as of March 2020, subject to such continuing employee providing a timely and effective release of claims in favor of Take-Two, the first surviving corporation and their respective affiliates. Following the closing, Take-Two will assume and honor Zynga’s Change in Control Severance Benefit Plan in accordance with its terms.

Additionally, with respect to any Zynga employee benefit plan or Take-Two employee benefit plan in which any continuing employee first becomes eligible to participate on or after the date of completion of the combination (which we refer to as the new employee benefit plans), each continuing employee will, to the extent permitted by applicable law, receive full credit for the years of continuous service recognized by Zynga or its subsidiaries prior to the completion of the combination to the same extent as if it were service with Take-Two for purposes of (i) satisfying the service requirements for eligibility to participate in each such new employee benefit plan, (ii) vesting in any benefits under each such new employee benefit plan and (iii) calculating the level of benefits with respect to severance, non-statutory vacation, personal days off and any other non-statutory welfare-type benefits with respect to which a continuing Zynga employee may be eligible, where service is a factor in calculating benefits; provided, that none of the foregoing will apply with respect to defined benefit pension plans, benefit accrual, equity- or equity-based incentives or otherwise to the extent it would result in duplication of benefits or where such service was not recognized under the corresponding Zynga benefit plan.

With respect to any new employee benefit plan that is a welfare benefit plan in which any continuing employees first become eligible to participate on or after the effective time, Take-Two shall use reasonable best efforts to (i) cause to be waived any waiting periods, eligibility requirements, pre-existing condition limitations, physical examination requirements, evidence of insurability requirements, actively-at-work or similar requirements, except to the extent such requirements or conditions would apply under the analogous Zynga employee benefit plan in which such continuing employee was a participant or eligible to participate as of immediately prior to the completion of the combination, and (ii) give effect, in determining any deductibles, co-pay, co-insurance or maximum out-of-pocket limitations, to amounts paid by such continuing employees, prior to the effective time, under a Zynga employee benefit plan in which any such continuing employee was a participant as of immediately prior to the completion of the combination (to the same extent that such credit was given under such Zynga employee benefit plan prior to the completion of the combination) in satisfying such requirements during the plan year in which the closing of the combination occurs.

Zynga agreed to, as soon as reasonably practicable following the date of the merger agreement, provide Take-Two with the then-most recent calculations and reasonable back-up information relating to Sections 280G and 4999 of the Internal Revenue Code relating to the combination, including any non-compete valuations, once such calculations and information becomes available to Zynga following the date hereof and no later than ten (10) business days prior to the closing date of the combination. Zynga will not provide any tax indemnification or “gross up” to any employee of Zynga for any tax or penalty that becomes payable under Sections 280G and 4999 of the Internal Revenue Code.

Indemnification and Insurance

The merger agreement requires Take-Two to cause the surviving corporation and its subsidiaries, to the fullest extent permitted by law, (i) to indemnify each indemnified person to the same extent and under the same conditions and procedures as such indemnified person is entitled on the date the merger agreement under the organizational documents of Zynga (or the organizational documents of any subsidiary of Zynga) in connection with any claim, action, suit, proceeding or investigation based directly or indirectly (in whole or in part) on, or arising directly or indirectly (in whole or in part) out of, the fact that such person was an officer or director of Zynga or any of its subsidiaries, or is or was serving at the request of Zynga as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust, whether pertaining to any matter arising before or after the effective time and (ii) to honor and fulfill, in all respects, the obligations of Zynga and its subsidiaries pursuant to any indemnification agreements between Zynga and any of its subsidiaries, on the one hand, and any indemnified person set forth on the Zynga disclosure schedule to the merger agreement or that use the same form in all material respects as the form of indemnification agreement filed by Zynga with the SEC.

The surviving corporation (i) may not amend, repeal or otherwise modify the exculpation, indemnification and advancement of expenses provisions of Zynga’s and any of its subsidiaries’ organizational documents or in any indemnification contracts of Zynga or its subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the effective time in each case in any manner that would adversely affect the rights thereunder of any individuals who at the effective time were current or former directors, officers or employees of Zynga or any of its subsidiaries.

The merger agreement requires Zynga to purchase a six-year “tail” prepaid officers’ and directors’ liability insurance policy prior to the completion of the combination covering and for the benefit of each indemnified person. Take-Two will not terminate such policy and will cause all obligations thereunder to be honored by it and the surviving corporation.

For purposes of the merger agreement, an “indemnified person” is any person who is now, or has been at any time prior to the effective time, (x) an officer or director of Zynga or any of its subsidiaries or (y) serving at the request of Zynga as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust.

Treatment of Zynga Equity Awards

Options

At the effective time, each Zynga option that is outstanding and unexercised as of immediately prior to the effective time, whether or not then exercisable or vested, will be assumed by Take-Two and automatically converted into an option exercisable for shares of Take-Two common stock under the Take-Two equity plan, with the new number of shares underlying the options and exercise price determined after application of the equity award exchange ratio in accordance with the merger agreement. As of such conversion, each converted option shall be subject to the same terms and conditions (including vesting and exercisability terms) applicable to the corresponding Zynga option immediately prior to the effective time except as otherwise provided in the merger agreement.

Restricted Stock Units

At the effective time, each Zynga RSU Award that is outstanding immediately prior to the effective time, whether vested or unvested, will be assumed by Take-Two and automatically converted into a Take-Two restricted share unit award with respect to shares of Take-Two common stock under the Take-Two equity plan on the same terms and conditions as applied to the Zynga RSU Award as of immediately prior to the effective time, except as otherwise provided in the merger agreement, with the new number of shares underlying such award determined after application of the equity award exchange ratio in accordance with the merger agreement.

Performance Stock Units

At the effective time, each Zynga PSU Award that is outstanding immediately prior to the effective time, whether vested or unvested (and provided that any such award that as of immediately prior to the effective time no longer is subject to performance criteria shall be subject to the treatment described in the immediately preceding paragraph above for Zynga RSU Awards), will be assumed by Take-Two and automatically be converted into a Take-Two restricted share unit award with respect to shares of Take-Two common stock under the Take-Two equity plan on the same terms and conditions as applied to the Zynga PSU Award as of immediately prior to the effective time, with the new number of shares underlying such award determined after application of the equity award exchange ratio in accordance with the merger agreement.

Termination of the Zynga 2011 Employee Stock Purchase Plan and Certain Other Actions

Zynga will take all actions necessary or required to ensure that (i) no new offering period under the Zynga 2011 Employee Stock Purchase Plan (the “Zynga ESPP”) is authorized or commenced on or after the date of the merger agreement, (ii) any current offering period under the Zynga ESPP will expire in accordance with its terms (but no later than immediately prior to the effective time of the merger), (iii) any current offering period is shortened and adjusted to give effect to any earlier termination as previously described, which adjusted offering period will be treated as a fully effective and completed offering period under the Zynga ESPP, (iv) each Zynga ESPP participant’s accumulated contributions under the Zynga ESPP will be used to purchase shares of Zynga common stock as of the end of the current offering period, referred to as the “final exercise date,” and (v) the Zynga ESPP will terminate in its entirety at the effective time of the merger.

Zynga will take all actions necessary to terminate Zynga’s stock incentive plans, to ensure that no person will have any rights under the plans except for the payments in respect of outstanding award described above. Take-Two will take all action necessary to reserve for issuance a sufficient number of shares of Take-Two common stock to satisfy its obligations in respect of Zynga equity awards.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Zynga and Take-Two in the preparation of this joint proxy statement/prospectus;

•	confidentiality and access by each party to certain information about the other party during the period prior to the effective time;

•	cooperation between Zynga and Take-Two in the defense or settlement of any stockholder litigation relating to the combination;

•	maintenance of adequate insurance by each of Zynga and Take-Two;

•	cooperation between Zynga and Take-Two in connection with public announcements;

•

Zynga’s agreement not to adopt or approve a stockholder rights plan, “poison pill” or other similar agreement or arrangement or any anti-takeover provision in its organizational documents that is, as of the consummation of the combination, applicable to Take-Two (or its affiliates), the combination or the other transactions;

•	Take-Two’s agreement to file Take-Two charter amendment, subject to approval of the Take-Two charter amendment proposal;

•

Take-Two’s agreement to effect resolutions by its board of directors causing any dispositions of shares of Zynga common stock resulting from the combination, and any acquisitions of Take-Two common stock resulting from the combination, by certain officers and directors of Zynga who are subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from Section 16(b) of the Exchange Act, subject to the receipt of information related thereto from Zynga;

•

neither party’s knowingly taking any action or failing to take any action, which action or failure to act would cause the combination to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code; and

•

Zynga’s and Take-Two’s use of their respective reasonable best efforts to (i) provide the representations of their respective officers required in connection with the issuance of the opinions of, respectively, Wilson Sonsini Goodrich & Rosati, counsel to Zynga, and Willkie Farr & Gallagher LLP, counsel to Take-Two, that the combination will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) obtain the respective opinions referred to in clause (i) of this bullet.

Additionally, the merger agreement provides that Take-Two is obligated to use its reasonable best efforts to obtain the financing on the terms and conditions contemplated by the commitment letter and the fee letter executed in connection with the financing, including:

•	complying with, maintaining the effectiveness of and enforcing the commitment letter and the fee letter;

•	negotiating agreements with respect to the financing on the terms and subject to the conditions contained in the commitment letter and the fee letter; and

•

satisfying, on a timely basis (or obtaining the waiver of), all conditions to the funding of the financing set forth in the commitment letter, the fee letter and any definitive agreements executed in connection therewith.

Subject to certain specified exceptions and conditions, Zynga is obligated to use its reasonable best efforts to provide, and to use its reasonable best efforts to cause its subsidiaries and representatives to provide, all cooperation reasonably requested by Take-Two in connection with the debt financing, including:

•

using reasonable best efforts to provide audited consolidated financial statements of Zynga covering the three fiscal years immediately preceding the closing of the combination for which audited consolidated financial statements are then currently available;

•

using reasonable best efforts to provide unaudited financial statements for any regular quarterly interim fiscal period or periods of Zynga ended after the date of the most recent audited financial statements and at least forty-five (45) days prior to the closing of the combination;

•

using reasonable best efforts to provide all documentation and other information required by governmental entities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, and beneficial ownership regulations, but in each case, solely as relating to Zynga and its subsidiaries to the extent requested by Take-Two and its financing sources at least ten (10) business days prior to the closing of the combination;

•

using reasonable best efforts to cause Zynga’s and its subsidiaries’ senior officers and other representatives to participate in meetings and calls, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies, investors and prospective lenders on reasonable advance notice to the extent practicable;

•

using reasonable best efforts to assist with the preparation of appropriate and customary materials for rating agency presentations, offering and syndication documents, bank information memoranda, business projections, customary pro forma financial statements reflecting the combination and financing;

•

using reasonable best efforts to assist with the preparation of any pledge, security and other collateral documents, any loan agreement, currency or interest hedging agreement, other definitive financing documents on terms reasonably satisfactory to Take-Two, or other certificates, resolutions, consents or documents as may be reasonably requested by Take-Two and usual and customary for transactions of the type contemplated by the commitment letter and the fee letter;

•	using reasonable best efforts to facilitate the pledging of collateral;

•

using reasonable best efforts to facilitate the pay-off of any existing indebtedness of Zynga and its subsidiaries and to arrange for the receipt of customary pay-off documentation evidencing the satisfaction and discharge of such existing indebtedness and the release of related liens and termination of security interests with respect thereto;

•

using reasonable best efforts to furnish to Take-Two, Merger Sub 1 and Merger Sub 2 and the financing sources, as promptly as reasonably practicable, as promptly as reasonably practicable, with all required information;

•

using reasonable best efforts to cause the independent auditors of Zynga to assist and cooperate with Take-Two in connection with the financing, including by providing consent to offering memoranda, registration statements and/or prospectus that include or incorporate Zynga’s consolidated financial information and their reports thereon, and customary comfort letters (including “negative assurance” and change period comfort) with respect to financial information relating to Zynga and its subsidiaries;

•	using reasonable best efforts to cooperate with the financing sources’ due diligence requests and review, to the extent reasonably requested in connection with the financing;

•

using reasonable best efforts to request that Zynga’s independent accountants cooperate with and assist Take-Two in preparing customary and appropriate information packages and offering and private placement memoranda or other offering materials as the financing sources may reasonably request for use in connection with the offering and/or syndication of debt securities, loan participations and other matters contemplated with respect to the financing, in obtaining third party consents in connection with such financing, and in extinguishing existing indebtedness for borrowed money of Zynga and its subsidiaries and releasing liens securing such existing indebtedness, in each case to take effect at the effective time; and

•

using reasonable best efforts to take such actions as are reasonably requested by Take-Two or the financing sources to facilitate the satisfaction of all conditions precedent to obtaining the financing to the extent within the control of Zynga (including delivery of the stock and other equity certificates of Zynga’s subsidiaries to Take-Two).

Take-Two is obligated to reimburse Zynga for reasonable out-of-pocket fees it incurs in connection with such cooperation.

Conditions to Completion of the Combination

The obligations of each of Zynga and Take-Two to effect the combination are subject to the satisfaction, or waiver, of the following conditions:

•

the approval and adoption of the merger agreement and approval of the combination by the affirmative vote of the holders of a majority of the outstanding shares of Zynga common stock entitled to vote thereon;

•

the approval of the Take-Two share issuance by the affirmative vote of a majority of the votes cast on the share issuance as well as the affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Take-Two special meeting, and the approval and adoption of the Take-Two charter amendment by the affirmative vote of the holders of a majority of the outstanding shares of Take-Two common stock entitled to vote thereon;

•	the absence of any order, injunction or regulation by a court or other governmental entity that makes prevents or materially impairs the consummation of the combination;

•

the consents, approvals or waivers of governmental entities that are required pursuant to the HSR Act and the consent, waiver, authorization or approval of the applicable antitrust regulatory authority in certain specified non-U.S. jurisdictions having been obtained;

•	the Take-Two charter amendment having been duly filed with the Secretary of State of Delaware;

•	the shares of Take-Two common stock to be issued pursuant to the merger having been approved for listing on the NASDAQ; and

•

the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose.

In addition, the obligations of Take-Two, Merger Sub 1 and Merger Sub 2 to effect the combination are subject to the satisfaction, or waiver, of the following additional conditions:

•

the representations and warranties of Zynga relating to (i) organization, (ii) authorization and validity of the merger agreement, (iii) certain capitalization and related matters, (iv) no brokers, (v) board approval, (vi) the requisite stockholder vote needed by Zynga and (v) stock ownership being true and correct in all material respects as of the date of the merger agreement and as of the closing date of the combination (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

•

the representations and warranties of Zynga relating to certain capitalization and related matters being true and correct in all respects (except for such inaccuracies as are de minimis in the aggregate), as of the date of the merger agreement and as of the closing date of the combination (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

•

the representations and warranties of Zynga relating to the absence of a material adverse effect since December 31, 2020 being true and correct in all respects, as of the date of the merger agreement and as of the closing date of the combination;

•

all other representations and warranties of Zynga being true and correct both as of the date of the merger agreement and as of the closing date of the combination (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date), other than where the failure of these representations and warranties to be true and correct (without giving effect to any materiality qualifications contained in such representations and warranties) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Zynga and its subsidiaries, taken as a whole;

•	Zynga’s having performed or complied with, in all material respects, all of its agreements and covenants under the merger agreement at or prior to the consummation of the combination;

•	Take-Two’s receipt of a certificate executed by an executive officer of Zynga certifying as to the satisfaction of the conditions described in the preceding bullets;

•	no material adverse effect on Zynga having occurred after the date of the merger agreement; and

•

Take-Two’s receipt of a written opinion from Willkie, Farr & Gallagher LLC to the effect that the combination will be treated as a “reorganization” within the meaning of Section 368(a) of the Code, provided that this condition may not be waived after receipt of the approval of the combination by the stockholders of Take-Two without further stockholder approval.

In addition, the obligations of Zynga to effect the combination are subject to the satisfaction, or waiver, of the following additional conditions:

•

the representations and warranties of Take-Two, Merger Sub 1 and Merger Sub 2 relating to (i) organization, (ii) authorization and validity of the merger agreement, (iii) certain capitalization and related matters, (iv) no brokers, (v) state takeover statutes, (vi) board approval, (vii) the requisite stockholder vote needed by Take-Two and (viii) stock ownership being true and correct in all material respects as of the date of the merger agreement and as of the closing date of the combination (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

•

the representations and warranties of Take-Two, Merger Sub 1 and Merger Sub 2 relating to certain capitalization and related matters being true and correct in all respects (except for such inaccuracies as are de minimis in the aggregate), as of the date of the merger agreement and as of the closing date of the combination (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

•

the representations and warranties of Take-Two, Merger Sub 1 and Merger Sub 2 relating to the absence of a material adverse effect since March 31, 2021 being true and correct in all respects, as of the date of the merger agreement and as of the closing date of the combination;

•

all other representations and warranties of Take-Two, Merger Sub 1 and Merger Sub 2 being true and correct both as of the date of the merger agreement and as of the closing date of the combination (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date), other than where the failure of these representations and warranties to be true and correct (without giving effect to any materiality qualifications contained in such representations and warranties) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Take-Two and its subsidiaries, taken as a whole;

•	Take-Two’s having performed or complied with, in all material respects, all of its agreements and covenants under the merger agreement at or prior to the consummation of the combination;

•	Zynga’s receipt of a certificate executed by an executive officer of Take-Two certifying as to the satisfaction of the conditions described in the preceding bullets;

•	no material adverse effect on Take-Two having occurred after the date of the merger agreement; and

•

Zynga’s receipt of a written opinion from Wilson Sonsini Goodrich & Rosati to the effect that the combination will be treated as a “reorganization” within the meaning of Section 368(a) of the Code, provided that this condition may not be waived after receipt of the approval of the combination by the stockholders of Zynga without further stockholder approval.

Termination of the Merger Agreement

The merger agreement may be terminated and the combination abandoned at any time prior to the effective time, and, except as described below, whether before or after the receipt of the required stockholder approvals, under the following circumstances:

•	by mutual written consent of Zynga and Take-Two;

•	by either Zynga or Take-Two:

•

if the combination is not consummated before the end date; provided, however, that this right to terminate the merger agreement will not be available to any party whose breach of any provision of the merger agreement has been the primary cause of the failure to close by the end date;

•

if any governmental entity issues a final and non-appealable order, decree or ruling or takes any other action that has the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the combination or any other transaction contemplated by the merger agreement, provided, that the party seeking to terminate pursuant to this right used its reasonable best efforts to remove such restraint or prohibition; and that this right to terminate the merger agreement will not be available to any party whose breach of any provision of the merger agreement results in the imposition of such order, decree or ruling or the failure of such order, decree or ruling to be resisted, resolved or lifted;

•

if the required Zynga vote and/or the required Take-Two vote is not obtained; provided, however, that this right to terminate the merger agreement will not be available to any party whose breach of certain provisions of the merger agreement relating to the preparation and filing of this joint proxy statement/prospectus resulted in the failure of the applicable requisite vote to be obtained;

•	by Take-Two:

•

prior to the Zynga special meeting, if (i) there shall have been a Zynga change of recommendation or the Zynga board of directors shall have approved or recommended a Zynga superior proposal (or the Zynga board of directors resolves to do any of the foregoing), (ii) Zynga or any of its subsidiaries shall have entered into any definitive acquisition agreement, merger agreement or similar definitive agreement to consummate a Zynga alternative acquisition proposal, whether or not permitted by the merger agreement or (iii) Zynga is in intentional breach of any of its obligations under the merger agreement regarding third-party acquisition proposals as described under the section titled “—Go-Shop Period; Restrictions on Solicitations of Other Offers”;

•

upon a breach of any representation, warranty, covenant or agreement on the part of Zynga contained in the merger agreement such that the relevant conditions to Take-Two’s obligations to complete the combination would not be satisfied and that either (i) the breach is not reasonably capable of being cured or (ii) if such breach is reasonably capable of being cured, such breach has not been cured prior to the earlier of (a) thirty (30) days following notice of such breach or (b) the end date. However, Take-Two does not have this right to terminate the merger agreement if it is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement;

•	by Zynga:

•

prior to receipt of the required Zynga vote, if the Zynga board of directors shall have authorized Zynga to enter into an alternative acquisition agreement with respect to a Zynga superior proposal; provided that, substantially concurrently with and as a condition to such termination, Zynga enters into such Zynga alternative acquisition agreement and pays (or causes to be paid) to Take-Two the termination fee;

•

upon a breach of any representation, warranty, covenant or agreement on the part of Take-Two, Merger Sub 1 or Merger Sub 2 contained in the merger agreement such that the relevant conditions to Zynga’s obligations to complete the combination would not be satisfied and that either (i) the breach is not reasonably capable of being cured or (ii) if such breach is reasonably capable of being cured, such breach has not been cured prior to the earlier of (a) thirty (30) days following notice of such breach or (b) the end date; provided, however, Zynga does not have this right to terminate the merger agreement if it is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement; or

•

prior to the Take-Two special meeting, if (i) there shall have been a Take-Two change of recommendation or the Take-Two board of directors shall have approved or recommended a Take-Two superior proposal (or the Take-Two board of directors resolves to do any of the foregoing), (ii) Take-Two or any of its subsidiaries shall have entered into any definitive acquisition agreement, merger agreement or similar definitive agreement to consummate a Take-Two alternative acquisition proposal, whether or not permitted by the merger agreement or (iii) Take-Two is in intentional breach of its obligations under the merger agreement regarding third-party acquisition proposals as described under the section titled “—Go-Shop Period; Restrictions on Solicitations of Other Offers”.

Termination Fees and Expenses; Liability for Breach

Zynga will be obligated to pay a termination fee of $550,000,000 (and reimbursement for expenses of enforcing the right to receive the termination fee) to Take-Two if:

•

Take-Two terminates the merger agreement because, prior to the Zynga special meeting, (i) there shall have been a Zynga change of recommendation or the Zynga board of directors shall have approved or recommended a Zynga superior proposal (or the Zynga board of directors resolves to do any of the foregoing), (ii) Zynga or any of its subsidiaries shall have entered into any definitive acquisition agreement, merger agreement or similar definitive agreement to consummate a Zynga alternative acquisition proposal, whether or not permitted by the merger agreement or (iii) Zynga is in intentional breach of any of its obligations under the merger agreement regarding third-party acquisition proposals as described under the section titled “—Go-Shop Period; Restrictions on Solicitations of Other Offers”;

•

(i) Zynga or Take-Two terminates the merger agreement because the required Zynga vote was not obtained, (ii) at or prior to the time of the Zynga special meeting there is publicly disclosed or announced a bona fide written Zynga alternative acquisition proposal that has not been publicly withdrawn at least five business days prior to the time of the Zynga special meeting and (iii) within twelve (12) months following the termination of the merger agreement, Zynga consummates a Zynga alternative acquisition proposal, or enters into a definitive agreement to consummate a Zynga alternative acquisition proposal and the transaction contemplated thereby is subsequently consummated (except that, for this purpose, each reference to “more than 20%” in the definition of “Zynga alternative acquisition proposal” is deemed to be a reference to “more than 50%”);

•

(i) Take-Two terminates the merger agreement (a) because of a failure of the closing of the combination to occur on or before the end date and such failure was primarily attributable to a breach of any provision of the merger agreement by Zynga (other than Zynga’s obligations to cooperate with Take-Two’s efforts to obtain financing in connection with the combination) or (b) because of a breach by Zynga of a representation, warranty or covenant contained in the merger agreement such that the relevant conditions to Take-Two’s obligations to complete the combination would not be satisfied, (ii) at or prior to the time of such termination there shall have been publicly disclosed or announced a bona fide written Zynga alternative acquisition proposal that has not been publicly withdrawn at least five business days prior to the time of such termination and (iii) within twelve (12) months following the termination of the merger agreement, Zynga consummates a Zynga alternative acquisition proposal, or enters into a definitive agreement to consummate a Zynga alternative acquisition proposal and the transaction contemplated thereby is subsequently consummated (except that, for this purpose, each reference to “more than 20%” in the definition of “Zynga alternative acquisition proposal” is deemed to be a reference to “more than 50%”); or

•

Zynga terminates the merger agreement because, prior to the receipt of the required Zynga vote and on or after the Zynga no-shop period start date, the Zynga board of directors authorizes Zynga to enter into a definitive acquisition agreement with respect to a Zynga superior proposal.

Additionally, if Zynga had terminated the merger agreement because prior to the receipt of the required Zynga vote and prior to the Zynga no-shop period start date, the Zynga board of directors had authorized Zynga to enter into a definitive acquisition agreement with respect to a Zynga superior proposal, Zynga would have been required to pay to Take-Two a termination fee $400,000,000 (and reimbursement for expenses of enforcing the right to receive such fee).

Take-Two will be obligated to pay a termination fee of $550,000,000 (and reimbursement for expenses of enforcing the right to receive the termination fee) to Zynga if:

•

Zynga terminates the merger agreement because, prior to the Take-Two special meeting, (i) the Take-Two board of directors withdraws, or modifies or amends in an adverse manner, its approval or recommendation of the merger agreement or the combination, (ii) Take-Two or any of its subsidiaries enter into any definitive agreement to consummate a Take-Two alternative acquisition proposal or (iii) Take-Two is in intentional breach of its obligations under the merger agreement regarding third-party acquisition proposals as described under the section titled “—Go-Shop Period; Restrictions on Solicitations of Other Offers”;

•

(i) Zynga or Take-Two terminates the merger agreement because the required Take-Two vote was not obtained, (ii) at or prior to the time of the Take-Two special meeting there is publicly disclosed or announced a bona fide written Take-Two alternative acquisition proposal that has not been publicly withdrawn at least five business days prior to the time of the Take-Two special meeting and (iii) within twelve (12) months following the termination of the merger agreement, Take-Two consummates a Take-Two alternative acquisition proposal, or enters into a definitive agreement to consummate a Take-Two alternative acquisition proposal and the transaction contemplated thereby is subsequently consummated (except that, for this purpose, each reference to “more than 20%” in the definition of “Take-Two alternative acquisition proposal” is deemed to be a reference to “more than 50%”); or

•

(i) Zynga terminates the merger agreement (a) because of a failure of the closing of the combination to occur on or before the end date and such failure was primarily attributable to a breach of any provision of the merger agreement by Take-Two or (b) because of a breach by Take-Two, Merger Sub 1 or Merger Sub 2 of a representation, warranty or covenant contained in the merger agreement the relevant conditions to Zynga’s obligations to complete the combination would not be satisfied, (ii) at or prior to the time of such termination there shall have been publicly disclosed or announced a bona fide written Take-Two alternative acquisition proposal that has not been publicly withdrawn at least five business days prior to the time of such termination and (iii) within twelve (12) months following the termination of merger agreement, Take-Two consummates a Take-two alternative acquisition proposal, or enters into a definitive agreement to consummate a Take-Two alternative acquisition proposal and the transaction contemplated thereby is subsequently consummated (except that, for this purpose, each reference to “more than 20%” in the definition of “Take-Two alternative acquisition proposal” is deemed to be a reference to “more than 50%”).

Additionally, if Zynga or Take-Two terminates the merger agreement because the required Take-Two vote was not obtained and at the time of such termination the required Zynga vote was already obtained, the Take-Two shall pay to Zynga an expense reimbursement of $50,000,000. Further, if Zynga or Take-Two terminates the merger agreement because the required Zynga vote was not obtained and at the time of such termination the required Take-Two vote was already obtained, the Zynga shall pay to Take-Two an expense reimbursement of $50,000,000.

Except as discussed above, each party shall pay all fees and expenses incurred by it in connection with the combination and the other transactions contemplated by the merger agreement; provided, however that Zynga and Take-Two will share equally all fees and expenses in relation to the filing with the SEC of this joint proxy statement/prospectus.

Each party will have the right to pursue damages and other relief for the other party’s fraud or intentional breach of any covenant or agreement in the merger agreement.

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties at any time before or after the receipt of the approvals of the Zynga or Take-Two stockholders required to consummate the combination. However, after any such stockholder approval, there may not be, without further approval of Take-Two’s stockholders or Zynga’s stockholders, as applicable, any amendment of the merger agreement for which applicable law requires further stockholder approval. Further, there may not be, without approval of the financing sources, any amendment to the provisions of the merger agreement of which the financing sources are an intended third party beneficiary, where such amendment would adversely affect the material interests of a financing source.

At any time prior to the effective time, any party may (i) extend the time for performance of any obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement and (iii) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

No Third Party Beneficiaries

While the merger agreement is not intended to confer upon you or any person other than Zynga, Take-Two, Merger Sub 1 and Merger Sub 2 any rights or remedies, it provides limited exceptions, including, following the closing of the combination, the right of Zynga’s stockholders to receive the merger consideration and the rights of holders of Zynga equity awards to receive certain consideration or, following the termination of the merger agreement, the right of Zynga to seek damages on behalf of Zynga stockholders, which may include damages based on a decrease in share value or lost premium. Zynga’s directors and officers will continue to have indemnification and liability insurance coverage after the completion of the combination. Additionally, the merger agreement confers upon the financing sources certain rights, including the rights to enforce (i) the agreement by Zynga and Take-Two to submit to the jurisdiction of the courts of the State of Delaware and the Delaware Court of Chancery and in certain situations the Federal courts of the United States of America located in the State of Delaware in respect of the interpretation and enforcement of the provisions of the merger agreement and the documents referred to therein and (ii) the waiver by each of Zynga, Take-Two, Merger Sub 1 and Merger Sub 2 of a jury trial in any dispute arising out of or relating to the commitment letter or the financing.

Specific Performance

The parties agreed in the merger agreement that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached, and that no adequate remedy at law would exist for such occurrence. The parties agreed that they shall be entitled to seek an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of terms and provisions of the merger agreement without proof of actual damages. The parties further agreed not to assert that a remedy at law would be adequate.

VOTING AGREEMENTS

Concurrently with the execution of the merger agreement, on January 9, 2022, Take-Two and Zynga entered into (i) a Take-Two voting agreement with certain of Mr. Zelnick’s affiliates, Lainie Goldstein, Daniel Emerson, J Moses, Michael Sheresky, Michael Dornemann, Susan Tolson, LaVerne Srinivasan, Paul Viera, certain of Mr. Viera’s affiliates, and Roland Hernandez and (ii) Zynga voting agreements, with Amy Rawlings, Bernard Kim, Carol G. Mills, Ellen F. Siminoff, Frank Gibeau, James Gerard Griffin, Janice M. Roberts, Jeff Ryan, Louis J. Lavigne, Jr., Mark Pincus, Noel B. Watson, Phuong Y. Phillips, Regina E. Dugan, and William “Bing” Gordon and certain of their respective affiliates, in each case in such person’s capacity as a stockholder of Take-Two or Zynga, as applicable. The Take-Two voting agreement and the Zynga voting agreements are each referred to as a “voting agreement,” and each Take-Two or Zynga stockholder party thereto, as applicable, is referred to as a “supporting stockholder.” The following summary describes certain material provisions of the voting agreements, copies of which are attached hereto as Annexes F-1 through F-3 and incorporated by reference herein in its entirety. The description of the voting agreements in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the voting agreements.

Voting

Each Take-Two supporting stockholder agreed that from the date of the voting agreement until the date that the voting agreement terminates, such supporting stockholder will vote or cause to be voted all shares of Take-Two common stock that he, she or it beneficially owns, among other things:

•	against any action or agreement that has or would reasonably be likely to result in Take-Two’s representations, warranties, and obligations not being fulfilled;

•	against any Take-Two alternative acquisition proposal;

•	against any amendment to Take-Two’s organization documents if such amendment would reasonably be expected to prevent or materially delay the consummation of the combination; and

•

against any other action or agreement that is intended, or would reasonably be expected, to materially impede, interfere with or delay the combination or the transactions contemplated by the merger agreement.

Each Zynga supporting stockholder agreed that from the date of the voting agreement until the date that the voting agreement terminates, such supporting stockholder will vote or cause to be voted all shares of Zynga common stock that he, she or it beneficially owns, among other things:

•	in favor of the adoption of the merger agreement;

•	against any action or agreement that has or would reasonably be likely to result in Zynga’s representations, warranties, and obligations not being fulfilled;

•	against any Zynga alternative acquisition proposal;

•	against any amendments to the Zynga organizational documents if such amendment would reasonably be expected to prevent or materially delay the consummation of the combination; and

against any other action or agreement that is intended, or would reasonably be expected, to materially impede, interfere with or delay the combination or the transactions contemplated by the merger agreement.

As of                 , the supporting stockholders subject to the Take-Two voting agreements beneficially owned in the aggregate approximately     % of the outstanding shares of Take-Two common stock, and the supporting stockholders subject to the Zynga voting agreements beneficially owned in the aggregate approximately     % of the outstanding shares of Zynga common stock, respectively.

The voting agreements do not restrict the actions of the supporting stockholders in their capacities as directors of Take-Two or Zynga respectively.

Restrictions on Transfers

Each supporting stockholder has also agreed that, with limited exceptions, prior to the termination of its voting agreement, it will not transfer any shares of Take-Two common stock or Zynga common stock, respectively, or other Take-Two securities or Zynga securities, respectively, beneficially owned or acquired by such supporting stockholder on or after the date of its voting agreement.

Termination

By its terms, each voting agreement will terminate upon the earliest to occur of: (a) the termination of the merger agreement in accordance with its terms; (b) the effective time; (c) with respect to the Zynga voting agreements, the effectiveness of any amendment, modification or supplement to the merger agreement that, subject to certain exceptions, decreases the amount of, or changes the form of, merger consideration or that is otherwise materially adverse to Zynga’s stockholders; and (d) the termination of such voting agreement by written agreement of each of Take-Two, Zynga and the supporting stockholder(s) party thereto.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On January 9, 2022, Take-Two, Merger Sub 1, Merger Sub 2, and Zynga entered into the merger agreement. Pursuant to the merger agreement, and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub 1 will be merged with and into Zynga with Zynga continuing as the surviving corporation and a wholly-owned subsidiary of Take-Two, and immediately following the merger, the surviving corporation in the merger will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving corporation.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 gives effect to the combination as if this transaction had been completed on December 31, 2021 and combines the unaudited condensed consolidated balance sheet of Take-Two as of December 31, 2021 with Zynga’s audited consolidated balance sheet as of December 31, 2021.

The unaudited pro forma condensed combined statements of operations for the fiscal year ended March 31, 2021 and the nine months ended December 31, 2021 give effect to the combination as if it had occurred on April 1, 2020, the beginning of the earliest period presented, and combines the historical results of Take-Two and Zynga. The unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 2021 combines the audited consolidated statement of operations of Take-Two for the fiscal year ended March 31, 2021, and Zynga’s derived unaudited consolidated statement of operations for the twelve months ended March 31, 2021. The unaudited pro forma condensed combined statement of operations for the nine months ended December 31, 2021 combines the unaudited condensed consolidated statement of operations of Take-Two for the nine months ended December 31, 2021 with Zynga’s derived unaudited consolidated statement of operations for the nine months ended December 31, 2021. The unaudited pro forma condensed combined financial information have been prepared pursuant to Article 11 of Regulation S-X.

The historical condensed consolidated financial statements of Take-Two and the historical consolidated financial statements of Zynga have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are transaction accounting adjustments which are necessary to account for the combination, in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The unaudited pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed combined financial information

•

The separate audited condensed consolidated financial statements of Take-Two as of and for the fiscal year ended March 31, 2021 and the related notes, included in Take-Two’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021, incorporated by reference into this joint proxy statement/prospectus;

•

The separate unaudited condensed consolidated financial statements of Take-Two as of and for the nine months ended December 31, 2021 and the related notes, included in Take-Two’s Quarterly Report on Form 10-Q for the period ended December 31, 2021, incorporated by reference into this joint proxy statement/prospectus;

•

The separate audited consolidated financial statements of Zynga as of and for the fiscal year ended December 31, 2021 and the related notes, included in Zynga’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, incorporated by reference into this joint proxy statement prospectus;

•

The separate unaudited consolidated financial statements of Zynga as of and for the three months ended March 31, 2021 and the related notes, included in Zynga’s Quarterly Report on Form 10-Q for the period ended March 31, 2021.

Description of the Combination

Pursuant to the merger agreement, Merger Sub 1 will be merged with and into Zynga with Zynga continuing as the surviving corporation and a wholly-owned subsidiary of Take-Two, and immediately following the merger, Zynga, the surviving corporation in the merger will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving corporation. As a result, each issued and outstanding share of Zynga common stock will be converted into a number of shares of the Take-Two’s common stock equal to the exchange ratio (defined below) and the right to receive $3.50 in cash.

The transaction includes a collar mechanism on the equity consideration based on the volume-weighted average price (“VWAP”) of Take-Two common stock (the “exchange ratio”). If Take-Two stock’s 20-day VWAP ending on the third trading day prior to closing is in a range from $156.50 to $181.88, the exchange ratio would be adjusted to deliver $6.36 of equity value based on that VWAP, plus $3.50 in cash. If the VWAP exceeds the higher end of that range, the Exchange Ratio would be 0.0350 per share and if the VWAP falls below the lower end of that range, the Exchange Ratio would be 0.0406 per share.

At the effective time, (i) the outstanding and unexercised options to purchase Zynga common stock will be assumed by Take-Two and automatically converted into options exercisable for shares of Take-Two Common stock (the “converted options”) and (ii) the issued and outstanding restricted stock unit awards with respect to Zynga common stock will be assumed by Take-Two and automatically converted into a Take-Two restricted stock unit award with respect to shares of Take-Two common stock (the “converted RSUs” and together with the converted options, the “converted awards”), in each case pursuant to the equity award exchange ratio. Following the effective time, the converted awards will vest based on continued service and will continue to be governed by substantially the same terms and conditions as were applicable to the corresponding Zynga equity awards prior to the effective time.

The merger agreement provided for a “go-shop” provision under which Zynga and its board of directors could actively solicit, receive, evaluate, and potentially enter negotiations with parties that offer Zynga alternative acquisition proposals during a 45-day period following the execution date of the definitive agreement, which expired on February 24, 2022. Upon expiration of the go-shop period, there is a no-shop provision where Zynga cannot solicit any new proposals, and, if it does so, it will have to pay a termination fee of $550,000,000 which is higher than the $400,000,000 that it would be required to pay for entering into Zynga alternative acquisition proposals under the go-shop provision.

Description of the Financing

As part of the transaction, Take-Two is in negotiations with J.P. Morgan, Wells Fargo, Bank of America, BNP Paribas, and HSBC (the “Commitment Parties”) and intends to secure additional financing in the form of a new term loan in an aggregate principal amount of $1,000,000,000 (“term loan A”) and certain bonds for an aggregate principal amount of $1,700,000,000 (“bonds”). Take-Two has received committed financing in the form of a new unsecured bridge loan facility of $2,700,000,000 from J.P. Morgan which it will use as a backstop and which will only be drawn upon in the event Take-Two cannot secure new financing with the Commitment Parties. Take-Two intends to fund the cash component of the transaction and the costs and expenses related to the transactions through a combination of cash and maturing short-term investments from its condensed consolidated balance sheet as well as the proceeds from this additional financing.

Convertible Senior Notes

In June 2019, Zynga issued $690,000,000 aggregate principal amount of 0.25% convertible senior notes due 2024 (the “2024 notes”). The conversion rate (without giving effect to any adjustment resulting from the combination that may be required by the applicable indenture) is 120.3695 shares of Zynga common stock per $1,000 principal amount of 2024 notes, which is equal to a conversion price of approximately $8.31 per share of Zynga common stock. The principal amount for the 2024 notes as of December 31, 2021 was $690,000,000.

In December 2020, Zynga issued $874,500,000 aggregate principal amount of 0% convertible senior notes due 2026 (the “2026 notes”). The conversion rate (without giving effect to any adjustment resulting from the combination that may be required by the applicable indenture) is 76.5404 shares of Zynga common stock per $1,000 principal amount of 2026 notes, which is equal to a conversion price of approximately $13.07 per share of Zynga common stock. The principal amount for the 2026 notes as of December 31, 2021 was $874,500,000.

In connection with the issuances of the 2024 notes and 2026 notes, Zynga entered into privately negotiated capped call options with certain counterparties (the “2024 capped calls” and “2026 capped calls,” respectively). The 2024 capped calls had an initial strike price of approximately $8.31 per share, subject to certain adjustments, which corresponds to the initial conversion price of the 2024 notes and an initial cap price of $12.54 per share, subject to certain adjustments. The 2026 capped calls had an initial strike price of approximately $13.07 per share, subject to certain adjustments, which corresponds to the initial conversion price of the 2026 notes and an initial cap price of $17.42 per share, subject to certain adjustments. The 2024 capped calls and 2026 capped calls were intended to reduce the potential economic dilution to Zynga common stock upon any conversion of the 2024 notes or 2026 notes, respectively, and/or offset any cash payments made in excess of the principal amount of converted notes with such reduction and/or offset, as the case may be, subject to a maximum based on the cap price.

Upon completion of the combination, holders of the 2024 notes and 2026 notes will be entitled to elect to convert the convertible notes at a special make-whole conversion rate and, upon any such conversion, Take-Two will be entitled to settle such conversion for (i) cash, (ii) the cash and stock components of the merger consideration or (iii) a combination thereof. The holders of the 2024 notes and 2026 notes are expected to convert during the make-whole fundamental change period (as defined in the applicable indentures) subsequent to the effective time as the terms of the indentures provide an economic incentive for holders to convert their notes, and as such, the related capped calls are also expected to be settled. Take-Two is also expected to settle any conversions of the convertible notes in the form of the merger consideration (i.e., the same mix of cash and Take-Two stock). The pro forma condensed combined financial information includes convertible notes and capped call adjustments to reflect the probable conversion of all of the convertible notes (and the settlement thereof by Take-Two in the merger consideration) and settlement of the associated capped calls.

Accounting for the Combination

The combination is being accounted for as a business combination using the acquisition method with Take-Two as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under this method of accounting, the aggregate merger consideration will be allocated to Zynga’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the combination. The process of valuing the net assets of Zynga immediately prior to the combination, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the aggregate merger consideration allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value. Refer to Note 1—Basis of Presentation below for more information.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the combination occurred as of the dates indicated. The unaudited pro forma condensed combined financial information also should not be considered indicative of the future results of operations or financial position of Take-Two.

The combination is subject to closing adjustments that have not yet been finalized. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information as required by SEC rules. Differences between these preliminary estimates and the final combination accounting may be material.

TAKE-TWO INTERACTIVE SOFTWARE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2021

(in thousands)

	Historical		Transaction Accounting Adjustments	Notes		Pro Forma Combined
	TAKE-TWO INTERACTIVE SOFTWARE, INC.	Zynga Inc. Reclassified (Note 2)
Assets
Current assets:
Cash and cash equivalents	$986,741	$983,989	$(1,392,581)	4	(A)	$578,149
Short-term investments	1,479,013	168,961	(621,468)	4	(A)	1,026,506
Restricted cash and cash equivalents	267,010	161,006	—			428,016
Accounts receivable, net of allowances	647,907	242,456	—			890,363
Inventory	11,678	—	—			11,678
Software development costs and licenses	47,576	—	—			47,576
Deferred cost of goods sold	15,369	—	—			15,369
Prepaid expenses and other	249,719	92,074	—			341,793

Total current assets	3,705,013	1,648,486	(2,014,049)			3,339,450
Fixed assets, net	235,957	30,322	—			266,279
Right-of-use assets	212,491	86,366	—			298,857
Software development costs and licenses, net of current portion	737,935	—	—			737,935
Goodwill	679,997	3,601,096	5,464,950	4	(B)	9,746,043
Other intangibles, net	274,297	900,504	3,649,496	4	(C)	4,824,297
Deferred tax assets	77,721	2,410	104,986	4	(D)	185,117
Long-term restricted cash and cash equivalents	103,445	40,200	—			143,645
Other assets	331,097	49,331	—			380,428

Total assets	$6,357,953	$6,358,715	$7,205,383			$19,922,051

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$100,720	$95,279	$—			$195,999
Accrued expenses and other current liabilities	1,026,246	702,599	—			1,728,845
Deferred revenue	910,899	748,127	—			1,659,026
Current portion of Term loan A, net	—	—	50,000	4	(E)	50,000
Lease liabilities	34,480	17,083	—			51,563

Total current liabilities	2,072,345	1,563,088	50,000			3,685,433
Convertible senior notes, net	—	1,343,831	(1,343,831)	4	(E)	—
Term loan A, net	—	—	941,250	4	(E)	941,250
Bonds, net	—	—	1,685,120	4	(E)	1,685,120
Non-current deferred revenue	68,218	299	—			68,517
Non-current lease liabilities	209,646	133,430	—			343,076
Non-current software development royalties	113,991	—	—			113,991
Deferred tax liabilities, net	29,343	93,796	959,396	4	(D)	1,082,535
Other long-term liabilities	198,673	112,329	—			311,002

Total liabilities	2,692,216	3,246,773	2,291,935			8,230,924

Stockholders’ equity:
Common stock	1,391	7	500	4	(F)	1,898
Additional paid-in capital	2,541,492	5,624,994	2,555,369	4	(F)	10,721,855
Treasury Stock	(1,020,584)	—	—			(1,020,584)
Retained earnings (accumulated deficit)	2,178,021	(2,405,960)	2,250,480	4	(F)	2,022,541
Accumulated other comprehensive loss	(34,583)	(107,099)	107,099	4	(F)	(34,583)

Total stockholders’ equity	3,665,737	3,111,942	4,913,448			11,691,127

Total liabilities and stockholders’ equity	$6,357,953	$6,358,715	$7,205,383			$19,922,051

See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information.

TAKE-TWO INTERACTIVE SOFTWARE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED DECEMBER 31, 2021

(in thousands, except per share amounts)

	Historical
	TAKE-TWO INTERACTIVE SOFTWARE, INC.	Zynga Inc. Reclassified (Note 2)	Transaction Accounting Adjustments	Notes		Pro Forma Combined
Net revenue	$2,574,796	$2,120,251	$—			$4,695,047
Cost of goods sold	1,136,776	753,032	253,153	5	(A)	2,142,961

Gross profit	1,438,020	1,367,219	(253,153)			2,552,086
Selling and marketing	375,159	700,273	(1,999)	5	(B)	1,073,433
General and administrative	362,484	197,180	(3,966)	5	(C)	555,698
Research and development	310,458	331,737	(12,414)	5	(D)	629,781
Depreciation and amortization	44,642	9,830	14,063	5	(E)	68,535
Business reorganization	546	—	—			546
Impairment related to real estate assets	—	66,757	—			66,757

Total operating expenses	1,093,289	1,305,777	(4,316)			2,394,750

Income (loss) from operations	344,731	61,442	(248,837)			157,336
Interest and other, net	(7,228)	(60,062)	(25,455)	5	(F)	(92,745)
Gain (loss) on long-term investments, net	6,054	—	—			6,054

Income (loss) before income taxes	343,557	1,380	(274,292)			70,645
Provision for (benefit from) income taxes	36,507	82,598	(103,225)	5	(G)	15,880

Net income (loss)	$307,050	$(81,218)	$(171,067)			$54,765

Earnings per share:
Basic earnings per share	$2.66					$0.33

Diluted earnings per share	$2.63					$0.32

Weighted average shares outstanding:
Pro forma weighted average shares—basic	115,527			5	(H)	167,921
Pro forma weighted average shares—diluted	116,810			5	(H)	169,914

TAKE-TWO INTERACTIVE SOFTWARE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED MARCH 31, 2021

(in thousands, except per share amounts)

	Historical
	TAKE-TWO INTERACTIVE SOFTWARE, INC.	Zynga Inc. Reclassified (Note 2)	Transaction Accounting Adjustments	Notes		Pro Forma Combined
Net revenue	$3,372,772	$2,251,333	$—			$5,624,105
Cost of goods sold	1,535,085	923,770	402,209	5	(A)	2,861,064

Gross profit	1,837,687	1,327,563	(402,209)			2,763,041
Selling and marketing	444,985	798,612	233,179	5	(B)	1,476,776
General and administrative	390,683	450,682	215,969	5	(C)	1,057,334
Research and development	317,311	348,924	28,270	5	(D)	694,505
Depreciation and amortization	55,596	13,391	18,750	5	(E)	87,737
Business reorganization	(272)	—	—			(272)

Total operating expenses	1,208,303	1,611,609	496,168			3,316,080

Income (loss) from operations	629,384	(284,046)	(898,377)			(553,039)
Interest and other, net	8,796	(35,540)	(56,237)	5	(F)	(82,981)
Gain (loss) on long-term investments, net	39,636	—	—			39,636

Income (loss) before income taxes	677,816	(319,586)	(954,614)			(596,384)
Provision for (benefit from) income taxes	88,930	28,889	(217,659)	5	(G)	(99,840)

Net income (loss)	$588,886	$(348,475)	$(736,955)			$(496,544)

Earnings (loss) per share:
Basic earnings (loss) per share	$5.14					$(2.99)

Diluted earnings (loss) per share	$5.09					$(2.99)

Weighted average shares outstanding:
Pro forma weighted average shares—basic	114,602			5	(H)	166,097
Pro forma weighted average shares—diluted	115,744			5	(H)	166,097

TAKE-TWO INTERACTIVE SOFTWARE, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The pro forma condensed combined financial information has been prepared by Take-Two in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information presented is for illustrative purposes only and is not necessarily indicative of what Take-Two’s condensed consolidated statements of operations or condensed consolidated balance sheet would have been had the combination been completed as of the dates indicated or will be for any future periods. The pro forma condensed combined financial information do not purport to project the future financial position or results of operations of Take-Two following the completion of the combination. The pro forma condensed combined financial information reflects transaction accounting adjustments management believes are necessary to present fairly Take-Two’s pro forma financial position and results of operations following the closing of the combination as of and for the periods indicated. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies, or revenue enhancements that the combined company may achieve as a result of the combination, nor does it reflect the costs to integrate the operations of Take-Two and Zynga or the costs necessary to achieve any cost savings, operating synergies, and revenue enhancements.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations, with Take-Two as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical condensed consolidated financial statements of Take-Two and the historical consolidated financial statements of Zynga. Under ASC Topic 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of merger consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill.

The allocation of the purchase consideration for the merger depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the purchase consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. A final determination of fair values of assets acquired and liabilities assumed relating to the acquisition could differ materially from that used for the preliminary allocation of purchase consideration. The final valuation will be based on the actual assets acquired and liabilities assumed of Zynga existing at the closing date of the combination and could result in a material difference to the unaudited pro forma condensed combined financial information.

The transaction accounting adjustments represent Take-Two management’s best estimates and are based upon currently available information and certain assumptions that Take-Two believes are reasonable under the circumstances. Take-Two is not aware of any material transactions between Take-Two and Zynga (prior to the announcement of the combination) during the periods presented; hence, adjustments to eliminate transactions between Take-Two and Zynga have not been reflected in the unaudited pro forma condensed combined financial information.

Upon completion of the combination, Take-Two will perform a comprehensive review of Zynga’s accounting policies and reclassifications. As a result of the review, Take-Two may identify differences between the accounting policies and reclassifications of the two companies, which when conformed, could have a material impact on the unaudited pro forma condensed combined financial information. With the information currently available, Take-Two has determined that no significant adjustments are necessary to conform Zynga’s consolidated financial statements to the accounting policies used by Take-Two. As a result, the unaudited pro forma condensed combined financial information presented assumes there are no differences in accounting policies. However, certain reclassification adjustments have been made to conform Zynga’s historical financial statement presentation to Take-Two’s financial statement presentation.

The unaudited pro forma condensed combined financial information presented reflects the early adoption of ASU 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. Under this new standard, deferred revenue acquired in a business combination is measured pursuant to ASC Topic 606, Revenue from Contracts with Customers, rather than its assumed acquisition date fair value. Take-Two expects to early adopt this standard in fiscal year 2023 (as of April 1, 2022), prior to the completion of the combination and therefore expects to account for the combination under the new standard. The adoption of the standard will have no retrospective impact to Take-Two’s historical condensed combined financial statements or Zynga’s historical consolidated financial statements.

The pro forma condensed combined balance sheet, as of December 31, 2021, the pro forma condensed combined statements of operations for the fiscal year ended March 31, 2021, and the pro forma condensed combined statements of operations for the nine months ended December 31, 2021 presented herein, are based on the historical condensed combined financial statements of Take-Two and the historical consolidated financial statements of Zynga. The adjustments presented on the unaudited pro forma condensed combined financial information has been identified and presented to provide relevant information necessary to assist in understanding the post-combination company upon consummation of the proposed transactions.

The unaudited pro forma condensed combined statement of operations for the nine months ended December 31, 2021 has been derived from the following:

•	The unaudited condensed consolidated statement of operations of Take-Two for the nine months ended December 31, 2021

•	The derived unaudited consolidated statement of operations of Zynga for the nine months ended December 31, 2021

Zynga’s results for the nine months ended December 31, 2021 were derived by subtracting the results for the unaudited three months ended March 31, 2021 from its audited statement of operations for the fiscal year ended December 31, 2021.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 2021 has been derived from the following:

•	The audited condensed consolidated statement of operations of Take-Two for the fiscal year ended March 31, 2021

•	The derived unaudited consolidated statement of operations of Zynga for the twelve months ended March 31, 2021

Zynga’s results for the twelve months ended March 31, 2021 were derived by adding the results of the unaudited three months ended March 31, 2021 to its audited statement of operations for the fiscal year ended December 31, 2020 and subtracting the results of the unaudited three months ended March 31, 2020.

The unaudited pro forma condensed combined balance sheet has been derived from the following:

•	The unaudited condensed consolidated balance sheet of Take-Two as of December 31, 2021

•	The audited consolidated balance sheet of Zynga as of December 31, 2021

2.	Reclassification Adjustments

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in Take-Two’s audited condensed consolidated financial statements as of and for the fiscal year ended March 31, 2021 and unaudited condensed consolidated financial statements as of and for the nine months ended December 31, 2021. With the information currently available, Take-Two has determined that no significant adjustments are necessary to conform Zynga’s consolidated financial statements to the accounting policies used by Take-Two in the preparation of the unaudited pro forma condensed combined financial information.

The reclassification adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report Take-Two’s financial condition and results of operations as if the combination were completed.

The combined company will finalize the review of accounting policies and reclassifications after the transaction closes, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein. The reclassification adjustments currently identified are as follows:

A) Refer to the table below for a summary of reclassification adjustments made to present Zynga’s consolidated balance sheet as of December 31, 2021 to conform with that of Take-Two’s (amounts in 000’s):

Zynga Historical Consolidated Balance Sheet Line Items	Take-Two Historical Consolidated Balance Sheet Line Items	Zynga Historical Consolidated Balances as of December 31, 2021	Reclassifications	Notes	Zynga Reclassified as of December 31, 2021
Cash and cash equivalents	Cash and cash equivalents	$983,989	$—		$983,989
Short-term investments	Short-term investments	168,961	—		168,961
Accounts receivable, net of allowance	Accounts receivable, net of allowances	242,456	—		242,456
Restricted cash	Restricted cash and cash equivalents	161,006	—		161,006
	Inventory	—	—		—
Prepaid expenses	Prepaid expenses and other	56,667	35,407	(a)	92,074
Other current assets		35,407	(35,407)	(a)	—
	Software development costs and licenses	—	—		—
	Deferred cost of goods sold	—	—		—
Goodwill	Goodwill	3,601,096	—		3,601,096
Intangible assets, net	Other intangibles, net	900,504	—		900,504
Property and equipment, net	Fixed assets, net	30,322	—		30,322
Right-of-use assets	Right-of-use assets	86,366	—		86,366
	Software development costs and licenses, net of current portion	—	—		—
	Deferred tax assets	—	2,410	(c)	2,410
Restricted cash	Long-term restricted cash and cash equivalents	40,200			40,200
Prepaid expenses		24,958	(24,958)	(b)	—
Other non-current assets	Other assets	26,783	22,548	(b) (c)	49,331
Accounts payable	Accounts payable	95,279	—		95,279
Income tax payable		52,213	(52,213)	(d)	—

Zynga Historical Consolidated Balance Sheet Line Items	Take-Two Historical Consolidated Balance Sheet Line Items	Zynga Historical Consolidated Balances as of December 31, 2021	Reclassifications	Notes	Zynga Reclassified as of December 31, 2021
Deferred revenue	Deferred revenue	748,127	—		748,127
Operating lease liabilities	Lease liabilities	17,083	—		17,083
Other current liabilities	Accrued expenses and other current liabilities	650,386	52,213	(d)	702,599
Convertible senior notes, net		1,343,831	—		1,343,831
Deferred revenue	Non-current deferred revenue	299	—		299
Deferred tax liabilities, net	Deferred tax liabilities	93,796	—		93,796
Non-current operating lease liabilities	Non-current lease liabilities	133,430	—		133,430
	Non-current software development royalties	—	—		—
Other non-current liabilities	Other long-term liabilities	112,329			112,329
Common stock and additional paid in capital	Common stock	5,625,001	(5,624,994)	(e)	7
	Additional paid-in capital	—	5,624,994	(e)	5,624,994
	Treasury stock	—	—		—
Accumulated other comprehensive income (loss)	Accumulated other comprehensive loss	(107,099)	—		(107,099)
Accumulated deficit	Retained earnings (accumulated deficit)	(2,405,960)	—		(2,405,960)

Balance Sheet Reclassification items of Zynga:

(a)	Represents a reclassification of $35,407 thousand of Other current assets to Prepaid expenses and other.
(b)	Represents a reclassification of $24,958 thousand of Prepaid expenses to Other assets.
(c)	Represents a reclassification of $2,410 thousand of Other non-current assets to Deferred tax assets.
(d)	Represents a reclassification of $52,213 thousand of Income tax payable to Accrued expenses and other current liabilities.
(e)	Represents a reclassification of $5,624,994 thousand of Common stock and additional paid in capital to Additional paid-in capital.

B) Refer to the table below for a summary of reclassification adjustments made to present Zynga’s derived statement of operations for the nine months ended December 31, 2021 to conform with that of Take-Two’s (amounts in 000’s):

Zynga Historical Consolidated Statement of Operations Line Items	Take-Two Historical Statement of Operations Line Items	Zynga Derived Historical (Unaudited) Statement of Operations for nine months ended December 31, 2021	Reclassifications	Notes	Zynga Reclassified for the nine months ended December 31, 2021
Revenue:
Online game		$1,692,219	$(1,692,219)	(a)	$—
Advertising and other		428,032	(428,032)	(b)	—
	Net revenue		2,120,251	(a) (b)	2,120,251
Cost of revenue	Cost of goods sold	754,194	(1,162)	(c) (d)	753,032
Research and development	Research and development	405,167	(73,430)	(c) (d) (e)	331,737
Sales and marketing	Selling and marketing	706,423	(6,150)	(c) (d)	700,273
General and administrative	General and administrative	126,268	70,912	(c) (d) (e)	197,180
	Depreciation and amortization	—	9,830	(c)	9,830
	Business reorganization	—	—		—
Impairment related to real estate assets		66,757	—		66,757
Interest income		4,669	(4,669)	(f)	—
Interest expense		(44,512)	44,512	(g)	—
Other income (expense), net		(20,219)	20,219	(h)	—
	Interest and other, net	—	(60,062)	(f) (g) (h)	(60,062)
	Gain (loss) on long-term investments, net	—	—		—
Provision for (benefit from) income taxes	Provision for (benefit from) income taxes	82,598	—		82,598

Income Statement of Operations Reclassification notes of Zynga:

(a)	Represents a reclassification of $1,692,219 thousand of Online game revenue to Net revenue.
(b)	Represents a reclassification of $428,032 thousand of Advertising and other revenue to Net revenue.
(c)

Represents a reclassification of deprecation of $(377) thousand from Cost of revenue, $8,049 thousand from General and administrative, $2,159 thousand from Research and development, and $(1) thousand from Sales and marketing to Depreciation and amortization.

(d)

Represents a reclassification of overhead expenses of $1,539 thousand from Cost of revenue, $24,685 thousand from Research and development, and $6,151 thousand from Sales and marketing to General and administrative.

(e)	Represents a reclassification of $46,586 thousand of contingent consideration for prior acquisitions from Research and development to General and administrative.
(f)	Represents a reclassification of $4,669 thousand of Interest income to Interest and other, net.
(g)	Represents a reclassification of $44,512 thousand of Interest expense to Interest and other, net.
(h)	Represents a reclassification of $(20,219) thousand of Other income (expense), net to Interest and other, net.

C) Refer to the table below for a summary of reclassification adjustments made to present Zynga’s derived statement of operations for the twelve months ended March 31, 2021 to conform with that of Take-Two’s (amounts in 000’s):

Zynga Historical Statement of Operations Line Items	Take-Two Historical Statement of Operations Line Items	Zynga Derived Historical (Unaudited) Statement of Operations for year ended March 31, 2021	Reclassifications	Notes	Zynga Reclassified for the year ended March 31, 2021
Revenue:
Online game		$1,879,840	$(1,879,840)	(a)	$—
Advertising and other		371,493	(371,493)	(b)	—
	Net revenue		2,251,333	(a) (b)	2,251,333
Cost of revenue	Cost of goods sold	926,298	(2,528)	(c) (d)	923,770
Research and development	Research and development	656,555	(307,631)	(c) (d) (e)	348,924
Sales and marketing	Selling and marketing	809,029	(10,417)	(c) (d)	798,612
General and administrative	General and administrative	143,497	307,185	(c) (d) (e)	450,682
	Depreciation and amortization	—	13,391	(c)	13,391
	Business reorganization	—	—		—
Interest income		7,775	(7,775)	(f)	—
Interest expense		(38,045)	38,045	(g)	—
Other income (expense), net		(5,270)	5,270	(h)	—
	Interest and other net	—	(35,540)	(f)(g)(h)	(35,540)
	Gain (loss) on long-term investments, net				—
Provision for (benefit from) income taxes	Provision for (benefit from) income taxes	28,889			28,889

Statement of Operations Reclassification notes of Zynga:

(a)	Represents a reclassification of $1,879,840 thousand of Online game revenue to Net revenue.
(b)	Represents a reclassification of $371,493 thousand of Advertising and other revenue to Net revenue.
(c)

Represents a reclassification depreciation expense of $211 thousand from Cost of revenue, $11,111 thousand from General and administrative, $2,063 thousand from Research and development, and $6 thousand from Sales and marketing to Depreciation and amortization.

(d)

Represents a reclassification of overhead expenses of $2,317 thousand from Cost of revenue, $32,933 thousand from Research and development, and $10,411 thousand from Sales and marketing to General and administrative.

(e)	Represents a reclassification of $272,635 thousand of contingent consideration from prior acquisitions from Research and development to General and administrative.
(f)	Represents a reclassification of $7,775 thousand of Interest income to Interest and other, net.
(g)	Represents a reclassification of $38,045 thousand of Interest expense to Interest and other, net.
(h)	Represents a reclassification of $(5,270) thousand of Other income (expense), net to Interest and other, net.

3.	Calculation of Estimated Merger Consideration and Preliminary Purchase Price Allocation

A. Estimated Merger Consideration

The estimated merger consideration for the purpose of this unaudited pro forma condensed combined financial information is approximately $10,913,578 thousand. The actual stock consideration will change based on fluctuations in the share price of Take-Two’s common stock price and the number of common shares of Zynga outstanding on the closing date. The following table summarizes the preliminary estimate of the merger consideration to be transferred as a result of the combination:

Preliminary calculation of estimated merger consideration (in 000’s, except share price, exchange ratio, and cash received per share)		Amount
Share consideration
Shares of Zynga as of December 31, 2021	1,130,523
Exchange ratio(i)	0.03827
Take-Two common stock to be issued	43,265
Share price on February 22, 2022	$158.28
Estimated value of Take-Two common stock to be issued to Zynga stockholders pursuant to the Merger Agreement(ii)		$6,847,984
Cash consideration
Cash received per share of Zynga	$3.50
Estimated value of cash consideration received by Zynga stockholders		$3,956,831

Estimated replacement equity awards for Zynga Equity Awards(iii)		108,763

Preliminary fair value of estimated total merger consideration		$10,913,578

(i)

The transaction includes a collar mechanism on the equity consideration, so that if Take-Two’s 20-day VWAP ending on the third trading day prior to closing is in a range from $156.50 to $181.88, the exchange ratio would be adjusted to deliver $6.36 of equity value based on that VWAP, plus $3.50 in cash. If the VWAP exceeds the higher end of that range, the exchange ratio would be 0.0350 per share, and if the VWAP falls below the lower end of that range, the exchange ratio would be 0.0406 per share.

(ii)

The stock consideration component of the estimated merger consideration is computed based on the total outstanding shares of Zynga common stock as of December 31, 2021, multiplied by the 0.03827 exchange ratio and the closing price of Take-Two common stock on the NASDAQ on February 22, 2022 of $158.28.

(iii)

Estimated consideration for replacement of Zynga’s outstanding equity awards, including partial acceleration of certain equity awards based on pre-existing terms of the awards. All other outstanding Zynga equity awards for continuing employees will be replaced by Take-Two’s equity awards with similar terms. A portion of the fair value of Take-Two’s equity awards issued represents consideration transferred, while the remaining portion represents compensation expense based on the vesting terms of the Converted Awards. The final value will be impacted by changes in the price of Take-Two common stock and the number of Zynga awards outstanding at the actual date of the closing of the combination.

The final purchase consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in Take-Two’s common stock price up to the closing date of the combination. A sensitivity analysis related to the fluctuation in the Take-Two common stock price was performed to assess the impact of a hypothetical change of 10% on the Take-Two share closing price on the estimated purchase consideration and goodwill as of the closing date.

The following table shows the estimated purchase consideration and goodwill resulting from a change in Take-Two share price:

Change in Share Price (in 000’s, except share price)	Take-Two Share Price	Estimated Purchase Consideration	Estimated Goodwill
Increase of 10%	$174.11	$11,598,397	$9,750,865
Decrease of 10%	142.45	10,228,796	8,381,264

B. Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired, and liabilities assumed of Zynga will be recognized and measured at fair value as of the closing date of the combination and added to those of Take-Two. The determination of fair value used in the transaction-related adjustments presented herein are preliminary and based on management estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the combination. The costs of finite-lived intangible assets are amortized through expense over their estimated lives. The final determination of the purchase price allocation, upon the completion of the combination, will be based on Zynga’s assets acquired and liabilities assumed as of that date and will depend on a number of factors that cannot be predicted with certainty at this time. Therefore, the actual allocations will differ from the transaction accounting adjustments presented. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation will be subject to further adjustments as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated merger consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Zynga based on Zynga’s audited consolidated balance sheet as of December 31, 2021, with the excess recorded to goodwill:

Description (in 000’s)	Preliminary Purchase Price Allocation
Preliminary fair value of estimated total merger consideration	$10,913,578

Assets
Cash and cash equivalents(i)	906,612
Accounts receivable, net	242,456
Other current assets	571,254
Fixed assets, net	30,322
Right-of-use assets	86,366
Other intangibles, net	4,550,000
Other assets(ii)	196,927

Total assets	6,583,937

Liabilities
Accounts payable	95,279
Accrued expenses and other current liabilities	702,599
Deferred revenue	748,127
Lease liabilities	17,083
Convertible senior notes, net	1,851,589
Non-current deferred revenue	299
Non-current lease liabilities	133,430
Deferred tax liabilities, net(iii)	1,075,670
Other long-term liabilities	112,329

Total liabilities	4,736,405

Less: Net assets	1,847,532

Goodwill	$9,066,046

(i)	Adjusted for an estimated $77,377 thousand of transaction costs to be incurred by Zynga through the closing date.
(ii)

As a result of the merger, Take-Two expects to realize the benefit of certain deferred tax assets where Zynga previously recorded a valuation allowance, therefore the valuation allowance will be reduced in purchase accounting.

(iii)	Deferred tax liabilities were derived based on fair value of identified intangible assets.

C. Intangible Assets

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following:

	Preliminary Fair Value (in 000’s)	Estimated Useful Life (in years)
Game IP	$3,800,000	7
IPR&D	300,000	Indefinite
Corporate trademark	150,000	8
Users	200,000	1
Hyper-casual developer relationships	100,000	4

Total	$4,550,000

The estimated fair values and useful lives of identifiable intangible assets are preliminary and have been performed based on publicly available benchmarking information, as there are limitations on the type of information that can be exchanged between Take-Two and Zynga prior to the effective time. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and the related amount of amortization, may differ materially from this preliminary allocation. Any change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill. A hypothetical 10% change in the valuation of intangible assets would result in a change to annual amortization expense of approximately $78,661 thousand, assuming a weighted average useful life of 7 years.

4.	Transaction Accounting Adjustments for Condensed Combined Balance Sheet

(A) Reflects the adjustments to the Cash and cash equivalents:

Description (in 000’s)	Amount
Sources:
Proceeds from Term loan A	$1,000,000
Proceeds from Bonds	1,700,000
Settlement of capped call asset(i)	149,213
Sale of short-term investments(ii)	621,468

Less: Capitalized debt issuance costs	(23,630)

3,447,051
Uses:
Estimated value of cash consideration received by Zynga shareholders(iii)	(3,956,831)
Estimated transaction costs(iv)	(204,732)
Conversion of 2024 Notes and 2026 Notes(v)	(678,069)

(4,839,632)

Pro forma net adjustment to Cash and cash equivalents	$(1,392,581)

(i)

Represents the estimated cash proceeds expected to be received from the settlement of the capped call options, which were entered into by Zynga in connection with the 2024 notes and 2026 notes. Upon completion of the combination, the holders of the 2024 notes and 2026 notes are expected to convert during the make-whole fundamental change period (as defined in the applicable indentures) subsequent to the effective time as the terms of the indentures provide an economic incentive for holders to convert all of their notes, and as such the related capped call options are expected to be terminated in connection with the conversion of the convertible notes. To the extent that the actual settlement proceeds are more or less than the assumed proceeds, cash and cash equivalents would increase or decrease by a corresponding amount. A sensitivity analysis related to the volatility of the cash settlement amount was performed to assess the impact of a hypothetical change of 10% in the volatility on the estimated cash proceeds as of the closing date.

The following table shows the estimated increase/decrease of cash proceeds from the settlement of the capped call resulting from a change in the expected volatility:

Change in Volatility (in 000’s)	Estimated change in Cash and cash equivalents
Increase of 10%	$(8,344)
Decrease of 10%	7,615

(ii)	Reflects the liquidation of Take-Two short-term investments to partially fund the combination.

(iii)	Cash paid to Zynga shareholders as part of the merger consideration. Refer to Note 3(A) for further details regarding the estimated merger consideration.
(iv)	These costs consist of legal advisory, financial advisory, accounting, and consulting costs of Take-Two and Zynga.
(v)

Reflects the cash payment to settle the 2024 notes and 2026 notes. Upon completion of the combination, holders of the notes will be entitled to elect to convert the convertible notes at a special make-whole conversion rate and, upon any such conversion, Take-Two will be entitled to settle such conversion for (i) cash, (ii) the cash and stock components of the merger consideration or (iii) a combination thereof. The holders of the 2024 notes and 2026 notes are expected to convert during the make-whole fundamental change period (as defined in the applicable indenture) subsequent to the effective time and as such are reflected as an adjustment. Take-Two is also expected to settle any conversions of the convertible notes in the form of the merger consideration (i.e., the same mix of cash and Take-Two stock). Take-Two is also expected to settle any conversions of the convertible notes in the form of merger consideration (i.e., the same mix of cash and Take-Two stock). The conversions are assumed to be probable as the terms of the indentures provide an economic incentive for holders to convert all of their notes during the make-whole fundamental change period.

(B) Reflects the elimination of Zynga’s historical goodwill and the capitalization of the preliminary goodwill for the estimated merger consideration in excess of the fair value of the net assets acquired in connection with the combination:

Description (in 000’s)	Amount
Fair value of consideration transferred in excess of the preliminary fair value of assets acquired and liabilities assumed(i)	$9,066,046
Elimination of Zynga’s historical goodwill	(3,601,096)

Pro forma net adjustment to goodwill	$5,464,950

(i)

Refer to the table in Note 3(B), above, for the calculation of the fair value of consideration transferred in excess of the preliminary fair value of assets acquired and liabilities assumed based on the preliminary allocation of the estimated merger consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Zynga based on Zynga’s audited consolidated balance sheet as of December 31, 2021.

(C) Reflects the preliminary purchase accounting adjustments for estimated intangible assets based on the acquisition method of accounting:

Description (in 000’s)	Amount
Fair value of intangible assets acquired	$4,550,000
Elimination of Zynga’s historical intangible assets	(900,504)

Pro forma net adjustment to intangible assets, net	$3,649,496

(D) Reflects the deferred tax impact resulting from pro forma fair value adjustments of identified intangible assets of $981,873 thousand, and the release of the valuation allowance of $104,986 thousand based on the applicable statutory tax rate with the respective estimated purchase price allocation. In addition, Zynga’s historical deferred tax liability of $22,477 thousand related to the 2024 notes and 2026 notes was released as a result of the conversion (refer to Note 5(F), below). The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-combination activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma condensed combined financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the combination. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

(E) Reflects adjustments to current and long-term debt for borrowings to fund the combination net of aggregate reductions in long-term debt. The adjustments to current and long-term debt are summarized as follows:

Description (in 000’s)	Amount
Short term debt
Record current portion of Term loan A(i)	$50,000

Pro forma net adjustment to short-term debt	$50,000

Long term debt
Record noncurrent portion of Term loan A(i)	$950,000
Record Bonds(i)	1,700,000
Incremental fair value of 2024 Notes and 2026 Notes acquired(ii)	507,758
Conversion of 2024 Notes and 2026 Notes(ii)	(1,851,589)
Less: Capitalized debt issuance costs	(23,630)

Pro forma net adjustment to long-term debt	1,282,539

Pro forma net adjustment to total debt	$1,332,539

(i)	Reflects expected borrowings needed to consummate the combination. Actual future borrowings may vary based on working capital needs to operate the business following the combination.
(ii)

Upon completion of the combination, holders of the notes will be entitled to elect to convert the convertible notes at a special make-whole conversion rate and, upon any such conversion, Take-Two will be entitled to settle such conversion for (i) cash, (ii) the cash and stock components of the merger consideration or (iii) a combination thereof. The carrying value of the 2024 notes and 2026 notes have been adjusted to fair value. Fair value was determined by applying the cash and stock components of the merger consideration to the number of shares derived by converting the ending principal balance as of December 31, 2021 of the 2024 notes and 2026 notes utilizing their respective conversion ratios and make-whole fundamental change adjustments. The pro forma condensed combined financial information also includes convertible notes adjustments to reflect the probable conversion of the convertible notes. The holders of the 2024 notes and 2026 notes are expected to convert during the make-whole fundamental change period (as defined in the applicable indenture) subsequent to the effective time and as such are reflected as an adjustment. The conversions are assumed to be probable as the terms of the indentures provide an economic incentive for holders to convert all of their notes during the make-whole fundamental change period.

(F) Reflects adjustments to Stockholders’ equity:

Description (in 000’s)	Common stock	Additional paid-in capital	Retained earnings (accumulated deficit)	Accumulated other comprehensive loss
Value of estimated shares of Take-Two common stock issued to Zynga stockholders	$433	$6,847,551	$—	$—
Estimated replacement equity awards for Zynga Equity Awards attributable to pre-combination service	—	108,763	—	—
One time stock-based compensation expense for accelerated awards(i)	—	28,125	(28,125)	—
Estimated transaction costs(ii)	—	—	(204,732)	—
Conversion of the 2024 Notes and 2026 Notes, net of tax	74	1,195,924	—	—
Elimination of Zynga’s estimated transaction costs	—	—	77,377	—
Elimination of Zynga’s historical stockholders’ equity	(7)	(5,624,994)	2,405,960	107,099

Pro forma net adjustment to total equity	$500	$2,555,369	$2,250,480	$107,099

(i)

Take-Two expects to record a one-time post-combination stock compensation expense of $28,125 thousand related to the decision to accelerate certain unvested share-based awards in contemplation of the combination.

(ii)	Reflects legal advisory, financial advisory, accounting, and consulting costs for Take-Two and Zynga resulting in an adjustment to Retained earnings (accumulated deficit).

5. Transaction Accounting Adjustments for Condensed Combined Statements of Operations

Adjustments included in the Transaction Accounting Adjustments column in the accompanying unaudited pro forma condensed combined statements of operations the nine months ended December 31, 2021 and for the fiscal year ended March 31, 2021 are as follows:

(A) Reflects the adjustments to Cost of goods sold, including the amortization of the estimated fair value of intangibles recognized through cost of goods sold and the preliminary incremental stock-based compensation expense for Take-Two replacement equity awards:

Description (in 000’s)	For the nine months ended December 31, 2021	For the year ended March 31, 2021
Amortization expense for acquired intangible assets(i)	$425,893	$567,857
Elimination of Zynga’s historical intangible asset amortization	(172,416)	(166,354)
Elimination of Zynga’s historical stock-based compensation expense	(2,255)	(2,171)
Stock-based compensation expense after equity award replacement and fair value remeasurement(ii)	1,931	2,877

Pro forma net adjustment to Cost of goods sold	$253,153	$402,209

(i)

The amortization of intangible assets is calculated on a straight-line basis. The amortization is based on the periods over which the economic benefits of the intangible assets are expected to be realized, which are subject to adjustment as additional information becomes available. Amortization expense is allocated to Cost of goods sold, Selling and marketing, and Depreciation and amortization based on the nature of the activities associated with the intangible assets acquired. Refer to Note 3(C) for additional information on the useful lives of the acquired intangible assets expected to be recognized.

(ii)	Subject to the terms of the merger agreement, certain outstanding Zynga equity awards will be replaced and converted into Take-Two equity awards.

(B) Reflects the adjustments to Selling and marketing expense (“S&M”) including the amortization of the estimated fair value of intangibles recognized through S&M, and the preliminary incremental stock-based compensation expense for Take-Two replacement equity awards:

Description (in 000’s)	For the nine months ended December 31, 2021	For the year ended March 31, 2021
Amortization expense for acquired intangible assets(i)	$—	$200,000
Elimination of Zynga’s historical stock-based compensation expense	(13,903)	(15,555)
Stock-based compensation expense after equity award replacement and fair value remeasurement(ii)	11,904	48,734

Pro forma net adjustment to Selling and marketing	$(1,999)	$233,179

(i)

The amortization of intangible assets is calculated on a straight-line basis. The amortization is based on the periods over which the economic benefits of the intangible assets are expected to be realized, which are subject to adjustment as additional information becomes available. Amortization expense is allocated to Cost of goods sold, Selling and marketing, and Depreciation and amortization based on the nature of the activities associated with the intangible assets acquired. An estimated average useful life of one year was used to reflect the amortization of Users intangible asset recorded to S&M. Refer to Note 3C for additional information on the useful lives of the acquired intangible assets expected to be recognized.

(ii)	Subject to the terms of the merger agreement, certain outstanding Zynga equity awards will be replaced and converted into Take-Two equity awards.

(C) Reflects the adjustments to General and administrative expense (“G&A”) including the estimated transaction costs expensed and the preliminary incremental stock-based compensation expense for Take-Two replacement equity awards:

Description (in 000’s)	For the nine months ended December 31, 2021	For the year ended March 31, 2021
Estimated transaction costs(i)	$—	$204,732
Elimination of Zynga’s historical stock-based compensation expense	(27,585)	(34,586)
Stock-based compensation expense after equity award replacement and fair value remeasurement(ii)	23,619	45,823

Pro forma net adjustment to General and administrative	$(3,966)	$215,969

(i)	These costs consist of legal advisory, financial advisory, accounting, and consulting costs for Take-Two and Zynga.

(ii)	Subject to the terms of the merger agreement, certain outstanding Zynga equity awards will be replaced and converted into Take-Two equity awards.

(D) Reflects the adjustment to Research and development expense (“R&D”) for the preliminary incremental stock-based compensation expense for Take-Two replacement equity awards:

Description (in 000’s)	For the nine months ended December 31, 2021	For the year ended March 31, 2021
Elimination of Zynga’s historical stock-based compensation expense	$(86,348)	$(87,016)
Stock-based compensation expense after equity award replacement and fair value remeasurement(i)	73,934	115,286

Pro forma net adjustment to Research and development	$(12,414)	$28,270

(i)	Subject to the terms of the merger agreement, certain outstanding Zynga equity awards will be replaced and converted into Take-Two equity awards.

(E) Reflects the adjustments to Depreciation and amortization (“D&A”) including the amortization of the estimated fair value of intangibles recognized through D&A:

Description (in 000’s)	For the nine months ended December 31, 2021	For the year ended March 31, 2021
Amortization expense for acquired intangible assets(i)	$14,063	$18,750

Pro forma net adjustment to Depreciation and amortization	$14,063	$18,750

(i)

The amortization of intangible assets is calculated on a straight-line basis. The amortization is based on the periods over which the economic benefits of the intangible assets are expected to be realized, which are subject to adjustment as additional information becomes available. Amortization expense is allocated to Cost of goods sold, Selling and marketing, and Depreciation and amortization based on the nature of the activities associated with the intangible assets acquired. Refer to Note 3(C) for additional information on the useful lives of the acquired intangible assets expected to be recognized.

(F) Reflects the adjustments to Interest and other, net related to the interest from the 2024 Notes and 2026 Notes, as well as the additional interest and amortization of debt issuance costs from the transaction financing:

Description (in 000’s, except interest rates)	Principal balance	Assumed weighted- average interest rate	For the nine months ended December 31, 2021	For the year ended March 31, 2021
New interest expense on transaction financing(i):
Term loan A	$1,000,000	3.09%	$21,437	$30,128
Bonds	$1,700,000	3.37%	42,968	57,290
Amortization of capitalized debt issuance costs			2,987	3,982

			67,392	91,400
Decreases to interest expense:
Elimination of historical Zynga interest expense on the 2024 Notes and 2026 Notes			41,937	35,163

			41,937	35,163

Pro forma net adjustment to Interest and other, net(ii)			$25,455	$56,237

(i)

The new interest expense on transaction financing adjustments included in the unaudited pro forma condensed combined statements of operations reflect the interest expense and amortization of debt issuance costs associated with new debt from the commitment parties. Interest was recognized for the Term loan A and the bonds, using the effective interest rate method with the weighted-average interest rate equal to 3.09% and 3.37%, respectively. A sensitivity analysis on interest expense for the nine months ended December 31, 2021 and the fiscal year ended March 31, 2021 has been performed to assess the effect of a 12.5 basis point change of the hypothetical interest on the debt financing. The following table shows the change in the interest expense for the debt financing transaction described above:

Description (in 000’s)	For the nine months ended December 31, 2021	For the year ended March 31, 2021
Interest expense assuming:
Increase of 0.125%	$2,461	$3,344
Decrease of 0.125%	(2,461)	(3,344)

(ii)

If Take-Two is not able to consummate all or any portion of the transaction financing, Take-Two may utilize a bridge loan as an alternate source of financing; however, incremental interest expense would be payable. The aggregate interest expense on the bridge loan financing would be approximately $205,659 thousand and $182,034 thousand for the nine months ended December 31, 2021 and the fiscal year ended March 31, 2021, respectively. Interest expense was computed using a weighted average interest rate of approximately 7.62% and 6.74% for the nine months ended December 31, 2021 and the fiscal year ended March 31, 2021, respectively, computed on an aggregate outstanding balance of the bridge loan of $2,700,000 thousand. If the bridge loan is required to be utilized, the unaudited pro forma condensed combined statements of operations would reflect an adjustment for the bridge loan financing and include an incremental interest expense of approximately $141,254 thousand and $94,616 thousand for the nine months ended December 31, 2021 and the fiscal year ended March 31, 2021, respectively.

(G) The pro forma adjustments for the tax provision utilize a blended statutory income tax rate of 22% for the fiscal year ended March 31, 2021 and for the nine months ended December 31, 2021. Although not reflected in this unaudited pro forma condensed combined financial statements information, the effective tax rate of the combined company could be significantly different depending on post-combination activities, including repatriation decisions, cash needs and the geographical mix of income. Further, the pro forma adjustments for the tax provision reflect the benefit of U.S. deferred taxes generated by Zynga during the pro forma statement of operations periods presented. Historically, Zynga had not recorded the benefit of these U.S. deferred taxes within its consolidated tax provision as Zynga had concluded that realization of these deferred taxes was not more-likely-than-not.

(H) The pro forma basic and diluted weighted average shares outstanding are a combination of historic weighted average shares of Take-Two common stock and the issuance of shares in connection with the combination. In connection with the combination, Take-Two agreed to replace certain equity awards held by Zynga employees with Take-Two equity awards. At this time, Take-Two has completed a preliminary analysis related to eligible employees and vesting schedules in order to determine the impact to the basic and diluted weighted average shares from the converted awards. The pro forma basic and diluted weighted average shares outstanding are as follows:

Description (in 000’s)	For the nine months ended December 31, 2021	For the year ended March 31, 2021
Pro forma basic weighted average shares:
Historical Take-Two weighted average shares outstanding—basic	115,527	114,602
Issuance of Take-Two shares to Zynga stockholders pursuant to the combination	43,265	43,265
Issuance of shares for the conversion of the 2024 Notes	3,572	3,572
Issuance of shares for the conversion of the 2026 Notes	3,842	3,842
Vested Take-Two replacement awards to Zynga equity awards	1,715	816

Pro forma weighted average shares—basic	167,921	166,097

Pro forma diluted weighted average shares:
Historical Take-Two dilutive common stock equivalents	1,238	—
Take-Two replacement awards to Zynga equity awards common stock equivalents	755	—

Pro forma weighted average shares—diluted(i)	169,914	166,097

(i)

1,439 thousand historical Take-Two dilutive common stock equivalents and 664 thousand Take-Two replacement awards to Zynga equity award holders were excluded from the computation of pro forma diluted weighted average shares for the fiscal year ended March 31, 2021 as their effect would be anti-dilutive.

INTERESTS OF TAKE-TWO DIRECTORS AND EXECUTIVE OFFICERS IN THE COMBINATION

Other than with respect to continued service for, employment by and the right to continued indemnification by the combined company, as of the date of this joint proxy statement/prospectus, Take-Two directors and executive officers do not have interests in the combination that are different from, or in addition to, the interests of other Take-Two stockholders generally. The Take-Two board of directors was aware of and considered these factors, among other matters, in reaching its determination that the terms of the merger agreement and the combination are fair to and in the best interests of Take-Two and its stockholders, approving and declaring advisable the merger agreement and the transactions contemplated thereby, including the combination, share issuance, and Take-Two charter amendment, and recommending that Take-Two stockholders approve the Take-Two share proposal issuance and Take-Two charter amendment proposal. See “The Combination—Background of the Combination” and “The Combination—Take-Two’s Reasons for the Combination and Recommendation of the Take-Two Board of Directors.”

Following the consummation of the combination, all eight of the current members of the Take-Two board of directors are expected to continue as members of the board of directors of the combined company. Strauss Zelnick, Take-Two’s Chief Executive Officer and Chairman of the Board of Directors, will serve as Chairman of the Board of Directors of the combined company. In addition, Take-Two’s executive officers are expected to continue to serve as the executive officers of the combined company.

INTERESTS OF ZYNGA DIRECTORS AND EXECUTIVE OFFICERS IN THE COMBINATION

In considering the recommendations of the Zynga board of directors, Zynga stockholders should be aware that Zynga directors and executive officers may have interests in the combination including financial interests, which may be different from, or in addition to, the interests of Zynga stockholders generally. These interests are described in more detail below and, with respect to Zynga’s executive officers, are quantified under “—Quantification of Payments and Benefits to Zynga Executive Officers.” The Zynga board of directors was aware of and considered these interests, among other matters, in reaching its determination that the combination is fair to and in the best interests of Zynga and its stockholders, approving and declaring advisable the merger agreement and the transactions contemplated thereby, including the combination, and recommending that Zynga stockholders approve the Zynga merger proposal. See the section titled “The Combination—Background of the Combination” and “The Combination—Zynga’s Reasons for the Combination and Recommendation of the Zynga Board of Directors.” The closing of the combination is expected to constitute a “change in control” (or similar phrase) for purposes of each of Zynga’s compensation plans and agreements, if applicable.

Executive Officers

Zynga’s “executive officers” are:

•	Frank Gibeau, Chief Executive Officer

•	James Gerard Griffin, Chief Financial Officer

•	Bernard Kim, President of Publishing

•	Phuong Y. Phillips, Chief Legal Officer

•	Amy Rawlings, Chief Accounting Officer

•	Jeff Ryan, Chief People Officer

•	Matthew S. Bromberg, former Chief Operating Officer

Mr. Gibeau, Mr. Griffin, Mr. Kim, Ms. Phillips, Mr. Ryan and Mr. Bromberg are considered Zynga’s “named executive officers” for purposes of this disclosure.

Mr. Bromberg resigned as Chief Operating Officer of Zynga on November 5, 2021, and is expected to remain a Zynga employee in the role of Senior Advisor through March 31, 2022. He is considered a named executive officer and included as an executive officer for purposes of this disclosure. Each of the numbers of shares covered by outstanding Zynga equity awards in the section titled “Treatment of Zynga Equity Awards” below exclude shares underlying portions of Zynga equity awards forfeited by Mr. Bromberg under the terms of his Transition Agreement and Release. For more information on this agreement, see the section titled “Zynga Change in Control and Severance Arrangements with Executive Officers – Mr. Bromberg” below.

Share Ownership

Zynga’s directors and executive officers will receive the same merger consideration as other Zynga stockholders for each share of Zynga common stock that they own at the effective time of the merger. For information regarding beneficial ownership of Zynga common stock by each of Zynga’s current directors, named executive officers and all directors and executive officers as a group, see the section titled “Certain Beneficial Owners of Zynga Common Stock—Security Ownership of Zynga Directors and Executive Officers.”

Treatment of Zynga Equity Awards

Zynga Stock Options

As of January 31, 2022, there were outstanding awards of Zynga options to purchase an aggregate of 22,744,948 shares of common stock of Zynga (referred to as Zynga options), of which 21,165,699 shares were subject to

Zynga options held by Zynga’s executive officers. As of the same date, none of Zynga’s non-employee directors held any Zynga options. Pursuant to the merger agreement, at the effective time of the merger, each Zynga option that is outstanding and unexercised as of immediately prior to the effective time will be assumed and converted automatically into an option to acquire a number of shares of Take-Two common stock under the Take-Two 2017 Stock Inventive Plan (referred to as the “Take-Two equity plan”) equal to the product of the aggregate number of shares of Zynga common stock subject to such Zynga option as of immediately prior to the effective time of the merger, multiplied by the equity award exchange ratio (with any resulting fractional share rounded down to the nearest whole share), with a per share exercise price equal to the quotient determined as the per share exercise price of the Zynga option as of immediately prior to the effective time of the merger, divided by the equity award exchange ratio (with any resulting fractional cent rounded up to the nearest whole cent). Other than as described in the immediately preceding sentence, each such Take-Two option generally will be subject to the same terms and conditions as applied to the corresponding Zynga option immediately prior to the effective time of the merger.

The individual award agreements for the Zynga options granted to Zynga’s executive officers do not provide for accelerated vesting in the event of a change in control or a termination of employment. For information on accelerated vesting of Zynga options in the event of a termination of employment, see the section titled “Zynga Change in Control and Severance Arrangements with Executive Officers” below.

Zynga Restricted Stock Units

As of January 31, 2022, there were outstanding awards of Zynga restricted stock units (referred to as “Zynga RSUs”) covering an aggregate of 58,448,903 shares of Zynga common stock, of which 107,991 shares were subject to Zynga RSUs held by Zynga’s non-employee directors and 6,195,737 shares were subject to Zynga RSUs held by Zynga’s executive officers (including any awards previously granted subject to performance goals for which performance has been achieved, and remain subject to vesting based only on continued service). Pursuant to the merger agreement, at the effective time of the merger, each Zynga RSU that is outstanding as of immediately prior to the effective time of the merger will be assumed by Take-Two and converted automatically into an award of Take-Two restricted share units under the Take-Two equity plan covering a number of shares of Take-Two common stock equal to the product of the number of shares of Zynga common stock subject to the Zynga RSU as of immediately prior to the effective time of the merger, multiplied by the equity award exchange ratio (with any resulting fractional share rounded down to the nearest whole share). Other than as described in the immediately preceding sentence, each such award of Take-Two restricted share units generally will be subject to the same terms and conditions as applied to the corresponding Zynga RSUs immediately prior to the effective time of the merger.

The individual award agreements for the Zynga RSUs granted to Zynga’s executive officers do not provide for accelerated vesting in the event of a change in control or a termination of employment. For information on accelerated vesting of Zynga RSUs in the event of a termination of employment, see the section titled “Zynga Change in Control and Severance Arrangements with Executive Officers” below.

Zynga Performance-Based Restricted Stock Units

As of January 31, 2022, there were outstanding awards of Zynga restricted stock units the vesting of which is conditioned in whole or in part on satisfaction of performance criteria (referred to as “Zynga PSUs”) covering an aggregate of 1,762,820 shares of Zynga common stock (at target performance, or 2,644,230 shares at maximum performance), all of which were held by Zynga’s executive officers. As of the same date, none of Zynga’s non-employee directors held any Zynga restricted stock units that were granted as Zynga PSUs. Pursuant to the merger agreement, at the effective time of the merger each Zynga PSU that is outstanding as of immediately prior to the effective time of the merger (and provided that any such award that as of immediately prior to the effective time no longer is subject to performance criteria shall be subject to the treatment described in the immediately preceding section above for Zynga RSUs), will be assumed by Take-Two and converted automatically into an award of Take-Two restricted share units under the Take-Two equity plan covering a number of shares of Take-Two common stock equal to the product of the number of shares of Zynga common stock subject to the award of Zynga PSUs, as determined in accordance with the requirements of the applicable Zynga PSU award agreement, multiplied by the equity award exchange ratio (with any resulting fractional share rounded down to the nearest whole share). Other than as described in the immediately preceding sentence, each such award of Take-Two restricted share units generally will be subject to the same terms and conditions as applied the corresponding Zynga PSUs immediately prior to the effective time of the merger.

Relative Total Stockholder Return Zynga PSUs. Each of Mr. Gibeau, Mr. Griffin, and Mr. Kim holds an outstanding Zynga PSU granted on March 15, 2020, under Zynga’s 2011 Equity Incentive Plan and subject to an award agreement thereunder entered into between the Zynga executive officer and Zynga. Vesting of such awards is subject to both continued service and achievement of pre-established performance criteria relating to Zynga’s relative total stockholder return compared to the S&P MidCap 400 Index of the S&P Dow Jones U.S. equity indices (or “rTSR”). Each such Zynga PSU is outstanding with respect to 1/2 of the target number of shares underlying the award at grant, which portion of the award remains subject to Zynga’s rTSR achievement to be measured over the performance period that began on the Zynga PSU’s grant date and is scheduled to end on December 31, 2022. The other 1/2 of each such Zynga PSU was forfeited based on Zynga’s rTSR achievement measured over the performance period that began on the Zynga PSU’s grant date and ended on December 31, 2021. Under the terms of these awards, if a change in control of Zynga occurs during the performance period for the Zynga PSU (or a portion thereof), then that performance period will be shortened to end within the 15-day period ending with the expected date of the change in control of Zynga (as determined by the administrator of the plan). The rTSR performance will be measured over such shortened performance period, with Zynga’s total stockholder return calculated based on the amount of cash consideration and value of securities or other consideration received by Zynga’s stockholders in such change in control. Any portion of such remaining Zynga PSUs that becomes eligible to vest based on actual performance will be scheduled to vest in 3 equal installments on each of the 3-, 4-, and 5-year anniversaries of the awards’ grant date, subject to the Zynga executive officer remaining in continuous service through the applicable vesting date, and, at the effective time of the merger, will be treated in the same manner as Zynga RSUs described further above under the section titled “Zynga Restricted Stock Units.” Any portion of such awards that does not become eligible to vest based on rTSR achievement will be forfeited and will not be eligible to be assumed and converted into Take-Two restricted share units in connection with the combination.

Zynga PSUs for Which the Performance Period Already Has Concluded. Each of Mr. Gibeau, Mr. Griffin, Mr. Kim, Ms. Phillips, Mr. Ryan and Mr. Bromberg holds certain outstanding awards that were granted as Zynga PSUs and that required achievement of performance goals over performance periods that already have concluded. Any portion of such outstanding awards that became eligible to vest due to actual performance achievement vested or remains scheduled to vest based on continued service through specified vesting dates, and any remaining portion that had not met the requisite performance was forfeited and no longer is outstanding. These outstanding awards (or portions thereof) will be treated in the same manner as Zynga RSUs described further above under the section titled “Zynga Restricted Stock Units.”

Treatment in Connection With Involuntary Termination. With respect to each of the Zynga executive officers’ awards that had been granted as Zynga PSUs, if, other than during the period beginning 3 months before, through 18 months following, a change in control of Zynga, the Zynga executive officer’s employment is terminated by Zynga without cause (and other than due to the Zynga executive officer’s death or disability) or by the Zynga executive officer for good reason, vesting will accelerate with respect to (i) any portion of the award for which performance conditions are satisfied and for which the service conditions would be met within 1 year of the holder’s termination of employment, or (ii) with respect to the Zynga PSUs subject to the rTSR performance goal, 1/3rd of the portion of the award for which the performance conditions are satisfied.

If during the period beginning 3 months before, through 18 months following, a change in control of Zynga, the Zynga executive officer’s employment is terminated by Zynga without cause (and other than due to the Zynga executive officer’s death or disability) or by the Zynga executive officer for good reason, then vesting will accelerate with respect to the entire portion of the award for which performance conditions are satisfied.

The vesting acceleration with respect to such awards is conditioned on the Zynga executive officer entering into and not revoking a separation agreement and release of claims in favor of Zynga.

For purposes of such awards, the following definitions are used:

•

Cause generally means (i) any willful, material violation by the Zynga executive officer of any law or regulation applicable to Zynga’s business; (ii) conviction for, or plea of no contest to, a felony or a crime involving moral turpitude; (iii) commission of an act of personal dishonesty intended to result in substantial personal enrichment (excluding inadvertent acts that are promptly cured following notice); (iv) continued material violations of lawful and reasonable duties of employment (including, but not limited to, compliance with material written policies of the Company and material written agreements with the Company), which violations are demonstrably willful and deliberate and that the Zynga executive officer has failed to cure within a prescribed cure period; (v) willful failure (other than due to physical incapacity) to cooperate with an investigation by a governmental authority or Zynga of Zynga’s business or financial condition; (vi) any other willful misconduct or gross negligence that is materially injurious to the financial condition or business reputation of Zynga; or (vii) a material breach of fiduciary duty to Zynga.

•

Good reason generally means voluntary separation from employment with Zynga after one or more of the following that is undertaken without the Zynga executive officer’s written consent, (i) the assignment to the Zynga executive officer of any authority, duties or responsibilities or the reduction of authority, duties or responsibilities, either of which results in a material diminution in authority, duties or responsibilities as in effect immediately prior to Zynga’s change in control (for example, but not by way of limitation, the Zynga executive officer (a) ceasing to be an “officer” (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended) who is required to make filings under Section 16(a)(1) of the Securities Exchange Act of 1934, as amended, or (b) not having the same authority, duties or responsibilities with respect to the combined entity following Zynga’s change in control); (ii) the Zynga executive officer being required to report to any individual or board of directors other than the principal executive officer or board of directors of the ultimate parent of the entity that controls Zynga’s assets and/or business, except that if the Zynga executive officer, as of immediately prior to Zynga’s change in control, did not previously report to the principal executive officer of Zynga or the Zynga Board, this clause (ii) will be triggered by a material diminution in the authority, duties or responsibilities of the supervisor to whom the Zynga executive officer reports, as compared to immediately prior to the Zynga change in control; (iii) a material reduction by Zynga in annual base salary or target annual bonus as in effect immediately prior to the Zynga change in control other than a 1-time reduction of 15% or less that is applicable to substantially all other similarly-situated executives; or (iv) a non-temporary relocation of the principal work location office to a location that increases the one way commute from the Zynga executive officer’s principal residence by more than 35 miles as compared to the principal location at which the Zynga executive officer performs duties as of immediately prior to the Zynga change in control. To qualify as good reason, the Zynga executive officer must provide written notice within a 60-day period following when the Zynga executive officer knew or should know of the initial existence of the condition triggering good reason, provide Zynga with a 30-day cure period after which the condition has remained uncured and resign within 60 days after the expiration of the cure period.

The closing of the combination will constitute a change in control of Zynga for purposes of each of the awards granted as Zynga PSUs and held by Zynga’s executive officers.

New Zynga Annual Equity Awards

Zynga may grant additional equity awards as part of its annual equity incentive compensation program for 2022, including to Zynga’s executive officers. As of the date of this joint proxy statement/prospectus, Zynga has not issued equity award grants to Zynga executive officers for 2022.

Treatment of Zynga’s ESPP

With respect to the Zynga ESPP, the merger agreement provides for Zynga to take all actions necessary or required to ensure that (i) no new offering period under the Zynga ESPP is authorized or commenced on or after the date of the merger agreement, (ii) any current offering period under the Zynga ESPP will expire in accordance with its terms (but no later than immediately prior to the effective time of the merger), (iii) any current offering period is shortened and adjusted to give effect to any earlier termination as previously described, which adjusted offering period will be treated as a fully effective and completed offering period under the Zynga ESPP, (iv) each Zynga ESPP participant’s accumulated contributions under the Zynga ESPP will be used to purchase shares of Zynga common stock as of the end of the current offering period, referred to as the “final exercise date,” as shortened as necessary as previously described, and (v) the Zynga ESPP will terminate in its entirety at the effective time of the merger.

New Compensation Arrangements with Take-Two

Any Zynga executive officers and directors who become officers, directors or employees or who otherwise are retained to provide services to Take-Two or the surviving corporation may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Take-Two. As of the date of this joint proxy statement/prospectus, no compensation arrangements between such persons and Take-Two and/or its affiliates have been established.

Employee Benefit Matters

The merger agreement provides that for a period of 1 year following the closing date of the combination, or the “continuation period,” Take-Two, the surviving corporation or their respective subsidiaries will provide continuing employees with employee benefits that are substantially comparable in the aggregate to either, at the election of Take-Two: (i) participation in Take-Two’s employee benefit plans and programs (excluding any equity, equity-based incentive plan and defined benefit plan) to the same extent as similarly situated employees of Take-Two or its subsidiaries, or (ii) continued participation in employee benefit plans, programs and policies of Zynga and its subsidiaries which provide benefits that are no less favorable in the aggregate to the benefits (excluding equity or equity-based compensation) provided to such continuing Zynga employees under Zynga’s employee benefit plans as of immediately prior to the closing date of the merger.

Any continuing Zynga employee whose employment is terminated without cause during the continuation period (other than an employee who is party to an individual contract which provides for the payment of severance), will be entitled to cash severance benefits that are no less favorable, and welfare benefits that are no less favorable in the aggregate, than the cash severance benefits and welfare benefits, respectively, determined in accordance with the terms of Zynga’s separation guidelines, effective as of March 2020, subject to such employee providing a timely and effective release of claims in favor of Take-Two and its affiliates. Following the closing, Take-Two will assume and honor Zynga’s Change in Control Severance Benefit Plan in accordance with its terms.

For purposes of post-closing benefit plans in which a Zynga continuing employee first becomes eligible to participate on or after the effective time of the merger, or a “New Plan,” each continuing Zynga employee will receive full credit for the years of continuous service recognized by Zynga or its subsidiaries prior to the effective time of the merger as if it were service with Take-Two for purposes of (i) satisfying service requirements for eligibility to participate in a New Plan, (ii) vesting in any benefits under a New Plan, and (iii) calculating the level of benefits with respect to severance, non-statutory vacation, personal days off and any other non-statutory welfare-type benefits where service is a factor in calculating benefits (other than with respect to defined benefit pension plans, benefit accrual, equity or equity-based incentives, or otherwise where such credit would result in a duplication of benefits or where service was not recognized under the corresponding Zynga plan). With respect to any New Plan that is a welfare benefit plan, Take-Two will use reasonable best efforts to (i) cause any waiting periods, eligibility requirements, pre-existing condition limitations, physical examination requirements, evidence of insurability requirements, actively-at-work or similar requirements to be waived, except to the extent such requirements or conditions would apply under the analogous Zynga benefit plan as of immediately prior to the effective time of the merger, and (ii) give effect, in determining any deductibles, co-pay, co-insurance, or maximum out of pocket limitations, to amounts paid by such continuing Zynga employees prior to the effective time of the merger under a Zynga benefit plan in which any continuing Zynga employee was a participant as of immediately prior to the effective time of the merger (to the same extent that such credit was given under such Zynga benefit plan prior to the effective time of the merger) in satisfying such requirements during the plan year in which the effective time of the merger occurs.

Zynga Change in Control and Severance Arrangements with Executive Officers

Each of Zynga’s executive officers is party to an offer letter with Zynga. In addition, each of Zynga’s executive officers, other than Mr. Gibeau, is a participant in the Zynga Inc. Change in Control Severance Benefit Plan (or the “Zynga Change in Control Severance Plan”). These offer letters and the Zynga Change in Control Severance Plan provide for certain benefits in the event of termination of employment under qualifying circumstances.

Mr. Gibeau

Termination Without a Change in Control

Pursuant to the offer letter between Zynga and Mr. Gibeau, if other than during the 3 month period immediately preceding Zynga’s change in control or the 18-month period following Zynga’s change in control, (i) Zynga terminates Mr. Gibeau’s employment without cause or due to his death or disability, or (ii) Mr. Gibeau resigns in a constructive termination, then Zynga will provide Mr. Gibeau the following severance benefits:

•

a lump sum cash payment equal to 1.0 times Mr. Gibeau’s annual salary plus his target bonus for the year in which the termination occurred, with such bonus prorated for the number of days such executive officer worked for Zynga in such year,

•

accelerated vesting of the executive officer’s equity awards (other than the awards granted to Mr. Gibeau as Zynga PSUs, which, by their terms, are excluded from this acceleration) that would have vested in the 1-year period following the termination, and

•

in the event of a termination without cause or resignation in a constructive termination, company-paid premiums for continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (or “COBRA”) for up to 12 months following termination.

Change in Control

The offer letter between Zynga and Mr. Gibeau provides that if Mr. Gibeau remains employed by Zynga up to the time immediately prior to Zynga’s change in control, Zynga will provide Mr. Gibeau with vesting acceleration as to 25% of any Zynga stock options, Zynga RSUs or other Zynga equity awards that are unvested and outstanding immediately prior to Zynga’s change in control (other than awards granted to Mr. Gibeau as Zynga PSUs, which, by their terms, are excluded from this acceleration).

Termination with a Change in Control

Mr. Gibeau’s offer letter provides that (i) if Zynga terminates Mr. Gibeau’s employment without cause (and other than due to his death or disability) or (ii) if Mr. Gibeau resigns in a constructive termination, in either case during the 3 month period immediately preceding Zynga’s change in control or the 18-month period following Zynga’s change in control, then Zynga will provide Mr. Gibeau the following severance benefits:

•	a lump sum cash payment equal to 2.0 times the sum of Mr. Gibeau’s annual base salary and his target bonus for the fiscal year in which the termination occurs,

•	a lump sum cash payment equal to Mr. Gibeau’s target bonus for the year in which the termination occurs, with such bonus prorated for the number of days Mr. Gibeau worked for Zynga in such year,

•	accelerated vesting of Mr. Gibeau’s equity awards (other than any awards granted as Zynga PSUs, which, by their terms, are excluded from this acceleration), and

•	COBRA premiums for up to 18 months following termination.

The severance benefits under the offer letter are subject to Mr. Gibeau’s execution and non-revocation of a release of claims in favor of Zynga and his continued compliance with certain restrictive covenants, including covenants relating to confidentiality, invention assignment, non-solicitation of customers and vendors using confidential information of Zynga for an indefinite period and non-solicitation of employees and consultants that apply for a period of one (1) year after termination of employment.

For purposes of Mr. Gibeau’s offer letter, the following definitions are used:

•

Cause generally means: (i) any willful, material violation of any law or regulation applicable to the business, conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration of a common law fraud; (ii) commission of an act of personal dishonesty that involves material personal profit in connection with Zynga or any other entity having a business relationship with Zynga; (iii) any material breach of any provision of any agreement or understanding between Zynga and the Zynga executive officer regarding the terms of service as an employee, officer, director, or consultant to Zynga, including without limitation, the willful and continued failure or refusal to perform the material lawful and reasonable duties required of an employee, officer, director or consultant of Zynga, other than due to disability, or a breach of any applicable invention assignment and confidentiality agreement or similar agreement with Zynga; (iv) willful disregard of a material policy of Zynga so as to cause material loss, damage, or injury to the property, reputation, or employees of Zynga; or (v) any other willful misconduct that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, Zynga.

•

Constructive termination generally means a voluntary separation from employment with Zynga after one of the following is undertaken without the Zynga executive officer’s written consent: (i) the assignment of any authority, duties or responsibilities or the reduction of authority, duties or responsibilities, either of which results in a material diminution of the Zynga executive officer’s authority, duties or responsibilities (for example, but not by way of limitation, the Zynga executive officer (a) ceasing to be an “officer” (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended) who is required to make filings under Section 16(a)(1) of the Securities Exchange Act of 1934, as amended, or (b) not having the same authority, duties or responsibilities with respect to the combined entity following Zynga’s change in control); (ii) the Zynga executive officer being required to report to any individual or entity other than the board of directors of the ultimate parent of the entity that controls Zynga’s assets and/or business; (iii) a material reduction in annual base salary or target annual bonus as in effect immediately prior to such action or actions other than a 1-time reduction of 15% or less that is applicable to substantially all other similarly-situated executives; or (iv) a non-temporary relocation of the Zynga executive officer’s principal work location office to a location that increases the one way commute from the principal residence by more than 35 miles. To qualify as constructive termination, the Zynga executive officer must provide written notice within a 60-day period following when the Zynga executive officer knew or should know of the initial existence of the condition triggering constructive termination, provide Zynga with a 30-day cure period after which the condition has remained uncured and resign within 60 days after the expiration of the cure period.

The closing of the combination will constitute a change in control of Zynga under Mr. Gibeau’s offer letter. If the severance payments constitute an “excess parachute payment” within the meaning of Section 280G of the Code, they will be reduced if and to the extent that such reduction results in a greater after-tax benefit to Mr. Gibeau.

Mr. Griffin, Mr. Kim, Ms. Phillips, Ms. Rawlings and Mr. Ryan

Termination Without a Change in Control

Pursuant to the offer letters entered into by and between Zynga and each of Mr. Griffin, Mr. Kim, Ms. Phillips and Mr. Ryan, if (i) Zynga terminates the officer’s employment without cause, or (ii) the Zynga executive officer resigns in a constructive termination, then Zynga will provide such Zynga executive officer the following severance benefits:

•	a lump sum cash payment equal to 1.0 times the Zynga executive officer’s annual salary,

•

a lump sum cash payment equal to the Zynga executive officer’s target bonus for the year in which the termination occurred, with such bonus prorated for the number of days such Zynga executive officer worked for Zynga in such year,

•

accelerated vesting of the Zynga executive officer’s initial time-based RSU and stock option awards that would have vested in the 1-year period following the termination (other than any awards granted as Zynga PSUs, which, by their terms, are excluded from this acceleration), and

•	COBRA premiums for up to 12 months following termination.

The severance benefits payable under such offer letters are subject to the Zynga executive officer’s execution and non-revocation of a release of claims in favor of Zynga and such Zynga executive officer’s continued compliance with certain restrictive covenants, including covenants relating to confidentiality, invention assignment, non-solicitation of customers and vendors using confidential information of Zynga for an indefinite period, and non-solicitation of employees and consultants that apply for a period of one (1) year after termination of employment.

For purposes of these offer letters, the following definitions are used:

•

Cause generally means: (i) any willful, material violation of any law or regulation applicable to the business, conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration of a common law fraud; (ii) commission of an act of personal dishonesty that involves material personal profit in connection with Zynga or any other entity having a business relationship with Zynga; (iii) any material breach of any provision of any agreement between Zynga and the Zynga executive officer regarding the terms of service as an employee, officer, director, or consultant to Zynga, including without limitation, the willful and continued failure or refusal to perform the material duties required of an employee, officer, director or consultant of Zynga, or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between Zynga and the Zynga executive officer; (iv) willful disregard of a material Zynga policy so as to cause material loss, damage, or injury to the property, reputation, or employees of Zynga; or (v) any other misconduct that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to Zynga.

•

Constructive termination generally means voluntary separation from employment with Zynga by the Zynga executive officer after one of the following is undertaken without the Zynga executive officer’s written consent: (i) the assignment of any duties or responsibilities that results in a material diminution in the Zynga executive officer’s employment role as in effect immediately prior to the date of such actions; or (ii) a non-temporary relocation of the Zynga executive officer’s business office to a location that increases the one way commute by more than 35 miles. To qualify as constructive termination, the Zynga executive officer must provide written notice within a 30-day period following the initial existence of the condition triggering constructive termination, provide Zynga with a 30-day cure period after which the condition has remained uncured and resign within 90 days after the expiration of the cure period.

If the severance payments constitute an “excess parachute payment” within the meaning of Section 280G of the Code, they will be reduced if and to the extent that such reduction results in a greater after-tax benefit to the officer.

The awards granted as Zynga PSUs to Zynga’s executive officers are not eligible for the vesting acceleration severance under the above offer letters and instead contain specific provisions that condition accelerated vesting (if any) on actual performance versus Zynga’s pre-established performance goal. For more information on accelerated vesting of these Zynga PSUs, see the section titled “Treatment of Zynga Equity Awards — Zynga Performance-Based Restricted Stock Units” above.

Termination with a Change in Control

Each of Zynga’s executive officers, other than Mr. Gibeau, is a participant in the Zynga Change in Control Severance Plan. Upon a change in control of Zynga, Zynga will provide to such Zynga executive officer who is a then-current participant and incurs a qualifying termination (meaning any termination by Zynga other than for cause or any voluntary termination with good reason, in each case as defined in the Zynga Change in Control Severance Plan) during the period beginning 3 months before, through 18 months after, Zynga’s change in control (the “CIC Period”):

•	a lump sum cash payment equal to 1.0 times the officer’s annual salary in effect at termination or if greater, as in effect the day before the start of the CIC Period;

•

a lump sum cash payment equal to 1.0 times the officer’s target bonus in effect at termination or if greater, in effect for the most recent bonus period that began before Zynga’s change in control that was established for the officer;

•	accelerated vesting of any unvested equity awards (other than the awards granted as Zynga PSUs, which, by their terms, are excluded from this acceleration); and

•	a lump sum cash payment equal to 12 months of COBRA premiums for the officer and any eligible family members, regardless of whether the officer or family members actually elects COBRA coverage.

The Zynga Change in Control Severance Plan also provides for accelerated vesting of performance-based equity awards at target, unless otherwise specified in the applicable equity award agreement. The Zynga Change in Control Severance Plan is not applicable to the awards granted as Zynga PSUs to Zynga’s executive officers as those awards instead contain specific change in control provisions that base vesting on achievement of actual performance through a date before Zynga’s change in control.

The severance benefits payable under the Zynga Change in Control Severance Plan are subject to reduction by any other statutory or contractual severance benefits, pay in lieu of notice, and other similar benefits that Zynga (or any successor to Zynga) is required to provide in connection with a qualifying termination and that are in the same form as the benefits provided under the Zynga Change in Control Severance Plan. Accordingly, a Zynga executive officer participating in the Zynga Change in Control Severance Plan will receive the more favorable level of benefits (by type of benefit) under either the Zynga Change in Control Severance Plan or the Zynga executive officer’s offer letter, but not duplicative severance benefits under both.

The severance benefits payable under the Zynga Change in Control Severance Plan is subject to the named executive officer’s execution and non-revocation of a release of claims in favor of Zynga, return of all Zynga property, and such Zynga executive officer’s continued compliance with certain restrictive covenants, including non-solicitation of Zynga service providers and non-disparagement of Zynga and its affiliates (and Zynga thereby also will instruct its officers and directors from disparaging the Zynga executive officer), in each case during the 12-month period following termination of employment.

For purposes of the Zynga Change in Control Severance Plan, the following definitions are used:

•

Cause generally means, with respect to a Zynga executive officer: (i) any willful, material violation by the executive of any law or regulation applicable to Zynga’s business; (ii) the Zynga executive officer’s conviction for, or plea of no contest to, a felony or a crime involving moral turpitude; (iii) commission of an act of personal dishonesty that is intended to result in the substantial personal enrichment of the Zynga executive officer; (iv) continued material violations by the Zynga executive officer of the Zynga executive officer’s lawful and reasonable duties of employment that are demonstrably willful and deliberate (subject to a cure period provided to the executive with respect to such violation); (v) the Zynga executive officer’s willful failure to cooperate with an investigation by a governmental authority or Zynga of Zynga’s business or financial condition; (vi) any other willful misconduct or gross negligence by the Zynga executive officer that is materially injurious to the financial condition or business reputation of Zynga; or (vii) a material breach of the Zynga executive officer’s fiduciary duty to Zynga.

•

A good reason termination generally means, with respect to a Zynga executive officer, the Zynga executive officer’s voluntary termination of employment after one or more of the following without the Zynga executive officer’s written consent: (i) material diminution in the executive’s authority, duties or responsibilities at Zynga as in effect immediately prior to the change in control (for example, (a) ceasing to be an officer who is required to make filings under Section 16(a)(1) of the Securities Exchange Act of 1934, as amended, or (b) not having the same authority, duties or responsibilities with respect to the combined entity following the change in control); (ii) being required to report to any individual or board of directors other than the principal executive officer or board of directors of the ultimate parent of the entity that controls Zynga’s assets and/or business, or if the Zynga executive officer did not previously report to the principal executive officer of Zynga or its board as of immediately prior to the change in control, then a material diminution in authority, duties or responsibilities of the supervisor to whom the executive reports, as compared to immediately prior to the change in control; (iii) material reduction in annual base salary or target annual bonus as in effect immediately prior to Zynga’s change in control other than a 1-time reduction of 15% or less that is applicable to substantially all other similarly-situated executives; or (iv) non-temporary relocation of the Zynga executive officer’s principal work location office to a location that increases the Zynga executive officer’s 1-way commute by more than 35 miles as compared to the Zynga executive officer’s principal work location as of immediately prior to Zynga’s change in control. Under a good reason termination, the Zynga executive officer must give Zynga written notice within 60 days after the Zynga executive officer knows or should know of the initial existence of good reason, such event or action must not have been cured within 30 days of written notice, and the Zynga executive officer must terminate employment within 60 days following the end of the cure period.

The closing of the combination will constitute a change in control of Zynga under the Zynga Change in Control Severance Plan.

For Ms. Rawlings, the amount of severance payable under the Zynga Change in Control Severance Plan in connection with a qualifying termination during the CIC Period based on her current compensation consists of $280,000 of salary severance, $98,000 of bonus severance, an estimated $27,490 of COBRA premium severance, and acceleration of her RSU award (as described further below in the section titled “Equity Interests of Zynga’s Executive Officers and Non-Employee Directors). For additional information regarding the amounts of severance payable to the named executive officers upon a qualifying termination during the CIC Period, see the section below titled “Golden Parachute Compensation.”

Mr. Bromberg

Mr. Bromberg entered into a Transition and Release Agreement with Zynga on November 5, 2021, in connection with his resignation from his role as Zynga’s Chief Operating Officer. Under the terms of this agreement, which supersedes the terms of his offer letter, Mr. Bromberg’s employment with Zynga will terminate by March 31, 2022, without entitlement to severance payments under his offer letter, the Zynga Change in Control Severance Plan, or any vesting acceleration provisions under the award agreements for his outstanding equity awards. While he continues providing services under his Transition and Release Agreement, Mr. Bromberg will continue to vest in his outstanding Zynga equity awards. However, any portion of his Zynga equity awards that had a scheduled or potential vesting date later than March 31, 2022, were forfeited by him pursuant to his Transition and Release Agreement.

Quantification of Payments and Benefits to Zynga’s Named Executive Officers

The following information, table and the related footnotes present information about the compensation payable to Zynga’s named executive officers in connection with the combination.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the estimated amounts of compensation and benefits that each named executive officer of Zynga could receive that are based on or otherwise relate to the combination. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the combination-related compensation payable to Zynga’s named executive officers. The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of Zynga’s named executive officers would receive, using the following assumptions:

•

the closing of the combination occurring on May 31, 2022 (which is the assumed date solely for purposes of this joint proxy statement/prospectus, including this golden parachute compensation disclosure);

•

the Zynga named executive officers having a qualifying termination of employment that results in severance benefits becoming payable under the Zynga Change in Control Severance Plan, or in the case of Mr. Gibeau, under his offer letter, and vesting acceleration under the Zynga PSU award agreements, in each case without taking into account any possible reduction that might be required to avoid the excise tax in connection with Section 280G under Section 4999 of the Code;

•	equity awards that are outstanding as of May 31, 2022, assuming that the Zynga named executive officer remains in continuous service through May 31, 2022; and

•

a price per share of Zynga common stock of $9.00, the average closing market price of a share of Zynga common stock over the first 5 business days following the public announcement of the combination on January 10, 2022.

The narrative and tables that follow are estimates based on multiple assumptions that may or may not actually occur. Accordingly, the actual amounts, if any, to be received by a Zynga named executive officer may differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)(1)(2)(3)	Equity ($)(4)	Perquisites / Benefits ($)(5)	Total ($)(6)
Frank Gibeau	5,620,548	30,695,422	41,236	36,357,205
James Gerard Griffin	1,127,490	14,632,740	—	15,760,230
Bernard Kim	1,127,490	14,294,736	—	15,422,226
Phuong Y. Phillips	876,240	4,057,754	—	4,933,994
Jeff Ryan	797,490	3,493,273	—	4,290,763
Matthew S. Bromberg (7)	—	—	—	—

(1)

For Zynga named executive officers other than Mr. Gibeau and Mr. Bromberg, reflects the amount of “double-trigger” severance payments to which the Zynga named executive officer may become entitled under the Zynga Change in Control Severance Plan. The amount becomes payable if the Zynga named executive officer incurs a qualifying termination (meaning any termination by Zynga other than for cause or any voluntary termination with good reason, in each case as defined in the Zynga Change in Control Severance Plan) during the CIC Period, subject to the Zynga named executive officer’s timely execution and non-revocation of a release of claims in favor of Zynga, return of all Zynga property, and such named executive officer’s continued compliance with certain restrictive covenants, including non-solicitation of Zynga service providers and non-disparagement of Zynga and its affiliates (and Zynga thereby also will instruct its officers and directors from disparaging the Zynga executive officer), in each case during the 12-month period following termination of employment. For additional information regarding the severance benefits payable under the Zynga Change in Control Severance Plan, see the section titled “Zynga Change in Control and Severance Arrangements with Executive Officers – Mr. Griffin, Mr. Kim, Ms. Phillips and Mr. Ryan” above.

(2)

For Mr. Gibeau, reflects the amount of “double-trigger” severance payments to which the named executive officer may become entitled under his offer letter with Zynga. The amount becomes payable if Zynga terminates Mr. Gibeau’s employment without cause or if Mr. Gibeau resigns in a constructive termination, in either case during the CIC Period, subject to Mr. Gibeau’s timely execution and non-revocation of a release of claims in favor of Zynga and his continued compliance with certain restrictive covenants including covenants relating to confidentiality and invention assignment. For additional information regarding the severance benefits payable under Mr. Gibeau’s offer letter, see the section titled “Zynga Change in Control and Severance Arrangements with Executive Officers – Mr. Gibeau” above.

(3)

The amounts represent a lump sum cash severance payment equal to the sum of (x) 2 years for Mr. Gibeau, and 1 year for Mr. Griffin, Mr. Kim, Ms. Phillips and Mr. Ryan, of annual base salary and annual target bonus, each based on salary and target bonus as in effect as of March 1, 2022, (y) for Mr. Gibeau only, a prorated portion of his target annual bonus as in effect as of March 1, 2022, prorated for the number of days during the fiscal year that elapsed prior to (and including) May 31, 2022, and (z) for each of Mr. Griffin, Mr. Kim, Ms. Phillips and Mr. Ryan, 12 months of COBRA premiums, based on the premium payable for the first month of coverage, regardless of whether the Zynga named executive officer or any family members enroll in COBRA, as follows:

Named Executive Officer	Base Salary Severance ($)	Bonus Severance ($)	Prorated Target Annual Bonus ($)	COBRA Premiums ($)(a)	Total ($)
Frank Gibeau	2,000,000	3,000,000	620,548	—	5,620,548
James Gerard Griffin	550,000	550,000	—	27,490	1,127,490
Bernard Kim	550,000	550,000	—	27,490	1,127,490
Phuong Y. Phillips	485,000	363,750	—	27,490	876,240
Jeff Ryan	440,000	330,000	—	27,490	797,490
Matthew S. Bromberg (b)	—	—	—	—	—

(a)

Reflects a lump sum cash payment equal to 12 months of COBRA for each of Mr. Griffin, Mr. Kim, Ms. Phillips and Mr. Ryan, regardless of whether the Zynga named executive officer or any family members enroll in COBRA. Under Mr. Gibeau’s offer letter, Mr. Gibeau is eligible for payment of 18 months of COBRA premiums, subject to his enrollment in and continued eligibility for COBRA. The value of Mr. Gibeau’s COBRA premiums is included in the Perquisites/Benefits column of the Golden Parachute Table. See footnote (5) to the Golden Parachute Table for more information.

(b)	Mr. Bromberg is not eligible for any cash severance benefits. See footnote (7) to the above Golden Parachute Compensation table.

(4)

Equity. The amounts represent the value of the “double trigger” accelerated vesting of outstanding unvested Zynga options, Zynga RSUs and Zynga PSUs (based on the assumptions described below). As described in the section above titled “Treatment of Zynga Equity Awards,” these equity awards will be assumed by Take-Two and converted into Take-Two awards (assuming the Zynga named executive officer is a continuing employee as of immediately following the combination). For additional information regarding the Zynga named executive officers’ equity awards, see the sections titled “Treatment of Zynga Equity Awards” above and “Equity Interests of Zynga’s Executive Officers and Non-Employee Directors” below.

The values in the equity column of the tables above and below reflect the accelerated vesting terms under Mr. Gibeau’s offer letter and, with respect to the other Zynga named executive officers, under the Zynga Change in Control Severance Plan, as well as under the individual award agreements for the awards that were granted as Zynga PSUs:

Named Executive Officer	Value of Unvested Zynga Options($)	Value of Zynga RSUs($)	Value of Zynga PSUs($)(a)	Total ($)
Frank Gibeau (b)	2,299,027	17,344,584	11,051,811	30,695,422
James Gerard Griffin	952,191	8,544,969	5,135,580	14,632,740
Bernard Kim	952,191	8,206,965	5,135,580	14,294,736
Phuong Y. Phillips	590,126	2,062,440	1,405,188	4,057,754
Jeff Ryan	472,099	1,773,360	1,247,814	3,493,273
Matthew S. Bromberg (c)	—	—	—	—

(a)

Reflects the values of awards that were granted as Zynga PSUs, including such awards that remain outstanding for which the performance period has ended, and performance has been certified, and Zynga PSUs for which the performance period remains ongoing as follows:

Named Executive Officer	Value of Unvested and Outstanding Zynga PSUs for which the Performance Period Has Ended ($)(i)(ii)	Value of Unvested and Outstanding Zynga PSUs for which the Performance Period Remains Ongoing ($)(ii)(iii)	Total ($)
Frank Gibeau	2,701,611	8,350,200	11,051,811
James Gerard Griffin	1,377,990	3,757,590	5,135,580
Bernard Kim	1,377,990	3,757,590	5,135,580
Phuong Y. Phillips	1,405,188	—	1,405,188
Jeff Ryan	1,247,814	—	1,247,814
Matthew S. Bromberg (iv)	—	—	—

(i)

Includes the value of the outstanding awards that were granted as Zynga PSUs in 2020 and 2021 with a performance goal relating to achievement of specified levels of Zynga annual operating cash flow for Zynga’s fiscal years 2020 and 2021, respectively. The portion of these awards that satisfied the operating cash flow performance goal remain eligible to vest based on continued service with Zynga and will be treated upon the closing of the combination in the same manner as Zynga RSUs.

(ii)

If during the CIC Period, the Zynga named executive officer’s employment is terminated by Zynga without cause (and other than due to the Zynga named executive officer’s death or disability) or by the Zynga named executive officer for good reason, then vesting will accelerate with respect to the entire portion of the award for which performance conditions are satisfied, subject to the Zynga named executive officer’s timely execution and non-revocation of a separation agreement and release of claims in favor of Zynga. For additional information regarding the severance benefits payable under the Zynga PSUs, see the section titled “Zynga Performance-Based Restricted Stock Units” above.

(iii)

Includes the value of the outstanding Zynga PSUs granted in 2020 with a performance goal relating to Zynga’s total stockholder return compared to the total stockholder returns of the companies in the S&P MidCap 400 Index, measured over the performance period beginning with the awards’ grant date and ending December 31, 2022, or if earlier, as of a date within the 15-day period ending with the expected date of the change in control of Zynga (as determined by the administrator of the plan). The value shown assumes target-level achievement of Zynga’s relative total stockholder return performance during such performance period. Maximum achievement would result in 150% of the target number of shares of Zynga common stock subject to the outstanding Zynga PSUs to become eligible to vest.

(iv)	Mr. Bromberg is not eligible for any accelerated vesting of equity awards in connection with the combination. See footnote (7) to the Golden Parachute Compensation table, above.

(b)

Under the terms of his offer letter with Zynga, if Mr. Gibeau remains employed by Zynga up to the time immediately before a change in control of Zynga (which the combination will constitute), then Mr. Gibeau will receive “single-trigger” vesting acceleration in 25% of any Zynga stock options, Zynga RSUs or other Zynga equity awards that are unvested and outstanding immediately prior to Zynga’s change in control (other than any awards granted to him as Zynga PSUs). For additional information regarding this benefit, see the section titled “Zynga Change in Control and Severance Arrangements with Executive Officers – Mr. Gibeau” above.

(c)	Mr. Bromberg is not eligible for any accelerated vesting of equity awards. See footnote (7) to the above Golden Parachute Compensation table.

(5)

Perquisites / Benefits. For Mr. Gibeau, the amount shown represents the cost of payment of premiums for coverage under COBRA for Mr. Gibeau and his eligible dependents, if any, for up to 18 months following a qualifying termination, and accordingly these amounts are “double-trigger” payments. For additional information regarding the severance benefits payable under Mr. Gibeau’s offer letter, see the section titled “Zynga Change in Control and Severance Arrangements with Executive Officers – Mr. Gibeau” above. See footnote (3) to the above Golden Parachute Compensation table for information regarding the COBRA-related cash severance payable to certain Zynga named executive officers under the Zynga Change in Control Severance Plan.

(6)

Total. This amount includes the aggregate dollar value of the sum of all amounts reported in the preceding columns. If any of the amounts provided for under the Zynga Change in Control Severance Plan or under Mr. Gibeau’s offer letter or otherwise payable to any of the Zynga named executive officers would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the Zynga named executive officer would be entitled to receive either full payment of his or her benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer.

(7)

Mr. Bromberg resigned as Zynga’s Chief Operating Officer effective November 5, 2021, and is expected to remain an employee of Zynga through no later than March 31, 2022. As a result, Mr. Bromberg will not receive any benefits based on or otherwise relating to the combination. For additional information regarding Zynga’s current arrangements with Mr. Bromberg, see the section titled “Zynga Change in Control and Severance Arrangements with Executive Officers – Mr. Bromberg” above.

Equity Interests of Zynga’s Executive Officers and Non-Employee Directors

The following table sets forth the number of shares of Zynga common stock, and the number of shares of Zynga common stock underlying Zynga equity awards, that are held by each person who has been an executive officer or director of Zynga at any time since January 1, 2021, and, assuming no sales, transfers or exercises, are expected to be outstanding as of May 31, 2022, the date that for purposes of this joint proxy statement/prospectus is assumed to be the closing date of the combination. The table also sets forth the values of these shares and equity awards, determined as the applicable number of shares multiplied by the average closing market price of a share of Zynga common stock over the first 5 business days following the first public announcement of the combination on January 10, 2022, or $9.00 (minus the applicable per share exercise price for Zynga options).

Name	Shares of Zynga Common Stock (#)(1)	Shares of Zynga Common Stock ($)	Zynga Options (#)(2)	Zynga Options ($)	Zynga RSUs and PSUs (#)(3)(4)(5)	Zynga RSUs and PSUs ($)	Total ($)
Frank Gibeau (6)	1,801,624	16,214,616	8,746,966	47,908,061	3,155,155	28,396,395	92,519,072
James Gerard Griffin	794,456	7,150,104	4,055,912	21,541,389	1,520,061	13,680,549	42,372,042
Bernard Kim	1,276,003	11,484,027	6,555,912	37,861,389	1,482,505	13,342,545	62,687,961
Phuong Y. Phillips	471,570	4,244,130	1,059,494	4,421,516	385,292	3,467,628	12,133,274
Amy Rawlings (7)	184,063	1,656,567	0	0	69,065	621,585	2,278,152
Jeff Ryan	145,843	1,312,587	468,816	1,678,462	335,686	3,021,174	6,012,223
Matthew S. Bromberg (8)	1,094,920	9,854,280	278,599	998,897	—	—	10,853,177
Dr. Regina E. Dugan	234,046	2,106,414	—	—	—	—	2,106,414
William “Bing” Gordon (9)	1,318,913	11,870,217	—	—	9,616	86,544	11,956,761
Louis J. Lavigne, Jr.	361,565	3,254,085	—	—	—	—	3,254,085
Carol G. Mills	233,872	2,104,848	—	—	—	—	2,104,848
Mark Pincus	57,027,547	513,247,923	—	—	—	—	513,247,923
Janice M. Roberts	233,872	2,104,848	—	—	—	—	2,104,848
Ellen F. Siminoff	220,572	1,985,148	—	—	—	—	1,985,148
Noel B. Watson, Jr.	40,857	367,713	—	—	—	—	367,713

(1)

This number includes shares of Zynga common stock beneficially owned as of January 31, 2022 (or, for Mr. Bromberg, shares reported as held in his last Form 4 report filed with the U.S. Securities and Exchange Commission on October 19, 2021), excluding shares issuable upon exercise of stock options or settlement of Zynga RSUs and Zynga PSUs expected to remain outstanding as of May 31, 2022, the date that for purposes of this joint proxy statement/prospectus is assumed to be the closing date of the combination, and any shares that may be purchased under the Zynga ESPP after the date of the filing of this joint proxy statement/prospectus but prior to the closing of the combination, by any Zynga executive officer participating in the Zynga ESPP, but including the following shares acquired under the Zynga ESPP effective on February 15, 2022: 3,072 shares by Ms. Rawlings, 3,071 shares by each of Mr. Gibeau, Mr. Griffin and Ms. Phillips, and 1,987 shares by Mr. Kim and Mr. Bromberg. Zynga’s non-employee directors are not eligible to participate in the Zynga ESPP. For more information regarding beneficial ownership of Zynga common stock by each of Zynga’s current directors, named executive officers and all directors and executive officers as a group, see the section titled “Certain Beneficial Owners of Zynga Common Stock—Security Ownership of Zynga Directors and Executive Officers.” Refer to footnote (3) to this table below regarding shares subject to Zynga RSUs included in this column.

(2)

This number includes shares subject to vested and unvested Zynga options. The number of shares of Zynga common stock subject to the vested and unvested portions of the outstanding Zynga options and the values of the Zynga options are shown in the following table under this footnote (2), assuming that the individual (other than Mr. Bromberg) remains in continuous service with Zynga through the closing of the combination and does not exercise any portion of the Zynga options prior to such date. The values shown in the below table are determined based on, for each share of Zynga common stock subject to a Zynga option, the excess of (i) the average closing market price of a share of Zynga common stock over the first 5 business days following the first public announcement of the combination on January 10, 2022, or $9.00, over (ii) the applicable per share exercise price.

	Vested Stock Options		Unvested Stock Options		Total Stock Options (Vested and Unvested)
Name	Number of Shares (#)	Value ($)	Number of Shares (#)	Value ($)	Total Number of Shares (#)	Total Value ($)
Frank Gibeau	8,027,171	45,609,034	719,795	2,299,027	8,746,966	47,908,061
James Gerard Griffin	3,754,696	20,589,199	301,216	952,191	4,055,912	21,541,389
Bernard Kim	6,254,696	36,909,199	301,216	952,191	6,555,912	37,861,389
Phuong Y. Phillips	862,343	3,831,390	197,151	590,126	1,059,494	4,421,516
Amy Rawlings	—	—	—	—	—	—
Jeff Ryan	311,096	1,206,364	157,720	472,099	468,816	1,678,462
Matthew S. Bromberg (a)	278,599	998,897	—	—	278,599	998,897

(a)	Mr. Bromberg is not eligible for any acceleration of equity awards in connection with the combination. See footnote (7) to the Golden Parachute Compensation table, above.

(3)

This number does not include the following shares of Zynga common stock subject to Zynga RSUs (including awards granted as Zynga PSUs for which performance already has been achieved) that are scheduled to vest on March 15, 2022 or April 15, 2022, subject to continued service through the applicable date: 369,218 shares with respect to Mr. Gibeau, 174,579 shares with respect to Mr. Griffin, 174,580 shares with respect to Mr. Kim, 106,488 shares with respect to Ms. Phillips, 15,344 shares with respect to Ms. Rawlings, 92,630 shares with respect to Mr. Ryan, and 107,104 shares with respect to Mr. Bromberg (subject to the terms of Mr. Bromberg’s Transition Agreement and Release). All such shares instead are included in the column entitled “Shares of Zynga Common Stock” in the table above.

(4)

Zynga makes annual grants of Zynga RSUs to Zynga’s non-employee directors. The most recent such awards were granted on May 17, 2021. These awards are scheduled to vest in 4 approximately equal tranches on a quarterly basis, with a 3rd tranche covering 5,547 shares of Zynga common stock (with a value of $49,923, assuming a Zynga stock price of $9.00) vested on February 15, 2022, and a 4th tranche covering

5,548 shares of Zynga common stock (with a value of $49,932, assuming a Zynga stock price of $9.00) scheduled to vest, subject to continued service, on the date of the next annual stockholder meeting of Zynga, or if earlier, the 1-year anniversary of the grant date of the awards, or May 17, 2022. As of May 31, 2022, the date that for purposes of this joint proxy statement/prospectus is assumed to be the closing date of the combination, all shares subject to these annual RSU awards would be vested. All such shares instead are included in the column entitled “Shares of Zynga Common Stock” in the table above.
(5)

The award agreements for each award granted as Zynga PSUs provide for accelerated vesting in the event of a qualifying termination after a change in control event such as the combination, to the extent that the performance goals have been satisfied in advance of such event. For more information on these rights to acceleration, see the section titled “Treatment of Zynga Equity Awards – Zynga Performance-Based Restricted Stock Units” above. For additional information regarding awards granted as Zynga PSUs to Zynga’s executive officers, see the table set forth in the section titled “Quantification of Payments and Benefits to Zynga’s Named Executive Officers — Golden Parachute Compensation.”

(6)

Mr. Gibeau’s offer letter entered into with Zynga provides to Mr. Gibeau, and the Zynga Change in Control Severance Plan provides to each of the other executive officers, a right to full acceleration of unvested and outstanding time-vesting Zynga options and Zynga RSUs (other than awards granted as Zynga PSUs) upon a qualifying termination after a change in control of Zynga (which the combination will constitute). For more information on these rights to acceleration, see the section titled “Zynga Change in Control and Severance Arrangements with Executive Officers” above.

(7)

Under the terms of Ms. Rawlings participation in the Zynga Change in Control Severance Plan, the outstanding Zynga RSU award for Ms. Rawlings, will accelerate and become fully vested upon her qualifying termination during the CIC Period. That Zynga RSU award is expected to cover 69,065 shares of Zynga stock as of May 31, 2022, the date that for purposes of this joint proxy statement/prospectus is assumed to be the closing date of the combination, and represents a value of $621,585, assuming a Zynga stock price of $9.00. For more information on the Zynga Change in Control Severance Plan, see the section titled “Zynga Change in Control and Severance Arrangements with Executive Officers” above.

(8)

Mr. Bromberg’s employment with Zynga is expected to end on March 31, 2022. Any portion of his Zynga equity awards that had a scheduled or potential vesting date later than March 31, 2022, were forfeited by him pursuant to his Transition and Release Agreement.

(9)

Mr. Gordon received an additional annual award of Zynga RSUs with respect to his service as a consultant to Zynga. This award is scheduled to vest quarterly over a 1-year period, subject to his continued service through the applicable vesting date. The shares included in the table above for Mr. Gordon reflect shares under a 4th tranche of a Zynga RSU award granted on June 15, 2021, which are scheduled to vest on June 15, 2022, and thus are expected to remain outstanding as of May 31, 2022, the date that for purposes of this joint proxy statement/prospectus is assumed to be the closing date of the combination. A 3rd tranche covering 9,615 shares of Zynga common stock (with a value of $86,535, assuming a Zynga stock price of $9.00) vests on March 15, 2022.

Membership on the Take-Two Board of Directors

Pursuant to the terms of the merger agreement, Take-Two has agreed to appoint, on or prior to the effective time, two members of the Zynga board of directors, selected by Zynga and approved by Take-Two, to the Take-Two board of directors. Take-Two will be required to approve at least two of the Zynga’s current directors and, if any of such Zynga-selected directors that have been approved by Take-Two are unable or unwilling to serve on the Take-Two board of directors, then Zynga may select, prior to the effective time, an alternative member of the Zynga board of directors who, subject to approval by Take-Two, will be appointed to the Take-Two board of directors as of the effective time. The two members of the Zynga board of directors selected by Zynga for appointment to the Take-Two board of directors pursuant to this provision of the merger agreement are Ellen Siminoff and William “Bing” Gordon. The appointment of Ms. Siminoff and Mr. Gordon remain subject to the review and approval by Take-Two’s Corporate Governance Committee and Board of Directors prior to the effective time. Non-employee members of the Take-Two’s board of directors will be compensated for such service.

Insurance and Indemnification Interests of Directors and Executive Officers

Pursuant to the terms of the merger agreement, Zynga’s directors and officers will be entitled to certain ongoing indemnification rights. In addition, Zynga will purchase, prior to the effective time, a six year “tail” prepaid directors’ and officers’ liability insurance policy covering Zynga’s directors and officers, which Take-Two is required to maintain in effect. This indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Indemnification and Insurance.”

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE COMBINATION

The following discussion is a general summary of the material U.S. federal income tax consequences of the exchange by U.S. holders (as defined below) of Zynga common shares for shares of Take-Two common stock in the combination.

The following discussion does not address any aspects of U.S. taxation other than federal income taxation, nor does it address any Medicare contribution tax, non-income or other taxes or any foreign, state or local tax consequences of the combination.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE COMBINATION, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

This discussion addresses only U.S. holders of Zynga common shares who hold that stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).

For these purposes a “U.S. holder” is any beneficial owner of Zynga common shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or if you are subject to special rules (including, for example, tax-exempt organization, governmental organization, tax-qualified retirement plan, controlled foreign corporation, passive foreign investment company, financial institution, dealer in securities, trader in securities that elects mark-to-market treatment, insurance company, mutual fund, person who exercises appraisal or dissenters’ rights, person subject to the alternative minimum tax, regulated investment company, real estate investment trust, partnership or other pass-through entity, person whose Zynga common stock is “qualified small business stock” within the meaning of Sections 1045 or 1202 of the Code, person who holds 5% or more of the Zynga common shares, person who holds Zynga common shares as part of a hedging or conversion transaction or as part of a short-sale or straddle or through a partnership or other pass-through entity for U.S. federal income tax purposes, individual who is a U.S. expatriate or former citizen or long-term resident of the United States, person that has “functional currency” other than the U.S. dollar, person subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement or a person who acquired Zynga common shares pursuant to the exercise of an option or otherwise as compensation). This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. This discussion is not binding on the Internal Revenue Service (the “IRS”) or any court, so there can be no certainty that the IRS will not challenge the tax treatment discussed below. If the IRS were to successfully challenge the tax consequences of the combination, the tax consequences could be different from those set forth in this discussion.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Zynga common shares, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding Zynga common shares should consult their own tax advisors.

General

Take-Two and Zynga intend for the combination to be treated as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Take-Two’s obligation to complete the combination that Take-Two receives an opinion from Willkie Farr & Gallagher LLP, counsel to Take-Two, to the effect that the combination will be treated as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Zynga’s obligation to complete the combination that Zynga receives an opinion from Wilson Sonsini Goodrich & Rosati, special counsel to Zynga, to the effect that the combination will be treated as a reorganization within the meaning of Section 368(a) of the Code. One of the requirements that must be satisfied in order for the combination to qualify as a reorganization is the “continuity of interest” test, which generally would be satisfied if the stock consideration received in the Merger represented at least 40% of the value of the total merger consideration, determined based on the value of the Take-Two common stock on the Closing Date. These conditions may not be waived by Zynga or Take-Two after receipt of the approval of the combination by the stockholders of Zynga and Take-Two, respectively, without further stockholder approval; accordingly, if such opinions are not delivered (including because the “continuity of interest” requirement is not met), the combination may not be completed.

These opinions will be based on customary assumptions and representations from Zynga and Take-Two, as well as certain covenants and undertakings by Zynga and Take-Two. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated, the validity of the opinions described above may be affected and the tax consequences of the combination could differ materially from those described in this joint proxy statement/prospectus. Neither Zynga nor Take-Two is currently aware of any facts or circumstances that would cause the assumptions, representations, covenants and undertakings to be incorrect, incomplete, inaccurate or violated.

An opinion of counsel represents counsel’s legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge. Neither Zynga nor Take-Two intends to obtain a ruling from the IRS on the tax consequences of the combination. If the IRS were to successfully challenge the “reorganization” status of the combination, the tax consequences would be different from those set forth in this joint proxy statement/prospectus.

Tax Consequences of the Combination

Assuming the receipt and accuracy of these opinions, you will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess, if any, of the sum of the amount of cash and the fair market value, as of the effective time of the merger, of the Take-Two shares received in the combination over your adjusted tax basis in its Zynga shares surrendered) and (2) the amount of cash received in the combination.

Notwithstanding the above, in certain circumstances, if you actually or constructively own Take-Two shares other than Take-Two shares received pursuant to the combination, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends upon each holder’s particular circumstances, including the application of constructive ownership rules, you should consult your tax advisor regarding the application of the foregoing rules to their particular circumstances.

The aggregate tax basis of any Take-Two shares you received in the combination will be equal to the aggregate adjusted basis of the Zynga common shares surrendered in the combination, reduced by the amount of any cash you received in the combination and increased by the amount of any gain you recognized on the combination (including any portion of the gain that is treated as a dividend as described above). The holding period of any Take-Two shares you received in the combination will include the holding period of the Zynga common shares surrendered in the combination.

If you acquired different blocks of Zynga shares at different times or at different prices, any gain or loss will be determined separately with respect to each block of Zynga common shares and your basis and holding period in your shares of Take-Two shares may be determined by reference to each block of Zynga common shares. You should consult your tax advisor regarding the manner in which cash and Take-Two shares received in the combination should be allocated among different blocks of Zynga common shares and with respect to identifying the bases or holding periods of the particular shares of Take-Two common stock received in the combination.

Any recognized gain will generally be long-term capital gain if your holding period of the Zynga shares surrendered is more than one year at the effective time of the merger. Long term capital gain of certain non-corporate U.S. holders of Zynga common shares, including individuals, is generally taxed at preferential rates.

Information Reporting and Backup Withholding

Payments of cash to you may, under certain circumstances, be subject to information reporting and backup withholding, unless you provide proof of an applicable exemption or furnish your taxpayer identification number, and otherwise comply with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to you under the backup withholding rules are not additional tax and will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is timely furnished to the IRS.

COMPARISON OF STOCKHOLDERS’ RIGHTS

Take-Two and Zynga are Delaware corporations and the rights of Take-Two stockholders and Zynga stockholders are governed by the DGCL. Zynga stockholders’ rights are also governed by the Zynga charter and bylaws. If the combination is completed, the rights of Zynga stockholders who become Take-Two stockholders will be governed by the Take-Two charter and bylaws.

As Take-Two and Zynga are both Delaware corporations, the rights of Take-Two stockholders and Zynga stockholders are not materially different. However, there are certain differences in the rights of Take-Two stockholders under the Take-Two charter and bylaws and of Zynga stockholders under the Zynga charter and bylaws, as summarized in the table below. This summary does not purport to be a complete statement of all the differences, or a complete description of the specific provisions referred to. Further, the identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Take-Two stockholders and Zynga stockholders should carefully read the relevant provisions of the Take-Two charter, the Take-Two bylaws, the Zynga charter, the Zynga bylaws and the DGCL. Copies of the documents referred to in this summary may be obtained as described in the section titled “Where You Can Find More Information.”

Take-Two	Zynga
Authorized and Outstanding Capital Stock

Take-Two is authorized to issue 205,000,000 shares of stock, consisting of 200,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of undesignated preferred stock, par value $0.01 per share.	Zynga is authorized to issue 2,022,517,472 shares of stock, consisting of 2,020,517,472 shares of common stock, par value $0.00000625 per share, and 2,000,000 shares of preferred stock, par value $0.00000625 per share.

If the Take-Two charter amendment proposal is approved at the Take-Two special meeting, Take-Two will file an amendment to Take-Two’s charter to provide that Take-Two is authorized to issue 305,000,000 shares of stock, consisting of 300,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of undesignated preferred stock, par value $0.01 per share.	At the close of business on the Zynga record date, there were shares of Zynga common stock and preferred stock issued and outstanding.

At the close of business on the Take-Two record date, there were shares of Take-Two common stock and shares of preferred stock issued and outstanding.

Rights of Preferred Stock

Take-Two is authorized to issue preferred stock in one or more series, of which the number of authorized shares may be increased or decreased (but not below the number of shares thereof then outstanding). The Take-Two board of directors may provide, by resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series and to fix the designation and the powers, preferences, rights,	Zynga is authorized to issue preferred stock in one or more series. The Zynga board of directors may provide for the issue of all or any of the shares of the preferred stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights

Take-Two	Zynga
qualifications, limitations and restrictions relating to the shares of each such series.	and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Zynga board of directors providing for the issuance of such shares and as may be permitted by the Delaware General Corporation Law. The Zynga board of directors may also increase or decrease the number of shares of any series of preferred stock subsequent to the issuance of shares of that series of preferred stock, but not below the number of shares of such series of preferred stock then outstanding. In case the number of shares of any series of preferred stock shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series of preferred stock. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the corporation entitled to vote thereon, without a separate vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of preferred stock.

Voting Rights

Each stockholder is entitled to one vote for each share having voting power held by the stockholder.

Other than with respect to the election of directors, if a quorum is present at any meeting, any matter before any such meeting shall be decided by the vote of the holders of a majority of the stock having voting power present in person or represented by proxy, unless the matter is one upon which by express provision of applicable law, rule or regulation applicable to Take-Two or its securities, or the Take-Two charter, or the Take-Two bylaws, a different standard is required, in which case such express provision shall govern and control the decision of such question.

Each holder of Zynga common stock is entitled to one vote for each share on each matter on which the holder of Zynga common stock is entitled to vote.

Except as otherwise provided by statute, by applicable stock exchange rules, by the Zynga charter or by the Zynga bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.

Distributions and Dividends

The Take-Two board of directors or an authorized committee thereof may declare dividends. Dividends may be paid out of any assets of Take-Two legally available for the payment of dividends, either in cash, in property, or in shares of common stock.	The Zynga board of directors may declare dividends payable to the holders of its capital stock. Dividends may be paid out of any assets or funds of Zynga legally available for the payment of dividends.

Take-Two	Zynga
Quorum

The Take-Two bylaws provide that, unless otherwise provided by law, the holders of a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum.	The Zynga bylaws provide that the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority the voting power of the stock entitled to vote will constitute a quorum. The Zynga bylaws further provide that, where a separate vote by a class or series or classes or series is required, a majority of the voting power of the shares of such class or series or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the Zynga charter or the Zynga bylaws.

Record Date

The Take-Two board of directors may fix a record date for purposes of, among other things, determining the rights of stockholders to notice of or to vote at any stockholder meeting and determining the identity of stockholders entitled to receive payment of any dividend or other distribution.

The record date cannot be more than sixty nor less than ten days before the date of the meeting, nor more than sixty days prior to any other action.

If no record date is fixed, then (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, (ii) the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Take-Two board of directors is required, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to Take-Two by delivery to its registered office in Delaware, its principal place of business or an officer or agent of Take-Two having custody of the book in which proceedings of meetings of stockholders are recorded, (iii) the record date for determining stockholders entitled to consent to corporate action in writing without a meeting when prior action by the Take-Two board of directors is required, shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action, and (iv) the record

Under the DGCL, the Zynga board of directors may fix a record date to determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof. The record date shall not precede the date upon which the resolution fixing the record date is adopted by the Zynga board of directors, shall not be more than 60 or less than ten days before the date of such meeting. If the Zynga board of directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Zynga board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Zynga board of directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Zynga board of directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote, in accordance with the foregoing, at the adjourned meeting.

Take-Two	Zynga
date for determining stockholders for any other purpose will be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Under the DGCL, the Zynga board of directors may fix a record date, to determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Any stockholder of record (whether acting for him, her or itself, or at the direction of a beneficial owner) shall, by written notice to the Zynga secretary, demand that the Zynga board of directors fix a record date to determine the stockholders who are entitled to deliver a written request to call a special meeting (such record date, the “Ownership Record Date”). A written demand to fix an Ownership Record Date shall include all of the information that must be included in a written request to call a special meeting as of the date of the demand for the record date, as set forth in the Zynga bylaws. The Zynga board of directors may fix the Ownership Record Date within ten (10) days of the Zynga secretary’s receipt of a valid demand to fix the Ownership Record Date. The Ownership Record Date shall not precede, and shall not be more than ten (10) days after, the date upon which the resolution fixing the Ownership Record Date is adopted by the Zynga board of directors. If an Ownership Record Date is not fixed by the Zynga board of directors, then the Ownership Record Date shall be the date that the first written request to call a special meeting is received by the Zynga secretary with respect to the proposed business to be submitted for stockholder approval at a special meeting.

Number of Directors

The Take-Two bylaws provide that the number of directors which shall constitute the whole board shall be not less than one nor more than ten. Within such specified limits, the number of directors shall be determined by resolution of the board of directors or by the stockholders at the annual meeting or by written consent. There are currently eight Take-Two directors. In connection with the closing of the combination,	The Zynga charter provides that, subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the total number of authorized directors constituting the Zynga board of directors (the “Whole Board”) shall be fixed from time to time exclusively by the Zynga board of directors pursuant to a resolution

Take-Two	Zynga
Take-Two has agreed to expand the size of its board of directors from eight to ten directors, and to appoint two of Zynga’s current directors to the Take-Two board of directors as designated by Zynga and approved by Take-Two.	adopted by a majority of the Whole Board. There are currently nine Zynga directors.
Election of Directors

Pursuant to the Take-Two bylaws, (i) in a meeting of stockholders other than a contested election meeting, a candidate for director is elected to the Take-Two board of directors by the affirmative vote of a majority of the votes cast for such candidate (meaning the number of shares voted “for” a candidate must exceed the number of shares voted “against” such candidate) and (ii) in a contested election, each director is elected by an affirmative vote of a plurality of the stock present in person or represented by proxy entitled to vote on the election of directors.

The Take-Two charter expressly provides that the election of directors need not be by written ballot unless the Take-Two bylaws so provide.

The Zynga bylaws provide that, except as otherwise provided by statute, by the Zynga charter or Zynga bylaws, a nominee for director shall be elected to the Zynga board of directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (a) (i) the Secretary receives a notice that a stockholder has nominated a person for election to the Zynga board of directors in compliance with the advance notice requirements for stockholder nominees set forth in the Zynga bylaws; and (ii) such nomination has not been withdrawn by such stockholder on or before the fourteenth (14th) day prior to the date that Zynga files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission; or (b) the number of director nominees otherwise exceeds the number of directors to be elected at such meeting. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee. With respect to the election of directors only, “abstentions”, “withholds” and “broker non-votes,” if any, although counted for quorum purposes, shall not be included in the total number of votes cast or be counted as votes for or against any nominee’s election.

The Zynga charter expressly provides that the election of directors need not be by written ballot unless the Zynga bylaws so provide.

Cumulative Voting

Take-Two stockholders do not have cumulative voting rights.	Zynga stockholders do not have cumulative voting rights.

Removal of Directors

The Take-Two directors may be removed with or without cause, by the holders of a majority of shares entitled to vote at an election of directors, unless otherwise restricted by the certificate of incorporation or by law.	Subject to any requirements set forth in the Zynga charter, the Zynga board of directors or any individual director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of Zynga, entitled to vote generally at an election of directors.

Take-Two	Zynga
Director Nominations by Stockholders

The Take-Two bylaws provide that stockholders who comply with the notice provisions set forth in the Take-Two bylaws, are a stockholder of record at the time of giving notice, on the record date for the applicable meeting of stockholders, and on the date of the applicable meeting of stockholders, and are entitled to vote at the annual meeting of stockholders may nominate a candidate to the Take-Two board of directors for election at such meeting. The notice requirements generally require that, among other things, the stockholder deliver a notice of any such nomination containing specified information and representations to Take-Two’s corporate secretary no later than ninety days and no earlier than one hundred twenty days prior to the anniversary of the date of the immediately preceding annual meeting of stockholders.	The Zynga bylaws provide that stockholders who comply with the notice provisions as set forth in the Zynga bylaws and are a stockholder of record (i) at the time of giving the stockholder’s notice provided for in the Zynga bylaws, (ii) on the record date for the determination of stockholders entitled to notice of the annual meeting, (iii) on the record date for the determination of stockholders entitled to vote at the annual meeting and (iv) at the time of the annual meeting, may nominate a person to the Zynga board of directors. The notice requirements generally require that, among other things, the stockholder deliver a notice of such nomination containing specified information, including representations about the nominee and the stockholder, to Zynga’s corporate secretary, to be received no later than the 90th day and no earlier than the 120th day before the one-year anniversary of the preceding year’s annual meeting.

Stockholder Proposals

Business may be properly brought before an annual meeting by any stockholder who complies with the notice provisions set forth in the Take-Two bylaws, is a stockholder of record at the time of giving notice, on the record date for the applicable meeting of stockholders, and on the date of the applicable meeting of stockholders, and is entitled to vote at the annual meeting.

The notice requirements generally require that, among other things, the stockholder deliver a notice of any such proposal containing specified information and representations to Take-Two’s corporate secretary. To be timely, a stockholder’s notice must generally be delivered to Take-Two’s corporate secretary no later than 90 days and no earlier than 120 days prior to the anniversary of the date of the immediately preceding annual meeting of stockholders.

Business may be properly brought before an annual meeting by any stockholder who complies with the notice provisions as set forth in the Zynga bylaws and is a stockholder of record (i) at the time of giving the stockholder’s notice provided for in the Zynga bylaws, (ii) on the record date for the determination of stockholders entitled to notice of the annual meeting, (iii) on the record date for the determination of stockholders entitled to vote at the annual meeting and (iv) at the time of the annual meeting. The notice requirements generally require that, among other things, the stockholder deliver a notice of such proposal containing specified information, including representations about the proposal and the stockholder, to Zynga’s corporate secretary, to be received no later than the 90th day and no earlier than the 120th day before the one-year anniversary of the preceding year’s annual meeting.

Stockholder Action by Written Consent

The Take-Two bylaws provide that, unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action that may be taken at any annual or special meeting of such stockholders, subject to the notice provisions set forth in the Take-Two bylaws, may be taken without a meeting, without prior notice and without a vote, if a consent in	Subject to the rights of the holders of any series of preferred stock, the Zynga charter prohibits stockholder action by written consent and requires that any action taken by stockholders be taken at an annual or special meeting of stockholders.

Take-Two	Zynga
writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Special Stockholder Meetings

Except as otherwise required by statute or the certificate of incorporation, a special meeting of stockholders may only be called by the executive chairman of the Take-Two board of directors, Take-Two’s non-executive chairman of the board of directors, or by Take-Two’s Chief Executive Officer or President at the request in writing of a majority of the board of directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. The only matters to be brought before a special meeting are those specified in the meeting notice.	A special meeting of stockholders may only be called by the by the Chief Executive Officer of Zynga, the Zynga board of directors pursuant to a resolution adopted by a majority of the Whole Board, or the chairperson of the Zynga board of directors or the Chief Executive Officer of Zynga at the written request of one or more stockholders of record who have (or who are acting on behalf of beneficial owners who have) an aggregate net long position (as determined below) of not less than 25% of the outstanding shares of capital stock of the corporation as of the Ownership Record Date (as defined above), it being understood that each such stockholder of record (or beneficial owner directing such stockholder of record) must have held such individual’s net long position included in such aggregate amount continuously for the one-year period ending on the Ownership Record Date and must continue to hold such net long position through the date of the conclusion of the special meeting.

Notice of Stockholder Meetings

Whenever stockholders are required or permitted to take any action at a meeting, they must be given notice that states the place, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose of the meeting. Notice of any meeting shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.	Whenever stockholders are required or permitted to take any action at a meeting, they must be given notice that states the place, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose of the meeting. Notice must be given no less than 10 and not more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Take-Two	Zynga
Adjournment of Stockholder Meetings

If a quorum is not present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted that might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Subject to the rules and regulations of the board of directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures, and to do all such acts as, in the judgment of such chairman, are necessary, appropriate, convenient or desirable for the proper conduct of the meeting, including, without limitation, establishing the authority to conclude or adjourn the meeting with or without stockholder approval.

In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the vote of holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, Zynga may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Limitation of Personal Liability of Directors

The Take-Two charter provides that no Take-Two director will be personally liable to Take-Two or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except (i) for breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.	The Zynga charter provides that, to the fullest extent permitted by law, no Zynga director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director of Zynga.

Indemnification of Directors and Officers

The Take-Two charter provides that each person who was or is made a party (or is threatened to be made a party) to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director	The Zynga bylaws provide that Zynga shall indemnify its directors and executive officers (as executive officers is defined in Rule 3b-7 promulgated under the 1934 Act) to the extent not prohibited by the DGCL or any other applicable law; provided, however, that Zynga may modify the

Take-Two	Zynga
or officer of Take-Two or is or was serving at the request of Take-Two as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by Take-Two to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Take-Two to provide broader indemnification rights than said law permitted Take-Two to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided the Take-Two bylaws, Take-Two shall indemnify any such person seeking indemnification in connection with any such proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Take-Two board of directors. The right to indemnification conferred in Article VII shall be a contract right and shall include the right to be paid by Take-Two the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made upon delivery to Take-Two of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified. Take-Two may, by action of its board of directors, provide indemnification to Take-Two’s employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that Zynga shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Zynga board of directors, (iii) such indemnification is provided by Zynga, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection 39(d) of the Zynga bylaws.

Zynga also has the power to indemnify its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Zynga board of directors shall have the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the Zynga board of directors shall determine.

Zynga shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer of Zynga, or is or was serving at the request of Zynga as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to Zynga of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses.

Take-Two	Zynga

Notwithstanding the foregoing, unless otherwise determined pursuant the Zynga bylaws, no advance shall be made by Zynga to an executive officer of Zynga (except by reason of the fact that such executive officer is or was a director of Zynga in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made pursuant to the Zynga bylaws that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of Zynga.

Rights Upon Liquidation

In the event of any dissolution, liquidation or winding-up of the affairs of Take-Two, after payment or provision for payment of the debts or other liabilities of Take-Two, the holders of all then outstanding shares of preferred stock of each series shall be entitled to receive, out of the net assets of Take-Two, an amount in cash for each share equal to the amount fixed by the Take-Two board of directors for such series of preferred stock together with all cumulative dividends accrued thereon to the date fixed for distribution and not theretofore paid or declared and set apart for payment in full before any distribution is made to the holders of junior shares. If upon any dissolution, liquidation or winding-up of the affairs of Take-Two, the net assets available for distribution shall be insufficient to pay the holders of all outstanding shares of preferred stock in full amounts to which they respectively shall be entitled, the holders of all outstanding shares of preferred stock of all series shall share ratably in the distribution of assets in accordance with the sums which would be payable upon such distribution if all sums payable, were paid in full. Neither the merger nor the consolidation of Take-Two, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed to be a liquidation or winding-up of the affairs of Take-Two within the meaning of the Take-Two charter.

In the event of any dissolution, liquidation or winding-up of the affairs of Take-Two, after payment or provision for payment of the debts and other liabilities of Take-Two, and of the amounts to which the holders

Upon liquidation, dissolution or winding-up, the assets legally available for distribution to Zynga stockholders would be distributable ratably among the holders of Zynga common stock.

Under Zynga’s charter, Zynga’s board of directors may designate the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, including without limitation dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including any sinking fund provisions), redemption price or prices and liquidation preferences. The issuance of preferred stock could have the effect the rights of Zynga common stock, including by impairing the liquidation rights of Zynga common stock.

Take-Two	Zynga
of preferred stock are entitled, if any, the holders of all outstanding shares of common stock shall be entitled to share ratably in the remaining net assets of Take-Two.

Stockholder Rights Plan

The DGCL does not include a statutory provision expressly validating stockholder rights plans. However, such plans have generally been upheld by the decisions of courts applying Delaware law. Take-Two does not have a stockholder rights plan currently in effect.	The DGCL does not include a statutory provision expressly validating stockholder rights plans. However, such plans have generally been upheld by the decisions of courts applying Delaware law. Zynga does not have a stockholder rights plan currently in effect.

Certain Business Combinations

Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a business combination with an “interested stockholder” that acquires more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder” (generally defined as a holder who (i) together with its affiliates and associates, owns or (ii) is an affiliate or associate of the corporation and, together with that person’s affiliates and associates, has owned at any time within the previous three years, at least 15% of the corporation’s outstanding shares), unless prior to the date the person becomes an interested stockholder, the corporation’s board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the corporation’s board of directors and by the affirmative vote of at least two-thirds of the corporation’s outstanding voting stock that is not owned by the interested stockholder at a meeting of stockholders (and not by written consent) or other specified exceptions are met. The DGCL allows a corporation’s certificate of incorporation to contain a provision expressly electing not to be governed by Section 203, but the Take-Two charter has not opted out of Section 203.

The DGCL permits a Delaware corporation’s certificate of incorporation to provide for a greater vote for a merger, consolidation or sale of substantially all the assets of a corporation than the vote described above. The Take-Two charter does not require a greater vote.

Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a business combination with an “interested stockholder” that acquires more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder” (generally defined as a holder who (i) together with its affiliates and associates, owns or (ii) is an affiliate or associate of the corporation and, together with that person’s affiliates and associates, has owned at any time within the previous three years, at least 15% of the corporation’s outstanding shares), unless prior to the date the person becomes an interested stockholder, the corporation’s board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the corporation’s board of directors and by the affirmative vote of at least two-thirds of the corporation’s outstanding voting stock that is not owned by the interested stockholder at a meeting of stockholders (and not by written consent) or other specified exceptions are met. The DGCL allows a corporation’s certificate of incorporation to contain a provision expressly electing not to be governed by Section 203, but the Zynga charter has not opted out of Section 203.

The DGCL permits a Delaware corporation’s certificate of incorporation to provide for a greater vote for a merger, consolidation or sale of substantially all the assets of a corporation than the vote described above. The Zynga charter does not require a greater vote.

Take-Two	Zynga
Exclusive Forum

The Take-Two bylaws provide that, unless Take-Two consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Take-Two; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former Take-Two director, officer, employee or stockholder to Take-Two or its stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Take-Two charter or the Take-Two bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim governed by the internal affairs doctrine, is the Court of Chancery of the State of Delaware is or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware, subject to the court’s having personal jurisdiction over the indispensable parties named therein. The Take-Two bylaws also provide that, unless Take-Two consents in writing to the selection of an alternate forum, the U.S. federal district courts are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Nothing in the Take-Two charter or the Take-Two bylaws would preclude stockholders that assert claims under the Exchange Act from bringing such claims in federal court to the extent the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.

The Zynga charter provides that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Zynga; (ii) any action asserting a claim of breach of a fiduciary duty owed by any Zynga director, officer or other employee of Zynga to Zynga or Zynga’s stockholders; (iii) any action asserting a claim against the Zynga arising pursuant to any provision of the DGCL, the Zynga charter or Zynga bylaws; or (iv) any action asserting a claim against Zynga governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Zynga shall be deemed to have notice of the foregoing.

The Zynga bylaws provide that, unless Zynga consents in writing to the selection of an alternative forum, the U.S. federal district courts the U.S. federal district courts are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Failure to enforce the foregoing provisions would cause Zynga irreparable harm and Zynga shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

APPRAISAL RIGHTS

Under Delaware law, holders of Zynga common stock are entitled to dissenters’ rights of appraisal in connection with the combination, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL (which we refer to as Section 262) and certain conditions described herein are met. Pursuant to Section 262, Zynga stockholders who do not vote in favor of the combination and who comply with the applicable requirements of Section 262 will have the right to seek appraisal of the fair value of such shares as determined by the Delaware Chancery Court if the merger is completed. However, immediately before the merger, Zynga common stock will be listed on a national exchange. Therefore, pursuant to Section 262(g) of the DGCL, after an appraisal petition has been filed, the Court of Chancery will dismiss appraisal proceedings as to all holders of shares of common stock who asserted appraisal rights unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Zynga common stock as measured in accordance with subsection (g) of Section 262 of the DGCL or (b) the value of the merger consideration in respect of such shares exceeds $1 million. Unless the Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided, however, that at any time before the Court of Chancery enters judgment in the appraisal proceeding, the surviving corporation in the merger may pay to each stockholder entitled to appraisal an amount in cash, in which case any such interest will accrue after the time of such payment only on the amount that equals the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares of Zynga common stock as determined by the Court of Chancery and (2) interest theretofore accrued, unless paid at such time. The surviving corporation is under no obligation to make such voluntary cash payment before such entry of judgment. In addition, it is possible that the fair value as determined by the Court may be more or less than, or the same as, the merger consideration. Stockholders should note that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the merger, are not opinions as to, and do not in any manner address, fair value under the DGCL. Zynga stockholders electing to exercise appraisal rights must comply with the strict procedures set forth in Section 262 in order to demand and perfect their rights. Any Zynga stockholder wishing to preserve their rights to appraisal must make a demand for appraisal as described below.

The following is intended as a brief summary of the material provisions of Section 262 required to be followed by dissenting Zynga stockholders wishing to demand and perfect their appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is subject to and qualified in its entirety by reference to Section 262, the full text of which appears in Annex G to this document.

Under Section 262, Zynga is required to notify stockholders not less than 20 days before the special meeting to vote on the combination that appraisal rights will be available. A copy of Section 262 must be included with that notice. The Zynga special meeting will be held on            , 2022.

This document constitutes Zynga’s notice to its stockholders of the availability of appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware.

If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 set forth in Annex G to this document and consult your legal advisor. If you fail to timely and properly comply with the requirements of Section 262, your appraisal rights may be lost. To exercise appraisal rights with respect to your shares of Zynga common stock, you must:

•	NOT vote your shares of Zynga common stock in favor of the merger agreement;

•	deliver to Zynga a written demand for appraisal of your shares before the date of the special meeting, as described further below under “—Written Demand and Notice”;

•	continuously hold your shares of Zynga common stock through the date the combination is consummated; and

•	otherwise comply with the procedures set forth in Section 262.

If you sign and return a proxy card, or submit a proxy through the internet, that does not contain voting instructions, you will effectively waive your appraisal rights because such shares represented by the proxy, unless the proxy is revoked, will be voted for the adoption of the merger agreement. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement.

Only a holder of record of shares of Zynga common stock, or a person duly authorized and explicitly purporting to act on that stockholder’s behalf, is entitled to assert appraisal rights for the shares of common stock registered in that stockholder’s name. To be effective, a demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder’s name appears on their stock certificates, and must state that such person intends thereby to demand appraisal of his or her shares of Zynga common stock in connection with the combination. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Zynga. The beneficial owner must, in such cases, have the registered stockholder submit the required demand in respect of those shares.

If the shares of Zynga common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares of Zynga common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. Stockholders who hold their shares of Zynga common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

Failure to strictly follow the procedures set forth in Section 262 may result in the loss, termination or waiver of appraisal rights. Stockholders who vote in favor of the adoption and approval of the merger agreement will not have a right to have the fair value of their shares of Zynga common stock determined. However, failure to vote in favor of the merger agreement is not sufficient to perfect appraisal rights. If you desire to exercise your appraisal rights, you must also submit to Zynga a written demand for payment of the fair value of the Zynga common stock held by you. In order to assist stockholders in determining whether to exercise appraisal rights, copies of Zynga audited consolidated financial statements as of and for the year ended December 31, 2021 and unaudited condensed consolidated financial statements as of and for the three months ended            , 2022 are incorporated by reference in this document.

Written Demand and Notice

If a holder of Zynga common stock wishes to exercise appraisal rights, a written demand for appraisal should be filed with Zynga before the Zynga special meeting. The demand notice shall be sufficient if it reasonably informs Zynga of your identity and that you wish to seek appraisal with respect to your shares of Zynga common stock. All demands should be delivered to: Zynga, 699 Eighth Street, San Francisco, CA 94103.

The surviving company, within ten days after the effective date of the merger, will notify each stockholder who has complied with Section 262 and who has not voted in favor of the combination of the effective date of the merger.

Judicial Appraisal

Within 120 days after the effective date of the merger, the surviving company or any stockholder who is entitled to appraisal rights and has otherwise complied with Section 262 may file a petition with the Delaware Court of Chancery demanding a determination of the value of the common stock of Zynga held by all such stockholders. The surviving company is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving company will file a petition. Accordingly, it is the obligation of the holders of common stock to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving company, the surviving company will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of Zynga common stock and with whom agreements as to the value of their shares of Zynga common stock have not been reached by the surviving company. After notice to the surviving company and dissenting stockholders who demanded payment of their shares of Zynga common stock, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares of Zynga common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After the Delaware Court of Chancery determines the holders of common stock entitled to appraisal and that such stockholders satisfy at least one of the ownership thresholds described above, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery shall determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, to be paid, if any, upon the amount determined to be “fair value” in an appraisal proceeding. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date and the date of payment of the judgment. However, at any time before the Court of Chancery’s entry of judgment in the proceedings, the surviving corporation in the Merger may pay to each Zynga stockholder entitled to appraisal an amount in cash, which is referred to as a voluntary cash payment, in which case interest will accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid by the surviving corporation in the merger and the fair value of the shares as determined by the Court of Chancery and (ii) interest theretofore accrued, unless paid at that time.

In determining the fair value of the shares the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders who consider seeking appraisal should consider that the fair value of their shares under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the merger agreement without the exercise of appraisal rights. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the Court deems equitable. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Zynga common stock entitled to appraisal. In the absence of a court determination or assessment, each party will bear its own expenses.

Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the effective time, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the Zynga common stock, except for dividends or distributions, if any, payable to stockholders of record at a date before the merger.

Request for Appraisal Data

If you submit a written demand for appraisal of your shares of Zynga common stock and otherwise properly perfect your appraisal rights, you may, upon written request mailed to the combined company within 120 days after the effective date of the combination, receive a statement identifying (1) the aggregate number of shares of Zynga common stock which were not voted in favor of the adoption and approval of the merger agreement and with respect to which Zynga has received written demands for appraisal; and (2) the aggregate number of holders of such shares. This statement will be given to you within ten days after receiving your written request, or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of such stock may, in such person’s own name, file a petition for appraisal or request the statement of shares not voted in favor of the merger agreement described in this paragraph. If no petition is filed by either the combined company or any dissenting stockholder within the 120-day period after the effective date of the merger, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the combined company will file a petition with respect to the appraisal of the fair value of their shares or that the combined company will initiate any negotiations with respect to the fair value of those shares. The combined company will be under no obligation to take any action in this regard and Take-Two and Zynga have no present intention to do so. Accordingly, it is the obligation of stockholders who wish to seek appraisal of their shares of Zynga common stock to initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Failure to file the petition on a timely basis will cause the stockholder’s right to an appraisal to cease.

Withdrawal

Even if you submit a written demand for appraisal of your shares of Zynga common stock and otherwise properly perfect your appraisal rights, you may withdraw your demand at any time after the effective date of the merger, except that any such attempt to withdraw made more than 60 days after the effective date of the merger will require the written approval of the combined company and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval. The foregoing, however, will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered under the merger agreement within 60 days after the effective date of the combination. If you withdraw your demand, you will be deemed to have accepted the terms of the merger agreement, which are summarized in this document and which is attached in its entirety as Annex A.

The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under Section 262 and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached as Annex G to this document. Zynga urges any stockholder wishing to exercise appraisal rights, if any, to read this summary and Section 262 carefully, and to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of your statutory appraisal rights.

LEGAL MATTERS

The legality of the shares of Take-Two common stock offered hereby will be passed upon for Take-Two by Willkie Farr & Gallagher LLP. Certain U.S. federal income tax consequences relating to the transactions will be passed upon for Take-Two by Willkie Farr & Gallagher LLP.

EXPERTS

Take-Two

The consolidated financial statements of Take-Two Interactive Software, Inc. appearing in Take-Two Interactive Software, Inc.’s Annual Report (Form 10-K) for the year ended March 31, 2021, and the effectiveness of Take-Two Interactive Software, Inc.’s internal control over financial reporting as of March 31, 2021 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Zynga

The consolidated financial statements of Zynga Inc. appearing in Zynga Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2021, and the effectiveness of Zynga Inc.’s internal control over financial reporting as of December 31, 2021 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

CERTAIN BENEFICIAL OWNERS OF TAKE-TWO COMMON STOCK

The following table sets forth certain information with respect to the beneficial ownership of Take-Two common stock as of March 4, 2022, for:

•	each member of the Take-Two board of directors;

•	each named executive officer of Take-Two;

•	the members of the Take-Two board of directors and Take-Two’s current executive officers as a group; and

•	each person known by Take-Two to beneficially own 5% or more of the outstanding shares of Take-Two common stock.

Take-Two has determined beneficial ownership in accordance with the rules of the SEC, and therefore it represents sole or shared voting or investment power with respect to Take-Two’s securities. Unless otherwise indicated below, to Take-Two’s knowledge, the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. Take-Two has deemed shares of Take-Two common stock subject to options and restricted stock units outstanding as of March 4, 2022 that were exercisable or issuable or will become exercisable or issuable within 60 days of March 4, 2022 to be outstanding and to be beneficially owned by the person holding the option or restricted stock unit for the purpose of computing the percentage ownership of that person, but has not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

Take-Two has based percentage ownership of Take-Two common stock on 115,420,843 shares of Take-Two common stock outstanding as of March 4, 2022.

Security Ownership of Take-Two Directors and Executive Officers

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Take-Two Interactive Software, Inc., 110 West 44th Street, New York, New York, 10036.

Named Executive Officers and Directors:	Shares Beneficially Owned	Ownership %
Strauss Zelnick (1)	589,053	*
Karl Slatoff(2)	447,553	*
Lainie Goldstein(3)	213,874	*
Daniel Emerson(4)	33,387	*
J Moses	21,043	*
Michael Sheresky	61,716	*
Michael Dornemann	15,250	*
LaVerne Srinivasan	8,607	*
Susan Tolson	25,666	*
Paul Viera(5)	83,485	*
Roland Hernandez	4,271	*

All directors and executive officers as a group (11 persons)(6)	1,056,352

Security Ownership of Other Beneficial Owners

Based on information available to Take-Two as of March 4, 2022, Take-Two knew of no person who beneficially owned 5% of the outstanding shares of Take-Two common stock, except as set forth below.

5% or Greater Stockholders
BlackRock, Inc.(7)	10,527,202	9.1%
The Vanguard Group, Inc.(8)	12,340,892	10.70%
The Public Investment Fund.(9)	8,790,000	7.6%
Total of all Directors, Officers, and >5% Stockholders	32,714,446	28.2%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of Take-Two common stock.
(1)

Mr. Zelnick is a partner at ZelnickMedia. The shares listed include 69,949 shares of common stock held by Zelnick/Belzberg Living Trust (such shares are indirectly held by Mr. Zelnick), 71,551 shares of common stock held by the Wendy Jay Belzberg 2012 Family Trust (such shares are indirectly held by Mr. Zelnick) and 447,553 RSUs held by ZelnickMedia (such units are not held individually by Mr. Zelnick). Mr. Zelnick disclaims beneficial ownership of the securities held by each of the Zelnick/Belzberg Living Trust, the Wendy Jay Belzberg 2012 Family Trust and ZelnickMedia except to the extent of his pecuniary interest therein. The 447,553 RSUs held by ZelnickMedia consist of (a) unvested RSUs granted to ZelnickMedia on April 13, 2020 settleable for up to 272,552 shares of common stock and (b) unvested RSUs granted to ZelnickMedia on April 13, 2021 settleable for up to 175,001 shares of common stock. A portion of each grant is subject to time-based vesting and the other portion is subject to performance-based vesting. The 2020 grant will vest, if at all, on April 13, 2022, and the 2021 grant will vest, if at all, on April 13, 2023, subject in each case to acceleration or forfeiture under certain circumstances.

(2)

Mr. Slatoff is a partner at ZelnickMedia. The shares listed include 447,553 RSUs held by ZelnickMedia (such units are not held individually by Mr. Slatoff). Mr. Slatoff disclaims beneficial ownership of the securities held by ZelnickMedia except to the extent of his pecuniary interest therein. The 447,553 RSUs held by ZelnickMedia consist of (a) unvested RSUs granted to ZelnickMedia on April 13, 2020 settleable for up to 272,552 shares of common stock and (b) unvested RSUs granted to ZelnickMedia on April 13, 2021 settleable for up to 175,001 shares of common stock. A portion of each grant is subject to time-based vesting and the other portion is subject to performance-based vesting. The 2020 grant will vest, if at all, on April 13, 2022, and the 2021 grant will vest, if at all, on April 13, 2023, subject in each case to acceleration or forfeiture under certain circumstances.

(3)

The shares listed include (i) 118,479 shares of common stock held by Ms. Goldstein, (ii) 15,265 unvested time-based RSUs held by Ms. Goldstein, and (iii) 80,130 unvested performance-based RSUs held by Ms. Goldstein. Such unvested awards will vest, or fail to vest, in accordance with the terms of the applicable award agreements.

(4)

The shares listed include (i) 5,343 unvested time-based RSUs held by Mr. Emerson, and (ii) 28,044 unvested performance-based RSUs held by Mr. Emerson. Such unvested awards will vest, or fail to vest, in accordance with the terms of the applicable award agreements.

(5)

The shares listed include 75,000 shares of common stock held by The PEV Revocable Living Trust (such securities are indirectly held by Mr. Viera), which were purchased on the open market in August 2018.

(6)	The 447,553 RSUs held by ZelnickMedia, and beneficially owned by Messrs. Zelnick and Slatoff, are only included once.
(7)	Based on information contained in a report on Schedule 13G/A filed with the SEC on February 1, 2022.
(8)	Based on information contained in a report on Schedule 13G/A filed with the SEC on February 10, 2022.
(9)	Based on information contained in a report on Schedule 13G filed with the SEC on February 7, 2022.

CERTAIN BENEFICIAL OWNERS OF ZYNGA COMMON STOCK

The following tables set forth certain information with respect to the beneficial ownership of Zynga common stock as of February 28, 2022, for:

•	each member of the Zynga board of directors;

•	each named executive officer of Zynga;

•	the members of the Zynga’s board of directors and Zynga’s executive officers as a group; and

•	each other person known by Zynga to beneficially own 5% or more of the outstanding shares of Zynga common stock.

Zynga has determined beneficial ownership in accordance with the rules of the SEC, and therefore it represents sole or shared voting or investment power with respect to Zynga’s securities. In accordance with the rules of the SEC, for purposes of determining beneficial ownership of shares of Zynga common stock for purposes of the following table, Zynga has deemed shares of Zynga common stock subject to stock options currently exercisable or exercisable within 60 days of February 28, 2022 and to restricted stock units and performance stock units vesting within 60 days of February 28, 2022 to be outstanding and to be beneficially owned by the person holding the option or restricted stock unit, including for the purpose of computing the percentage ownership of that person, but has not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

Zynga has based percentage ownership of Zynga common stock set forth in the tables below on 1,133,751,350 shares of Zynga common stock outstanding as of February 28, 2022, adjusted in accordance with the rules of the SEC.

The information set forth in the tables below is based upon information supplied by our executive officers, directors, and principal stockholders and Schedules 13D and Schedules 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Zynga believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Unless otherwise indicated, the address of each beneficial owner listed in the tables below is c/o Zynga Inc., 699 Eighth Street, San Francisco, CA 94103.

Security Ownership of Zynga Directors and Executive Officers

Named Executive Officers and Directors:	Shares Beneficially Owned	Ownership %
Mark Pincus (1)	56,293,199	5.0%
Frank D. Gibeau (2)	9,828,796	*
James Gerard Griffin (3)	4,549,152	*
Bernard Kim (4)	7,530,699	*
William “Bing” Gordon (5)	1,313,365	*
Phuong Y. Phillips (6)	1,333,913	*
Matthew S. Bromberg (7)	1,204,084	*
Louis J. Lavigne, Jr. (8)	356,017	*
Dr. Regina E. Dugan (9)	228,498	*
Carol G. Mills (10)	228,324	*
Janice M. Roberts (11)	228,324	*
Ellen F. Siminoff (12)	215,024	*
Noel B. Watson, Jr. (13)	35,309	*
All directors and executive officers as a group (15 persons) (14)	83,985,706	7.2%

(*)	Represents beneficial ownership of less than one percent of the applicable class of outstanding common stock.
(1)

Consists of (i) 250,555 shares of Zynga common stock held directly by Mr. Pincus; (ii) 30,145,532 shares of Zynga common stock held directly by The 4D Revocable Trust, of which Mr. Pincus serves as trustee; (iii) 24,625,912 shares of Zynga common stock held directly by Ogden Enterprises LLC, of which Mr. Pincus serves as manager; and (iv) 1,271,200 shares of Zynga common stock held directly by the Pincus Family Fund, of which Mr. Pincus serves as trustee.

(2)

Consists of (i) 375,470 shares of Zynga common stock held directly by Mr. Gibeau; (ii) 1,056,937 shares of Zynga common stock held directly by the Frank Donald Gibeau Trust u/a dtd 12/13/2019, of which Mr. Gibeau serves as trustee; (iii) 8,027,171 shares of Zynga common stock issuable upon exercise of stock options that are vested and exercisable within 60 days of February 28, 2022, (iv) 292,339 shares of Zynga common stock issuable upon vesting of restricted stock units within 60 days of February 28, 2022 and (v) 76,879 shares of Zynga common stock issuable upon vesting of performance-based restricted stock units (“performance stock units”) within 60 days of February 28, 2022.

(3)

Consists of (i) 619,877 shares of Zynga common stock; (ii) 3,754,696 shares of Zynga common stock issuable upon exercise of stock options that are vested and exercisable within 60 days of February 28, 2022, (iii) 133,973 shares of Zynga common stock issuable upon vesting of restricted stock units within 60 days of February 28, 2022 and (iv) 40,606 shares of Zynga common stock issuable upon vesting of performance stock units within 60 days of February 28, 2022.

(4)

Consists of (i) 1,101,423 shares of Zynga common stock; (ii) 6,254,696 shares of Zynga common stock issuable upon exercise of stock options that are vested and exercisable within 60 days of February 28, 2022, (iii) 133,974 shares of Zynga common stock issuable upon vesting of restricted stock units within 60 days of February 28, 2022 and (iv) 40,606 shares of Zynga common stock issuable upon vesting of performance stock units within 60 days of February 28, 2022.

(5)	Consists of (i) 1,303,750 shares of Zynga common stock; and (ii) 9,615 shares of Zynga common stock issuable upon vesting of restricted stock units within 60 days of February 28, 2022.
(6)

Consists of (i) 365,082 shares of Zynga common stock; (ii) 862,343 shares of Zynga common stock issuable upon exercise of stock options that are vested and exercisable within 60 days of February 28, 2022, (iii) 63,714 shares of Zynga common stock issuable upon vesting of restricted stock units within 60 days of February 28, 2022 and (iv) 42,774 shares of Zynga common stock issuable upon vesting of performance stock units within 60 days of February 28, 2022.

(7)

Consists of (i) 985,829 shares of Zynga common stock held by Mr. Bromberg according to his last report on U.S. Securities Exchange and Commission Form 4, which was filed on October 19, 2021 and (ii) 218,255 shares of Zynga common stock issuable upon exercise of stock options that are vested and exercisable as of February 28, 2022. Not reported here are 60,344 shares of Zynga common stock issuable upon exercise of stock options and 107,104 shares of Zynga common stock issuable upon vesting of restricted stock units, in each case within 60 days of February 28, 2022 subject to Mr. Bromberg’s satisfaction of the terms and conditions of Mr. Bromberg’s Transition Agreement and Release with Zynga. For more information on this agreement, see the section titled “Interests of Zynga Directors and Executive Officers in the Combination – Zynga Change in Control and Severance Arrangements with Executive Officers – Mr. Bromberg” above.

(8)	Represents shares of Zynga common stock held directly by The Louis J. Lavigne, Jr. Survivor’s Trust UAD 05/17/11, of which Mr. Lavigne serves as trustee.
(9)	Consists of 228,498 shares of Zynga common stock.
(10)	Consists of 228,498 shares of Zynga common stock.
(11)	Consists of 228,498 shares of Zynga common stock.
(12)

Consists of (i) 35,298 shares of Zynga common stock; (ii) 88,087 shares of Zynga common stock held by the D&E Living Trust, of which Mrs. Siminoff and her spouse serve as co-trustees and retain voting and dispositive power; and (iii) 91,639 shares of Zynga common stock held by the EFS 2020 Irrevocable Trust, of which Mrs. Siminoff serves as trustee and retains voting and dispositive power.

(13)	Consists of 35,309 shares of Zynga common stock.
(14)

Consists of (i) 62,629,166 shares of Zynga common stock, (ii) 19,210,002 shares of Zynga common stock issuable upon exercise of stock options that are vested and exercisable within 60 days of February 28, 2022, (iii) 702,790 shares of Zynga common stock issuable upon vesting of restricted stock units within 60 days of February 28, 2022 and (iv) 239,664 shares of Zynga common stock issuable upon vesting of performance stock units within 60 days of February 28, 2022.

Security Ownership of Other Beneficial Owners

Based on information available to Zynga as of February 28, 2022, Zynga knew of no person who beneficially owned 5% of the outstanding shares of Zynga common stock, except as set forth below.

5% or Greater Stockholders:	Shares Beneficially Owned	Ownership %
The Vanguard Group (1)	97,405,497	8.6%
Artisan Partners Limited Partnership (2)	75,843,131	6.7%
T. Rowe Price Associates, Inc. (3)	60,541,952	5.3%
Mark Pincus (4)	56,293,199	5.0%

(1)

Based on a Schedule 13G amendment filed with the SEC on February 10, 2022 by The Vanguard Group (“Vanguard”). In such Schedule 13G amendment, Vanguard indicates it is the beneficial owner of 97,405,497 shares of Zynga common stock, has shared voting power over 537,504 shares of Zynga common stock, has sole dispositive power over 95,993,263 shares of Zynga common stock, and has shared dispositive power over 1,412,234 shares of Zynga common stock. In such Schedule 13G amendment, Vanguard lists its address as 100 Vanguard Blvd., Malvern, PA 19355.

(2)

Based on a Schedule 13G amendment filed with the SEC on February 4, 2022 by Artisan Partners Limited Partnership (“APLP”). In such Schedule 13G amendment, APLP indicates it is the beneficial owner of 75,843,131 shares of Zynga common stock, has shared voting power over 67,852,483 shares of Zynga common stock, and has shared dispositive power over 75,843,131 shares of Zynga common stock. In such Schedule 13G amendment, APLP notes that it is an investment adviser registered under section 203 of the Investment Company Act of 1940, the shares reported have been acquired on behalf of discretionary clients of APLP, people other than APLP are entitled to receive all dividends from, and proceeds from the sale of, the shares, and none of those persons to the knowledge of APLP, Artisan Partners Holdings LP, Artisan Partners Asset Management Inc., or Artisan Investments GP LLC has an economic interest in more than 5% of the class. In such Schedule 13G amendment, APLP lists its address as 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(3)

Based on a Schedule 13G filed with the SEC on February 14, 2022 by T. Rowe Price Associates, Inc. (“T. Rowe”). In such Schedule 13G, T. Rowe indicates it is the beneficial owner of 60,541,952 shares of Zynga common stock, has sole voting power over 21,566,226 shares of Zynga common stock, and has sole dispositive power over 60,541,952 shares of Zynga common stock. In such Schedule 13G, T. Rowe notes that it is an investment adviser registered under section 203 of the Investment Company Act of 1940, it does not serve as a custodian of the assets of any of its clients, the ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, the shares is vested in its clients which it serves as investment adviser, and not more than 5% of the Zynga common stock is owned by any one client subject to its investment advice. In such Schedule 13G, T. Rowe lists its address as 100 E. Pratt Street, Baltimore, MD 21202.

(4)

Consists of (i) 250,555 shares of Zynga common stock held directly by Mr. Pincus; (ii) 30,145,532 shares of Zynga common stock held directly by The 4D Revocable Trust, of which Mr. Pincus serves as trustee; (iii) 24,625,912 shares of Zynga common stock held directly by Ogden Enterprises LLC, of which Mr. Pincus serves as manager; and (iv) 1,271,000 shares of Zynga common stock held directly by the Pincus Family Fund, of which Mr. Pincus serves as trustee.

STOCKHOLDER PROPOSALS

Take-Two

Take-Two will hold an annual meeting of stockholders in 2022, which is referred to as the “Take-Two 2022 annual meeting,” regardless of whether the combination has been completed.

Any stockholder proposals intended to be presented at the Take-Two 2022 annual meeting and considered for inclusion in Take-Two’s proxy materials must be received by Take-Two on or before April 1, 2022. Such proposals must be submitted in writing to: Take-Two Interactive Software, Inc., Attn: Corporate Secretary, 110 West 44th Street, New York, New York. Such proposals must also meet the other requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to stockholder proposals.

Under the Take-Two bylaws, nominees for director submitted by stockholders must have been received by Take-Two between May 17, 2022 and June 16, 2022. Such proposals must also meet the requirements set forth in the Take-Two bylaws.

Zynga

Zynga will hold an annual meeting of stockholders in 2022, which is referred to as the “Zynga 2022 annual meeting,” only if the combination has not already been completed.

Any stockholder proposals intended to be presented at the Zynga 2022 annual meeting and considered for inclusion in Zynga’s proxy materials must have been received by Zynga on or before December 7, 2021. Such proposals must have been submitted in writing to: Office of the Corporate Secretary, c/o Legal Department, Zynga Inc., 699 Eighth Street, San Francisco, CA 94103. Such proposals must also meet the other requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to stockholder proposals.

Under the Zynga bylaws, nominees for director submitted by stockholders must have been received by Zynga no earlier than January 17, 2022 and no later than February 16, 2022. Such proposals must also meet the requirements set forth in the Zynga bylaws.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies.

Take-Two and Zynga have each previously adopted householding for stockholders of record. As a result, stockholders with the same address and last name may receive only one copy of this joint proxy statement/ prospectus from Take-Two or Zynga, as applicable. Registered Take-Two stockholders or Zynga stockholders (those who hold shares directly in their name with Take-Two’s or Zynga’s transfer agent) may opt out of householding and receive a separate joint proxy statement/prospectus or other proxy materials by sending a written request to Take-Two or Zynga, as applicable, at the address below.

Some brokers also household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

Requests for additional copies of this joint proxy statement/prospectus should be directed to, as applicable: Take-Two Interactive Software, Inc., 110 West 44th Street, New York, New York 10036, Attn: Corporate Secretary, or by calling (646) 536-2842; or Investor Relations Department, Zynga Inc., 699 Eighth Street, San Francisco, CA 94103, or https://investor.zynga.com/contact-us-form, or investors@zynga.com.

WHERE YOU CAN FIND MORE INFORMATION

Take-Two and Zynga file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including both Take-Two and Zynga, which you can access at www.sec.gov. In addition, you may obtain free copies of the documents Take-Two and Zynga file with the SEC, including the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, by going to Take-Two’s and Zynga’s websites at https://ir.take2games.com and https://investor.zynga.com, respectively. The websites of Take-Two and Zynga are provided as inactive textual references only. The information contained on or accessible through the websites of Take-Two and Zynga (other than the documents listed below that are incorporated by reference herein) does not constitute a part of this joint proxy statement/prospectus, and is not incorporated by reference herein.

Statements contained or incorporated by reference in this joint proxy statement/prospectus regarding the contents of any contract or other document are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC. The SEC allows Take-Two and Zynga to “incorporate by reference” in this joint proxy statement/prospectus documents that Take-Two and Zynga file with the SEC, including certain information required to be included in the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. This means that Take-Two and Zynga can disclose important information to you by referring you to those documents. The information incorporated by reference herein is considered to be a part of this joint proxy statement/prospectus, and later information that Take-Two and Zynga file with the SEC will update and supersede that information. Each of Take-Two and Zynga incorporate by reference the following documents and any documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of its applicable special meeting (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). These documents contain important information about Take-Two’s and Zynga’s businesses and financial performance.

This document incorporates by reference the following documents that have been previously filed with the SEC by Take-Two:

•	Take-Two’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021, filed with the SEC on May 19, 2021;

•

the information specifically incorporated by reference in Take-Two’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021 from Take-Two’s definitive proxy statement on Schedule 14A for Take-Two’s 2021 annual meeting of stockholders, filed with the SEC on July 27, 2021;

•

Take-Two’s Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2021, September  30, 2021, and December 31, 2021 filed with the SEC on August  3, 2021, November  4, 2021, and February 8, 2022, respectively;

•

Take-Two’s Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on June 2, 2021, July  30, 2021, September  17, 2021, and January 10, 2022; and

•

the description of shares of Take-Two common stock contained in Take-Two’s registration statement on Form 8-A, filed with the SEC on March  26, 2008, as updated by Exhibit 4.1 to Take-Two’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021, including any subsequent amendment thereto or reports filed for the purpose of updating this description.

If you are a Take-Two stockholder, you may request a copy of this joint proxy statement/prospectus, any of the documents incorporated by reference in this joint proxy statement/prospectus or other information concerning Take-Two, without charge, through the SEC’s website at www.sec.gov or by written or telephonic request to:

Take-Two Interactive Software, Inc.

110 West 44th Street, New York, New York 10036

Attn: Corporate Secretary

(646) 536-2842

This document incorporates by reference the following documents that have been previously filed with the SEC by Zynga:

•	Zynga’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 25, 2022;

•

the information specifically incorporated by reference in Zynga’s Annual Report on Form 10-K for the fiscal year ended December  31, 2020 from Zynga’s definitive proxy statement on Schedule 14A for Zynga’s 2021 annual meeting of stockholders, filed with the SEC on April 5, 2021;

•	Zynga’s Current Report on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on January 10, 2022; and

•

the description of shares of Zynga common stock contained in Zynga’s registration statement on Form 8-A, filed with the SEC on December 9, 2011, including any amendments thereto or reports filed for the purpose of updating this description.

If you are a Zynga stockholder, you may request a copy of this joint proxy statement/prospectus, any of the documents incorporated by reference to this joint proxy statement/prospectus or other information concerning Zynga, without charge, through the SEC’s website at www.sec.gov or by written or telephonic request to:

Investor Relations Department

Zynga Inc.

699 Eighth Street, San Francisco, CA 94103

or https://investor.zynga.com/contact-us-form

or investors@zynga.com

Annex A

EXECUTION

AGREEMENT AND PLAN OF MERGER

among

TAKE-TWO INTERACTIVE SOFTWARE, INC.,

ZEBRA MS I, INC.,

ZEBRA MS II, INC.,

and

ZYNGA INC.

Dated as of January 9, 2022

A-i

A-ii

Exhibit A      Form of Parent Charter Amendment

A-iii

GLOSSARY OF DEFINED TERMS

The location of the definition of each capitalized term used in this Agreement is set forth in this Glossary:

Defined Term	Section
Agreement	Preamble
Alternative Acquisition Agreement	Section 7.4(f)
Bribery Laws	Section 3.29(a)
Business Systems	Section 3.13(f)
Cash Consideration	Section 1.7(a)(i)
Certificate	Section 1.7(a)(ii)
Certificate of Merger	Section 1.3
Change of Recommendation	Section 7.4(f)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Combination	Recitals
Company	Preamble
Company Alternative Acquisition Proposal	Section 9.2(l)
Company Class B Common Stock	Section 3.6(a)
Company Class C Common Stock	Section 3.6(a)
Company Common Stock	Recitals
Company Defined Contribution Plan	Section 6.2(d)
Company Insiders	Section 7.10
Company Lease	Section 3.12(b)
Company Leases	Section 3.12(b)
Company Licenses and Permits	3.14
Company No-Shop Period Start Date	Section 7.4(b)
Company Preferred Stock	Section 3.6(a)
Company Property	Section 3.12(b)
Company Recommendation	Section 3.27(a)
Company Registered Intellectual Property	Section 3.13(b)
Company SEC Reports	Section 3.8(a)
Company Section 16 Information	Section 7.10
Company Stockholders Meeting	Section 3.27(a)
Confidentiality Agreement	Section 7.1(f)
Continuing Company Employee	Section 6.2(a)
Contract	Section 3.17(c)
DGCL	Recitals
Dissenting Shares	Section 1.7(a)(v)
DOJ	Section 7.3(b)
Effective Time	Section 1.3
Environmental Laws	Section 3.23(a)
Exchange Act	Section 3.4
Exchange Agent	Section 2.1
Exchange Fund	Section 2.1
Exchange Ratio	Section 1.7(a)(i)
FTC	Section 7.3(b)
Go-Shop Period	Section 7.4(a)
Grant Date	Section 3.6(b)
HSR Act	Section 3.4
Indemnified Person	Section 6.3(a)

A-1

J.P. Morgan	Section 4.14
Joint Proxy Statement/Prospectus	Section 3.27(a)
LionTree	Section 4.14
Malicious Code	Section 3.13(h)
Merger	Recitals
Merger Consideration	Section 1.7(a)(i)
Merger Sub 1	Preamble
Merger Sub 2	Preamble
NASDAQ	Section 3.15(b)
New Plans	Section 6.2(c)
Non-UA Vendor Contracts	Section 3.17(c)(ii)
No-Shop Period Start Date	Section 7.4(b)
Parent	Preamble
Parent Alternative Acquisition Proposal	Section 9.2(l)
Parent Common Stock	Recitals
Parent No-Shop Period Start Date	Section 7.5(a)
Parent Preferred Stock	Section 4.6(a)
Parent SEC Reports	Section 4.8(a)
Parent Share Issuance	Section 3.27(a)
Parent Stockholders Meeting	Section 3.27(a)
Platform	Section 3.17(c)(i)
Platform Contracts	Section 3.17(c)(i)
Proceeding	Section 6.3(a)
Registration Statement	Section 7.1(a)
Regulatory Law	Section 7.3(b)
Required Company Vote	Section 3.28
Required Parent Vote	Section 4.17
Sarbanes-Oxley Act	Section 3.15(b)
Secretary of State	Section 1.3
Securities Act	Section 3.4
Stock Consideration	Section 1.7(a)(i)
Subsequent Certificate of Merger	Section 1.3
Subsequent Effective Time	Section 1.3
Subsequent Merger	Recitals
Support Agreement	Recitals
Surviving Company	Section 1.1
Surviving Corporation	Section 1.1
Termination Date	Section 9.1(b)
Treasury Regulations	Recitals
Treasury Shares	Section 1.7(a)(vi)
Uncertificated Company Stock	Section 1.7(a)(ii)
Vendor	Section 3.17(c)(ii)

A-2

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 9, 2022 (this “Agreement”), among Take-Two Interactive Software, Inc., a Delaware corporation (“Parent”), Zebra MS I, Inc., a Delaware corporation and a direct Wholly Owned Subsidiary of Parent (“Merger Sub 1”), Zebra MS II, Inc., a Delaware corporation and a direct Wholly Owned Subsidiary of Parent (“Merger Sub 2”), and Zynga Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub 1, Merger Sub 2 and the Company have each approved and declared advisable the merger of Merger Sub 1 with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which each share of Class A Common Stock, par value $0.00000625 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares and Treasury Shares, will be converted into the right to receive a combination of cash and shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”);

WHEREAS, immediately following the Merger, the First Surviving Corporation will then merge with and into Merger Sub 2 (the “Subsequent Merger” and together with the Merger, the “Combination”) in accordance with the applicable provisions of the DGCL and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub 1, Merger Sub 2 and the Company, deem it fair to, advisable to and in the best interests of their respective company to enter into this Agreement and to consummate the Combination and the other transactions contemplated hereby;

WHEREAS, as a condition to Parent entering into this Agreement, and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into a voting agreement with certain stockholders of the Company (the “Company Support Agreement”) pursuant to which, among other things, such stockholders have agreed, subject to the terms thereof, to vote all shares of Company Common Stock that they own in accordance with the terms of such voting agreement;

WHEREAS, as a condition to the Company entering into this Agreement, and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, the Company is entering into a voting agreement with certain stockholders of Parent (the “Parent Support Agreement”) pursuant to which, among other things, such stockholders have agreed, subject to the terms thereof, to vote all shares of Parent Common Stock that they own in accordance with the terms of such voting agreement;

WHEREAS, for U.S. federal income tax purposes, Parent, Merger Sub 1, Merger Sub 2 and the Company intend that the Combination shall be treated as an integrated transaction that shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (“Treasury Regulations”), and, by approving resolutions authorizing this Agreement, to adopt this Agreement as a “plan of reorganization” within the meaning of Section 368(a) of the Code and Treasury Regulations Section 1.368-2(g); and

WHEREAS, Parent, Merger Sub 1, Merger Sub 2 and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE COMBINATION

Section 1.1. The Merger and the Subsequent Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub 1 will merge with and into the Company, and the separate existence of Merger Sub 1 shall cease. The Company shall continue as the surviving corporation and as a Wholly Owned Subsidiary of Parent and shall continue to be governed by the laws of the State of Delaware (as such, the “First Surviving Corporation”). Immediately after the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, the First Surviving Corporation will merge with and into Merger Sub 2, and the separate existence of the First Surviving Corporation shall cease. Merger Sub 2 shall continue as the surviving corporation and as a Wholly Owned Subsidiary of Parent and shall continue to be governed by the laws of the State of Delaware (as such, the “Surviving Corporation”).

Section 1.2. Closing. Unless this Agreement shall have been terminated pursuant to the provisions of Section 9.1, the closing of the Combination (the “Closing”) will take place on the third Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by law, waiver of those conditions as of the Closing) set forth in Article VIII (the date of the Closing, the “Closing Date”). The Closing shall be held by means of a virtual closing through electronic exchange of signatures, unless another place is agreed to in writing by the parties hereto.

Section 1.3. Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the Company shall file a certificate of merger relating to the Merger as contemplated by the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Secretary of State”), in such form as required by, and executed in accordance with, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State on the Closing Date, or at such other time as Parent and the Company shall agree to and specify in the Certificate of Merger. As used herein, the “Effective Time” shall mean the time at which the Merger shall become effective. Immediately following the Effective Time, Merger Sub 2 shall file a certificate of merger relating to the Subsequent Merger as contemplated by the DGCL (the “Subsequent Certificate of Merger”) with the Secretary of State, in such form as required by, and executed in accordance with, the DGCL. The Subsequent Merger shall become effective at such time as the Subsequent Certificate of Merger is duly filed with the Secretary of State on the Closing Date or at such other time as Parent and the Company shall agree and specify in the Subsequent Certificate of Merger, but in any event immediately following the Effective Time. As used herein, the “Subsequent Effective Time” shall mean the time at which the Subsequent Merger shall become effective.

Section 1.4. Effects of the Combination. At the Effective Time, the effects of the Merger and, at the Subsequent Effective Time, the effects of the Combination, shall be as provided in this Agreement, the Certificate of Merger, the Subsequent Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, (i) at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub 1 shall vest in the First Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub 1 shall become the debts, liabilities and duties of the First Surviving Corporation, and (ii) at the Subsequent Effective Time, all of the property, rights, privileges, powers and franchises of the First Surviving Corporation and Merger Sub 2 shall vest in the Surviving Corporation, and all debts, liabilities and duties of the First Surviving Corporation and Merger Sub 2 shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5. Surviving Corporation Constituent Documents.

(a) The certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the First Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, except as otherwise contemplated by this Agreement.

(b) The certificate of incorporation and bylaws of Merger Sub 2, as in effect immediately prior to the Subsequent Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law, except as otherwise contemplated by this Agreement and except that Article I of the certificate of incorporation of the Surviving Corporation shall be amended to provide that “The name of the corporation is Zynga Inc.”

Section 1.6. Surviving Corporation Directors and Officers. From and after the Subsequent Effective Time, the directors of Merger Sub 2 in office immediately prior to the Subsequent Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the First Surviving Corporation immediately prior to the Subsequent Effective Time (which shall be the officers of the Company immediately prior to the Effective Time) shall be the initial officers of the Surviving Corporation and, in each case, shall hold office from the Subsequent Effective Time until his or her respective successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation or otherwise as provided by applicable Law.

Section 1.7. Capital Stock.

(a) At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

(i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares or Treasury Shares), shall be converted into (A) a number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio, subject to Section 2.5 with respect to fractional shares and the payment of cash in lieu of such fractional shares (the “Stock Consideration”) and (B) the right to receive $3.50 per share in cash, without interest (the “Cash Consideration”) (the consideration described in the foregoing clauses (A) and (B), collectively, the “Merger Consideration”).

(ii) All shares of Company Common Stock (other than shares referred to in Section 1.7(a)(v) and Section 1.7(a)(vi)) shall cease to be issued and outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a valid certificate or certificates that immediately prior to the Effective Time represented any such shares of Company Common Stock (a “Certificate”) or that were shares of Company Common Stock evidenced by way of book-entry in the register of stockholders of the Company immediately prior to the Effective Time (“Uncertificated Company Stock”), shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the applicable Merger Consideration and any dividends or other distributions to which the holder of such share becomes entitled pursuant to Section 2.3.

(iii) Each share of common stock, par value $0.01 per share, of Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall be converted into one share of Class A Common Stock, par value $0.00000625 per share, of the First Surviving Corporation.

(iv) At the Subsequent Effective Time, all shares of common stock of Merger Sub 2 issued and outstanding immediately prior to the Subsequent Effective Time shall be cancelled and retired and shall cease to exist. At the Subsequent Effective Time, each share of Class A Common Stock of the First Surviving Corporation issued and outstanding immediately prior to the Subsequent Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(v) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders that have properly demanded their rights of appraisal within the meaning of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect any available right of appraisal under applicable Law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, the shares of Company Common Stock held by such stockholder shall not be deemed Dissenting Shares for purposes of this Agreement and shall thereupon be deemed to have been converted into the Merger Consideration at the Effective Time in accordance with Section 1.7(a). The Company shall give Parent (A) as promptly as reasonably practicable notice of any demands for appraisal filed pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands and any other instruments or material written communications served or delivered in connection with such demands pursuant to the DGCL and received by the Company and (B) the opportunity and right to participate in all negotiations and proceedings with respect to demands made pursuant to Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (x) make any payment to the holder of such Dissenting Shares with respect to any such demand, (y) offer to settle or settle any such demand or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

(vi) Each share of Company Common Stock that is owned by the Company as treasury stock or by any of its Wholly Owned Subsidiaries (the “Treasury Shares”) immediately prior to the Effective Time shall be automatically cancelled and extinguished without payment of any consideration therefor and without any further action on the part of the Company or such Subsidiary.

(b) If prior to the Effective Time, Parent or the Company, as the case may be, should split, subdivide, consolidate, combine or otherwise reclassify the Parent Common Stock or the Company Common Stock, or pay a stock dividend or other stock distribution in Parent Common Stock or Company Common Stock, as applicable, or otherwise change the Parent Common Stock or Company Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of Parent or the Company in respect of the Parent Common Stock or the Company Common Stock, respectively, then any number or amount contained herein which is based upon the price of the Parent Common Stock or the number of shares of Company Common Stock or Parent Common Stock, as the case may be, will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

Section 1.8. Treatment of Options, RSUs and Employee Stock Purchase Plan.

(a) Company Options. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of a Company Option, each stock option to purchase Company Common Stock granted under any Company Benefit Plan (including, for the avoidance of doubt, the Company’s Amended and Restated 2007 Equity Incentive Plan, as amended or the Company’s Amended and Restated 2011 Equity Incentive Plan, as amended (such options, the “Company Options” and such plans, collectively, the “Company Stock Plans”)), that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not then exercisable or vested, shall be assumed by Parent and automatically converted into an option exercisable for that number of shares of Parent Common Stock (as converted, a “Converted Company Option”) under the Parent Equity Plan equal to the product of (A) the aggregate number of shares of Company Common Stock for which such Company Option was exercisable multiplied by (B) the Equity Award Exchange Ratio, with any resulting fractional share of Parent Common Stock rounded down to the nearest whole share. The exercise price per share of such Converted Company Option shall be adjusted so that it is equal to (x) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (y) the Equity Award Exchange Ratio, with any resulting fractional cent rounded up to the nearest cent; provided, however, that the exercise price and the number of shares of Company Common Stock purchasable pursuant to a Converted Company Option shall be subject to such adjustments as may be necessary for the foregoing conversion to satisfy the requirements of Sections 409A, 422 and 424 of the Code and U.S. Treasury Regulations Section 1.424-1. As of the conversion pursuant to this Section 1.8(a), each Converted Company Option shall be subject to the same terms and conditions (including vesting and exercisability terms) applicable to the corresponding Company Option immediately prior to the Effective Time except as otherwise provided in this Section 1.8(a), or for administrative changes that are not adverse to the holder of such Company Option or to which the holder consents in writing.

(b) Company RSU Awards. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of a Company RSU Award, each Company RSU Award, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time, shall be assumed by Parent and automatically converted into a Parent restricted share unit award with respect to shares of Parent Common Stock under the Parent Equity Plan on the same terms and conditions as applied to the Company RSU Award as of immediately prior to the Effective Time, except that the aggregate number of shares of Parent Common Stock underlying such award will be determined by multiplying (A) the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time by the (B) Equity Award Exchange Ratio, with any resulting fractional share rounded down to the nearest whole share of Parent Common Stock (as converted, a “Converted RSU”). As of the conversion pursuant to this Section 1.8(b), each Converted RSU shall be subject to the same terms and conditions (including vesting and exercisability terms) applicable to the corresponding Company RSU Award immediately prior to the Effective Time except as otherwise provided in this Section 1.8(b), or for administrative changes that are not adverse to the holder of such Converted RSU or to which the holder consents in writing.

(c) Company PSU Awards. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of a Company PSU Award, each Company PSU Award, whether vested or unvested (and provided, for clarity, that any such award that as of immediately prior to the Effective Time no longer is subject to performance criteria shall be subject to the treatment described in subsection (b) above for Company RSU Awards), that is outstanding as of immediately prior to the Effective Time shall be assumed by Parent and automatically be converted into a Parent restricted share unit award with respect to shares of Parent Common Stock under the Parent Equity Plan on the same terms and conditions as applied to the Company PSU Award as of immediately prior to the Effective Time, except that the aggregate number of shares of Parent Common Stock underlying such award will be determined by multiplying (A) the number of shares of Company Common Stock subject to such Company PSU Award immediately prior to the Effective Time as determined in accordance with the requirements of the applicable award agreement governing the terms of such Company PSU Award (provided, that the Company will consult with Parent in good faith on any determination of actual performance required to be measured by the compensation committee of the Company Board of Directors under the terms of such award agreement), by (B) the Equity Award Exchange Ratio (as converted, a “Converted PSU”), with any resulting fractional share rounded down to the nearest whole share of Parent Common Stock. As of the conversion pursuant to this Section 1.8(c), each Converted PSU shall be subject to the same terms and conditions (including vesting and exercisability terms) applicable to the corresponding Company PSU Award immediately prior to the Effective Time except as otherwise provided in this Section 1.8(c), or for administrative changes that are not adverse to the holder of such Converted PSU or to which the holder consents in writing.

(d) Effective as of the Effective Time, Parent shall assume the Company Options, Company RSU Awards and Company PSU Awards that are outstanding immediately prior to the Effective Time (collectively, the “Company Equity Awards”) in accordance with the terms of this Section 1.8. Parent shall take all necessary or appropriate actions to comply with the terms of this Section 1.8, including seeking any necessary regulatory or shareholder approvals. Prior to the Effective Time, the Company shall deliver written notice to each holder of a Company Equity Award informing such holder of the effect of the Merger on the Company Equity Awards. In addition, Parent may also elect to convert and assume (on the same basis as set forth in this Section 1.8) the share reserve available under the Company Stock Plans as of the Effective Time into the Parent Equity Plan to the extent permitted under and in accordance with applicable Law.

(e) ESPP. With respect to the Company’s 2011 Employee Stock Purchase Plan (the “ESPP”), the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board of Directors or the appropriate committee thereof and, if appropriate, amending the terms of the ESPP) necessary or required under the ESPP and applicable Laws to ensure that (A) no new offering period under the ESPP shall be authorized or commenced on or after the date of this Agreement, (B) any current offering period under the ESPP shall expire in accordance with its terms, but no later than immediately prior to, and contingent upon the occurrence of, the Effective Time, (C) any current offering period is shortened and adjusted to give effect to any earlier termination as provided in the foregoing clause (B), but otherwise such adjusted offering period will be treated as a fully effective and completed offering period for all purposes under the ESPP, (D) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Company Common Stock as of the end of the current offering period (as shortened as necessary pursuant to clause (B) above) (the “Final Exercise Date”), and (E) the ESPP shall terminate in its entirety at the Effective Time and no further rights shall be granted or exercised under the ESPP thereafter. On the Final Exercise Date, the Company will apply the funds credited as of such date within each participant’s account under the ESPP to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP and each share of Company Common Stock purchased thereunder shall be treated as provided in Section 1.7(a)(i) and (ii). Any accumulated contributions of each participant under the ESPP, to the extent not used to purchase shares in accordance with the terms of the ESPP as of the Final Exercise Date, shall be refunded to the applicable participant as promptly as practicable following the Final Exercise Date.

(f) Prior to the Effective Time, the Company shall take all actions necessary (including adopting such resolutions of the Company Board of Directors (or any committee of the Company Board of Directors) and providing all required notices in connection therewith) to effectuate the treatment of the Company Equity Awards contemplated by this Section 1.8, terminate each of the ESPP and the Company Stock Plans effective as of immediately prior to, and contingent upon the occurrence of, the Effective Time, and to ensure that, as of the Effective Time, no Person shall have any right under any Company Benefit Plan (including each of the Company Stock Plans) except for the right to receive the payments or securities contemplated in this Section 1.8.

(g) Parent shall take all actions that are necessary for the assumption of the Company Equity Awards pursuant to this Section 1.8 including the reservation, issuance and listing of Parent Common Stock as necessary to effect the transactions contemplated by this Section 1.8. As soon as reasonably practicable but in no event later than 10 Business Days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form) with respect to the shares of Parent Common Stock issuable with respect to Converted Company Options, Converted RSUs, and Converted PSUs to the extent necessary to register such shares of Parent Common Stock under the Securities Act.

Section 1.9. Reorganization. This Agreement is intended to constitute a “plan of reorganization” with respect to the Combination for U.S. federal income tax purposes pursuant to which, for such purposes, the Combination is to be treated as an integrated plan that will qualify as a “reorganization” under Section 368(a) of the Code and Treasury Regulations Section 1.368-2(g) (to which each of Parent, Merger Sub 1, Merger Sub 2 and the Company are to be parties under Section  368(b) of the Code).

ARTICLE II

EXCHANGE OF CERTIFICATES

Section 2.1. Exchange Fund. At or prior to the Effective Time, Parent shall deposit with American Stock Transfer & Trust Company, LLC or such other bank or trust company as Parent shall determine and who shall be reasonably satisfactory to the Company (the “Exchange Agent”), in trust for the benefit of holders of shares of Company Common Stock, for exchange in accordance with Section 1.7, (i) uncertificated, book-entry shares representing the number of shares of Parent Common Stock sufficient to deliver, and Parent shall instruct the Exchange Agent to timely deliver, in accordance with the terms of Section 2.2 of this Agreement, the aggregate

Stock Consideration, and (ii) immediately available funds equal to the aggregate Cash Consideration, together with the aggregate amount of cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.5 and Parent shall instruct the Exchange Agent to timely pay such amounts subject to and in accordance with the terms of Section 2.2 of this Agreement. Parent agrees to make available to the Exchange Agent from time to time, as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.3. Any cash and uncertificated, book-entry shares of Parent Common Stock deposited with the Exchange Agent for the benefit of holders of shares of Company Common Stock shall hereinafter be referred to as the “Exchange Fund.”

Section 2.2. Exchange Procedures.

(a) As promptly as practicable after the Effective Time, the Exchange Agent will send to each record holder of a Certificate, in each case, other than in respect of Dissenting Shares, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. As soon as reasonably practicable after the Effective Time, upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may reasonably be required by the Exchange Agent to effect the exchange, Parent shall cause the Exchange Agent to issue and pay, to the holder (or such holder’s transferee in accordance with Section 2.2(d)) of such Certificate, in exchange therefor, the number of full shares of Parent Common Stock (which shall be in uncertificated, book-entry form) and the amount of cash (including in respect of any dividends or other distributions to which holders are entitled pursuant to Section 2.3, if any, or any other amounts payable pursuant to this Agreement) into which the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(b) Any holder of Uncertificated Company Stock will not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration with respect to such Uncertificated Company Stock. As soon as reasonably practicable after the Effective Time, upon receipt of an “agent’s message” in customary form (it being understood that holders of Uncertificated Company Stock will be deemed to have transferred such Uncertificated Company Stock upon receipt of an “agent’s message” or such other evidence, if any, as the Exchange Agent may reasonably request) with respect to a holder of Uncertificated Company Stock (or such holder’s transferee in accordance with Section 2.2(d)), Parent shall cause the Exchange Agent to issue and pay, to such holder (or such holder’s transferee in accordance with Section 2.2(d)), in exchange therefor, the number of full shares of Parent Common Stock (which shall be in uncertificated, book-entry form) and the amount of cash (including in respect of any dividends or other distributions to which holders are entitled pursuant to Section 2.3, if any) into which the aggregate number of shares of Uncertificated Company Stock shall have been converted pursuant to this Agreement.

(c) No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 2.5.

(d) In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, one or more shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such Company Common Stock to such a transferee only if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(e) As promptly as practicable after the exchange of any Certificate or Uncertificated Company Stock pursuant to this Section 2.2, Parent shall cause the Exchange Agent to mail or deliver to each former holder of such Certificate or Uncertificated Company Stock a statement reflecting the number of whole shares of Parent Common Stock issued in exchange therefor.

Section 2.3. Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Uncertificated Company Stock with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender thereof (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

Section 2.4. No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

Section 2.5. No Fractional Shares of Parent Common Stock. No certificates or scrip representing less than one share of Parent Common Stock shall be issued upon the surrender for exchange of Certificates representing Company Common Stock or Uncertificated Company Stock pursuant to Section 1.7 hereof. Notwithstanding any other provision of this Agreement, each record holder of Company Common Stock converted pursuant to Section 1.7 hereof who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of Parent Common Stock on the NASDAQ (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on the last complete trading day prior to the date of the Effective Time.

Section 2.6. Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or holders of shares of Uncertificated Company Stock on the date that is six months following the Effective Time shall be delivered to the Parent or otherwise on the instruction of Parent, and any holders of Certificates or holders of shares of Uncertificated Company Stock who have not theretofore complied with this Article II shall thereafter look only to the Parent (subject to abandoned property, escheat or other similar laws) for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.7.

Section 2.7. No Liability. None of Parent, Merger Sub 1, Merger Sub 2, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or holders of shares of Uncertificated Company Stock immediately prior to the date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity, shall, to the extent permissible by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.8. Investment of the Exchange Fund. Any funds included in the Exchange Fund may be invested by the Exchange Agent, as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investments shall promptly be paid to Parent. To the extent that (a) there are any losses with respect to any investments of the Exchange Fund; (b) the Exchange Fund diminishes for any reason below the level required for the Exchange Agent to promptly pay the cash amounts contemplated by Section 1.7; or (c) all or any portion of the Exchange Fund is unavailable for Parent (or the Exchange Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 1.7 for any reason, then Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Exchange Agent to make the payments contemplated by Section 1.7. Any interest or other income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

Section 2.9. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate or other documentation (including an indemnity in customary form) reasonably requested by Parent, the Exchange Agent will deliver, and Parent will cause the Exchange Agent to deliver, in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

Section 2.10. Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any holder of a Company Equity Award such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld and timely paid over to the applicable taxing authority by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Equity Awards in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be.

Section 2.11. Further Assurances. At and after the Effective Time, the officers and directors of Parent will be authorized to execute and deliver, in the name and on behalf of the Company, Merger Sub 1 or Merger Sub 2, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, Merger Sub 1 or Merger Sub 2, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Combination.

Section 2.12. Stock Transfer Books. At the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock (that were outstanding immediately prior to the Effective Time) thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates and Uncertificated Company Stock shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise expressly disclosed in the Company SEC Reports filed prior to the date hereof (other than (i) any information that is contained solely in the “Risk Factors” section of such Company SEC Reports and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, in each case, contained in such Company SEC Reports) or as set forth in the corresponding sections or subsections of the Company Disclosure Schedule (or as set forth in any section or subsection of the Company Disclosure Schedule to the extent the applicability thereof is reasonably apparent from the face of the matter disclosed), the Company hereby represents and warrants to Parent, Merger Sub 1 and Merger Sub 2 as follows:

Section 3.1. Corporate Organization. Each of the Company and its Subsidiaries is duly organized or formed, validly existing and in good standing or similar concept (in each case, to the extent applicable) under the laws of the jurisdiction of its organization or formation and has all requisite corporate, limited liability company or limited partnership power (as the case may be) to own its properties and assets and to conduct its business as now conducted, except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, have a Company Material Adverse Effect. Copies of the Company Organizational Documents and the organizational documents of each significant Subsidiary (as defined in Regulation S-X promulgated by the SEC) of the Company, with all amendments thereto to the date hereof, have been made available to Parent or its Representatives, and such copies are accurate and complete as of the date hereof.

Section 3.2. Qualification to Do Business. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or partnership (as the case may be) and is in good standing or similar concept in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.3. No Conflict or Violation. The execution, delivery and, subject to the receipt of the Required Company Vote and the accuracy of the representations in Section 4.18, performance by the Company of this Agreement do not and will not (i) violate or conflict with any provision of (A) any Company Organizational Document or (B) any of the organizational documents of the Subsidiaries of the Company, (ii) subject to the receipt of any consents set forth in Section 3.4, violate any provision of Law, or any order, judgment or decree of any Governmental Entity (“Order”), (iii) subject to the receipt of any consents set forth on Schedule 3.4 of the Company Disclosure Schedule, result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of either of the Company or any of its Subsidiaries or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of the Company Licenses and Permits or (iv) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under or result in or give to others any rights of cancellation, modification, amendment, or acceleration under, any contract, agreement, lease or instrument to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of its properties or assets is subject, except in each case with respect to clauses (i)(B), (ii), (iii) and (iv), for any such violations, breaches or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.4. Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is necessary or required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company or its Subsidiaries of their obligations hereunder, except for: (i) the filing of the Certificate of Merger with the Secretary of State in accordance with the DGCL; (ii) the filing of the Subsequent Certificate of Merger with the Secretary of State in accordance with the DGCL; (iii) the filing of a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (iv) applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”); (v) the consents, waivers, authorizations or approvals of any Governmental Entity set forth on Schedule 3.4 of the Company Disclosure Schedule; and (vi) such other consents, waivers, authorizations, approvals, declarations, notices, filings or registrations as will be obtained or made prior to the Closing or, if not obtained or made, would not have a Company Material Adverse Effect.

Section 3.5. Authorization and Validity of Agreement. The Company has the requisite corporate power and authority to execute, deliver and, subject to receipt of the Required Company Vote and assuming the accuracy of the representations set forth in Section 4.18, perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. Assuming the accuracy of the representations set forth in Section 4.18, the execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Company Board of Directors and assuming the accuracy of Parent’s representations in Section 4.18 no other corporate proceedings on the part of the Company are necessary to authorize this

Agreement and the transactions contemplated hereby, other than the Required Company Vote and the filing of the Certificate of Merger and Subsequent Certificate of Merger with the Secretary of State. This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by Parent, Merger Sub 1 and Merger Sub 2, shall constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.6. Capitalization and Related Matters.

(a) The authorized capital stock of the Company consists of (i) 2,020,517,472 shares of common stock, par value $0.00000625 per share, consisting of (x) 1,800,000,000 shares of Company Common Stock, (y) 200,000,000 shares of Class B Common Stock (the “Company Class B Common Stock”) and (z) 20,517,472 shares of Class C Common Stock (the “Company Class C Common Stock”) and (ii) 2,000,000 shares of Company’s preferred stock (the “Company Preferred Stock”). As of 5:00 p.m. (Pacific time) on January 6, 2022 (the “Company Capitalization Time”), 1,130,523,605 shares of Company Common Stock are issued and outstanding, and there are no shares of Company Class B Common Stock, Company Class C Common Stock or Company Preferred Stock issued or outstanding. As of the Company Capitalization Time there were (i) Company Options to purchase an aggregate of 23,116,917 shares of Company Common Stock issued and outstanding, (ii) 60,025,204 shares of Company Common Stock underlying issued and outstanding Company RSU Awards and (iii) 6,260,031 shares of Company Common Stock underlying issued and outstanding Company PSU Awards.

(b) As of the Company Capitalization Time, 310,730,084 shares of Company Common Stock were available for issuance under the Company Benefit Plans (which includes 150,915,946 shares of Company Common Stock available for issuance under the Company Stock Plans and 159,814,138 shares of Company Common Stock available for issuance under the ESPP). With respect to any Company Equity Award outstanding as of the Company Capitalization Time, (i) each grant of a Company Equity Award was duly authorized no later than the date on which the grant of such Company Equity Award was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board of Directors, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the stockholders of the Company by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (ii) each such grant was made in accordance with the terms of the applicable Company Benefit Plan (including the applicable Company Stock Plan), and in all material respects with the Exchange Act and all other applicable Law, including the rules of NASDAQ, (iii) the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date, (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Reports in accordance with the Exchange Act and all other applicable Laws, and (v) no material modifications have been made to any Company Equity Award after the Grant Date. All Company Equity Awards are evidenced by award agreements in the forms previously made available to Parent.

(c) Schedule 3.6(c)(i) of the Company Disclosure Schedule includes a complete list, as of the Company Capitalization Time, of each outstanding Company Option, Company RSU Award and Company PSU Award, the name of the holder of each Company Equity Award, the number of shares of Company Common Stock underlying each Company Equity Award, the Company Stock Plan under which the Company Equity Award was granted, the expiration date (if any) of each Company Equity Award, the exercise price (if any) of each Company Equity Award, and other than in the case of Company PSU Awards, the number of shares issuable upon future vesting events. Schedule 3.6(c)(ii) of the Company Disclosure Schedule sets forth, as of the Company Capitalization Time, each employee or other Person with an offer letter or other contract or Company Benefit Plan that contemplates a grant of, or right to purchase or receive (A) Company Equity Awards with respect to the equity of the Company or (B) other securities of the Company, that in each case, have not been issued or granted as of the date of the Agreement, together with the number of such Company Equity Awards or other equity securities and any promised terms thereof.

(d) The issued and outstanding shares of Company Common Stock as of the Company Capitalization Time (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable U.S. federal and state securities laws in all material respects. As of the Company Capitalization Time, except as set forth above in Section 3.6(a) or in Schedules 3.6(b), 3.6(c) or 3.6(d) of the Company Disclosure Schedule, the Convertible Senior Notes Indentures or the Capped Call Documentation, (i) no shares of capital stock of the Company are issued and outstanding and the Company does not have outstanding any securities convertible into or exchangeable for any shares of capital stock of the Company, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls or commitments requiring the issuance of, any capital stock of the Company, or any stock or securities convertible into or exchangeable for any capital stock of the Company; and, (ii) the Company is not subject to any obligation to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock of the Company. Except for the Convertible Senior Notes, the Company does not have outstanding any bonds, debentures, notes or other debt obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. As of the Company Capitalization Time, except as set forth above in Section 3.6(a) of the Company Disclosure Schedule, the Convertible Senior Notes Indentures or the Capped Call Documentation, there are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, or other compensatory rights or awards (in each case, issued by the Company or any of its Subsidiaries), that are convertible into or exercisable for a share of Company Common Stock on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of Company Common Stock.

(e) All Convertible Senior Notes were issued pursuant to, and all the terms and conditions of the Convertible Senior Notes are evidenced by, the Convertible Senior Notes Indentures, and all Capped Call Options are made pursuant to and are evidenced by the Capped Call Documentation and there are no other agreements or side letters to which the Company or any Subsidiary of the Company is a party with respect to the Convertible Senior Notes or the Capped Call Options.

(f) The Company has no rights plan, “poison-pill” or other similar agreement or arrangement or any anti-takeover provision in the Company Organizational Documents that is, or at the Effective Time shall be, applicable to the Company, the Company Common Stock, the Combination or the other transactions contemplated by this Agreement.

Section 3.7. Subsidiaries and Equity Investments. As of the date hereof, except as set forth on Schedule 3.7 of the Company Disclosure Schedule, the Company and its Subsidiaries do not directly or indirectly own, or hold any rights to acquire, any material capital stock or any other material securities, interests or investments in any other Person other than investments that constitute cash or cash equivalents, other than equity securities of publicly-traded Persons acquired for cash management or passive investment purposes in the ordinary course of business. All of the outstanding shares of capital stock, or limited liability company interests or other ownership interests of, each Subsidiary of the Company, as applicable, are validly issued, fully paid and nonassessable and are owned of record and beneficially by the Company, directly or indirectly. The Company or one of the Company’s Subsidiaries has, as of the date hereof and shall have on the Closing Date, valid and marketable title to all of the shares of capital stock of, or limited liability company interests or other ownership interests in, each Subsidiary of the Company, free and clear of any Liens other than Permitted Liens and any restrictions on transfer set forth in the organizational documents of such Subsidiary or pursuant to applicable securities laws. No Subsidiary of the Company owns any shares of capital stock of the Company. There are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, or other compensatory rights or awards (in each case, issued by the Company or any of its Subsidiaries) that are convertible into or exercisable for any capital stock of, or limited liability company interests or other ownership interests in, any Subsidiary of the Company, on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of any capital stock of, or limited liability company interests or other ownership interests in, any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries is

subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any capital stock of, or limited liability company interests or other ownership interests in, any Subsidiary of the Company.

Section 3.8. Company SEC Reports.

(a) The Company and its Subsidiaries have filed each report and definitive proxy statement (together with all amendments thereof and supplements thereto) required to be filed by the Company or any of its Subsidiaries pursuant to the Exchange Act with the SEC since December 31, 2018 (as such documents have since the time of their filing been amended or supplemented, the “Company SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto filed prior to the date hereof, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, there are no material unresolved comments received from the SEC staff with respect to the Company SEC Reports on or prior to the date hereof. To the Knowledge of the Company, none of the Company SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

(b) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes).

(c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Reports.

Section 3.9. Absence of Certain Changes or Events. (a) Since December 31, 2020 through the date hereof, there has not been any Company Material Adverse Effect and (b) since December 31, 2020 through the date hereof except as may be otherwise set forth on the Company Disclosure Schedule, neither the Company nor its Subsidiaries have taken or omitted to take any action that, if taken following the date hereof and prior to the Closing Date, would require the consent of Parent pursuant to Section 5.1(a) other than Section 5.1(a)(ii), Section 5.1(a)(v)(A), Section 5.1(a)(vii) or Section 5.1(a)(viii).

Section 3.10. Tax Matters.

(a) Except as set forth on Schedule 3.10 of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(i) (A) the Company and each of its Subsidiaries have filed when due all Tax Returns required by applicable Law to be filed with respect to the Company and each of its Subsidiaries; (B) all such Tax Returns were true, correct and complete in all respects as of the time of such filing; (C) all Taxes owed by the Company and each of its Subsidiaries (whether or not shown to be due and payable on any Tax Return), if required to have been paid, have been paid (except for Taxes which are being contested in good faith); and (D) as of the date of the latest financial statements of the Company, any liability of the Company or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith, has been provided for on the financial statements of the Company in accordance with GAAP;

(ii) there is no action, suit, proceeding, investigation or audit now pending with respect to the Company or any of its Subsidiaries in respect of any Tax, nor has any claim for additional Tax been asserted in writing by any taxing authority;

(iii) no claim has been made in writing by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction;

(iv) (A) there is no outstanding request for any extension of time for the Company or any of its Subsidiaries to pay any Taxes or file any Tax Returns, other than any such request made in the ordinary course of business; (B) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any of its Subsidiaries that is currently in force; and (C) neither the Company nor any of its Subsidiaries is a party to or bound by any agreement (other than any customary commercial contract not primarily related to Taxes) providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters;

(v) the Company and each of its Subsidiaries have withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any shareholder, employee, creditor, independent contractor or other third party;

(vi) within the last two years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code;

(vii) there is no Lien, other than a Permitted Lien, on any of the assets or properties of the Company and its Subsidiaries;

(viii) the Company and its Subsidiaries have never been a member of an affiliated group filing a consolidated, joint, unitary or combined Tax Return (other than the “affiliated group” as defined in Section 1504(a) of the Code the common parent of which is the Company). Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. law), as a transferee or successor, by contract (other than any customary commercial contract not primarily related to Taxes), or otherwise by operation of law;

(ix) the Company and its Subsidiaries have neither participated in nor have any liability or obligation with respect to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4;

(x) the Company and its Subsidiaries have not applied or received any relief from Taxes or other Tax benefit under the CARES Act, including claiming any Tax credit or electing to defer the payment of any Tax pursuant to the CARES Act; and

(b) neither the Company nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Combination from qualifying as a reorganization within the meaning of Section  368(a) of the Code.

Section 3.11. Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.11 of the Company Disclosure Schedule, there are no liabilities or obligations of the Company or any Subsidiary thereof required to be reflected or reserved against on a balance sheet (or the notes thereto) prepared in accordance with GAAP, other than (A) liabilities or obligations disclosed, reflected or reserved against and provided for in the consolidated balance sheet of the Company as of December 31, 2020 or included in the Company SEC Reports filed prior to the date hereof or referred to in the notes thereto, (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2020, (C) liabilities or obligations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or (D) liabilities or obligations incurred pursuant to this Agreement or in connection with the transactions contemplated hereby.

Section 3.12. Company Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Schedule 3.12(b) of the Company Disclosure Schedule sets forth a list of all leases, site leases, subleases and occupancy agreements, together with all material amendments thereto, in which either the Company or any of its Subsidiaries has a leasehold interest, license or similar occupancy rights, whether as lessor or lessee, and which involve annual base rent payments by the Company or its Subsidiaries in excess of $500,000 per year (each, a “Company Lease” and collectively, the “Company Leases”; the property covered by Company Leases under which either of the Company or its Subsidiaries is a lessee is referred to herein as the “Company Property”).

(c) Since December 31, 2020, no Company Lease has been modified or amended in writing in any way materially adverse to the business of the Company and its Subsidiaries except as set forth on Schedule 3.12(c) of the Company Disclosure Schedule and no party to any Company Lease has given either of the Company or its Subsidiaries written notice of or, to the Knowledge of the Company, made a claim with respect to any breach or default by the Company or its Subsidiary, except for such defaults or breaches that, individually or in the aggregate, would not have a Company Material Adverse Effect. All Company Leases are valid and in full force and effect, subject to the rights of creditors generally and the availability of equitable remedies, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13. Intellectual Property.

(a) Except as set forth on Schedule 3.13(a) of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries exclusively own all right, title and interest in and to, or have valid and enforceable licenses or rights to use, all the Company Intellectual Property, in each case, free and clear of all Liens other than Permitted Liens; (ii) to the Knowledge of the Company, no third party is infringing any Company Owned Intellectual Property; (iii) neither the operation of the businesses of the Company or its Subsidiaries as currently conducted or previously conducted during the three (3) year period prior to the date of this Agreement, nor the use of the Company Owned Intellectual Property as used by the Company and its Subsidiaries, is infringing, diluting, misappropriating or violating (or has infringed, diluted, misappropriated or violated during such three (3) year period) any Intellectual Property right of any third party; and (iv) there is no claim, suit, action or proceeding pending (or since December 31, 2020, asserted in writing) or, to the Knowledge of the Company, threatened in writing against the Company or its Subsidiaries: (A) alleging any such violation, misappropriation or infringement of a third party’s Intellectual Property rights; or (B) challenging the Company’s or its Subsidiaries’ ownership or use of, or the validity or enforceability of, any Company Owned Intellectual Property. The foregoing clause (iii) is the sole representation and warranty with respect to the infringement of Intellectual Property by the Company or its Subsidiaries.

(b) Schedule 3.13(b)(i) of the Company Disclosure Schedule sets forth a true and complete list of all issued, registered or pending applications for Intellectual Property (including registered domain names) constituting Company Owned Intellectual Property (“Company Registered Intellectual Property”) and the owner of record, date of application, registration or issuance, patent, registration or application number, and relevant jurisdiction as to each (as applicable and as set forth therein). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all necessary registration, maintenance and renewal fees in connection with all Company Registered Intellectual Property have been paid in full and all necessary documents in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Entity in any applicable jurisdiction for the purposes of maintaining such Company Registered Intellectual Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company Registered Intellectual Property is subsisting, is valid and is enforceable and has not been unintentionally abandoned or cancelled.

(c) The Company and its Subsidiaries take commercially reasonable steps to protect and preserve its rights in (i) the Company Owned Intellectual Property (including executing confidentiality and intellectual property assignment agreements (with present grants of assignment but only as and if necessary to affect assignment of Intellectual Property under applicable Law) with current and former executive officers, founders, employees and contractors that have a role in the development or creation of material Company Owned Intellectual Property), and (ii) any material Trade Secrets in its possession, except, in each case, of (i) and (ii) to the extent that the failure of any of the foregoing to be true and correct would not be material to the Company and its Subsidiaries, taken as a whole. No prior or current executive officers, founder, contractor or employee has asserted in writing in the past six (6) years or otherwise has any right, title or interest in any Company Owned Intellectual Property, except to the extent that the failure of any of the foregoing to be true and correct would not be material to the Company and its Subsidiaries, taken as a whole.

(d) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (i) has licensed any of the Company Owned Intellectual Property to any third party on an exclusive basis, nor (ii) has the Company or any of its Subsidiaries entered into any contract otherwise materially limiting its ability to commercially exploit such Company Owned Intellectual Property, in each case of (i) and (ii), in the conduct of the business of the Company and its Subsidiaries in the ordinary course consistent with past practice (excluding (x) any such contract where Company Intellectual Property is licensed on a non-exclusive basis in the ordinary course of business (including when a Company Product or Service is distributed or bundled with third party in-licensed Intellectual Property), (y) any outbound distributor, reseller, sales representative, marketing and similar agreements pursuant to which exclusivity is granted with respect to particular geographic territories in the ordinary course of business of the Company or its Subsidiaries, and (z) any contract containing such licenses or limitations on the exploitation of Company Owned Intellectual Property which licenses or limitations not material to the Company and its Subsidiaries, taken as a whole).

(e) Neither the Company nor any of its Subsidiaries is party to any agreement that obligates or otherwise would result in the licensing or sublicensing of (or an obligation to license or sublicense) any issued Patent owned by Parent or any of its Subsidiaries to a third party as a result of the Merger.

(f) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the computer hardware, Software, web sites, mobile applications, servers, workstations, routers, hubs, switches, circuits, networks, communications networks, and other information technology systems owned, leased or used by the Company and its Subsidiaries in the conduct of their businesses and to provide the Company Products or Services (collectively, the “Business Systems”) (i) operate and perform in all material respects in accordance with their documentation and functional specifications, (ii) have not malfunctioned or failed in a manner that resulted in significant or chronic disruptions material to the operation of the business of the Company or its Subsidiaries during the three (3) year period preceding the date of this Agreement, and (iii) are sufficient in all material respects for the conduct of the business of the Company and its Subsidiaries as conducted on the date of this Agreement. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries maintain industry standard security, data backup, disaster recovery and business continuity plans, procedures and facilities designed to ensure the continued operation of material Business Systems in the event of a disaster or business interruption, and acts in compliance therewith. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable and appropriate measures, consistent with current industry standards, to protect the confidentiality, integrity and security of the Business Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. Except as would not have a Company Material Adverse Effect, there have been no (i) material unauthorized intrusions or breaches of the security of such Business Systems in the past twenty-four (24) months, nor (ii) failure or other substandard performance of the Business Systems that has caused a material disruption to the business of the Company or its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries has disclosed, licensed, made available or delivered to any escrow agent or any Person other than employees of the Company or its Subsidiaries or other Persons subject to written confidentiality obligations, any of the Source Code for any material Company Proprietary Software. No event has occurred, and no circumstance or condition exists (including, the consummation of the Merger), that (with or without notice or lapse of time) legally entitles a Person to demand delivery, license, or disclosure of any Source Code for any material Company Proprietary Software where such Person is not, as of the date of this Agreement, an employee or service provider of the Company or any of its Subsidiaries who has entered into a binding obligation to keep such Source Code confidential. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has used Open Source Software in any manner that does, or would be reasonably expected to, with respect to any Company Products or Services or Company Proprietary Software, (i) require the disclosure or distribution in Source Code form Company Products or Services or Company Proprietary Software, (ii) require the licensing of Company Products or Services or Company Proprietary Software for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of Company Products or Services or Company Proprietary Software, or (iv) create, or purport to create, other material obligations for the Company or its Subsidiaries that limit the Company’s ability to sell, exploit, use or distribute Company Products or Services or Company Proprietary Software. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to any Open Source Software that is or has been used by the Company or its Subsidiaries, the Company and its Subsidiaries have been and is in material compliance with all applicable agreements with respect thereto.

(h) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no Company Proprietary Software or Business System contains any “back door,” “drop dead device,” “time bomb,” “trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed (collectively, “Malicious Code”). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no Company Proprietary Software or Company Product or Service contains material uncorrected bugs, programming errors, or anomalies, hidden or locked content (from the perspective of an ordinary course user of the Company Product or Service) or other “easter eggs”. The Company and its Subsidiaries implement commercially reasonable measures designed to prevent the introduction of Malicious Code into Company Proprietary Software and Business Systems (if within the Company’s or a Subsidiary’s control).

Section 3.14. Licenses and Permits. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries own or possess all right, title and interest in and to each of their respective licenses, permits, franchises, registrations, authorizations and approvals issued or granted to any of the Company or its Subsidiaries by any Governmental Entity as of the date hereof (the “Company Licenses and Permits”). Each Company License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of the Company, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Company License and Permit invalid in any respect, except, in each case, as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company Licenses and Permits permit the continued lawful conduct of the business of the Company and its Subsidiaries as presently conducted, and none of the operations of the Company or its Subsidiaries is being conducted in a manner that violates any of the terms or conditions under which any Company License and Permit was granted.

Section 3.15. Compliance with Law.

(a) The operations of the business of the Company and its Subsidiaries have been conducted in accordance with all applicable Laws, regulations, orders and other requirements of all Governmental Entities having jurisdiction over such entity and its assets, properties and operations, except for such non-compliance as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. Except as set forth on Schedule 3.15 of the Company Disclosure Schedule, since December 31, 2018, none of the Company or its Subsidiaries has received written, or to the Knowledge of the Company, other, notice of any violation (or any investigation with respect thereto) of any such law, regulation, order or other legal requirement except for such violation as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, and none of the Company or its Subsidiaries is in default with respect to any order, writ, judgment, award, injunction or decree of any national, federal, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to any of its assets, properties or operations, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. Notwithstanding the foregoing, this Section 3.15(a) does not contain any representation or warranty of the Company related to privacy or data security, or any Data Protection Requirement.

(b) The Company and each of its officers are in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq Global Select Market (“NASDAQ”). Except as permitted by the Exchange Act, including, without limitation, Sections 13(k)(2) and (3) thereof, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of the Company.

(c) The management of the Company has (i) implemented (x) disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities and (y) a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and has identified for the Company’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

Section 3.16. Litigation. Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings, subpoenas or investigations pending or, to the Knowledge of the Company, threatened, before any Governmental Entity, or before any arbitrator of any nature, brought by or against any of the Company or its Subsidiaries or any of their officers or directors (in their capacities as such) that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. There is no material judgment, decree, injunction, rule or order of any Governmental Entity or before any arbitrator of any nature outstanding, or to the Knowledge of the Company, threatened, against either of the Company or any of its Subsidiaries.

Section 3.17. Contracts.

(a) Schedule 3.17(a) of the Company Disclosure Schedule sets forth a complete and correct list of all Contracts as of the date hereof.

(b) Each Contract is valid, binding and enforceable against the Company or its Subsidiaries and, to the Knowledge of the Company, against the other parties thereto in accordance with its terms, and in full force and effect subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law), except to the extent the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Schedule 3.17(b) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has performed all material obligations required to be performed by it to date under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default except, in the case of each of the foregoing, as would not have a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default except to the extent that such default would not have a Company Material Adverse Effect.

(c) A “Contract” means any written agreement, contract or commitment to which either of the Company or any of its Subsidiaries is a party or by which it or any of its assets are bound constituting:

(i) a contract or agreement with one of the top three (3) platforms for in-app purchases with respect to Company Products or Services (each, a “Platform”) from which revenue derived by the Company and its Subsidiaries (taken together) for the 11 months ended November

30, 2021 was attributable (the “Platform Contracts”);

(ii) (A) a contract or agreement with one of the top 10 vendors that provide the Company or any of its Reporting Subsidiaries with equipment, goods or services (including, for the avoidance of doubt, third-party hosting and cloud computing providers, but excluding advertising-related vendors for user acquisition) (each, a “Non-UA Vendor”) by dollar amount paid to such vendors by the Company and its Reporting Subsidiaries (taken together), for the 11 months ended November 30, 2021 (the “Non-UA Vendor Contracts”); and (B) a contract or agreement with one of the top 10 vendors that provide the Company or any of its Reporting Subsidiaries with advertising-related vendors for user acquisition (each, a “UA Vendor”) by dollar amount paid to such vendors by the Company and its Reporting Subsidiaries (taken together), for the 11 months ended November 30, 2021 (the “UA Vendor Contracts”);

(iii) a mortgage, indenture, security agreement, guaranty, pledge or other agreement or instrument relating to the borrowing of money or extension of credit (other than accounts receivable or accounts payable in the ordinary course of business and consistent with past practice) in an amount in excess of $1,000,000;

(iv) a contract or agreement (excluding Company Leases) creating a capital lease obligation in excess of $1,000,000;

(v) a joint venture, partnership or limited liability company agreement with third parties;

(vi) a non-competition agreement or any other agreement or obligation which purports to limit in any material respect (i) the manner in which, or the localities in which, the business of the Company or its Subsidiaries may be conducted, (ii) the ability of either of the Company or its Subsidiaries to sell, supply, provide or distribute any type of product or service or hire or solicit any person for employment or engagement as an independent contractor or (iii) the ability of the Company or its Subsidiaries to use or enforce any material Company Owned Intellectual Property rights, including, in each case, covenants not to sue or assert, settlement or coexistence agreements;

(vii) an agreement limiting or restricting the ability of either of the Company or its Subsidiaries to make distributions or declare or pay dividends in respect of its capital stock or limited liability company interests, as the case may be;

(viii) an agreement other than Company Leases requiring capital expenditures in excess of $1,000,000;

(ix) an agreement or offer to acquire all or a substantial portion of the capital stock, business, property or assets of any other Person in each case that would be material to the Company;

(x) an agreement whereby (i) the Company or its Subsidiaries received or was entitled to receive payments in excess of $1,000,000 in the 11 months ended November 30, 2021, and the Company or any of its Subsidiaries licenses or grants any rights with respect to any of the Company Owned Intellectual Property to any Person, other than (A) any unmodified standard end user license agreement for Company Products or Services, (B) non-disclosure agreements, or (C) feedback, background, or similar licenses that are not material for the conduct of the business, or (ii) the Company licenses Intellectual Property from any Person and pursuant to which the Company or its Subsidiaries made or were obligated to make payments in excess of $2,500,000 in the 11 months ended November 30, 2021, or the license from such Person is on an exclusive basis, except for (A) any license for off-the-shelf software programs or services that have not been customized in a material way, and are commercially available on, and actually licensed under, standard terms, (B) licenses to Open Source Software, (C) feedback, background or similar licenses that are not material to the business; (D) non-disclosure agreements; or (E) confidentiality and invention assignment agreements with employees;

(xi) a contract or agreement with one of the top 10 purchasers of mobile in-game advertisements placed in Company Products or Services (each, an “Advertising Customer”) by dollar amount paid by such customer to the Company and its Subsidiaries (taken together), for the 11 months ended November 30, 2021 (the “Advertiser Contracts”); or

(xii) (A) the Convertible Senior Notes Indentures and (B) the Capped Call Documentation.

Section 3.18. Employee Plans.

(a) Schedule 3.18(a) of the Company Disclosure Schedule contains a correct and complete list of each material Company Benefit Plan.

(b) The Company has provided or made available to Parent or its counsel with respect to each and every material Company Benefit Plan a true and complete copy, as applicable, of all plan documents, if any, including related trust agreements, funding arrangements, insurance contracts and all amendments thereto, and all written summaries of plans not in writing; and, to the extent applicable, (i) the most recent determination letter, if any, received by the Company or any of its Subsidiaries from the IRS regarding the tax-qualified status of such Company Benefit Plan; (ii) the most recent financial statements for such Company Benefit Plan, if any; (iii) the most recent actuarial valuation report, if any; (iv) the current summary plan description and any summaries of material modifications; and (v) Form 5500 Annual Returns/Reports, together with all schedules thereto, for the most recent plan year.

(c) No Company Benefit Plan is, and neither the Company nor any of its predecessors or ERISA Affiliates, has sponsored, maintained, participated in, contributed to, or has or had any obligation to, or otherwise participated in or participates in or in any way has any liability (in each case, contingent or otherwise), with respect to any plan (i) subject to Title IV or Section 302 of ERISA or Section 412, 430, or 4971 of the Code; (ii) a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code, or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of the Company, or any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company or any of its Subsidiaries, or that is, or was at the relevant time, a member of the same “controlled group” as the Company or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA (each such entity, being, an “ERISA Affiliate”) has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any of its Subsidiaries.

(d) Except as would not result in a material liability to the Company or its Subsidiaries, no event has occurred and no condition exists that would reasonably be expected to subject the Company (or any of its Subsidiaries) to any (i) Tax, penalty, fine (other than Taxes arising in the ordinary course of business from compensation and benefits provided, including pursuant to withholding obligations) or (ii) Lien (other than a Permitted Lien), in each case, on account of employee benefit plans maintained, sponsored, contributed to, or required to be contributed to by, an ERISA Affiliate (other than the Company and its Subsidiaries).

(e) With respect to each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, such plan, and its related trust, has received, has an application pending or remains within the remedial amendment period for obtaining, a determination letter from the IRS that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such plan which could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(f) Except as set forth on Schedule 3.18(f) of the Company Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened material actions, claims or lawsuits against or relating to any Company Benefit Plan or against any fiduciary of any Company Benefit Plan with respect to the operation of such plan (other than routine benefits claims).

(g) Each Company Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws, and except as would not result in any material liability to the Company and its Subsidiaries all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made or have been accrued and reported on the Company’s financial statements.

(h) None of the Company Benefit Plans provide retiree health or retiree life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable Law or at the expense of the participant or the participant’s beneficiary. There has been no material violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Company Benefit Plan to which such continuation coverage requirements apply.

(i) Except as set forth on Schedule 3.18(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated thereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

(j) Except as set forth on Schedule 3.18(j) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated thereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, result in any “parachute payment” under Section 280G of the Code.

(k) Except as would not result in a material liability to the Company or its Subsidiaries, each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in all material respects in documentary compliance with, and has been administered in compliance in all material respects with, Section 409A of the Code and applicable guidance thereunder and no amount under such Company Benefit Plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code.

(l) Except as set forth on Schedule 3.18(l) of the Company Disclosure Schedule or as would not result in a material liability to the Company or its Subsidiaries, all Company Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in all material respects in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet in all material respects the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 3.19. Insurance. The Company has made available to Parent, Merger Sub 1 and Merger Sub 2, true, complete and accurate copies of all material surety bonds, fidelity bonds and all material policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring each of the Company and its Subsidiaries and their assets, properties and operations. Except as would not have a Company Material Adverse Effect, all policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance and bonds insuring each of the Company and its Subsidiaries and their assets, properties and operations are in full force and effect. Except as would not have a Company Material Adverse Effect, none of the Company or its Subsidiaries is in default under any provisions of any such policy of insurance nor has any of the Company or its Subsidiaries received notice of cancellation of or cancelled any such insurance. To the Knowledge of the Company, for all material outstanding claims made under such policies, the Company and its Subsidiaries have timely complied with any applicable notice provisions.

Section 3.20. Affiliate Transactions. Except as set forth in the Company SEC Reports filed prior to the date hereof or as set forth on Schedule 3.20 of the Company Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer of the Company, on the other hand, that would be required to be disclosed in such Company SEC Reports under Item 404 of Regulation S-K under the Securities Act.

Section 3.21. Platforms, Vendors and Advertisers.

(a) Schedule 3.21(a) of the Company Disclosure Schedule sets forth a list of each Platform. No Platform has given the Company or any of its Subsidiaries written notice that it intends to stop or materially alter its business relationship with the Company or any of its Subsidiaries (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise), or has during the past twelve (12) months threatened in writing to decrease or limit materially, the processing of in-app purchases for the Company Products or Services. To the Knowledge of the Company, (i) no Platform intends to cancel or otherwise substantially modify its relationship with the Company and its Subsidiaries or to decrease or limit materially, its distribution of the Company’s and its Subsidiaries’ products or services, and (ii) no Platform has advised the Company or its Subsidiaries in writing of any material complaint, problem or dispute with the Company or any of its Subsidiaries.

(b) Schedule 3.21(b) of the Company Disclosure Schedule sets forth a list of each Non-UA Vendor. No Non-UA Vendor has given the Company or any of its Reporting Subsidiaries written notice that it intends to stop or materially alter its business relationship with the Company or any of its Reporting Subsidiaries (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise), or has during the past twelve (12) months threatened in writing to decrease or limit materially, its services, supplies or materials to the Company or its Reporting Subsidiaries. To the Knowledge of the Company, (i) no Non-UA Vendor intends to cancel or otherwise substantially modify its relationship with the Company and its Reporting Subsidiaries or to decrease or limit materially, its services, supplies or materials to the Company and its Reporting Subsidiaries, and (ii) no Non-UA Vendor has advised the Company or its Reporting Subsidiaries in writing of any material complaint, problem or dispute with the Company or any of its Reporting Subsidiaries.

(c) Schedule 3.21(c) of the Company Disclosure Schedule sets forth a list of each UA Vendor. No UA Vendor has given the Company or any of its Reporting Subsidiaries written notice that it intends to stop or materially alter its business relationship with the Company or any of its Reporting Subsidiaries (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise), or has during the past twelve (12) months threatened in writing to decrease or limit materially, its services, supplies or materials to the Company or its Reporting Subsidiaries. To the Knowledge of the Company, (i) no UA Vendor intends to cancel or otherwise substantially modify its relationship with the Company and its Reporting Subsidiaries or to decrease or limit materially, its services, supplies or materials to the Company and its Reporting Subsidiaries, and (ii) no UA Vendor has advised the Company or its Reporting Subsidiaries in writing of any material complaint, problem or dispute with the Company or any of its Reporting Subsidiaries.

(d) Schedule 3.21(d) of the Company Disclosure Schedule sets forth a list of each Advertising Customer. No Advertising Customer has given the Company or any of its Subsidiaries written notice that it intends to stop or materially alter its business relationship with the Company or any of its Subsidiaries (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise), or has during the past twelve (12) months threatened in writing to decrease or limit materially, its purchases to the Company or its Subsidiaries. To the Knowledge of the Company, (i) no Advertising Customer intends to cancel or otherwise substantially modify its relationship with the Company and its Subsidiaries or to decrease or limit materially, its services, supplies or materials to the Company and its Subsidiaries, and (ii) no Advertising Customer has advised the Company or its Subsidiaries in writing of any material complaint, problem or dispute with the Company or any of its Subsidiaries.

Section 3.22. Labor Matters.

(a) Except as set forth on Schedule 3.22(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract applicable to its employees or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of the Company or any of its Subsidiaries nor does the Company have Knowledge of any activities or proceedings of any labor union, works council, labor organization or employee association to organize any such employees.

(b) There are no strikes or lockouts pending with respect to any employees of the Company or any of its Subsidiaries, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, there is no, and since December 31, 2018 have been no, material unfair labor practice, labor dispute (other than routine individual grievances), or material labor arbitration proceeding pending or, to the Knowledge of the Company, threatened, with respect to the employees of the Company or any of its Subsidiaries, and there is no slowdown or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to the employees of the Company or any of its Subsidiaries.

(c) Except as would not be expected to result in material liability to the Company, neither the Company or any of its Subsidiaries is delinquent in payment to any of its current or former employees, officers, directors or other individual service providers for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such employees, officers, directors or other individual service providers or in payments owed upon any termination of such person’s employment or service.

(d) Each of the Company and its Subsidiaries are, and have been, in compliance in all material respects with all applicable Laws relating to employment and employment practices, the classification of employees, wages, overtime, hours, collective bargaining, unlawful discrimination, civil rights, safety and health, workers’ compensation and terms and conditions of employment. There are no material charges with respect to or relating to either of the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any national, federal, state or local agency, domestic or foreign, responsible for the prevention of unlawful employment practices. Neither the Company nor any of its Subsidiaries has received any written notice from any national, federal, state or local agency, domestic or foreign, responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of either of the Company or its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

(e) Since December 31, 2020, neither the Company nor any of its Subsidiaries has incurred any material liability or obligations with respect to any “mass layoff” or “plant closing” as defined by, and pursuant to, the Worker Adjustment and Retraining Notification Act or any similar U.S. state or local or non-U.S. “plant closing” law (“WARN”) with respect to the current or former employees of the Company or its Subsidiaries.

(f) Each current and former employee, officer and other individual service provider of the Company who has created intellectual property has executed a proprietary information and inventions agreement or similar agreement, and, to the Knowledge of the Company, no current or former employees, officers or other individual service providers are or were, as the case may be, in violation thereof.

(g) To the Knowledge of the Company, since January 1, 2018, except as would not be expected to result in material liability to the Company, (i) no allegations of sexual harassment or sexual misconduct have been made against any director, officer or other managerial employee of the Company, and (ii) the Company has not entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any employee, officer, director or other individual service provider of the Company.

(h) Except as would not be expected to result in material liability for the Company, all independent contractors of the Company and its Subsidiaries (and any other independent contractor who previously rendered services for the Company or its Subsidiaries, at any time) have been, and currently are, properly classified and treated by the Company and its Subsidiaries, as applicable, as independent contractors and not as employees. Except as would not be material, a such independent contractors have in the past been, and continue to be, properly and appropriately treated as non-employees for all international, U.S. federal, state, and local Tax purposes. The Company and its Subsidiaries have fully and accurately reported their independent contractors’ compensation on IRS Forms 1099 (or otherwise in accordance with applicable Law) when required to do so, and the Company and its Subsidiaries do not have, nor have they ever had, any liability to provide benefits with respect to their independent contractors under the Company Benefit Plans or otherwise. At no time within the preceding two years has any independent contractor brought a material claim against the Company or its Subsidiaries challenging his or her status as an independent contractor or made a claim for additional compensation or any benefits under any Company Benefit Plan or otherwise.

Section 3.23. Environmental Matters.

(a) Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries is, and has been, in compliance in all material respects with all applicable Laws, regulations, common law and other requirements of Governmental Entities relating to pollution, to the protection of the environment or to natural resources (“Environmental Laws”).

(b) To the Knowledge of the Company, the Company and its Subsidiaries have not received any notice of violation or potential liability under any Environmental Laws from any Person or any Governmental Entity inquiry, request for information, or demand letter under any Environmental Law relating to operations or properties of the Company or its Subsidiaries which would be reasonably expected to result in the Company or any of its Subsidiaries incurring material liability under Environmental Laws. None of the Company or its Subsidiaries is subject to any orders arising under Environmental Laws nor are there any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened, against the Company or its Subsidiaries under any Environmental Law which would reasonably be expected to result in a Company Material Adverse Effect.

(c) Since December 31, 2017, to the Knowledge of the Company, there has been no release or threatened release of a hazardous substance, hazardous waste, contaminant, pollutant, toxic substance or petroleum and its fractions, the presence of which requires investigation or remediation under any applicable Environmental Law, on, at or beneath any of the Company Property or other properties currently or previously owned or operated by the Company or its Subsidiaries or any surface waters or groundwaters thereon or thereunder which requires any disclosure, investigation, cleanup, remediation, monitoring, abatement, deed or use restriction by the Company which would reasonably be likely to be material to the Company or its Subsidiaries, or which would be otherwise be expected to give rise to any other material liability or damages to the Company or its Subsidiaries under any Environmental Laws.

Section 3.24. No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from the Company or its Subsidiaries in connection with this Agreement or the transactions contemplated hereby, other than Goldman Sachs & Co. LLC (“Goldman Sachs”). The Company has made available to Parent a complete and correct copy of the engagement letter, as of the date hereof, between the Company and Goldman Sachs prior to the date hereof.

Section 3.25. State Takeover Statutes. Assuming the accuracy of the representations set forth in Section 4.18, no restrictions set forth in any “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company Organizational Documents is, or at the Effective Time will be, applicable to the Company, the Company Common Stock, the Combination or the other transactions contemplated by this Agreement.

Section 3.26. Opinion of Financial Advisor. The Company Board of Directors has received the oral opinion of Goldman Sachs (to be confirmed by delivery of a written opinion dated as of the date hereof), to the effect that, as of such date, and based upon and subject to the limitations, qualifications and assumptions set forth in the written opinion of Goldman Sachs, the Merger Consideration to be received by the holders of the Company Common Stock (other than Parent and its Affiliates) pursuant to this Agreement is fair from a financial point of view to such holders.

Section 3.27. Board Approval; Joint Proxy Statement/Prospectus.

(a) The Company Board of Directors, at a meeting duly called and held, by unanimous vote (i) declared this Agreement and the transactions contemplated hereby, including the Merger and the Subsequent Merger, advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and the Subsequent Merger, and (iii) resolved, subject to Section 7.4, to recommend that the holders of the shares of Company Common Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger and the Subsequent Merger (the “Company Recommendation”). The Company hereby agrees to the inclusion in the joint proxy statement/prospectus relating to the matters to be submitted to the holders of Company Common Stock at the Company stockholders meeting to approve and adopt this Agreement and the Merger (the “Company Stockholders Meeting”) and to the holders of the shares of Parent Common Stock at the Parent stockholders meeting (the “Parent Stockholders Meeting”) to approve the issuance of shares of Parent Common Stock in the Merger for purposes of the rules of the NASDAQ (the “Parent Share Issuance”) and to approve and adopt the Parent Charter Amendment (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), of the recommendation of Company Board of Directors described in this Section 3.27 (subject, in all cases, to the right of the Company Board of Directors to withdraw, amend or modify such recommendation in accordance with Section 7.4).

(b) The information supplied or to be supplied by the Company specifically for inclusion in the Registration Statement shall not, at the time that the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by or on behalf of Parent specifically for inclusion in the Registration Statement. The Joint Proxy Statement/Prospectus will not, at the date the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company or Parent and at the time of the Company Stockholders Meeting or Parent Stockholders Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, no representation or warranty is made by the Company with respect to statements made therein based on information supplied by or on behalf of Parent specifically for inclusion in the Joint Proxy Statement/Prospectus.

Section 3.28. Vote Required. Assuming the accuracy of the representations set forth in Section 4.18, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Required Company Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

Section 3.29. No Improper Payments to Foreign Officials; Trade Laws.

(a) Since December 31, 2017, (i) the Company and its Subsidiaries, directors, officers and employees have complied in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1 et seq.) and any other material applicable foreign or domestic anticorruption or antibribery Laws (collectively, the “Bribery Laws”), and (ii) neither the Company, any Subsidiary of the Company nor, to the Knowledge of the Company, any of the Company’s directors, officers, employees, agents or other representatives acting on the Company’s behalf have, directly or indirectly, in each case, in violation in any material respects of the Bribery Laws (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) unlawfully offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, (C) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent or (E) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.

(b) The United States government has not notified the Company or any of its Subsidiaries of any actual or alleged violation or breach of the Bribery Laws. Other than the United States government, no Person has notified the Company or any of its Subsidiaries in writing of any actual or, to the Knowledge of the Company, alleged violation or breach of the Bribery Laws. To the Knowledge of the Company, none of the Company or any of its Subsidiaries is under investigation by any government for alleged violation(s) of the Bribery Laws.

Section 3.30. Privacy and Data Security.

(a) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries comply with, and have at all times complied with, all Data Protection Requirements, including, to the extent required under Data Protection Requirements: (i) providing accurate and timely notice, via Privacy Policies and other relevant documentation, regarding the collection, use, sharing, and security of Personal Information collected by or on behalf of the Company and/or its Subsidiaries, and (ii) obtaining all necessary and appropriate consents from individuals for the collection, use, and sharing of Personal Information by or on behalf of the Company and/or its Subsidiaries, including with respect to any use of Personal Information in the context of delivering targeted marketing or advertising, or marketing communications via e-mail, text, or telephone.

(b) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries has each taken commercially reasonable and appropriate steps to implement and document an information security program, compliant with applicable Data Protection Requirements, comprised of technical, commercial, and administrative controls designed to protect (i) the operation, confidentiality, integrity, availability, and security of the Company’s and/or its Subsidiaries’ Business Systems that are used in the collection and/or processing of Personal Information and (ii) Personal Information in its possession and/or control, including, as appropriate, implementing and installing up-to-date patches, updates, and anti-virus and anti-malware tools in all its Business Systems that store or process Personal Information.

(c) Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any subpoenas, demands, or other notices from any Governmental Entity investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Requirement and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation by any Governmental Entity for any actual or potential violation of any Data Protection Requirement.

(d) Except as would not have a Company Material Adverse Effect, no written notice, complaint, claim, enforcement action, or litigation by or before any Governmental Entity of any kind has been served on, or initiated against, the Company or any Subsidiary alleging a violation of any Data Protection Requirement by the Company or any Subsidiary.

(e) Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has experienced any failures, crashes, security breaches, unauthorized access, use, or disclosure, or other adverse events or incidents, in each case, related to Personal Information that would require notification of individuals, law enforcement or any Governmental Entity, or any other implicated party, or otherwise require any remedial action, in each case, under any applicable Data Protection Requirement.

(f) Except as would not have a Company Material Adverse Effect, the execution, delivery, and performance of this Agreement will not cause, constitute, or result in a breach or violation by the Company or any of its Subsidiaries of any Data Protection Requirement.

Section 3.31. CARES Act. None of the Company or any of its Subsidiaries has applied for or accepted any loan or funds from laws enacted by a Governmental Entity in any state, local or foreign jurisdiction in response to COVID-19.

Section 3.32. Stock Ownership. Neither the Company nor any Affiliate thereof, is, or has been within three years prior to the date hereof, an “interested stockholder” of Parent as defined in and for purposes of Section 203 of the DGCL.

Section 3.33. No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company with respect to the Company and its Subsidiaries and the Company disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub 1, Merger Sub 2 or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements). The Company acknowledges and agrees that except for the representations and warranties expressly set forth in Article IV or in any certificate delivered pursuant to this Agreement, none of Parent, Merger Sub 1, Merger Sub 2 nor any other Person makes any other express or implied representation or warranty on behalf of Parent, Merger Sub 1 or Merger Sub 2 with respect to Parent and its Subsidiaries. The Company acknowledges and agrees, on behalf of itself and its Subsidiaries, that, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered pursuant to this Agreement, it has not relied on or otherwise been induced by: (i) any express or implied representation or warranty relating to Parent, Merger Sub 1, Merger Sub 2 or any of their businesses or operations in connection with this Agreement or the Combination; (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company or its Subsidiaries or any of their respective Affiliates or Representatives; or (iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB 1 AND MERGER SUB 2

Except as otherwise expressly disclosed in the Parent SEC Reports filed prior to the date hereof (other than (i) any information that is contained solely in the “Risk Factors” section of such Parent SEC Reports and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, in each case, contained in such Parent SEC Reports) or as set forth in the corresponding sections or subsections of the Parent Disclosure Schedule (or as set forth in any section or subsection of the Parent Disclosure Schedule to the extent the applicability thereof is reasonably apparent from the face of the matter disclosed), Parent, Merger Sub 1 and Merger Sub 2 hereby represent and warrant to the Company as follows:

Section 4.1. Organization. Each of Parent, Merger Sub 1, Merger Sub 2 and Parent’s other Subsidiaries is duly organized or formed, validly existing and in good standing or similar concept under the laws of the jurisdiction of its organization or formation, and has all requisite corporate, limited liability company or limited partnership power (as the case may be) to own its properties and assets and to conduct its businesses as now conducted except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, have a Parent Material Adverse Effect. Copies of the Parent Organizational Documents and the organizational documents of Merger Sub 1, Merger Sub 2 and each significant Subsidiary (as defined in Regulation S-X promulgated by the SEC) of Parent, with all amendments thereto to the date hereof, have been made available to the Company or its Representatives, and such copies are accurate and complete as of the date hereof. Merger Sub 1 and Merger Sub 2 were formed solely for the purpose of effecting the Combination and have not engaged in any business activities or conducted any operations other than in connection with the Combination and have no, and at all times prior to the Effective Time and Subsequent Effective Time, as applicable, except as contemplated by this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to their formation.

Section 4.2. Qualification to Do Business. Each of Parent, Merger Sub 1, Merger Sub 2 and Parent’s other Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or partnership (as the case may be) and is in good standing or similar concept in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.3. No Conflict or Violation. Except as set forth on Schedule 4.3 of the Parent Disclosure Schedule, the execution, delivery and, subject to the receipt of the Required Parent Vote and the accuracy of the representations in Section 3.32, performance by Parent, Merger Sub 1 and Merger Sub 2 of this Agreement do not and will not (i)(A) violate or conflict with any provision of any Parent Organizational Document or any of the organizational documents of Merger Sub 1, Merger Sub 2, or (B) any of Parent’s other Subsidiaries, (ii) subject to the receipt of any consents set forth in Section 4.4, violate any provision of Law, or any Order, (iii) result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of any of Parent, Merger Sub 1 or Merger Sub 2 or any of Parent’s other Subsidiaries or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of the Parent Licenses and Permits or (iv) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under or result in or give to others any rights of cancellation, modification, amendment, or acceleration under, any contract, agreement, lease or instrument to which Parent, Merger Sub 1 or Merger Sub 2 or any of Parent’s other Subsidiaries is a party or by which it is bound or to which any of its properties or assets is subject, except in each case with respect to clauses (i)(B), (ii), (iii) and (iv), for any such violations, breaches or defaults that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.4. Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is necessary or required in connection with the execution and delivery of this Agreement by Parent or the performance by Parent or its Subsidiaries of their obligations hereunder, except for: (i) the filing of the Certificate of Merger with the Secretary of State in accordance with the DGCL; (ii) the filing of the Subsequent Certificate of Merger with the Secretary of State in accordance with the DGCL; (iii) the filing of a Notification and Report Form under the HSR Act; (iv) applicable requirements of the Securities Act and of the Exchange Act; (v) the consents, waivers, authorizations or approvals of any Governmental Entity set forth on Schedule 4.4 of the Parent Disclosure Schedule; and (vi) such other consents, waivers, authorizations, approvals, declarations, notices, filings or registrations as will be obtained or made prior to the Closing or, if not obtained or made, would not have a Parent Material Adverse Effect.

Section 4.5. Authorization and Validity of Agreement. Parent, Merger Sub 1 and Merger Sub 2 have all requisite corporate power and authority to execute, deliver and, subject to receipt of the Required Parent Vote and assuming the accuracy of the representations set forth in Section 3.32, perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. Assuming the accuracy of the representations set forth in Section 3.32, the execution and delivery of this Agreement by Parent, Merger Sub 1 and Merger Sub 2 and the performance by Parent, Merger Sub 1 and Merger Sub 2 of their respective obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of each of Parent, Merger Sub 1 and Merger Sub 2, and assuming the accuracy of the Company’s representations in Section 3.32, no other corporate proceedings on the part of either Parent, Merger Sub 1 or Merger Sub 2 are necessary to authorize this Agreement and the transactions contemplated hereby and thereby, other than the Required Parent Vote. This Agreement has been duly and validly executed and delivered by Parent, Merger Sub 1 and Merger Sub 2 and, assuming due execution and delivery by the Company, shall constitute a legal, valid and binding obligation of each of Parent, Merger Sub 1 and Merger Sub 2, enforceable against each of Parent, Merger Sub 1 and Merger Sub 2 in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.6. Capitalization and Related Matters.

(a) The authorized capital stock of Parent consists of 200,000,000 authorized shares of Parent Common Stock and 5,000,000 authorized shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”). As of 5:00 p.m. (Eastern time) on January 6, 2022 (the “Parent Capitalization Time”), 115,415,732 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued and outstanding. As of the Parent Capitalization Time there were an aggregate of 4,388,281 shares of Parent Common Stock underlying issued and outstanding equity or equity-based awards (assuming maximum level of performance with respect to Parent restricted stock units).

(b) The issued and outstanding shares of Parent Common Stock as of the Parent Capitalization Time (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable U.S. federal and state securities laws in all material respects. As of the Parent Capitalization Time, except as set forth above in Section 4.6(a), no shares of capital stock of Parent are outstanding and Parent does not have outstanding any securities convertible into or exchangeable for any shares of capital stock of Parent, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls or commitments requiring the issuance of, any capital stock of Parent, or any stock or securities convertible into or exchangeable for any capital stock of Parent; and Parent is not subject to any obligation to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock of Parent. As of the Parent Capitalization Time, Parent does not have outstanding any bonds, debentures, notes or other debt obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Except as set forth above in Section 4.6(a), there are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, or other compensatory rights or awards (in each case, issued by Parent or any of its Subsidiaries), that are convertible into or exercisable for a share of Parent Common Stock on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of Parent Common Stock.

(c) Parent has no rights plan, “poison-pill” or other similar agreement or arrangement or any anti-takeover provision in the Parent Organizational Documents that is, or at the Effective Time shall be, applicable to Parent, the Parent Common Stock, the Combination or the other transactions contemplated by this Agreement.

Section 4.7. Subsidiaries and Equity Investments. As of the date hereof, except as set forth on Schedule 4.7 of the Parent Disclosure Schedule, Parent, Merger Sub 1, Merger Sub 2 and Parent’s other Subsidiaries do not directly or indirectly own, or hold any rights to acquire, any material capital stock or any other material securities, interests or investments in any other Person other than investments that constitute cash or cash equivalents, other than equity securities of publicly-traded Persons acquired for cash management or passive investment purposes in the ordinary course of business. All of the outstanding shares of capital stock, or limited liability company interests or other ownership interests of, each Subsidiary of Parent, as applicable, are validly issued, fully paid and nonassessable and are owned of record and beneficially by the Parent, directly or indirectly. Parent or one of Parent’s Subsidiaries has, as of the date hereof and shall have on the Closing Date, valid and marketable title to all of the shares of capital stock of, or limited liability company interests or other ownership interests in, each Subsidiary of Parent, free and clear of any Liens other than Permitted Liens and any restrictions on transfer set forth in the organizational documents of such Subsidiary or pursuant to applicable securities laws. No Subsidiary of Parent owns any shares of capital stock of Parent. There are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, or other compensatory rights or awards (in each case, issued by Parent or any of its Subsidiaries) that are convertible into or exercisable for any capital stock of, or limited liability company interests or other ownership interests in, any Subsidiary of Parent, on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of any capital stock of, or limited liability company interests or other ownership interests in, any Subsidiary of Parent. Neither Parent or any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any capital stock of, or limited liability company interests or other ownership interests in, any Subsidiary of Parent.

Section 4.8. Parent SEC Reports.

(a) Parent and its Subsidiaries have filed each report and definitive proxy statement (together with all amendments thereof and supplements thereto) required to be filed by Parent or any of its Subsidiaries pursuant to the Exchange Act with the SEC since December 31, 2018 (as such documents have since the time of their filing been amended or supplemented, the “Parent SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto filed prior to the date hereof, the Parent SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, there are no material unresolved comments received from the SEC staff with respect to the Parent SEC Reports on or prior to the date hereof. To the Knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

(b) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes).

(c) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the Parent SEC Reports.

Section 4.9. Absence of Certain Changes or Events. (a) Since March 31, 2021 through the date hereof, there has not been any Parent Material Adverse Effect and (b) since March 31, 2021 through the date hereof except as set forth on Schedule 4.9 of the Parent Disclosure Schedules, neither Parent nor its Subsidiaries have taken or omitted to take any action that, if taken following the date hereof and prior to the Closing Date, would require the consent of the Company pursuant to Section 6.1(a) other than Section 6.1(a)(i) or Section 6.1(a)(ii).

Section 4.10. Tax Matters.

(a) Except as set forth on Schedule 4.10 of the Parent Disclosure Schedule or as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

(i) (A) Parent, Merger Sub 1 and Merger Sub 2 have filed when due all Tax Returns required by applicable Law to be filed with respect to Parent, Merger Sub 1 and Merger Sub 2; (B) all such Tax Returns were true, correct and complete in all respects as of the time of such filing; (C) all Taxes owed Parent, Merger Sub 1 and Merger Sub 2 (whether or not shown to be due and payable on any Tax Return), if required to have been paid, have been paid (except for Taxes which are being contested in good faith); and (D) as of the date of the latest financial statements of Parent, any liability of Parent or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith, has been provided for on the financial statements of Parent in accordance with GAAP;

(ii) there is no action, suit, proceeding, investigation or audit now pending with respect to the Parent, Merger Sub 1 or Merger Sub 2 in respect of any Tax, nor has any claim for additional Tax been asserted in writing by any taxing authority;

(iii) no claim has been made in writing by any taxing authority in a jurisdiction where Parent, Merger Sub 1 or Merger Sub 2 has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction;

(iv) (A) there is no outstanding request for any extension of time for Parent, Merger Sub 1 or Merger Sub 2 to pay any Taxes or file any Tax Returns, other than any such request made in the ordinary course of business; (B) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of Parent, Merger Sub 1 or Merger Sub 2 that is currently in force; and (C) neither Parent, Merger Sub 1 or Merger Sub 2 is a party to or bound by any agreement (other than any customary commercial contract not primarily related to Taxes) providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters;

(v) Parent, Merger Sub 1 and Merger Sub 2 have withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any shareholder, employee, creditor, independent contractor or other third party;

(vi) within the last two years, neither Parent, Merger Sub 1 nor Merger Sub 2 has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code;

(vii) there is no Lien, other than a Permitted Lien, on any of the assets or properties of Parent, Merger Sub 1 or Merger Sub 2;

(viii) Parent, Merger Sub 1 and Merger Sub 2 have never been a member of an affiliated group filing a consolidated, joint, unitary or combined Tax Return (other than the “affiliated group” as defined in Code section 1504(a) the common parent of which is the Parent). Neither Parent, Merger Sub 1 nor Merger Sub 2 has any liability for the Taxes of any Person (other than any of the Parent and its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. law), as a transferee or successor, by contract (other than any customary commercial contract not primarily related to Taxes), or otherwise by operation of law;

(ix) Parent, Merger Sub 1 and Merger Sub 2 have neither participated in nor have any liability or obligation with respect to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4;

(x) Merger Sub 1 and Merger Sub 2 are each treated as an association taxable as a corporation for U.S. federal income tax purposes and will be so treated through the Closing Date; and

(xi) neither Parent, Merger Sub 1 nor Merger Sub 2 has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Combination from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.11. Absence of Undisclosed Liabilities.

(a) Except as set forth on Schedule 4.11(a) of the Parent Disclosure Schedule, there are no liabilities or obligations of Parent or any Subsidiary thereof required to be reflected or reserved against on a balance sheet (or the notes thereto) prepared in accordance with GAAP other than (A) liabilities or obligations disclosed, reflected or reserved against and provided for in the consolidated balance sheet of Parent as of March 31, 2021 included in the Parent SEC Reports filed prior to the date hereof or referred to in the notes thereto, (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since March 31, 2021, (C) liabilities or obligations that would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole and (D) liabilities or obligations incurred pursuant to this Agreement or in connection with the transactions contemplated hereby.

(b) To the Knowledge of Parent, since January 1, 2018, except as would not be expected to result in material liability to Parent, (i) no allegations of sexual harassment or sexual misconduct have been made against any director, officer or other managerial employee of Parent, and (ii) Parent has not entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any employee, officer, director or other individual service provider of Parent.

Section 4.12. Compliance with Law.

(a) The operations of the business of Parent and its Subsidiaries have been conducted in accordance with all applicable Laws, regulations, orders and other requirements of all Governmental Entities having jurisdiction over such entity and its assets, properties and operations except for such non-compliance as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. Except as set forth on Schedule 4.12 of the Parent Disclosure Schedule, since December 31, 2018, none of Parent or its Subsidiaries has received written, or to the Knowledge of Parent, other notice of any violation (or any investigation with respect thereto) of any such law, regulation, order or other legal requirement except for such violation as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, and none of Parent or its Subsidiaries is in default with respect to any order, writ, judgment, award, injunction or decree of any national, federal, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to any of its assets, properties or operations except as would not individually or in the aggregate have a Parent Material Adverse Effect.

(b) Parent and each of its officers are in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ. Except as permitted by the Exchange Act, including, without limitation, Sections 13(k)(2) and (3) thereof, since the enactment of the Sarbanes-Oxley Act, neither Parent nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of Parent.

(c) The management of Parent has (i) implemented (x) disclosure controls and procedures to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities and (y) a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of the Parent Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and has identified for Parent’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

Section 4.13. Litigation. Except as set forth on Schedule 4.13 of the Parent Disclosure Schedule, there are no claims, actions, suits, proceedings, subpoenas or, investigations pending or, to the Knowledge of Parent, threatened, before any Governmental Entity, or before any arbitrator of any nature, brought by or against any of Parent or its Subsidiaries or any of their officers or directors (in their capacities as such) that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. There is no material judgment, decree, injunction, rule or order of any Governmental Entity or before any arbitrator of any nature outstanding, or to the Knowledge of Parent, threatened, against either of Parent or its Subsidiaries.

Section 4.14. No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from Parent or its Subsidiaries in connection with this Agreement or the transactions contemplated hereby other than J.P. Morgan Securities LLC (“J.P. Morgan”) and LionTree Advisors LLC (“LionTree”). Parent has made available to the Company a complete and correct copy of the engagement letter, as of the date hereof, between Parent and each of J.P. Morgan and LionTree prior to the date hereof.

Section 4.15. State Takeover Statutes. Assuming the accuracy of the representations set forth in Section 3.32, no restrictions set forth in any “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in Parent Organizational Documents is, or at the Effective Time will be, applicable to Parent, Parent Common Stock, the Combination or the other transactions contemplated by this Agreement.

Section 4.16. Board Approval; Joint Proxy Statement/Prospectus.

(a) The Parent Board of Directors, at a meeting duly called and held, by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Parent Share Issuance and Parent Charter Amendment, are advisable and fair to, and in the best interests of, Parent and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Combination, and approved, adopted and declared advisable the Parent Charter Amendment and (iii) resolved, subject to Section 7.5, to recommend that the holders of the shares of Parent Common Stock approve the Parent Share

Issuance and adopt the Parent Charter Amendment and directed that such matters be submitted for consideration by Parent stockholders at the Parent Stockholders Meeting (the “Parent Recommendation”). Parent hereby agrees to the inclusion in the Joint Proxy Statement/Prospectus of the Parent Recommendation (subject, in all cases, to the right of the Parent Board of Directors to withdraw, amend or modify such recommendation in accordance with Section 7.5 ).

(b) The information supplied or to be supplied by Parent specifically for inclusion in the Registration Statement shall not, at the time that the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by or on behalf of the Company specifically for inclusion in the Registration Statement. The Joint Proxy Statement/Prospectus will not, at the date the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company or Parent and at the time of the Company Stockholders Meeting or Parent Stockholders Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, no representation or warranty is made by Parent with respect to statements made therein based on information supplied by or on behalf of the Company specifically for inclusion in the Joint Proxy Statement/Prospectus.

Section 4.17. Vote Required. Assuming the accuracy of the representations set forth in Section 3.32, the (i) affirmative vote to approve the Parent Share Issuance by (x) the holders of Parent Common Stock representing a majority of the votes cast by such holders at a meeting of stockholders of Parent called for such purpose and entitled to vote thereon and (y) the holders of Parent Common Stock representing a majority of the Parent Common Stock having voting power present in person or represented by proxy at a meeting of stockholders of Parent called for such purpose (in each case provided that the holders of a majority of the Parent Common Stock issued and outstanding and entitled to vote thereat are present in person or represented by proxy at such meeting) and (ii) the affirmative vote to approve and adopt the Parent Charter Amendment by the holders of Parent Common Stock representing at least a majority of the outstanding shares of Parent Common Stock entitled to vote thereon (together, the “Required Parent Vote”), are the only votes or consents of the holders of any class or series of Parent’s capital stock necessary in connection with the transactions contemplated by this Agreement and the transactions contemplated hereby and thereby, including the Merger.

Section 4.18. Stock Ownership. Neither Parent, Merger Sub 1 nor Merger Sub 2, nor any Affiliate thereof, is, or has been within three years prior to the date hereof, an “interested stockholder” of the Company as defined in and for purposes of Section 203 of the DGCL.

Section 4.19. Financing.

(a) As of the date of this Agreement, Parent has delivered to the Company a true, complete and correct copy of a fully executed debt commitment letter, dated as of the date of this Agreement (together with all exhibits, schedules, annexes, amendments, modifications, term sheets, and joinders thereto, as the same may be amended, restated, amended and restated, supplemented, extended, replaced, or otherwise modified from time to time in a manner not in violation of Section 7.13(b), the “Commitment Letter”) and the fully executed fee letter (together with all exhibits, schedules, annexes, amendments, modifications, term sheets, and joinders thereto, as the same may be amended, restated, amended and restated, supplemented, extended, replaced or otherwise modified from time to time in a manner not in violation of Section 7.13(b), the “Fee Letter”) relating thereto (except that, at the election of Parent, the fee amounts, “flex terms”, pricing (including yield or interest rate) caps, original issue discount amounts, and other economic or similar terms in the Fee Letter may be redacted so long as no provision that would reasonably be expected to adversely affect the aggregate principal amount, conditionality, availability, termination, or enforceability of the Financing may be redacted) (such Commitment Letter and Fee Letter are referred to collectively herein as the “Financing Commitment”), among Parent and the

Financing Sources, pursuant to which the Financing Sources have agreed, subject to the terms and conditions of the Financing Commitment, to provide or cause to be provided, on a several and not joint basis, the aggregate amount of debt financing described therein.

(b) The Financing Commitment is, as of the date hereof, in full force and effect. The Financing Commitment is the legal, valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, the other parties thereto, as the case may be, in each case, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance moratorium, equitable principles or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally. The Financing Commitment has not or will not be amended, modified, supplemented, extended or replaced, except as permitted under Section 7.13(b). As of the date hereof, (i) neither Parent nor, to the knowledge of Parent, any other counterparty to the Financing Commitment is in breach of any of its covenants or other obligations set forth in, or is in default under, the Financing Commitment, in each case, to the extent any such breach would reasonably be expected to have an adverse effect on the amount, conditionality, or availability of the Financing, and (ii) assuming the accuracy of the representations and warranties in Article III (to the extent that a breach of such representation or warranty would adversely affect the satisfaction by Parent of the conditions set forth in the Financing Commitment), no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (A) constitute or result in a breach or default on the part of Parent (or, to the knowledge of Parent, any of the Financing Sources) under the Financing Commitment, (B) constitute or result in a failure to satisfy a condition set forth in the Financing Commitment, or (C) otherwise result in any portion of the Financing not being available on the Closing Date (except as would be financed by Parent with cash or equity). As of the date hereof, Parent has not received any written notice or other written communication from any party to the Financing Commitment with respect to (i) any actual or potential material breach or default on the part of Parent or any other party to the Financing Commitment or (ii) any intention of such party to terminate the Financing Commitment or to not provide all or any portion of the Financing, in each case, to the extent any such written notice or other written communication would reasonably be expected to have an adverse effect on the amount, conditionality or availability of the Financing. Assuming the satisfaction of the conditions set forth in Section 8.1 and Section 8.3 hereof and the accuracy of the representations and warranties in Article III (to the extent that a breach of such representation or warranty would adversely affect the satisfaction by Parent of a condition precedent set forth in the Financing Commitment), as of the date hereof, Parent, Merger Sub 1, and Merger Sub 2: (i) have no reason to believe (both before and after giving effect to any “flex” provisions contained in the Financing Commitment) that they will be unable to satisfy on a timely basis each term and condition relating to the closing or funding of the Financing and (ii) know of no fact, occurrence, circumstance or condition that would reasonably be expected to (A) cause the Financing Commitment to be terminated, withdrawn, modified, repudiated or rescinded or to be or become unenforceable or (B) otherwise cause any portion of funding contemplated by the Financing Commitment to not be available to Parent on the Closing Date. As of the date hereof, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than as expressly set forth in the Financing Commitment. There are no side letters or other agreements, contracts or arrangements, whether written or oral, that would affect the availability or conditionality of the Financing on the Closing Date, in each case, to which the Parent, Merger Sub 1 or Merger Sub 2 are a party, other than as expressly set forth in or expressly contemplated by the Financing Commitment. All accrued commitment fees or other fees or deposits required to be paid under the Financing Commitment on or prior to the date of this Agreement have been paid in full.

(c) The aggregate proceeds committed pursuant to the Financing Commitment, together with any cash currently available to Parent, are sufficient (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of “flex” (including original issue discount “flex”) contemplated by the Financing Commitment) to enable Parent to (i) pay all of the Cash Consideration together with the aggregate amount cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.5 and (ii) pay all related fees and expenses associated with the transactions contemplated by this Agreement.

Section 4.20. Opinion of Financial Advisor. Each of J.P. Morgan Securities LLC and LionTree Advisors LLC rendered to the Parent Board of Directors its respective oral opinion (to be subsequently confirmed by delivery of a written opinion) to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid by Parent is fair from a financial point of view to Parent.

Section 4.21. No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV or in any certificate delivered pursuant to this Agreement, none of Parent Merger Sub 1, or Merger Sub 2 nor any other Person makes any other express or implied representation or warranty on behalf of Parent Merger Sub 1, or Merger Sub 2 with respect to Parent and its Subsidiaries and each of Parent Merger Sub 1, and Merger Sub 2 disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements). Each of Parent, Merger Sub 1 and Merger Sub 2 acknowledges and agrees that except for the representations and warranties expressly set forth in Article III or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company with respect to the Company and its Subsidiaries. Each of Parent, Merger Sub 1 and Merger Sub 2 acknowledges and agrees, on behalf of itself and its respective Subsidiaries, that, except for the representations and warranties expressly set forth in Article III or in any certificate delivered pursuant to this Agreement, it has not relied on or otherwise been induced by: (i) any express or implied representation or warranty relating to the Company, its Subsidiaries or any of the Company’s businesses or operations in connection with this Agreement or the Combination; (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub 1, Merger Sub 2, or any of their respective Affiliates, Subsidiaries or Representatives; or (iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.1. Conduct of Business Before the Closing Date.

(a) The Company covenants and agrees that, during the period from the execution of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except (w) as set forth in Section 5.1 of the Company Disclosure Schedule, (x) as required by Law, (y) for any actions taken reasonably and in good faith to respond to any COVID-19 Measures, or (z) otherwise specifically contemplated by the terms of this Agreement, provided, that, with respect to actions taken or omitted to be taken in reliance on clause (y), to the extent permitted under applicable Law and practicable under the circumstances, the Company shall provide prior notice to and consult in good faith with Parent prior to taking such action), unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall: (A) use reasonable best efforts to conduct the business of the Company and its Subsidiaries, in all material respects, in the ordinary course of business and in a manner consistent with past practice (B) use reasonable best efforts to conduct the business of the Company and its Subsidiaries, in all material respects, in compliance with applicable Laws, including without limitation the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as well as the timely filing of all reports, forms and other documents, and payment of all applicable regulatory fees and assessments, under applicable state and federal law; (C) use reasonable best efforts to maintain, in all material respects, the assets, properties, rights and operations of the Company and its Subsidiaries in accordance with present practice in a condition suitable for their current use; and (D) use reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers of the Company and its Subsidiaries and to preserve, in all material respects, the present relationships of the Company and its Subsidiaries with persons with which the Company or any of its Subsidiaries has significant business relations, it being agreed that with respect to the matters specifically addressed by any provision of clauses (i) through (xv) of this Section 5.1(a) below, such specific provisions shall govern over the more general provisions of the foregoing clauses (A) through (D) of this Section 5.1(a). Neither the Company nor any of its Subsidiaries shall (except (w) as specifically contemplated by the terms of this Agreement, (x) as set forth on Schedule 5.1(a) of the Company Disclosure Schedule, (y) as required by Law, or (z) for any actions taken reasonably and in good faith to respond to any COVID-19 Measures, provided, that, with respect to actions taken or omitted to be taken in reliance on clause (z), to the extent permitted under applicable Law and practicable under the circumstances, the Company shall provide prior notice to and consult in good faith with Parent prior to taking such action), between the execution of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(i) enter into any material transaction other than in the ordinary course of business;

(ii) make any change in any of the Company’s organizational documents; issue any additional shares of capital stock (other than upon the exercise of Company Options or pursuant to the terms of Company RSU Awards, Company PSU Awards or the Convertible Senior Notes, in each case, outstanding on the date hereof or issued in accordance with this Section 5.1(a)), limited liability company interests or partnership interests or other equity securities or grant any option, warrant or right to acquire any capital stock, limited liability company interests or partnership interests or other equity securities; or effect a reclassification, recapitalization, stock split, combination, exchange or readjustment of the outstanding shares of Company Common Stock, whether by stock dividend or otherwise;

(iii) make any sale, assignment, transfer, abandonment, or other conveyance of any material tangible asset or Company Property, other than in the ordinary course of business or pursuant to the Existing Credit Agreement;

(iv) subject any of its material assets, properties or rights, to any Lien, other than (A) Permitted Liens, or (B) Liens pursuant to the Existing Credit Agreement;

(v) (A) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock (including restricted stock), limited liability company interests or partnership interests or other ownership interests of the Company, other than with respect to (w) the Convertible Senior Notes or Capped Call Options, in each case, pursuant to and in accordance with their respective terms, (x) pursuant to the Company’s right to repurchase or reacquire shares of Company Common Stock held by employees or other service providers of the Company or its Subsidiaries in connection with termination of such Person’s employment or engagement by the Company or its Subsidiaries, (y) the relinquishment of shares by employees or other service providers of the Company or its Subsidiaries in payment of withholding tax upon the settlement of a Company RSU Award or a Company PSU Award, or (z) the cashless or net exercise of Company Options, in each case of clauses (x), (y) and (z), pursuant to the terms of such awards, (B) declare, set aside or pay any dividends or other distribution in respect of shares of Company Common Stock, (C) prepay, redeem, repurchase, retire or otherwise terminate any Indebtedness for borrowed money, other than with respect to intercompany Indebtedness among the Company and its Subsidiaries, and the Existing Credit Agreement, or (D) prepay or otherwise satisfy any obligations outstanding under any of the Company’s capital leases, other than pursuant to the applicable scheduled payments provided for under the corresponding capital leases, other than in the ordinary course of business;

(vi) acquire title to or lease or sublease any real property that, as to leases, would constitute a Company Lease, in each case other than in the ordinary course of business;

(vii) except (x) as required by the terms of any Company Benefit Plan set forth on Schedule 3.18(a) or (y) as required by Law, (A) increase the cash- or equity-based compensation or benefits payable or to become payable to any current or former employee, executive officer or director or other individual service provider of the Company or any of its Subsidiaries, (B) establish, adopt, enter into or materially amend any Company Benefit Plan (or any benefit plan, agreement, program, policy, commitment or other arrangement that would be a Company Benefit Plan if it were in existence on the date of this Agreement), (C) increase the compensation or benefits payable under any existing severance, termination, change in control or retention pay policy or Company Benefit Plan, (D) except as specifically provided in this Agreement, take any affirmative action to accelerate the vesting of any stock- or stock-based compensation except for administrative actions required under any applicable agreement, (E) grant any new awards under any bonus, incentive, or performance plan, other than administrative actions required under any applicable agreement, (F) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan except for administrative actions required under any applicable agreement, (G) grant or promise any tax offset payment award under any Company Benefit Plan, (H) make any loan or cash advance to any current or former employee, executive officer, or director or other individual service provider other than advances for business expenses in the ordinary course of business or draws and advances provided under the terms of any Company Benefit Plan that is a commission or similar plan or program in the ordinary course of business, (I) hire or promise to hire, promote any employee or other service provider or terminate any employee or other service provider without “cause” or (J) implement any facility closings or employee layoffs that trigger the WARN Act as amended;

(viii) enter into any agreement, contract, or commitment (or series of such similar transactions) other than a Company Lease, that would require capital expenditures, individually or in the aggregate, in excess of $30,000,000 per calendar year;

(ix) pay, lend or advance any amount to, or sell, assign, transfer, license or lease any properties or assets to, or enter into any material agreement or arrangement with, any of its Affiliates (other than the Company’s Subsidiaries) covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404, other than pursuant to the Existing Credit Agreement;

(x) make any material change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write off as uncollectible any material accounts receivable except in the ordinary course of business and consistent with past practice;

(xi) (A) sell, assign, transfer, license (other than non-exclusive licenses in the ordinary course of business), fail to maintain, grant, pledge, encumber, dedicate to the public, cancel, allow to lapse (except where no further renewals are available), or abandon, including by failure to pay the required fees in any jurisdiction, or otherwise dispose of any material Company Owned Intellectual Property (other than Liens pursuant to the Existing Credit Agreement), or (B) disclose any material Trade Secrets to any Person, without entering into an agreement protecting the confidentiality of such Trade Secrets, except the launch, release and marketing (including initial announcements) to the general public of previously unreleased Company Products and Services in the ordinary course of business consistent with past practice;

(xii) (A) make or change any material Tax election, (B) change an annual accounting period, (C) file any amended material Tax Return, (D) enter into any closing agreement with respect to a material amount of Tax, (E) settle any material Tax claim or assessment relating to the Company or any of its Subsidiaries, or (F) surrender any right to claim a refund of material Taxes, other than in the ordinary course of business consistent with past practice, without consultations with Parent;

(xiii) settle, release or forgive any claim requiring payments to be made by the Company or any of its Subsidiaries in excess of $1,000,000 individually, or $10,000,000 in the aggregate, other than intercompany claims, or waive any right with respect to any material claim held by the Company or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice, or settle or resolve any claim against the Company or any of its Subsidiaries on terms that require the Company or any of its Subsidiaries to materially alter its existing business practices;

(xiv) lend money to any Person (other than to the Company or to Wholly Owned Subsidiaries, or advances for business expenses to employees in the ordinary course of business) or incur or guarantee any Indebtedness for borrowed money (other than (a) from the Company or its Subsidiaries or (b) pursuant to the Existing Credit Agreement); or

(xv) commit or agree to do or authorize any of the foregoing.

(b) Nothing contained in this Agreement shall give to Parent, Merger Sub 1 or Merger Sub 2, directly or indirectly, rights to control or direct the operations of the Company or its Subsidiaries prior to the Closing Date. Prior to the Closing Date, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

Section 5.2. Notice of Breach. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, the Company shall promptly give written notice with reasonable particularity upon having Knowledge of any matter that may constitute a material breach of any representation, warranty, agreement or covenant of the Company contained in this Agreement that would reasonably be expected to cause any conditions to Closing set forth in Section 8.2(a) or (b) to not be satisfied; provided, however, that Company’s breach of its obligations pursuant to this Section 5.2 shall not cause the condition to Closing set forth in Section 8.2(b) to not be satisfied.

ARTICLE VI

COVENANTS OF PARENT, MERGER SUB 1 AND MERGER SUB 2

Section 6.1. Conduct of the Business Before the Closing Date.

(a) Parent covenants and agrees that, during the period from the execution of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except (w) as set forth in Section 6.1 of the Parent Disclosure Letter, (x) as required by Law, (y) for any actions taken reasonably and in good faith to respond to any COVID-19 Measures, or (z) otherwise specifically contemplated by the terms of this Agreement, provided, that, with respect to actions taken or omitted to be taken in reliance on clause (y), to the extent permitted under applicable Law and practicable under the circumstances, Parent shall provide prior notice to and consult in good faith with the Company prior to taking such action), unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall: (A) use reasonable best efforts to conduct the business of Parent and its Subsidiaries, in all material respects, in the ordinary course of business and in a manner consistent with past practice; (B) use reasonable best efforts to conduct the business of Parent and its Subsidiaries, in all material respects, in compliance with applicable Laws, including without limitation the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as well as the timely filing of all reports, forms and other documents, and payment of all applicable regulatory fees and assessments, under applicable state and federal law; (C) use reasonable best efforts to maintain, in all material respects, the assets, properties, rights and operations of Parent and its Subsidiaries in accordance with present practice in a condition suitable for their current use; and (D) use reasonable best efforts to preserve substantially intact the business organization of Parent and its Subsidiaries, to keep available the services of the present officers of Parent and its Subsidiaries and to preserve, in all material respects, the present relationships of Parent and its Subsidiaries with persons with which the Company or any of its Subsidiaries has significant business relations, it being agreed that with respect to the matters specifically addressed by any provision of clauses (i) through (ix) of this Section 6.1(a) below, such specific provisions shall govern over the more general provisions of the foregoing clauses (A) through (D) of this Section 6.1(a). Without limiting the generality of the foregoing, neither Parent nor any of its Subsidiaries shall (except (w) as specifically contemplated by the terms of this Agreement, (x) as set forth on Schedule 6.1(a) of the Parent Disclosure Letter, (y) as required by Law, or (z) for any actions taken reasonably and in good faith to respond to any COVID-19 Measures, provided, that, with respect to actions taken or omitted to be taken in reliance on clause (z), to the extent permitted under applicable Law and practicable under the circumstances, Parent shall provide prior notice to and consult in good faith with the Company prior to taking such action), between the execution of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly do, any of the following without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed):

(i) make, in the case of Parent, Merger Sub 1 or Merger Sub 2, any change in any of its organizational documents; issue any additional shares of capital stock, limited liability company interests or partnership interests or other equity securities or grant any option, warrant or right to acquire any capital stock, limited liability company interests or partnership interests or other equity securities or issue any security convertible into or exchangeable for such securities or alter in any way any of its outstanding securities or make any change in outstanding shares of capital stock, limited liability company interests or partnership interests or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise; except, in each case, for (A) grants of stock options, restricted stock units or other equity incentives under the Parent Equity Plan in the ordinary course of business consistent with past practice, (B) shares of Parent Common Stock issuable upon exercise of restricted stock units or stock options, in each case, outstanding on the date hereof or issued in accordance with this Section 6.1(a), and (C) shares of Parent Common Stock issuable to directors of Parent in accordance with Parent’s director compensation plans;

(ii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, limited liability company interests or partnership interests or other ownership interests of Parent and its Subsidiaries or declare, set aside or pay any dividends or other distribution in respect of such shares or interests of Parent other than (A) the purchase, redemption or other acquisition of Parent Common Stock or any Parent Equity Award from current or former employees of Parent or any of its Subsidiaries as permitted or contemplated by the terms of any employment or option agreement or Parent Benefit Plan, (B) required Tax withholding in connection with the vesting, settlement and/or exercise of any Parent Equity Award, (C) forfeitures of any Parent Equity Award pursuant to their terms in effect on the date of this Agreement and (D) redemptions or repurchases of Parent Common Stock pursuant to Parent’s previously announced share repurchase program for an amount not exceeding 2,000,000 shares of Parent Common Stock;

(iii) acquire any material assets, or properties (including any real property), or enter into any other transaction, that would reasonably be expected to (A) prevent, materially hinder or materially delay the receipt of the necessary or required waiting period expirations or terminations, consents, approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any Regulatory Law, or any other authorization, consent, order, declaration or approval of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement, (B) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated by this Agreement, or (C) materially increase the risk of not being able to remove any such Order on appeal or otherwise;

(iv) make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write off as uncollectible any material accounts receivable except in the ordinary course of business and consistent with past practice;

(v) (A) make or change any material Tax election, (B) change an annual accounting period, (C) file any amended material Tax Return, (D) enter into any closing agreement with respect to a material unreserved amount of Tax, (E) settle any material unreserved Tax claim or assessment relating to Parent or any of its Subsidiaries, or (F) surrender any right to claim a refund of material Taxes, in each case, other than in the ordinary course of business consistent with past practice, without consultations with the Company;

(vi) take any action, or knowingly fail to take any action, which action or failure to act would or would be reasonably expected to prevent or impede the Combination, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(vii) liquidate (completely or partially), dissolve or adopt any plan or resolution providing for any such liquidation or dissolution, in each case, with respect to Parent, Merger Sub

1 or Merger Sub 2;

(viii) incur or guarantee any Indebtedness for borrowed money (other than from Parent or its Wholly Owned Subsidiaries or pursuant to the Financing or under Parent’s existing credit agreement); or

(ix) commit or agree to do or authorize any of the foregoing.

(b) Nothing contained in this Agreement shall give to the Company, directly or indirectly, rights to control or direct the operations of Parent or its Subsidiaries prior to the Closing Date. Prior to the Closing Date, Parent and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

Section 6.2. Employee Benefits.

(a) For the period commencing on the Effective Time and ending on the one year anniversary of the Closing Date (the “Continuation Period”), Parent agrees that each employee of the Company or its Subsidiaries who shall have been an employee of the Company or its Subsidiaries as of the Effective Time (each, a “Continuing Company Employee”), while such Continuing Company Employee remains employed by Parent or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries), shall be eligible to receive employee benefits that are substantially comparable in the aggregate to either, at the sole discretion of Parent: (i) participation in Parent’s employee benefit plans and programs, including any defined contribution plan, bonus plan, profit sharing plan, medical plan, dental plan, life insurance plan, time off programs and disability plan (excluding any equity- or equity-based incentive plan and defined benefit plan), in each case to the same extent as similarly situated employees of Parent or its Subsidiaries; or (ii) continued participation in employee benefit plans, programs and policies of the Company and its Subsidiaries which provide benefits that are no less favorable in the aggregate to the benefits (excluding equity- or equity-based compensation) provided to such Continuing Company Employee under the Company Benefit Plans immediately prior to the Closing Date; provided that nothing in this Section 6.2(a) shall prevent Parent from enrolling any Continuing Company Employee in a mix of employee benefit plans or programs comprised of both plans or policies of Parent and Company Benefit Plan during the Continuation Period; provided that the conditions and requirements under both of the foregoing clauses (i) and (ii) are met.

(b) Parent agrees that any Continuing Company Employee whose employment is terminated by the First Surviving Corporation without “cause” (as defined in Company’s Change in Control Severance Benefit Plan) during the Continuation Period, other than an employee who is party to an individual employment agreement or other Contract which provides for the payment of severance, will be entitled to cash severance benefits that are no less favorable, and welfare benefits that are no less favorable in the aggregate, in each case than the cash severance benefits and welfare benefits, respectively, if any, determined in accordance with the terms of the Company’s separation guidelines, effective as of March 2020, subject to such employee providing a timely and effective release of claims in favor of Parent, the First Surviving Corporation and their respective Affiliates. For purposes of clarity, upon and following the Closing, Parent will assume and honor the Company’s Change in Control Severance Benefit Plan in accordance with its terms.

(c) With respect to any Company Benefit Plan or Parent Benefit Plan in which any Continuing Company Employee first becomes eligible to participate on or after the Effective Time (collectively, the “New Plans”), each Continuing Company Employee shall, to the extent permitted by applicable Law, receive full credit for the years of continuous service by such Continuing Company Employee recognized by the Company or its

Subsidiaries prior to the Effective Time pursuant to a Company Benefit Plan to the same extent as if it were service with Parent for purposes of (i) satisfying the service requirements for eligibility to participate in each such New Plan, (ii) vesting in any benefits under each such New Plan, and (iii) calculating the level of benefits with respect to severance, non-statutory vacation, personal days off and any other non-statutory welfare-type benefits with respect to which a Continuing Company Employee may be eligible, where service is a factor in calculating benefits, provided that, none of the foregoing shall apply with respect to defined benefit pension plans benefit accrual, equity- or equity-based incentives, or otherwise where such credit would result in a duplication of benefits or where such services were not recognized under the corresponding Company Benefit Plan. With respect to any New Plan that is a welfare benefit plan in which any Continuing Company Employees first become eligible to participate on or after the Effective Time, subject to any applicable plan provisions, contractual requirements or Laws, Parent shall use reasonable best efforts to (A) cause to be waived any waiting periods, eligibility requirements, pre-existing condition limitations, physical examination requirements, evidence of insurability requirements, actively-at-work or similar requirements, except to the extent such requirements or conditions would apply under the analogous Company Benefit Plan in which any such Continuing Company Employee was a participant or eligible to participate as of immediately prior to the Effective Time, and (B) give effect, in determining any deductibles, co-pay, co-insurance, or maximum out of pocket limitations, to amounts paid by such Continuing Company Employees prior to the Effective Time under a Company Benefit Plan in which any such Continuing Company Employee was a participant as of immediately prior to the Effective Time (to the same extent that such credit was given under such Company Benefit Plan prior to the Effective Time) in satisfying such requirements during the plan year in which the Effective Time occurs.

(d) If requested by Parent at least ten Business Days prior to the Closing Date, the Company shall take (or cause to be taken) all actions reasonably necessary pursuant to resolutions of the Company Board of Directors necessary or appropriate to terminate, effective no later than the day prior to the Closing Date, any defined contribution Company Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company Defined Contribution Plan”). If the Company is required to terminate any Company Defined Contribution Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of Directors of resolutions authorizing the termination of such Company Defined Contribution Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld or delayed).

(e) Prior to making any written or oral communications to the Continuing Company Employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(f) The Company shall, as soon as reasonably practicable following the date hereof, provide Parent with the then-most recent calculations and reasonable back-up information relating to Sections 280G and 4999 of the Code relating to the Merger, including any non-compete valuations, once such calculations and information becomes available to the Company following the date hereof and no later than ten (10) Business Days prior to the Closing Date. The Company shall not provide any tax indemnification or “gross up” to any employee of the Company for any tax or penalty that becomes payable under Sections 280G and 4999 of the Code.

(g) Nothing contained in this Section 6.2 or any other provision of this Agreement, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, including without limitation, any Company Benefit Plan or any Parent Benefit Plan, (ii) shall alter or limit the ability of any of Parent, the Company, or any of their respective Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) is intended to confer upon any current or former employee or other individual service provider any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any Person (including for the avoidance of doubt any current or former employee, director, officer or other service provider or any participant in a Company Benefit Plan or other employee benefit plan, agreement or other arrangement) any right as a third-party beneficiary of this Agreement.

Section 6.3. Indemnification Continuation.

(a) For purposes of this Section 6.3, (i) “Indemnified Person” shall mean any person who is now, or has been at any time prior to the Effective Time, (x) an officer or director of the Company or any of its Subsidiaries or (y) serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust, and (ii) “Proceeding” shall mean any claim, action, suit, proceeding or investigation.

(b) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to the fullest extent permitted by applicable Law, (i) to provide indemnification to each Indemnified Person to the same extent and under the same conditions and procedures (and subject to the same conditions, including with respect to the advancement of expenses) as such Indemnified Person is entitled on the date hereof under the Company Organizational Documents (or the corresponding organizational documents of any Subsidiary of the Company) in connection with any Proceeding based directly or indirectly (in whole or in part) on, or arising directly or indirectly (in whole or in part) out of, the fact that such Indemnified Person is or was an officer or director of the Company or any of its Subsidiaries, or is or was serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust, whether pertaining to any matter arising before or after the Effective Time and (ii) to honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements between the Company and any of its Subsidiaries, on the one hand, and any Indemnified Person set forth on Section 6.3 of the Company Disclosure Schedule or that use the same form in all material respects as the form of indemnification agreement filed with the Company SEC Reports. An Indemnified Person shall repay the Surviving Corporation for any expenses incurred by Surviving Corporation in connection with the indemnification of such Indemnified Person pursuant to this Section 6.3 if it is ultimately determined by a court of competent jurisdiction that such Indemnified Person did not meet the standard of conduct necessary for indemnification by the Surviving Corporation as set forth in the Company Organizational Documents. The Surviving Corporation shall not amend, repeal or otherwise modify the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ organizational documents or in any indemnification contracts of the Company or its Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, in each case in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries.

(c) Prior to the Effective Time, the Company shall purchase a six-year “tail” prepaid officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering and for the benefit of each such Indemnified Person. Parent shall not terminate such policy and shall cause all obligations of the Company thereunder to be honored by it and the Surviving Corporation.

(d) The provisions of this Section 6.3 shall survive the consummation of the Merger for a period of six years and are expressly intended to benefit each of the Indemnified Persons; provided, however, that in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(e) Parent shall, and shall cause the Surviving Corporation to, pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.3 to the same extent and under the same conditions and procedures (and subject to the same conditions, including with respect to the advancement of expenses) as such Indemnified Person is entitled on the date hereof under the Company Organizational Documents (or the corresponding organizational documents of any Subsidiary of the Company).

Section 6.4. Notice of Breach. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, Parent shall promptly give written notice with reasonable particularity upon having Knowledge of any matter that may constitute a material breach of any representation, warranty, agreement or covenant of Parent contained in this Agreement that would reasonably be expected to cause any conditions to Closing set forth in Section 8.3(a) or (b) to not be satisfied; provided, however, that Parent’s breach of its obligations pursuant to this Section 6.4 shall not cause the condition to Closing set forth in Section 8.3(b) to not be satisfied.

ARTICLE VII

ADDITIONAL COVENANTS OF THE PARTIES

Section 7.1. Preparation of Joint Proxy Statement/Prospectus and Registration Statement; Stockholder Meetings.

(a) As promptly as practicable, and in any event within 46 days after the execution of this Agreement if practicable, the Company and Parent shall cooperate in preparing the Joint Proxy Statement/Prospectus in preliminary form, and Parent shall prepare, with the cooperation of the Company, and file with the SEC the registration statement on Form S-4 (in which the Joint Proxy Statement/Prospectus will be included), or any amendment or supplement thereto, pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (the “Registration Statement”). Parent and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Joint Proxy Statement/Prospectus shall include the recommendation of each of the Boards of Directors of the Company and Parent in favor of approval and adoption of this Agreement and the Combination, or of the Parent Share Issuance and Parent Charter Amendment, as applicable, and any resolution required by Rule 14a-21(c) under the Exchange Act to approve, on an advisory basis, the compensation required to be disclosed in the Registration Statement pursuant to Item 402(t) of Regulation S-K, except to the extent the Company Board of Directors shall have withdrawn or modified its approval or recommendation of this Agreement or the Combination to the extent that such action is permitted by Section 7.4, and except to the extent the Parent Board of Directors shall have withdrawn or modified its approval or recommendation of the approval and adoption of the Parent Share Issuance and the Parent Charter Amendment, to the extent that such action is permitted by Section 7.5. Each of the Company and Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to its respective stockholders as promptly as practicable after the Registration Statement becomes effective. The parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Joint Proxy Statement/Prospectus and the Registration Statement and advise one another of any oral comments received from the SEC. Each of the Company and Parent shall use reasonable best efforts to cause the Registration Statement and the Joint Proxy Statement/Prospectus, at the time of each of the Company Stockholders Meeting and the Parent Stockholders Meeting, to comply as to form in all material respects with the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

(b) Parent and the Company shall make all necessary filings and use reasonable best efforts to take all other actions required to be taken with respect to the Combination (including the issuance, exchange and listing of Parent Common Stock to be issued in the Merger) and the transactions contemplated hereby under the Securities Act and the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Other than in connection with a Company Change of Recommendation or a Parent Change of Recommendation, as applicable, no amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement shall be filed without the approval of each of the Company and Parent, which approval shall not be unreasonably withheld, conditioned or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Joint Proxy Statement/Prospectus or the Registration Statement, this right of approval shall apply only with respect to information relating to the other party or such other party’s business, financial condition or results of operations. Without limiting the foregoing, if at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement/Prospectus, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company and Parent.

(c) Reasonably in advance of the anticipated effectiveness of the Registration Statement, the Company, in consultation with Parent, shall set a record date for Persons entitled to notice of, and to vote at, the Company Stockholders Meeting, and, except as required by applicable Law (including in connection with the postponement of the Company Stockholders Meeting in accordance with Section 7.1(d)), shall not change such record date without the prior written consent of Parent. The Company shall, as soon as practicable following the effectiveness of the Registration Statement under the Securities Act (and in no event later than 15 days following the effectiveness of the Registration Statement under the Securities Act), duly call, and give notice of the Company Stockholders Meeting, and cause the Joint Proxy Statement/Prospectus to be mailed to its stockholders. As soon as practicable following the date of the mailing of the Joint Proxy Statement/Prospectus, the Company shall use reasonable best efforts to cause the Company Stockholders Meeting to be held on such date and at such time that Parent and the Company agree for the purpose of obtaining the Required Company Vote, which date shall not be more than 40 days following the date of the mailing of the Joint Proxy Statement/Prospectus, subject to Section 7.1(d). The Company shall use reasonable best efforts, subject to applicable Law, to cause the Company Stockholders Meeting to be held concurrently with the Parent Stockholders Meeting. In connection with the Company Stockholders Meeting, the Company will (i) subject to Section 7.4(d), use reasonable best efforts to obtain the Required Company Vote and (ii) use reasonable best efforts to comply with all Laws applicable to the Company Stockholders Meeting.

(d) The Company shall not postpone or adjourn the Company Stockholders Meeting without the prior written consent of Parent, except (i) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that the Company Board of Directors has determined (which determination shall be made as promptly as practicable) in good faith after consultation with outside legal counsel is required by applicable Law, is properly disclosed (which supplement or amendment shall be distributed as promptly as practicable after such determination is made), provided, that no such postponement or adjournment under this clause (i) may be to a date that is after the earlier of (x) the fifth Business Day before the Termination Date and (y) the 10th Business Day after the date of such distribution, (ii) to the extent necessary to obtain a quorum if, as of the time at which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Stockholders Meeting, (iii) the Company may postpone or adjourn the Company Stockholders Meeting one time, for up to 10 calendar days, in order to permit the solicitation of additional proxies necessary to obtain the Required Company Vote, or (iv) if the Parent Stockholders Meeting has been adjourned or postponed by Parent in accordance with Section 7.1(g), to the extent necessary to enable the Company Stockholders Meeting and the Parent Stockholders Meeting to be held concurrently. Notwithstanding the foregoing, the Company shall postpone or adjourn the Company Stockholders Meeting (A) up to two times, for up to 10 calendar days each, if reasonably requested by Parent in order to permit the solicitation of additional proxies necessary to obtain the Required Company Vote (but in no event shall the

Company Stockholders Meeting be postponed or adjourned pursuant to this clause (A) to a date later than five Business Days prior to the Termination Date), or (B) if Parent makes a claim in good faith that any stockholder of the Company who is a party to any Company Support Agreement has breached such Company Support Agreement in circumstances in which such stockholder’s compliance with the terms of such Company Support Agreement would reasonably be expected to be required to obtain the Required Company Vote, in which case the Company shall postpone or adjourn the Company Stockholders Meeting until such claim is fully and finally resolved. Without the prior written consent of Parent, the matters contemplated by the Required Company Vote shall be the only matters (other than matters related to merger-related compensation, matters of procedure and matters required by or advisable under applicable Law to be voted on by the Company’s stockholders in connection therewith) that the Company shall propose to be voted on by the stockholders of the Company at the Company Stockholders Meeting.

(e) The Company shall use reasonable best efforts to cause the information supplied or to be supplied by the Company specifically for inclusion or incorporation in the Registration Statement to not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Company shall use reasonable best efforts to cause the information supplied or to be supplied by the Company specifically for inclusion in the Joint Proxy Statement/Prospectus, which shall be included in the Registration Statement, to not, on the date(s) the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and the stockholders of Parent, respectively, or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f) Reasonably in advance of the anticipated effectiveness of the Registration Statement, Parent, in consultation with the Company, shall set a record date for Persons entitled to notice of, and to vote at, the Parent Stockholders Meeting, and, except as required by applicable Law (including in connection with the postponement of the Company Stockholders Meeting in accordance with Section 7.1(g)), shall not change such record date without the prior written consent of the Company. Parent shall, as soon as practicable following the effectiveness of the Registration Statement under the Securities Act (and in no event later than 15 days following the effectiveness of the Registration Statement under the Securities Act), duly call and give notice of the Parent Stockholders Meeting and cause the Joint Proxy Statement/Prospectus to be mailed to its stockholders. As soon as practicable following the date of the mailing of the Joint Proxy Statement/Prospectus, Parent shall use reasonable best efforts to cause the Parent Stockholders Meeting to be held on such date and at such time that Parent and the Company agree for the purpose of obtaining the Required Parent Vote, which date shall not be more than 40 days following the date of the mailing of the Joint Proxy Statement/Prospectus, subject to Section 7.1(g). Parent shall use reasonable best efforts, subject to applicable Law, to cause the Parent Stockholders Meeting to be held concurrently with the Company Stockholders Meeting. In connection with the Parent Stockholders Meeting, Parent will (i) subject to the right of the Parent Board of Directors to effect a Parent Change of Recommendation pursuant to Section 7.5, use reasonable best efforts to obtain the Required Parent Vote and (ii) use reasonable best efforts to comply with all Laws applicable to such Parent Stockholders Meeting.

(g) Parent shall not postpone or adjourn the Parent Stockholders Meeting without the prior written consent of the Company, except (i) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that the Parent Board of Directors has determined (which determination shall be made as promptly as practicable) in good faith after consultation with outside legal counsel is required by applicable Law is properly disclosed (which supplement or amendment shall be distributed as promptly as practicable after such determination is made), provided, that no such postponement or adjournment under this clause (i) may be to a date that is after the earlier of (x) the fifth Business Day before the Termination Date and (y) the 10th Business Day after the date of such distribution, (ii) to the extent necessary to obtain a quorum if, as of the time at which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent

Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Stockholders Meeting, (iii) Parent may postpone or adjourn the Parent Stockholders Meeting one time for up to 10 calendar days in order to permit the solicitation of additional proxies necessary to obtain the Required Parent Vote, or (iv) if the Company Stockholders Meeting has been adjourned or postponed by the Company in accordance with Section 7.1(d), to the extent necessary to enable the Parent Stockholders Meeting and the Company Stockholders Meeting to be held concurrently as contemplated by Section 7.1(f). Notwithstanding the foregoing, Parent shall postpone or adjourn the Parent Stockholders Meeting (A) up to two times, for up to 10 calendar days each, if reasonably requested by the Company in order to permit the solicitation of additional proxies necessary to obtain the Required Parent Vote (but in no event shall the Parent Stockholders Meeting be postponed or adjourned pursuant to this clause (A) to a date later than five Business Days prior to the Termination Date), or (B) if the Company makes a claim in good faith that any stockholder of Parent who is a party to any Parent Support Agreement has breached such Parent Support Agreement in circumstances in which such stockholder’s compliance with the terms of such Parent Support Agreement would reasonably be expected to be required to obtain the Required Parent Vote, in which case Parent shall postpone or adjourn the Parent Stockholders Meeting until such claim is fully and finally resolved. Without the prior written consent of the Company, the matters contemplated by the Required Parent Vote shall be the only matters (other than matters of procedure and matters required by or advisable under applicable Law to be voted on by Parent’s stockholders in connection therewith) Parent shall propose to be voted on by the stockholders of Parent at the Parent Stockholders Meeting.

(h) Parent shall use reasonable best efforts to cause the information supplied or to be supplied by Parent specifically for inclusion or incorporation in the Registration Statement to not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Parent shall use reasonable best efforts to cause the information supplied or to be supplied by Parent specifically for inclusion in the Joint Proxy Statement/Prospectus, which shall be included in the Registration Statement, to not, on the date(s) the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and the stockholders of Parent, respectively, or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 7.2. Access to Information.

Upon reasonable notice, each of Parent and the Company shall (and shall cause its respective Subsidiaries to) afford to the other party hereto and its representatives reasonable access during normal business hours, during the period prior to the Effective Time, to all its officers, employees, properties, offices, plants and other facilities and to all books and records, including financial statements, other financial data and monthly financial statements within the time such statements are customarily prepared, and, during such period, each of Parent and the Company shall (and shall cause its respective Subsidiaries to) furnish promptly to the other party hereto and its representatives, consistent with its legal obligations, all other information concerning its business, properties and personnel as such Person may reasonably request; provided, however, that either party hereto may restrict the foregoing access to the extent that, in such Person’s reasonable judgment, (i) providing such access would result in the waiver of any attorney-client or other applicable legal privilege, in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if such Person shall have used reasonable best efforts to obtain the consent of such third party to such access, or (ii) any Law applicable to such Person requires such Person or its Subsidiaries to preclude the other party and its representatives from gaining access to any properties or information, provided, further, that such party will inform the other party of the general nature of the document or information being withheld and reasonably cooperate with the other party to provide such document or information in a manner that would not result in violation of Law or the loss or waiver of such privilege. Any access to real property shall be subject to the granting party’s reasonable security measures and insurance requirements and shall not include the right to perform any “invasive” testing. Notwithstanding anything to the contrary in this Agreement, each party may satisfy its obligations set forth in this Section 7.2 by electronic means if physical access is not reasonably feasible or would not be permitted under applicable COVID-19 Measures. Each party hereto will hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of that certain agreement, dated December 3, 2021 and amended by that certain Amendment to Confidentiality Agreement dated December 23, 2021 (as amended, the “Confidentiality Agreement”), between the Company and Parent.

Section 7.3. Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, including under applicable Law, to cause the conditions to the Merger set forth in Article VIII to be satisfied and to consummate the Combination and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including by (i) preparing and filing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents, and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations, necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Combination or any of the other transactions contemplated by this Agreement; and (ii) taking all steps as may be necessary, subject to the limitations in this Section 7.3, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the execution of this Agreement, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act, as soon as practicable.

(b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 7.3(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law (as defined below), (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”), or any other Governmental Entity, by promptly providing copies to the other party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, provided, however, that materials may be redacted (x) to remove references concerning the valuation of Parent, Company or any of their Subsidiaries, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns; and (iii) permit the other party to review any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC, or any other Governmental Entity, provided, however, that materials may be redacted (x) to remove references concerning the valuation of Parent, Company or any of their Subsidiaries, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns, or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC, or any other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings, substantive telephone calls and conferences. For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other national, federal or state, domestic or foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (A) actions having the purpose or effect of monopolization or restraint of trade or affecting competition or market conditions through merger, acquisition or other transaction and (B) foreign investment.

(c) In furtherance and not in limitation of the covenants of the parties contained in Section 7.3(a) and Section 7.3(b), each of Parent and the Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to (A) resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Regulatory Law or (B) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any decree, order or judgment that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement, so as to, in each case, enable the parties to close the contemplated transactions expeditiously (but in no event later than the Termination Date). In furtherance, but without limiting the foregoing, Parent shall, and shall cause its Subsidiaries to, (i) negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of Parent, the Company or their respective Subsidiaries, or agree to any other structural or conduct remedy, or (ii) otherwise take or commit to take any actions that would limit Parent’s or its Subsidiaries’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of Parent, the Company or their respective Subsidiaries or any interest therein (any such action, a “Remedy”); provided, that Parent and its Subsidiaries shall not be permitted to take or commit, and the Company and its Subsidiaries shall not be required to take or commit to take, to take any Remedy with respect to the Company or any of its Subsidiaries the effectiveness of which is not conditioned on the Closing occurring; provided, further, that, notwithstanding anything in this Agreement to the contrary, none of Parent, the Company or their respective Subsidiaries shall be required to take or commit to take any Remedy pursuant to this Section 7.3 that, individually or in the aggregate, would reasonably be expected to have a material adverse impact on (x) Parent and its Subsidiaries, taken as a whole, after giving effect to the Combination (assuming Parent and its Subsidiaries, taken as a whole, after to giving effect to the Combination, are the size of the Company and its Subsidiaries, taken as a whole, prior to giving effect to the Combination), or (y) the benefits that are expected to be derived from the Combination.

(d) Each of Parent and the Company shall use its reasonable best efforts to obtain the expiration or termination of all waiting periods and all consents, waivers, authorizations and approvals of all third parties, including Governmental Entities (except those contemplated by Section 7.3(b), which shall be governed by that Section), necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement and to provide any notices to third parties required to be provided prior to the Effective Time; provided that, without the prior written consent of Parent, the Company shall not incur any significant expense or liability, enter into any significant new commitment or agreement or agree to any significant modification to any contractual arrangement to obtain such consents or certificates in each case, that would have a material adverse effect on the business or operations of the Company and its Subsidiaries, taken as a whole, and, to the extent Parent provides any such written consent, any such approved payments or other consideration (including increased rent payments), or the provision of additional security (including a guaranty), shall be the sole responsibility of Parent. None of Parent, the Company or their respective Subsidiaries shall, without the prior written consent of the other parties hereto, enter into agreement or other commitment with a Governmental Entity to not close the Combination before a date that is following the Termination Date.

(e) Each of Parent and the Company shall reasonably cooperate and use its reasonable best efforts to (i) seek each consent, approval, or waiver and (ii) prepare and deliver any notice, in each case of the foregoing clauses (i) and (ii), required to be delivered or obtained, as applicable, as a result of the consummation of the Combination pursuant to any material Contract that the Company, Parent or any of their respective Subsidiaries are a party; provided that Parent and the Company shall not be required to make any payment or incur any liability or obligation, or commit to make any payment or incur any liability or obligation, in connection with seeking any consent, approval or waiver contemplated by the foregoing clause (i) the effectiveness of which is not conditioned on the Closing occurring.

Section 7.4. Company Go-Shop; Company No-Shop; Company Alternative Acquisition Proposals.

(a) Go-Shop. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York time) on February 24, 2022 (the “Go-Shop Period”), the Company and any of its Subsidiaries and Affiliates and its and their respective Representatives shall have the right to: (i) solicit, initiate, propose, induce the making or submission of, encourage or facilitate in any way any offer, inquiry or proposal that constitutes, or could reasonably be expected to lead to, a Company Alternative Acquisition Proposal, including by (A) providing or furnishing to any Person (and its Representatives) any non-public information or data relating to the Company, any of its Subsidiaries or their respective businesses, properties or assets and (B) affording access to any personnel of the Company and its Subsidiaries to any Person (and its Representatives) in each case, in connection with a Company Alternative Acquisition Proposal, that has either (x) entered into a confidentiality agreement with the Company having provisions that are not materially less favorable in the aggregate to the Company than the provisions of the Confidentiality Agreement (excluding standstill provisions) and that does not contain provisions which prohibit the Company from complying with the provisions of Section 7.4(e) or (y) entered into any confidentiality agreement with the Company prior to the date hereof that does not prohibit the Company from complying with the provisions of Section 7.4(e), including as a result of a waiver of applicable terms of such confidentiality agreement (each, a “Company Acceptable Confidentiality Agreement”); provided that the Company shall provide access to Parent to any non-public information that the Company has provided in writing to any Person given such access that was not previously made available (whether prior to or after the execution of this Agreement) to Parent promptly following the time that it is provided to such Person (and in any event within 24 hours thereof); and (ii) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any Person (and their respective Representatives) regarding any Company Alternative Acquisition Proposal (or inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to a Company Alternative Acquisition Proposal), and cooperate with or assist or participate in, or facilitate in any way, any inquiries, offers, proposals, discussions or negotiations or any effort or attempt to make any Company Alternative Acquisition Proposal or other proposals that could reasonably be expected to lead to a Company Alternative Acquisition Proposal, including by granting a waiver, amendment or release under any pre-existing “standstill” or confidentiality provision to the extent necessary to allow for a Company Alternative Acquisition Proposal or amendment to a Company Alternative Acquisition Proposal to be made to the Company or the Company Board of Directors. Notwithstanding anything to the contrary stated herein, the Company and its Subsidiaries shall not pay, agree to pay or cause to be paid, or reimburse, agree to reimburse or cause to be reimbursed, the expenses of any Person in connection with any Company Alternative Acquisition Proposal or any offer, inquiry or proposal in connection with any Company Alternative Acquisition Proposal, in each case, without the prior written consent of Parent (in each case except as may be provided in a Company Acceptable Confidentiality Agreement or a definitive Alternative Acquisition Agreement and otherwise not in violation of this Section 7.4).

(b) Company No-Shop. Except as otherwise permitted by this Section 7.4, commencing at 12:01 a.m. (New York time) on February 25, 2022 (such time and date, the “Company No-Shop Period Start Date”) and continuing until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 9.1, the Company shall not, and shall cause its Subsidiaries and its directors and officers not to, and shall not authorize or permit its other Representatives to, (i) solicit, initiate, propose, induce the making or submission of, or knowingly encourage or facilitate in any way any offer, inquiry or proposal that constitutes, or could reasonably be expected to lead to, a Company Alternative Acquisition Proposal (other than from an Excluded Party), including by (A) providing or furnishing to any Person (other than Parent and its Representatives, or any Excluded Party; provided no information or data may be provided to an Excluded Party following the receipt of the Required Company Vote) any non-public information or data relating to the Company, any of its Subsidiaries or their respective businesses, properties or assets and (B) affording access to any personnel of the Company or its Subsidiaries to any Person (other than Parent and its Representatives, or any Excluded Party; provided no information or data may be provided to an Excluded Party following the receipt of the Required Company Vote), in each case, in connection with a Company Alternative Acquisition Proposal; (ii) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any Person

(and their respective Representatives), other than, prior to the receipt of the Required Company Vote, any Excluded Party regarding any Company Alternative Acquisition Proposal (or inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to a Company Alternative Acquisition Proposal), including discussions (x) regarding the entry into any agreement to consummate any Company Alternative Acquisition Proposal, (y) regarding the approval or endorsement of any Company Alternative Acquisition Proposal or (z) in connection with any Company Alternative Acquisition Proposal that would require the Company to abandon, terminate or fail to consummate the Combination or the transactions contemplated by this Agreement (except, in each case, to notify such Person as to the existence of the provisions of this Section 7.4(b)); (iii) grant a waiver, amendment or release (to the extent not automatically waived, amended or released upon announcement of, or entering into, this Agreement) under any pre-existing “standstill” or confidentiality provision in connection with the matters contemplated by clauses (i) or (ii) of this sentence (provided that, from the Company No-Shop Period Start Date until the earlier of the termination of this Agreement in accordance with its terms and the receipt of the Required Company Vote, the Company and its Subsidiaries shall be permitted to grant a waiver of or terminate (to the extent not automatically waived or terminated upon the announcement of, or entry into, this Agreement) any “standstill” or confidentiality obligation of any Third Party with respect to the Company or any of its Subsidiaries to allow such Third Party to make a Company Alternative Acquisition Proposal if the Company Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Law); or (iv) agree or resolve to take, or take, any of the actions prohibited by clauses (i), (ii) or (iii) of this sentence. Subject to Section 7.4(d) and Section 7.4(f), at the Company No-Shop Period Start Date, the Company shall, and cause its Subsidiaries and its directors and officers to, and shall not permit or authorize its other Representatives to fail to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Company Alternative Acquisition Proposal, other than with any Excluded Party.

(c) The Company acknowledges and agrees that: (i) any action taken by any Subsidiary, director, officer, financial advisor, attorney or other agent of the Company that, if taken by the Company, would constitute a breach of any provision set forth in this Section 7.4, shall be deemed to constitute a breach of such provision by the Company; and (ii) if the Company is made aware of an action by any of its Representatives (other than any Subsidiary, director, officer, financial advisor, attorney or other agent of the Company) that would constitute a breach of any provision of this Section 7.4 if taken by the Company, and the Company does not prohibit or terminate such action, then such action will be deemed to constitute a breach of such provision by the Company.

(d) Company Alternative Acquisition Proposals. Notwithstanding the provisions of Section 7.4(b), the Company Board of Directors, directly or indirectly through its Subsidiaries or Representatives, may, after the Company No-Shop Period Start Date and prior to the receipt of the Required Company Vote, (i) engage (or continue to engage) in negotiations or discussions with any (A) Excluded Party (including its Representatives) or (B) other Third Party (including its Representatives) that has made an unsolicited bona fide written Company Alternative Acquisition Proposal not resulting from or arising out of a material breach of Section 7.4(b), and (ii) furnish nonpublic information or data relating to the Company or any of its Subsidiaries to any Excluded Party or any such other Third Party (including, in each case, its Representatives) if, prior to so furnishing such information such Excluded Party or other Third Party has executed a Company Acceptable Confidentiality Agreement; provided that the Company provides to Parent any non-public information that is provided to such Third Party that was not previously made available to Parent, promptly following the time it is provided to such Third Party (and in any event within 24 hours thereof); provided, further, that the Company Board of Directors shall be permitted to take an action described in the foregoing clauses (i) or (ii) if, and only if, prior to taking such particular action, the Company Board of Directors has determined in good faith after consultation with outside legal and financial advisors that the applicable Company Alternative Acquisition Proposal either constitutes a Company Superior Proposal or would reasonably be expected to lead to a Company Superior Proposal and that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Law.

(e) Notices. Following the date hereof (including during the Go-Shop Period), the Company shall promptly (and in any event within 48 hours of its receipt thereof) (i) notify Parent of any Company Alternative

Acquisition Proposal or any other written proposals or inquiries, that, to the Knowledge of the Company (which, for this purpose, will be deemed to include each member of the Company Board of Directors, each executive officer of the Company and each financial advisor to the Company and will not be deemed to be only as of the date of this Agreement), is received by the Company or any of its Subsidiaries or Representatives, that would reasonably be expected to lead to a Company Alternative Acquisition Proposal, which notice shall identify the material terms and conditions thereof and the identity of the Person making any such Company Alternative Acquisition Proposal (or other written proposal or inquiry that would reasonably be expected to lead to a Company Alternative Acquisition Proposal), (ii) provide to Parent copies of any written documentation relating to such Company Alternative Acquisition Proposal that is received by the Company from the Person (or from any Representatives of such Person) making such Company Alternative Acquisition Proposal (or other written proposal or inquiry that would reasonably be expected to lead to a Company Alternative Acquisition Proposal) and (iii) notify Parent in writing of any determination by the Company Board of Directors pursuant to Section 7.4(f)(iii). The Company shall keep Parent reasonably informed, on a prompt basis (but in no event later than forty-eight (48) hours), of the status and any material developments regarding any such Company Alternative Acquisition Proposal or any material changes to the material terms of any such Company Alternative Acquisition Proposal.

(f) Company Change of Recommendation.

(i) Except pursuant to and in accordance with Section 7.4(f)(ii), the Company Board of Directors shall not (i) withdraw (or qualify, amend or modify in any manner adverse to Parent), or propose publicly to withdraw (or qualify, amend or modify in any manner adverse to Parent), the Company Recommendation; (ii) approve, recommend or declare advisable any Company Alternative Acquisition Proposal; (iii) fail to recommend against acceptance of a tender offer or exchange offer that is a Company Alternative Acquisition Proposal (including, for these purposes, by taking any position contemplated by Rule 14e-2 of the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten Business Days of the commencement of such tender offer or exchange offer (it being understood that the Company Board of Directors may refrain from taking a position with respect to a tender offer or exchange offer until 5:30 p.m., Eastern time, on the 10th Business Day after the commencement thereof, without such action (or inaction) constituting a Company Change of Recommendation), or (iv) refuse to affirm publicly the Company Recommendation following a reasonable written request by Parent to provide such reaffirmation (which request may only be made in connection with the public disclosure of a Company Alternative Acquisition Proposal (other than pursuant to a commenced tender offer or exchange offer) that, in the reasonable judgment of Parent, calls into question whether the Required Company Vote will be obtained) prior to the earlier of (A) ten (10) calendar days following such request and (B) five Business Days prior to the Company Stockholders Meeting (provided, in the case of clause (B), that if such request is made less than eight Business Days prior to such meeting, then, notwithstanding the foregoing, the Company Board of Directors or any committee thereof shall have four Business Days to respond to such request for reaffirmation), provided, that the Company Board of Directors shall not be required to affirm the Company Recommendation made more than once per Company Alternative Acquisition Proposal or material modification of such Company Alternative Acquisition Proposal (each of clauses (i) through (iv), a “Company Change of Recommendation”).

(ii) At any time prior to obtaining the Required Company Vote, Company Board of Directors may (A) effect a Company Change of Recommendation following a bona fide written Company Alternative Acquisition Proposal that did not result from or arise out of a material breach by the Company of this Section 7.4 if (1) the Company Board of Directors determines in good faith, in consultation with its financial advisors and outside legal counsel, that such Company Alternative Acquisition Proposal is a Company Superior Proposal, and that the failure to effect a Company Change of Recommendation would be inconsistent with the fiduciary duties required of the Company Board of Directors under applicable Law and (2) the Company complies with its obligations pursuant to Section 7.4(f)(iii), (B) following receipt of a bona fide written Company Alternative

Acquisition Proposal that the Company Board of Directors determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Company Superior Proposal, terminate this Agreement for the purpose of entering into a definitive acquisition agreement, merger agreement or similar definitive agreement (an “Alternative Acquisition Agreement”) with respect to such Company Superior Proposal, if, and only if, the Company Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Law and the Company complies with Section 7.4(f)(iii) and, concurrently with entering into an Alternative Acquisition Agreement with respect to such Company Superior Proposal, the Company terminates this Agreement in accordance with the provisions of Section 9.1(f) and pays the applicable Company Termination Fee pursuant to Section 9.2(e), or (C) effect a Company Change of Recommendation in response to a Company Intervening Event if the Company Board of Directors determines in good faith, in consultation with its financial advisors and outside legal counsel, that the failure to effect a Company Change of Recommendation would be inconsistent with the fiduciary duties required of the Company Board of Directors under applicable Law.

(iii) Prior to the Company Board of Directors effecting a Company Change of Recommendation pursuant to Section 7.4(f)(ii)(A), or causing the Company to terminate this Agreement for purposes of entering into an Alternative Acquisition Agreement pursuant to Section 7.4(f)(ii)(B), the Company shall have given Parent (A) at least five days’ prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Company Alternative Acquisition Proposal shall require a new notice and an additional two day period) of the Company’s intention to take such action, which shall include a description of the terms and conditions of the Company Superior Proposal, the identity of the Person making the Company Superior Proposal and a copy of any proposed definitive agreement(s) relating to such Company Superior Proposal and (B) an opportunity to liaise with the Company and its outside legal and financial advisors during the foregoing five day period (or subsequent two day period) to discuss the foregoing Company Superior Proposal and negotiate in good faith any adjustments or revisions to the terms and conditions of this Agreement proposed by Parent in response thereto, such that such Company Alternative Acquisition Proposal would no longer constitute a Company Superior Proposal. Prior to the Company Board of Directors effecting a Company Change of Recommendation pursuant to Section 7.4(f)(ii)(C), the Company Board of Directors shall give Parent (A) at least five days’ prior written notice of the Company’s intention to effect a Company Change of Recommendation in response to a Company Intervening Event, which shall include a description in reasonable detail of the applicable Company Intervening Event, and (B) an opportunity to liaise with the Company and its outside legal and financial advisors during the foregoing five (5)-day period to discuss the foregoing Company Intervening Event and negotiate in good faith any adjustments or revisions to the terms and conditions of this Agreement proposed by Parent in response thereto, such that the failure to effect a Company Change of Recommendation would no longer be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Law.

(iv) Without limitation to the Company’s rights under this Section 7.4(f), the following actions shall not (in and of themselves) constitute a Company Change of Recommendation, or otherwise constitute a basis for Parent, Merger Sub 1 or Merger Sub 2 to terminate this Agreement: (A) the determination, in and of itself, by the Company Board of Directors that a Company Alternative Acquisition Proposal constitutes, or would reasonably be expected to result in a Company Superior Proposal; (B) the delivery, in and of itself, of a notice of a Company Change of Recommendation to Parent pursuant to Section 7.4(f)(iii); (C) any public disclosure of the actions described in clauses (A) or (B) required by applicable Law, so long as any such disclosure includes an express reaffirmation of the Company Recommendation; or (D) or the making, in and of itself, of a customary “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act.

(g) Permitted Disclosures. Nothing contained in this Agreement, but subject to Section 7.4(f) with respect to any Company Change of Recommendation, shall prohibit the Company or the Company Board of Directors from complying with its disclosure obligations under applicable Law or rules and policies of the

NASDAQ, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders); provided, however, that this Section 7.4(g) shall not be deemed to permit the Company Board of Directors to make a Company Change of Recommendation except in accordance with Section 7.4(f).

(h) Unless this Agreement is validly terminated in accordance with Section 9.1, the Company’s obligation to call, give notice of and hold the Company Stockholders Meeting in accordance with Section 7.1(c) shall not, other than as set forth in Section 7.1, be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Alternative Acquisition Proposal, or by any Company Intervening Event. Without limiting the generality of the foregoing, the Company agrees that unless this Agreement is terminated in accordance with Section 9.1, (i) the Company shall not, and shall not cause or permit any Affiliate of the Company to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, agreement or other arrangement with respect to a Company Alternative Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement) or (ii) the Company shall not submit the approval or adoption of any Company Alternative Acquisition Proposal, or any agreement with respect thereto, to a vote of its stockholders.

Section 7.5. Parent No-Shop; Parent Alternative Acquisition Proposals.

(a) Parent No-Shop. Except as otherwise permitted by this Section 7.5, commencing upon the execution of this Agreement (the “Parent No-Shop Period Start Date”), and continuing until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 9.1, Parent shall not, and shall cause its Subsidiaries and its directors and officers not to, and shall not authorize or permit its other Representatives to, (i) solicit, initiate, propose, induce the making or submission of, or knowingly encourage or facilitate in any way any offer, inquiry or proposal that constitutes, or could reasonably be expected to lead to, a Parent Alternative Acquisition Proposal, including by (A) providing or furnishing to any Person (other than the Company and its Representatives) any non-public information or data relating to Parent, any of its Subsidiaries or their respective businesses, properties or assets and (B) affording access to any personnel of Parent or its Subsidiaries to any Person (other than the Company and its Representatives), in each case, in connection with a Parent Alternative Acquisition Proposal; (ii) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any Person (and their respective Representatives) regarding any Parent Alternative Acquisition Proposal (or inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to an Parent Alternative Acquisition Proposal), including discussions (x) regarding the entry into any agreement to consummate any Parent Alternative Acquisition Proposal, (y) regarding the approval or endorsement of any Parent Alternative Acquisition Proposal or (z) in connection with any Parent Alternative Acquisition Proposal that would require the Company to abandon, terminate or fail to consummate the Combination or the transactions contemplated by this Agreement (except, in each case, to notify such Person as to the existence of the provisions of this Section 7.5(a)); (iii) grant a waiver, amendment or release (to the extent not automatically waived, amended or released upon announcement of, or entering into, this Agreement) under any pre-existing “standstill” or confidentiality provision in connection with the matters contemplated by clauses (i) or (ii) of this sentence (provided that, from the Parent No-Shop Period Start Date until the earlier of the termination of this Agreement in accordance with its terms and the receipt of the Required Parent Vote, Parent and its Subsidiaries shall be permitted to grant a waiver of or terminate (to the extent not automatically waived or terminated upon the announcement of, or entry into, this Agreement) any “standstill” or confidentiality obligation of any Third Party with respect to Parent or any of its Subsidiaries to allow such Third Party to make a Parent Alternative Acquisition Proposal if the Parent Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Parent Board of Directors under applicable Law); or (iv) agree or resolve to take, or take, any of the actions prohibited by clauses (i), (ii) or (iii) of this sentence. Subject to Section 7.5(c) and Section 7.5(e), at the Parent No-Shop Period Start Date, Parent shall, and cause its Subsidiaries and its directors and officers to, and shall not permit or authorize its other Representatives to fail to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Parent Alternative Acquisition Proposal.

(b) Parent acknowledges and agrees that: (i) any action taken by any Subsidiary, director, officer, financial advisor, attorney or other agent of Parent that, if taken by Parent, would constitute a breach of any provision set forth in this Section 7.5, shall be deemed to constitute a breach of such provision by Parent; and (ii) if Parent is made aware of an action by any of its Representatives (other than any Subsidiary, director, officer, financial advisor, attorney or other agent of Parent) that would constitute a breach of any provision of this Section 7.5 if taken by Parent and Parent does not prohibit or terminate such action, then such action will be deemed to constitute a breach of such provision by Parent.

(c) Parent Alternative Acquisition Proposals. Notwithstanding the provisions of Section 7.5(a), the Parent Board of Directors, directly or indirectly through its Subsidiaries or Representatives, may, after the Parent No-Shop Period Start Date and prior to the receipt of the Required Parent Vote, (i) engage in negotiations or discussions with any Third Party (including its Representatives) that has made an unsolicited bona fide written Parent Alternative Acquisition Proposal not resulting from or arising out of a material breach of Section 7.5(a), and (ii) furnish nonpublic information or data relating to Parent or any of its Subsidiaries to any such Third Party (including, in each case, its Representatives) if, prior to so furnishing such information such Third Party has either (x) entered into a confidentiality agreement with Parent having provisions that are not materially less favorable in the aggregate to Parent than the provisions of the Confidentiality Agreement that are for the benefit of the Company (excluding standstill provisions) and that does not contain provisions which prohibits Parent from complying with the provisions of Section 7.5(d) or (y) entered into any confidentiality agreement with Parent prior to the date hereof that does not prohibit Parent from complying with the provisions of Section 7.5(d), including as a result of a waiver of applicable terms of such confidentiality agreement (each, a “Parent Acceptable Confidentiality Agreement’); provided that Parent provides to the Company any non-public information that is provided to such Third Party that was not previously made available to the Company, promptly following the time it is provided to such Third Party (and in any event within 24 hours thereof); provided, further, that the Parent Board of Directors shall be permitted to take an action described in the foregoing clauses (i) or (ii) if, and only if, prior to taking such particular action, the Parent Board of Directors has determined in good faith after consultation with outside legal and financial advisors that the applicable Parent Alternative Acquisition Proposal either constitutes a Parent Superior Proposal or would reasonably be expected to lead to a Parent Superior Proposal and that the failure to take such action would be inconsistent with the fiduciary duties of the Parent Board of Directors under applicable Law.

(d) Notices. Parent shall promptly (and in any event within 48 hours of its receipt thereof) (i) notify the Company of any Parent Alternative Acquisition Proposal or any other written proposals or inquiries, that to the Knowledge of Parent (which, for this purpose, will be deemed to include each member of the Parent Board of Directors, each executive officer of Parent and each financial advisor to Parent and will not be deemed to be only as of the date of this Agreement), is received by Parent or any of its Subsidiaries or Representatives, that would reasonably be expected to lead to a Parent Alternative Acquisition Proposal, which notice shall identify the material terms and conditions thereof and the identity of the Person making any such Parent Alternative Acquisition Proposal (or other written proposal or inquiry that would reasonably be expected to lead to a Parent Alternative Acquisition Proposal), (ii) provide to the Company copies of any written documentation relating to such Parent Alternative Acquisition Proposal that is received by Parent from the Person (or from any Representatives of such Person) making such Parent Alternative Acquisition Proposal (or other written proposal or inquiry that would reasonably be expected to lead to a Parent Alternative Acquisition Proposal) and (iii) notify the Company in writing of any determination by the Parent Board of Directors pursuant to Section 7.5(e)(iii). Parent shall keep the Company reasonably informed, on a prompt basis (but in no event later than forty-eight (48) hours), of the status and any material developments regarding any such Parent Alternative Acquisition Proposal or any material changes to the material terms of any such Parent Alternative Acquisition Proposal.

(e) Parent Change of Recommendation.

(i) Except pursuant to and in accordance with Section 7.5(e)(ii), the Parent Board of Directors shall not (i) withdraw (or qualify, amend or modify in any manner adverse to the Company), or propose publicly to withdraw (or qualify, amend or modify in any manner adverse to the Company), the Parent Recommendation; (ii) approve, recommend or declare advisable any Parent Alternative Acquisition Proposal; (iii) fail to recommend against acceptance of a tender offer or exchange offer that is a Parent Alternative Acquisition Proposal (including, for these purposes, by taking any position contemplated by Rule 14e-2 of the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten Business Days of the commencement of such tender offer or exchange offer (it being understood that the Parent Board of Directors may refrain from taking a position with respect to a tender offer or exchange offer until 5:30 p.m., Eastern time, on the 10th Business Day after the commencement thereof without such action (or inaction) constituting a Parent Change of Recommendation), or (iv) refuse to affirm publicly the Parent Recommendation following any reasonable written request by the Company to provide such reaffirmation (which request may only be made in connection with the public disclosure of a Parent Alternative Acquisition Proposal (other than pursuant to a commenced tender offer or exchange offer) that, in the reasonable judgment of the Company, calls into question whether the Required Parent Vote will be obtained) prior to the earlier of (A) ten calendar days following such request and (B) five Business Days prior to the Parent Stockholders Meeting (provided, in the case of clause (B), that if such request is made less than eight Business Days prior to such meeting, then, notwithstanding the foregoing, the Parent Board of Directors or any committee thereof shall have four Business Days to respond to such request for reaffirmation), provided, that the Parent Board of Directors shall not be required to affirm the Parent Recommendation made more than once per Parent Alternative Acquisition Proposal or material modification of such Parent Alternative Acquisition Proposal (each of clauses (i) through (iv), a “Parent Change of Recommendation”).

(ii) At any time prior to obtaining the Required Parent Vote, the Parent Board of Directors may (A) effect a Parent Change of Recommendation following a bona fide written Parent Alternative Acquisition Proposal that did not result from or arise out of a material breach by Parent of this Section 7.5, if (1) the Parent Board of Directors determines in good faith, in consultation with its financial advisors and outside legal counsel, that such Parent Alternative Acquisition Proposal is a Parent Superior Proposal, and that the failure to effect a Parent Change of Recommendation would be inconsistent with the fiduciary duties required of the Parent Board of Directors under applicable Law and (2) Parent complies with its obligations pursuant to Section 7.5(e)(iii), or (B) effect a Parent Change of Recommendation in response to an Parent Intervening Event if the Parent Board of Directors determines in good faith, in consultation with its financial advisors and outside legal counsel, that the failure to effect a Parent Change of Recommendation would be inconsistent with the fiduciary duties required of the Parent Board of Directors under applicable Law.

(iii) Prior to the Parent Board of Directors effecting a Parent Change of Recommendation pursuant to Section 7.5(e)(ii)(A), Parent shall have given the Company (A) at least five days’ prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Parent Alternative Acquisition Proposal shall require a new notice and an additional two day period) of Parent’s intention to take such action, which shall include a description of the terms and conditions of Parent Superior Proposal, the identity of the Person making Parent Superior Proposal and a copy of any proposed definitive agreement(s) relating to such Parent Superior Proposal and (B) an opportunity to liaise with Parent and its outside legal and financial advisors during the foregoing five day period (or subsequent two day period) to discuss the foregoing Parent Superior Proposal and negotiate in good faith any adjustments or revisions to the terms and conditions of this Agreement proposed by the Company in response thereto, such that such Parent Alternative Acquisition Proposal would no longer constitute a Parent Superior Proposal. In addition, prior to the Parent Board of Directors effecting a Parent Change of Recommendation pursuant to 7.5(e)(ii)(B), the Parent Board of Directors shall give the Company (A) at least five days’ prior written notice of Parent’s intention to effect a Parent Change of Recommendation in response to a Parent Intervening Event, which shall include a description in reasonable detail of the applicable Parent Intervening Event, and (B) an opportunity to liaise with Parent and its outside legal and financial advisors during the foregoing five (5)-day period to discuss the foregoing Parent Intervening Event and negotiate in good faith any adjustments or revisions to the terms and conditions of this Agreement proposed by the Company in response thereto, such that the failure to effect a Parent Change of Recommendation would no longer be inconsistent with the fiduciary duties of the Parent Board of Directors under applicable Law.

(iv) Without limitation to Parent’s rights under this Section 7.5(e), the following actions shall not (in and of themselves) constitute a Parent Change of Recommendation or otherwise constitute a basis for the Company to terminate this Agreement: (A) the determination, in and of itself, by the Parent Board of Directors that a Parent Alternative Acquisition Proposal constitutes or would reasonably be expected to result in a Parent Superior Proposal; (B) the delivery, in and of itself, of a notice of a Parent Change of Recommendation to the Company pursuant to Section 7.5(e)(iii); (C) any public disclosure of the actions described in clauses (A) or (B) required by applicable Law, so long as any such disclosure includes an express reaffirmation of the Parent Recommendation; or (D) or the making, in and of itself, of a customary “stop, look and listen” communication to Parent’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act.

(f) Permitted Disclosures. Nothing contained in this Agreement, but subject to Section 7.5(e) with respect to any Parent Change of Recommendation, shall prohibit Parent or the Parent Board of Directors from complying with its disclosure obligations under applicable Law or rules and policies of the NASDAQ, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders), provided, however, that this Section 7.5(f) shall not be deemed to permit the Parent Board of Directors to make a Parent Change of Recommendation except in accordance with Section 7.5(e).

(g) Unless this Agreement is validly terminated in accordance with Section 9.1, Parent’s obligation to call, give notice of and hold the Parent Stockholders Meeting in accordance with Section 7.1(f) shall not, other than as set forth in Section 7.1, be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Parent Alternative Acquisition Proposal, or by any Parent Intervening Event. Without limiting the generality of the foregoing, Parent agrees that unless this Agreement is terminated in accordance with Section 9.1, (i) Parent shall not, and shall not cause or permit any Affiliate of Parent to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, agreement or other arrangement with respect to a Parent Alternative Acquisition Proposal (other than a Parent Acceptable Confidentiality Agreement) or (ii) Parent shall not submit the approval or adoption of any Parent Alternative Acquisition Proposal, or any agreement with respect thereto, to a vote of its stockholders.

Section 7.6. Stockholder Litigation. Each of the Company and Parent shall keep the other party hereto informed of, and shall cooperate with such party in connection with, any stockholder litigation or stockholder claim against such party and/or its directors or officers relating to the Combination or the other transactions contemplated by this Agreement; provided, however, that the Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the Combination and the other transactions contemplated hereby and no settlement in connection with such stockholder litigation shall be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, notwithstanding anything to the contrary in Section 7.6, any information provided by the Company to Parent pursuant to the prior sentence will only be delivered to counsel to Parent and may be delivered by email. For purposes of this paragraph, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the litigation by the Company, consistent with the common interest of Parent and the Company in these matters and the applicable privileges and protections provided therein, and the Parent may offer comments or suggestions with respect to the litigation, but will not be afforded any decision making power or other authority over the litigation except for the settlement consent set forth above.

Section 7.7. Maintenance of Insurance. Each of Parent and the Company will use reasonable best efforts to maintain in full force and effect through the Closing Date all material insurance policies applicable to Parent and its Subsidiaries and the Company and its Subsidiaries, respectively, and their respective properties and assets in effect on the date hereof. If and as requested by Parent, the Company will use reasonable best efforts to cause the Company’s insurers to waive any provisions in such insurance policies that would allow the insurer to terminate or adversely modify coverage upon consummation of the Combination.

Section 7.8. Public Announcements. Each of the Company, Parent, Merger Sub 1 and Merger Sub 2 agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party, (b) as such release or announcement relates to a Company Alternative Acquisition Proposal or a Parent Alternative Acquisition Proposal or a Company Change of Recommendation or Parent Change of Recommendation in accordance with Section 7.4 or Section 7.5, as applicable, (c) in respect of any press release, public statement or filing in connection with any legal proceeding between the parties hereto related to this Agreement or any of the transactions contemplated hereby, (d) any press releases, public disclosures or public statements that are consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 7.8, or (e) communications principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with previous press releases, public disclosures or public statements made jointly by the parties hereto (or individually if approved by the other party).

Section 7.9. No Rights Plan; Anti-Takeover Laws. From the date hereof through the earlier of termination of this Agreement and the Effective Time, the Company will not adopt, approve, or agree to adopt, a rights plan, “poison-pill” or other similar agreement or arrangement or any anti-takeover provision in the Company Organizational Documents that is, or at the Effective Time shall be, applicable to Parent (or its Affiliates), the Combination or the other transactions contemplated by this Agreement. Neither Parent nor the Company will take any action that would cause any “takeover” Law to become applicable to this Agreement or the Combination, and each of Parent, the Company, the Parent Board of Directors and the Company Board of Directors will (a) take all actions within their power to ensure that no “anti-takeover” Law is or becomes applicable to the Combination; and (b) if any “anti-takeover” Law is or becomes applicable to the Combination, take all action within their power to ensure that the Combination may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Law on the Combination.

Section 7.10. Section 16 Matters. Assuming that the Company delivers to Parent the Company Section 16 Information (as hereinafter defined) in a timely fashion prior to the Effective Time, the Parent Board of Directors, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the Company Insiders (as hereinafter defined) of Parent Common Stock in exchange for Company Common Stock and derivative securities with respect to Company Common Stock pursuant to the transactions contemplated by this Agreement are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act in accordance with Rule 16b-3 and interpretations of the SEC thereunder. In addition, the Company Board of Directors, or a committee of non-employee directors thereof, shall, prior to the Effective Time, adopt a resolution providing in substance that the dispositions by the Company Insiders of Company Common Stock (including derivative securities with respect to Company Common Stock) in exchange for shares of Parent Common Stock pursuant to the transactions contemplated by this Agreement are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act in accordance with Rule 16b-3 and interpretations of the SEC thereunder. “Company Section 16 Information” shall mean information accurate in all material respects regarding Company Insiders, the number of shares of Company Common Stock and derivative securities with respect to Company Common Stock held by each such Company Insider and expected to be exchanged for shares of Parent Common Stock pursuant to the transaction contemplated by this Agreement and any other information that may be required under applicable interpretations of the SEC under Rule 16b-3. “Company Insiders” shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Company Section 16 Information.

Section 7.11. Reorganization.

(a) The parties intend that the Combination qualify as an integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and will report it as such for U.S. federal, state and local income tax purposes. None of the parties will knowingly take any action or fail to take any action, which action or failure to act would cause the Combination to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder. Each party hereto shall report the Combination in a manner that is consistent with the intended tax treatment, unless otherwise required by a taxing authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (after the relevant party makes good faith efforts to defend the treatment of the Combination as a “reorganization” within the meaning of Section 368(a) of the Code).

(b) Each of the Company, Parent, Merger Sub 1 and Merger Sub 2 shall use its reasonable best efforts to (i) provide the representations referred to in Section 8.2(d) and Section 8.3(d), respectively, as of the date of the Joint Proxy Statement/Prospectus and as of the Closing Date and (ii) obtain the opinions referred to in Section 8.2(d) and Section  8.3(d), respectively.

Section 7.12. Parent Board of Directors. Prior to the Effective Time and effective as of the Effective Time, Parent shall increase the size of the Parent Board of Directors to ten (10) members. On or prior to the Effective Time, Parent shall appoint to Parent’s Board of Directors two (2) members of the Company Board of Directors as of the date hereof who are selected by the Company, prior to the time of the initial filing of the Registration Statement with the SEC, and approved by Parent (the “Company Directors”); provided further that Parent shall be required to approve at least two (2) members of the Company Board of Directors who are selected by the Company in accordance with the foregoing and presented to Parent for approval; provided, however, that if any of such Company-selected directors become unable or unwilling to serve on the Parent Board of Directors, then the Company may select prior to the Effective Time an alternative member of the Company Board of Directors who, subject to approval by Parent, will be appointed to the Parent Board of Directors as of the Effective Time.

Section 7.13. Financing.

(a) Parent shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to consummate the Financing on or before the Closing Date on the terms and subject only to the conditions described in the Financing Commitment (including any “flex” provisions applicable to the Financing Commitment (as amended, restated, amended and restated, supplemented, replaced, terminated, reduced, waived or otherwise modified in a manner not in violation of Section 7.13(b)), including by using reasonable best efforts to: (i) comply with, maintain in effect and enforce the Financing Commitment in accordance with the terms and subject to the conditions thereof, in each case until the funding of the Financing at or prior to Closing, and, once entered into, any Financing Agreement with respect thereto; (ii) negotiate Financing Agreements with respect to the Financing on the terms and subject to the conditions contained in the Financing Commitment (including any “flex” provisions) or on other terms reasonably acceptable to Parent and not in violation of Section 7.13(b); and (iii) satisfy on a timely basis (or obtain the waiver of) all conditions applicable to the Financing in the Financing Commitment and any Financing Agreements with respect thereto, in each case, to the extent within the control of Parent.

(b) Subject to the terms and conditions of this Agreement, Parent shall not agree to or permit any amendment, supplement or other modification or replacement of, or any termination or reduction of, or grant any waiver of, any condition, remedy or other provision under the Financing Commitment (other than to effect any “flex” provisions set forth in the Financing Commitment), in each case, without the prior written consent of the Company if (and only if) such amendment, supplement, modification, replacement, termination, or waiver would or would reasonably be expected to (i) reduce the net cash proceeds available from the Financing such that the

Parent would not have sufficient cash proceeds to consummate the Combination (taking into account other sources of funding (other than cash of the Company and its Subsidiaries)), (ii) impose new or additional conditions or otherwise expand, amend or modify any condition precedent to the receipt of the Financing, in each case, in a manner that would reasonably be expected to (A) materially delay or prevent the Closing, or (B) make the timely funding of the Financing or the satisfaction of the conditions to obtaining the Financing materially less likely to occur, or (iii) adversely impact in any material respect the ability of Parent to enforce its or their rights against the other parties to the Financing Commitment; it being understood that notwithstanding the foregoing, Parent may (1) replace, amend, supplement, or modify or consent to the replacement, amendment, supplement or modification of the Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Financing Commitment as of the date of this Agreement, and/or (2) make or permit assignments and replacements of an individual lender under the Financing Commitment in connection with the syndication of the Financing; provided that Parent may, without the Company’s prior written consent: (i) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Financing Commitment or any Financing Agreements that would not, and would not reasonably be expected to, (A) reduce the amount of the Financing contemplated by the Financing Commitment that would cause the net proceeds of the Financing to fall below an amount necessary to consummate the Combination, (B) adversely affect the ability of Parent to enforce its rights against any other party to the Financing Commitment or the Financing Agreements, in each case, as so amended, replaced, supplemented or otherwise modified, in each case, not in violation of Section 7.13 of this Agreement, relative to the ability of Parent to enforce its rights against the Financing Sources as in effect on the date hereof, (C) prevent, materially delay or impede the consummation of the Combination, the Financing or the other transactions contemplated by this Agreement upon the satisfaction of the conditions set forth in the Financing Commitment, or (D) impose any new or additional conditions, or otherwise expand any of the conditions, in a manner that would be materially adverse to the availability and funding of Financing as contemplated by the Financing Commitment. Promptly following any amendment, supplement, modification, replacement, termination, reduction or waiver of the Financing Commitment in accordance with this Section 7.13(b), Parent shall deliver a copy thereof to the Company and (x) references herein to the “Commitment Letter,” “Fee Letter,” and/or “Financing Commitment” shall be deemed to include such documents as amended, supplemented, modified, replaced, terminated, reduced or waived in compliance with this Section 7.13(b), and (y) references to “Financing” shall include the financing contemplated by the Financing Commitment as amended, supplemented, modified, replaced, terminated, reduced or waived in compliance with this Section 7.13(b).

Section 7.14. Financing Assistance.

(a) Prior to and until the Closing, the Company shall use its reasonable best efforts to and shall use its reasonable best efforts to cause its Subsidiaries to use their reasonable best efforts to, and the Company and each of its Subsidiaries shall each use their reasonable best efforts to cause the respective officers, employees, agents and representatives of the Company and its Subsidiaries to use their reasonable best efforts to, (1) provide to Parent and Merger Sub 2, as applicable, (x) audited consolidated financial statements of the Company covering the three fiscal years immediately preceding the Closing for which audited consolidated financial statements are then currently available, unaudited financial statements (excluding footnotes) for any regular quarterly interim fiscal period or periods of the Company ended after the date of the most recent audited financial statements and at least 45 days prior to the Closing Date (within 45 days after the end of each such period) and (y) all documentation and other information required by Governmental Entities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, and beneficial ownership regulations, but in each case, solely as relating to the Company and its Subsidiaries to the extent requested by the Parent and the Financing Sources at least ten Business Days prior to the Closing Date, which information shall be provided no later than three Business Days prior to the Closing Date and (2) provide to Parent, Merger Sub 1 and Merger Sub 2 all cooperation reasonably requested by Parent that is necessary or reasonably required in connection with the Financing, including the following: (i) using reasonable best efforts to cause the Company’s and its Subsidiaries’ senior officers and other representatives to participate in meetings and calls, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies, investors and prospective lenders on reasonable advance notice to the extent practicable; (ii) using reasonable best efforts to assist with the preparation of appropriate and customary materials for rating agency presentations, offering and syndication documents (including any customary offering or private placement memoranda to be prepared for any debt securities offering in connection with the Financing Commitment), bank information memoranda, business projections, customary pro forma financial statements reflecting the Combination and the Financing; provided, that such assistance will be limited to providing financial information reasonably required to allow Parent to prepare such pro forma financial statements, and any other marketing documentation and similar documents reasonably required in connection with the Financing (and executing customary representation letters in connection herewith); provided, that any such marketing materials shall reflect that one or more of Parent and its Subsidiaries will be the obligors at Closing and that the Company and its Subsidiaries shall have no obligations thereunder unless and until the Effective Time occurs; (iii) using reasonable best efforts to assist with the preparation of any pledge, security and other collateral documents, any loan agreement, currency or interest hedging agreement, other definitive financing documents on terms reasonably satisfactory to Parent, or other certificates, resolutions, consents or documents as may be reasonably requested by Parent and usual and customary for transactions of the type contemplated by the Financing Commitment; provided that no obligation of the Company or any of its Subsidiaries under any such document or agreement shall be effective or filed in the public record until the Effective Time; (iv) using reasonable best efforts to facilitate the pledging of collateral, provided that no pledge shall be effective or public filing be made until the Effective Time; (v) using reasonable best efforts to facilitate the pay-off of any Existing Indebtedness of the Company and its Subsidiaries and to arrange for the receipt of customary pay-off documentation evidencing the satisfaction and discharge of such Existing Indebtedness and the release of related Liens and termination of security interests with respect thereto, in each case, in form and substance reasonably acceptable to the Financing Sources; (vi) using reasonable best efforts to furnish to Parent, Merger Sub 1 and Merger Sub 2 and the Financing Sources, as promptly as reasonably practicable, with (A) all Required Information, including, without limitation, customary pertinent financial, business and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and including in any event the financial statements required under Paragraph 9 of Annex III of the Commitment Letter, including any additional financial information and data regarding the Company and its Subsidiaries reasonably requested by Parent or the Financing Sources in connection with the Financing, (B) other financial data necessary or reasonably required to permit Parent to prepare customary pro forma financial statements in form and substance reasonably acceptable to the Financing Sources reflecting the Combination and the Financing, and (C) any supplements to the Required Information on a reasonably current basis to the extent that any Required Information, to the knowledge of the Company, when taken as a whole and in light of the circumstances under which such statements were made, contains any material misstatement of fact or omits to state any material fact necessary to make such information not materially misleading; (vii) [reserved]; (viii) [reserved], (ix) using reasonable best efforts to cause the independent auditors of the Company to assist and cooperate with Parent in connection with the Financing, including by providing consent to offering memoranda, registration statements and/or prospectus that include or incorporate the Company’s consolidated financial information and their reports thereon, and customary comfort letters (including “negative assurance” and change period comfort) with respect to financial information relating to the Company and its Subsidiaries, (x) [reserved], (xi) using reasonable best efforts to cooperate with the Financing Sources’ due diligence requests and review, to the extent reasonably requested in connection with the Financing, (xii) [reserved], (xiii) using reasonable best efforts to request that its independent accountants cooperate with and assist Parent in preparing customary and appropriate information packages and offering and private placement memoranda or other offering materials as the Financing Sources may reasonably request for use in connection with the offering and/or syndication of debt securities, loan participations and other matters contemplated with respect to the Financing, in obtaining third party consents in connection with such financing, and in extinguishing Existing Indebtedness for borrowed money of the Company and its Subsidiaries and releasing liens securing such Existing Indebtedness, in each case to take effect at the Effective Time, (xiv) [reserved], and (xv) using reasonable best efforts to take such actions as are reasonably requested by the Parent or the Financing Sources to facilitate the satisfaction of all conditions precedent to obtaining the Financing to the extent within the control of the Company (including delivery of the stock and other equity certificates of the Company and its Subsidiaries to the Parent); provided that until the

Effective Time occurs, neither the Company nor any of its Subsidiaries shall (A) be required to pay any fees, expenses or other amounts in connection with the Financing, (B) have any liability or obligation under any loan agreement or any related document or any other agreement or document related to the Financing or (C) be required to incur any liability in connection with the Financing. For the avoidance of doubt, the Board of Directors of the Company and each of its Subsidiaries, in each case as constituted prior to the Effective Time, shall not be required to adopt any resolutions or take any other action in connection with the authorization of any of the Financing, or otherwise contingent upon the occurrence of the Effective Time.

(b) All material non-public information regarding the Company and its Subsidiaries provided to Parent, Merger Sub 1, Merger Sub 2 and their respective Representatives pursuant to this Section 7.14 shall be kept confidential by them in accordance with the Confidentiality Agreement. The Company hereby consents to (i) the use of all of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to nor is reasonably likely to harm or disparage the Company or any of its Subsidiaries, the reputation or goodwill of the Company or any of its Subsidiaries or any of their assets, including their logos and marks and (ii) Parent sharing confidential information regarding the Company with Financing Sources as “representatives” of Parent under the Confidentiality Agreement.

(c) If requested by Parent, the Company shall use reasonable best efforts to, and shall cause its Subsidiaries to use reasonable best efforts to provide any other cooperation reasonably requested by Parent to facilitate the assumption by the Surviving Corporation and the Surviving Company of any or all Existing Indebtedness of the Company and/or its Subsidiaries, including the Convertible Senior Note Indentures and the Convertible Senior Notes thereunder (including, if elected by Parent, delivering such certificates or other documents and taking such actions (and using reasonable best efforts to cause the applicable lenders, agents, and/or trustees in respect thereof to take such actions) as may be required as may be required in connection therewith by the applicable credit agreements, indentures or other definitive documents governing such Indebtedness) effective as of (or at Parent’s election, following) the Effective Time.

(d) Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket fees and expenses (including professional fees and expenses of accountants, legal counsel and other advisors (limited, in the case of counsel, to one primary counsel to the Company)) to the extent such costs are incurred by the Company or its Subsidiaries in connection with such cooperation provided by the Company, its Subsidiaries, their respective officers, employees and other representatives pursuant to the terms of this Section 7.14(d), or in connection with compliance with its obligations under this Section 7.14, and Parent hereby agrees to indemnify and hold harmless the Company and its Subsidiaries and their respective officers, employees, agents and representatives from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of the Financing, any information utilized in connection therewith (other than arising from information provided by the Company or its Subsidiaries) and any misuse of the logos or marks of the Company or its Subsidiaries, except to the extent that such liabilities or losses arose out of or result from the willful misconduct of the Company, any of its Subsidiaries or any of their respective representatives.

(e) From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, the Company shall promptly give written notice with particularity upon the occurrence of any “Default” or “Event of Default” that has occurred or is threatened in writing under any of the indentures governing the Convertible Senior Notes or the Existing Credit Agreement (in each case, with “Default” and “Event of Default” having the meanings provided in such document).

(f) Parent, Merger Sub 1 and Merger Sub 2 each acknowledge and agree that obtaining the Financing is not a condition to the Closing. If the Financing has not been obtained, Parent, Merger Sub 1 and Merger Sub 2 will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VIII, to consummate the Combination.

(g) The Company will be deemed have performed this Section 7.14 unless and until (i) Parent provides written notice (the “Non-Cooperation Notice”) to the Company of any alleged failure to comply, or action or failure to act which could be believed to be a breach of this Section 7.14, (ii) Parent includes in such

Non-Cooperation Notice reasonable detail regarding the cooperation required to cure such alleged failure (which shall not require the Company to provide any cooperation that it would not otherwise be required to provide under this Section 7.14) and (iii) the Company fails to take the actions specified in such Non-Cooperation Notice within five Business Days from receipt of such Non-Cooperation Notice. Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 8.2(b), as it applies to the Company’s obligations under this Section 7.14, will be deemed to be satisfied if the Company’s failure to perform its obligations under this Section 7.14, if any, did not cause the failure of the Financing to be obtained.

Section 7.15. Convertible Notes; Capped Call Options. To the extent any of the Convertible Senior Notes or any Capped Call Options are still outstanding at the Effective Time, the Company shall (i) give all notices and take all other actions that may be required under or in connection with the Capped Call Options and the Convertible Senior Notes (it being agreed that the Company will provide copies of any such notice to the Parent at least three Business Days prior to delivering any such notice, and all such notices and actions not required by the terms of the Convertible Senior Notes, the Convertible Senior Notes Indentures or the Capped Call Documentation will be subject to the prior approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed)); (ii) use reasonable best efforts to provide all assistance reasonably requested by Parent that are customary or necessary in connection therewith, including the execution and delivery by the Company, its Subsidiaries or their Representatives (as applicable) of customary officers’ certificates, supplemental indentures and in connection with the delivery by Parent’s counsel of legal opinions to each trustee under the Convertible Senior Notes Indentures, to the extent such certificates, supplemental indentures and opinions are required thereby; (iii) use reasonable best efforts to, if requested by Parent, take all actions required to facilitate the settlement of the Capped Call Options in connection with the Closing (it being understood that (A) any such settlement will be subject to the terms of the Capped Call Documentation, as such terms may be amended or modified from time to time with the prior written consent of Parent and (B) no such settlement shall be effective prior to the Effective Time); and (iv) not amend, modify, settle or terminate the Capped Call Options without the prior written consent of Parent (other than any modification, adjustment or termination made by counterparties to the Capped Call Documentation without the need for consent of or agreement by the Company pursuant to the terms of the Capped Call Documentation).

Section 7.16. Parent Vote at Merger Subs. Promptly and in any event within 24 hours after the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub 1 and Merger Sub 2, will execute and deliver to the Company a written consent adopting this Agreement in accordance with the DGCL.

Section 7.17. NASDAQ Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing (subject to official notice of issuance) on NASDAQ at or prior to the Effective Time.

Section 7.18. Parent Charter Amendment. Subject to obtaining the Required Parent Vote in connection with the adoption and approval of the Parent Charter Amendment, Parent shall take all action necessary to make the Parent Charter Amendment effective prior to the Effective Time.

Section 7.19. Resignations of Directors. The Company shall use reasonable best efforts to obtain and deliver to Parent prior to the Closing Date (to be effective as of the Effective Time) the resignation of each director of the Company (in each case, in their capacities as directors, and not employees).

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1. Conditions to Each Party’s Obligation to Effect the Combination. The obligations of the Company, Parent, Merger Sub 1 and Merger Sub 2 to effect the Combination are subject to the satisfaction or waiver (to the extent permitted by applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company shall have obtained the Required Company Vote in connection with the approval and adoption of this Agreement.

(b) Parent Stockholder Approval. Parent shall have obtained the Required Parent Vote in connection with the approval of the Parent Share Issuance and the approval and adoption of the Parent Charter Amendment by the stockholders of Parent.

(c) No Injunctions or Restraints, Illegality. No statute, rule, regulation, executive order, decree or ruling shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. governmental authority of competent jurisdiction shall be in effect, having the effect of preventing or materially impairing the consummation of the Merger; provided, however, that the receipt by Parent or the Company of a form letter from the FTC Bureau of Competition, substantially in the form announced and disclosed by the FTC on August 3, 2021, shall not result in a failure of the condition set forth in this Section 8.1(c) to be satisfied.

(d) Governmental Entity Consents and Approvals. The consents, approvals, waivers, authorizations and approvals of, and filings with, Governmental Entities that are required pursuant to the HSR Act or listed on Schedule 8.1(d) shall have been obtained or made, as applicable, and shall be in full force and effect, and any applicable notice or waiting periods or extensions thereof required by Law, and any commitments by the parties not to close before a certain date under a timing agreement entered into with Governmental Entities, to have expired or terminated shall have expired or been terminated.

(e) Parent Charter Amendment. The Parent Charter Amendment shall have been duly filed with the Secretary of State.

(f) NASDAQ Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance.

(g) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC.

Section 8.2. Additional Conditions to Obligations of Parent, Merger Sub 1 and Merger Sub 2. The obligations of Parent, Merger Sub 1 and Merger Sub 2 to effect the Combination are subject to the satisfaction, or waiver (to the extent permitted by applicable Law) by Parent, on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Sections 3.1, 3.5, 3.6(b) and (f), 3.24, 3.27(a), 3.28 and 3.32 shall be true and correct in all material respects, in each case at as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date or time, in which case as of such earlier date or time); (ii) the representations and warranties of the Company contained in Section 3.6(a) and 3.6(d) shall be true and correct in all respects except, in each case, for such inaccuracies as are de minimis, in each case at as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date or time, in which case as of such earlier date or time); (iii) the representations and warranties of the Company contained in Section 3.9(a) shall be true and correct in all respects at as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date; and (iv) all other representations and warranties of the Company set forth in this Agreement shall be true and correct at as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date or time, in which case as of such earlier date or time), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate of an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate of an executive officer of the Company to such effect.

(c) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred after the date hereof.

(d) Tax Opinion. Parent shall have received from Willkie Farr & Gallagher, counsel to Parent, on the Closing Date, a written opinion dated as of such date in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion, for U.S. federal income tax purposes, the Combination will be treated as a reorganization qualifying under Section 368(a) of the Code. The condition set forth in this Section 8.2(d) shall not be waivable after receipt of the approval and adoption of this Agreement by the stockholders of Parent unless further stockholder approval is obtained with appropriate disclosure. If Willkie Farr & Gallagher LLP is unable or unwilling to provide such opinion, then Parent, Merger Sub 1, Merger Sub 2 and the Company will use reasonable best efforts to jointly appoint another independent tax advisor of national reputation to deliver such opinion.

Section 8.3. Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver (to the extent permitted by applicable Law) by the Company, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent, Merger Sub 1 and Merger Sub 2 contained in Sections 4.1, 4.5, 4.6(c), 4.14, 4.15, 4.16(a), 4.17 and 4.18 shall be true and correct in all material respects at as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date or time, in which case as of such earlier date or time), (ii) the representations and warranties of Parent, Merger Sub 1 and Merger Sub 2 contained in 4.6(a) and 4.6(b) shall be true and correct in all respects except, in each case, for such inaccuracies as are de minimis, in each case at as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date or time, in which case as of such earlier date or time); (iii) the representations and warranties of Parent, Merger Sub 1 and Merger Sub 2 contained in Section 4.9(a) shall be true and correct in all respects at as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date, and (iv) all other representations and warranties of Parent, Merger Sub 1 and Merger Sub 2 set forth in this Agreement shall be true and correct at as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date or time, in which case as of such earlier date or time), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate of an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate of an executive officer of Parent to such effect.

(c) Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred after the date hereof.

(d) Tax Opinion. The Company shall have received from Wilson Sonsini Goodrich & Rosati, counsel to the Company, on the Closing Date, a written opinion dated as of such date in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion, for U.S. federal income tax purposes, the Combination will be treated as a reorganization qualifying under Section 368(a) of the Code. The condition set forth in this Section 8.3(d) shall not be waivable after receipt of the approval and adoption of this Agreement by the stockholders of the Company unless further stockholder approval is obtained with appropriate disclosure. If Wilson Sonsini Goodrich & Rosati is unable or unwilling to provide such opinion, then Parent, Merger Sub 1, Merger Sub 2 and the Company will use reasonable best efforts to jointly appoint another independent tax advisor of national reputation to deliver such opinion.

ARTICLE IX

TERMINATION

Section 9.1. Termination. This Agreement may be terminated and the Combination abandoned at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent:

(a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

(b) By either the Company or Parent if the Effective Time shall not have occurred on or before the 12 month anniversary of the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose breach of any provision of this Agreement has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date;

(c) By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action, that has the effect, in each case, of permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable; provided that the party hereto seeking to terminate this Agreement pursuant to this Section 9.1(c) shall have used its reasonable best efforts to remove such restraint or prohibition as required by this Agreement; and provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party hereto whose breach of any provision of this Agreement results in the imposition of such order, decree or ruling or the failure of such order, decree or ruling to be resisted, resolved or lifted;

(d) By either the Company or Parent if (i) the approval by the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Company Vote at the Company Stockholders Meeting (or any adjournment or postponement thereof) or (ii) the approval by the stockholders of Parent required for the Parent Share Issuance and the Parent Charter Amendment shall not have been obtained by reason of the failure to obtain the Required Parent Vote at the Parent Stockholders Meeting (or any adjournment or postponement thereof); provided, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any party hereto whose breach of Section 7.1(c) or Section 7.1(f), as applicable, resulted in the failure of the requisite vote to be obtained;

(e) By Parent prior to the Company Stockholders Meeting, if (i) there shall have been a Company Change of Recommendation or the Company Board of Directors shall have approved or recommended a Company Superior Proposal (or the Company Board of Directors resolves to do any of the foregoing), (ii) the

Company or any of its Subsidiaries shall have entered into any definitive acquisition agreement, merger agreement or similar definitive agreement to consummate a Company Alternative Acquisition Proposal, whether or not permitted by Section 7.4 or (iii) the Company shall be in Intentional Breach of its obligations pursuant to Section 7.4;

(f) By the Company, prior to receipt of the Required Company Vote, if the Company Board of Directors shall have authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Company Superior Proposal in compliance with the applicable provisions of Section 7.4(f); provided that, substantially concurrently with and as a condition to such termination, the Company enters into such Alternative Acquisition Agreement and pays (or causes to be paid) to Parent the Company Termination Fee plus any Enforcement Expenses as specified in Section 9.2(e);

(g) By the Company if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent, Merger Sub 1 or Merger Sub 2 contained in this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied and (i) such breach is not reasonably capable of being cured, or (ii) if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (A) 30 days following notice of such breach and (B) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(g) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(h) By Parent if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and (i) such breach is not reasonably capable of being cured or (ii) if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (A) 30 days following notice of such breach and (B) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(h) if Parent, Merger Sub 1 or Merger Sub 2 is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(i) By the Company prior to the Parent Stockholders Meeting, if (i) there shall have been a Parent Change of Recommendation or the Parent Board of Directors shall have approved or recommended a Parent Superior Proposal (or the Parent Board of Directors resolves to do any of the foregoing), (ii) Parent or any of its Subsidiaries shall have entered into any definitive acquisition agreement, merger agreement or similar definitive agreement to consummate a Parent Alternative Acquisition Proposal, whether or not permitted by Section 7.5, or (iii) Parent shall be in Intentional Breach of its obligations pursuant to Section 7.5.

Section 9.2. Effect of Termination.

(a) Any termination of this Agreement under Section 9.1 will be effective (subject to the cure periods provided above) immediately upon the delivery of a valid written notice of the terminating party to the other parties. In the event of the valid termination of this Agreement by either the Company or Parent pursuant to Section 9.1, there shall be no liability or obligation on the part of Parent, Merger Sub 1, Merger Sub 2 or the Company or their respective officers, directors Affiliates or Representatives, except (i) with respect to this Section 9.2 and Article X and (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms. Notwithstanding anything to the contrary in the Confidentiality Agreement, the Confidentiality Agreement, and the confidentiality, use, employee non-solicitation and other restrictions and obligations set forth in the Confidentiality Agreement, shall continue in full force and effect until the later of (A) the time when they would otherwise expire under the Confidentiality Agreement and (B) the first anniversary of the date on which this Agreement is terminated; provided that, termination of this Agreement shall not relieve any party from any liability or damages incurred or suffered by a party to the extent such liability or damages were the result of, actual and intentional common law fraud under the laws of the State of Delaware or any Intentional Breach of any covenant or agreement occurring prior to such termination.

(b) If Parent shall terminate this Agreement pursuant to Section 9.1(e), then the Company shall pay to Parent, not later than two Business Days following such termination, an amount in cash equal to the Company Termination Fee plus any Enforcement Expenses.

(c) If (i) the Company or Parent terminates this Agreement pursuant to Section 9.1(d)(i), (ii) at or prior to the time of the Company Stockholders Meeting there shall have been publicly disclosed or announced a bona fide written Company Alternative Acquisition Proposal that has not been publicly withdrawn at least five Business Days prior to the time of the Company Stockholders Meeting and (iii) within 12 months following the termination of this Agreement, the Company consummates a Company Alternative Acquisition Proposal, or enters into a definitive agreement to consummate a Company Alternative Acquisition Proposal (in each case, whether or not such Company Alternative Acquisition Proposal is the same as the original Company Alternative Acquisition Proposal publicly disclosed or announced prior to termination) and the transaction contemplated thereby is subsequently consummated (regardless of whether such consummation occurs within such 12-month period), then the Company shall pay, or cause to be paid, to Parent, not later than two Business Days after the consummation of the applicable transaction the Company Termination Fee plus any Enforcement Expenses less the expense reimbursement payment contemplated by Section 9.2(j) to the extent previously paid.

(d) If (i) Parent terminates this Agreement (A) pursuant to Section 9.1(b) and the failure of the Effective Time to occur on or before the Termination Date was primarily attributable to a breach of any provision of this Agreement by the Company (other than Section 7.14) or (B) pursuant to Section 9.1(h), (ii) at or prior to the time of such termination there shall have been publicly disclosed or announced a bona fide written Company Alternative Acquisition Proposal that has not been publicly withdrawn at least five Business Days prior to the time of such termination and (iii) within 12 months following the termination of this Agreement, the Company consummates a Company Alternative Acquisition Proposal, or enters into a definitive agreement to consummate a Company Alternative Acquisition Proposal (in each case, whether or not such Company Alternative Acquisition Proposal is the same as the original Company Alternative Acquisition Proposal publicly disclosed or announced prior to termination) and the transaction contemplated thereby is subsequently consummated (regardless of whether such consummation occurs within such 12-month period), then the Company shall pay, or cause to be paid, to Parent, not later than two Business Days after the consummation of the applicable transaction the Company Termination Fee plus any Enforcement Expenses.

(e) If the Company shall terminate this Agreement pursuant to Section 9.1(f), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee substantially concurrently with such termination, plus any Enforcement Expenses.

(f) If the Company shall terminate this Agreement pursuant to Section 9.1(i), then Parent shall pay to the Company, not later than two Business Days following such termination, an amount in cash equal to the Parent Termination Fee plus the Enforcement Expenses.

(g) If (i) the Company or Parent terminates this Agreement pursuant to Section 9.1(d)(ii), (ii) at or prior to the time of the Parent Stockholders Meeting there shall have been publicly disclosed or announced a bona fide written Parent Alternative Acquisition Proposal that has not been publicly withdrawn at least five Business Days prior to the time of the Parent Stockholders Meeting and (iii) within 12 months following the termination of this Agreement, Parent consummates a Parent Alternative Acquisition Proposal, or enters into a definitive agreement to consummate a Parent Alternative Acquisition Proposal (in each case, whether or not such Parent Alternative Acquisition Proposal is the same as the original Parent Alternative Acquisition Proposal publicly disclosed or announced prior to termination) and the transaction contemplated thereby is subsequently consummated (regardless of whether such consummation occurs within such 12-month period), then Parent shall pay, or cause to be paid, to the Company, not later than two Business Days after the consummation of the applicable transaction the Parent Termination Fee plus any Enforcement Expenses less the expense reimbursement payment contemplated by Section 9.2(i) to the extent previously paid.

(h) If (i) the Company terminates this Agreement (A) pursuant to Section 9.1(b) and the failure of the Effective Time to occur on or before the Termination Date was primarily attributable to a breach of any provision of this Agreement by Parent or (B) pursuant to Section 9.1(g), (ii) at or prior to the time of such termination there shall have been publicly disclosed or announced a bona fide written Parent Alternative Acquisition Proposal that has not been publicly withdrawn at least five Business Days prior to the time of such termination and (iii) within 12 months following the termination of this Agreement, Parent consummates a Parent Alternative Acquisition Proposal, or enters into a definitive agreement to consummate a Parent Alternative Acquisition Proposal (in each case, whether or not such Parent Alternative Acquisition Proposal is the same as the original Parent Alternative Acquisition Proposal publicly disclosed or announced prior to termination) and the transaction contemplated thereby is subsequently consummated (regardless of whether such consummation occurs within such 12-month period), then Parent shall pay, or cause to be paid, to the Company, not later than two Business Days after the consummation of the applicable transaction the Parent Termination Fee plus any Enforcement Expenses.

(i) If the Company or Parent shall terminate this Agreement pursuant to Section 9.1(d)(ii) and at the time of such termination the Company Stockholders Meeting has been held and the Required Company Vote was obtained at the Company Stockholders Meeting (subject to any adjournment or postponement thereof), then Parent shall pay to the Company a transaction expense reimbursement amount of $50,000,000 within two Business Days after such termination.

(j) If the Company or Parent shall terminate this Agreement pursuant to Section 9.1(d)(i) and at the time of such termination the Parent Stockholders Meeting has been held and the Required Parent Vote was obtained at the Parent Stockholders Meeting (subject to any adjournment or postponement thereof), then the Company shall pay to Parent a transaction expense reimbursement amount of $50,000,000 within two Business Days after such termination.

(k) All payments under this Section 9.2 by (i) the Company shall be made by wire transfer of immediately available funds to an account designated by Parent, and (ii) Parent shall be made by wire transfer of immediately available funds to an account designated by the Company.

(l) For purposes of this Section 9.2, (i) the term “Company Alternative Acquisition Proposal” shall have the meaning assigned to such term in Section 10.12, except that the reference to “more than 20%” in the definition of “Company Alternative Acquisition Proposal” shall be deemed to be a reference to “more than 50%” and (ii) the term “Parent Alternative Acquisition Proposal” shall have the meaning assigned to such term in Section 10.12, except that the reference to “more than 20%” in the definition of “Parent Alternative Acquisition Proposal” shall be deemed to be a reference to “more than 50%”.

(m) Each of the Company and Parent acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, the damages resulting from the termination of this Agreement under circumstances where the Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation, and that, without these agreements, the other party would not enter into this Agreement. Therefore, the Company Termination Fee or Parent Termination Fee, as applicable, if, as and when required to be paid pursuant to this Section 9.2 will not constitute a penalty but rather liquidated damages in a reasonable amount that will compensate Parent or the Company in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Combination. If the Company or Parent fails to pay promptly the amounts due pursuant to this Section 9.2, such party will also pay to the other party such other party’s reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the unpaid amount under this Section 9.2, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal (such expenses, “Enforcement Expenses”). Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate. For the avoidance of doubt, in no event shall the Company be required to pay or cause to be paid under this Section 9.2 the Company Termination Fee or Parent Termination Fee, as applicable, more than once.

Section 9.3. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made that by Law requires further approval by such stockholders, without approval by such stockholders; provided, any amendment to this Section 9.3 or Section 10.3, Section 10.4(a), Section 10.4(b), and Section 10.4(c), Section 10.9, and Section 10.13, in each case to the extent that such amendment would adversely affect the material interests of a Financing Source, shall also be approved by such Financing Source. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X

MISCELLANEOUS

Section 10.1. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X.

Section 10.2. Disclosure Schedules. The inclusion of any information in the Disclosure Schedules accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such Disclosure Schedule, that such information is required to be listed in such Disclosure Schedule or that such information is material to any party or the conduct of the business of any party.

Section 10.3. Successors and Assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that (i) Merger Sub 1 or Merger Sub 2 may assign its rights and obligations under this Agreement to another direct Wholly Owned Subsidiary of Parent and (ii) the Parent, Merger Sub 1 or Merger Sub 2 may assign its respective rights under this Agreement to any Financing Source pursuant to the terms of the Financing Commitment for purposes of creating a security interest herein or otherwise assigning as collateral its respective rights in respect of the Financing; provided, however, such assignment will not relieve Parent, Merger Sub 1 or Merger Sub 2 of its obligations hereunder; and provided, further, that in the event Parent, Merger Sub 1 or Merger Sub 2 assigns this Agreement pursuant to Section 10.3(ii), the Financing Commitment may be modified as applicable to the extent required to reflect such assignment, in each case without the consent of the Company. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto. No assignment or purported assignment of this Agreement by any party hereto shall be valid if and to the extent such assignment affects the treatment of the Combination under Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

Section 10.4. Governing Law; Jurisdiction; Specific Performance.

(a) This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party(ies) hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in another State court in Delaware or the United States District Court for the District of Delaware.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING, BUT NOT LIMITED TO, ANY DISPUTE ARISING OUT OF, OR RELATING TO, THE FINANCING COMMITMENT OR THE FINANCING OR THE PERFORMANCE THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.4(B).

(c) Notwithstanding anything in this Agreement to the contrary, each of the parties hereto acknowledges and agrees: (i) that any proceeding, whether in Law or in equity, in contract, in tort, or otherwise, involving the Financing Sources arising out of, or relating to, this Agreement or any of the transactions contemplated by this Agreement, including the performance of services thereunder or related thereto, will be subject to the exclusive jurisdiction of any state or federal court sitting in the state of New York in the borough of Manhattan and any appellate court thereof, and each of the parties hereto submits for itself and its property with respect to any such proceeding, to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone in bringing any such proceeding in any other court, or (iii) to waive and hereby waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such proceeding in any such court; and (iv) any such proceeding will be governed and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would case the application of the laws of any jurisdiction other than the State of New York; provided, however, that on or prior to the Closing Date, the definition of Company Material Adverse Effect and the representations and warranties set forth in this Agreement shall, for the purposes of the Financing Commitment or the Financing Agreements executed in connection therewith or the transactions contemplated thereby, be governed by the laws of the State of Delaware, without reference to the choice of law doctrine of such state.

(d) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative, except, in each case, as may be limited by Section 9.2). Any requirements for the securing or posting of any bond with such remedy are waived. Each party agrees that it will use reasonable best efforts to cooperate with the other parties hereto in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance to attempt to fully resolve any dispute between the parties prior to the Termination Date.

Section 10.5. Expenses. All fees and expenses incurred in connection with the Combination including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby and thereby, shall be the obligation of the respective party incurring such fees and expenses, except (a) Parent and the Company shall each bear and pay one-half of the expenses incurred in connection with the filing with the SEC of the Registration Statement and Joint Proxy Statement/Prospectus, and (b) as provided in Section  9.2.

Section 10.6. Severability; Construction; Certain Interpretations.

(a) In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, such provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

(c) Unless the context of this Agreement otherwise requires, (i) when a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, that reference is to an Article, Section, Schedule or Exhibit to this Agreement, as applicable, and (ii) references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When used in this Agreement, (A) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (B) the phrase “the date hereof” will be construed to refer to the date of this Agreement; (C) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation”; (D) the words “neither,” “nor,” “any,” “either” and “or” are not exclusive; (E) the rule known as the ejusdem generis rule will not apply, and accordingly, general words introduced by the word “other” will not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; (F) the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”; (G) references to “$” or “Dollars” are references to United States dollars; (H) references to the “United States” or abbreviations thereof mean the United States of America and its states, territories and possessions; (I) unless the context otherwise requires, references to any Person include references to such Person’s successors and permitted assigns, and, in the case of any Governmental Entity, to any Person succeeding to its functions and capacities; (J) unless the context otherwise requires, references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person; (K) references to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by electronic delivery, and “written” will be construed in the same manner; (L) references to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date; (M) references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto; (N) the phrases “furnished,” “provided,” “delivered” or “made available” or words of similar import when used with respect to documents or other information means that such documents or information have been physically or electronically delivered to the relevant party prior to the date of this Agreement, including by being (1) posted to the virtual data room managed by the Company in connection with the Merger at least one calendar day prior to the execution of this Agreement or (2) filed with or furnished to the SEC and available on EDGAR; (O) references to “ordinary course” or “ordinary course of business” refers to the ordinary course of business of the applicable Person and its Subsidiaries and shall include any action taken by such Person and its Subsidiaries reasonably and in good faith to respond to any COVID-19 Measures; (P) references to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively; and (Q) references to a number of days will refer to calendar days unless Business Days are specified and references to a “month” means a calendar month. Unless otherwise indicated, (1) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded; (2) if the last day of such period is not a Business Day, then the period in question will end on the next Business Day; (3) the measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date; and (4) if no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). All amounts in this Agreement will be paid in Dollars, and if any amounts, costs, fees or expenses incurred by any party pursuant to this Agreement are denominated in a currency other than Dollars, to the extent applicable, the Dollar equivalent for such costs, fees and expenses will be determined by converting such other currency to Dollars at the foreign exchange rates published by Bloomberg or, if not reported thereby, another authoritative source reasonably determined by the Company, in effect at the time such amount, cost, fee or expense is incurred. If the resulting conversion yields a number that extends beyond two decimal points, it will be rounded to the nearest penny. Except as otherwise provided in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is related to the subject matter of such representation or such item is otherwise specifically set forth on the balance sheet or financial statements or in the notes thereto. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined in such certificate or document.

Section 10.7. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the date sent by e-mail (provided that the sender does not receive an automatic bounce-back of non-delivery), (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to the Company:

Zynga Inc.

699 Eighth Street

San Francisco, CA 94103

Attn: Phuong Phillips

Email: pphillips@zynga.com

Copy to (such copy not to constitute notice):

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attn:     Steven Bernard

             Martin Korman

             Douglas Schnell

             Remi Korenblit

E-mail: sbernard@wsgr.com

             mkorman@wsgr.com

             dschnell@wsgr.com

             rkorenblit@wsgr.com

If to Parent or Merger Sub:

Take-Two Interactive Software, Inc.

110 West 44th Street

New York, NY 10036

Attn:    Daniel Emerson

Email: Dan.Emerson@take2games.com

Copy to (such copy not to constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn:     Adam Turteltaub

             Sean Ewen

E-mail: aturteltaub@willkie.com

             sewen@willkie.com

Any party may change its address for the purpose of this Section 10.7 by giving the other party written notice of its new address in the manner set forth above.

Section 10.8. Entire Agreement. This Agreement, the Parent Support Agreement and the Company Support Agreement and the Confidentiality Agreement contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

Section 10.9. Parties in Interest. Except for (i) the rights of the Company stockholders to receive the Merger Consideration (following the Effective Time) in accordance with the terms of this Agreement (of which the stockholders are the intended beneficiaries following the Effective Time) and (ii) the rights to continued indemnification and insurance pursuant to Section 6.3 hereof (of which the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries following the Effective Time), nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns; provided, however, that it is specifically intended that the Financing Sources (with respect to Section 9.3 (Amendment), Section 10.3 (Successors and Assigns), Section 10.4(a), 10.4(b), and 10.4(c) (Governing Law; Jurisdiction; Specific Performance), Section 10.9 (Parties in Interest), and Section 10.13 (Financing Sources)) are express third-party beneficiaries of this Agreement; provided, further that the Company Directors are express third-party beneficiaries with respect to Section 7.12 (Parent Board of Directors) with express rights of enforcement; provided, further that (A) the Indemnified Persons shall be third-party beneficiaries with respect to Section 6.3 (Indemnification Continuation), of this Agreement and (B) following the termination of this Agreement, the Company may seek damages on behalf of the holders of shares of Company Common Stock (which Parent, Merger Sub 1, and Merger Sub 2 acknowledge and agree may include damages based on a decrease in share value or lost premium). The rights granted pursuant to clause (B) of the preceding sentence will only be enforceable on behalf of the holders of shares of Company Common Stock by the Company, in its sole and absolute discretion, as agent for such holders, and it is understood and agreed that any and all interests in such claims will attach to such shares of the Company Common Stock and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (i) distributed, in whole or in part, by the Company to such holders as of any date determined by the Company or (ii) retained by the Company for the use and benefit of the Company in any manner that the Company deems fit. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or Parent.

Section 10.10. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 10.11. Counterparts. This Agreement may be executed in counterparts, (including by facsimile or other electronic transmission) each of which shall be deemed an original, but all of which shall constitute the same instrument.

Section 10.12. Definitions. As used in this Agreement:

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

“Board of Directors” shall mean the Board of Directors of any specified Person and any committees thereof.

“Business Day” shall mean any day other than (a) Saturday or Sunday or (b) any other day on which banks in the City of New York, NY or San Francisco, CA are permitted or required to be closed.

“Capped Call Documentation” means (a)(i) the letter agreement confirmation, dated June 11, 2019, between the Company and Bank of America, N.A., with respect to the Convertible Senior Notes due 2024, (ii) the letter agreement, dated June 11, 2019, between the Company and Bank of America, N.A., with respect to the Convertible Senior Notes due 2024, (iii) the additional letter agreement confirmation, dated June 13, 2019, between the Company and Bank of America, N.A., with respect to the Convertible Senior Notes due 2024, (iv) the additional letter agreement, dated June 13, 2019, between the Company and Bank of America, N.A., with respect to the Convertible Senior Notes due 2024, (v) the letter agreement confirmation, dated June 11, 2019, between the Company and Goldman Sachs & Co. LLC, with respect to the Convertible Senior Notes due 2024, (vi) the letter agreement, dated June 11, 2019, between the Company and Goldman Sachs & Co. LLC, with respect to the Convertible Senior Notes due 2024, (vii) the additional letter agreement confirmation, dated June 13, 2019, between the Company and Goldman Sachs & Co. LLC, with respect to the Convertible Senior Notes due 2024, (viii) the additional letter agreement, dated June 13, 2019, between the Company and Goldman Sachs & Co. LLC, with respect to the Convertible Senior Notes due 2024, (ix) the letter agreement confirmation, dated June 11, 2019, between the Company and Morgan Stanley & Co. LLC, with respect to the Convertible Senior Notes due 2024, (x) the letter agreement, dated June 11, 2019, between the Company and Morgan Stanley & Co. LLC, with respect to the Convertible Senior Notes due 2024, (xi) the additional letter agreement confirmation, dated June 13, 2019, between the Company and Morgan Stanley & Co. LLC, with respect to the Convertible Senior Notes due 2024, and (xii) the additional letter agreement, dated June 13, 2019, between the Company and Morgan Stanley & Co. LLC, with respect to the Convertible Senior Notes due 2024, and (b)(i) the letter agreement confirmation, dated December 14, 2020, between the Company and Barclays Bank PLC, through its agent Barclays Capital Inc., with respect to the Convertible Senior Notes due 2026, (ii) the letter agreement, dated December 14, 2020, between the Company and Barclays Bank PLC, through its agent Barclays Capital Inc., with respect to the Convertible Senior Notes due 2026, (iii) the additional letter agreement confirmation, dated December 15, 2020, between the Company and Barclays Bank PLC, through its agent Barclays Capital Inc., with respect to the Convertible Senior Notes due 2026, (iv) the additional letter agreement, dated December 15, 2020, between the Company and Barclays Bank PLC, through its agent Barclays Capital Inc., with respect to the Convertible Senior Notes due 2026, (v) the letter agreement confirmation, dated December 14, 2020, between the Company, Bank of Montreal, acting as principal, and BMO Capital Markets Corp., acting as agent, with respect to the Convertible Senior Notes due 2026, (vi) the letter agreement, dated

December 14, 2020, between the Company, Bank of Montreal, acting as principal, and BMO Capital Markets Corp., acting as agent, with respect to the Convertible Senior Notes due 2026, (vii) the additional letter agreement confirmation, dated December 15, 2020, between the Company, Bank of Montreal, acting as principal, and BMO Capital Markets Corp., acting as agent, with respect to the Convertible Senior Notes due 2026, (viii) the additional letter agreement, dated December 15, 2020, between the Company, Bank of Montreal, acting as principal, and BMO Capital Markets Corp., acting as agent, with respect to the Convertible Senior Notes due 2026, (ix) the letter agreement confirmation, dated December 14, 2020, among the Company, Deutsche Bank AG, London Branch, and Deutsche Bank Securities Inc., acting solely as agent, with respect to the Convertible Senior Notes due 2026, (x) the letter agreement, dated December 14, 2020, among the Company, Deutsche Bank AG, London Branch, and Deutsche Bank Securities Inc., acting solely as agent, with respect to the Convertible Senior Notes due 2026, (xi) the additional letter agreement confirmation, dated December 15, 2020, among the Company, Deutsche Bank AG, London Branch, and Deutsche Bank Securities Inc., acting solely as agent, with respect to the Convertible Senior Notes due 2026, (xii) the additional letter agreement, dated December 15, 2020, among the Company, Deutsche Bank AG, London Branch, and Deutsche Bank Securities Inc., acting solely as agent, with respect to the Convertible Senior Notes due 2026, (xiii) the letter agreement confirmation, dated December 14, 2020, between the Company and Goldman Sachs & Co. LLC, with respect to the Convertible Senior Notes due 2026, (xiv) the letter agreement, dated December 14, 2020, between the Company and Goldman Sachs & Co. LLC, with respect to the Convertible Senior Notes due 2026, (xv) the additional letter agreement confirmation, dated December 15, 2020, between the Company and Goldman Sachs & Co. LLC, with respect to the Convertible Senior Notes due 2026, (xvi) the additional letter agreement, dated December 15, 2020, between the Company and Goldman Sachs & Co. LLC, with respect to the Convertible Senior Notes due 2026, (xvii) the letter agreement confirmation, dated December 14, 2020, between the Company and Nomura Global Financial Products Inc., with respect to the Convertible Senior Notes due 2026, (xviii) the letter agreement, dated December 14, 2020, between the Company and Nomura Global Financial Products Inc., with respect to the Convertible Senior Notes due 2026, (xix) the additional letter agreement confirmation, dated December 15, 2020, between the Company and Nomura Global Financial Products Inc., with respect to the Convertible Senior Notes due 2026, and (xx) the additional letter agreement, dated December 15, 2020, between the Company and Nomura Global Financial Products Inc., with respect to the Convertible Senior Notes due 2026.

“Capped Call Options” means each of the call option transactions evidenced by the Capped Call Documentation with respect to the Convertible Senior Notes.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar or successor legislation in any applicable jurisdiction, and any subsequent legislation, regulation, memorandum or executive order relating to COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act and including the Memorandum for the Secretary of the Treasury signed by President Trump on August 8, 2020.

“Commitment Letter” has the meaning assigned to such term in Section 4.19.

“Company Alternative Acquisition Proposal” shall mean any proposal or offer made by any Person (other than Parent, Merger Sub 1, or Merger Sub 2) or Group to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of any class of equity securities of the Company pursuant to a merger, reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock by the Company, tender offer, exchange offer or similar transaction or (ii) any one or more assets or businesses of the Company and its Subsidiaries that constitute more than twenty percent (20%) of the consolidated revenues or assets of the Company and its Subsidiaries, taken as a whole.

“Company Benefit Plans” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and all other compensation and benefits plans, policies, trust funds, programs, arrangements or payroll practices, including multiemployer plans (within the meaning of Section 3(37) of ERISA), and each other stock purchase, stock option, restricted stock, profit sharing, pension, savings, severance, retention, employment, consulting, commission, change-of-control, collective bargaining, compensation, bonus, incentive, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare, health, life, tuition benefit, service award, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, and other benefit plan, policy, program, agreement or arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, funded, unfunded, insured or self-insured, in each case for the benefit of any current or former employees, directors, or other individual service providers of the Company or any of its Subsidiaries, that is sponsored, established, maintained, contributed to or required to be contributed to by the Company or its Subsidiaries, or under which the Company or its Subsidiaries has any current or potential liability.

“Company Board of Directors” shall mean the board of directors of the Company.

“Company Disclosure Schedule” shall mean the disclosure schedule delivered by the Company on the date hereof.

“Company Intellectual Property” shall mean all Intellectual Property used in, held for use in, or necessary to the operation of the business of the Company or any Subsidiary as such business is currently conducted.

“Company Intervening Event” means any event, change, occurrence or development occurring after the date hereof that materially affects the business, financial condition or operations of the Company and is unknown and not reasonably foreseeable to the Company Board of Directors and executive officers of the Company as of the date of this Agreement (or, if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable to the board of directors and executive officers of the Company, after due inquiry, as of the date of this Agreement), prior to obtaining the Required Company Vote; provided that the receipt, existence or terms of a Company Alternative Acquisition Proposal or Company Superior Proposal shall not be deemed to be a Company Intervening Event hereunder.

“Company Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate: has had or is reasonably likely to have, a material adverse effect on the business, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that Company Material Adverse Effect shall not include the effect of any event, change, circumstance, effect, development or state of facts arising out of or attributable to (i) general economic or political conditions or securities, credit, financial or other capital markets, in each case in the United States or any foreign jurisdiction, (ii) conditions generally affecting any of the industries in which the Company and its Subsidiaries operate, (iii) changes in Law, (iv) changes in GAAP, (v) the public announcement, pendency or performance of this Agreement or the transactions contemplated hereby, or the consummation of the transactions contemplated by this Agreement (provided, that the foregoing shall not apply with respect to any representation or warranty that is expressly intended to address the consequences of the performance of this Agreement or the consummation of the transactions contemplated hereby (including Section 3.3(iv) or with respect to the condition to Closing contained in Section 8.2(a), to the extent it relates to such representations and warranties)), (vi) acts of war, armed hostilities, sabotage, terrorism or civil unrest or any escalation or worsening of the foregoing threatened or underway as of the date of this Agreement, (vii) earthquakes, hurricanes, floods, wildfires, other natural disasters or weather conditions, epidemics, pandemics or disease outbreaks (including COVID-19) or other force majeure events, or any escalation or worsening of the foregoing underway as of the date of this Agreement, (viii) any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be, a Company Material Adverse Effect to the extent not otherwise excluded hereunder), (ix) any change in the market price or trading volume of the Company’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Company Material Adverse Effect to the extent not otherwise excluded hereunder), (x) the taking of any specific action expressly required by, or the failure to take any specific action expressly prohibited by this Agreement, (xi) any legal proceeding commenced or threatened against the Company or any of its Representatives after the date of the Agreement and arising from allegations of breach of fiduciary duties relating to the Agreement or transactions contemplated hereby or from allegations of inadequate, false or misleading public disclosure by the Company with respect to the Agreement or transactions contemplated hereby, or (xii) COVID-19 Measures or any actions taken in response to COVID-19 Measures; except, in the case of the foregoing clauses (i) or (ii) to the extent that such event, change, circumstance, effect, development or state of facts affects the Company and its Subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other similarly situated Persons in the industries in which the Company and its Subsidiaries operate.

“Company Organizational Documents” shall mean the certificate of incorporation and bylaws of the Company, together with all amendments thereto.

“Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company or any Subsidiary.

“Company Products or Services” means those products and/or services currently or formerly licensed (including by offering Software as a service or platform), leased, sold, provided, in development offered for sale, developed for third parties, resold and/or distributed by the Company or its Subsidiaries.

“Company Proprietary Software” shall mean any Software that is, or is purported to be, authored by and proprietary to the Company or its Subsidiaries.

“Company PSU Award” shall mean an outstanding award of restricted stock units in respect of Company Common Stock granted pursuant to a Company Benefit Plan whose vesting is conditioned in whole or in part on the satisfaction of performance criteria.

“Company RSU Award” shall mean an outstanding award of restricted stock units in respect of Company Common Stock granted pursuant to a Company Benefit Plan whose vesting is not conditioned in any part on the satisfaction of performance criteria.

“Company Superior Proposal” shall mean any Company Alternative Acquisition Proposal (with all percentages in the definition of “Company Alternative Acquisition Proposal” increased to fifty percent (50%)) made by a Third Party that did not result from or arise out of a material breach of Section 7.4(b) by the Company that the Company Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors and considering such factors as the Company Board of Directors considers to be appropriate (including the likelihood and timing of consummation of the transactions contemplated thereby in accordance with its terms, including the prospects for obtaining required approvals and financing), contains terms that are more favorable to the Company’s stockholders than the transactions contemplated by this Agreement, taking into account all terms and conditions of such transaction (including, as applicable, any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such Company Alternative Acquisition Proposal under the provisions of Section 7.4(f)(iii), any breakup fees, expense reimbursement provisions and financial terms). Reference to “this Agreement” in this definition shall be deemed to include any proposed alteration of the terms of this Agreement that are committed to by Parent to the Company in writing in response to such Company Alternative Acquisition Proposal under the provisions of Section 7.4(f)(iii).

“Company Termination Fee” shall mean (i) if payable in connection with a termination of this Agreement by the Company pursuant to and in accordance with Section 9.1(f) prior to the Company No-Shop Period Start Date an amount equal to $400,000,000 or (ii) if payable in any other circumstance, an amount equal to $550,000,000.

“Convertible Senior Notes” shall mean any of the Convertible Senior Notes due 2024 and the Convertible Senior Notes due 2026.

“Convertible Senior Notes due 2024” shall mean the $690,000,000 in aggregate principal amount of the Company’s 0.25% Convertible Senior Notes due 2024.

“Convertible Senior Notes due 2026” shall mean the $874,500,000 in aggregate principal amount of the Company’s 0% Senior Convertible Notes due 2026.

“Convertible Senior Notes Indentures” shall mean (i) with respect to the Company’s Convertible Senior Notes due 2024, the Indenture dated as of June 14, 2019, by and between the Company and Wells Fargo Bank, National Association (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof); and (ii) with respect to the Company’s Convertible Senior Notes due 2026, the Indenture dated as of December 17, 2020, by and between the Company and Wells Fargo Bank, National Association (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof).

“COVID-19” shall mean SARS-CoV-2 and its disease commonly known as COVID-19, and any evolutions or additional strains, variations or mutations thereof or any related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, vaccination or other mandatory directive imposed by applicable Law, order, writ, injunction, judgment or decree in connection with or in response to COVID-19.

“Data Protection Laws” means all applicable Laws, including, as applicable, general consumer protection laws, to the extent pertaining to data protection, data privacy, data security, data breach notification, or cross-border data transfer with respect to the Company’s or any of its Subsidiaries’ collection, use, sharing, or other processing of Personal Information.

“Data Protection Requirements” means all applicable (i) Data Protection Laws; (ii) internal and external privacy policies of the Company and its Subsidiaries describing the Company’s and/or its Subsidiaries’ collection, use, sharing, security, and other processing of Personal Information (“Privacy Policies”); (iii) terms of any contracts to which the Company is a party pertaining to data protection, data privacy, data security, or data breach notification with respect to the Company’s collection, use, storage, disclosure, or cross-border transfer of Personal Information, and (iv) the data protection, data privacy, data security, or data breach notification requirements of binding industry standards and/or codes-of-conduct with which the Company has represented compliance and that apply to the Company’s collection, use, storage, disclosure, or security of Personal Information, including, as applicable, the Payment Card Industry Data Security Standard.

“Disclosure Schedules” shall mean the Parent Disclosure Schedule and the Company Disclosure Schedule, collectively.

“Equity Award Exchange Ratio” shall mean the sum of (i) the Exchange Ratio, and (ii) the quotient (rounded to four decimal places) obtained by dividing the Cash Consideration per share by the Parent Common Stock Price.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Ratio” shall mean the following: (i) if the Parent Common Stock Price is an amount greater than $181.88, then the Exchange Ratio is 0.0350; (ii) if the Parent Common Stock Price is an amount greater than or equal to $156.50 but less than or equal to $181.88, then the Exchange Ratio shall be an amount equal to the quotient (rounded to five decimal places) obtained by dividing (x) $6.36 by (y) the Parent Common Stock Price; and (iii) if the Parent Common Stock Price is less than $156.50, then the Exchange Ratio is 0.0406.

“Excluded Party” shall mean a Person or Group who, prior to the Company No-Shop Period Start Date, has submitted a written Company Alternative Acquisition Proposal to the Company or one of its Representatives, and the Company Board of Directors has determined prior to the Company No-Shop Period Start Date in good faith after consultation with outside legal and financial advisors that such Company Alternative Acquisition Proposal either constitutes a Company Superior Proposal or would reasonably be expected to lead to a Company Superior Proposal; provided, however, that a Person or Group shall immediately cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Person) if such Company Alternative Acquisition Proposal is withdrawn by such Person or Group, it being understood that a modification of a Company Alternative Acquisition Proposal submitted by a Person or Group will not be deemed to be a withdrawal or termination of a Company Alternative Acquisition Proposal by such Person or Group, but only if the Company Board of Directors has determined in good faith after consultation with outside legal and financial advisors that such Company Alternative Acquisition Proposal, as so modified, either constitutes a Company Superior Proposal or would reasonably be expected to lead to a Company Superior Proposal.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of December 11, 2020, by and among the Company, as borrower, certain financial institutions, as lenders, and Bank of America, N.A., as administrative agent for such lenders, including all documents executed in connection with the Credit Agreement, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Excluded Information” shall mean any (i) pro forma financial statements (but excluding financial information relating to the Company necessary for Parent to prepare pro forma financial statements required by paragraph 9 of Annex III of the Commitment Letter), (ii) description of all or any portion of the Financing, including any “description of notes”, and other information customarily provided by the Financing Sources or their counsel, (iii) risk factors relating to all or any component of the Financing, (iv) other information required by Rules 3-09, 3-10, 3-16 and Article 13 of Regulation S-X, the Compensation Discussion and Analysis or other information required by Item 10, Item 402 or Item 601 of Regulation S-K, XBRL exhibits and the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A,) financial information with respect to the Company and its Subsidiaries on a non-combined basis, financial statements or other financial data (including selected financial data) for any period earlier than the fiscal year dated December 31, 2018 (with respect to the Company and its Subsidiaries), information required by segment reporting and disclosure (including as required by Regulation S-K Item 101(e) and FASB Accounting Standards Codification Topic 280), the effects of purchase accounting or any adjustments related thereto for any applicable transaction, any tax consideration disclosure), and other information or financial data customarily excluded from a Rule 144A offering memorandum promulgated under the Securities Act or (v) any financial information or other information (other than the financial statements and other information set forth in the definition of Required Information) that is not maintained in the ordinary course of business and the Company shall not be required to recast or restate any financial statements for discontinued operations as a result of the Combination, or that is not reasonably available to the Company under its current reporting systems or that the Company is not reasonably able to produce without undue burden or expense and that to the extent that the provision thereof would violate any law, rule or regulation or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by the Company or any of its respective affiliates or Parent, Merger Sub 1, or Merger Sub 2, in each case, unless any such information is or would be required to ensure that the Required Information would not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in light of circumstances under which they were made, not misleading.

“Existing Indebtedness” shall mean all Indebtedness of the Company and its Subsidiaries (x) in existence on the date hereof or (y) permitted to be incurred in compliance with the terms hereof prior to the Termination Date, as the case may be, until such amounts are repaid.

“Fee Letter” has the meaning assigned to such term in Section 4.19.

“Financing” means the debt financing contemplated by the Financing Commitment.

“Financing Agreement” means any credit agreement, note indenture, or similar agreement, in each case, evidencing or relating to indebtedness to be incurred in connection with the Financing.

“Financing Commitment” has the meaning assigned to such term in Section 4.19.

“Financing Sources” means the Persons that are party to the Financing Commitment (including any amendments thereto) (in their respective capacities as lenders, arrangers, bookrunners, managers, agents or otherwise thereunder), or any other financing source that may become party to the Financing Commitment as the same may be amended, supplemented, modified, waived or replaced in accordance with the terms hereof, that have committed to provide or arrange or have otherwise entered into agreements in connection with the Financing or any replacement or alternative financing in connection with the Combination, including the parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, provided that Parent and its Subsidiaries will not be Financing Sources for any purposes of this Agreement.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” shall mean any national, federal, state, or local, domestic or foreign, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body.

“Group” has the meaning as used in Section 13 of the Exchange Act.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing capital lease obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations, or

(7) In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

“Intellectual Property” means all worldwide intellectual property and proprietary rights in any jurisdiction, whether registered or unregistered, including, but not limited to, statutory or common law or such other rights in the following: (a) trademarks, trade names, service marks, trade dress, business names (including any fictitious or “dba” names), slogans, logos, all translations, adaptations, derivations and combinations of the foregoing and other forms indicia or origin, whether or not registrable as a trademark in any given country, together with all goodwill associated with any of the foregoing, and registrations and applications for registration of the foregoing; (b) patents, patent applications (and any patents that issue as a result of those patent applications), and inventions (whether or not patentable or whether or not reduced to practice), invention disclosures, together with all improvements, reissues, continuations, continuations-in-part, revisions, renewals, divisionals, extensions and re-examinations; (c) original works of authorship in any medium of expression, whether or not published, all copyrights therein, together with any moral rights related thereto, and all registrations and applications for registration of such copyrights; (d) Internet domain names; (e) know-how, trade secrets, confidential information, customer and supplier lists and technical information (including data, processes, technology, plans, drawings, algorithms, formulae, ideas, developments, and blue prints) (collectively, “Trade Secrets”); (f) rights of endorsement, or publicity rights, rights to name and likeness, and similar rights; and (g) rights in Software, data compilations and databases.

“Intentional Breach” means, with respect to any representation, warranty, agreement or covenant, an action or omission taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) and knows (or reasonably should have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement or covenant.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean, (i) with respect to the Company, the actual knowledge as of the date hereof of the executives of the Company listed on Schedule 10.12(a) of the Company Disclosure Schedules, or (ii) with respect to Parent, the actual knowledge as of the date hereof of the executives of Parent listed on Schedule 10.12(b) of the Parent Disclosure Schedules.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws (including common law), acts, statutes, rules, regulations, judgments, treaties, and ordinances promulgated by any Governmental Entity, including COVID-19 Measures.

“Lien” shall mean any mortgage, pledge, security interest, deed of trust, encumbrance, lien (statutory or other), option to purchase, rights of first refusal, easement, servitudes, conditional sale agreement, claim or charge.

“Open Source Software” shall mean any Software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model, including any such Software licensed under a contract that requires as a condition of its use, modification or distribution that other Software into which such Software is incorporated or with which such Software is combined or distributed or that is derived from or links to such Software, be disclosed or distributed in Source Code form, delivered at no charge or be licensed, distributed or conveyed under some or all of the terms as such contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL),

Affero General Public License, Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Alternative Acquisition Proposal” shall mean any proposal or offer made by any Person (other than the Company or any of its respective Affiliates) or Group to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of any class of equity securities of Parent pursuant to a merger, reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock by Parent, tender offer, exchange offer or similar transaction or (ii) any one or more assets or businesses of the Parent and its Subsidiaries that constitute more than twenty percent (20%) of the consolidated revenues or assets of Parent and its Subsidiaries, taken as a whole.

“Parent Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and all other compensation and benefits plans, policies, trust funds, programs, arrangements or payroll practices, including multiemployer plans (within the meaning of Section 3(37) of ERISA), and each other stock purchase, stock option, restricted stock, profit sharing, pension, savings, severance, retention, employment, consulting, commission, change-of-control, collective bargaining, bonus, incentive, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare, health, life, tuition refund, service award, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, and other benefit plan, policy, program or arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, funded, unfunded, insured or self-insured, in each case, for the benefit of any current or former employees, directors, or other individual service providers of Parent or its Subsidiaries, that is sponsored, established, maintained, contributed to or required to be contributed to by the Parent or its Subsidiaries (other than the Company and its Subsidiaries), or under which the Parent or its Subsidiaries has any current or potential liability.

“Parent Board of Directors” shall mean the board of directors of Parent.

“Parent Charter Amendment” shall mean the amendment to Parent’s Restated Certificate of Incorporation, attached as Exhibit A hereto.

“Parent Common Stock Price” means the volume-weighted average sales price per share taken to four decimal places of Parent Common Stock on the NASDAQ over the consecutive trading period beginning at 9:30 a.m. New York time on the twenty-third trading day immediately preceding the Closing Date and concluding at 4:00 p.m. New York time on the third trading day immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function “VWAP” (or, if not available, in another authoritative source mutually selected by the Company and Parent).

“Parent Disclosure Schedule” shall mean the disclosure schedule delivered by Parent, Merger Sub 1 and Merger Sub 2 on the date hereof.

“Parent Equity Award” shall mean any incentive equity award under a Parent Benefit Plan.

“Parent Equity Plan” shall mean Parent’s 2017 Stock Incentive Plan, as amended and/or restated from time to time.

“Parent Intervening Event” means any event, change, occurrence or development occurring after the date hereof that materially affects the business, financial condition or operations of Parent and is unknown and not reasonably foreseeable to the Parent Board of Directors and executive officers of Parent as of the date of this Agreement (or, if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable to the Parent Board of Directors and executive officers of Parent, after due inquiry, as of the date of this Agreement), prior to obtaining the Required Parent Vote; provided that the receipt, existence or terms of a Parent Alternative Acquisition Proposal or Parent Superior Proposal shall not be deemed to be a Parent Intervening Event hereunder.

“Parent Licenses and Permits” means the material licenses, permits, franchises, registrations, authorizations and approvals issued or granted to any of Parent or its Subsidiaries by any Governmental Entity as of the date hereof.

“Parent Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate: has had or is reasonably likely to have, a material adverse effect on the business, financial condition, or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that Parent Material Adverse Effect shall not include the effect of any event, change, circumstance, effect, development or state of facts arising out of or attributable to (i) general economic or political conditions or securities, credit, financial or other capital markets, in each case in the United States or any foreign jurisdiction, (ii) conditions generally affecting any of the industries in which Parent and its Subsidiaries operate, (iii) changes in Law, (iv) changes in GAAP, (v) the public announcement, pendency or performance of this Agreement or the transactions contemplated hereby, or the consummation of the transactions contemplated by this Agreement (provided, that the foregoing shall not apply with respect to any representation or warranty that is expressly intended to address the consequences of the performance of this Agreement or the consummation of the transactions contemplated hereby (including Section 4.3(iv) or with respect to the condition to Closing contained in Section 8.3(a), to the extent it relates to such representations and warranties)), (vi) acts of war, armed hostilities, sabotage, terrorism or civil unrest or any escalation or worsening of the foregoing threatened or underway as of the date of this Agreement, (vii) earthquakes, hurricanes, floods, wildfires, other natural disasters or weather conditions, epidemics, pandemics or disease outbreaks (including COVID-19) or other force majeure events, or any escalation or worsening of the foregoing underway as of the date of this Agreement, (viii) any failure by Parent to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect to the extent not otherwise excluded hereunder), (ix) any change in the market price or trading volume of Parent’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect to the extent not otherwise excluded hereunder), (x) the taking of any specific action expressly required by, or the failure to take any specific action expressly prohibited by this Agreement, (xi) any legal proceeding commenced or threatened against Parent or any of its Representatives after the date of the Agreement and arising from allegations of breach of fiduciary duties relating to the Agreement or transactions contemplated hereby or from allegations of inadequate, false or misleading public disclosure by Parent with respect to the Agreement or transactions contemplated hereby, or (xii) COVID-19 Measures or any actions taken in response to COVID-19 Measures; except, in the case of the foregoing clauses (i) or (ii) to the extent that such event, change, circumstance, effect, development or state of facts affects Parent and its Subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other similarly situation Persons in the industries in which Parent and its Subsidiaries operate.

“Parent Organizational Documents” shall mean the Restated Certificate of Incorporation and the Amended and Restated Bylaws of Parent, together with all amendments thereto.

“Parent Superior Proposal” shall mean any Parent Alternative Acquisition Proposal (with all percentages in the definition of “Parent Alternative Acquisition Proposal” increased to fifty percent (50%)) made by a Third Party (a) that did not result from or arise out of a material breach of Section 7.5(a) by Parent that the Parent Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors and considering such factors as the Parent Board of Directors considers to be appropriate (including the likelihood and timing of consummation of the transactions contemplated hereby in accordance with its terms), contains terms that are more favorable to Parent’s stockholders than the transactions contemplated by this Agreement, taking into account all terms and conditions of such transaction (including, as applicable, any changes to the terms of this Agreement committed to by the Company to Parent in writing in response to such Parent Alternative Acquisition Proposal under the provisions of Section 7.5(e)(iii), any breakup fees, expense reimbursement provisions and financial terms), and (b)(i) that is conditioned upon the termination of this Agreement or any other failure of the Combination to be consummated, or (ii) that otherwise does not expressly endorse or support this Agreement and the consummation of the Combination. Reference to “this Agreement” in this paragraph shall be deemed to include any proposed alteration of the terms of this Agreement that are committed to by the Company to Parent in writing in response to such Parent Alternative Acquisition Proposal under the provisions of Section 7.5(e)(iii).

“Parent Termination Fee” shall mean an amount equal to $550,000,000.

“Patents” shall mean all patent and patent applications in any jurisdiction, and all re-issues, reexamine applications, continuations, divisionals, continuations-in-part or extensions of any of the foregoing.

“Permitted Liens” shall mean (a) liens for utilities and current Taxes not yet delinquent or being contested in good faith for which adequate reserves have been maintained in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar liens arising or incurred in the ordinary course of business not yet due and payable or being contested in good faith, (c) liens for Taxes, assessments, or governmental charges or levies on a Person’s properties if the same shall not at the time be delinquent or thereafter can be paid without penalty or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of the applicable Person, (d) Liens disclosed on the existing title policies, title commitments and/or surveys which have been previously provided or made available to Parent or the Company, as applicable, and other real property Liens that do not materially interfere with the business of Parent or its Subsidiaries or the Company or its Subsidiaries, as applicable, or the operation of the property as presently conducted to which they apply, (e) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits or similar legislation, (f) deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (g) deposits to secure the performance of bids, tenders, trade contracts (other than contracts for indebtedness for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (h) Liens arising from protective filings, (i) Liens arising through landlords of Company Leases and (j) Liens in favor of a banking institution arising as a matter of applicable Law encumbering deposits (including the right of set-off) held by such banking institution incurred in the ordinary course of business and which are within the general parameters customary in the banking industry.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Personal Information” means information that is defined as “personal data,” “personal information,” or any equivalent term under applicable Data Protection Requirements, including any such information that identifies, is about, or relates to, directly or indirectly, any indivisible person, household, or device.

“Reporting Subsidiaries” shall mean the entities set forth on Schedule 3.17 of the Company Disclosure Schedule.

“Representative” shall mean, as to any Person, such Person’s directors, officers, employees, agents, advisors, consultants, and other representatives.

“Required Information” shall mean all financial statements, financial data, audit reports, and other information related to the Company and its Subsidiaries (i) required by Regulation S-X and Regulation S-K under the Securities Act (of type and form customarily included in an offering memorandum pursuant to Rule 144A under the Securities Act) for a registered public offering of non-convertible debt securities on a registration statement on Form S-1 under the Securities Act, (ii) that is customary information reasonably required for the preparation by Parent of the pro forma financial statements and other projections required in connection with the Financing, including pursuant to paragraph 9 of Annex III of the Commitment Letter, and (iii) that is required by clauses (i) and (ii) of paragraph 9 of Annex III of the Commitment Letter. Such Required Information described above (i) shall not contain any untrue statement of a material fact, or omit to state any material fact necessary to make such Required Information not materially misleading, as may be necessary, proper, or advisable or that is otherwise required by the Financing Sources to consummate the Financing, (ii) is the type for which the auditors of any audited financial information contained therein have not withdrawn their audit opinion with respect to such information, and (iii) is of the date and otherwise sufficient to permit the Company’s independent accountants to issue customary “comfort” letters with respect to such financial statements and financial information to the Financing Sources providing the portion of the Financing consisting of debt securities (including customary “negative assurance” comfort and taking into account any limitations on such negative assurance after the end of the fiscal year) in order to consummate any offering of nonconvertible debt securities under Rule 144A (and such accountants have confirmed they are prepared to issue such “comfort” letters subject to completion of customary procedures). Notwithstanding anything to the contrary in this definition, nothing in this Agreement shall require the Company to provide any Excluded Information.

“SEC” shall mean the United States Securities and Exchange Commission.

“Software” shall mean (a) any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or object code, (b) databases, data aggregation programs and search engine technologies, whether machine readable or otherwise, and (c) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” shall mean computer software in a form that is readily suitable for review and edit by trained programmers, including any software source code, material portion or aspect of the software source code, any material proprietary information or algorithm contained in or relating to any software source code, related programmer comments and documentation embedded therein.

“Subsidiary” when used with respect to any Person shall mean (a) any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partner interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or other business entity, of which at least 50% of the partnership, limited liability company, joint venture or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax Return” shall mean any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a taxing authority in connection with Taxes.

“Taxes” shall mean all U.S. federal, state, or local or non-U.S. taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, value added, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, taxes required to be collected from customers on the sale of services, registration, alternative or add-on minimum, estimated, and other taxes or like charges of any kind in the nature of a tax, including any interest, penalties or additions thereto; and “Tax” shall mean any one of them.

“the other party” shall mean, with respect to the Company, Parent and shall mean, with respect to Parent, the Company.

“Third Party” shall mean any Person or group other than Parent, Merger Sub 1, Merger Sub 2, the Company and their respective Affiliates.

“Treasury Regulations” shall have the meaning set forth in the Recitals hereto.

“Wholly Owned Subsidiary” of any specified Person shall mean a Subsidiary of such Person all of the outstanding capital stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

Section 10.13. Financing Sources. Notwithstanding anything herein to the contrary, the parties hereby agree that (a) no Financing Source shall have any liability to the Company, its Subsidiaries or any of their respective Affiliates or Representatives (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any matter to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach (provided that nothing in this Section 10.13 shall limit the liability of the Financing Sources under any financing arrangement provided by the Financing Sources to Parent, Merger Sub 1 or Merger Sub 2, or any of their respective Affiliates) and (b) only Parent, Merger Sub 1, Merger Sub 2 and their respective Affiliates shall be permitted to bring any claim against a Financing Source. This Section 10.13 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:	/s/ Strauss Zelnick
Name: Strauss Zelnick
Title: Chairman and Chief Executive Officer

ZEBRA MS I, INC.

By:	/s/ Strauss Zelnick
Name: Strauss Zelnick
Title: Chief Executive Officer

ZEBRA MS II, INC.

By:	/s/ Strauss Zelnick
Name: Strauss Zelnick
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ZYNGA INC.

By:	/s/ Frank Gibeau
Name: Frank Gibeau
Title: Chief Executive Officer

Exhibit A

Parent Charter Amendment

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

TAKE-TWO INTERACTIVE SOFTWARE, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Take-Two Interactive Software, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by deleting all of the text in the first paragraph of Section 8.1 of Article VIII and replacing it with the following in substitution therefor:

The total number of shares of capital stock which the Corporation shall have authority to issue is Three Hundred and Five Million (305,000,000) shares, of which Three Hundred Million (300,000,000) shares shall be Common Stock, par value $.01 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $.01 per share.

SECOND: That thereafter an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this __ day of _______, 2022.

TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:
Name:
Title:

ANNEX B

January 9, 2022

The Board of Directors

Take-Two Interactive Software, Inc.

110 West 44th Street

New York, New York 10036

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Take-Two Interactive Software, Inc. (the “Company”) of the consideration to be paid by the Company in the proposed merger (the “Transaction”) of Zebra MS I, Inc. (“Merger Sub 1”), a wholly-owned subsidiary of the Company, into Zynga Inc. (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, Merger Sub 1, Zebra MS II, Inc. (“Merger Sub 2”), another wholly-owned subsidiary of the Company, and the Merger Partner, the Merger Partner will become a wholly-owned subsidiary of the Company (and will immediately thereafter be merged into Merger Sub 2), and each outstanding share of Class A Common Stock, par value $0.00000625 per share, of the Merger Partner (the “Merger Partner Common Stock”), other than shares of Merger Partner Common Stock held in treasury or owned by the Company and its affiliates and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive consideration per share equal to $3.50 in cash (the “Cash Consideration”) and a number of shares (the “Stock Consideration”, and together with the Cash Consideration, the “Consideration”) of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”) equal to the Exchange Ratio (as defined in the Merger Agreement).

In connection with preparing our opinion, we have (i) reviewed a draft execution version dated January 9, 2022 the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of the Merger Partner and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”) prepared by the management of the Company; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of the Company as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have made certain assumptions, at the direction of management of the Company, with respect to the treatment of and/or adjustments under, as applicable, the terms of the Convertible Senior Notes Indentures and the Capped Call Documentation (both as defined in the Agreement), in connection with the Transaction. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft execution version thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness to the Company, from a financial point of view, of the Consideration to be paid by the Company in the proposed Transaction and we express no opinion as to the fairness of the Consideration to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid by the Company in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Merger Partner for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on the Merger Partner’s offering of debt securities in December 2020. We anticipate that we and our affiliates will arrange and/or provide financing to the Company in connection with the Transaction for customary compensation. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid by the Company in the proposed Transaction is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. MORGAN SECURITIES LLC

ANNEX C

LionTree Advisors LLC 660 Madison Avenue, 15th Floor New York, NY 10065

CONFIDENTIAL

January 9, 2022

The Board of Directors

Take-Two Interactive Software, Inc.

110 West 44th Street

New York, New York 10036

Dear Members of the Board:

We understand that Take-Two Interactive Software, Inc. (“Parent”) proposes to enter into an Agreement and Plan of Merger, to be dated as of January 9, 2022 (the “Agreement”) among Parent, Zynga Inc. (“Company”), Zebra MS I, Inc. (“Merger Sub 1”), a wholly owned subsidiary of Parent (“Merger Sub 1”). and Zebra MS II, Inc., a wholly owned subsidiary of Parent (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), pursuant to which Merger Sub 1 will be merged with and into the Company (the “First Merger”) and immediately thereafter the Company, as the surviving corporation of the First Merger, will be merged with and into Merger Sub 2, with Merger Sub 2 as the surviving corporation of the Second Merger and a wholly owned subsidiary of Parent, and each issued and outstanding share of Class A Common Stock, par value $0.00000625 per share, of the Company (the “Company Stock”), other than Dissenting Shares and Treasury Shares (as such terms are defined in the Agreement), will be converted into the right to receive (i) a number of shares (the “Stock Consideration”) of common stock, par value $0.01 per share, of Parent (the “Parent Stock”) equal to the Exchange Ratio (as defined in the Merger Agreement), and (ii) $3.50 in cash, without interest (the “Cash Consideration” and together with the Stock Consideration, the “Merger Consideration”).

The transactions contemplated by the Agreement (collectively, the “Transaction”) and the terms and conditions thereof are more fully set forth in the Agreement. Capitalized terms used but not defined in this letter have the meanings ascribed thereto in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to Parent of the Merger Consideration to be paid by Parent pursuant to the Agreement.

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft execution version, dated January 9, 2022, of the Agreement;

(ii)	reviewed certain publicly available business and financial information relating to the Company and Parent;

(iii)

reviewed certain historical financial information and other data relating to the Parent and the Company that were provided to us by the management of Parent and the Company, respectively, approved for our use by Parent, and not publicly available;

(iv)

reviewed certain internal financial forecasts, estimates, and other data relating to the business and financial prospects of Parent that were provided to us by the management of Parent, approved for our use by Parent, and not publicly available, including financial forecasts and estimates for the fiscal years ending March 31, 2022, through March 31, 2025, prepared by the management of Parent;

The Board of Directors

January 9, 2022

(v)

reviewed certain internal financial forecasts, estimates, and other data relating to the business and financial prospects of the Company that were provided to us by the management of the Company, approved for our use by Parent, and not publicly available, including financial forecasts and estimates for the fiscal years ending December 31, 2022, through December 31, 2024, prepared by the management of the Company;

(vi)

reviewed certain estimates of cost savings for the fiscal years ending March 31, 2023 through March 31, 2025, and potential revenue enhancements for the fiscal years ending March 31, 2023 through March 31, 2027 (collectively, the “Transaction Effects”), in each case, prepared by the management of Parent and approved for our use by Parent;

(vii)

conducted discussions with members of the senior management of Parent and Company concerning the business, operations, historical financial results, and financial prospects of Parent and the Company, the Transaction Effects and the Transaction;

(viii)	reviewed current and historical market prices of the Parent Stock and the Company Stock;

(ix)	reviewed certain financial and stock market data of Parent and the Company and compared that data with similar publicly available data for certain other companies;

(x)	reviewed certain pro forma effects relating to the Transaction, including the effects of anticipated financings, prepared by management of Parent and approved for our use by Parent; and

(xi)	conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness, of the information provided to, discussed with, or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Parent or the Company, or any of their respective subsidiaries, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, Transaction Effects and pro forma effects referred to above, we have assumed, with your consent and based on advice of management of Parent and the Company, that they have been reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of the management of Parent and the Company as to the future financial performance of their respective companies. We express no opinion with respect to such forecasts or estimates (including any Transaction Effects or pro forma effects). We have also made certain assumptions, with your consent, with respect to the treatment of and/or adjustments under the terms of the Convertible Senior Notes Indentures and the Capped Call Documentation (both as defined in the Agreement), in connection with the Transaction. We have also assumed, with your consent, that the Transaction will have the tax consequences contemplated by the Agreement. This opinion does not address any legal, regulatory, taxation, or accounting matters, as to which we understand that you have obtained such advice as you deemed necessary from qualified professionals, and we have assumed the accuracy and veracity of all assessments made by such advisors to Parent with respect to such matters. Our opinion is necessarily based on economic, monetary, market, and other conditions as in effect on, and the information available to us as of, the date hereof and our opinion speaks only as of the date hereof.

Our opinion does not address Parent’s underlying business decision to engage in the Transaction, or the relative merits of the Transaction as compared to other business strategies or transactions that might be available to Parent. We also express no view as to, and our opinion does not address, the solvency of Parent, the Company or any other entity under any state, federal, or other laws relating to bankruptcy, insolvency, or similar matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, to Parent of the

The Board of Directors

January 9, 2022

Merger Consideration to be paid by Parent pursuant to the Agreement. We have not been asked to, nor do we, offer any opinion as to the terms, other than the Merger Consideration to the extent expressly specified herein, of the Agreement or any related documents or the form of the Transaction or any related transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of Parent, the Company, or any of their respective affiliates. We have not been asked to, nor do we, offer any opinion with respect to any allocation of the consideration to be paid pursuant to the Transaction (or any portion thereof), or the fair market value of Parent, the Company, the Parent Stock, or the Company Stock. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors, or employees of any parties to the Transaction, or any class of such persons, whether relative to the consideration to be paid pursuant to the Transaction or otherwise. This letter should not be construed as creating any fiduciary duty on the part of LionTree Advisors LLC (or any of its affiliates) to any party. We express no opinion as to what the value of the Parent Stock will be when issued pursuant to the Transaction, the prices at which the Company Stock or Parent Stock will trade at any time, or the potential effects of volatility in the credit, financial, and stock markets on Parent, the Company, or the Transaction.

In rendering this opinion, we have assumed, with your consent, that except as would not be in any way meaningful to our analysis: (i) the final executed form of the Agreement will not differ from the draft execution version that we have reviewed, (ii) the representations and warranties of the parties to the Agreement, and the related Transaction documents, are true and correct, (iii) the parties to the Agreement, and the related Transaction documents, will comply with and perform all covenants and agreements required to be complied with or performed by such parties under the Agreement and the related Transaction documents, and (iv) the Transaction will be consummated in accordance with the terms of the Agreement and related Transaction documents, without any waiver or amendment of any term or condition thereof. We have also assumed, at your direction, that all governmental, regulatory, or other third-party consents and approvals necessary for the consummation of the Transaction or otherwise contemplated by the Agreement will be obtained without any adverse effect on Parent, the Company, or on the expected benefits of the Transaction in any way meaningful to our analysis.

This opinion is provided for the benefit of the Board of Directors of Parent (in its capacity as such) in connection with, and for the sole purpose of, its evaluation of the Transaction, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any other matter.

We have acted as financial advisor to the Board of Directors of Parent in connection with the Transaction. We will receive a fee for our services, a substantial portion of which is contingent upon the successful completion of the Transaction, and Parent has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We and our affiliates may seek to provide investment banking services to Parent, the Company, and their respective affiliates in the future and expect to receive fees for the rendering of these services. In the ordinary course of business, certain of our employees and affiliates, or entities in which they have invested, may hold or trade, for their own accounts and the accounts of their investors, securities of Parent and the Company and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of LionTree Advisors LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by Parent pursuant to the Agreement is fair, from a financial point of view, to Parent.

Very truly yours,

/s/ LionTree Advisors LLC
LIONTREE ADVISORS LLC

Annex D

PERSONAL AND CONFIDENTIAL

January 9, 2022

Board of Directors

Zynga Inc.

699 8th Street

San Francisco, California 94103

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Take-Two Interactive Software, Inc. (“Take-Two”) and its affiliates) of the outstanding shares of Class A Common Stock, par value $0.00000625 per share (the “Shares”), of Zynga Inc. (the “Company”) of the Consideration (as defined below) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of January 9, 2022 (the “Agreement”), by and among Take-Two, Zebra MS I, Inc., a wholly owned subsidiary of Take-Two (“Merger Sub 1”), Zebra MS II, Inc., a wholly owned subsidiary of Take-Two (“Merger Sub 2”), and the Company. Pursuant to the Agreement and on the terms and subject to the conditions set forth in the Agreement (A) at the Effective Time (as defined in the Agreement) Merger Sub 1 will be merged with and into the Company with the Company surviving the merger and each issued and outstanding Share (other than any Dissenting Shares or Treasury Shares, each as defined in the Agreement) will be converted into the right to receive $3.50 in cash (the “Cash Consideration”) and that number of shares (and cash in lieu of any fraction thereof) of common stock, par value $0.01 per share (“Take-Two Common Stock”), of Take-Two equal to (a) if the Parent Common Stock Price (as defined in the Agreement) is greater than $181.88, 0.0350; (b) if Parent Common Stock Price is greater than or equal to $156.50 but less than or equal to $181.88, the quotient (rounded to five decimal places) obtained by dividing $6.36 by the Parent Common Stock Price; and (c) if the Parent Common Stock Price is less than $156.50, 0.0406 (the “Stock Consideration”; together with the Cash Consideration, the “Consideration”) and (B) immediately following the Effective Time, the Company will merge with and into Merger Sub 2 with Merger Sub 2 surviving the merger.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Take-Two, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as an initial purchaser with respect to the offering of the Company’s 0.25% Convertible Senior Notes due 2024 in June 2019 (aggregate principal amount of $690,000,000) (the “Convertible Notes due 2024”) and as an initial purchaser with respect to the offering of the Company’s 0% Convertible Senior Notes due 2026 in December 2020 (aggregate principal amount $874,500,000) (the “Convertible Notes due 2026”; together with the Convertible Notes due 2024, the “Convertible Notes”). We may also in the future provide financial advisory and/or underwriting services to the Company, Take-Two and their respective affiliates for which our Investment Banking Division may receive compensation.

Board of Directors

Zynga Inc.

January 9, 2022

We further note that concurrent with the issuance of the Convertible Notes the Company entered into capped call transactions with respect to the Convertible Notes (collectively, the “Capped Call Transactions”) with Goldman Sachs & Co. LLC (with respect to the Convertible Notes due 2024, 50%, and with respect to the Convertible Notes due 2026, 25%) and other counterparties each acting as principal for its own account, consisting of the purchase by the Company of capped call options with respect to collectively approximately 83,100,000 and 66,900,000 shares of the Company’s Class A Common Stock, the aggregate number of shares of the Company’s Class A Common Stock underlying the Convertible Notes due 2024 and the Convertible Notes due 2026, respectively. The Capped Call Transactions may be adjusted, exercised, cancelled and/or terminated in accordance with their terms in connection with certain events, including the announcement or consummation of the Transaction. In particular, under the terms of the Capped Call Transactions, each of Goldman Sachs & Co. LLC and the other counterparties, each acting separately as calculation agent under the Capped Call Transactions to which it is a party, is entitled in certain circumstances to make adjustments to the exercise price of the embedded call options sold by the Company to Goldman Sachs & Co. LLC and the other counterparties to reflect the economic effect of the announcement of the Transaction on the Capped Call Transactions. In addition, each of Goldman Sachs & Co. LLC and the other counterparties may, each acting separately as the calculation agent, determining party or otherwise as principal under the Capped Call Transactions to which it is a party, determine such additional adjustments and/or value owed upon termination or cancellation in respect of such Capped Call Transactions in accordance with their terms and pay any amounts due to the Company under various circumstances, including on or following consummation or abandonment of the Transaction. All actions or exercises of judgment by Goldman Sachs & Co. LLC, in its capacity as calculation agent, pursuant to the terms of the Capped Call Transactions to which it is a party must be performed in good faith and a commercially reasonable manner.

In connection with this opinion, we have reviewed, among other things, the Agreement; the annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2020; the annual reports to stockholders and Annual Reports on Form 10-K of Take-Two for the five fiscal years ended March 31, 2021; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Take-Two; certain other communications from the Company and Take-Two to their respective stockholders; certain publicly available research analyst reports for the Company and Take-Two; and certain internal financial analyses and forecasts for the Company prepared by its management and for Take-Two standalone prepared by its management, and certain financial analyses and forecasts for Take-Two pro forma for the Transaction prepared by the management of the Company, in each case, as approved for our use by the Company (collectively, the “Forecasts”), and certain operating synergies projected by the management of Take-Two to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Take-Two regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of Take-Two and with members of the senior management of the Company regarding the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares and shares of Take-Two Common Stock; compared certain financial and stock market information for the Company and Take-Two with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the interactive entertainment industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to,

Board of Directors

Zynga Inc.

January 9, 2022

discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Take-Two or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Take-Two or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Take-Two and its affiliates) of Shares, as of the date hereof, of the Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid to the holders (other than Take-Two and its affiliates) pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Take-Two Common Stock or Shares will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or Take-Two or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Take-Two or the ability of the Company or Take-Two to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to holders (other than Take-Two and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman Sachs & Co. LLC

(GOLDMAN SACHS & CO. LLC)

ANNEX E

FORM OF

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

TAKE-TWO INTERACTIVE SOFTWARE, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Take-Two Interactive Software, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by deleting all of the text in the first paragraph of Section 8.1 of Article VIII and replacing it with the following in substitution therefor:

The total number of shares of capital stock which the Corporation shall have authority to issue is Three Hundred and Five Million (305,000,000) shares, of which Three Hundred Million (300,000,000) shares shall be Common Stock, par value $.01 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $.01 per share.

SECOND: That thereafter an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this [●] day of [●], 2022.

TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:
Name:
Title:

[Signature Page to Parent Charter Amendment]

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ANNEX F-1

EXECUTION

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of January 9, 2022, is entered into by and between Take-Two Interactive Software, Inc., a Delaware corporation (“Parent”), the stockholders listed on Schedule A hereto (the “Stockholders”) and Zynga Inc., a Delaware corporation (the “Company”).

WHEREAS, the Stockholders own beneficially or of record the shares of common stock of Parent, par value $0.01 per share (“Parent Common Stock”), set forth on Schedule A hereto (such shares of Parent Common Stock, being collectively referred to herein as the “Shares”);

WHEREAS, the Company, Parent, Zebra MS I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent, and Zebra MS II, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”); and

WHEREAS, as a condition to the Company entering into the Merger Agreement, and incurring the obligations set forth therein, the Company has requested the Stockholders enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement; provided, that for purposes of this Agreement, none of Parent or any of its Subsidiaries shall be deemed to be an Affiliate of any of the Stockholders, and none of the Stockholders shall be deemed to be an Affiliate of Parent or any of its Subsidiaries. References to “beneficial” ownership shall be interpreted in accordance with Rule 13d-3 of the Exchange Act.

SECTION 2. Representations and Warranties of Stockholders. Each of the Stockholders hereby represents and warrants, severally and not jointly and with respect to itself only, as follows:

2.1 Title to the Shares. As of the date hereof, such Stockholder is the beneficial owner of, and has good and marketable title to, the number of shares of Parent Common Stock set forth opposite the name of such Stockholder on Schedule A hereto, which as of the date hereof constitutes all of the shares of Parent Common Stock owned beneficially or of record by such Stockholder, other than by virtue of such Stockholder’s ownership of any securities convertible into or exercisable or exchangeable for any shares of Parent Common Stock (such convertible, exercisable or exchangeable securities, “Parent Securities”). Except as would not prevent or materially impair such Stockholder’s performance of its obligations under this Agreement, such Stockholder owns all of such shares of Parent Common Stock free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, restrictions, charges, proxies and other encumbrances of any nature (other than Permitted Liens, restrictions on transfer pursuant to applicable securities Laws or pursuant to applicable Laws pertaining to community property), and has not appointed or granted any proxy, which appointment or grant is still effective, with respect to any of such shares of Parent Common Stock owned by such Stockholder.

2.2 Organization. With respect to any Stockholder that is an entity, such Stockholder is duly organized, validly existing, and in good standing or similar concept, as applicable, under the laws of the jurisdiction of its organization.

2.3 Authority Relative to this Agreement. Such Stockholder has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated

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hereby. With respect to any Stockholder that is an entity, the execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary organizational action on the part of such Stockholder. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by the Company and the Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, (a) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) subject to general principles of equity (whether considered in a proceeding in equity or at law).

2.4 No Conflict. Except for any filings as may be required by applicable federal securities laws, the execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person by such Stockholder; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the organizational documents of such Stockholder (if applicable) or any other agreement to which such Stockholder is a party, or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation (collectively “Laws”) applicable to such Stockholder or to such Stockholder’s property or assets, except, in each case of clauses (a)-(c), as would not prevent or materially impair such Stockholder’s performance of its obligations under this Agreement.

SECTION 3. Covenants of the Stockholders. Each of the Stockholders hereby covenants and agrees, severally and not jointly and with respect to itself only, as follows:

3.1 Restriction on Transfer. Prior to the termination of this Agreement, such Stockholder shall not sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant any proxy to, deposit any Shares into a voting trust or enter into a voting trust agreement with respect to any Shares (each, a “Transfer”) (except in connection with the Combination or the performance of its obligations under this Agreement), other than Transfers (a) with the Company’s prior written consent; (b) by operation of Law or by will, intestacy or other similar applicable Law upon such Stockholder’s death; (c) to any Person if and to the extent required by any non-consensual Order, or by divorce decree; (d) pursuant to a Rule 10b5-1 trading plan in effect as of the date of this Agreement; (e) pursuant to the exercise of any stock option to purchase any Parent Common Stock (a “Parent Option”) in order to pay the exercise price of such Parent Option or satisfy taxes applicable thereto; (f) upon the vesting of any restricted stock units or other equity incentives, in each case to Parent in order to satisfy Taxes applicable to such vesting, (g) in connection with bona fide estate planning purposes to or for the benefit of his or her Affiliates or immediate family members (i.e., spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild); (h) to charitable organizations, including donor advised funds; (i) by donor advised funds of such Stockholder or private charitable foundations, including following Transfers permitted by clause (h); (j) if such Stockholder is an entity, to one or more partners, members or equityholders of such Stockholder; or (k) to any Affiliate of such Stockholder; provided, however, that in the case of a Transfer described in the foregoing clauses (g) through (k), as a precondition to such Transfer, the transferee must agree (for the benefit of the Company) in a written document, reasonably satisfactory in form and substance to the Company, to be bound by the terms of this Agreement applicable to such Stockholder.

3.2 Additional Shares. Prior to the termination of this Agreement, any new shares of Parent Common Stock acquired beneficially or of record by such Stockholder after the date of this Agreement, including by reason of any conversion, exchange or exercise of any Parent Security, shall become “Shares” within the meaning of this Agreement; provided, that nothing in this Agreement shall obligate or require any Stockholder to exercise a Parent Option.

3.3 Restrictions on Hedging. Without limiting Section 3.1, prior to the termination of this Agreement, without the Company’s prior written consent, such Stockholder shall not directly or indirectly enter into any forward sale, hedging or similar transaction involving any shares of Parent Common Stock or Parent Securities,

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including any transaction by which any of such Stockholder’s economic risks and/or rewards or ownership of, or voting rights with respect to, any such Parent Common Stock or Parent Securities are transferred or affected.

3.4 Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger or the Subsequent Merger.

SECTION 4. Voting Agreement.

4.1 Voting Agreement. Prior to the termination of this Agreement, each Stockholder hereby agrees that, at any meeting of the stockholders of Parent, however called, in any action by written consent of the stockholders of Parent, or in any other circumstances upon which the Stockholders vote, such Stockholder shall vote (or cause to be voted) the Shares owned beneficially or of record by such Stockholder as follows:

(a) in favor of adoption of the Merger Agreement;

(b) against any action or agreement that has or would be reasonably likely to result in any conditions to the Company’s obligations under Section 8.3(a) or Section 8.3(b) of the Merger Agreement not being fulfilled;

(c) against any Parent Alternative Acquisition Proposal;

(d) against any amendments to the Parent Organizational Documents if such amendment would reasonably be expected to prevent or materially delay the consummation of the Combination; and

(e) against any other action or agreement that is intended, or would reasonably be expected, to materially impede, interfere with or delay the Combination or the transactions contemplated by the Merger Agreement.

4.2 Other Proposals. For the avoidance of doubt, nothing in this Agreement shall require Stockholder to vote in any manner with respect to any amendment to the Merger Agreement or the taking of any action that would reasonably be expected to result in the amendment, modification or waiver of a provision of the Merger Agreement, in any such case, in a manner that imposes any material restrictions or any additional material conditions on the consummation of the Combination or (b) extends the Termination Date. Except as expressly set forth in this Section 4, no Stockholder shall be restricted from voting in any manner with respect to any other matters presented or submitted to the stockholders of Parent.

4.3 No Limitation. Each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as an owner of Parent Common Stock. Nothing in this Agreement shall be deemed to govern, restrict or relate to any actions, omissions to act, or votes taken or not taken by any officer or director of Parent, or any designee, representative, officer or employee of the Stockholders or any of their Affiliates serving as an officer or director of Parent or any of its Subsidiaries (in each case, in his or her capacity as such), and no such action taken by such person in his capacity as an officer or director of Parent shall violate any of the Stockholders’ agreements or obligations under this Agreement.

4.4 No Agreement Until Executed; No Ownership Rights. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties unless and until (a) the Board of Directors of Parent has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Parent Organizational Documents, this Agreement and the transactions contemplated by the Merger Agreement and this Agreement; (b) the Merger Agreement is executed by all parties thereto; and (c) this Agreement is executed by all parties hereto. Nothing contained in this Agreement shall be deemed to vest in Parent, the Company or any of their respective Affiliates any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the

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Shares shall remain vested in and belong to the Stockholders, as applicable, and neither the Company nor any of its Affiliates shall have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of Parent or exercise any power or authority to direct any stockholder in the voting of any of the Shares, except as otherwise specifically provided in this Agreement.

SECTION 5. Representations and Warranties and Covenants of Parent and the Company. Each of Parent and the Company hereby represents and warrants to, and covenants with, the Stockholders, only as to itself and not as to the other, as follows:

5.1 Organization. Each of Parent and the Company is duly organized, validly existing, and in good standing under the laws of the State of Delaware.

5.2 Authority Relative to this Agreement. Each of Parent and the Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and the Company and the consummation by each of Parent and the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of each of Parent and the Company. This Agreement has been duly and validly executed and delivered by each of Parent and the Company and, assuming the due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of each of Parent and the Company, enforceable against each of Parent and the Company in accordance with its terms, (a) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) subject to general principles of equity.

5.3 No Conflict. The execution and delivery of this Agreement by each of Parent and the Company does not, and the performance of this Agreement by each of Parent and the Company will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person by Parent or the Company, except for filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation or by-laws of the Parent or the Company or any other agreement to which Parent or the Company is a party; or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or the Company or to Parent’s or the Company’s property or assets, except, in each case of clauses (a)-(c), as would not prevent or materially delay or impair Parent’s, or the Company’s, as applicable, performance of its obligations under this Agreement.

SECTION 6. Further Assurances. Each Stockholder shall, without further consideration, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as reasonably necessary under applicable Law to perform its obligations as expressly set forth under this Agreement.

SECTION 7. Stop Transfer Order. In furtherance of this Agreement, concurrently herewith the Stockholders shall and hereby do authorize Parent to notify Parent’s transfer agent that there is a stop transfer order with respect to all Shares (and that this Agreement places limits on the voting and transfer of the Shares). Parent shall not, nor shall it permit Parent’s transfer agent to, register the transfer of any certificate representing any of the Shares held of record unless such transfer is made in accordance with the terms of this Agreement.

SECTION 8. Certain Events. In the event of any stock split, stock dividend, merger, amalgamation, reorganization, recapitalization or other change in the capital structure of Parent affecting the Parent Common Stock, the number of Shares shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any such additional shares of Parent Common Stock issued to or acquired by the Stockholders.

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SECTION 9. Termination. Notwithstanding anything to the contrary contained herein, the term of this Agreement and the obligations of the parties hereto shall commence on the date hereof and shall terminate, without any further obligation or liability of any party under this Agreement, upon the earliest of (a) the mutual agreement of Parent, the Company and the Stockholders, (b) the Effective Time and (c) the termination of the Merger Agreement in accordance with its terms; provided, however, that this Section 9 and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect.

SECTION 10. Miscellaneous.

10.1 Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements made by the Stockholders in this Agreement shall survive the termination of this Agreement.

10.2 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

10.3 Specific Performance. The parties hereto agree that, in the event any provision of this Agreement is not performed in accordance with the terms hereof, (a) the non-breaching party will sustain irreparable damages for which there is not an adequate remedy at law for money damages and (b) the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

10.4 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

10.5 Assignment. Without the prior written consent of the other party to this Agreement, no party may assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other party hereto shall be null and void.

10.6 Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.7 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

10.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

10.9 Notices.

(a) All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the date sent by e-mail (provided that the sender does not receive an automatic bounce-back of non-delivery), (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if

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mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to the Company:

Zynga Inc.

699 Eighth Street

San Francisco, CA 94103

Attn: Phuong Phillips

Email: pphillips@zynga.com

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attn:      Steven Bernard

    Martin Korman

    Douglas Schnell

    Remi Korenblit

E-mail: sbernard@wsgr.com

mkorman@wsgr.com

dschnell@wsgr.com

rkorenblit@wsgr.com

If to the Stockholders, at the address or email address set forth on the signature page of this Agreement, with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attn:      Steven Bernard

    Martin Korman

    Douglas Schnell

    Remi Korenblit

E-mail: sbernard@wsgr.com

mkorman@wsgr.com

dschnell@wsgr.com

rkorenblit@wsgr.com

If to Parent:

Take-Two Interactive Software, Inc.

110 West 44th Street

New York, NY 10036

Attn: Daniel Emerson

Email: Dan.Emerson@take2games.com

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

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Attn:    Adam Turteltaub

  Sean Ewen

E-mail: aturteltaub@willkie.com

   sewen@willkie.com

(b) Any Person may change the address to which correspondence to it is to be addressed by notification as provided for herein.

10.10 Governing Law. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the laws of the State of Delaware.

10.11 Exclusive Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party(ies) hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware.    Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or outside the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 10.9 together with written notice of such service to such party, shall be deemed effective service of process upon such party.

10.12 WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

10.13 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.14 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.15 No Recourse. No Stockholder nor any of its Affiliates shall be liable in its capacity as a stockholder of Parent (or an Affiliate thereof) for claims, losses, damages, expenses and other liabilities or obligations resulting from or related to breaches of the Merger Agreement. In no event shall any Stockholder have any liability under this Agreement with respect to the representations, warranties, liabilities, covenants or obligations under this Agreement (or under any other agreement substantially in the form of this Agreement) of any other Stockholder or any other stockholder of Parent.

[Rest of page intentionally blank.]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

ZYNGA INC.

By:	/s/ Frank Gibeau
Name: Frank Gibeau
Title: Chief Executive Officer

[Signature Page to Voting Agreement]

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TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:	/s/ Strauss Zelnick

Name:	Strauss Zelnick
Title:	Chairman and Chief Executive Officer

[Signature Page to Parent Voting Agreement]

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ZELNICKMEDIA CORPORATION

By:	/s/ Strauss Zelnick
Name: Strauss Zelnick
Title:Managing Partner

Address:
110 E. 59th St - 24th Fl
New York, NY 10022

[Signature Page to Parent Voting Agreement]

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ZELNICK/BELZBERG LIVING TRUST

By:	/s/ Strauss Zelnick
Name: Strauss Zelnick
Title: Trustee

Address:
110 E. 59th St - 24th Fl
New York, NY 10022

[Signature Page to Parent Voting Agreement]

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WENDY JAY BELZBERG 2012 FAMILY TRUST

By:	/s/ Strauss Zelnick
Name: Strauss Zelnick
Title: Trustee

Address:
110 E. 59th St - 24th Fl
New York, NY 10022

[Signature Page to Parent Voting Agreement]

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/s/ Strauss Zelnick
Strauss Zelnick

Address:
110 E. 59th St - 24th Fl
New York, NY 10022

[Signature Page to Parent Voting Agreement]

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/s/ Lainie Goldstein
Lainie Goldstein

Address:
c/o Take-Two Interactive Software, Inc.
110 West 44th Street
New York, New York 10036

[Signature Page to Parent Voting Agreement]

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/s/ Daniel P. Emerson
Daniel P. Emerson

Address:
c/o Take-Two Interactive Software, Inc.
110 West 44th Street
New York, New York 10036

[Signature Page to Parent Voting Agreement]

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/s/ J Moses
J Moses

Address:
c/o Take-Two Interactive Software, Inc.
110 West 44th Street
New York, New York 10036

[Signature Page to Parent Voting Agreement]

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/s/ Michael Sheresky
Michael Sheresky

Address:
c/o Take-Two Interactive Software, Inc.
110 West 44th Street
New York, New York 10036

[Signature Page to Parent Voting Agreement]

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/s/ Michael Dornemann
Michael Dornemann

Address:
c/o Take-Two Interactive Software, Inc.
110 West 44th Street
New York, New York 10036

[Signature Page to Parent Voting Agreement]

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/s/ Susan Tolson
Susan Tolson

Address:
c/o Take-Two Interactive Software, Inc.
110 West 44th Street
New York, New York 10036

[Signature Page to Parent Voting Agreement]

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/s/ LaVerne Srinivasan
LaVerne Srinivasan

Address:
c/o Take-Two Interactive Software, Inc.
110 West 44th Street
New York, New York 10036

[Signature Page to Parent Voting Agreement]

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/s/ Paul Viera
Paul Viera

Address:
c/o Take-Two Interactive Software, Inc.
110 West 44th Street
New York, New York 10036

[Signature Page to Parent Voting Agreement]

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EARNEST PARTNERS

By:	/s/ Paul Viera
Name: Paul Viera
Title: Chief Executive Officer

Address:
180 Peachtree Street
Suite 2300
Atlanta, GA 30309

[Signature Page to Parent Voting Agreement]

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PEV REVOCABLE LIVING TRUST

By:	/s/ Paul Viera
Name: Paul Viera
Title: Chief Executive Officer

Address:
180 Peachtree Street
Suite 2300
Atlanta, GA 30309

[Signature Page to Parent Voting Agreement]

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/s/ Roland Hernandez
Roland Hernandez

Address:
c/o Take-Two Interactive Software, Inc.
110 West 44th Street
New York, New York 10036

[Signature Page to Parent Voting Agreement]

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SCHEDULE A

Name of Stockholder	Number and Class of Shares Owned

ZelnickMedia Corporation (beneficially owned by Strauss Zelnick)	447,553 restricted stock units

Zelnick/Belzberg Living Trust (beneficially owned by Strauss Zelnick)	69,949 shares of Company Common Stock

Wendy Jay Belzberg 2012 Family Trust (beneficially owned by Strauss Zelnick)	71,551 shares of Company Common Stock

Lainie Goldstein	118,479 shares of Company Common Stock and 95,395 restricted stock units

Daniel Emerson	0.0002 shares of Company Common Stock and 33,387 restricted stock units

J Moses	20,719 shares of Company Common Stock

Michael Sheresky	61,392 shares of Company Common Stock

Michael Dornemann	14,778 shares of Company Common Stock

Susan Tolson	25,342 shares of Company Common Stock

LaVerne Srinivasan	8,283 shares of Company Common Stock

Paul Viera	7,962 shares of Company Common Stock

Earnest Partners (beneficially owned by Paul Viera)	74 shares of Company Common Stock

PEV Revocable Living Trust (beneficially owned by Paul Viera)	75,000 shares of Company Common Stock

Roland Hernandez	3,947 shares of Company Common Stock

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ANNEX F-2

FORM OF

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of January 9, 2022, is entered into by and between Take-Two Interactive Software, Inc., a Delaware corporation (“Parent”), the stockholders listed on Schedule A hereto (the “Stockholders”) and Zynga Inc., a Delaware corporation (the “Company”).

WHEREAS, the Stockholders own beneficially or of record the shares of Class A common stock of the Company, par value $0.00000625 per share (“Company Common Stock”), set forth on Schedule A hereto (such shares of Company Common Stock, being collectively referred to herein as the “Shares”);

WHEREAS, the Company, Parent, Zebra MS I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent, and Zebra MS II, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”); and

WHEREAS, as a condition to Parent entering into the Merger Agreement, and incurring the obligations set forth therein, Parent has requested the Stockholders enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.    Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement; provided, that for purposes of this Agreement, none of the Company or any of its Subsidiaries shall be deemed to be an Affiliate of any of the Stockholders, and none of the Stockholders shall be deemed to be an Affiliate of the Company or any of its Subsidiaries. References to “beneficial” ownership shall be interpreted in accordance with Rule 13d-3 of the Exchange Act.

SECTION 2.    Representations and Warranties of Stockholders. Each of the Stockholders hereby represents and warrants, severally and not jointly and with respect to itself only, as follows:

2.1    Title to the Shares. As of the date hereof, such Stockholder is the beneficial owner of, and has good and marketable title to, the number of shares of Company Common Stock set forth opposite the name of such Stockholder on Schedule A hereto, which as of the date hereof constitutes all of the shares of Company Common Stock owned beneficially or of record by such Stockholder, other than by virtue of such Stockholder’s ownership of any securities convertible into or exercisable or exchangeable for any shares of Company Common Stock (such convertible, exercisable or exchangeable securities, “Company Securities”). Except as would not prevent or materially impair such Stockholder’s performance of its obligations under this Agreement, such Stockholder owns all of such shares of Company Common Stock free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, restrictions, charges, proxies and other encumbrances of any nature (other than Permitted Liens, restrictions on transfer pursuant to applicable securities Laws or pursuant to applicable Laws pertaining to community property), and has not appointed or granted any proxy, which appointment or grant is still effective, with respect to any of such shares of Company Common Stock owned by such Stockholder.

2.2    Organization. With respect to any Stockholder that is an entity, such Stockholder is duly organized, validly existing, and in good standing or similar concept, as applicable, under the laws of the jurisdiction of its organization.

2.3    Authority Relative to this Agreement. Such Stockholder has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated

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hereby. With respect to any Stockholder that is an entity, the execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary organizational action on the part of such Stockholder. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by the Company and the Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, (a) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) subject to general principles of equity (whether considered in a proceeding in equity or at law).

2.4    No Conflict. Except for any filings as may be required by applicable federal securities laws, the execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person by such Stockholder; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the organizational documents of such Stockholder (if applicable) or any other agreement to which such Stockholder is a party, or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation (collectively “Laws”) applicable to such Stockholder or to such Stockholder’s property or assets, except, in each case of clauses (a)-(c), as would not prevent or materially impair such Stockholder’s performance of its obligations under this Agreement.

SECTION 3.    Covenants of the Stockholders. Each of the Stockholders hereby covenants and agrees, severally and not jointly and with respect to itself only, as follows:

3.1    Restriction on Transfer. Prior to the termination of this Agreement, such Stockholder shall not sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant any proxy to, deposit any Shares into a voting trust or enter into a voting trust agreement with respect to any Shares (each, a “Transfer”) (except in connection with the Combination or the performance of its obligations under this Agreement), other than Transfers (a) with Parent’s prior written consent; (b) by operation of Law or by will, intestacy or other similar applicable Law upon such Stockholder’s death; (c) to any Person if and to the extent required by any non-consensual Order, or by divorce decree; (d) pursuant to a Rule 10b5-1 trading plan in effect as of the date of this Agreement; (e) pursuant to the exercise of any Company Options in order to pay the exercise price of such Company Options or satisfy taxes applicable thereto; (f) upon the vesting of any Company RSU Award or Company PSU Award, in each case to the Company in order to satisfy Taxes applicable to such vesting, (g) in connection with bona fide estate planning purposes to or for the benefit of his or her Affiliates or immediate family members (i.e., spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild); (h) to charitable organizations, including donor advised funds; (i) by donor advised funds of such Stockholder or private charitable foundations, including following Transfers permitted by clause (h); (j) if such Stockholder is an entity, to one or more partners, members or equityholders of such Stockholder; or (k) to any Affiliate of such Stockholder; provided, however, that in the case of a Transfer described in the foregoing clauses (g) through (k) [(other than Transfers described in the foregoing clauses (h) and (i) in amounts that do not exceed, in the aggregate, fifteen percent (15%) of the number of Shares owned beneficially by the Stockholders in the aggregate as of the date of this Agreement)]1, as a precondition to such Transfer, the transferee must agree (for the benefit of Parent) in a written document, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement applicable to such Stockholder.

3.2    Additional Shares. Prior to the termination of this Agreement, any new shares of Company Common Stock acquired beneficially or of record by such Stockholder after the date of this Agreement, including by reason of any conversion, exchange or exercise of any Company Security, shall become “Shares” within the meaning of this Agreement; provided, that nothing in this Agreement shall obligate or require any Stockholder to exercise a Company Option.

[1]	NTD: To be included in the MP Voting Agreement only.

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3.3    Restrictions on Hedging. Without limiting Section 3.1, prior to the termination of this Agreement, without Parent’s prior written consent, such Stockholder shall not directly or indirectly enter into any forward sale, hedging or similar transaction involving any shares of Company Common Stock or Company Securities, including any transaction by which any of such Stockholder’s economic risks and/or rewards or ownership of, or voting rights with respect to, any such Company Common Stock or Company Securities are transferred or affected.

3.4    Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger or the Subsequent Merger.

SECTION 4.    Voting Agreement.

4.1    Voting Agreement. Prior to the termination of this Agreement, each Stockholder hereby agrees that, at any meeting of the stockholders of the Company, however called, in any action by written consent of the stockholders of the Company, or in any other circumstances upon which the Stockholders vote, such Stockholder shall vote (or cause to be voted) the Shares owned beneficially or of record by such Stockholder as follows:

(a)    in favor of adoption of the Merger Agreement;

(b)    against any action or agreement that has or would be reasonably likely to result in any conditions to Parent’s obligations under Section 8.2(a) or Section 8.2(b) of the Merger Agreement not being fulfilled;

(c)    against any Company Alternative Acquisition Proposal;

(d)    against any amendments to the Company Organizational Documents if such amendment would reasonably be expected to prevent or materially delay the consummation of the Combination; and

(e)    against any other action or agreement that is intended, or would reasonably be expected, to materially impede, interfere with or delay the Combination or the transactions contemplated by the Merger Agreement.

4.2    Other Proposals. For the avoidance of doubt, nothing in this Agreement shall require Stockholder to vote in any manner with respect to any amendment to the Merger Agreement or the taking of any action that would reasonably be expected to result in the amendment, modification or waiver of a provision of the Merger Agreement, in any such case, in a manner that (a) decreases the Exchange Ratio, decreases the amount of Merger Consideration or changes the form of the Merger Consideration; (b) imposes any material restrictions or any additional material conditions on the consummation of the Combination or the payment of the Merger Consideration to stockholders; or (c) extends the Termination Date. Except as expressly set forth in this Section 4, no Stockholder shall be restricted from voting in any manner with respect to any other matters presented or submitted to the stockholders of the Company.

4.3    No Limitation. Each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as an owner of Company Common Stock. Nothing in this Agreement shall be deemed to govern, restrict or relate to any actions, omissions to act, or votes taken or not taken by any officer or director of the Company, or any designee, representative, officer or employee of the Stockholders or any of their Affiliates serving as an officer or director of the Company or any of its Subsidiaries (in each case, in his or her capacity as such), and no such action taken by such person in his capacity as an officer or director of the Company shall violate any of the Stockholders’ agreements or obligations under this Agreement.

4.4    No Agreement Until Executed; No Ownership Rights. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties unless and until (a) the Board of Directors

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of the Company has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company Organizational Documents, this Agreement and the transactions contemplated by the Merger Agreement and this Agreement; (b) the Merger Agreement is executed by all parties thereto; and (c) this Agreement is executed by all parties hereto. Nothing contained in this Agreement shall be deemed to vest in Parent, the Company or any of their respective Affiliates any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholders, as applicable, and neither Parent nor any of its Affiliates shall have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any stockholder in the voting of any of the Shares, except as otherwise specifically provided in this Agreement.

SECTION 5.    Representations and Warranties and Covenants of Parent and the Company. Each of Parent and the Company hereby represents and warrants to, and covenants with, the Stockholders, only as to itself and not as to the other, as follows:

5.1    Organization. Each of Parent and the Company is duly organized, validly existing, and in good standing under the laws of the State of Delaware.

5.2    Authority Relative to this Agreement. Each of Parent and the Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and the Company and the consummation by each of Parent and the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of each of Parent and the Company. This Agreement has been duly and validly executed and delivered by each of Parent and the Company and, assuming the due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of each of Parent and the Company, enforceable against each of Parent and the Company in accordance with its terms, (a) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) subject to general principles of equity.

5.3    No Conflict. The execution and delivery of this Agreement by each of Parent and the Company does not, and the performance of this Agreement by each of Parent and the Company will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person by Parent or the Company, except for filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation or by-laws of the Parent or the Company or any other agreement to which Parent or the Company is a party; or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or the Company or to Parent’s or the Company’s property or assets, except, in each case of clauses (a)-(c), as would not prevent or materially delay or impair Parent’s, or the Company’s, as applicable, performance of its obligations under this Agreement.

SECTION 6.    Further Assurances. Each Stockholder shall, without further consideration, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as reasonably necessary under applicable Law to perform its obligations as expressly set forth under this Agreement.

SECTION 7.    Stop Transfer Order. In furtherance of this Agreement, concurrently herewith the Stockholders shall and hereby do authorize the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all Shares (and that this Agreement places limits on the voting and transfer of the Shares). The Company shall not, nor shall it permit the Company’s transfer agent to, register the transfer of any certificate representing any of the Shares held of record unless such transfer is made in accordance with the terms of this Agreement.

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SECTION 8.    Certain Events. In the event of any stock split, stock dividend, merger, amalgamation, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, the number of Shares shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any such additional shares of Company Common Stock issued to or acquired by the Stockholders.

SECTION 9.    Termination. Notwithstanding anything to the contrary contained herein, the term of this Agreement and the obligations of the parties hereto shall commence on the date hereof and shall terminate, without any further obligation or liability of any party under this Agreement, upon the earliest of (a) the mutual agreement of Parent, the Company and the Stockholders, (b) the Effective Time, (c) the termination of the Merger Agreement in accordance with its terms and (d) the effectiveness of any amendment, modification or supplement to the Merger Agreement that decreases the Merger Consideration (other than any such decrease in accordance with Section 1.7(b) of the Merger Agreement), changes the form of the Merger Consideration or is otherwise materially adverse to the holders of Company Common Stock; provided, however, that this Section 9 and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect.

SECTION 10.    Miscellaneous.

10.1    Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements made by the Stockholders in this Agreement shall survive the termination of this Agreement.

10.2    Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

10.3    Specific Performance. The parties hereto agree that, in the event any provision of this Agreement is not performed in accordance with the terms hereof, (a) the non-breaching party will sustain irreparable damages for which there is not an adequate remedy at law for money damages and (b) the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

10.4    Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

10.5    Assignment. Without the prior written consent of the other party to this Agreement, no party may assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other party hereto shall be null and void.

10.6    Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.7    Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

10.8    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

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10.9    Notices.

(a)     All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the date sent by e-mail (provided that the sender does not receive an automatic bounce-back of non-delivery), (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to the Company:

Zynga Inc.

699 Eighth Street

San Francisco, CA 94103

Attn: Phuong Phillips

Email: pphillips@zynga.com

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attn:    Steven Bernard

Martin Korman

Douglas Schnell

Remi Korenblit

E-mail: sbernard@wsgr.com

mkorman@wsgr.com

dschnell@wsgr.com

rkorenblit@wsgr.com

If to the Stockholders, at the address or email address set forth on the signature page of this Agreement, with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attn:    Steven Bernard

Martin Korman

Douglas Schnell

Remi Korenblit

E-mail: sbernard@wsgr.com

mkorman@wsgr.com

dschnell@wsgr.com

rkorenblit@wsgr.com

If to Parent:

Take-Two Interactive Software, Inc.

110 West 44th Street

New York, NY 10036

Attn:    Daniel Emerson

Email: Dan.Emerson@take2games.com

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with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn:    Adam Turteltaub

Sean Ewen

E-mail: aturteltaub@willkie.com

sewen@willkie.com

(b)    Any Person may change the address to which correspondence to it is to be addressed by notification as provided for herein.

10.10    Governing Law. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the laws of the State of Delaware.

10.11    Exclusive Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party(ies) hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware.    Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or outside the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 10.9 together with written notice of such service to such party, shall be deemed effective service of process upon such party.

10.12    WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

10.13    Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.14    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.15    No Recourse. No Stockholder nor any of its Affiliates shall be liable in its capacity as a stockholder of the Company (or an Affiliate thereof) for claims, losses, damages, expenses and other liabilities or obligations resulting from or related to breaches of the Merger Agreement. In no event shall any Stockholder have any liability under this Agreement with respect to the representations, warranties, liabilities, covenants or obligations under this Agreement (or under any other agreement substantially in the form of this Agreement) of any other Stockholder or any other stockholder of the Company.

[Rest of page intentionally blank.]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

ZYNGA INC.

By:
Name:
Title:

[Signature Page to Voting Agreement]

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[●]

By:

Address:

E-mail:

[Signature Page to Voting Agreement]

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TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:
Name:
Title:

[Signature Page to Voting Agreement]

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SCHEDULE A

Name of Stockholder	Number and Class of Shares Owned	Total Number of Votes
[●]	[●] shares of Company Common Stock	[●]

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ANNEX F-3

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of January 9, 2022, is entered into by and between Take-Two Interactive Software, Inc., a Delaware corporation (“Parent”), the stockholders listed on Schedule A hereto (the “Stockholders”) and Zynga Inc., a Delaware corporation (the “Company”).

WHEREAS, the Stockholders own beneficially or of record the shares of Class A common stock of the Company, par value $0.00000625 per share (“Company Common Stock”), set forth on Schedule A hereto (such shares of Company Common Stock, being collectively referred to herein as the “Shares”);

WHEREAS, the Company, Parent, Zebra MS I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent, and Zebra MS II, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”); and

WHEREAS, as a condition to Parent entering into the Merger Agreement, and incurring the obligations set forth therein, Parent has requested the Stockholders enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.    Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement; provided, that for purposes of this Agreement, none of the Company or any of its Subsidiaries shall be deemed to be an Affiliate of any of the Stockholders, and none of the Stockholders shall be deemed to be an Affiliate of the Company or any of its Subsidiaries. References to “beneficial” ownership shall be interpreted in accordance with Rule 13d-3 of the Exchange Act.

SECTION 2.    Representations and Warranties of Stockholders. Each of the Stockholders hereby represents and warrants, severally and not jointly and with respect to itself only, as follows:

2.1    Title to the Shares. As of the date hereof, such Stockholder is the beneficial owner of, and has good and marketable title to, the number of shares of Company Common Stock set forth opposite the name of such Stockholder on Schedule A hereto, which as of the date hereof constitutes all of the shares of Company Common Stock owned beneficially or of record by such Stockholder, other than by virtue of such Stockholder’s ownership of any securities convertible into or exercisable or exchangeable for any shares of Company Common Stock (such convertible, exercisable or exchangeable securities, “Company Securities”). Except as would not prevent or materially impair such Stockholder’s performance of its obligations under this Agreement, such Stockholder owns all of such shares of Company Common Stock free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, restrictions, charges, proxies and other encumbrances of any nature (other than Permitted Liens, restrictions on transfer pursuant to applicable securities Laws or pursuant to applicable Laws pertaining to community property), and has not appointed or granted any proxy, which appointment or grant is still effective, with respect to any of such shares of Company Common Stock owned by such Stockholder.

2.2    Organization. With respect to any Stockholder that is an entity, such Stockholder is duly organized, validly existing, and in good standing or similar concept, as applicable, under the laws of the jurisdiction of its organization.

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2.3    Authority Relative to this Agreement. Such Stockholder has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. With respect to any Stockholder that is an entity, the execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary organizational action on the part of such Stockholder. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by the Company and the Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, (a) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) subject to general principles of equity (whether considered in a proceeding in equity or at law).

2.4    No Conflict. Except for any filings as may be required by applicable federal securities laws, the execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person by such Stockholder; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the organizational documents of such Stockholder (if applicable) or any other agreement to which such Stockholder is a party, or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation (collectively “Laws”) applicable to such Stockholder or to such Stockholder’s property or assets, except, in each case of clauses (a)-(c), as would not prevent or materially impair such Stockholder’s performance of its obligations under this Agreement.

SECTION 3.    Covenants of the Stockholders. Each of the Stockholders hereby covenants and agrees, severally and not jointly and with respect to itself only, as follows:

3.1    Restriction on Transfer. Prior to the termination of this Agreement, such Stockholder shall not sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant any proxy to, deposit any Shares into a voting trust or enter into a voting trust agreement with respect to any Shares (each, a “Transfer”) (except in connection with the Combination or the performance of its obligations under this Agreement), other than Transfers (a) with Parent’s prior written consent; (b) by operation of Law or by will, intestacy or other similar applicable Law upon such Stockholder’s death; (c) to any Person if and to the extent required by any non-consensual Order, or by divorce decree; (d) pursuant to a Rule 10b5-1 trading plan in effect as of the date of this Agreement; (e) pursuant to the exercise of any Company Options in order to pay the exercise price of such Company Options or satisfy taxes applicable thereto; (f) upon the vesting of any Company RSU Award or Company PSU Award, in each case to the Company in order to satisfy Taxes applicable to such vesting, (g) in connection with bona fide estate planning purposes to or for the benefit of his or her Affiliates or immediate family members (i.e., spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild); (h) to charitable organizations, including donor advised funds; (i) by donor advised funds of such Stockholder or private charitable foundations, including following Transfers permitted by clause (h); (j) if such Stockholder is an entity, to one or more partners, members or equityholders of such Stockholder; or (k) to any Affiliate of such Stockholder; provided, however, that in the case of a Transfer described in the foregoing clauses (g) through (k) (other than Transfers described in the foregoing clauses (h) and (i) in amounts that do not exceed, in the aggregate, fifteen percent (15%) of the number of Shares owned beneficially by the Stockholders in the aggregate as of the date of this Agreement), as a precondition to such Transfer, the transferee must agree (for the benefit of Parent) in a written document, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement applicable to such Stockholder.

3.2    Additional Shares. Prior to the termination of this Agreement, any new shares of Company Common Stock acquired beneficially or of record by such Stockholder after the date of this Agreement, including by reason of any conversion, exchange or exercise of any Company Security, shall become “Shares” within the meaning of this Agreement; provided, that nothing in this Agreement shall obligate or require any Stockholder to exercise a Company Option.

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3.3    Restrictions on Hedging. Without limiting Section 3.1, prior to the termination of this Agreement, without Parent’s prior written consent, such Stockholder shall not directly or indirectly enter into any forward sale, hedging or similar transaction involving any shares of Company Common Stock or Company Securities, including any transaction by which any of such Stockholder’s economic risks and/or rewards or ownership of, or voting rights with respect to, any such Company Common Stock or Company Securities are transferred or affected.

3.4    Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger or the Subsequent Merger.

SECTION 4.    Voting Agreement.

4.1    Voting Agreement. Prior to the termination of this Agreement, each Stockholder hereby agrees that, at any meeting of the stockholders of the Company, however called, in any action by written consent of the stockholders of the Company, or in any other circumstances upon which the Stockholders vote, such Stockholder shall vote (or cause to be voted) the Shares owned beneficially or of record by such Stockholder as follows:

(a)        in favor of adoption of the Merger Agreement;

(b)        against any action or agreement that has or would be reasonably likely to result in any conditions to Parent’s obligations under Section 8.2(a) or Section 8.2(b) of the Merger Agreement not being fulfilled;

(c)        against any Company Alternative Acquisition Proposal;

(d)        against any amendments to the Company Organizational Documents if such amendment would reasonably be expected to prevent or materially delay the consummation of the Combination; and

(e)        against any other action or agreement that is intended, or would reasonably be expected, to materially impede, interfere with or delay the Combination or the transactions contemplated by the Merger Agreement.

4.2    Other Proposals. For the avoidance of doubt, nothing in this Agreement shall require Stockholder to vote in any manner with respect to any amendment to the Merger Agreement or the taking of any action that would reasonably be expected to result in the amendment, modification or waiver of a provision of the Merger Agreement, in any such case, in a manner that (a) decreases the Exchange Ratio, decreases the amount of Merger Consideration or changes the form of the Merger Consideration; (b) imposes any material restrictions or any additional material conditions on the consummation of the Combination or the payment of the Merger Consideration to stockholders; or (c) extends the Termination Date. Except as expressly set forth in this Section 4, no Stockholder shall be restricted from voting in any manner with respect to any other matters presented or submitted to the stockholders of the Company.

4.3    No Limitation. Each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as an owner of Company Common Stock. Nothing in this Agreement shall be deemed to govern, restrict or relate to any actions, omissions to act, or votes taken or not taken by any officer or director of the Company, or any designee, representative, officer or employee of the Stockholders or any of their Affiliates serving as an officer or director of the Company or any of its Subsidiaries (in each case, in his or her capacity as such), and no such action taken by such person in his capacity as an officer or director of the Company shall violate any of the Stockholders’ agreements or obligations under this Agreement.

4.4    No Agreement Until Executed; No Ownership Rights. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a

F-3-3

contract, agreement, arrangement or understanding between the parties unless and until (a) the Board of Directors of the Company has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company Organizational Documents, this Agreement and the transactions contemplated by the Merger Agreement and this Agreement; (b) the Merger Agreement is executed by all parties thereto; and (c) this Agreement is executed by all parties hereto. Nothing contained in this Agreement shall be deemed to vest in Parent, the Company or any of their respective Affiliates any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholders, as applicable, and neither Parent nor any of its Affiliates shall have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any stockholder in the voting of any of the Shares, except as otherwise specifically provided in this Agreement.

SECTION 5.    Representations and Warranties and Covenants of Parent and the Company. Each of Parent and the Company hereby represents and warrants to, and covenants with, the Stockholders, only as to itself and not as to the other, as follows:

5.1    Organization. Each of Parent and the Company is duly organized, validly existing, and in good standing under the laws of the State of Delaware.

5.2    Authority Relative to this Agreement. Each of Parent and the Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and the Company and the consummation by each of Parent and the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of each of Parent and the Company. This Agreement has been duly and validly executed and delivered by each of Parent and the Company and, assuming the due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of each of Parent and the Company, enforceable against each of Parent and the Company in accordance with its terms, (a) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) subject to general principles of equity.

5.3    No Conflict. The execution and delivery of this Agreement by each of Parent and the Company does not, and the performance of this Agreement by each of Parent and the Company will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person by Parent or the Company, except for filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation or by-laws of the Parent or the Company or any other agreement to which Parent or the Company is a party; or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or the Company or to Parent’s or the Company’s property or assets, except, in each case of clauses (a)-(c), as would not prevent or materially delay or impair Parent’s, or the Company’s, as applicable, performance of its obligations under this Agreement.

SECTION 6.    Further Assurances. Each Stockholder shall, without further consideration, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as reasonably necessary under applicable Law to perform its obligations as expressly set forth under this Agreement.

SECTION 7.    Stop Transfer Order. In furtherance of this Agreement, concurrently herewith the Stockholders shall and hereby do authorize the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all Shares (and that this Agreement places limits on the voting and transfer of the Shares). The Company shall not, nor shall it permit the Company’s transfer agent to, register the transfer of any certificate representing any of the Shares held of record unless such transfer is made in accordance with the terms of this Agreement.

F-3-4

SECTION 8.    Certain Events. In the event of any stock split, stock dividend, merger, amalgamation, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, the number of Shares shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any such additional shares of Company Common Stock issued to or acquired by the Stockholders.

SECTION 9.    Termination. Notwithstanding anything to the contrary contained herein, the term of this Agreement and the obligations of the parties hereto shall commence on the date hereof and shall terminate, without any further obligation or liability of any party under this Agreement, upon the earliest of (a) the mutual agreement of Parent, the Company and the Stockholders, (b) the Effective Time, (c) the termination of the Merger Agreement in accordance with its terms and (d) the effectiveness of any amendment, modification or supplement to the Merger Agreement that decreases the Merger Consideration (other than any such decrease in accordance with Section 1.7(b) of the Merger Agreement), changes the form of the Merger Consideration or is otherwise materially adverse to the holders of Company Common Stock; provided, however, that this Section 9 and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect.

SECTION 10.    Miscellaneous.

10.1    Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements made by the Stockholders in this Agreement shall survive the termination of this Agreement.

10.2    Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

10.3    Specific Performance. The parties hereto agree that, in the event any provision of this Agreement is not performed in accordance with the terms hereof, (a) the non-breaching party will sustain irreparable damages for which there is not an adequate remedy at law for money damages and (b) the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

10.4    Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

10.5    Assignment. Without the prior written consent of the other party to this Agreement, no party may assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other party hereto shall be null and void.

10.6    Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.7    Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

10.8    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

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10.9    Notices.

(a)    All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the date sent by e-mail (provided that the sender does not receive an automatic bounce-back of non-delivery), (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to the Company:

Zynga Inc.

699 Eighth Street

San Francisco, CA 94103

Attn: Phuong Phillips

Email: pphillips@zynga.com

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attn:    Steven Bernard

Martin Korman

Douglas Schnell

Remi Korenblit

E-mail: sbernard@wsgr.com

mkorman@wsgr.com

dschnell@wsgr.com

rkorenblit@wsgr.com

If to the Stockholders, at the address or email address set forth on the signature page of this Agreement, with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attn:    Steven Bernard

Martin Korman

Douglas Schnell

Remi Korenblit

E-mail: sbernard@wsgr.com

mkorman@wsgr.com

dschnell@wsgr.com

rkorenblit@wsgr.com

If to Parent:

Take-Two Interactive Software, Inc.

110 West 44th Street

New York, NY 10036

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Attn:    Daniel Emerson

Email: Dan.Emerson@take2games.com

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn:    Adam Turteltaub

Sean Ewen

E-mail: aturteltaub@willkie.com

sewen@willkie.com

(b)        Any Person may change the address to which correspondence to it is to be addressed by notification as provided for herein.

10.10 Governing Law. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the laws of the State of Delaware.

10.11 Exclusive Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party(ies) hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or outside the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 10.9 together with written notice of such service to such party, shall be deemed effective service of process upon such party.

10.12 WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

10.13 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.14 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.15 No Recourse. No Stockholder nor any of its Affiliates shall be liable in its capacity as a stockholder of the Company (or an Affiliate thereof) for claims, losses, damages, expenses and other liabilities or obligations

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resulting from or related to breaches of the Merger Agreement. In no event shall any Stockholder have any liability under this Agreement with respect to the representations, warranties, liabilities, covenants or obligations under this Agreement (or under any other agreement substantially in the form of this Agreement) of any other Stockholder or any other stockholder of the Company.

[Rest of page intentionally blank.]

F-3-8

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

ZYNGA INC.

By:	/s/ Frank Gibeau
Name: Frank Gibeau
Title: Chief Executive Officer

[Signature Page to Voting Agreement]

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MARK PINCUS

/s/ Mark Pincus
Address:	3450 sac
sf ca

E-mail:	[redacted]

OGDEN ENTERPRISES LLC

By:	/s/ Mark Pincus
Name: Mark Pincus
Title: M
Address:	3450 sac
sf ca

E-mail:	[redacted]

THE 4D REVOCABLE TRUST

By:	/s/ Mark Pincus
Name: Mark Pincus
Title: M
Address:	3450 sac
sf ca

E-mail:	[redacted]

[Signature Page to Voting Agreement]

F-3-10

PINCUS FAMILY FOUNDATION

By:	/s/ Mark Pincus
Name: Mark Pincus
Title: M
Address:	3450 sacramento
san francisco

E-mail:	[redacted]

[Signature Page to Voting Agreement]

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TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:	/s/ Strauss Zelnick
Name: Strauss Zelnick
Title: Chairman and Chief Executive Officer

[Signature Page to Company Voting Agreement]

F-3-12

SCHEDULE A

Name of Stockholder	Number and Class of Shares Owned	Total Number of Votes
Mark Pincus	239,461 Shares of Class A Common Stock	239,461

Ogden Enterprises LLC	24,625,912 Shares of Class A Common Stock	24,625,912

The 4D Revocable Trust	30,145,532 Shares of Class A Common Stock	30,145,532

Pincus Family Foundation	2,000,000 Shares of Class A Common Stock	2,000,000

	TOTAL	57,027,547

F-3-13

ANNEX G

§ 262. Appraisal rights [For application of this section, see § 17; 82 Del. Laws, c. 45, § 23; and 82 Del. Laws, c. 256, § 24].

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §  228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§  251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §  255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §  114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides, among other things, that a corporation may indemnify any director or officer of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the corporation’s request as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify also applies to any threatened, pending or completed action or suit brought by or in the right of the corporation, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification will be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. To the extent that a present or former director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision will not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision will eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

The Company’s Restated Certificate of Incorporation provides that it shall indemnify and hold harmless its officers and directors to the fullest extent authorized by the DGCL, as the DGCL exists or is amended to permit the Company to provide broader indemnification rights than the DGCL provided prior to such amendment, against all expense, liability and loss (including attorneys’ fees), reasonably incurred or suffered by such person in connection therewith; provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board.

In addition, the Company’s Amended and Restated By-laws require the Company to indemnify its officers and directors to the extent permitted by the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description
2.1†	Agreement and Plan of Merger, dated January 9, 2022, among Take-Two Interactive Software, Inc., Zebra MS I, Inc., Zebra MS II, Inc. and Zynga Inc. (included as Annex A to the joint proxy statement/ prospectus, which forms a part of this registration statement)

2.2	First Amendment to the Agreement and Plan of Merger, dated March 10, 2022, among Take-Two Interactive Software, Inc., Zebra MS I, Inc., Zebra MS II, Inc. and Zynga Inc.

2.3	Take-Two voting agreement (included as Annex F-1 to the joint proxy statement/ prospectus, which forms a part of this registration statement)

2.4	Form of Zynga voting agreement signed by Zynga’s executive officers and directors (other than Mark Pincus) (included as Annex F-2 to the joint proxy statement/ prospectus, which forms a part of this registration statement)

2.5	Zynga voting agreement signed by Mark Pincus and certain of his respective affiliates (included as Annex F-3 to the joint proxy statement/ prospectus, which forms a part of this registration statement)

3.1	Restated Certificate of Incorporation of Take-Two Interactive Software, Inc. (incorporated by reference to Exhibit 3.1 to Take-Two Interactive Software, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003)

3.1.1	Certificate of Amendment of Restated Certificate of Incorporation, dated April 30, 1998 (incorporated by reference to Exhibit 3.1.2 to Take-Two Interactive Software, Inc.’s Form 10-K filed on February 12, 2004).

3.1.2	Certificate of Amendment of Restated Certificate of Incorporation, dated November 17, 2003 (incorporated by reference to Exhibit 3.1.3 to Take-Two Interactive Software, Inc.’s Form 10-K filed on February 12, 2004).

3.1.3	Certificate of Amendment of Restated Certificate of Incorporation, dated April 23, 2009 (incorporated by reference to Exhibit 3.1 to Take-Two Interactive Software, Inc.’s Form 8-K filed on April 23, 2009).

3.1.4	Certificate of Amendment of Restated Certificate of Incorporation, dated September 21, 2012 (incorporated by reference to Exhibit 3.1 to Take-Two Interactive Software, Inc.’s Form 8-K filed on September 24, 2012).

3.2	Third Amended and Restated Bylaws of Take-Two Interactive Software, Inc. (incorporated by reference to Exhibit 3.1 to Take-Two Interactive Software Inc.’s Form 8-K filed on January 10, 2022)

5.1	Opinion of Willkie Farr & Gallagher LLP as to the validity of the shares of Take-Two Interactive Software, Inc. common stock to be issued in the combination.

8.1*	Opinion Willkie Farr & Gallagher LLP regarding certain tax matters

21.1	List of Subsidiaries of Take-Two Interactive Software, Inc. (incorporated by reference to Exhibit 21.1 to Take-Two Interactive Software, Inc.’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021).

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm of Take-Two Interactive Software, Inc.

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of Zynga Inc.

Exhibit Number	Description

23.3	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1)

23.4*	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 8.1)

24.1	Power of Attorney (included on the signature page of this registration statement)

99.1	Amended and Restated Commitment Letter, dated as of January 28, 2022 by and among JPMorgan Chase Bank, N.A., and Take-Two Interactive Software, Inc.

99.2	Consent of Goldman Sachs & Co. LLC

99.3	Consent of LionTree Advisors LLC

99.4	Consent of J.P. Morgan Securities LLC

99.5	Form of Proxy Card for Special Meeting of Take-Two Interactive Software, Inc.

99.6*	Form of Proxy Card for Special Meeting of Zynga Inc.

107	Filing Fee Table

*	To be filed by amendment
†

Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The undersigned registrant hereby undertakes to provide a copy of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

Item 22. Undertakings

(a)

The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and (iv) any other communication that is an offer in the offering made by the registrant to the purchaser.

(f)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(h)

The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding; or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(j)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(k)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on March 11, 2022.

Take-Two Interactive Software, Inc.

By	/s/ Strauss Zelnick
Name: Strauss Zelnick
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Take-Two Interactive Software, Inc., hereby severally constitute and appoint Strauss Zelnick, Daniel P. Emerson, and Matthew Breitman, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, this registration statement and any and all subsequent pre-effective and post-effective amendments to this registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Take-Two Interactive Software, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the U.S. Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Strauss Zelnick Strauss Zelnick	Chairman and Chief Executive Officer (Principal Executive Officer)	March 11, 2022

/s/ Lainie Goldstein Lainie Goldstein	Chief Financial Officer (Principal Financial and Accounting Officer)	March 11, 2022

/s/ Michael Dornemann Michael Dornemann	Legal Independent Director	March 11, 2022

/s/ Roland Hernandez Roland Hernandez	Director	March 11, 2022

/s/ J Moses J Moses	Director	March 11, 2022

/s/ Michael Sheresky Michael Sheresky	Director	March 11, 2022

/s/ LaVerne Srinivasan LaVerne Srinivasan	Director	March 11, 2022

/s/ Susan Tolson Susan Tolson	Director	March 11, 2022

/s/ Paul Viera Paul Viera	Director	March 11, 2022